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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

AIRGATE PCS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AIRGATE PCS, INC.

233 Peachtree Street, N.E.
Harris Tower, Suite 1700
Atlanta, Georgia 30303
January 14, 2004

Dear AirGate Shareowner:

      We are furnishing the accompanying proxy statement to you in connection with a proposed financial restructuring of our company. If completed, the financial restructuring would:

•	decrease the required payments under our current debt by $255 million after 2004;

•	improve our capital structure and

•	substantially reduce the financial risk in our business plan in 2005 and beyond and enable us to implement the next phases of our smart-growth strategy.

      We plan to complete the restructuring through a recapitalization plan which includes:

•	offers to exchange all of our existing 13.5% senior subordinated discount notes for newly-issued shares of our common stock and newly-issued 9 3/8% senior subordinated secured notes;

•	a consent solicitation to remove substantially all of the restrictive covenants in, and release the collateral securing our obligations under, the indenture governing our old notes;

•	an amendment to our credit facility; and

•	a 1 for 5 reverse stock split of the outstanding shares of our capital stock.

      To complete the recapitalization plan, our shareowners must vote to:

•	approve the issuance of approximately 33 million shares of our common stock in the restructuring and

•	amend and restate our restated certificate of incorporation to implement the 1 for 5 reverse stock split of our outstanding capital stock.

      If the recapitalization plan is not successful, we may accomplish the restructuring by filing a prepackaged plan of reorganization on substantially the same terms as the recapitalization plan, but under the supervision of a bankruptcy court.

      We are also asking you to accept the prepackaged plan of reorganization and approve an amendment and restatement of one of our incentive plans to increase the shares reserved and available for issuance, add additional forms of stock-based compensation to be granted thereunder and make other plan changes and approve certain grants following completion of the recapitalization plan.

      Our board of directors has unanimously approved each of these matters. Your votes on these matters are very important. We urge you to review carefully the proxy statement and the other documents we refer you to in the proxy statement for a detailed description of the proposed restructuring and the effect it will have on our existing shareowners. Please take the time to complete both the enclosed proxy and ballot and sign and return them in the enclosed, postage-paid envelopes as soon as possible. We will not complete the recapitalization plan unless we obtain the approval of our shareowners.

Sincerely,

Robert A. Ferchat

Chairman

Thomas M. Dougherty

President and CEO

SUMMARY
ABOUT THE SOLICITATION OF PROXIES AND ACCEPTANCES
THE RESTRUCTURING
THE RECAPITALIZATION PLAN
CAPITALIZATION
ACCOUNTING TREATMENT OF THE RESTRUCTURING
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DESCRIPTION OF OUR CREDIT FACILITY
THE RESTRUCTURING PROPOSALS
PROPOSAL 1 ISSUANCE OF OUR COMMON STOCK IN THE EXCHANGE OFFER
PROPOSAL 2 AMENDMENT AND RESTATEMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
PROPOSAL 3 APPROVAL OF AMENDMENTS TO AIRGATE’S 2002 LONG-TERM INCENTIVE PLAN AND OPTION GRANTS TO EXECUTIVES
EQUITY COMPENSATION PLAN INFORMATION
RISK FACTORS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
AIRGATE
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
THE PREPACKAGED PLAN
SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
DELIVERY OF THIS PROXY STATEMENT
WHERE YOU CAN FIND MORE INFORMATION
OTHER MATTERS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF AIRGATE PCS, INC. AND ITS SUBSIDIARIES
ANNEX A
ANNEX B
ANNEX C
ANNEX D
ANNEX E

NOTICE OF SPECIAL MEETING OF SHAREOWNERS

To Be Held on February 12, 2004

       You are cordially invited to attend our special meeting of shareowners, which will be held on Thursday, February 12, 2004, at 9:00 a.m. at SunTrust Plaza 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia. The special meeting is being held for the purpose of voting on a proposed capital restructuring.

      At the special meeting, you will be asked to consider and vote on the following proposals in connection with the restructuring, all of which are more fully described in the accompanying proxy statement:

1. The issuance in the restructuring transactions of 56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring (33,041,516 shares of our common stock based on the number of currently outstanding shares, without giving effect to the reverse stock split).

2. The amendment and restatement of our certificate of incorporation to implement the 1 for 5 reverse stock split of our capital stock.

3. The acceptance of the prepackaged plan of reorganization.

      In addition, you will be asked to vote on (i) a proposed amendment and restatement of our 2002 AirGate PCS, Inc. Long-Term Incentive Plan to increase the number of shares reserved and available for issuance to 6,025,000 (pre-split) shares, to add additional forms of stock-based compensation that may be issued under the plan and make certain other changes to the plan and (ii) the issuance of performance- vested restricted stock units and stock options to certain executive officers immediately following completion of the restructuring.

      Only shareowners of record at the close of business on January 12, 2004 are entitled to vote at our special meeting. A list of shareowners entitled to vote will be available for examination for ten days prior to the special meeting, between the hours of 9:00 a.m. and 4:00 p.m., at our offices at 233 Peachtree Street, N.E., Harris Tower, Suite 1700, Atlanta, Georgia 30303.

      This notice of special meeting and proxy statement and accompanying proxy card and ballot are being first sent to shareowners on or about January 15, 2004.

By Order of the Board of Directors,

Barbara L. Blackford
Vice President, General Counsel, and
Corporate Secretary

      Your vote is important. We urge you to sign and return both your proxy and ballot before the special meeting so that your shares will be represented and voted at the special meeting, even if you cannot attend.

PROXY STATEMENT

SUMMARY

General

      This proxy statement is being furnished to our shareowners in connection with a proposed capital restructuring of our company. We expect that the completion of the financial restructuring will improve our capital structure and reduce the financial risks in our business plan by substantially reducing the required payments under our outstanding indebtedness in 2005 and beyond.

      We propose to effect the restructuring through an out-of-court restructuring, or “recapitalization plan,” which consists of:

•	offers (both public and private) to exchange all of our outstanding 13.5% senior subordinated discount notes due 2009, which we refer to as the “old notes,” for

•	56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring (33,041,516 shares of our common stock based on the number of currently outstanding shares, without giving effect to the reverse stock split) and

•	$160 million in aggregate principal amount of newly-issued 9 3/8% senior subordinated secured notes due 2009, which we refer to as the “new notes”;

•	a consent solicitation to remove substantially all of the restrictive covenants in the indenture governing the old notes, release all collateral securing our obligations under the old notes indenture and obtain waivers of any defaults that may occur under the old notes indenture in connection with the restructuring;

•	an amendment to our credit facility; and

•	a 1 for 5 reverse stock split of shares of our outstanding capital stock and a reduction of the shares that may be issued under our amended and restated certificate of incorporation.

      Pursuant to a support agreement, we previously made a private offer to holders of approximately 67% of our outstanding old notes to exchange their old notes for shares of our common stock and new notes on terms and conditions substantially identical to those in the public exchange offer. Consummation of the public and private exchange offers will occur concurrently, following satisfaction of all conditions.

      If the recapitalization plan is not successful, we may accomplish the restructuring through an in-court restructuring, or “prepackaged plan,” to accomplish the restructuring on the same terms as the recapitalization plan, through the solicitation of acceptances under Chapter 11 of the Bankruptcy Code.

      We are furnishing this proxy statement to ask for your approval of the recapitalization plan, your vote for acceptance of the prepackaged plan and your approval of an amendment and restatement of our 2002 AirGate PCS, Inc. Long-Term Incentive Plan to increase in the number of shares reserved and available for issuance, add additional forms of stock-based compensation that may be issued under the plan and make certain other changes to the plan and your approval of the issuance of performance-vested restricted stock units and stock options to certain executive officers immediately following completion of the restructuring.

      For a description of the recapitalization plan, see “The Recapitalization Plan” on page 28, and for a description of the prepackaged plan, see “The Prepackaged Plan,” beginning on page 170. This proxy statement is being furnished to our shareowners in connection with (1) our solicitation of proxies for use at the special meeting of shareowners to be held on February 12, 2004 for the purpose of voting on the proposals set forth in detail below and (2) our solicitation of acceptances of the prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code.

      The restructuring will significantly dilute the percentage of outstanding stock owned by our shareowners. We believe, however, that the completion of the restructuring is critical to our ability to improve our capital structure. If the restructuring is not completed, we may be forced to consider an alternative plan of restructuring or reorganization. Any alternative plan of restructuring or reorganization may result in our shareowners, noteholders and other constituencies receiving less than proposed in the recapitalization plan, or nothing.

      The percentage ownerships set forth in this proxy statement, after giving effect to the restructuring but not the stock split, assume that all of our outstanding old notes are exchanged for common stock and new notes in the exchange offer, and do not give effect to any shares of our common stock that may be issued pursuant to warrants or employee stock options.

THE COMPANY

      AirGate PCS, Inc. and its subsidiaries were created for the purpose of providing wireless Personal Communication Services, or “PCS.” We are a network partner of Sprint PCS with the exclusive right to market and provide Sprint PCS products and services in a defined network territory. “Sprint PCS” is a group of wholly-owned subsidiaries of Sprint Corporation, a diversified telecommunications service provider, that operate and manage Sprint’s PCS products and services.

      AirGate offers PCS products and services in a territory covering portions of South Carolina, North Carolina and Georgia with attractive demographic characteristics. AirGate’s territory has many vacation destinations, covers substantial highway mileage and includes a large student population, with at least 60 colleges and universities. As of September 30, 2003, AirGate had 359,460 subscribers and total network coverage of approximately 6.1 million residents, representing approximately 83% of the residents in its territory. For the year ended September 30, 2003, AirGate generated revenue of approximately $331.3 million and had a net loss of $42.2 million. AirGate has experienced continued net losses from inception and has an accumulated deficit of $1.3 billion and stockholders’ deficit of $377.0 million at September 30, 2003.

      On November 30, 2001, AirGate acquired iPCS, Inc., another Sprint PCS network partner. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy case in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. On October 17, 2003, AirGate transferred its shares of iPCS common stock to a Delaware trust, organized for the benefit of AirGate’s stockholders as of the date of transfer. As a result, we no longer have any interests in iPCS. See “The Recapitalization Plan — iPCS Stock Trust.”

      In connection with their audit of our year-end financial results, KPMG LLP, our independent auditors, included an explanatory paragraph for “going concern” in their audit opinion with respect to our fiscal 2003 financial statements. Such an explanatory paragraph would result in a default under our credit facility. We have obtained an amendment of our credit facility to permit this explanatory paragraph and prevent a default under the credit facility.

      Our principal executive offices are located at Harris Tower, 233 Peachtree Street NE, Suite 1700, Atlanta, Georgia 30303. Our website is located at www.airgatepcsa.com. Information contained on our website does not constitute a part of this proxy statement.

Our Relationship with Sprint

      We are a Sprint network partner with the right to sell Sprint PCS products and services in our territory. Sprint operates a 100% digital PCS wireless network in the United States and holds the licenses to provide PCS nationwide using a single frequency band and a single technology. Sprint, directly and indirectly through network partners such as us, provides wireless services in more than 4,000 cities and communities across the country.

      As a Sprint network partner, AirGate entered management and related agreements whereby it has the right to provide 100% digital PCS products and services under the Sprint brand names in our Southeastern territory. Under our agreements with Sprint, we manage our network using Sprint’s licensed spectrum. We are generally entitled to 92% of revenues collected from subscribers in our territory and 100% of revenues collected from the sale of handsets and accessories and on roaming revenues received when subscribers of Sprint and its other network partners make a wireless call on our PCS network. Under our agreements with Sprint, we have contracted with Sprint to provide billing, customer care and other related services. We also reimburse Sprint for a variety of costs and expenses. Our relationship with Sprint has certain advantages and disadvantages, which are summarized herein under “AirGate — Sprint Relationship and Agreements — Advantages and Disadvantages of Our Relationship with Sprint.” For a more complete description of our agreements with Sprint, see “AirGate — Sprint Relationship and Agreements.”

      Two recent surveys ranked Sprint last among national wireless carriers in terms of customer satisfaction with customer care. We believe actual or perceived poor customer care contributes to higher churn. AirGate is examining a change in its billing and customer care provider from Sprint to another provider. Whether we change providers depends on a number of factors, including our estimate of improvements to our business which may result from a change in providers, the cost of alternative providers compared to Sprint, the costs Sprint may charge to accommodate the transition to a new provider, the costs Sprint may charge for services that remain with Sprint, either through our choice or because Sprint requires us to accept these services, and the resolution of other issues with Sprint. Sprint has proposed changes in our underlying economic relationship on terms similar to those accepted by other Sprint network partners. Under this modified arrangement, Sprint would provide fixed service costs for up to three years at lower rates than those charged prior to 2004, subject to certain exceptions and would agree to fix the reciprocal roaming rate charged among Sprint and its network partners at $0.058 per minute for at least three years. We are evaluating all of these alternatives. In October 2003, the Company was informed that the reciprocal roaming rate would be reduced to $0.041 per minute in 2004. In January 2004, the Company was informed that the service bureau fees for 2004 would be at or below those in Sprint’s proposal to change our economic relationship. See “AirGate — Outsourced Services.”

      If we decide the best alternative for AirGate is to terminate Sprint customer care and billing, we would be required to incur costs to connect to the Sprint system and satisfy appropriate Sprint program requirements with regard to these services. A termination of these services, would not, in and of itself, terminate other services provided by Sprint, nor change the fundamental nature of our Sprint affiliate relationship. We would continue as a Sprint network partner and our subscribers would have access to the national Sprint network and its products and services.

THE FINANCIAL RESTRUCTURING

Reasons for the Financial Restructuring

      We became a Sprint PCS network partner in 1998 and completed an initial public offering in September 1999. At that time, our business plan projected that historic high rates of growth in the wireless industry would continue through 2009 as wireless penetration rates in the United States grew to above 70%, which would in turn support pricing levels for wireless products and services. As a result, we believed that we would have sufficient cash flow to service our high level of debt. Our growth rates through mid-2002 met or exceeded our expectations, despite slower subscriber growth in the industry in 2001 than in prior years. Nevertheless, we have incurred operating losses and experienced continued net losses for every fiscal year since we commenced operations. Since mid-2002, our rate of subscriber growth has slowed significantly, our industry has become more competitive than we expected and our market share has declined. AirGate had a net loss of $42.2 million for fiscal 2003 and had a stockholders’ deficit of $377.0 million at September 30, 2003. In addition, AirGate has an accumulated deficit of $1.3 billion at September 30, 2003.

      Further, our dependence on Sprint has, over time, created additional challenges that have compounded the problems created by these market conditions. Among the most serious problems was Sprint’s introduction of the Clear Pay program targeted at sub-prime credit quality subscribers in early 2001, which resulted in unexpectedly high levels of customer turnover or churn and higher levels of bad debt in 2002 and early 2003. In addition, Sprint has made unilateral decisions over time that have had an adverse impact on our revenue, such as the reduction in the reciprocal roaming rate paid by Sprint and its network partners. Further, we have not realized the benefits of scale that were expected when we agreed to designate Sprint as our principal service provider for various services, including billing, collections and customer care. Finally, we believe Sprint’s failure to provide customer care in a manner consistent with that of our competitors has contributed to higher rates of churn.

      These factors and the lack of additional sources of capital led us to revise our business plan to, among other things, account for slower growth, increased competition, higher Sprint costs and lower reciprocal roaming rates, and to focus on increased EBITDA and cash conservation by reducing spending for capital and operating costs. This revised business plan led us to examine alternatives for a capital restructuring.

      After drawing the remaining available $9.0 million credit under our $153.5 million credit facility in August, 2003, we have no outside funding alternatives and are completely dependent on available cash and operating cash flow to operate our business and fund our capital needs. We have significant cash principal and interest payments under our indebtedness coming due during the period from 2005 through 2009. In November 2003, we entered into an amendment to our credit facility as described herein under “Description of Our Credit Facility — Amendment of Our Credit Facility.” Certain changes are effective and are used in determining compliance with financial covenants for periods ended December 31, 2003 and thereafter and will assist us in complying with key financial covenants for the next twelve months. Under our current business plan, our compliance with the financial covenants under our credit facility is not assured and after March 2005, our ability to generate operating cash flow to cover our debt service and other capital requirements and meet the financial covenants in our credit facility is significantly uncertain. In addition, there is substantial risk under our current business plan that we would not have sufficient liquidity to meet our cash interest obligations under the old notes beginning in 2006.

Two Alternative Plans for Completing the Financial Restructuring

General

      The recapitalization plan consists of several concurrent transactions described below. Consummation of the recapitalization plan, assuming that all outstanding old notes are tendered in the exchange offer, will

•	result in a reduction of more than $255 million in the principal and interest payments represented by the old notes over the next six years and

•	substantially reduce the financial risk in our business plan.

      As a result, we will have approximately $310.3 million of outstanding debt at face value on a pro forma basis as of September 30, 2003, and our existing stockholders will hold approximately 44% of our outstanding common stock.

     Results if We do not Complete the Financial Restructuring

      If we are not able to complete the recapitalization plan for any reason and do not pursue a filing of the prepackaged plan, without changes to our current business plan, our compliance with the financial covenants in our senior credit facility is not assured and we are likely to default on our financial covenants under our credit facility after March 2005. In addition, there is substantial risk that we would not have sufficient liquidity to meet our cash interest obligations under the old notes beginning in 2006.

      Unless the financial restructuring occurs, we will be required to make the following approximate principal and interest payments on our credit facility and old notes:

Fiscal Year	Principal	Interest*

	(In millions)
2004	$17.8	$8.0
2005	23.7	47.3
2006	30.1	45.8
2007	39.9	43.9
2008	40.0	41.7
2009	300.0	40.5

*	The estimated interest payments assume an interest rate on our credit facility of 5.5%. As of September 30, 2003, the weighted average interest rate on our credit facility was 5.05%.

      If the restructuring is not completed, management intends to take actions to enable us to meet our debt service requirements and other capital needs. Such actions may include

•	seeking additional amendments to our credit facility to avoid financial covenant defaults,

•	seeking additional sources of financing, and

•	further reducing general and administrative, sales and marketing and capital spending.

      There can be no assurance that these actions will be sufficient to enable us to generate sufficient cash flow to meet our financial covenants and payment obligations. In such event, we may be forced to seek bankruptcy protection.

      Further, while some of these actions would decrease our expenses in the short-term, in the long-term, they may significantly increase churn and decrease subscriber growth and revenues and our financial condition and results of operations may further decline.

RECAPITALIZATION PLAN

      The recapitalization plan for achieving our financial goals consists of the following transactions (which, together with the transaction contemplated by the prepackaged plan, we refer to as the “restructuring transactions”):

1. Exchange Offer and Consent Solicitation. Concurrently with the solicitation of proxies pursuant to this proxy statement, we are conducting an exchange offer and consent solicitation by means of a separate registration statement filed with the SEC. We are offering to exchange all of our outstanding old notes for an aggregate of

•	56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring (33,041,516 shares of our common stock based on the number of currently outstanding shares, without giving effect to the reverse stock split); and

•	$160,000,000 in aggregate principal amount of our new notes,

in each case assuming the exchange of all outstanding old notes. In exchange for each $1,000 of principal amount due at maturity of our old notes validly tendered in the exchange offer and not withdrawn, we will issue

•	110.1384 shares of our pre-reverse split common stock (having an approximate value of $334.82, based on the last reported bid price of $3.04 on January 13, 2004) and

•	$533.33 in aggregate principal amount of our new notes.

The shares of our common stock and the new notes issued in the public exchange offer to holders who did not execute the support agreement will not be restricted securities. Pursuant to a support agreement, we previously made a private offer to holders of approximately 67% of our

v

outstanding old notes to exchange their old notes for shares of our common stock and new notes on terms and conditions substantially identical to those in this public exchange offer. Consummation of the public and private exchange offers will occur concurrently, following satisfaction of all conditions. The shares of our common stock and the new notes issued in the private exchange offer will be restricted securities under the Securities Act of 1933, as amended, and will contain a legend to this effect. We will file a resale registration statement to permit resale of these securities immediately following consummation of the recapitalization plan. As used in this proxy statement, the term “exchange offer” collectively refers to both the public and private exchange offers.

Concurrently with the exchange offer, we are soliciting the consent of each holder of our old notes to amend the indenture governing the old notes, which we refer to as the “old notes indenture,” to amend the old notes indenture to

•	eliminate substantially all of the restrictive covenants contained in the old notes indenture,

•	release all of the collateral securing our obligations thereunder and

•	waive any defaults and events of default under the old notes indenture that may occur in connection with the recapitalization plan.

2. Amendment to Our Credit Facility. In contemplation of the proposed restructuring, AirGate entered into an amendment to its credit facility on November 30, 2003. Certain changes are effective and are used in determining compliance with financial covenants for periods ended December 31, 2003 and thereafter. Other changes are not effective until the restructuring is complete. For a discussion of the amendments to our credit facility, see “Description of Our Credit Facility.”

3. Reverse Stock Split. We are proposing to amend and restate our restated certificate of incorporation to implement a 1 for 5 reverse stock split of the outstanding shares of our capital stock and reduce the number of shares authorized for issuance under our certificate of incorporation.

Shareowner Approval

      Pursuant to this proxy statement, we are soliciting proxies to be voted at the special meeting. The special meeting will be held to consider and vote on the following proposals:

1. The issuance, in connection with the restructuring transactions, of an aggregate of 56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring (33,041,516 shares of our common stock based on the number of currently outstanding shares, without giving effect to the reverse stock split).

2. The amendment and restatement of our restated certificate of incorporation to implement the reverse stock split and reduce the number of shares authorized for issuance under our certificate of incorporation.

3. The amendment and restatement of our 2002 AirGate PCS, Inc. Long-Term Incentive Plan and the issuance of awards thereunder.

      Consummation of the recapitalization plan requires shareowner approval of proposals 1 and 2 (which we refer together as the “restructuring proposals”). If either of proposals 1 or 2 is not approved by our shareowners at the special meeting, then neither of them will become effective. Shareowner approval of Proposal 3 is not a condition to the consummation of the recapitalization plan.

     The Support Agreement

      We have entered into a support agreement with holders of old notes representing approximately 67% of the aggregate principal amount due at maturity of the outstanding old notes. The support agreement sets forth the terms and conditions of, and commitments of the parties with respect to, the financial restructuring. Pursuant to the support agreement, these holders have agreed, subject to the terms thereof, to tender their old notes in the private exchange offer and consent to certain changes to the old notes indenture. These noteholders will receive restricted shares of our common stock and new notes. Because these holders also have agreed, subject to certain conditions, to accept the prepackaged plan, we believe it is likely that we would have enough acceptances to confirm the prepackaged plan, if necessary. We have entered into an amendment to the support agreement on January 14, 2004 with holders of old notes representing approximately 65% of the outstanding old notes, to extend the expiration date for consummating the exchange offer or filing the prepackaged plan from December 31, 2003 to February 15, 2004 (and extend the agreement’s overall expiration date from February 15, 2004 to April 1, 2004) and to provide that interest on the new notes will accrue from January 1, 2004. See “The Prepackaged Plan of Reorganization — Vote Required for Class Acceptance of the Prepackaged Plan of Reorganization” and “— Confirmation of the Prepackaged Plan of Reorganization Without Acceptance by All Classes of Impaired Claims and Interests.” A copy of the support agreement, together with the amendment, is attached to this proxy statement as Annex A. For a description of the support agreement and the amendment, see “The Restructuring — Description of Amended Support Agreement.”

Board Composition After Consummation of the Recapitalization Plan

      Within 90 days of completion of the restructuring transactions, our board of directors will have seven members (nine members if certain former holders of iPCS, Inc. stock exercise their nomination right under the Agreement and Plan of Merger dated August 28, 2001 by and between us and iPCS pursuant to which we acquired iPCS) three (or four if such iPCS stockholders exercise their nomination right) of whom must be approved by the holders of the old notes that are signatories to the amended support agreement from a proposed list of candidates jointly developed by us and such holders of the old notes. Thereafter, these holders of the old notes have no further or ongoing designation or approval rights with respect to the composition of our board of directors.

Other Conditions to the Consummation of the Recapitalization Plan

      In addition to the required shareowner approval, the completion of the recapitalization plan is also conditioned upon, among other conditions, our receipt of valid tenders in the exchange offer of old notes, which have not been withdrawn, constituting at least 98% in aggregate principal amount of the old notes outstanding immediately prior to the expiration of the exchange offer. Under the amended support agreement, holders of 65% of the old notes have agreed, subject to the terms thereof, to tender their old notes in the exchange offer and consent to certain changes in the old notes indenture. We reserve the right to waive the minimum tender condition, which, under the terms of the amended support agreement, we would be able to do only with the prior approval of our board of directors and holders of a majority of old notes that are parties to the support agreement.

Dilution

      Upon consummation of the restructuring, the equity interests of our existing shareowners, as a percentage of the total number of the outstanding shares of our common stock, will be significantly diluted.

      If the restructuring is not completed, we may be forced to consider an alternative plan of restructuring or reorganization. Any alternative plan of restructuring or reorganization may result in our shareowners, noteholders and other constituencies receiving less than proposed in the recapitalization plan, or nothing.

      The following table presents certain information regarding the capitalization as of September 30, 2003 on a historical basis and on a pro forma basis to reflect the consummation of our recapitalization (without giving effect to the reverse stock split):

	As of September 30, 2003

	Historical	Pro Forma

Common Stock:
Existing AirGate shareholders(1)	25,961,191	25,961,191
Tendering holders of old notes	—	33,041,516	(2)

Total shares outstanding	25,961,191	59,002,707

Stock Options:
Shares reserved for issuance pursuant to outstanding options(3)	1,277,070	1,277,070
Shares available for issuance pursuant to future option grants	882,636	5,405,000

Total shares reserved and available for issuance under stock incentive plans(3)	2,159,706	6,682,070

Warrants:
Total shares reserved for issuance pursuant to outstanding warrants(4)	687,800	687,800

(1)	Includes 326,874 shares “beneficially” owned by executive officers and directors as of September 30, 2003. See “Security Ownership of Certain Beneficial Owners, Directors And Officers.”

(2)	Assumes 100% of the old notes are validly tendered in the public and private exchange offers and not withdrawn.

(3)	Includes 783,595 shares reserved for issuance pursuant to outstanding options having an exercise price in excess of $5 per share, of which 663,031 have an exercise price in excess of $12.50 per share.

(4)	Includes 669,110 shares reserved for issuance pursuant to outstanding warrants having an exercise price of $20.40 or more per share.

Registration Rights

      Upon consummation of the restructuring, the noteholders that are a party to the support agreement, including its amendment or any joinder, will hold restricted shares of common stock and new notes. Consequently, we have agreed, pursuant to a registration rights agreement, to file, and to use our reasonable best efforts to effect and maintain the effectiveness of, a shelf registration statement to permit such noteholders’ resale of such common stock and new notes. If the resale registration statement is not effective on the issue date of the new notes, we have agreed to pay these holders liquidated damages from and including the issue date through the date on which the resale registration statement is declared effective in an amount equal to 1.00% per annum for each $1,000 in aggregate principal amount of new notes issued to such holders. These registration rights, together with our obligation to pay liquidated damages, will terminate if we pursue our restructuring by filing the prepackaged plan. Such holders will be listed as selling security holders in the resale registration statement, and to the extent any such holder is a broker dealer under the federal securities laws, such holder will be deemed an underwriter.

      In addition, we entered into a registration rights agreement at the time of our acquisition of iPCS with some of the former iPCS stockholders. Under the terms of the registration rights agreement, Blackstone Communications Partners I L.P. and certain of its affiliates (“Blackstone”) have a demand registration right, which became exercisable after November 30, 2002, subject to the requirement that the offering exceed size requirements. In addition, the former iPCS stockholders, including Blackstone, have incidental registration rights pursuant to which they can, in general, include their shares of our common stock in any public registration we initiate, whether or not for sale for our own account.

AMENDMENT AND RESTATEMENT OF INCENTIVE PLAN

      Concurrently with the recapitalization plan, we are proposing, subject to shareowner approval, to amend and restate the 2002 AirGate PCS, Inc. Long-Term Incentive Plan (the “Plan”) to:

•	increase the number of shares reserved and available for issuance to 6,025,000 (pre-split) shares;

•	add additional forms of stock-based compensation that may be issued under the Plan; and

•	make certain other changes to the Plan, some of which are intended to provide greater flexibility under the Plan (such as increasing the limit on the number of shares that may be granted as restricted stock or performance shares) and others that set certain limitations on the Plan (such as limiting the number of shares that may be granted to a participant during any one calendar year).

      Immediately following the completion of the recapitalization plan, we are also proposing to issue 575,000 performance-vested restricted stock units (that vest only if certain financial goals are met) and 1,725,000 stock options (with a four year vesting period and certain holding requirements) to our executive officers. Any shares issued under the Plan will proportionately dilute existing shareowners and tendering old noteholders.

PREPACKAGED PLAN

      Although our board of directors has made no decision to file a petition for relief under Chapter 11 of the Bankruptcy Code, we have prepared the prepackaged plan as a possible alternative to the recapitalization plan for effecting the restructuring if the minimum tender and other conditions to the completion of the exchange offer are not satisfied or waived but we do receive the required acceptances to seek confirmation of the prepackaged plan. We are therefore soliciting the vote of each shareowner in favor of the prepackaged plan by including ballots for such vote with this proxy statement. We are also soliciting acceptances of the prepackaged plan from the holders of our old notes pursuant to a prospectus and solicitation statement and a private offering memorandum and solicitation statement. We do not intend to file a petition for relief under Chapter 11 of the Bankruptcy Code and seek confirmation of the prepackaged plan if the shareowner approval, minimum tender and other conditions to the recapitalization plan are satisfied or waived.

      The prepackaged plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code that would effect the same transactions contemplated by the recapitalization plan. Under the prepackaged plan, the holders of our old notes and our shareowners (as well as the holders of all other claims) will receive the same consideration in exchange for their claims and interests as they would receive in the recapitalization plan (except for holders of “below market” warrants and stock options, whose interests will be cancelled under the prepackaged plan). A copy of the prepackaged plan is attached to this proxy statement as Annex E.

      We are seeking acceptances of the prepackaged plan from all impaired classes of claims and equity interests, including holders of the old notes, that are entitled to vote on the prepackaged plan. Under the prepackaged plan, creditors and shareowners who hold substantially similar legal claims or interests with respect to the distribution of the value of our assets are divided into separate “classes” of claims or interests. Under the Bankruptcy Code, the separate classes of claims and interests must be designated either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan). For the prepackaged plan to be confirmed by the bankruptcy court without invoking the “cram down” provisions, each class of claims or interests that is impaired must vote to accept the prepackaged plan. An impaired class of claims (such as the class of our old noteholders (Class 3)) is deemed to accept a plan of reorganization under the provisions of the Bankruptcy Code if holders of at least two-thirds in dollar amount and more than one half in number of the holders of claims who actually cast ballots vote to accept the prepackaged plan. An impaired class of interests (such as our common stock (Class 7)) is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount of the interests in such class who actually cast ballots vote accept the prepackaged plan.

      The solicitation period for acceptances of the prepackaged plan will expire at the conclusion of the special meeting of shareowners (unless extended). Votes on the prepackaged plan may be revoked, subject to the procedures described in this proxy statement, at any time prior to the solicitation expiration date. Only shareowners of record at the close of business on January 12, 2004 are entitled to vote at the special meeting and to vote to accept or reject the prepackaged plan.

      You must complete and return the enclosed proxy in order to vote for or against the restructuring proposals and you must complete and return the enclosed ballot in order to vote to accept or reject the prepackaged plan.

      In order to vote to accept or reject the prepackaged plan, shareowners are not required to be present at the special meeting. It is important that all shareowners vote to accept or reject the prepackaged plan because, under the Bankruptcy Code, because only holders who vote will be counted for purposes of determining whether the requisite acceptances have been received. Failure by a shareowner to vote on the prepackaged plan will be deemed to constitute an abstention by such shareowner with respect to a vote on the prepackaged plan, and will not be counted as a vote for or against the prepackaged plan.

x

ABOUT THE SOLICITATION OF PROXIES AND ACCEPTANCES

Purpose of this Proxy Statement

      This proxy statement is furnished in connection with our solicitation of proxies and ballots to be voted:

•	at the special meeting, and

•	in connection with the prepackaged plan.

You must complete and return the enclosed proxy in order to vote for or against the restructuring proposals, the amendment and restatement of our 2002 AirGate PCS, Inc. Long-Term Incentive Plan and the issuance of awards thereunder. You must complete and return the enclosed ballot in order to vote to accept or reject the prepackaged plan. Our Board of Directors recommends a vote “FOR” the restructuring proposals and the amendment and restatement of our 2002 AirGate PCS, Inc. Long-Term Incentive Plan and the issuance of awards thereunder and a vote to “ACCEPT” the prepackaged plan.

      Whether or not you are able to attend the special meeting, your vote by proxy and ballot is very important. Shareowners are encouraged to mark, sign and date the enclosed proxy and ballot and mail them promptly in the enclosed, postage-paid return envelope.

Date, Time and Place of Special Meeting

      The special meeting will be held on February 12, 2004, at 9:00 a.m. at SunTrust Plaza 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia.

Purpose of Special Meeting

      The purpose of the special meeting is to consider and vote on the following proposals:

1. The issuance, in connection with the restructuring transactions, of an aggregate of 56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring (33,041,516 shares of our common stock based on the number of currently outstanding shares, without giving effect to the reverse stock split).

2. The amendment and restatement of our restated certificate of incorporation to implement a 1 for 5 reverse stock split of our capital stock and reduce the number of shares authorized for issuance under our certificate of incorporation.

3. The amendment and restatement of our 2002 AirGate PCS, Inc. Long-Term Incentive Plan to increase the number of shares authorized for issuance to 6,025,000 (pre-split) shares, to add additional forms of stock-based compensation that may be issued under the plan and make other changes to the plan and to grant 575,000 performance-vested restricted stock units and 1,725,000 stock options to certain executive officers immediately following the completion of the recapitalization plan.

      Consummation of the recapitalization plan requires shareowner approval of Proposals 1 and 2. If either of Proposals 1 or 2 is not approved by our shareowners at the special meeting, then neither of them will become effective. Shareowner approval of Proposal 3 is not a condition to the consummation of the recapitalization plan. For a full description of each of the restructuring proposals, see “The Restructuring Proposals” on page 47.

Shares You are Entitled to Vote

      You may vote all shares you owned as of the record date. These include (1) shares owned directly in your name as shareowner of record, including shares purchased through our employee stock purchase plan and (2) shares held for you as the beneficial owner through a stockbroker or bank or shares purchased through our 401(k) plan.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

      Most of our shareowners hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those beneficially owned.

      Shareowners of Record. If our shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareowner of record with regard to those shares. As the shareowner of record, you have the right to grant your proxy directly to us to vote your shares on your behalf at the meeting or the right to vote in person at the meeting. You also have the right to complete and return your ballot to us. We have enclosed or sent a proxy card and ballot for you to use.

      Beneficial Owner. If our shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareowner of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the special meeting. However, since you are not the shareowner of record, you may not vote these shares in person at the special meeting unless you obtain a signed proxy from the shareowner of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card and a ballot for you to use to direct your broker or nominee how to vote these shares.

Voting on the Restructuring Proposals and the Amendment and Restatement of the Plan and Issuance of Awards Thereunder

Voting of Proxies

      All shares represented by a properly executed proxy will be voted at the special meeting in accordance with the directions on such proxy. If no direction is indicated on a properly executed proxy, the shares covered thereby will be voted in favor of each proposal.

Procedures for Voting

      (1) By Mail — You may vote by mail by signing your proxy card and returning it in the enclosed envelope, or for shares beneficially owned, by signing the voting instruction card provided by your broker or nominee and returning them as instructed by your broker or nominee.

      (2) In Person — If you are a shareowner of record, you may vote in person at the special meeting. Even if you currently plan to attend the special meeting, we recommend that you also submit your proxy by mail as described above so that your vote will be counted if you later decide not to attend the special meeting. Shares beneficially owned may be voted in person only if you obtain a signed proxy from the shareowner of record giving you the right to vote the shares.

Changing Your Vote

      You may change your proxy instructions at any time prior to the vote at the special meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the special meeting and voting in person. Attending the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you beneficially own, you may accomplish this by submitting new voting instructions to your broker or nominee.

Procedures if You Receive More than one Proxy Card

      It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Adjournment(s)

      In the event that a quorum is not reached for the special meeting, the special meeting will be adjourned until such time as a quorum exists. In the event that sufficient votes in favor of any of the proposals are not received by the time scheduled for the special meeting, or if any of the conditions to the consummation of the recapitalization are not satisfied, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies with respect to any of such proposals or to permit the satisfaction of any such condition and may vote shares for which they are proxies in favor of such adjournments. Any adjournment with respect to a particular proposal will require the affirmative vote of a majority of the voting power present or represented at the special meeting in person or by proxy on that proposal.

      All proxies which indicate a vote FOR any of the three proposals to be voted on at the meeting shall be deemed a vote FOR any adjournment(s) of the meeting with respect to such proposal(s).

Quorum; Requirements for Shareowner Approval

      The holders of at least 50% of the outstanding shares of common stock must be present at the meeting, in person or by proxy to constitute a quorum. If you attend the special meeting or return a proxy, your shares will be considered part of the quorum.

•	Receipt of the affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve Proposal 2, the amendment and restatement of our certificate of incorporation to effect the reverse stock split.

•	Receipt of the affirmative vote of a majority of the shares voting in person or by proxy at the special meeting is needed to approve the issuance of our common stock in the restructuring transactions, and the amendment and restatement of our 2002 AirGate PCS, Inc. Long-Term Incentive Plan and the issuance of grants thereunder.

      Each share of our common stock is entitled to one vote.

No Dissenters’ Rights

      Shareowners have no appraisal or dissenters’ rights with respect to the restructuring proposals or the undertaking by us of any of the transactions described in this proxy statement.

Revocation of Proxies

      A stockholder who has executed and returned a proxy may revoke it at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to our Corporate Secretary, Barbara L. Blackford, or by attending the special meeting and voting in person.

Record Date; Shareholders Entitled to Vote

      The record date for purposes of determining which shareowners are eligible to vote at the special meeting and on the prepackaged plan is the close of business on January 12, 2004. On the record date, there were 25,961,191 shares of our common stock outstanding, and there were approximately 200 holders of record. We believe there are approximately 4,020 beneficial owners of our common stock. There were no shares of our preferred stock outstanding on the record date.

Cost of Soliciting Votes

      Proxies and ballots are being solicited by and on behalf of our board of directors. We will bear all expenses of this solicitation, including the cost of preparing and mailing this proxy statement. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies and ballots from our shareowners. In addition to solicitation by use of the mails, proxies and ballots may be solicited by directors, officers, and employees in person or by telephone, telegram, or other means of communication. Such directors, officers, and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation material to beneficial owners of our common stock held of record by such persons, and we may reimburse such custodians, nominees, and fiduciaries for reasonable expenses incurred in connection therewith.

Voting on the Prepackaged Plan

Procedures for Voting on the Prepackaged Plan

      To vote to accept the prepackaged plan, you must properly execute a ballot in accordance with the directions on such ballot and return it to the voting agent by 9:00 a.m. (EST) on February 12, 2004, or any extension thereof (the “solicitation expiration date”).

      If you are a shareowner of record, you can vote on the prepackaged plan by completing the information requested on the ballot, signing, dating, and indicating your vote on the ballot, and returning the completed original ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received before the solicitation expiration date.

      If you are a beneficial owner, you can vote on the prepackaged plan in one of the two following ways:

•	If your ballot has already been signed (or “prevalidated”) by your broker or nominee, you can vote on the prepackaged plan by completing the information requested on the ballot, indicating your vote on the ballot, and returning the completed original ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the voting agent on or before the solicitation expiration date.

•	If your ballot has not been signed (or “prevalidated”) by your broker or nominee, you can vote on the prepackaged plan by completing the information requested on the ballot, indicating your vote on the ballot, and returning the completed original ballot to your broker or nominee in sufficient time for your nominee to forward your vote to the voting agent so that it is actually received by the voting agent on or before the solicitation expiration date.

      Only the beneficial owners of our stock (or their authorized signatories) are eligible to vote on the prepackaged plan. See “The Prepackaged Plan — Holders of Claims Entitled to Vote; Voting Record Date.”

      Votes on the prepackaged plan may only be cast via properly completed and delivered ballots. You may NOT cast your vote to accept or reject the prepackaged plan at the special meeting.

Revocation of Votes on the Prepackaged Plan

      Votes on the prepackaged plan may be revoked at any time on or before the solicitation expiration date. If we file the prepackaged plan, the revocations of such votes may be effected thereafter only with the approval of the bankruptcy court. See “The Prepackaged Plan — Solicitation of Acceptances of the Prepackaged Plan Solicitation.”

Record Date; Shareholders Entitled to Vote on the Prepackaged Plan

      The record date for purposes of determining which shareowners are eligible to vote at the special meeting on the prepackaged plan is the same as for voting on the proposals discussed above, January 12, 2004.

Voting Agent and Information Agent

      Georgeson Shareholder Communications Inc. is the voting agent and information agent. Its address and telephone number is set forth on the back cover of this proxy statement.

      Questions and requests for assistance or for additional copies of this proxy statement, the proxy card and forms of ballots may be directed to the information agent at the address and telephone number set forth on the back cover of this proxy statement.

THE RESTRUCTURING

Background

      We became a Sprint PCS network partner in 1998 and completed an initial public offering in September 1999. At that time, our business plan projected that historic high rates of growth in the wireless industry would continue through 2009 as wireless penetration rates in the United States grew to above 70%, which would in turn support pricing levels for wireless products and services. As a result, we believed that we would have sufficient cash flow to service our high level of debt. Our growth rates through mid-2002 met or exceeded our expectations, despite slower subscriber growth in the industry in 2001 than in prior years.

      On November 30, 2001, we acquired iPCS in a merger. In light of consolidation in the wireless communications industry in general and among Sprint PCS network partners in particular, we believed that the merger represented a strategic opportunity to significantly expand the size and scope of our operations. We believed that, following the merger, we would have had greater financial flexibility, operational efficiencies and growth potential than we would have had on our own. In connection with the iPCS acquisition, we issued 12.4 million shares of our common stock valued at $57.16 per share on November 30, 2001, which totaled $706.6 million. We reserved an additional 1.1 million shares for issuance upon exercise of outstanding iPCS options and warrants valued at $47.7 million using a Black-Scholes option pricing model. The transaction was accounted for under the purchase method of accounting. Subsequently, certain former stockholders of iPCS sold 4.0 million shares of our common stock in an underwritten offering on December 18, 2001.

      Subsequent to our acquisition of iPCS, its results of operations began to decline. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy case.

      Our results of operations similarly declined in this period due to many of the same factors, but not to the same degree. In particular, since the beginning of 2002, our rate of subscriber growth has slowed significantly, our industry has become more competitive than we expected and our market share has declined. Prior to calendar year 2002, our subscriber base was growing in excess of 20% per quarter. In early 2002, the quarterly subscribers growth rate declined to approximately 12% and then fell below 5% and has remained below this level since mid-2002.

      Further, our dependence on Sprint has, over time, created additional challenges that have compounded the problems created by these market conditions. Among the most serious problems was Sprint’s introduction of the Clear Pay program targeted at sub-prime credit quality subscribers in early 2001, which resulted in unexpectedly high levels of customer turnover or churn and higher levels of bad debt in 2002 and early 2003. Prior to the introduction of the Clear Pay program in May 2002, our average monthly customer churn rate was below 2.8%. This was due in part to a smaller subscriber base. Our quarterly churn increased to 3.2% in the last calendar quarter of 2001 and peaked at 4.3% in the third calendar quarter of 2002. In addition, Sprint has made unilateral decisions over time that have had an adverse impact on our revenue, such as the reduction in the reciprocal roaming rate paid by Sprint and its network partners. Further, we have not realized the benefits of scale that were expected when we agreed to designate Sprint as our principal service provider for various services, including billing, collections and customer care. Finally, we believe Sprint’s failure to provide customer care in a manner consistent with that of our competitors has contributed to higher rates of churn.

      These factors have severely limited our ability to raise new capital and led us to revise our business plans to reflect this less-favorable operating environment. In the quarter ended December 31, 2002, we began a series of cost cutting measures designed to reduce operating expenses in order to improve our financial position. We began implementing these measures in December 2002 and continued to examine and implement changes to reduce operating costs through April 2003. As of the quarter ended December 31, 2002, we had less than $1.0 million in cash and cash equivalents.

      As a result of our current business strategy, for the year ended September 30, 2003, AirGate has produced $50.2 million of operating cash flow. As of September 30, 2003, AirGate had working capital of $12.5 million and cash and cash equivalents of approximately $54.1 million, up from $(14.5) million and $4.9 million, respectively, at September 30, 2002. However, for the year ended September 30, 2003, AirGate had a net loss of $42.2 million and a stockholders’ deficit of $377.0 million as of September 30, 2003. After drawing the remaining available $9.0 million credit under our $153.5 million credit facility in August, 2003, we have no outside funding alternatives and are completely dependent on available cash and operating cash flow to operate our business and fund our capital needs. In November 2003, AirGate entered into an amendment to its credit facility. Management expects these changes to generally assist AirGate in complying with key financial covenants for the next twelve months. Based on our current business plan, our compliance with the financial covenants under our credit facility is not assured and, after March 2005, our ability to generate operating cash flow to pay debt service, meet our other capital needs, and meet the financial covenants in our credit facility is significantly uncertain. In addition, there is substantial risk under our current business plan that we would not have sufficient liquidity to meet our cash interest obligations on our old notes beginning in 2006.

      We also have significant cash principal and interest payments under our indebtedness coming due during the period from 2005 through 2009. Unless the financial restructuring occurs, we will be required to make the following approximate principal and interest payments on our credit facility and old notes:

Fiscal Year	Principal	Interest*

	(In millions)
2004	$17.8	$8.0
2005	23.7	47.3
2006	30.1	45.8
2007	39.9	43.9
2008	40.0	41.7
2009	300.0	40.5

*	This assumes an interest rate on our credit facility of 5.5%. As of September 30, 2003, the weighted average interest rate on our credit facility was 5.05%.

      The foregoing factors have led us to examine alternatives for a capital restructuring.

      On February 11, 2003, Messrs. Males, McNamara, Jackman and Topchik, as representatives of Broadview International, LLC, and Mr. Duster, as the representative of Masson & Co. (collectively, the “financial advisors”), investment banking firms, met with our board of directors, which at that time consisted of Messrs. Dougherty, Ferchat, Schiffman and Stetz, and Mr. Seippel, our chief financial officer, and Ms. Blackford, our general counsel, for the purpose of discussing the engagement of financial advisors to assess our business plan and, if needed, to assist us in exploring restructuring alternatives. On March 3, 2003, the board formally retained the services of the financial advisors in connection with the restructuring.

      Beginning in March 2003, with the assistance of the financial advisors, we assessed the operating position and outlook of AirGate from a comparative financial and operational perspective. We initiated an in-depth financial and business analysis to identify the best restructuring alternatives for AirGate based on a review of the wireless industry and our particular competitive dynamics within the industry.

      In the period between February and June 2003, our business began to improve over recent prior quarters. For the nine month period ended September 30, 2003, AirGate had aggregate EBITDA of $44.2 million. AirGate’s cash position improved from $0.9 million as of December 31, 2002 to $54.1 million as of September 30, 2003. We concluded that our sources of capital should be sufficient to cover our estimated funding needs through the end of 2004 and that we would be in compliance with covenants under our credit facility. Longer term, our board of directors and management were concerned that continued deterioration in the wireless industry and risks in our relationship with Sprint caused greater uncertainty about our ability to meet all of our working capital needs in 2005 and beyond due in part to the cash interest payments required on the old notes beginning in April 2005.

      On April 2, 2003, our board of directors, together with Mr. Seippel and Ms. Blackford, conducted a telephonic meeting, which included Messrs. Males, McNamara, Jackman, Topchik and Duster, as representatives of the financial advisors. At this meeting, the financial advisors discussed potential restructuring alternatives with our directors. This discussion included a review of specific capital structure metrics and various valuation methodologies.

      At this meeting, the following specific capital structure metrics were discussed:

•	a coverage ratio determined by EBITDA to interest expense;

•	leverage ratios determined by debt to EBITDA, debt to subscribers, debt to covered POP and debt to total capitalization; and

•	a liquidity ratio determined by cash plus borrowing capacity to total debt.

Of these metrics, the ratios of EBITDA to interest expense and debt to EBITDA were the primary focus in considering an optimal capital structure for AirGate.

      Based on these discussions, the preliminary conclusions reached with respect to capital structure were as follows:

•	a quantitative analysis suggested that a target capital structure for AirGate should reflect the following metrics:

•	a ratio of EBITDA to interest expense in the range of 2.9x to 3.5x; and

•	a ratio of net debt to EBITDA in the range of 3.4x to 4.0x;

•	debt reduction beyond these thresholds would likely produce diminishing benefits in terms of yield/borrowing costs and overall entity value (or “Total Market Capitalization”);

•	to gain favorable positioning in the marketplace, AirGate should seek, over time, to put in place a capital structure that yielded metrics at the conservative end of the ranges set forth above; and

•	these measures would position AirGate close to national operators in terms of credit quality and significantly more conservatively than regional and other affiliate operators.

      At this meeting, the following specific valuation methodologies also were discussed:

•	Guideline company/public trading comparables: Broadview and Masson reviewed Total Market Capitalization, adjusting for cash and debt, for a set of industry comparables as a function of the following operational metrics:

•	trailing twelve month (“TTM”) service revenue;

•	projected September 30, 2003 service revenue;

•	covered POPs;

•	TTM EBITDA; and

•	projected September 30, 2003 EBITDA.

•	Industry comparables: Broadview and Masson reviewed the following groups: national operators, affiliate operators (Sprint and other affiliates) and select regional wireless operators. Their valuation discussion focused on the industry dynamics and characteristics of other wireless carriers that were analyzed for the purpose of estimated valuation trading multiples.

      Based on these discussions, the preliminary conclusions were as follows:

•	valuation multiples across wireless telecom service providers exhibited a relatively narrow range across various types of metrics; and

•	with respect to entity value as a multiple of EBITDA, Broadview’s analysis at the time yielded, at the medians, 7.5x on a trailing basis and 6x to 6.5x on a forward basis.

      Although a discussion of specific alternatives was deferred until the financial advisors could gather and analyze additional information, the financial advisors suggested that we consider a restructuring that would result in a conservative capital structure as compared to a range of industry comparable companies.

      On April 29, 2003, our board of directors met to discuss restructuring alternatives with management and Messrs. McNamara, Jackman, Topchik and Duster, as representatives of the financial advisors. Also in attendance were Mr. Seippel, Ms. Blackford and Mr. Pfohl, our vice president of finance. Messrs. Seippel and Pfohl presented the board of directors with a detailed summary of the analysis that management had conducted over the prior months with the assistance of the financial advisors. Our board of directors concluded, after consulting with the financial advisors, that a restructuring of our debt obligations involving the conversion of our old notes into a new debt instrument with a reduced interest rate and lower face amount combined with newly issued equity of AirGate was likely to provide the best alternative for us to reduce debt and create a stable capital structure to support our business plan. This alternative was selected because of the benefit to us and probability of completion relative to other alternatives.

      On June 10, 2003, our board of directors (other than Mr. Schiffman, who had by that time resigned from the board) held a telephonic meeting with Ms. Blackford and Messrs. Dougherty and Seippel. During this meeting, Messrs. Dougherty and Seippel reviewed the status of the potential restructuring. They also discussed the possibility of borrowing funds to buy old notes in the open market, but noted that the rising market price of the old notes based on AirGate’s improving financial results would make such purchases more expensive and potentially cost prohibitive. The board also considered the need to seek alternative sources of funding for the repurchase of old notes or other possible restructuring transactions and our board of directors also considered raising additional funds from a third party investor through the issuance of additional equity or debt and authorized management, with the assistance of the financial advisors, to simultaneously explore a restructuring of our debt obligations and begin contacting financial and strategic investors regarding their interest in investing in us.

      The financial advisors then contacted approximately 17 potential new investors regarding an investment in AirGate. These investors generally fell into three categories:

•	traditional secured lenders that focus on the quality of collateral;

•	hybrid secured lenders that focus on enterprise value as a basis for recovering their investment; and

•	private equity investors that typically invest in the telecommunications industry.

Investors who expressed an interest signed confidentiality agreements, received material describing our business and were invited to conduct due diligence and participate in management discussions.

      Our board of directors next held a telephonic meeting on July 22, 2003, with Ms. Blackford and Messrs. Seippel, Jackman and Duster to review the discussions with investors that had expressed potential interest in AirGate. We received an initial proposal from one interested party, which would have provided us with up to $35 million to repurchase our old notes. This proposal featured a minimum annual interest rate of 15.5%, plus additional fees for any value captured by purchasing old notes at a discount. The overall annual cost for this proposed funding was estimated to be over 20%, depending on underlying assumptions. Consequently, our board of directors concluded that this proposal was inadequate to meet our objectives for restructuring.

      During this period, we also explored the feasibility of a restructuring by initiating a discussion with the administrative agent for our credit facility. We also began simultaneous discussions with representatives from AIG Global Investment Corp. (“AIGGIC”) and Capital Research and Management Company

(“Cap Re”), the two largest holders of our old notes. During the month of July 2003, we proposed a term sheet to the administrative agent for our credit facility with modifications to our credit facility that would enable a restructuring of our old notes and provide us greater flexibility to achieve our business plan. We negotiated a term sheet proposal with the administrative agent and after general agreement on the terms, presented the negotiated proposal to our lenders. We reached a tentative agreement with over 51% of the lenders under the credit facility on August 29, 2003, regarding an amendment to our credit facility that would become effective upon, among other things, the completion of the exchange offer.

      By mid-July 2003, our discussions with potential new debt investors made it apparent that pursuing a repurchase of the old notes with newly-borrowed funds would be too expensive, both in terms of the cost of borrowed money and the trading price of the old notes. In addition, our lenders expressed concern that we would continue to be over leveraged. Similarly, our discussions with potential new equity investors and their concern with our Sprint-related risks also made it apparent that pursuing a repurchase of old notes with the proceeds from a private equity investment would be too costly, in terms of the dilution to our existing stockholders.

      As a result of these discussions, representatives of AIGGIC and Cap Re expressed an interest in pursuing a transaction that would result in our stockholders retaining approximately 50% of our outstanding common stock while reducing our outstanding debt by approximately 50%. Consequently, we began to explore the possibility of exchanging our old notes for new notes and shares of our common stock. This general structure also received a positive response from the administrative agent under our credit facility.

      On August 14, 2003, our board of directors met with Messrs. Jackman and Duster, as representatives of the financial advisors. Also present at this meeting were Ms. Blackford and Messrs. Seippel and Pfohl. Messrs. Jackman and Duster reported their progress on discussions with the holder of old notes.

      In late August 2003, we presented a term sheet proposal for restructuring the old notes to AIGGIC, Cap Re, and other holders, who collectively held approximately 40% of the old notes. The parties indicated willingness to proceed with further discussions and we began an in-depth negotiation process. The group participating in the negotiations expanded in September 2003 to include holders of approximately 16% of additional old notes. The major subject of the negotiations was the face amount of new notes to be issued by us and its associated interest rate and the amount of our common stock to be issued to holders of the old notes in the exchange offer. These negotiations ultimately concluded with a proposal to exchange our outstanding old notes for 56% of our common stock and $160 million in aggregate principal amount of new notes.

      On September 3, 2003, our board conducted a telephonic meeting, which included the participation of Ms. Blackford and Mr. Seippel, as well as Messrs. Jackman and Duster, as representatives of the financial advisors. Also participating in the telephonic meeting were Messrs. Wall and Layson, as representatives of Winston & Strawn LLP and McKenna Long & Aldridge LLP, respectively. Messrs. Jackman and Duster reviewed their discussions with the noteholders and provided an update on the status of amending our credit facility. Mr. Layson then presented the board with a review of the terms of the prepackaged plan, and Mr. Wall followed with a discussion of certain securities law matters. The board concluded this meeting with a discussion of potential equity reserve for options and certain board composition matters.

      During the month of September 2003, we contacted additional noteholders to explore their willingness to discuss participating in the exchange offer. On September 16, 2003, the board held a meeting to discuss the terms and status of the restructuring. In attendance were Ms. Blackford and Messrs. Dougherty and Seippel. Also in attendance were Messrs. Jackman and Duster, as representatives of the financial advisors, representatives of KPMG LLP, AirGate’s independent auditors and tax advisors, and Mr. Wall of Winston & Strawn LLP. During this meeting, Messrs. Dougherty, Seippel, Jackman and Duster presented the board with an overview of the restructuring, which was followed by a discussion of certain accounting and tax matters that included representatives of KPMG LLP. Ms. Blackford and Mr. Wall then reviewed the terms of the restructuring documents, and Mr. Jackman reviewed the financial advisor’s fairness opinion and supporting analyses. The meeting concluded with a review of the transaction timeline, followed by the board’s consideration of specific resolutions, option grants and a proposed press release and communications plan.

      On September 22 and 23, 2003, the board reviewed and approved the proposed exchange offer and supporting documentation. Because the board concluded that the recapitalization plan was, in its judgment, the best means for implementing the restructuring, the board also authorized the solicitation of acceptance of the prepackaged plan, which fundamentally effected the same restructuring transactions as the recapitalization plan, except through a bankruptcy case. We reached agreement with holders of old notes, representing approximately 67% in principal amount of claims held by our noteholders, on September 23, 2003. On September 24, 2003, we entered into the support agreement with Cap Re, AIGGIC, Glenview Capital Management LLC (“Glenview Capital”), JMB Capital Partners, LP (“JMB”), Lonestar Partners, LP (“Lonestar”), Alexandra Investment Management (“Alexandra”), Loeb Partners Corporation (“Loeb”), Pyramid, 40/86 Advisors, Ahab Partners, L.P. (“Ahab”), Credit Suisse First Boston International (“Credit Suisse”), Cobalt Capital Management, Inc. (“Cobalt”), Deutsche Bank Securities Inc. (“Deutsche Bank”) and Capital Guardian U.S. High Yield Fixed Income Fund (“Capital Guardian”), at which time we also publicly announced the restructuring. On January 14, 2004, we entered into an amendment to the support agreement with Cap Re, AIGGIC, Glenview Capital, JMB, Lonestar, Alexandra, Pyramid, 40/86 Advisors, Ahab, Credit Suisse, Capital Guardian and Third Point Management Company L.L.C. (“Third Point”), representing approximately 65% of the outstanding old notes, to extend the expiration date for consummating the exchange offer or filing the prepackaged plan from December 31, 2003 to February 15, 2004 (and extend the agreement’s overall expiration date from February 14, 2004 to April 1, 2004) and provide for interest on the new notes to accrue from January 1, 2004.

      This proxy statement was prepared by AirGate. Accordingly, none of Cap Re, AIGGIC, Glenview Capital, JMB, Lonestar, Alexandra, Loeb, Pyramid, 40/86 Advisors, Ahab, Credit Suisse, Cobalt, Capital Guardian or Third Point are responsible for any of the information or disclosure contained herein. These noteholders entered into the support agreement and the amendment thereto on their own behalf and make no recommendation that other noteholders tender their old notes in the exchange offer or vote to accept the prepackaged plan.

Description of Amended Support Agreement

      We entered into a support agreement, dated as of September 24, 2003, with Cap Re, AIGGIC, Glenview Capital, JMB, Lonestar, Alexandra, Loeb, Pyramid, 40/86 Advisors, Ahab, Credit Suisse, Cobalt, Deutsche Bank and Capital Guardian, representing approximately 67% in amount of the outstanding old notes, pursuant to which we agreed to use our commercially reasonable best efforts to complete, and these noteholders agreed to vote in favor of, subject to the terms and conditions of the support agreement, the restructuring as contemplated by the recapitalization plan. In addition, we and these noteholders agreed that we may seek confirmation of the prepackaged plan if we have received the required acceptances of the plan and any of the conditions to the exchange offer are not satisfied or waived. Because the support agreement expired by its terms on December 31, 2003, we entered into an amendment to the support agreement on January 14, 2004 with Cap Re, AIGGIC, Glenview Capital, JMB, Lonestar, Alexandra, Pyramid, 40/86 Advisors, Ahab, Credit Suisse, Capital Guardian and Third Point, representing approximately 65% of the outstanding old notes, to extend the expiration date for consummating the exchange offer or filing the prepackaged plan from December 31, 2003 to February 15, 2004 (and extend the agreement’s overall expiration date from February 15, 2004 to April 1, 2004) and to provide for interest on the new notes to accrue from January 1, 2004.

      Pursuant to the amended support agreement, and in connection with and conditioned upon the successful consummation of the restructuring:

•	the holders of approximately 65% in aggregate principal amount at maturity of our old notes each agreed, among other matters,

•	to tender its old notes in the exchange offer;

•	to vote to accept the prepackaged plan;

•	to grant its consent to the proposed amendments to the old notes indenture; and

•	to vote to reject any plan of reorganization of AirGate that does not contain the terms of the restructuring substantially as set forth in the support agreement; and

•	we agreed, among other matters, not to waive the minimum tender condition without the written consent of our board of directors and the holders of a majority of old notes that are a party to the amended support agreement.

Conditions

      The noteholders’ obligations under the amended support agreement are subject to satisfaction of the following conditions:

•	the preparation of documentation, in form and substance approved by the noteholders, necessary to implement the exchange offer and the transactions contemplated by the amended support agreement, including, without limitation,

•	offering materials,

•	indentures and agreements relating to the common stock and new notes to be issued in the exchange offer, and

•	the prepackaged plan and any related documents;

•	the amendment to our credit facility has become effective in a form substantially similar to that previously reviewed by counsel to the noteholders, and shall be further amended in a form reasonably acceptable to the holders of a majority of old notes that are a party to the amended support agreement;

•	the offering documents not containing any misstatement of a material fact or omitting to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading;

•	since June 30, 2003, there has not been any “material adverse change” (as defined in the amended support agreement, which is included as Annex A to this proxy statement);

•	we have received all material third party consents and approvals contemplated by the amended support agreement or otherwise required to consummate the contemplated transactions; and

•	there has been no breach of the covenants set forth in the amended support agreement.

Covenants

      In addition, we have agreed that:

•	we will not, unless otherwise permitted, conduct our business other than in the ordinary course;

•	we will not, except as may be required by our contractual obligations, issue or agree to issue any securities, make any distributions to our stockholders, or incur any indebtedness other than as described in the offering documents; and

•	we will pay all reasonable costs and expenses incurred by the noteholders’ counsel, which we estimate will be approximately $325,000. If we commence a bankruptcy case, our payment of costs and expenses of noteholders’ counsel will be subject to Bankruptcy Court approval.

Effective Date

      The effective date of our acceptance of any old notes tendered by the noteholders that are a party to the amended support agreement is subject to

•	the satisfaction of all of the conditions,

•	there being no material breach of the covenants,

•	the tender in the exchange offer of 98% in outstanding principal amount of the old notes, and

•	there being no material adverse change.

      A majority of the noteholders that are a party to the amended support agreement may waive any of the foregoing requirements.

      Under the amended support agreement, the effective date of the prepackaged plan is subject to

•	the satisfaction of all of the conditions,

•	there being no material breach of the covenants,

•	there being no material adverse change, except to the extent such a change results from us filing the prepackaged plan, and

•	court approval of the necessary documents, which have not been materially changed.

      The noteholders that are a party to the amended support agreement may waive any of the foregoing requirements.

Termination

      Unless the restructuring has been completed, the amended support agreement, and the obligations of the parties to the amended support agreement, will terminate upon the earliest to occur of:

•	the termination or expiration of the exchange offer;

•	an order of a court or other governmental or regulatory authority that makes the exchange offer illegal or otherwise restricts, prevents or prohibits the exchange offer or the prepackaged plan in a way that cannot be reasonably remedied by us;

•	a material breach by us of our obligations under the amended support agreement;

•	the lenders for the credit facility having accelerated any amounts owed thereunder;

•	February 15, 2004, if by then neither the exchange offer has been completed nor the prepackaged plan has been filed with the bankruptcy court;

•	April 1, 2004;

•	our failure to correct a material misstatement within 10 business days of receiving notice of it;

•	a material alteration by us of the terms of the restructuring that was not permitted under the terms of the amended support agreement;

•	written notice from us of our intention to terminate the amended support agreement;

•	the prepackaged plan proceeding being dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or a trustee being appointed in the prepackaged plan bankruptcy case; and

•	the occurrence of specified events that constitute a material adverse change.

      The foregoing is a summary of the material terms of the amended support agreement. It does not describe all the terms of the amended support agreement and is qualified by reference to the complete support agreement amendment that are attached as Annex A to this proxy statement. We urge you to read the amended support agreement in its entirety.

Registration Rights Agreement

      Upon consummation of the restructuring, the noteholders that are a party to the support agreement, including its amendment or any joinder, will hold restricted shares of our common stock and new notes. Consequently, we have agreed, pursuant to a registration rights agreement, to file, and to use our reasonable best efforts to effect and maintain the effectiveness of, a shelf registration statement to permit such noteholders’ resale of our common stock and new notes. If the resale registration statement is not effective on the issue date of the new notes, we have agreed to pay these holders liquidated damages from and including the issue date through the date on which the resale registration statement is declared effective in an amount equal to 1.00% per annum for each $1,000 in aggregate principal amount of new notes issued to such holders. These registration rights, together with our obligation to pay liquidated damages, will terminate if we pursue our restructuring by filing the prepackaged plan. Such holders will be listed as selling security holders in the resale registration statement, and to the extent any such holder is a broker dealer under the federal securities laws, such holder will be deemed an underwriter.

Opinion of Broadview International, LLC

      Broadview rendered its opinion to the AirGate board of directors that, as of September 23, 2003, and based upon and subject to the factors and assumptions discussed in its opinion, the Exchange Offer is fair, from a financial point of view, to the current holders of AirGate common stock.

      The full text of the written opinion of Broadview, dated September 23, 2003, which includes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this prospectus and solicitation statement as Annex B and is incorporated in this prospectus and solicitation statement by reference. AirGate stockholders should read the opinion in its entirety. Broadview provided its opinion for the information and assistance of the AirGate board of directors in connection with its consideration of the transaction contemplated by the amended support agreement. Broadview’s opinion is not a recommendation of how any holder of AirGate common stock should vote with respect to the exchange offer.

      In connection with rendering the opinion and performing its related financial analyses, Broadview reviewed, among other things:

•	the amendment to AirGate’s credit facility;

•	a draft of the support agreement, dated September 23, 2003;

•	a draft of the Registration Statement on Form S-4, dated September 23, 2003;

•	AirGate’s annual report on Form 10-K for the fiscal year ended September 30, 2002;

•	AirGate’s quarterly reports on Form 10-Q for the periods ended December 31, 2002, March 31, 2003 and June 30, 2003;

•	unaudited financial statements for the one-month period ended July 31, 2003, prepared and furnished to Broadview by AirGate management; and

•	certain internal financial and operating information for AirGate, including financial projections through September 30, 2008, prepared and furnished to Broadview by AirGate management, which financial projections include two scenarios, one in which the restructuring is not consummated and one in which the restructuring is consummated.

      Broadview also held discussions with members of senior management of AirGate regarding their assessment of the strategic rationale for, and the potential benefits of, the exchange offer and the past and current business operations, financial condition and future prospects of the AirGate on a standalone and an a restructured basis. In addition, Broadview:

•	reviewed the recent reported closing prices and trading activity for AirGate’s common stock;

•	reviewed the recent trading activity for the old notes;

•	reviewed the recent trading activity for AirGate senior secured debt;

•	reviewed and discussed with AirGate management recently announced restructuring transactions, involving other companies Broadview deemed comparable;

•	compared certain aspects of the financial performance of AirGate with public companies Broadview deemed comparable;

•	compared certain terms of the proposed new notes with those terms of debt for other public companies Broadview deemed comparable;

•	reviewed a liquidation analysis prepared by AirGate management; and

•	conducted other financial studies, analyses and investigations as Broadview deemed appropriate for the purposes of their opinion.

      In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the amended credit facility and support agreement) that was publicly available or furnished to Broadview by AirGate or its advisors. Broadview assumed that the financial projections that were provided to Broadview by AirGate management were reasonably prepared and reflected the best available estimates and good faith judgments of the management of AirGate as to the future performance of AirGate. Broadview also assumed that the liquidation analysis that was prepared by AirGate management was reasonably prepared and reflected the best available estimate and good faith judgment of AirGate management as to the amount that would be available for distribution to creditors and the amount that would be available for distribution to current stockholders in a liquidation. Broadview neither made nor obtained an independent valuation of AirGate’s assets. In addition, Broadview relied upon the representations of management and assumed, without independent verification, that there has been no material change in the assets, financial condition, business or prospects of AirGate and its subsidiaries since the date of the most recent financial statements made available to Broadview.

      In rendering its opinion, Broadview considered that on February 23, 2003 AirGate’s wholly owned subsidiary, iPCS, Inc., and its subsidiaries filed a Chapter 11 bankruptcy petition. For the purpose of rendering its opinion, Broadview, with the permission of management, ascribed no value to the equity of iPCS, Inc. held by AirGate.

      Broadview relied on the advice of counsel to AirGate and AirGate management as to all legal, tax and financial reporting matters with respect to it and the restructuring. In rendering its opinion, Broadview considered the financial and liquidity issues facing AirGate if it does not consummate the restructuring. In this regard, Broadview assumed, based on financial estimates received from AirGate management, that if the restructuring is not consummated, AirGate could cease to be in compliance with its covenants under its existing credit agreement during the fiscal year ended September 30, 2005 and could face significant liquidity issues at such time.

      Broadview’s opinion expresses no opinion as to the price at which the common stock or debt securities of AirGate will trade at any time or as to the effect of the restructuring on the trading price of the common stock. Broadview’s opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

      Broadview’s opinion speaks only as of the date rendered. It is understood that the opinion is for the information of the Board of Directors in connection with its consideration of the exchange offer and does not constitute a recommendation to AirGate as to whether it should pursue any component of the restructuring, including the exchange offer, nor does it constitute a recommendation to any holder of the common stock as to how such holder should vote on any component of the restructuring.

      Broadview expressed no opinion as to the merits of any alternative transaction to the restructuring, including without limitation, any potential alternative third party transaction or a liquidation of AirGate, or as to whether any such alternative transaction might produce value to AirGate’s current stockholders in an amount in excess of that contemplated by the restructuring. In addition, Broadview’s opinion addresses only the fairness, from a financial point of view, to the current holders of common stock, of the exchange offer, and Broadview did not express any opinion as to any other component of the restructuring. Broadview’s opinion also does not address or take into account any contemplated issuance of shares or grant of options to AirGate management in connection with or following the restructuring. Broadview’s opinion does not address AirGate’s capital structure, ability to satisfy its obligations, ability to access the capital markets for future financing requirements, or solvency, in each case at any time, including currently and following the consummation of the restructuring. Broadview’s opinion also does not address AirGate’s underlying business decision to enter into the restructuring.

      The following is a summary explanation of the various sources of information, valuation methodologies and transaction analyses employed by Broadview in evaluating the fairness of the exchange offer from a financial point of view to existing holders of AirGate common stock. The analyses performed to evaluate the fairness of the exchange offer are based on, among other things, a Status Quo (“Status Quo”) scenario, in which AirGate does not consummate the restructuring and exchange offer and a Pro Forma (“Pro Forma”) scenario, in which AirGate does consummate the restructuring and exchange offer, assuming a 100% acceptance rate, per the terms and conditions outlined in AirGate’s draft registration statement (of which this prospectus and solicitation statement is a part) provided to Broadview on September 23, 2003.

      Broadview employed analyses based on: (1) historical stock price performance; (2) public company comparables; (3) discounted cash flows; (4) proceeds to be received in a liquidation; (5) financial performance versus required covenants; (6) expected dilution to existing stockholders following the exchange offer; (7) avoided cash interest and principal repayments; (8) public debt comparables; and (9) the implied premium to AirGate’s share price.

Public Market Pricing

      Broadview considered the recent public market price of AirGate’s common stock at various points in time as one indicator to derive the current market value of AirGate. Broadview calculated the aggregate market value of AirGate’s equity by multiplying AirGate’s closing stock price on September 22, 2003 by its shares outstanding on a fully diluted basis as of September 20, 2003, which was 25,939,836 (which Broadview understood not to be materially different than AirGate’s shares outstanding as of the date of its opinion). Based upon a closing stock price of $2.85, the resulting market value of equity, as calculated by Broadview, totaled $73.9 million as of September 22, 2003.

Pre-Transaction Valuation Analyses (the “Status Quo Equity Value”)

      To determine the estimated equity value of AirGate before taking the exchange offer into consideration, Broadview also used the following methodologies: (1) a public company comparables approach; and (2) a discounted cash flow analysis. Broadview also considered the liquidation analysis provided to Broadview by AirGate management that assumes an orderly, yet expedited sale, such as an auction or other similar-type sale, of the assets of AirGate. The analyses required studies of the overall market, economic and industry conditions in which AirGate operates and the historical operating results of AirGate.

      Public Company Comparables Analysis. Ratios of AirGate’s Equity Market Capitalization, adjusted for cash and debt when appropriate, to selected historical and projected operating metrics indicate the value public equity markets place on companies in a particular market segment. Broadview reviewed five public company comparables in the wireless service provider market with a Debt/ Equity ratio greater than 2.5x (debt-to-equity defined as the book value of debt less cash and cash equivalents divided by the market value of equity) from a financial point of view including each company’s:

•	Trailing Twelve Month (“TTM”) Service Revenues;

•	TTM Service Revenues growth rate versus the prior twelve months; Projected Calendar Year (“CY”) 2003 Service Revenues;

•	Projected CY 2004 Service Revenues; TTM EBITDA (EBITDA meaning Earnings Before Interest Taxes Depreciation and Amortization) divided by TTM Service Revenues (“EBITDA Margin”);

•	TTM EBITDA;

•	Last Quarter Annualized EBITDA (“LQA” defined as the last quarter multiplied by four);

•	Projected CY 2003 EBITDA; Projected CY 2004 EBITDA;

•	Number of Subscribers; Number of Covered POPs (defined as the total population in the markets served);

•	Equity Market Capitalization (“EMC”);

•	Cash and Equivalents (“Cash”);

•	Total Debt;

•	Net Debt (defined as Total Debt minus Cash);

•	Total Market Capitalization (“TMC” defined as EMC plus Net Debt);

•	TMC/ TTM Service Revenues ratio;

•	TMC/ Projected CY 2003 Service Revenues ratio;

•	TMC/ Projected CY 2004 Service Revenues ratio;

•	TMC/ TTM EBITDA ratio;

•	TMC/ LQA EBITDA ratio;

•	TMC/ Projected CY 2003 EBITDA ratio;

•	TMC/ Projected CY 2004 EBITDA ratio;

•	TMC/ Number of Subscribers ratio (“TMC/ Subscribers”); and

•	Debt/ Equity ratio (defined as Net Debt divided by EMC)

      In order of ascending Debt/ Equity, the public company comparables consist of:

•	Sprint PCS;

•	Triton PCS Holdings;

•	Centennial Communications Corp.;

•	US Unwired, Inc.; and

•	Rural Cellular Corporation.

      AirGate exhibits the following multiples on a stand alone basis as of September 22, 2003:

AirGate
Multiple

TMC/TTM Service Revenues	1.4x
TMC/Projected CY 2003 Service Revenues	1.4x
TMC/Projected CY 2004 Service Revenues	1.3x
TMC/TTM EBITDA	15.2x
TMC/LQA EBITDA	7.7x
TMC/Projected CY 2003 EBITDA	8.3x
TMC/Projected CY 2004 EBITDA	8.0x
TMC/Subscribers	$1,209

      These comparables exhibit the following median multiples and ranges for the applicable multiples:

	Median	Range of	AirGate
	Multiple	Multiples	Multiples

TMC/ TTM Service Revenues	2.4x	1.6x - 4.2x	1.4x
TMC/ Projected CY 2003 Service Revenues	2.1x	1.4x - 2.3x	1.4x
TMC/ Projected CY 2004 Service Revenues	2.0x	2.0x - 2.1x	1.3x
TMC/ TTM EBITDA	8.6x	7.2x - NM	15.2x
TMC/ LQA EBITDA	7.8x	6.5x - 13.0x	7.7x
TMC/ Projected CY 2003 EBITDA	7.9x	6.9x - NM	8.3x
TMC/ Projected CY 2004 EBITDA	6.4x	6.3x - 8.0x	8.0x
TMC/ Subscribers	$1,947	$1,425 - $2,563	$1,209

      These comparables imply the following values and ranges for implied value of AirGate:

	Median Implied	Range of Implied	AirGate
	Equity Value	Equity Value	Share Price
	per Share	per Share	as of Sept. 22, 2003

TMC/TTM Service Revenues	$14.91	$4.98 - $37.05	$2.85
TMC/Projected CY 2003 Service Revenues	$11.35	$3.47 - $13.46
TMC/Projected CY 2004 Service Revenues	$12.27	$11.53 - $13.00
TMC/TTM EBITDA	NEG (1)	$(6.06) - NM
TMC/LQA EBITDA	$2.96	$0.11 - $14.41
TMC/Projected CY 2003 EBITDA	$2.14	$0.02 - NM
TMC/Projected CY 2004 EBITDA	NEG (1)	$(0.72) - $2.84
TMC/Subscribers	$13.20	$5.87 - $21.86

(1)	NEG indicates negative value.

      The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly traded information technology (“IT”), communications and media companies maintained by Broadview and broken down by industry segment.

      Discounted Cash Flow Analysis. Broadview examined the Status Quo Equity Value of AirGate based on projected free cash flow estimates for the company derived from projections provided by management. The free cash flow estimates were generated from financial projections from December 31, 2003 through September 30, 2008, which were prepared by management.

      Assuming a range of terminal value EBITDA multiples from 6.0x to 10.0x, and a range of discount rates of 10.8% to 19.8%, Broadview calculated implied total Status Quo Equity Values for the Company ranging from ($1.52) to $8.52 price per share with a $1.24 price per share assuming a terminal EBITDA multiple of 7.0x and discount rate of 15.8%. Broadview determined the discount rate based on an analysis of the weighted average cost of capital of selected public companies in the wireless service provider industry, making adjustments they deemed appropriate in light of AirGate’s capital structure, and determined terminal EBITDA multiples based on trading multiples of those companies.

      Liquidation Analysis. AirGate management provided Broadview with a liquidation analysis that assumes an orderly, yet expedited sale, such as an auction or other similar-type sale of the assets of AirGate occurring over a period of six months starting June 30, 2003. The computations were based on AirGate’s estimated balance sheet information as of June 30, 2003. The analysis assumes that all operating entities cease to operate as a going concern and the network is shut down. It is assumed that all leased facilities are closed and surrendered to the landlords and that the machinery and equipment will be removed from these locations and sold by a professional liquidator.

      The liquidation analysis was based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of AirGate. Therefore, there can be no assurance that the assumptions and estimates employed in analyzing the liquidation values of the AirGate’s assets will result in an accurate estimate of the proceeds that would be realized were the company to undergo an actual liquidation. The liquidation analysis does not purport to be a valuation of AirGate’s assets and is not necessarily indicative of the values that may be realized in an actual liquidation that could, therefore, vary materially from the estimates provided above.

      The liquidation analysis yielded estimated liquidation proceeds available for distribution of $64.1 million to $135.3 million. As of June 30, 2003, the Company had liabilities in excess of $641.4 million.

Post-Transaction Valuation Analyses (the “Pro Forma Equity Value”)

      To determine the estimated Pro Forma Equity Value of AirGate after taking the exchange offer into consideration, Broadview primarily used the following methodologies: (1) a public company comparables multiple approach; and (2) a discounted cash flow analysis. The analyses required studies of the overall market, economic and industry conditions in which AirGate operates and the historical operating results of AirGate.

      Public Company Comparables Analysis. Broadview reviewed eight public company comparables in the wireless service provider market with a Debt/ Equity ratio less than 2.5x from a financial point of view including each company’s:

•	TTM Service Revenues;

•	TTM Service Revenues growth rate versus the prior twelve months;

•	Projected CY 2003 Service Revenues;

•	Projected CY 2004 Service Revenues;

•	TTM EBITDA Margin;

•	TTM EBITDA;

•	LQA EBITDA;

•	Projected CY 2003 EBITDA;

•	Projected CY 2004 EBITDA;

•	Number of Subscribers;

•	Number of Covered POPs;

•	EMC;

•	Cash;

•	Total Debt;

•	Net Debt;

•	TMC;

•	TMC/TTM Service Revenues ratio;

•	TMC/ Projected CY 2003 Service Revenues ratio;

•	TMC/ Projected CY 2004 Service Revenues ratio;

•	TMC/ TTM EBITDA ratio;

•	TMC/ LQA EBITDA ratio;

•	TMC/ Projected CY 2003 EBITDA ratio;

•	TMC/ Projected CY 2004 EBITDA ratio;

•	TMC/ Subscribers; and

•	Debt/ Equity ratio.

      In order of ascending Debt/ Equity, the public company comparables consist of:

•	US Cellular Corporation;

•	Nextel Communications, Inc.;

•	AT&T Wireless, Inc.;

•	Nextel Partners;

•	Western Wireless Corp.;

•	Alamosa Holdings, Inc.;

•	Dobson Communications; and

•	UbiquiTel, Inc.

      These comparables exhibit the following median multiples and ranges for the applicable multiples:

	Median	Range of	AirGate
	Multiple	Multiples	Multiples

TMC/TTM Service Revenues	3.0x	1.6x - 4.4x	1.4x
TMC/Projected CY 2003 Service Revenues	2.5x	1.6x - 3.8x	1.4x
TMC/Projected CY 2004 Service Revenues	2.7x	1.5x - 3.5x	1.3x
TMC/TTM EBITDA	8.9x	6.2x - NM	15.2x
TMC/LQA EBITDA	8.1x	5.6x - 25.3x	7.7x
TMC/Projected CY 2003 EBITDA	8.3x	5.8x - 22.3x	8.3x
TMC/Projected CY 2004 EBITDA	7.5x	5.2x - 11.4x	8.0x
TMC/Subscribers	$2,214	$837 - $3,317	$1,209

      These comparables imply the following values and ranges for implied value of AirGate:

	Median Implied	Range of Implied
	Equity Value per	Equity Value
	Share	per Share

TMC/TTM Service Revenues	$11.32	$3.90 - $19.24
TMC/Projected CY 2003 Service Revenues	$8.64	$4.24 - $15.80
TMC/Projected CY 2004 Service Revenues	$10.59	$4.19 - $15.10
TMC/TTM EBITDA	NEG (1)	$(1.57) - NM
TMC/LQA EBITDA	$3.25	$0.86 - $19.91
TMC/Projected CY 2003 EBITDA	$2.93	$0.67 - $15.57
TMC/Projected CY 2004 EBITDA	$2.40	$0.23 - $6.02
TMC/Subscribers	$9.09	$0.57 - $15.90

(1)	NEG indicates negative value.

      The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly traded information technology, communications and media companies maintained by Broadview and broken down by industry segment.

      Discounted Cash Flow Analysis. Broadview examined the Pro Forma Equity Value of AirGate based on projected free cash flow estimates for the company derived from projections provided by management. The free cash flow estimates were generated from financial projections from December 31, 2003 through September 30, 2008, which were prepared by management.

      Assuming a range of terminal value EBITDA multiples from 6.0x to 10.0x, and a range of discount rates of 10.4% to 20.0% Broadview calculated implied total Pro Forma Equity Values for AirGate ranging from $0.55 to $5.13 price per share with a $2.98 price per share assuming a terminal EBITDA multiple of 7.0x and a discount rate of 10.4%. Broadview determined the discount rate based on an analysis of the weighted average cost of capital of selected public companies in the wireless service provider industry and determined terminal EBITDA multiples based on the trading multiples of the companies.

Comparison of Status Quo and Implied Equity Value

      The table below compares the implied equity value in the Status Quo and Pro Forma scenarios based on the median metrics of the Public Company Comparables and the Discounted Cash Flow Analysis in each.

      Implied Equity Value Based on Median Information:

	Status Quo	Pro Forma
	Implied	Implied	AirGate
	Equity Value	Equity Value	Share Price
	Per Share	Per Share	as of Sept. 22, 2003

TMC/TTM Service Revenues	$14.91	$11.32	$2.85
TMC/Projected CY 2003 Service Revenues	$11.35	$8.64
TMC/Projected CY 2004 Service Revenues	$12.27	$10.59
TMC/TTM EBITDA	NEG (1)	NEG (1)
TMC/LQA EBITDA	$2.96	$3.25
TMC/Projected CY 2003 EBITDA	$2.14	$2.93
TMC/Projected CY 2004 EBITDA	NEG (1)	$2.40
TMC/Subscribers	$13.20	$9.09
Discounted Cash Flows Analysis	$1.24 (2)	$2.98 (3)

(1)	NEG indicates negative value.

(2)	Assumes a terminal EBITDA multiple of 7.0x and discount rate of 15.8%.

(3)	Assumes a terminal EBITDA multiple of 7.0x and discount rate of 10.4%.

      In arriving at its conclusion that the transaction is fair from a financial point of view to existing AirGate shareholders, Broadview, among other things, compared the results of the Status Quo Equity Value analysis and the Pro Forma Equity Value analysis. The Pro Forma and Status Quo analyses are calculated using median ratios to determine an implied equity value per share and Broadview reviewed the implied equity values per share in the context of the full range of implied equity values per share in each specific analysis. With respect to the Public Company Comparables and Discounted Cash Flow analyses, Broadview noted that the AirGate implied share value for the Pro Forma scenario (i.e., taking the exchange offer into account) was below the range of values implied for the Status Quo scenario (i.e., not taking the exchange offer into account) for some metrics and above the range of values implied for the Status Quo scenario for other metrics. Metrics for which the AirGate implied share value for the Pro Forma scenario was above the range of implied share value for the Status Quo scenario generally supported Broadview’s fairness determination. Metrics for which the AirGate implied share value for the Pro Forma scenario was below the range of implied share value for the Status Quo scenario generally did not support Broadview’s fairness determination. However, in reaching its fairness conclusion, Broadview considered the results of all analyses taken as a whole and did not necessarily place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. In addition, in analyzing an individual analysis, Broadview considered all metrics together and did not place any particular reliance or weight on any individual metric, but instead concluded that all of the analyses, taken as a whole, supported its determination. No company utilized in the Public Company Comparables analysis as a comparison is identical to AirGate. In comparing the Status Quo scenario with the Pro Forma scenario, Broadview made numerous assumptions with respect to the companies comprising the comparables set and general economic conditions, many of which are beyond the control of AirGate.

Covenant Analysis

      Using financial estimates for AirGate as provided by management, Broadview analyzed AirGate’s ability to comply with the financial covenants contained in its existing credit agreement, dated August 16, 1999, and the amended credit agreement, dated August 29, 2003.

      Broadview noted that based on this analysis, AirGate is likely to be in default of its covenants under the existing credit agreement during the fiscal year beginning October 1, 2004 under the Status Quo forecast and would likely be in compliance with its amended credit agreement covenants for the foreseeable future if the proposed restructuring is completed. The fact that AirGate is likely to be in compliance with its covenants under the amended credit facility and not in compliance with the existing credit facility generally supported Broadview’s fairness determination. Broadview made particular note of the results of this analysis because, in Broadview’s view, AirGate’s ability to comply with its credit facility covenants is a material factor in AirGate’s ability to continue operating. However, in reaching its fairness conclusion, Broadview considered the results of all analyses taken as a whole and did not necessarily place any particular reliance or weight on any individual analyses, but instead concluded that its analyses, taken as a whole, supported its determination.

Dilution Analysis

      Broadview considered the dilution to existing AirGate stockholders that would result from the exchange offer. Prior to the exchange offer, the existing AirGate stockholders own 100% of the outstanding common stock. Following the exchange offer, assuming 100% acceptance of the offer and excluding any issuance of new equity to management, current stockholders would own 44% of the outstanding common stock and current holders of old notes would own 56% of the outstanding common stock. The dilution from incremental shares issued impacted the Pro Forma scenario analyses Broadview conducted and was considered when Broadview compared Pro Forma Equity Values with Status Quo Equity Values. Because the terms of any incentive compensation package have not been determined as of the date of its opinion, Broadview excluded the potential future impact of such incentives in conducting its analyses.

Present Value of Avoided Payments of Cash Interest and Principal

      Broadview considered the interest payments and principal repayments that would be avoided, assuming a 100% acceptance rate in the exchange offer, and the present value of such cash interest payments and principal repayments as a result of the exchange offer. For this analysis, Broadview first calculated the cumulative amount of cash interest and principal that will be avoided by AirGate as a result of the exchange offer.

Status Quo Cash Interest Payments and Principal Repayment from April 1, 2005 to Maturity:

Principal Amount of Debt:	$300.0	million
Coupon:	13 1/2%
Total Cumulative Interest on Old Note through Maturity:	$202.5	million

Pro Forma Cash Interest Payments and Principal Payment from August 31, 2004 through Maturity:

Principal Amount of Debt:	$160.0	million
Coupon:	9 3/8%
Total Cumulative Cash Interest through Maturity:	$85.0	million

      The resulting cumulative cash savings is $257.5 million, with $117.5 million in cash interest savings and $140.0 million in principal savings. Broadview then estimated a present value of avoided cash interest and principal of between $103.8 million and $159.0 million, by applying a range of discount rates from 10% to 20% to the cumulative savings. Broadview considered the impact of such savings on AirGate’s ability to comply with the covenants under the amended credit facility, compared with AirGate’s potential future defaults with respect to the covenants under the existing credit facility. The cumulative cash interest savings and its positive effect on AirGate’s ability to comply with the covenants under the amended credit facility generally supported Broadview’s determination of fairness. However, in reaching its fairness conclusion, Broadview considered the results of all analyses taken as a whole and did not necessarily place any particular reliance or weight on any individual analyses, but instead concluded that its analyses, taken as a whole, supported its determination.

Market Value of New Debt to be Received by Noteholders

      Broadview estimated the range of market value for the new notes to be received by holders of the old notes in the exchange offer based on the high, low and median spread of market yields to the current yield curve for securities issued by the U.S. Government exhibited by the public debt of the companies listed below. The companies used in the analysis have similar credit ratings to AirGate, on a Status Quo basis, and the public debt of these companies have comparable credit terms including maturity date, coupon and call provisions to the new notes to be issued in the proposed exchange offer. For the purpose of this analysis Broadview assumed that AirGate’s credit rating remains the same following consummation of the exchange offer.

      In order of descending Yield-to-Worst ratio, the public company debt comparables consist of:

1) US Unwired, Inc.;

2) Alamosa Holdings, Inc.;

3) Rural Cellular Corporation;

4) Centennial Communications Corp.;

5) Western Wireless Corp.; and

6) Nextel Partners.

      This analysis resulted in an implied market value of the New Notes ranging from $134.0 million to $158.8 million.

      This analysis indicated that the implied market value of the new notes to be received by noteholders in the exchange offer is lower than the value attributed to the debt in the exchange offer. The market value of the new notes to be received impacted the Pro Forma analyses Broadview conducted and was considered when Broadview compared the Pro Forma analyses with the Status Quo analyses. Broadview noted that there can be no assurance as to the market price of the New Notes at any time in the future.

Implied Premium Analysis

      Broadview reviewed both the book value and the market value of the old notes to be exchanged in the exchange offer to derive an implied price per share for the common stock to be issued in the exchange. As of December 31, 2003, the old notes will have a book value of $262.1 million. Holders of the old notes who participate in the exchange offer (which is assumed at 100%) will receive a package of new notes and AirGate common stock in the exchange. The new notes will have a book value of $160.0 million and based on the market value of publicly traded comparable debt a market value ranging from $134.0 million to $158.8 million, with a median value of $143.5 million. The implied value of the equity issued in the transaction, which will represent 56% of the pro forma AirGate equity ownership based on a 100% acceptance rate, is the difference between the value of the old notes and the value of the new notes. Based on the proposed 56% equity ownership by the holders of the old notes, AirGate will issue 33.0 million shares in the transaction, yielding an implied value per share of $3.09. In conducting the analyses, Broadview considered that the market value of the old notes was less than the book value. Using the market value of the old notes and the median value for the new notes, the analysis yielded an implied value per share of $2.43.

      Broadview, among other things, compared the implied value per share with the recent closing share prices for AirGate one day prior to the date of the opinion, twenty trading days prior to the date of the opinion and sixty trading days prior to the date of the opinion. Broadview also compared the implied value per share with AirGate’s twenty trading day average closing share price and AirGate’s sixty trading day average closing share price. Each of the comparisons was performed on both a book value and market value basis. The implied premium analysis yields a range of premiums ranging from (14.6%) to 153.5%.

      Broadview noted that seven of the eight analyses yielded a positive premium over an appropriate range of historical AirGate share prices. Issuing equity at an implied premium generally supported Broadview’s fairness determination because the exchange offer would result in AirGate noteholders effectively paying an implied price for AirGate equity greater than the market price for such shares. However, in reaching its fairness conclusion, Broadview considered the results of all analyses taken as a whole and did not necessarily place any particular reliance or weight on any individual analyses, but instead concluded that its analyses, taken as a whole, supported its determination.

Determination of AirGate Implied Share Price and Implied Premium

		Based on
	Based on Book	Estimated Market
	Value of Debt	Value of Debt

Old Notes	$262.1 million	$223.8 million (1)
Old Notes Swapped For New Notes	$160.0 million	$143.5 million (2)
Implied Value of Old Notes Exchanged For AirGate Equity	$102.1 million	$80.3 million
New AirGate Shares Issued in the Exchange Offer (represents 56% of pro forma shares outstanding)	33.0 million	33.0 million
Implied Equity Value per share of Common Stock	$3.09	$2.43
Implied Premium/(Discount) to AirGate Share Price 1 Day Prior to the Date of the Opinion	8.5%	(14.6)%
Implied Premium/(Discount) to AirGate Share Price 20 Trading Days Prior to the Date of the Opinion	99.5%	56.9%
Implied Premium/(Discount) to AirGate Share Price 60 Trading Days Prior to the Date of the Opinion	153.5%	99.4%
Implied Premium/(Discount) to AirGate Share Price 20 Trading Days Average Prior to the Date of the Opinion	28.0%	0.7%
Implied Premium/(Discount) to AirGate Share Price 60 Trading Days Average Prior to the Date of the Opinion	80.0%	41.6%

(1)	Market value derived from Bloomberg based on a price of 75% of par.

(2)	Derived using median financial metrics from similar debt issues of wireless service providers with comparable credit ratings, maturity, principal, coupon and call provisions. The analysis yielded a range of market values for the notes of $134.0 million to $158.8 million.

Conclusion

      Taken together, the information and analyses employed by Broadview lead to Broadview’s overall opinion that the exchange offer is fair from a financial point of view to the current holders of common stock.

      No company used in the public comparable valuations described above is identical to AirGate. Accordingly, an examination of the results of the analyses described above necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the businesses and other facts that could affect the public trading value of the companies to which they are being compared.

      The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary presented above is not a complete description of the analyses underlying Broadview’s opinion or its presentation to the Board of Directors. Broadview believes that its analyses and the summary presented above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

      In performing its analyses, Broadview made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of AirGate. The analyses that Broadview performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Broadview’s analysis of the fairness, from a financial point of view, of the exchange offer, to stockholders of AirGate as of September 23, 2003. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

      Pursuant to the letter agreements dated February 27, 2003 and September 24, AirGate engaged Broadview to act as its financial advisor in connection with a potential financial restructuring. Pursuant to the terms of the engagement letter, Broadview will receive a fee of $4,129,283, $600,000 which was payable upon delivery of its fairness opinion and $3,529,383 which is payable upon completion of the exchange offer. AirGate also paid Broadview a retainer fee of $75,000 per month and agreed to reimburse Broadview for all out-of-pocket expenses and costs incurred in connection with the engagement including, but not limited to, travel, document production and similar costs. Such expenses also included fees from lawyers and other professional advisers that were engaged during the process. Broadview will be paid its retainer fee for a period of 10 months and one half the total amount (or $375,000) will be credited against the fee deliverable upon completion of the exchange offer.

Recommendation of the Board of Directors; Reasons of the Board of Directors

      At a meeting held on September 23, 2003, our board of directors unanimously approved the terms of the restructuring and the transactions contemplated thereby and recommended that our stockholders approve the recapitalization plan and vote to accept the prepackaged plan. In evaluating the proposed restructuring, our board of directors identified and considered, among other things, the following factors:

•	the benefits that would be produced by the recapitalization, including:

•	an improved capital structure and the lower financial risk resulting from the reduction of required debt payments;

•	approximately $257.5 million lower debt-service payments, including an approximate $140 million reduction in principal amount;

•	improved liquidity metrics that are comparable to other wireless industry companies;

•	improved position to seek the best outsourcing alternatives and the optimal financial relationship with Sprint;

•	an exchange of equity for debt that compares favorably to market measures;

•	a debt/ equity ratio that is superior to that of all other Sprint affiliates;

•	that we would be better able to carry out our business plan;

•	the absence of any other viable restructuring alternatives;

•	the fact that, because the transaction results from extensive negotiations with our noteholders, the recapitalization has the greatest chance of being completed and has the most favorable impact on us;

•	potential for defaults on covenants under our credit facility and uncertainty regarding our ability to provide operating cash flow to pay debt service and fund capital needs in 2005 and beyond;

•	the recapitalization plan presents a timely opportunity for us to improve our financial position;

•	that the retention by the existing holders of our common stock of 44% of the outstanding common stock after the recapitalization represents the maximum amount of common stock that holders of old notes would agree to permit such holders to retain in connection with the recapitalization plan;

•	the opinion of Broadview as to the fairness from a financial point of view of the recapitalization plan to our common stockholders;

•	the fact that the support agreement may be terminated by us at any time if our board of directors determines that such termination is in our best interests;

•	the fact that the issuance of options for 10% of our outstanding stock after the completion of the recapitalization was negotiated with holders of 50% of the old notes;

•	the fact that our completion of the restructuring is subject to approval by our stockholders; and

•	the fact that, as a result of the transactions contemplated by the recapitalization plan, our creditors will own 56% of our common stock.

      With respect to the dilutive effect of the restructuring to our existing shareholders, the board considered the fact that, although existing stockholders would retain approximately 44% of our outstanding common stock in the restructuring, they would nevertheless retain majority control of the expanded board of directors. With respect to the economic dilutive effect, the board considered the fact that our existing stockholders would have approximately 44% of the benefit of a $140 million reduction in debt ($100 million on an accreted basis). Based on the issuance of 33,000,000 shares of common stock in the restructuring, the per share “price” to the holders of old notes would be between $3.00 and $4.50. Given that our common stock was then trading well below that range (the 30-day average trading price was less than $2.00 per share), the board also considered the fact that, based on discussions with potential equity investors, no third party would offer as much for our common stock. Consequently, the board viewed dilution to our stockholders as the cost of holding a smaller piece of a less financially risky (from a credit standpoint) enterprise.

      The board of directors did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its evaluation of the restructuring and the transactions contemplated thereby. Furthermore, the board of directors did not undertake to make any specific determination as to whether any particular factor was essential to its decision to approve the terms of the restructuring. Instead, the board of directors conducted an overall analysis of the factors described above, which included a thorough discussion of all of the above-listed factors with its legal and financial advisors. Nevertheless, the board considered the fact that certain metrics in Broadview’s fairness analysis under the “status quo” and “pro forma” scenarios favored the status quo. However, the board also considered the fact that, under the status quo scenario, AirGate would not resolve its liquidity issues, and, as a result, AirGate’s ability to continue as a going concern would be more uncertain. This consideration weighed heavily in the board’s evaluation of the restructuring. The board of directors relied on the experience and expertise of our financial advisors for quantitative analysis of the financial terms of the restructuring. In considering the factors described above, individual directors may have given different weights to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the restructuring.

THE RECAPITALIZATION PLAN

      The public and private exchange offers and related consent solicitations are a part of the recapitalization plan for achieving our financial restructuring goals. Consummation of the recapitalization plan will result in decreased principal and interest payments represented by our notes. The recapitalization plan consists of the several concurrent transactions described below. Consummation of each of the following transactions is conditioned upon the consummation of the others as set forth below. The percentage ownerships set forth below after giving effect to the financial restructuring assume that all of the old notes are exchanged for common stock and new notes in the exchange offer and, unless otherwise stated, do not give effect to any shares of our common stock that may be issued pursuant to stock options or warrants.

Exchange Offers and Consent Solicitations

General

      Concurrently with the solicitation of proxies subject to this proxy statement, we are conducting an exchange offer and consent solicitation by means of a separate registration statement filed with the SEC. Subject to the terms and conditions set forth in that registration statement, we are offering to exchange our outstanding old notes for an aggregate of:

•	56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring (33,041,516 shares of our common stock based on the number of currently outstanding shares, without giving effect to the reverse stock split), and

•	$160,000,000 in aggregate principal amount of our new notes,

in each case assuming the exchange of all outstanding old notes.

      We will issue:

•	110.1384 shares of our pre-reverse split common stock and

•	$533.33 in aggregate principal amount of our new notes

in exchange for each $1,000 of principal amount due at maturity of our old notes properly tendered in the exchange offer and not withdrawn.

      The shares of our common stock and new notes issued in the public exchange offer to holders who did not execute the support agreement will not be restricted securities. Pursuant to a support agreement, we previously made a private offer to holders of approximately 67% of our outstanding old notes to exchange their old notes for shares of our common stock and new notes on terms and conditions substantially identical to those in this public exchange offer. Consummation of the public and private exchange offers will occur concurrently, following satisfaction of all conditions. The shares of our common stock and the new notes issued in the private exchange offer will be restricted securities under the Securities Act of 1933, as amended, and will contain a legend to this effect. We will file a resale registration statement to permit the resale of these securities immediately following consummation of the recapitalization plan.

      In connection with each exchange offer, we are soliciting the consent of each holder of old notes to:

•	amend the indenture under which the old notes were issued to eliminate substantially all of the restrictive covenants contained therein and release all collateral securing our obligations thereunder and

•	waive any defaults and events of default under the old notes indenture that may occur in connection with the recapitalization plan.

Conditions to the Exchange Offers

      Completion of each exchange offer is subject to several conditions, which our board of directors may waive, subject to certain exceptions. These conditions include:

•	the minimum tender condition;

•	any legal proceeding, government action or other adverse development that enjoins the consummation of the exchange offer or the acquisition of old notes tendered pursuant to the exchange offer or prohibits, prevents, restricts, limits or delays closing of the exchange offer or that would have a material adverse effect on the exchange offer;

•	satisfaction of the conditions set forth in the private exchange offer;

•	the conditions to our and the holders of old notes obligations under the amended support agreement have been satisfied, as described in “The Restructuring — Description of Support Agreement;”

•	the indenture governing the new notes is acceptable to us; and

•	any consents or approvals from government bodies and authorities which are required in order to complete the exchange offer have been obtained.

      Waiver of the condition described in the first bullet point above also requires waiver by a majority of the notes held by parties to the amended support agreement. Our board of directors may waive the remaining conditions, in whole or in part, at any time prior to the tender expiration date in its sole discretion.

      The completion of the exchange offers are also conditioned upon the approval by our shareholders of certain aspects of the restructuring transactions pursuant to this proxy statement.

Terms of the New Notes

      General. In the exchange offer, we are proposing to issue up to $160.0 million aggregate principal amount of our new 9 3/8% senior subordinated secured notes due September 1, 2009. We expect to pay accrued interest on these new notes semi-annually in arrears, on each January 1 and July 1, beginning July 1, 2004. Interest will begin to accrue beginning January 1, 2004.

      Ranking. The new notes will be our senior subordinated secured obligations and will rank junior in right of payment to all of our senior indebtedness, including debt under our credit facility, and senior in right of payment to all of our future indebtedness that by its terms is junior in right of payment to the new notes. As of September 30, 2003, after giving effect to the restructuring, we would have had approximately $311.5 million of outstanding indebtedness, $151.5 million of which would have been senior to the new notes.

      Collateral. The new notes will be secured by second-priority liens, subject to certain exceptions and permitted liens, on substantially all of our and our subsidiaries’ existing and after-acquired assets. A first-priority lien has been granted to the lenders under our credit facility on these assets.

      Optional Redemption. On or after January 1, 2006, we may redeem the new notes in whole or in part, at specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date.

      Guarantee. Our obligations under the new notes will be guaranteed on a senior subordinated secured basis by all of our restricted subsidiaries, which we collectively refer to as the “guarantors.” The guarantees will be senior subordinated secured obligations of the guarantors and will rank junior to all existing and future indebtedness of the guarantors that is not, by its terms, expressly subordinated in right of payment to the guarantees.

      Restrictive Covenants. The indenture governing the new notes limits our ability and the ability of our restricted subsidiaries to: incur more debt; create liens; repurchase stock and make certain investments; pay dividends, make loans or transfer property or assets; enter into sale and leaseback transactions; transfer or dispose of substantially all of our assets; and engage in transactions with affiliates. These covenants are subject to a number of important exceptions and limitations.

Amendments to Our Credit Facility

      In contemplation of the proposed restructuring, AirGate entered into an amendment to its credit facility on November 30, 2003. Certain changes are effective and are used in determining compliance with financial covenants for periods ended December 31, 2003 and thereafter. Such changes include clarifying certain ambiguities and modifying the definition of, and period for calculating, EBITDA for purposes of complying with financial covenants under the credit facility. Management expects these changes to generally assist AirGate in complying with these financial covenants for the next twelve months. Other changes are not effective unless the restructuring is completed. For a discussion of amendments to our credit facility, see “Description of Our Credit Facility” below.

Proxy Solicitation

      Concurrently with each exchange offer and consent solicitation, we are soliciting proxies from our stockholders by means of this proxy statement which we have filed with the SEC.

iPCS Stock Trust

      In connection with the issuance of common stock in the exchange offers described in this proxy statement, we will undergo an ownership change for tax purposes. An ownership change of AirGate would also have caused an ownership change of our former wholly-owned subsidiary, iPCS, Inc. This ownership change could have a detrimental effect on the value of certain net operating losses of iPCS and, consequently, could subject the restructuring to the automatic stay protection of the iPCS bankruptcy court. In order to prevent such an effect and after approval of the iPCS bankruptcy court, on October 17, 2003, we transferred all of our shares of iPCS common stock into a trust organized under Delaware law. Our stockholders of record on the date of transfer to the trust are the trust’s sole beneficiaries. Such stockholders’ interest in the trust is equal to their percentage ownership of AirGate on the date of transfer. Distributions from the trust will only be made if directed by the iPCS board of directors and/or approved by the bankruptcy court overseeing iPCS’s bankruptcy case.

Acceptance of Prepackaged Plan

      We are also soliciting acceptances of the prepackaged plan from our common stockholders in conjunction with this proxy solicitation. The effectiveness of the acceptances of the prepackaged plan is not conditioned on the consummation of any transactions under the recapitalization plan. Acceptance of the prepackaged plan by our stockholders (Class 7) requires the affirmative vote of the holders of at least two-thirds in amount of the equity interests in such class who cast votes with respect to the prepackaged plan.

      As of September 30, 2003, our officers and directors and their affiliates held 359,103 shares of our common stock, which represents approximately 1.38% of the issued and outstanding common stock as of that date.

      If our shareowners approve the restructuring and we receive the required acceptances of the pre-packaged plan by holders of our old notes but we do not receive sufficient acceptances of the pre-packaged plan from our stockholders, we may seek confirmation of the prepackaged plan using the “cram down” provisions of the Bankruptcy Code. In any such case, we would pursue a plan in which our stockholders and noteholders would receive consideration similar to that specified by the recapitalization plan, including the issuance of common stock and new notes in exchange for the old notes.

CAPITALIZATION

      The following table sets forth our capitalization, as of September 30, 2003, (1) on an actual basis and (2) on an as adjusted basis to give effect to the recapitalization plan and the disposition of iPCS; in each case using the September 30, 2003 closing bid price for our common stock of $2.42. The as adjusted data assumes that all of our outstanding old notes are exchanged for common stock and new notes in the public and private exchange offers.

      To understand this table better, you should review “Selected Consolidated Historical Financial Data,” “Unaudited Pro-Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this proxy statement.

	As of September 30, 2003

	Actual	As Adjusted

	(In thousands)
	(Unaudited)
Cash and cash equivalents	$54,078	$36,030
Debt securities
Credit Facility	151,297	141,297
Old notes	252,987	—
New notes offered hereby	—	169,001

Total debt securities	404,284	310,298
Stockholders’ deficit
Common stock, $0.01 par value, 150,000,000 authorized, 25,961,191 shares issued and outstanding(1)	259	117
Additional paid-in capital	923,888	1,001,013
Preferred stock, 5,000,000 shares authorized, no shares issued and outstanding(2)	—	—
Deferred stock-based compensation	(203)	(203)
Accumulated deficit	(1,300,941)	(1,120,537)

Total stockholders’ deficit	(376,997)	(119,610)

Total capitalization	$81,365	$226,718

(1)	30,000,000 shares authorized and 11,800,542 shares issued and outstanding after the recapitalization plan, after giving effect to the reverse stock split.

(2)	1,000,000 shares authorized and no shares issued and outstanding after the recapitalization plan, after giving effect to the reverse stock split.

ACCOUNTING TREATMENT OF THE RESTRUCTURING

      The exchange of old notes for our common stock and new notes will be accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (“SFAS No. 15”) and EITF 02-4 “Determining whether Debtor’s Modification or Exchange of Debt is within the scope of FASB Statement No. 15.” Our outstanding old notes will be exchanged for 33,041,516 shares of our common stock, before giving effect to the reverse stock split, and $160.0 million in aggregate principal amount of new notes. In accordance with SFAS No. 15, a gain will not be recorded upon the restructuring as the adjusted carrying amount of the old notes is less than the maximum future cash payments (including future interest payments) of the new notes. The effects of the restructuring will therefore be accounted for as a reduction in the effective interest rate on the new notes.

      Transaction costs for the recapitalization plan are estimated to be $8.9 million, including financial advisor and dealer/ manager, legal, filing, printing and accounting fees. Costs attributable to the debt are estimated to be $5.9 million and will be expensed as incurred; costs of approximately $3.0 million will be offset against the carrying amount of the common stock based on values as of September 30, 2003. In addition, approximately $0.8 million relates to financing costs capitalized on the balance sheet, which were incurred in connection with amendments to the credit facility. These costs will be amortized to interest expense over the remaining life of the credit facility. Additionally, the Company may be required to pay alternative minimum taxes because net operating loss carry forwards can offset only 90% of alternative minimum taxable income. The Company has estimated alternative minimum taxes due of $0.6 million.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

      The selected statement of operations and balance sheet data presented below is derived from our audited consolidated financial statements as of and for the nine months ended September 30, 1999, and the years ended September 30, 2000, 2001, 2002 and 2003. Such data includes the results of operations of iPCS subsequent to November 30, 2001, its date of acquisition, but as a result of iPCS’s Chapter 11 bankruptcy filing, does not include the results of operations of iPCS subsequent to February 23, 2003. iPCS filed for Chapter 11 bankruptcy on February 23, 2003. On October 17, 2003, the Company irrevocably transferred all of its shares of iPCS common stock to a trust organized under Delaware law. As of the date of this transfer, the disposition will be accounted for as a discontinued operation.

      In accordance with generally accepted accounting principles, iPCS’s results of operations are not consolidated with AirGate’s results subsequent to February 23, 2003 and the accounts of iPCS are recorded as an investment using the cost method of accounting. The comparability of our results for the year ended September 30, 2003 to the year ended September 30, 2002 are affected by the exclusion of the results of iPCS for the periods prior to November 30, 2001 and after February 23, 2003. As a result, the exclusion of iPCS results after February 23, 2003 has the effect of lowering revenues and expenses in the year ended September 30, 2003 compared to the year ended September 30, 2002, which is partially offset by the exclusion of results for iPCS prior to November 30, 2001.

      The data set forth below should be read in conjunction with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement.

	For the Nine
	Months Ended	For the Year Ended September 30,
	September 30,
	1999	2000	2001	2002(1)	2003(2)

	(In thousands, except per share subscriber data)
Consolidated Statements of Operations Data:
Revenues:
Service revenue	$—	$9,746	$105,976	$327,365	$309,377
Roaming revenue	—	12,338	55,329	111,162	86,672
Equipment revenue	—	2,981	10,782	18,030	13,988

Total revenues	—	25,065	172,087	456,557	410,037

Operating expenses:
Cost of services and roaming (exclusive of depreciation as shown separately below)	—	27,993	116,909	311,303	243,191
Cost of equipment	—	5,685	20,218	43,592	28,419
Selling and marketing	—	28,539	71,706	116,610	68,186
General and administrative	5,619	15,338	17,141	25,851	30,228
Depreciation and amortization of property and equipment	622	12,034	30,621	70,197	60,662
Amortization of intangible assets	—	—	46	39,332	6,821
Loss on disposal of property and equipment	—	—	—	1,074	1,969
Impairment of goodwill(3)	—	—	—	460,920	—
Impairment of property and equipment(3)	—	—	—	44,450	—
Impairment of intangible assets(3)	—	—	—	312,043	—

Total operating expenses	6,241	89,589	256,641	1,425,372	439,476

Operating loss	(6,241)	(64,524)	(84,554)	(968,815)	(29,439)
Interest income		9,321	2,463	590	229
Interest expense	(9,358)	(26,120)	(28,899)	(57,153)	(55,547)
Income tax benefit	—	—	—	28,761	—

Net loss	$(15,599)	$(81,323)	$(110,990)	$(996,617)	$(84,757)

Basic and diluted net loss per share of common stock	$(4.57)	$(6.60)	$(8.48)	$(41.96)	$(3.27)
Basic and diluted weighted-average outstanding common shares	3,414,276	12,329,149	13,089,285	23,751,507	25,908,414
Consolidated Other Data:
Number of subscribers at end of period	—	56,689	235,025	554,833	359,460
Ratio of earnings to fixed charges(4)	—	—	—	—	—
Consolidated Statements of Cash Flows Data:
Cash provided by (used in) operating activities	$(2,473)	$(41,609)	$(40,850)	$(45,242)	$42,548
Cash used in investing activities	(15,706)	(152,397)	(71,772)	(78,716)	(35,975)
Cash provided by (used in) financing activities	274,783	(6,510)	68,528	142,143	15,030

	As of September 30,

	1999	2000	2001	2002(1)	2003(2)

Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$258,900	$58,384	$14,290	$32,475	$54,078
Total current assets	262,470	74,315	56,446	129,773	101,265
Property and equipment, net	44,206	183,581	209,326	399,155	178,070
Total assets	317,320	268,948	281,010	574,294	290,916
Total current liabilities(5)	31,507	37,677	61,998	494,173	88,747
Long-term debt and capital lease obligations	157,967	180,727	266,326	354,828	386,509
Total liabilities(6)	189,474	219,075	333,734	867,241	667,913
Stockholders’ equity (deficit)	127,846	49,873	(52,724)	(292,947)	(376,997)

(1)	On November 30, 2001, AirGate acquired iPCS, Inc. (together with its subsidiaries, “iPCS”). The accounts of iPCS are included as of September 30, 2002, and the results of operations subsequent to November 30, 2001.

(2)	On February 23, 2003, iPCS, Inc. filed for Chapter 11 bankruptcy protection. Prior to February 23, 2003 the accounts and results of operation of iPCS were consolidated. Subsequent to filing bankruptcy, iPCS is no longer consolidated and is accounted for on the cost basis. On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock into a trust organized under Delaware law. As of the date of the transfer, the disposition will be accounted for as a discontinued operation and the iPCS investment (approximately $184 million credit balance carrying amount) will be eliminated and recorded as a non-monetary gain from disposition of discontinuing operations.

(3)	As a result of the Company’s fair value assessments, total impairment charges of $817,413 were recorded for the impairment of goodwill and tangible and intangible assets related to iPCS as of September 30, 2002.

(4)	Earnings were inadequate to cover fixed charges for the nine months ended September 30, 1999, the years ended September 30, 2000, 2001, 2002, and 2003 by $15,599, $81,323, $110,990, $1,025,378, and $84,757, respectively.

(5)	As a result of an event of default, the iPCS credit facility and iPCS notes have been classified as a current liability as of September 30, 2002.

(6)	As of September 30, 2003, includes the investment of iPCS of $184.1 million accounted for on the cost basis.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
(Dollars in thousands)

      The following unaudited pro forma condensed consolidated financial statements show the effects of the recapitalization plan (including the 1 for 5 reverse stock split) and iPCS disposition in the historical consolidated balance sheet and consolidated statements of continuing operations of the Company. The unaudited pro forma condensed consolidated financial statements assume 100% of our old notes are exchanged for common stock and new notes in the public and private exchange offers. We have presented this set of unaudited pro forma condensed consolidated financial statements to demonstrate the significant financial aspects of the recapitalization plan and iPCS disposition.

      We derived this information from the audited consolidated financial statements of the Company for the years ended September 30, 2002 and 2003. These historical financial statements used in preparing the pro forma condensed consolidated financial statements are summarized and should be read in conjunction with our complete historical financial statements and related notes contained elsewhere in this proxy statement.

      The unaudited pro forma condensed consolidated statements of continuing operations for the years ended September 30, 2002 and 2003 give effect to the recapitalization plan as if it had been consummated at the beginning of the earliest period presented, and as if the disposal of iPCS occurred on November 30, 2001. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 gives effect to the recapitalization plan and disposal of iPCS as if they took place September 30, 2003.

      On November 30, 2001, AirGate acquired iPCS, Inc. (together with its subsidiaries, “iPCS”). Subsequent to November 30, 2001, the results of operations and accounts of iPCS were consolidated with the Company in accordance with generally accepted accounting principles. On February 23, 2003, iPCS, Inc. filed a Chapter 11 bankruptcy case in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. Subsequent to February 23, 2003, the Company no longer consolidated the accounts and results of operations of iPCS and the accounts of iPCS were recorded as an investment using the cost method of accounting. On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock into a trust organized under Delaware law. On the date of the transfer, iPCS will be accounted for as a discontinued operation and the iPCS investment (approximately $184 million credit balance carrying amount) will be eliminated and recorded as a non-monetary gain from disposition of discontinuing operations.

      Transaction costs for the recapitalization plan are estimated to be $8.9 million, including financial advisor and dealer/ manager, legal, filing, printing and accounting fees. Costs attributable to the debt are estimated to be $5.9 million and will be expensed as incurred; costs of approximately $3.0 million related to the issuance of common stock will be offset against the carrying amount of the common stock. In addition, approximately $0.8 million relates to financing costs capitalized on the balance sheet, which were incurred in connection with amendments to the credit facility. These costs will be capitalized and amortized to interest expense over the remaining life of the credit facility. Additionally, the Company may be required to pay alternative minimum taxes because net operating loss carry forwards can offset only 90% of alternative minimum taxable income. The Company has estimated alternative minimum taxes due of $0.6 million. The pro forma condensed consolidated balance sheet gives effect to these payments, and the effect has not been reflected in the pro forma condensed consolidated statement of operations.

      The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The final amount allocated to common stock to be received by the noteholders and resulting effect on the future effective interest rate will be different and the difference may be material.

      Under the prepackaged plan, except for holders of “below market” warrants and stock options (whose interests will be cancelled under the prepackaged plan), the holders of our debt and equity securities (as well as the holders of all other claims) will receive the same consideration in exchange for their claims and interests as they would receive in the recapitalization plan. Estimated expenses of the prepackaged plan would range from approximately $5.0 million to $10.0 million, depending on the length of time for the plan of reorganization to be approved.

      The Company is providing the unaudited pro forma condensed consolidated financial information for illustrative purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to represent what our consolidated financial position or results of operations would have actually been had the recapitalization plan or iPCS disposition in fact been completed on that date, or to project our results of operations for any future period.

AIRGATE PCS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2003
(Dollars in thousands)

		Pro Forma Adjustments

				iPCS
				Disposition/
		Debt		Reverse
	Historical	Restructuring		Stock Split		Pro Forma

ASSETS
Current Assets:
Cash and cash equivalents	$54,078	$(6,543	)(1)	$—		$36,030
		(905	)(2)
		(600	)(3)
		(10,000	)(4)
Accounts receivable, net	26,994	—		—		26,994
Receivable from Sprint	15,809	—		—		15,809
Inventories	2,132	—		—		2,132
Prepaid expense	2,107	—		—		2,107
Other current assets	145	—		—		145

Total current assets	101,265	(18,048)		—		83,217

Property and equipment, net	178,070	—		—		178,070
Credit facility financing costs	2,656	755	(2)	—		3,411
Old notes financing costs	4,026	(4,026	)(2)	—		—
Direct subscriber activation costs	3,907	—		—		3,907
Other assets	992	—		—		992

Total assets	$290,916	$(21,319)		$—		$269,597

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$5,945	$—		$—		$5,945
Accrued expenses	12,104	(605	)(1)	—		11,499
Payable to Sprint	45,069	—		—		45,069
Deferred revenue	7,854	—		—		7,854
Current maturities of long-term debt	17,775	—		—		17,775

Total current liabilities	88,747	(605)		—		88,142

Long-term debt, excluding current maturities
Credit Facility	133,522	(10,000	)(4)	—		123,522
Senior Notes	252,987	(4,026	)(2)	—		169,001
		(79,960	)(5)	—

Total Long-Term Debt	386,509	(93,986)		—		292,523

Deferred subscriber activation fee revenue	6,701	—		—		6,701
Other long-term liabilities	1,841	—		—		1,841
Investment in iPCS(10)	184,115	—		(184,115	)(10)	—

Total liabilities	667,913	(94,591)		(184,115)		389,207

Stockholders’ deficit:
Common stock	259	330	(5)	(472	)(8)	117
Additional paid-in-capital	923,888	79,630	(5)	472	(8)	1,001,013
		(2,977	)(1)
Unearned stock compensation	(203)	—		—		(203)
Accumulated deficit	(1,300,941)	(2,961	)(1)	184,115	(10)	(1,120,537)
		(600	)(3)
		(150	)(2)

Total stockholders’ deficit	(376,997)	73,272		184,115		(119,610)

Total liabilities and stockholders’ deficit	$290,916	$(21,319)		$—		$269,597

See Accompanying Footnotes to Pro Forma Condensed Consolidated Financial Statements.

AIRGATE PCS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF CONTINUING OPERATIONS
For the Year Ended September 30, 2002
(Dollars in thousands, except for share and per share amounts)

		Pro Forma Adjustments

				iPCS
				Disposition/
		Debt		Intercompany
	Historical	Restructuring		Eliminations		Pro Forma

Revenues:
Service revenue	$327,365	$—		$(100,861	)(11)	$226,504
Roaming revenue	111,162	—		(37,149	)(11)	74,013
Equipment revenue	18,030	—		(5,003	)(11)	13,027

	456,557	—		(143,013)		313,544

Operating Expenses:
Cost of service and roaming	311,303	—		(106,996	)(11)	204,307
Cost of equipment	43,592	—		(15,968	)(11)	27,624
Selling and marketing	116,610	—		(37,511	)(11)	79,099
General and administrative	25,851	—		(7,708	)(11)	18,143
Depreciation and amortization of property and equipment	70,197	—		(29,513	)(11)	40,684
Amortization of intangible assets	39,332	—		(39,252	)(11)	80
Loss on disposal of property and equipment	1,074	—		—		1,074
Impairment of goodwill	460,920	—		(460,920	)(11)	—
Impairment of property and equipment	44,450	—		(44,450	)(11)	—
Impairment of intangible asset	312,043	—		(312,043	)(11)	—

Total operating expenses	1,425,372	—		(1,054,361)		371,011

Operating loss	(968,815)	—		911,348		(57,467)
Interest income	590	—		(423	)(11)	167
Interest expense	(57,153)	29,235	(6)	21,673	(11)	(20,089)
		(13,693	)(7)
		(151	)(9)

Loss from continuing operations before income taxes	(1,025,378)	15,391		932,598		(77,389)
Income taxes	28,761	—		(28,761	)(11)	—

Net loss from historical operations and pro forma loss from continuing operations	$(996,617)	$15,391		$903,837		$(77,389)

Basic and diluted net loss from historical operations and pro forma loss from continuing operations per share of common stock, pre-split	$(41.96)					$(1.36)
Basic and diluted weighted-average outstanding common shares, pre-split	23,751,507	33,041,516	(3)			56,793,023
Basic and diluted pro forma net loss from continuing operations per share of common stock, post-split(8)		—				$(6.81)
Basic and diluted weighted-average outstanding common stock, post-split(8)		—				11,358,605

See Accompanying Footnotes to Pro Forma Condensed Consolidated Financial Statements.

AIRGATE PCS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF CONTINUING OPERATIONS
For the Year Ended September 30, 2003
(Dollars in thousands, except for share and per share amounts)

		Pro Forma Adjustments

				iPCS
				Disposition/
		Debt		Intercompany
	Historical	Restructuring		Eliminations		Pro Forma

Revenues:
Service revenue	$309,377	$—		$(57,664	)(11)	$251,713
Roaming revenue	86,672	—		(18,893	)(11)	67,779
Equipment revenue	13,988	—		(2,132	)(11)	11,856

	410,037	—		(78,689)		331,348

Operating Expenses:
Cost of service and roaming	243,191	—		(55,960	)(11)	187,231
Cost of equipment	28,419	—		(6,763	)(11)	21,656
Selling and marketing	68,186	—		(16,417	)(11)	51,769
General and administrative	30,228	—		(6,881	)(11)	23,347
Depreciation and amortization of property and equipment	60,662	—		(14,168	)(11)	46,494
Amortization of intangible assets	6,821	—		(6,821	)(11)	—
Loss on disposal of property and equipment	1,969	—		(1,451	)(11)	518

Total operating expenses	439,476	—		(108,461)		331,015

Operating income/(loss)	(29,439)	—		29,772		333
Interest income	229	—		(42	)(11)	187
Interest expense	(55,547)	33,493	(6)	12,841	(11)	(22,946)
		(13,582	)(7)
		(151	)(9)

Loss from continuing operations before income taxes	(84,757)	19,760		42,571		(22,426)
Income taxes	—	—		—		—

Net Loss from historical operations and pro forma loss from continuing operations	$(84,757)	$19,760		$42,571		$(22,426)

Basic and diluted net loss from historical operations and pro forma loss from continuing operations per share of common stock, pre-split	$(3.27)					$(0.38)
Basic and diluted weighted-average outstanding common shares, pre-split	25,908,414	33,041,516	(3)			58,949,930
Basic and diluted pro forma net loss from continuing operations per share of common stock, post-split(8)						$(1.90)
Basic and diluted weighted-average outstanding common shares, post-split(8)						11,789,986

See Accompanying Footnotes to Pro Forma Condensed Consolidated Financial Statements.

AIRGATE PCS, INC.

FOOTNOTES TO PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Dollars in thousands, except for share and per share amounts)

Debt Restructuring

      The following summarizes certain key provisions and accounting related to the recapitalization plan as it relates to the condensed consolidated financial statements. The recapitalization plan is further described in the proxy statement.

      The old notes with a carrying value of $252,987 as of September 30, 2003 will be exchanged for new notes with a principal balance of $160,000 and 33,041,516 shares of common stock, which is assumed to be valued at $79,960 as of September 30, 2003, based upon the common stock market price of $2.42 on that date. The common stock will be valued based on the market price on the transaction date. The market price, which will be used to value the common stock, will be different and the difference may be material and will also change the effective interest rate of the new notes. An increase or decrease of $1.00 in the market price of the Company’s common stock would result in a decrease or increase, respectively, in the carrying amount of the notes of $33,041. An increase or decrease in the carrying amount of the debt results in a decrease or increase, respectively, in the effective interest rate.

      The financial restructuring qualifies as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings” and EITF 02-4, “Determining Whether a Debtors Modification or Exchange of Debt is within the scope of FASB statement No. 15.” Based on the proposed recapitalization plan and assumptions, there will not be a gain on the transaction since total future cash payments, including interest, exceed the remaining carrying amount of the old notes after reducing the old notes by the assumed value of the common stock.

(1) The estimated transaction costs are summarized as follows:

		Expensed	Paid
		Fiscal Year	Fiscal Year
	Estimated	2003	2003

Financial advisor and dealer/manager fees	$1,525	$1,512	$1,287
Financial advisor and dealer/manager fees — contingent transaction costs	3,654	—	—
Legal, printing and other fees	2,930	1,223	843
Accounting fees	825	261	261

	$8,934	$2,996	$2,391

Transaction costs incurred to raise capital related to the debt will be expensed in the period incurred. Transaction costs incurred to raise capital related to the equity will be recorded against additional paid in capital.

(2)	Represents the reclassification of the net financing costs related to the issuance of the old notes, and the payment of additional financing costs related to an amendment of the credit facility.

(3)	As a result of the recapitalization plan, the Company will realize cancellation of indebtedness income, which will likely be absorbed by net operating loss (“NOL”) carryforwards. Even though the Company will likely be able to offset all of its taxable income for regular income tax purposes by available NOLs, only 90% of the Company’s taxable income for alternative minimum tax (“AMT”) purposes generally may be offset by available NOL carryforwards (as recomputed for AMT purposes). Accordingly, the Company has reflected a provision for AMT at a 2% (10% of the 20%

AIRGATE PCS, INC.

FOOTNOTES TO PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except for share and per share amounts)

AMT rate) federal tax rate resulting in an estimated federal income tax liability of $600, which is based on an assumed COD of approximately $30.0 million. Payment of the AMT creates a deferred income tax asset. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has provided a valuation allowance against all of its deferred income tax assets because the realization of those deferred tax assets is uncertain. The Company believes it has complied with FAS 109.

(4)	In connection with an amendment of the credit facility, the Company has agreed to prepay $10.0 million in principal under the credit facility, which will be credited against principal payments otherwise due in 2004 and 2005 in the amount of $7.5 million and $2.5 million, respectively. The prepayment is required only if the recapitalization plan is completed. The amendment will not otherwise affect AirGate’s obligation to pay interest, premium, if any, or the principal on the AirGate credit facility, when due.

(5)	Represents the adjustment to record the issuance of 33,041,516 shares of common stock, to be issued and outstanding immediately after the exchange offer and prior to the reverse stock split. The issuance of the stock reflects a reduction in the old notes at an assumed market value as of September 30, 2003 of $2.42 per share.

(6)	Represents the adjustment to reflect the impact of removing the interest expense (including amortization of the discount and direct issue costs) related to the old notes.

(7)	Represents the adjustment to reflect the effective interest expense (including accretion of the premium) of the new notes. Based on the assumptions herein, the effective rate is assumed to be 8.1%; the actual cash pay rate is 9 3/8%.

(8)	As part of the recapitalization plan, the Company is proposing to implement a 1 for 5 reverse split of its capital stock.

(9)	Represents amortization of financing costs capitalized on the balance sheet, which were incurred in connection with amending the credit facility. These costs will be amortized to interest expense over the remaining life of the credit facility.

iPCS Disposition/Reverse Stock Split

      The following is a description of the pro forma adjustment to reflect the effects of the disposition of iPCS and related information.

(10)	On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock to a trust for the benefit of AirGate shareholders. As of the date of the transfer to the trust, the iPCS investment (approximately $184 million credit balance carrying amount) will be eliminated and recorded as a non-monetary gain from disposition of discontinuing operations.

(11)	Represents the adjustment to reclassify the operations of iPCS from continuing to discontinued operations for the periods presented.

DESCRIPTION OF OUR CREDIT FACILITY

The Credit Facility

      We are amending our credit facility in connection with the restructuring. The terms of such amendment are more fully described below in “— The Amendment of our Credit Facility.”

     General

      We entered into the credit facility on August 16, 1999 with certain lenders pursuant to which they agreed to provide a credit facility in the amount of up to $153.5 million. We have drawn the entire amount available under the credit facility.

      The credit facility provides for (1) $13.5 million in senior secured debt (“Tranche 1”) which matures June 6, 2007 and (2) $140.0 million in senior secured debt (“Tranche 2”) which matures September 30, 2008.

      The principal amount of each tranche amortizes in 19 quarterly installments according to a graduated schedule. Amortization of Tranche 1 began in December 2002, with final maturity occurring June 6, 2007. Amortization of Tranche 2 will begin in March 2004, and final maturity will occur September 30, 2008.

     Security

      The credit facility is secured by the following:

•	a first priority lien on substantially all of our assets and the assets of our present and future subsidiaries, other than iPCS;

•	collateral assignment of our Sprint agreements; and

•	a pledge of all of the capital stock of our present and future subsidiaries, other than iPCS.

      Our debt under the credit facility is senior debt that ranks senior in right of payment to the old notes and, if issued, the new notes. In connection with our acquisition of iPCS, the credit facility was amended on October 12, 2001 so that, among other things, iPCS would not be considered a subsidiary of AirGate for purposes of the credit facility. The credit facility is guaranteed by our subsidiaries, other than iPCS, and will be guaranteed by our future restricted subsidiaries.

     Interest

      At the time we request a borrowing under the credit facility, we may select one of two types of interest rates:

•	we may choose a Eurodollar borrowing, on which interest accrues at a rate determined by reference to an adjusted LIBOR plus 3.75%, only so long as no event of default exists. Adjusted LIBOR is a LIBOR rate adjusted by a multiple determined by a reserve requirement published by the Board of Governors of the Federal Reserve System.

•	alternatively, we may choose an alternative base rate borrowing on which interest accrues at a rate determined by reference to the greater of:

•	the Federal Funds effective rate, as defined in the credit agreement, plus 0.50%; or

•	the prime rate of either the Chase Manhattan Bank, or, if the administrative agent is a commercial bank, the administrative agent, plus 2.75%.

      Subject to certain exceptions, we may elect to convert a borrowing of one type to another.

      Interest on any overdue amounts will accrue at a rate per annum equal to, in the case of overdue principal, 2.50% plus the rate otherwise applicable, or, in the case of all other amounts overdue, 2.50% plus the rate then applicable to alternative base rate borrowings.

     Prepayment

      The Tranche 1 and Tranche 2 loans must be prepaid, and the outstanding commitments must be reduced, in an aggregate amount equal to:

•	following the end of each fiscal year commencing with the fiscal year ending December 31, 2002, 60% of excess cash flow, or 50% of excess cash flow if we meet specified financial tests of each fiscal year;

•	100% of the net proceeds of asset sales outside of the ordinary course of business, subject to exceptions, or insurance proceeds, to the extent not reinvested in property or assets within a required period of time; and

•	upon prepayment of any indebtedness incurred under a vendor financing arrangement or other bank or credit facility, other than those facilities outstanding at the date of the closing of the credit facility, and several other exceptions, the product of the aggregate principal amount of loans outstanding under the credit facility and a fraction, the numerator of which is the amount of indebtedness prepaid and the denominator of which is the aggregate principal amount of such indebtedness outstanding excluding the credit facility and the old notes then outstanding.

     Covenants

      The credit facility contains various covenants that restrict the ability of us and our subsidiaries to, among other things:

•	incur additional indebtedness except for the old notes and certain other limited indebtedness;

•	grant liens;

•	make guarantees;

•	enter into hedging agreements;

•	engage in mergers, acquisitions, investments, consolidations, liquidations, dissolutions and asset sales;

•	pay dividends and redeem equity; and

•	prepay certain indebtedness, including the old notes.

      The credit facility contains financing and operating covenants including, among other things:

•	ratio of total debt to total capitalization;

•	ratio of total debt to annualized earnings before interest, taxes, depreciation and amortization, referred to as EBITDA;

•	ratio of senior secured debt to total capitalization;

•	ratio of senior secured debt to annualized EBITDA;

•	ratio of EBITDA to fixed charges;

•	minimum population coverage by our PCS network in order to incur additional indebtedness;

•	minimum revenue; and

•	maximum capital expenditures.

     Events of Default

      We would default on the credit facility if among other things:

•	we fail to make the payments due under the credit facility;

•	we fail to comply with a covenant under the credit facility or related documents;

•	there is an event of termination or the occurrence of an event that, if not cured, would constitute an event of termination, under the Sprint management agreement;

•	our loan documents cease to be, or are asserted by us not to be, in full force and effect;

•	any representation or warranty under the credit facility is determined to be materially incorrect in any material respect when made;

•	an involuntary proceeding is commenced or an involuntary petition is filed under bankruptcy or similar laws;

•	we voluntarily commence a proceeding or file a petition under bankruptcy or similar laws;

•	we become unable, admit in writing our inability or fail generally to pay a certain amount of our debts as they become due;

•	one or more judgments for the payment of money in an aggregate amount in excess of $5.0 million is rendered against us or any subsidiary and remains undischarged for a certain period of time;

•	we become liable under ERISA in an aggregate amount exceeding $5.0 million in any year or $10.0 million for all periods;

•	any lien on a material portion of collateral created under the loan documents ceases to be a valid and perfected lien on that collateral;

•	there is any termination or other condition that causes the loan documents to not be in full force and effect;

•	we fail to perform any term under the guaranty of our credit facility and such failure adversely affects the lenders;

•	we default on certain other indebtedness, including the old notes; or

•	we change control of our ownership.

The Amendment of Our Credit Facility

      In connection with the restructuring, we entered into an amendment to the credit facility with the lenders thereunder on November 30, 2003. This amendment requires that we prepay $10 million of the outstanding principal amount under the credit facility upon completion of the restructuring with $7.5 million being credited against principal payments otherwise due in 2004 and the remaining $2.5 million being credited against principal payments otherwise due in 2005. The amendment to the credit facility will delete in full the provisions of the credit facility that require us to maintain minimum subscribers. In addition, the amendment would revise our minimum revenue requirements and the following ratios that we are required to maintain:

•	total debt to total capitalization,

•	total debt to EBITDA,

•	senior secured debt to total capitalization,

•	senior secured debt to EBITDA, and

•	EBITDA to fixed charges.

      All ratios containing an EBITDA component will now be calculated on a trailing four quarter basis to the extent such ratios previously were calculated on an annualized two quarter basis.

      The amendment will permit us to incur certain other limited indebtedness and related liens, make certain limited investments and form subsidiaries under limited circumstances that are not subject to certain restrictive covenants contained in the credit facility or required to guarantee the credit facility. The amendment will also permit us to repurchase, at a discount, the old notes or the new notes from our cash on hand in an aggregate amount not to exceed $25 million in value of those notes, provided that we shall have at the same time incurred an equal amount of permitted subordinated indebtedness. Further, the amendment will revise certain defined terms in the credit facility; including, among others, the definition of “EBITDA.” The amendment provides that, in determining EBITDA, certain additional items will be added back to our consolidated net income or loss (to the extent deducted in determining such income or loss), including amounts actually incurred by us in pursuit of claims against, or disputing claims by, Sprint in an aggregate amount not to exceed $2.0 million in any one fiscal year period; amounts up to $5.0 million in start-up costs actually incurred in connection with outsourcing billing and customer care services that had been provided pursuant to the Sprint agreements; any charges incurred in connection with the restructuring; and, at our option, credits received under the Sprint agreements for the fiscal quarter actually received rather than when applied.

      The amendment also provides that it will not be a default in the event that the auditor’s report accompanying our financial statements for the fiscal year ended September 30, 2003 contains a “going concern” explanatory paragraph or other comparable qualification.

      The amendment will not affect any of the other provisions of the credit facility, including those which restrict our ability to merge, consolidate or sell all or substantially all of our assets. The amendment will not affect our obligation to pay interest, premium, if any, or principal on the credit facility, when due.

      The amendment generally will be effective upon the satisfaction of various conditions, including that at least 90% of the face value of old notes will have been exchanged in the restructuring. However, the elimination of the minimum subscriber covenant and the provision related to the auditor’s report on our financial statements for the fiscal year ended September 30, 2003 are effective immediately and the changes to the EBITDA definition and method of calculation became effective on December 31, 2003 for purposes of calculating financial covenants for periods ending thereon and thereafter.

THE RESTRUCTURING PROPOSALS

      Consummation of the recapitalization plan requires stockholder approval of each of proposals 1 and 2. The issuance of shares of our common stock in the restructuring transactions will not become effective unless and until the amendment and restatement of our restated certificate of incorporation implementing the 1 for 5 reverse stock split and decreasing our authorized shares is approved by our shareholders and filed with the Secretary of State of the State of Delaware and the recapitalization plan is consummated. If either of proposals 1 or 2 is not approved by our shareowners at the special meeting, then neither of them will become effective. Shareowner approval of proposal 3 is not a condition to the consummation of the recapitalization plan.

      All proxies which indicate a vote FOR any of three proposals to be voted on at the meeting will be deemed a vote FOR any adjournment(s) of the special meeting with respect to such proposal(s) by any of the persons named as proxies. See “About the Solicitation of Proxies and Acceptances — Voting on the Restructuring Proposals — Adjournment(s).”

PROPOSAL 1

ISSUANCE OF OUR COMMON STOCK

IN THE EXCHANGE OFFER

      On January 8, 2004, our board of directors unanimously adopted a resolution approving, in connection with the transactions contemplated by the recapitalization plan, the issuance pursuant to the exchange offer under the recapitalization plan of 56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring (33,041,516 shares of our common stock based on the number of currently outstanding shares of our common stock, without giving effect to the reverse stock split).

      Our board of directors believes it is advisable and in the company’s best interests to issue new shares of our common stock in the restructuring transactions. Although the restructuring will result in significant dilution of our common shareowners, the completion of the restructuring is critical to our ability to improve our capital structure. We expect that the completion of the financial restructuring will improve our capital structure and reduce the financial risk in our business plan by substantially reducing the required payments under our outstanding notes. If the restructuring is not completed, we may be forced to consider an alternative plan of restructuring or reorganization. Any alternative plan of restructuring or reorganization may result in our shareowners, noteholders and other constituencies recovering less than proposed in the recapitalization plan, or nothing. For a discussion of the factors considered by our board of directors in recommending the recapitalization plan, see “The Restructuring — Recommendation of the Board of Directors; Reasons of the Board of Directors.” For a discussion of the factors we considered in assessing the fairness from a financial point of view of the terms of the recapitalization plan to holders of our common stock, see “The Restructuring — Opinion of Broadview International, LLC.” For a discussion of the conditions to the consummation of the restructuring transactions, see “The Recapitalization Plan — Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer” and “The Prepackaged Plan — Conditions to Effective Date of the Prepackaged Plan.”

      Upon consummation of the restructuring, the equity interests of our existing shareowners, as a percentage of the total number of the outstanding shares of our common stock, will be significantly diluted. As of September 30, 2003, there were 25,961,191 shares of our common stock issued and outstanding.

      The following table presents certain information regarding our equity capitalization as of September 30, 2003 on a historical basis and on a pro forma basis to reflect the consummation of our recapitalization (without giving effect to the reverse stock split):

	As of September 30, 2003

	Historical	Pro Forma

Common Stock:
Existing AirGate shareholders(1)	25,961,191	25,961,191
Tendering holders of old notes	—	33,041,516	(2)

Total shares outstanding	25,961,191	59,002,707

Stock Options:
Shares reserved for issuance pursuant to outstanding options(3)	1,277,070	1,277,070
Shares available for issuance pursuant to future option grants	882,636	5,405,000

Total shares reserved and available for issuance under stock incentive plans(3)	2,159,706	6,682,070

Warrants:
Total shares reserved for issuance pursuant to outstanding warrants(4)	687,800	687,800

(1)	Includes 326,874 shares “beneficially” owned by executive officers and directors as of September 30, 2003. See “Security Ownership of Certain Beneficial Owners, Directors And Officers.”

(2)	Assumes 100% of the old notes are validly tendered in the public and private exchange offers and not withdrawn.

(3)	Includes 783,595 shares reserved for issuance pursuant to outstanding options having an exercise price in excess of $5 per share, of which 663,031 have an exercise price in excess of $12.50 per share.

(4)	Includes 669,110 shares reserved for issuance pursuant to outstanding warrants having an exercise price of $20.40 or more per share.

      The Board of Directors unanimously recommends a vote “FOR” this Proposal.

PROPOSAL 2

AMENDMENT AND RESTATEMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

      On January 8, 2004, our board of directors unanimously adopted a resolution approving and declaring advisable the amendment and restatement of our restated certificate of incorporation to implement the 1 for 5 reverse stock split and to reduce the shares authorized under our amended and restated certificate of incorporation.

      The form of the proposed amended and restated certificate of incorporation is attached to this proxy statement as Annex C. If the amendment and restatement is approved by our shareowners, each five shares of our common stock issued and outstanding on the effective date of the amendment and restatement of our certificate of incorporation (the “old common stock”) will be automatically reclassified and combined into and become one share of our new common stock, $0.01 par value per share. The par value per share of common stock will remain at $0.01 per share. See “Effects of the Reverse Stock Split.” For a description of the number of shares that will be outstanding after the reverse stock split, see “Effects of the Reverse Stock Split — Changes in Shareowners’ Equity.”

Background of and Reasons for the Reverse Stock Split

      The board of directors has determined that, based upon our current capital structure, as described below, and the current trading price of our common stock on the OTC Bulletin Board, the reverse stock split is the best alternative currently available to us to meet each of the following objectives:

•	to gain relisting on The Nasdaq National Market (which we currently intend to consummate either concurrently with the consummation of the recapitalization plan or as promptly as possible thereafter); and

•	to encourage greater interest in our common stock by the financial community and the investing public.

      Shares of our common stock began trading on The Nasdaq National Market on September 28, 1999, under the symbol “PCSA.” Prior to that date, there was no public market for our common stock. Beginning on April 8, 2003, after being de-listed from The Nasdaq National Market, our common stock began trading on the OTC Bulletin Board under the same symbol “PCSA.OB.” On January 13, 2004, the last trading day before the date of this proxy statement, the last reported sales price per share of our common stock on the OTC Bulletin Board was $3.04. On January 13, 2004, there were approximately 200 holders of record of our common stock.

      Nasdaq rules require that, as a condition of the initial and continued listing of a company’s securities on The Nasdaq National Market, a company satisfy certain listing requirements relating to its financial condition, results of operation, and the trading market for its listed securities, including a requirement that the closing price of a company’s common stock be above $5.00 per share prior to relisting and, for continued listing, that a company maintain an average closing price of its common stock of at least $1.00. In most circumstances, if a company meets all other listing criteria, but is relying on a reverse stock split to increase its share price above the $5 per share requirement, the Nasdaq will not permit that company to apply for relisting unless the stock consistently trades at or above $5 per share for one to three weeks post-reverse stock split. On January 13, 2004, the closing price of our common stock on the OTC Bulletin Board was $3.04. It is our intent to bring the average closing price of the common stock well above $5.00 per share through the completion of the reverse stock split. We have requested a waiver from the Nasdaq of the one to three week post-split trading requirement so that we may apply for relisting prior to consummation of the reverse stock split. Nasdaq has granted that waiver to permit us to apply for relisting prior to the reverse stock split and, as long as our stock trades at or above $5 on the day of the split, Nasdaq will not require any period of post-split trading prior to the effectiveness of our relisting. However, relisting is contingent on, among other things, our stock trading at or above $5 on the day of the split. There can be no assurance that this will occur.

      If the reverse stock split is not approved by the shareowners at the special meeting, then it is likely, depending on the volatility of the common stock and our ability to meet the listing criteria described above, that we may not satisfy the requirements for re-listing on The Nasdaq National Market. The continued de-listing of our common stock from The Nasdaq National Market would adversely affect the liquidity of the common stock. If our common stock is quoted only on the OTC Bulletin Board, the spread between the bid and ask price of the shares of the common stock is likely to be greater than the spread would be on The Nasdaq National Market. Consequently, shareowners may experience a greater difficulty in trading shares of the common stock.

      We believe that if the amendment and restatement is approved by the shareowners at the special meeting, and the reverse stock split is implemented, the shares of common stock are much more likely to consistently have an average closing price sufficient to satisfy the Nasdaq listing criteria. The reduction in the number of outstanding shares of common stock caused by the reverse stock split is anticipated to increase the per share market price of the common stock, although not necessarily on a proportional basis. However, some investors may view the reverse stock split negatively since it reduces the number of shares available in the public market. In addition, other reasons, such as our financial results, market conditions, the market perception of our industry in general and Sprint affiliates in particular, and other factors may adversely affect the market price of the common stock. As a result, there can be no assurance that the market price of the common stock will not decline in the future.

      In addition to satisfying the minimum average closing price requirement, we would also need to continue to satisfy all other applicable Nasdaq listing criteria.

      For initial listing, the Nasdaq National Market also requires a company to comply with a stockholders’ equity test, a net income test or a market capitalization test. We currently have significant negative stockholders’ equity and net losses. Therefore, we will rely on the market capitalization test.

      Specifically, for re-listings, a company must have market capitalization of $20 million prior to applying for re-listing. For continued listing, a company must maintain a market capitalization of $15 million (or $50 million if certain asset and revenue tests are not met). As of January 13, 2004, the date prior to the date of this proxy statement, our market capitalization was approximately $79 million.

      Even if we were to satisfy all of the substantive listing requirements described above, The Nasdaq National Market has broad discretion to de-list a company’s securities for any reason if, in the opinion of Nasdaq, events or circumstances have made listing of a company’s securities on The Nasdaq National Market inadvisable or unwarranted. As a result, there can be no assurance that we will be successful in meeting these and other listing criteria of The Nasdaq National Market.

      Our board of directors also believes that the reverse stock split will encourage greater interest in the common stock by the investment community. Our board of directors believes that the current market price of the common stock has impaired its acceptability to institutional investors, professional investors, and other members of the investing public. Many institutional and other investors look upon stock trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks. If effected, the reverse stock split would reduce the number of shares of our common stock issued and outstanding. Our board of directors expects that the reduction would result in an increase in the trading price of our common stock. The board of directors also believes that raising the expected market price of the common stock would increase the attractiveness of the common stock to the investment community and possibly promote greater liquidity for our shareowners.

      In addition, because broker commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the common stock, in the absence of the reverse stock split, may continue to result in individual shareowners paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price was substantially higher. This factor may further limit the willingness of institutions to purchase the common stock at its current market price. Although any increase in the market price of the common stock resulting from the reverse stock split may be proportionately less than the decrease in the number of shares outstanding, the proposed reverse stock split could result in a market price that would be high enough for the shares of the common stock to overcome the reluctance, policies and practices of brokerage firms and investors referred to above and to diminish the adverse impact of correspondingly higher trading commissions for the shares.

      There can be no assurance, however, that the reverse stock split, if completed, will result in the benefits described above. See “Risk Factors — Risks Related to the Reverse Stock Split”.

Effects of the Reverse Stock Split

General

      If the amendment and restatement is approved by our shareowners, the principal effect will be to decrease the number of outstanding shares of common stock. As a result of the reverse stock split, each holder of five shares of common stock immediately prior to the effectiveness of the reverse stock split would become the holder of one share of common stock after the effectiveness of the reverse stock split.

      The common stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the OTC Bulletin Board. Following the reverse stock split, our common stock will continue to be listed on the OTC Bulletin Board under the symbol “PCSA.OB”.

      Proportionate voting rights and other rights of the holders of common stock will not be affected by the reverse stock split, other than as a result of the elimination of fractional shares as described below. For example, not taking into account the effects of the recapitalization, a holder of 2.0% of the voting power of the outstanding shares of old common stock immediately prior to the effective time of the reverse stock split will generally continue to hold 2.0% of the voting power of the outstanding shares of new common stock after the reverse stock split.

      If approved and implemented, the reverse stock split may result in some shareowners owning “odd lots” of less than 100 shares of new common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The board of directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

Authorized Shares

      In connection with the reverse stock split, our board deemed it advisable to reduce the number of authorized shares under our restated certificate of incorporation by a factor of five. As a result, the total number of authorized shares will be reduced from 150,000,000 shares to 30,000,000 shares and the total number of authorized preferred shares will be reduced from 5,000,000 shares to 1,000,000 shares. The par value of the common stock would remain at $0.01 per share following the reverse stock split.

Effect on Stock Option Plans

      As of September 30, 2003, there were outstanding options to purchase 1,277,070 shares of common stock issued or committed to be issued pursuant to stock options granted by us (which number includes 783,595 shares reserved for issuance pursuant to outstanding options having an exercise price in excess of $5.00 per share. All of the outstanding options to purchase common stock under our various stock incentive plans include provisions for adjustments on the number of shares covered thereby, as well as the exercise price thereof. If the reverse stock split is implemented, each outstanding and unexercised option to purchase shares of our old common stock would be automatically converted into an economically equivalent option to purchase shares of the new common stock by decreasing the number of shares underlying the option and increasing the exercise price appropriately. Assuming the recapitalization plan, including the reverse stock split, is approved and effected, there would be reserved for future issuance upon exercise of all outstanding options a total of approximately 255,414 shares of common stock (prior to giving effect to the proposed increase in the number of shares available for issuance under our Plan). Each of the outstanding options would thereafter evidence the right to purchase 20% of the shares of new common stock previously covered thereby, and the exercise price per share would be five times the previous exercise price.

Effect on Warrants

      As of September 30, 2003, we had outstanding warrants currently convertible into an aggregate of 687,800 shares of common stock. The warrants include provisions for adjustments on the number of shares issuable following a reverse stock split, as well as the conversion price thereof. If the reverse stock split is effected, there would be reserved for issuance upon conversion of all outstanding warrants a total of approximately 137,560 shares of common stock. Holders of the outstanding warrants would thereafter be entitled to receive 20% of the shares of common stock previously issuable upon conversion of such outstanding warrants and the conversion price of such warrants would be five times the previous conversion price.

Changes in Shareowners’ Equity

      The following table illustrates the principal effects of the reverse stock split discussed in the preceding paragraphs. The table assumes consummation of the recapitalization plan and that 25,961,191 shares of common stock are issued and outstanding at the time of the reverse stock split.

		Number of Shares of
		Common Stock
	Number of Shares of	After Reverse Stock
	Common Stock	Split (Giving
	Prior to Reverse	Effect to the
	Stock Split	Recapitalization)

Authorized	150,000,000	30,000,000
Outstanding (total)	25,961,191	11,800,541
Existing Shareowners	25,961,191	5,192,238
Noteholders who Tender in the Exchange Offer	0	6,608,303
Reserved for future issuance upon exercise of currently outstanding options(1)	1,277,070	255,414
Reserved for issuance upon exercise of warrants	687,800	137,560

(1)	These numbers do not give effect to the amendment and restatement of our incentive plan and the grants thereunder as contemplated by Proposal No. 3.

Fractional Shares

      We do not intend to issue fractional shares in connection with the reverse stock split. No certificates representing fractional shares shall be issued. Shareowners who otherwise would be entitled to receive fractional shares because the number of shares of the common stock they hold is not evenly divisible by the reverse stock split ratio will receive cash equal to the closing bid price of our common stock on the date of the reverse stock split times the percentage of a whole share they hold at such time.

Exchange of Stock Certificates

      If the proposal to implement the reverse stock split is adopted and effectuated, shareowners will be required to exchange their stock certificates for new certificates representing the shares of new common stock. Shareowners of record on the effective date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by American Stock Transfer and Trust Company, our transfer agent. As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing shares of old common stock in exchange for new certificates representing the ownership of new common stock.

      You should not send your stock certificates now. You should send them only after you receive the letter of transmittal from our transfer agent.

      As soon as practicable after the surrender to the transfer agent of any certificate which represents shares of old common stock, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of new common stock into which shares of old common stock represented by the surrendered certificate shall have been reclassified. Each certificate representing shares of the new common stock will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of old common stock held prior to the reverse stock split.

      Until surrendered as contemplated herein, each certificate which immediately prior to the reverse stock split represented shares of old common stock shall be deemed at and after the reverse stock split to represent the number of full shares of new common stock contemplated by the preceding paragraph. Until they have surrendered their stock certificates for exchange, shareowners will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record.

      Any stockholder whose certificate for old common stock has been lost, destroyed or stolen will be entitled to issuance of a certificate representing the shares of new common stock into which such shares of old common stock are to be converted upon compliance with such requirements as we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

      No service charges, brokerage commissions, transfer taxes or transfer fees will be charged to any holder of any certificate which represented any shares of our old common stock to implement the exchange of shares, except that if any certificates representing the new common stock are to be issued in a name other than that in which the certificates for shares of our old common stock surrendered are registered, it is a condition of such issuance that (1) the person requesting such issuance will pay any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to our satisfaction that such taxes have been paid or are not payable, (2) such transfer comply with all applicable federal and state securities laws, and (3) such surrendered certificate be properly endorsed and otherwise be in proper form for transfer.

Appraisal Rights

      No appraisal rights are available under the General Corporation Law of the State of Delaware or under our restated Certificate of Incorporation and our Amended and Restated Bylaws to any stockholder who dissents from the proposal to approve the amendment and restatement of our restated certificate of incorporation to effect the reverse stock split and the decrease in authorized shares.

Federal Income Tax Consequences of the Reverse Stock Split

      The following discussion is a summary of the material United States federal income tax consequences of the proposed reverse stock split to us and the individual shareowners who exchange their old common stock for new common stock and cash. This discussion only addresses shareowners who held their old common stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareowners who are subject to special rules (including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold their old common shares as part of hedge against currency risk, a conversion transaction, a straddle, a constructive sale, or holders who acquired their shares pursuant to the exercise of an employee stock option or otherwise as compensation). No ruling has been, or will be, sought from the International Revenue Service, and no opinion has been, or will be sought from counsel, as to the United States federal income tax consequences of the reverse stock split. The following summary is not binding on the Internal Revenue Service or a court. It is based upon the Internal Revenue Code, laws, regulations, rulings, and decisions in effect on the date hereof, all of which are subject to change possibly with retroactive effect. Tax consequences under state, local, and foreign laws are also not addressed.

      The following discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the reverse stock split. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Holders of old common stock are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the reverse stock split, including the applicability and effect of federal, state, local, and foreign income, estate and gift tax laws on their particular circumstances.

      Based on the above assumptions and qualifications, we will not recognize any gain or loss as a result of the reverse stock split. No gain or loss will be recognized by a holder of old common stock who receives only new common stock upon the reverse stock split. A shareowner who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Internal Revenue Code, which distribution will be taxed as either a distribution under Section 301 of the Internal Revenue Code or an exchange to such shareowner, depending on that shareowner’s particular facts and circumstances. Generally, a shareowner receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareowner’s basis in the fractional share.

      A stockholder’s aggregate tax basis in the shares of new common stock received in the reverse stock split will equal the stockholder’s aggregate basis in the old common stock exchanged therefor and such stockholder’s holding period for the new common stock received in the reverse stock split will include the holding period for the old common stock exchanged therefor. Shareowners should consult their tax advisors to the basis and holding period of any particular shares.

      The Board of Directors unanimously recommends a vote “FOR” this Proposal.

PROPOSAL 3

APPROVAL OF AMENDMENTS TO AIRGATE’S 2002 LONG-TERM INCENTIVE PLAN

AND OPTION GRANTS TO EXECUTIVES

Background

      Equity incentive awards are a critical component of our compensation arrangements for employees. They encourage our employees to act as owners, which help align their interests with those of our shareowners. We grant equity incentives to motivate and reward our employees to accomplish strategic business objectives and achieve results that lead to profitable growth and create value for our shareowners. We also grant equity incentives to enable us to attract and retain executive talent.

      For the reasons described herein under “The Restructuring” and “AirGate — Current Operating Environment and its Impact on Us,” since the beginning of 2002, the wireless communications industry, including us, experienced significant declines in per share equity prices and a much weaker operating environment. As a result, virtually all of our employees have stock options with exercise prices significantly higher than the current trading price of our common stock. As a result, our existing options are no longer effectively providing the employee motivation and retention that they were intended to provide.

      Following completion of the financial restructuring, and without approval of this proposal, we would have less than 1.5% of our outstanding shares, or 882,636 shares available for grant to employees. Following the reverse stock split, we would have less than 1.5% of our outstanding shares, or 176,527 shares available for grant to employees.

      Our board of directors believes it is critical to our success to have available adequate shares under the Plan to provide tools needed to effect its compensation strategy. Our board of directors believes the number of shares of common stock that remain available for issuance will be insufficient to achieve the purposes of the Plan unless the additional shares are authorized and approved by our shareowners.

      The noteholders who are parties to the support agreement have approved the amendments to the Plan described below.

General

      The Plan became effective on February 26, 2002. Upon effectiveness of the Plan, our ability to grant awards under any of our other incentive plans ceased. The Plan provided a reserve of 1,500,000 shares for grant.

      As of September 30, 2003, there were 882,636 shares remaining available for awards under the plan, approximately 475 employees and directors eligible to participate in the Plan, and 687 persons holding outstanding awards covering approximately 620,000 shares of common stock.

Proposed Amendments

      The primary feature of the proposed amendments is to increase the number of shares available for grant under the Plan to 6,025,000 (prior to giving effect to the reverse stock split). As provided in the Support Agreement, this number is derived as follows:

10% of Outstanding Shares Following Restructuring(1)	5,900,000
Options Outstanding with Exercise Price of More Than $5.00(2)	125,000

6,025,000

(1)	Includes approximately 495,000 options outstanding with an exercise price of $5.00 or less.

(2)	Under the amended support agreement, the increase in shares available for grant under the Plan was limited to 10% of outstanding shares, plus options currently outstanding with an exercise price in excess of $5 per share.

      Assuming Proposal 3 is approved by the shareowners, there will be approximately 5,405,000 shares of our common stock available for new grants under the Plan (6,025,000 reserved for issuance, less approximately 620,000 options outstanding). Following the reverse stock split, there will be approximately 1,205,000 shares of common stock available for new grants under the Plan.

      In addition to the increase in shares reserved and available for issuance under the Plan, we have proposed a number of additional changes to provide our compensation and governance committee with greater flexibility. The board approved, subject to shareowner approval, amendments to the Plan that would:

•	provide for awards of stock appreciation rights, restricted stock units and dividend equivalent rights

•	increase the limit (from 20% to 50% of the total shares authorized under the Plan) on the number of shares that may be granted under the Plan as restricted stock or performance shares

•	remove a mandatory vesting period for stock awards and performance shares that exceed 10% of the total shares authorized under the Plan

•	increase the amount of cash-based performance units that may be granted to a participant (less any consideration paid by the participant for such award) during any one calendar year from $1,500,000 to $2,000,000

•	increase the number of shares that may be issued with respect to one or more options and/or stock appreciation rights granted to a participant during any one calendar year from 250,000 to 15% of the total shares authorized under the Plan

      In addition to the proposed amendments to the Plan to provide greater flexibility, the board approved, subject to shareowner approval, certain other amendments to the plan that would:

•	limit the term of the amended and restated Plan to ten years from the date it is approved by our shareowners

•	eliminate the ability to grant options with a “re-load” feature

•	eliminate the ability to make or arrange for loans to participants to defer payment of the exercise price of an award or the payment of any taxes payable with respect to the exercise of an award

•	limit the number of shares that may be issued as qualified performance-based awards (other than options and stock appreciation rights) granted to a participant during any one calendar year to 15% of the total shares authorized under the Plan

•	decrease the limit (from 20% to 10% of the total shares authorized under the Plan) on the number of shares that may be granted under the Plan as unrestricted stock

•	make certain non-substantive, ministerial changes to the Plan.

      In order to preserve the full deductibility of awards made pursuant to the plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan, as proposed to be amended and restated, is being submitted to our shareowners for approval.

      A summary of the plan as proposed to be amended is set forth below. The summary is qualified in its entirety by reference to the full text of the plan, as proposed to be amended, which is attached to this proxy statement as Annex D.

Summary of the Plan

      Purpose. The purpose of the Plan is to promote our success by linking the personal interests of our employees, officers, directors and consultants to those of our shareowners, and by providing participants with an incentive for outstanding performance. The Plan is further intended to provide us the flexibility to use equity incentive awards to help us attract, motivate and retain executive talent.

      Permissible Awards. The Plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of common stock, which may be non-qualified or incentive stock options under the Code

•	stock appreciation rights (SARs), which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price

•	restricted stock and restricted stock units, which may be subject to vesting and such other restrictions as the committee may impose

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of stock underlying an award

•	other stock-based awards in the discretion of the committee, including unrestricted stock grants.

      Shares Available for Awards. Subject to adjustment as provided in the Plan, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the plan is 6,025,000 shares. Upon implementation of reverse stock split submitted for approval to shareowners, the total number of shares reserved and available for issuance pursuant to awards granted under the Plan would be 1,205,000 shares. If an award is canceled, terminates, expires or lapses for any reason, any shares subject to the award will again be available for issuance under the Plan, and any shares subject to awards that are settled in cash will again be available for issuance under the Plan.

      Limitations on Awards. No more than 50% of the shares authorized under the Plan may be granted as awards of restricted stock or performance shares, and not more than 10% of the shares authorized under the Plan may be granted as awards of unrestricted stock. The number of shares of common stock with respect to one or more options and/or SARs that may be granted during any one calendar year under the Plan to any one person may not exceed 15% of the shares authorized under the Plan. The number of shares of common stock with respect to qualified performance-based awards (other than options and stock appreciation rights) that may be granted during any one calendar year under the Plan to any one person may not exceed 15% of the total shares authorized under the Plan. The maximum fair market value of any cash-based performance units that may be received by a participant (less any consideration paid by the participant for such award) during any one calendar year under the plan is $2,000,000.

      Administration. The plan is administered by the compensation and governance committee of our board of directors. The committee has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the plan; and make all other decisions and determinations that may be required under the plan. The board of directors may at any time administer the plan. If it does so, it will have all the powers of the committee.

      Formula Grants to Non-Employee Directors. The plan provides that grants of options and restricted stock to our non-employee directors shall be made only in accordance to the parameters established in the AirGate PCS, Inc. Amended and Restated 2001 Non-Employee Director Compensation Plan, or any successor plan for the compensation of non-employee directors. The committee cannot make discretionary grants to non-employee directors under the plan.

      Performance Goals. The committee may designate any award as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the committee must establish objectively determinable performance goals for the award based on one or more of the following performance criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a division, affiliate, department, region or function within the company or an affiliate:

•	revenues,

•	expenses,

•	earnings per share,

•	EBITDA (earnings before interest, depreciation, taxes and amortization),

•	Bank EBITDA (earnings before interest, depreciation, taxes and amortization), as calculated under our credit facility,

•	EBIT (earnings before interest and taxes),

•	economic profit,

•	cash flow,

•	transaction counts,

•	customer turnover,

•	gross or net additional customers,

•	cost per gross additional customers,

•	average revenues per customer,

•	customer satisfaction ratings,

•	satisfaction of debt covenants,

•	comparable sales growth,

•	net profit before tax,

•	gross profit,

•	operating profit,

•	cash generation,

•	unit volume,

•	return on equity,

•	return on assets,

•	changes in working capital,

•	return on capital, or

•	shareowner return.

      The committee must establish such goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the committee may not increase any award or, except in the case of certain qualified terminations of employment, waive the achievement of any specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the committee in each case that the performance goals and any other material conditions were satisfied.

      Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided, however, that the committee may (but need not) permit other transfers where the committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

      Acceleration Upon Certain Events. Unless otherwise provided in an award certificate, if a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the plan) within two years after a change in control of the company (as defined in the plan), all of such participant’s outstanding options will become fully vested and exercisable and all restrictions on his or her outstanding awards will lapse. The committee may in its discretion at any time accelerate the vesting of an award upon the death, disability, retirement or termination of service of a participant, or the occurrence of a change of control. The committee may also in its discretion accelerate the vesting of awards for any other reason, unless the aggregate number of awards so accelerated over the life of the Plan exceeds 5% of the total number of shares authorized under the plan. The committee may discriminate among participants or among awards in exercising its discretion.

      Adjustments. In the event of a stock split, a dividend payable in shares of our common stock, or a combination or consolidation of our common stock into a lesser number of shares, the share authorization limits under the plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price for such award. If we are involved in another corporate transaction or event that affects our common stock, such as an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the share authorization limits under the plan will be adjusted proportionately, and the committee may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

Termination and Amendment

      The plan will terminate ten years after the date on which our shareowners approve the plan, as proposed to be amended. Our board of directors or the compensation and governance committee may, at any time and from time to time, terminate or amend the plan without shareowner approval; but if an amendment to the plan would, in the reasonable opinion of the board or the committee, materially increase the benefits accruing to participants, materially increase the number of shares of stock issuable under the plan, materially modify the requirements for eligibility, or otherwise constitute a material change requiring shareowner approval under applicable laws, policies or regulation or applicable listing or other requirements of a stock exchange, then such amendment will be subject to shareowner approval. In addition, the board or the committee may condition any amendment on the approval of our shareowners for any other reason, including necessity or advisability under tax, securities or other applicable laws, policies or regulations. No termination or amendment of the plan may adversely affect any award previously granted under the plan without the written consent of the participant. The committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our shareowners or otherwise permitted by the antidilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing

      As indicated above under “Termination and Amendment,” outstanding stock options cannot be repriced, directly or indirectly, without the prior consent of our shareowners. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of our shareowners.

Certain Federal Tax Effects

      Nonqualified Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonqualified stock option under the plan. When the optionee exercises a nonqualified option, however, he or she will realize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

      Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

      Transfers of Options. The committee may, but is not required to, permit the transfer of nonqualified stock options granted under the plan. Based on current tax and securities regulations, such transfers, if permitted, are likely to be limited to gifts to members of the optionee’s immediate family or certain entities controlled by the optionee or such family members. The following paragraphs summarize the likely income, estate, and gift tax consequences to the optionee, us, and any transferees, under present federal tax regulations, upon the transfer and exercise of such options.

Federal Income Tax. There will be no federal income tax consequences to the optionee, us, or the transferee upon the transfer of a nonqualified stock option. However, the optionee will recognize ordinary income when the transferee exercises the option, in an amount equal to the excess of the fair market value of the option shares upon the exercise of such option over the exercise price, and we will be allowed a corresponding federal income tax deduction. The gain, if any, realized upon the transferee’s subsequent sale or disposition of the option shares will constitute short-term or long-term capital gain to the transferee, depending on the transferee’s holding period. The transferee’s basis in the stock will be the fair market value of such stock at the time of exercise of the option.

Federal Estate and Gift Tax. If an optionee transfers a nonqualified stock option to a transferee during the optionee’s life but before the option has become exercisable, the optionee will not be treated as having made a completed gift for federal gift tax purposes until the option becomes exercisable. However, if the optionee transfers a fully exercisable option during the optionee’s life, he or she will be treated as having made a completed gift for federal gift tax purposes at the time of the transfer. If the optionee transfers an option to a transferee by reason of death, the option will be included in the decedent’s gross estate for federal estate tax purposes. The value of such option for federal estate or gift tax purposes may be determined using a “Black-Scholes” or other appropriate option pricing methodology, in accordance with IRS requirements.

      SARs. A participant receiving a SAR will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

      Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code §162(m). If the participant files an election under Code §83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code §162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code §83(b) election.

      Performance Awards. A participant generally will not recognize income, and we will not be allowed a tax deduction, at the time performance awards are granted, so long as the awards are subject to a substantial risk of forfeiture. When the participant receives or has the right to receive payment of cash or shares under the performance award, the cash amount of the fair market value of the shares of stock will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code §162(m).

Grant of Equity Awards to Certain Officers

      Following declines in our stock price, our board of directors became concerned about the negative effects of having a large number of “below market” stock options outstanding which provided little incentive value to employees. As a result, the Board urged management to find ways to reduce the number of “below market” stock options outstanding. The Board was reluctant to consider additional equity awards in the near future without such actions. On September 4, 2003, our chief executive officer and four of our vice-presidents (Ms. Blackford, and Messrs. Goldfarb, Pfohl and Roberts) surrendered to us, for no consideration, all stock options held by them with an exercise price of $14 or more, which represented 751,756 of the 2,191,209 stock options then outstanding. These options were issued under predecessor incentive plans, not under the Plan, and the cancellation did not increase the number of shares available for issuance under the Plan. At the time of the option surrender, there was no commitment to management that the board of directors would issue additional options or equity awards in the future.

      On January 8, 2004, our board of directors unanimously adopted a resolution approving an incentive compensation program for our executive officers to be effective following completion of the financial restructuring. The terms and conditions of the incentive compensation program, including specific awards, have been approved by a majority of the noteholders who are parties to the Support Agreement.

      Assuming Proposal 3 is approved by the shareowners, there will be approximately 5,400,000 shares (pre-split) of our common stock available for new awards under the Plan. In order to align the interests our management team with those of our shareowners, the compensation and governance committee anticipates making awards with respect to 3,000,000 shares immediately following the completion of the financial restructuring. Of this, approximately 2,300,000 shares will be awarded to our senior management team, which consists of our chief executive officer and six vice presidents. The remainder would be granted to director-level employees and key managers, as well as new directors joining the board of directors.

      Each employee’s initial award will consist of 75% stock options and 25% performance-vested restricted stock units. The stock options vest over a four-year period, 25% a year and have an exercise price equal to the fair market value on the date of grant. The stock options would have a ten-year term. Executives would be required to hold 50% of the post-tax gains from the exercise of options for a period of one year following the date of exercise.

      The performance-vested restricted stock units will vest on the third anniversary date of the award only if we achieve three-year cumulative EBITDA goals and other objectives established by our compensation and governance committee.

      Shares reserved and available for new awards under the Plan not granted following the financial restructuring will be retained for ongoing annual grants to employees and outside directors, employment-inducement awards and other special awards.

      The chief executive officer and the four vice-presidents who surrendered options to us will, subject to shareowner approval, receive new equity awards under the incentive compensation program. Because the surrendered options were “below market” when they were cancelled by us, any new options granted to these individuals within six months of the cancellation would be subject to “variable” accounting assuming we retain our current method of accounting for equity compensation. Variable accounting would require that we accrue a compensation expense over the life of the awards based on changes in the market price of the underlying stock. Regardless of the timing of issuance, performance based restricted stock units will likely be compensatory over their applicable performance period.

      Although shareowner approval is not required by law, by any regulations or by the terms of our plans, our commitment to sound corporate governance dictates that additional equity awards not be made to these officers without shareowner approval. Accordingly, the board of directors is seeking shareowner approval for the grant of the following awards upon completion of the financial restructuring:

	Performance-
	Vested Stock		Total
Officer	Units	Options	Awards

Thomas M. Dougherty, Chief Executive Officer	125,000	375,000	500,000
William H. Seippel, Vice President and Chief Financial Officer	112,500	337,500	450,000
Barbara L. Blackford, Vice President, General Counsel and Corporate Secretary	100,000	300,000	400,000
Dave Roberts Vice President, Engineering and Network Operations	100,000	300,000	400,000
Jonathan M. Pfohl, Vice President, Finance	47,500	142,500	190,000
Dennis D. Lee, Vice President, Human Resources	47,500	142,500	190,000
Chuck S. Goldfarb, Vice President, Sales	42,500	127,500	170,000

Total	575,000	1,725,000	2,300,000

Benefits to Named Executive Officers and Other

      The table below reflects awards granted during the fiscal year ended September 30, 2003 to the persons and groups shown in the table below. Except for equity awards expected to be made to employees immediately following the financial restructuring and described in the preceding section, any future awards under the Plan will be made at the discretion of our board of directors or the compensation and governance committee, as the case may be. Consequently, we cannot determine either the benefits or amounts that will be received in the future by any person or group pursuant to the Plan.

Amended and Restated 2002 Long-Term Incentive Plan

	Stock Option Grants(1)		Restricted Stock Awards(3)

	Dollar Value	Number of	Dollar Value	Number of
Name and Position	of Options(2)	Options	of Awards(4)	Shares

Thomas M. Dougherty,	$160,000	100,000	$0	0
President and Chief Executive Officer
Barbara L. Blackford,	$57,600	36,000	$0	0
Vice President, General Counsel & Secretary
William H. Seippel	$124,600	70,000	$72,600	30,000
Chief Financial Officer
Jonathan M. Pfohl	$57,600	36,000	$0	0
Vice President, Finance
David C. Roberts	$57,600	36,000	$0	0
Vice President of Engineering and Network Operations
All Executive Officers as a Group	$457,400	278,000	$72,600	30,000
All Non-Executive Directors as a Group	$84,800	40,000	$0	0
All Non-Executive Officer Employees as a Group	$260,950	153,500	$0	0

(1)	The options vest 25% per year on the anniversary date of the grant. The weighted average exercise price per share for options granted to the Named Executive Officers disclosed above was $0.77 per share.

(2)	The dollar value of the above options is dependent on the difference between the exercise price and the fair market value of the underlying shares on the date of exercise. As of September 30, 2003, the fair market value of the shares was $2.42, based on the closing price of the common stock on that day.

(3)	The restrictions on the restricted stock lapse 25% per year on the anniversary of the date of grant.

(4)	Based on the $2.42 closing price for the common stock on September 30, 2003.

The Board of Directors unanimously recommends a vote “FOR” this Proposal.

EQUITY COMPENSATION PLAN INFORMATION

      The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of September 30, 2003.

			(c) Number of Securities
			Remaining Available for
	(a) Number of		Future Issuance Under
	Securities to be Issued	(b) Weighted Average	Equity Compensation
	Upon Exercise of	Exercise Price of	Plans (Excluding	(d) Total of Securities
	Outstanding Options,	Outstanding Options,	Securities Reflected	Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))	Columns (a) and (c)

Equity Compensation Plans Approved by Shareowners	274,203 (2)	$34.67	— (1)	274,203
	336,053 (3)	$31.19	— (1)	336,053
	617,364 (4)	$2.93	882,636	1,500,000
Equity Compensation Plans Not Approved by Shareowners	49,450 (5)	$44.93	— (1)	49,450

TOTAL	1,277,070	$18.81	882,636 (6)	2,159,706

(1)	The right to issue options under this plan terminated upon shareholder approval of the 2002 Long-Term Incentive Plan.

(2)	Issued under the AirGate PCS, Inc. 1999 Stock Option Plan.

(3)	Issued under the AirGate PCS, Inc. Amended and Restated 2000 Long-Term Incentive Plan.

(4)	Issued under the AirGate PCS, Inc. 2002 Long-Term Incentive Plan.

(5)	Issued under the AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan.

(6)	In addition, 73,314 shares of AirGate’s common stock remained for issuance under the AirGate PCS, Inc. 2001 Employee Stock Purchase Plan.

      Grants made under the AirGate PCS, Inc. 2001 Non-Employee Director Compensation Plan were issued under either the AirGate PCS, Inc. 1999 Stock Option Plan or the AirGate PCS, Inc. 2002 Long-Term Incentive Plan and thus are not separately stated in the table.

AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan

      On January 31, 2001, our board of directors approved the AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan, pursuant to which non-qualified stock options could be granted to our employees who are not officers or directors. This plan was not submitted to our shareowners for approval. As of September 30, 2003, options to acquire 49,450 shares were outstanding under this plan, out of the 150,000 shares originally reserved for issuance. No further grants may be made under the 2001 Non-Executive Stock Option Plan.

      The plan authorized the granting of non-qualified stock options only. The exercise price of an option could not be less than the fair market value of the underlying stock on the date of grant and no option could have a term of more than ten years. All of the options that are currently outstanding under the plan vest ratably over a four-year period beginning at the grant date and expire ten years from the date of grant.

RISK FACTORS

      You should carefully consider the following risk factors before you vote on the restructuring proposals and before you vote to accept or reject the prepackaged plan. These risks are not intended to represent a complete list of the general or specific risks that may affect holders in connection with the restructuring or that relate to us.

Risks Related to the Reverse Stock Split

We may not receive the intended benefits of the proposed reverse stock split.

      We believe that the reverse stock split will increase the price per share of our common stock and will encourage greater interest in our common stock by the financial community and the investing public. However, there can be no assurance that the reverse stock split, if completed, will result in these benefits. Specifically, there can be no assurance that the market price of the common stock immediately after implementation of the proposed reverse stock split would be maintained for any period of time or that such market price would approximate five times the expected market price of the common stock before the proposed reverse stock split. There can also be no assurance that the reverse stock split will not further adversely impact the market price of the common stock. In addition, it is possible that the liquidity of the common stock could be adversely affected by the reduced number of shares outstanding after the reverse stock split.

Risks Related to Our Common Stock

We may not succeed in relisting our common stock on The Nasdaq National Market and even if we do, we cannot predict the price at which our common stock will trade after the restructuring.

      The Nasdaq National Market delisted our common stock as of April 8, 2003, because, among other matters, our bid price remained below the required minimum price of $1.00 per share for more than 30 days. As of January 13, 2004, the closing price of our common stock was $3.04 and there were 25,961,191 shares of our common stock issued and outstanding.

      If we successfully consummate the financial restructuring, we anticipate that we will apply for relisting of our common stock on The Nasdaq National Market. While we believe that consummation of the recapitalization plan, including the proposed reverse stock split, will have the effect of increasing the minimum bid price of our common stock above the $5.00 relisting minimum, the minimum bid price may not increase at all or for any period of time and we may fail in our attempt to re-list our common stock on The Nasdaq National Market.

      We cannot predict

•	what the demand for our stock will be after the restructuring;

•	how many shares of our common stock will be offered for sale or be sold after the restructuring; or

•	the price at which our common stock will trade after the restructuring.

      Immediately after the restructuring our common stock may experience price volatility because there are no agreements or other restrictions that prevent the sale of a large number of our shares of common stock. In addition, the issuance of the shares of common stock in the exchange offer may further increase price volatility because such issuance has been registered with the SEC, which means that those shares will, in general, be freely tradeable. Such sales, or the potential for such sales, could adversely affect the price of our stock and create greater volatility in the price of our common stock.

We may not achieve or sustain operating profitability or positive cash flows, which may adversely affect our stock price.

      We have a limited operating history. Our ability to achieve and sustain operating profitability will depend on many factors, including the attractiveness and competitiveness of Sprint PCS products and services and our ability to:

•	increase our subscriber base,

•	reduce churn,

•	sustain monthly average revenues per user, and

•	reduce operating expenses and maintain a moderate level of capital expenditures.

      We have experienced slowing net subscriber growth, higher rates of churn than industry averages and increased costs to acquire new subscribers and as a result, have had to revise our business plan. If we do not achieve and maintain positive cash flows from operations as projected, our stock price may be materially adversely affected.

Our stock price has suffered significant declines and remains volatile.

      The market price of our common stock has been and may continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;

•	concerns about liquidity;

•	the delisting of our common stock;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	changes in the market perception about the prospects and results of operations and market valuations of other companies in the telecommunications industry in general and the wireless industry in particular, including Sprint and its PCS network partners and our competitors;

•	changes in our relationship with Sprint, including the impact of our efforts to more closely examine Sprint charges and amounts paid by Sprint, and our disputes with Sprint;

•	litigation between other Sprint network partners and Sprint;

•	announcements by Sprint concerning developments or changes in its business, financial condition or results of operations, or in its expectations as to future financial performance;

•	actual or potential defaults by us under any of our agreements;

•	actual or potential defaults in bank covenants by Sprint or Sprint PCS network partners, which may result in a perception that we are unable to comply with our bank covenants;

•	announcements by Sprint or our competitors of technological innovations, new products and services or changes to existing products and services;

•	changes in law and regulation;

•	announcements by third parties of significant claims or proceedings against us;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

•	general economic and competitive conditions.

Our common stock was delisted from the Nasdaq National Market. Accordingly, our stockholders’ ability to sell our common stock may be adversely affected. Additionally, the market for so-called “penny stocks” has suffered in recent years from patterns of fraud and abuse.

      We were notified by the Nasdaq Stock Market, Inc. that because we had failed to regain compliance with the minimum $1.00 bid price per share requirement, and also failed to comply with the minimum stockholders’ equity, market value of publicly held shares and minimum bid requirements for continued listing on the Nasdaq National Market, the Nasdaq Stock Market, Inc. was delisting our stock from the Nasdaq National Market. This delisting occurred on April 8, 2003. In addition, we did not meet the listing requirements to be transferred to the Nasdaq Small Cap Market.

      Our common stock currently trades on the Over-The-Counter Bulletin Board maintained by The Nasdaq Stock Market, Inc., under the symbol “PCSA.OB,” and is subject to an SEC rule that imposes special sales practice requirements upon broker-dealers who sell such Over-The-Counter Bulletin Board securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms,

•	institutions with assets in excess of $5,000,000, or

•	individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000).

      For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our common stock and also may affect the ability of our current stockholders to sell their securities in any market that might develop. In addition, the SEC has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15-g1, 15-g2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended. Our common stock may constitute “penny stocks” within the meaning of the rules. These rules may further affect the ability of owners of our common stock to sell our securities in any market that might develop for them.

      Shareholders should also be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. We are aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

If we complete the restructuring, our common stock may be concentrated in a few holders.

      If the restructuring is completed, the holders of old notes will receive shares of our common stock representing 56% of our common stock, assuming all outstanding old notes are tendered in the exchange offer. Before the restructuring, the majority of our outstanding old notes were held by a few investors. Consequently, these investors individually will hold high concentrations of our common stock immediately after the restructuring. The largest percentage of our common stock held by any single noteholder as a result of the consummation of the financial restructuring is expected to be approximately 12.5%. This noteholder has requested, and we have agreed to provide, certain registration rights to permit such noteholder’s resale of our common stock and new notes. In addition, we have agreed, pursuant to a registration rights agreement, to use our reasonable best efforts to file and maintain the effectiveness of a shelf registration statement to permit the resale of our common stock and new notes to be issued to the noteholders participating in the private exchange offer.

      In addition, we entered into a registration rights agreement at the time of our acquisition of iPCS with some of the former iPCS stockholders. Under the terms of the registration rights agreement, Blackstone Communications Partners I L.P. and certain of its affiliates (“Blackstone”) have a demand registration right, which became exercisable after November 30, 2002, subject to the requirement that the offering exceed size requirements. In addition, the former iPCS stockholders, including Blackstone, have incidental registration rights pursuant to which they can, in general, include their shares of our common stock in any public registration we initiate, whether or not for sale for our own account.

      Sales of substantial amounts of shares of our common stock by any of these large holders, or even the potential for such sales, could lower the market price of our common stock and impair its ability to raise capital through the sale of equity securities.

We do not intend to pay dividends in the foreseeable future.

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain any future earnings to fund operations, debt service requirements and other corporate needs. Accordingly, you will not receive a return on your investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. In addition, both our credit facility and the indenture governing the new notes severely limit our ability to declare and pay dividends.

Our restated certificate of incorporation and amended and restated bylaws include provisions that may discourage a change of control transaction or make removal of members of the board of directors more difficult.

      Some provisions of our restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, discouraging or preventing a change in control of us or making removal of members of the board of directors more difficult. These provisions include the following:

•	a classified board, with each board member serving a three-year term;

•	no authorization for stockholders to call a special meeting;

•	no ability of stockholders to remove directors without cause;

•	prohibition of action by written consent of stockholders; and

•	advance notice for nomination of directors and for stockholder proposals.

      These provisions, among others, may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though a change in ownership might be economically beneficial to us and our stockholders. See also “— Risks Related to Our Relationship with Sprint — Certain provisions of the Sprint agreements may diminish the value of our common stock and restrict the sale of our business.”

Risks Related to Our Indebtedness

Our substantial level of indebtedness, even if we complete the restructuring, could adversely affect our financial condition and prevent us from fulfilling our obligations on the new notes.

      Even if we complete the restructuring, we will continue to have a substantial amount of indebtedness that requires significant interest payments. As of September 30, 2003, on a pro forma basis after giving effect to the restructuring and assuming that all outstanding old notes are tendered in the exchange offer, we would have had approximately $310.3 million of total debt. In addition, the indenture for the new notes will permit us to incur additional indebtedness, subject to specified restrictions.

      Our substantial level of indebtedness could have important consequences to you, including the following:

•	limiting our ability to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	requiring us to use a substantial portion of our cash flow from operations to pay interest and principal on the credit facility, the new notes and other indebtedness, which will reduce the funds available to us for purposes such as capital expenditures, marketing, development, potential acquisitions and other general corporate purposes;

•	exposing us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interest, including through interest rate swap agreements;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	reducing our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	making us more vulnerable to general economic downturns and adverse developments in our business.

The new notes indenture and our credit facility will impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

      The new notes indenture and our credit facility will impose, and the terms of any future debt may impose, significant operating and financial restrictions on us. These restrictions will, among other things, limit our ability and that of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	issue redeemable preferred stock and non-guarantor subsidiary preferred stock;

•	pay dividends or make other distributions;

•	repurchase our stock;

•	make investments in other businesses or entities, including entering into and funding joint ventures with third parties;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	create liens;

•	prepay, redeem or repurchase debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	consolidate, merge or sell all of our assets.

      In addition, our credit facility requires us to maintain specified financial ratios and satisfy other financial condition tests. These covenants may adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities or limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. A breach of any of those covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

Variable interest rates may increase substantially.

      As of September 30, 2003, we had $151.5 million outstanding debt under our credit facility. The rate of interest on the credit facility is based on a margin above either the alternate bank rate (the prime lending rate in the United States) or the London Interbank Offer Rate (“LIBOR”). At September 30, 2003, the weighted average interest rate was 5.05% under our credit facility. If interest rates increase, we may not have the ability to service the interest requirements on our credit facility. Furthermore, if we were to default in our payments under our credit facility, our rate of interest would increase by 2.5% over the alternate bank rate.

Our payment obligations may be accelerated if we are unable to maintain or comply with the financial and operating covenants contained in our credit facility.

      Our credit facility contains covenants specifying:

•	the maintenance of certain financial ratios,

•	reaching defined subscriber growth and network covered population goals,

•	minimum service revenues,

•	maximum capital expenditures, and

•	the maintenance of a ratio of total and senior debt to annualized EBITDA, as defined in the credit facility. The definition of EBITDA in our credit facility is not the same as EBITDA used by us in this proxy statement. If we are unable to operate our business within the covenants specified in our credit facility, our ability to use our cash could be restricted or terminated and our payment obligations may be accelerated. Such a restriction, termination or acceleration could have a material adverse affect on our liquidity and capital resources.

      Based on our current business plan, our compliance with the financial covenants under our credit facility is not assured and, after March 2005, our ability to generate operating cash flow to pay debt service and meet our other capital needs and meet the financial covenants in our credit facility is significantly uncertain. Further, without further changes to our current business plan, we believe that we will not be in compliance with our total debt to EBITDA covenants under our credit facility at April 1, 2005. We believe we will need to generate approximately $14 million more in EBITDA over the preceding 12 months to be in compliance with this covenant at April 1, 2005.

If we fail to pay the debt under our credit facility, Sprint has the option of purchasing our loans, giving Sprint certain rights of a creditor to foreclose on our assets.

      Sprint has contractual rights, triggered by an acceleration of the maturity of the debt under our credit facility, pursuant to which Sprint may purchase our obligations to our senior lenders and obtain the rights of a senior lender. To the extent Sprint purchases these obligations, Sprint’s interests as a creditor could conflict with our interests. Sprint’s rights as a senior lender would enable it to exercise rights with respect to our assets and continuing relationship with Sprint in a manner not otherwise permitted under our Sprint agreements.

Risks Related to the Restructuring

Consummation of the restructuring will result in significant dilution of our shareowners.

      Upon consummation of the restructuring, the equity interests of our existing shareowners, as a percentage of the total number of the outstanding shares of our common stock, will be significantly diluted. Whether the restructuring is completed pursuant to the recapitalization plan or the prepackaged plan, after giving effect to the reverse stock split:

•	holders of the old notes will receive up to 56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring (33,041,516 shares of our common stock based on the number of currently outstanding shares, without giving effect to the reverse stock split); and

•	our current shareowners will retain 44% of our outstanding common stock.

      In addition, we are requesting shareowners to approve an amendment and restatement of our 2002 AirGate PCS Inc. Long-Term Incentive Plan, which will, among other things, increase the number of shares reserved and available for issuance to 6,025,000 (pre-split) shares. Any shares issued under the Plan will proportionately dilute the old noteholders who tender in the exchange offer and our current shareowners.

If we do not complete the restructuring, we may not have sufficient operating cash flow to fund our capital needs.

      At September 30, 2003, we had working capital of $12.5 million and approximately $54.1 million of available cash and cash equivalents. After drawing the remaining $9.0 million available under our credit facility in August 2003, we are completely dependent on available cash and operating cash flow to operate our business and fund our capital needs. Based on our current business plan, our compliance with the financial covenants under our credit facility is not assured and, after March 2005, our ability to generate operating cash flow to pay debt service and meet our other capital needs and meet the financial covenants in our credit facility is significantly uncertain.

      If we do not consummate the restructuring, one alternative we could consider would be seeking protection under Chapter 11 of the Bankruptcy Code. The expenses of any such bankruptcy case would reduce the assets available for payment or distribution to our creditors, including holders of the old notes. In addition, we believe that the filing by us or against us of a bankruptcy petition would not increase the amount of any payment or distribution that holders of the old notes would receive, could reduce such amount, and in any event would delay receipt of any such payment or distribution by such holders.

We may need additional financing after the restructuring, which may be unavailable or costly.

      Our actual funding requirements could vary materially from our current estimates. We base our financial projections on assumptions that we believe are reasonable but which contain significant uncertainties that could affect our business, our future performance and our liquidity. Our ability to achieve and sustain operating profitability will depend on many factors, including Sprint’s success, our ability to market Sprint PCS products and services, manage churn, sustain monthly average revenues per user, and reduce operating expenses and maintain a moderate level of capital expenditures. In addition, our business, our future performance and our liquidity would be affected by general industry and market conditions and growth rates and general economic and political conditions, including the global economy and other future events.

      Consequently, we may have to raise additional funds, which may be costly, to operate our business and provide other needed capital and we may be unable to do so. If we would be unable to raise such needed additional funds, we could have insufficient capital to meet our expenses and operate our business.

If the economic terms of the restructuring are materially altered, the noteholders that are parties to the amended support agreement may be released from their obligations thereunder and we may have to further amend the terms of our credit facility.

      Under the terms of the amended support agreement, we have agreed not to effect a restructuring unless it is in accordance with the terms of the amended support agreement and the related restructuring term sheet, which are attached to this proxy statement as Annex A. A material alteration of any economic terms would release any noteholders not consenting to such alteration from their obligations under the amended support agreement. As a result, some or all of the noteholders could take the position that they are not bound by a further amended support agreement or term sheet. If we were unable to reach agreement on a further amendments to the amended support agreement, and some or all of the noteholders did not support the proposed restructuring, we may need to pursue an alternative plan of restructuring. In addition, a change in the terms of the restructuring may require further amendments to the credit facility.

We cannot complete the recapitalization plan if we do not obtain stockholder approval, in which case we may complete the restructuring by means of the prepackaged plan or otherwise under Chapter 11 of the Bankruptcy Code.

      The consummation of the transactions contemplated by the recapitalization plan is conditioned upon our receiving the approval of our existing stockholders to:

•	the issuance of our common stock in the exchange offer, and

•	an amendment and restatement of our restated certificate of incorporation to implement a reverse stock split.

      Therefore, even if the minimum tender condition and each of the other conditions to the exchange offer are met or waived, the failure to obtain such stockholder approval will prevent us from consummating the recapitalization plan.

      If we fail to implement the recapitalization plan, we may seek confirmation of the prepackaged plan. If we cannot find an out-of-court solution, the prepackaged plan may be the best means of effecting the goals of the recapitalization plan.

If the minimum tender and other conditions are not met or waived for the exchange offer and we cannot implement the recapitalization plan, there may still be sufficient votes to accept the prepackaged plan, in which event it will bind all of our creditors, noteholders and equity security holders regardless of whether they voted for, against or not at all on the prepackaged plan.

      The consummation of the exchange offer is conditioned upon, among other things, our receipt of valid tenders from not less than 98% of our old notes outstanding immediately before the expiration of the exchange offer, unless such condition is waived. Absent the “cram-down” procedure, to obtain confirmation of the prepackaged plan, however, we need to receive from:

•	each impaired class of claims the affirmative votes of holders of:

•	two-thirds in terms of dollar amount and

•	more than one-half in terms of the number of holders of such class who actually cast ballots, and

•	each impaired class of equity interests entitled to vote on the plan, the affirmative votes of holders of two-thirds in amount of the equity interests of such class who actually cast ballots.

      If we cannot complete the recapitalization plan for any reason, including a failure to meet the minimum tender condition, but we receive the required votes from each impaired class of claims or interests to accept the prepackaged plan, we may seek confirmation of the prepackaged plan in the bankruptcy court. If the prepackaged plan is confirmed by the bankruptcy court, it will bind all of our creditors, noteholders and equity security holders regardless of whether they voted for, against or not at all on the prepackaged plan. Therefore, assuming the prepackaged plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of equity security holders can bind other equity security holders to the terms of the prepackaged plan. Additionally, since claims and equity interests are grouped in classes for the purpose of voting on the prepackaged plan, holders of claims and interests may be bound by the decisions of other claim or interest holders in a way that they otherwise would not be bound outside of bankruptcy.

      Furthermore, if at least one class of impaired claims, such as the noteholders, accept the prepackaged plan, and we determine to seek confirmation of the prepackaged plan in the bankruptcy court, we may pursue confirmation of the prepackaged plan under the “cram down” provisions of the Bankruptcy Code. If the prepackaged plan is confirmed under the “cram down” provisions of the Bankruptcy Code, all classes of claims and interests will be bound by the terms of the plan (as modified, if appropriate) regardless of whether such class voted to accept the prepackaged plan. See “The Prepackaged Plan — Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims and Interests.”

We may incur substantial income tax liability or lose tax attributes as a result of the restructuring.

      We will realize cancellation of indebtedness, or “COD,” income as a result of the exchange offer to the extent that the fair market value of the common stock and the issue price of the new notes issued in exchange for the old notes is less than the “adjusted issue price” of the old notes (generally including any accrued but unpaid interest). Thus, the precise amount of COD income cannot be determined until the closing date of the restructuring.

      To the extent that we are considered solvent from a tax perspective immediately before the completion of the restructuring and realize COD income, our available losses may offset all or a portion of the COD income. COD income realized in excess of available losses will result in a tax liability. In addition, the issuance of our common stock in the exchange will result in an ownership change (as defined in Section 382 of the Internal Revenue Code) in our company that will significantly limit the use of our remaining tax attributes, including our net operating loss carryforwards.

      We will not recognize COD income to the extent we are considered insolvent from a tax perspective immediately before the completion of the restructuring. If and to the extent COD income is excluded from taxable income due to insolvency, we will generally be required to reduce certain of our tax attributes, including, but not limited to, net operating losses and loss carryforwards. This may result in a significant reduction in our net operating losses. Taxable income will result to the extent COD income exceeds the amount by which we are considered to be insolvent immediately before the completion of the restructuring.

      Alternatively, if the discharge of the old notes occurs in a Chapter 11 bankruptcy case or if we are considered insolvent, we will not recognize any COD income as a result of such discharge although certain of our tax attributes will be reduced. In addition, we may be eligible to apply for a bankruptcy exception under Section 382 to avoid triggering an ownership change.

Even if we successfully complete the restructuring, we may have substantial tax liability if we experience an ownership change for tax purposes prior to our completion of the restructuring.

      Since our inception in 1998, we have generated significant net operating losses, or “NOLs.” We expect to use these NOLs to offset the cancellation of indebtedness income that we will realize as a result of the restructuring. However, if we were to experience an ownership change for tax purposes prior to our completion of the restructuring, such ownership change would severely restrict our use of the NOLs to offset the COD income. As a result, we would have insufficient NOLs to fully offset our realization of COD income upon completion of the restructuring and, therefore, could be subject to material federal income taxes. Because we will not know if we have experienced an ownership change for tax purposes until our 5% stockholders file their Schedules 13D or 13G (which may be as late as February 14, 2004), we cannot assure you that we will not be subject to tax on the COD income. If we are required to pay tax on significant COD income, we may not have sufficient funds to pay the tax or meet our other obligations. As of the date of this proxy statement, and based on information available to us, we estimate that we have experienced a 36% change in ownership.

Risks Related to the Prepackaged Plan

Even if all classes of claims and interests that are entitled to vote accept the prepackaged plan, the prepackaged plan might not be approved.

      The confirmation and effectiveness of the prepackaged plan is subject to certain conditions and requirements that may not be satisfied, and if the prepackaged plan is filed, the bankruptcy court may conclude that the requirements for confirmation and effectiveness of the prepackaged plan have not been satisfied. Some of those reasons may be substantive, such as a concern about the feasibility of the prepackaged plan or about the alleged differences in treatment between different classes or types of unsecured creditors. Some of those reasons may be procedural or related to the adequacy of disclosure, such as, for example, that the disclosures or other procedural compliance required for a prepackaged plan to be confirmed are in any way deficient. Any of the reasons may delay the confirmation and effectiveness of the prepackaged plan, and some of these reasons may result in the bankruptcy court not confirming the prepackaged plan. In addition, if we do not file the prepackaged plan by February 15, 2004, the holders of old notes that are parties to the amended support agreement will no longer be required to vote to accept the prepackaged plan.

      Classification of Claims or Interests. Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. We believe that the classification of claims and interests under the prepackaged plan complies with the requirements set forth in the Bankruptcy Code. However, once a Chapter 11 case has been commenced, a claim or interest holder could challenge the classification. In such event, the cost of the prepackaged plan and the time needed to confirm the prepackaged plan could increase and the bankruptcy court may not agree with our classification of claims and interests.

      If the bankruptcy court concludes that the classification of claims and equity interests under the prepackaged plan does not comply with the requirements of the Bankruptcy Code, we may need to modify the prepackaged plan. Such modification could require a resolicitation of votes on the prepackaged plan. If the bankruptcy court determined that our classification of claims and equity interests was not appropriate or if the court determined that the different treatment provided to claim or interest holders was unfair or inappropriate, the prepackaged plan may not be confirmed. If this occurs, the amended plan of reorganization that would ultimately be confirmed would likely be less attractive to certain classes of our claim and equity interest holders than the prepackaged plan, and we would expect that the treatment of our equity security holders, particularly our existing stockholders, under an alternate plan would be adversely affected.

      Adequacy of Disclosure in Solicitation. Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a Chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a Chapter 11 case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote;

•	the time prescribed for voting is not unreasonably short; and

•	the solicitation of votes is in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

      Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. The bankruptcy court could conclude that this proxy statement, our prospectus and solicitation statement on Form S-4 or the offering memorandum and solicitation statement used in the private exchange offer do not meet these disclosure requirements. With regard to solicitation of votes prior to the commencement of a bankruptcy case, if the bankruptcy court concludes that the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) have not been met, then the bankruptcy court could deem such votes invalid, and the prepackaged plan would not be confirmed without a resolicitation of votes to accept or reject the prepackaged plan. While we believe that the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, the bankruptcy court may not reach the same conclusion.

      The United States Trustee or other parties in interest could move the bankruptcy court to “designate” the votes of the holders of old notes that are a party to the amended support agreement pursuant to section 1126(e) of the Bankruptcy Code. Section 1126(e) permits a bankruptcy court to designate any entity whose acceptance or rejection of a plan was not in good faith or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. “Designation” in this context results in such party’s votes not being counted for purposes of determining acceptances or rejections of the subject plan. Because Section 1125(b) of the Bankruptcy Code requires that any post-petition solicitation of votes to accept or reject a plan take place only after distribution of a court-approved disclosure statement containing “adequate information,” the risk that such holders’ votes would be designated under Section 1126(e) may increase if we are required to re-solicit votes on the prepackaged plan or to propose and solicit votes on another plan.

      If the bankruptcy court were to find any of these deficiencies, we could be required to start over again the process of:

•	filing another plan and disclosure statement,

•	seeking bankruptcy court approval of a disclosure statement,

•	soliciting votes from classes of debt and equity holders, and

•	seeking bankruptcy court confirmation of the plan of reorganization.

      A resolicitation of acceptances of the prepackaged plan likely could not take place within a sufficiently short period of time to prevent the release of the noteholders from their obligations under the amended support agreement to vote for and support the prepackaged plan. If this occurs, confirmation of the prepackaged plan would be delayed and possibly jeopardized. Additionally, should the prepackaged plan fail to be approved, confirmed, or consummated, we and others with an interest may be in a position to propose alternative plans of reorganization. Any such failure to confirm the prepackaged plan would likely entail significantly greater risk of delay, expense and uncertainty, which would likely have a material adverse effect upon our business and financial condition. See “The Prepackaged Plan — Conditions to Confirmation” and “— Conditions to Effective Date of the Prepackaged Plan” for a description of the requirements for confirming the prepackaged plan and the conditions under which the plan may be declared effective.

We may seek to modify, amend or withdraw the prepackaged plan at any time prior to the confirmation date.

      If we decide to file the prepackaged plan, we reserve the right, prior to its confirmation or substantial consummation thereof, and subject to the provisions of Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, to amend the terms of the prepackaged plan or waive any conditions thereto if and to the extent we determine that such amendments or waivers are necessary or desirable to consummate the prepackaged plan. The potential impact of any such amendment or modification on the holders of claims and interests cannot presently be foreseen, but may include a change in the economic impact of the prepackaged plan, on some or all of the classes or a change in the relative rights of such classes. We will give all holders of claims and interests notice of such amendments or waivers required by applicable law and the bankruptcy court. If, after receiving sufficient acceptances but prior to confirmation of the prepackaged plan, we seek to modify the prepackaged plan, we could only use such previously solicited acceptances if:

•	all classes of adversely affected creditors and interest holders accepted the modification in writing or

•	the bankruptcy court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders of accepting claims and interests.

      We reserve the right to use acceptances of the prepackaged plan received in this solicitation to seek confirmation of the prepackaged plan under any case commenced under Chapter 11 of the Bankruptcy Code, whether such case is commenced by the filing of a voluntary or involuntary petition, subject to approval of the bankruptcy court.

      If a Chapter 11 petition is filed by or against us, we reserve the right not to file the prepackaged plan, or, if we file the prepackaged plan, to revoke and withdraw such prepackaged plan at any time prior to confirmation. If the plan is revoked or withdrawn, the prepackaged plan and the ballots will be deemed to be null and void. In such event, nothing contained in the prepackaged plan will be deemed to constitute a waiver or release of any claims by or against, or interests of or in, us, or any other person or to prejudice in any manner our rights or those of any other person.

In certain instances, our reorganization case may be converted to a case under Chapter 7 of the Bankruptcy Code.

      If no plan can be confirmed, or if the bankruptcy court otherwise finds that it would be in the best interest of our creditors, our reorganization case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of claims and interests and our liquidation analysis are set forth under “The Prepackaged Plan — Liquidation Analysis.” We believe that liquidation under Chapter 7 would result in:

•	smaller distributions being made to creditors than those provided for in the prepackaged plan because of:

•	the likelihood that our assets would have to be sold or otherwise disposed of in a less orderly fashion over a short period of time;

•	additional administrative expenses involved in the appointment of a trustee; and

•	additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of our operations; and

•	no distributions being made to our equity security holders.

Our future operational and financial performance may vary materially from the financial projections.

      We have prepared the financial projections contained in this proxy statement as required by the “feasibility test” of Section 1129 of the Bankruptcy Code. See “The Prepackaged Plan — Confirmation of the Prepackaged Plan — Feasibility of the Prepackaged Plan.” These projections are based upon a number of assumptions and estimates, including that the restructuring will be implemented in accordance with its current terms.

      Financial projections are necessarily speculative in nature and one or more of the assumptions and estimates underlying these projections may prove not to be valid. The assumptions and estimates underlying these projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control. See “Risk Factors — Risks Related to Our Business.” Accordingly, our financial condition and results of operations following the exchange offer may vary significantly from those set forth in the financial projections. Consequently, the financial projections should not be regarded as a representation by us, our advisors or any other person that the projections will be achieved. Holders are cautioned to read the financial projections in conjunction with our historical financial statements and the unaudited pro forma historical financial information included in this proxy statement and not to place undue reliance on the financial projections in determining whether to accept or reject the prepackaged plan. See “Unaudited Projected Consolidated Financial Information.”

We cannot predict the amount of time we would spend in bankruptcy for the purpose of implementing the prepackaged plan, and a lengthy bankruptcy case could disrupt our business, as well as impair the prospect for reorganization on the terms contained in the proposed plan.

      We cannot be certain that a Chapter 11 bankruptcy filing solely for the purpose of implementing the prepackaged plan would be of relatively short duration (e.g., 60 to 90 days) and would not be unduly disruptive to our business. It is impossible to predict with certainty the amount of time that we may spend in bankruptcy, and we cannot be certain that the prepackaged plan would be confirmed. Even if confirmed on a timely basis, a bankruptcy case to confirm the prepackaged plan could itself have an adverse effect on our business. There is a risk, due to uncertainty about our future, that:

•	customers could seek alternative sources of products and services from our competitors, including competitors that have comparatively greater financial resources and that are in little or no relative financial or operational distress;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	business partners could terminate their relationship with us or require financial assurances or enhanced performance.

      A lengthy bankruptcy case would also involve additional expenses and divert the attention of management from operation of our business, as well as creating concerns for employees, suppliers and customers.

      The disruption that a bankruptcy case would inflict upon our business would increase with the length of time it takes to complete the proceeding and the severity of that disruption would depend upon the attractiveness and feasibility of the prepackaged plan from the perspective of the constituent parties on whom we depend, including vendors, employees, and customers. If we are unable to obtain confirmation of the prepackaged plan on a timely basis, because of a challenge to the prepackaged plan or a failure to satisfy the conditions to the effectiveness of the prepackaged plan, we may be forced to operate in bankruptcy for an extended period while we try to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case would increase both the probability and the magnitude of the adverse effects described above.

      The noteholders’ obligations under the amended support agreement contemplate that the noteholders could propose a competing plan of reorganization after the amended support agreement terminates. If the noteholders propose an alternative plan following expiration of the amended support agreement, there is a risk that such a plan would be less generous to existing equity security holders and other constituents upon whom our well-being could depend. If there were competing plans of reorganization or if key employees or others reacted adversely to a noteholder plan of reorganization, the adverse consequences discussed above could also occur.

We may be unsuccessful in obtaining first day orders to permit us to pay our key suppliers in the ordinary course of business.

      There can be no guaranty that the lenders under our credit facility will consent to the filing of the prepackaged plan in a Chapter 11 proceeding. In addition, there can be no guaranty that we would be successful in obtaining the necessary approvals of the bankruptcy court to permit us to:

•	pay our accounts payable to key parties in interest in the ordinary course,

•	assume contracts with such parties of interest and

•	in the case of those key vendors who have agreed to continue to extend business terms to us during and after our bankruptcy case, provide for the payments of prepetition accounts payable.

      As a result, we may be unable to make certain payments to our customers, vendors, employees and other key parties, in which event our business might suffer.

      The holders of credit facility claims may not consent to our use of cash collateral in our bankruptcy case or may condition such consent on concessions that are problematic for us. Lacking such consent, we must obtain the bankruptcy court’s approval to use such cash collateral and in order to do so, must furnish adequate protection for such use. The bankruptcy court may condition such use on terms that are problematic for us or may not approve the use of such cash collateral. The holders of credit facility claims may seek relief from the automatic stay in order to pursue their state law remedies against our property that serves as collateral for such claims. The cure and reinstatement of credit facility claims proposed in the prepackaged plan may be problematic for us.

Our business may be negatively impacted if we are unable to assume our executory contracts.

      The prepackaged plan provides for the assumption of all executory contracts, other than unexpired leases or other contracts that we specifically reject. Our intention is to preserve as much of the benefit of our existing contracts as possible. However, some limited classes of executory contracts may not be assumed in this way without the consent of the counterparty. In these cases we would need to obtain the consent of the counterparty to maintain the benefit of the contract. There is no guaranty that such consent would either be forthcoming or that conditions would not be attached to any such consent that make assuming the contracts unattractive. We would then be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them. We intend to attempt to pass through to the reorganized company any and all licenses in respect of patents, trademarks, copyright or other intellectual property which cannot otherwise be assumed pursuant to Section 365(c) of the Bankruptcy Code, including trademarks from Sprint. The counterparty to any contract that we seek to pass through may object to our attempt to pass through the contract and require us to seek to assume or reject the contract or seek approval of the bankruptcy court to terminate the contract. In such an event, we could lose the benefit of the contract, which could harm our business.

Our disputes with Sprint may prolong confirmation of the prepackaged plan and could disrupt our business and adversely affect our operating costs.

      As described elsewhere in this proxy statement, we have a number of significant disputes with Sprint related to our agreements. If we are unable to resolve these disputes, it is quite possible that AirGate or Sprint will file suit seeking to have some or all of these disputes resolved in litigation.

      The prepackaged plan provides for the assumption of all executory contracts, other than contracts we specifically reject. We have not yet made a decision to assume the Sprint executory contracts. In order to assume the Sprint executory contracts, we would be required to cure any defaults under any of those agreements that the bankruptcy court requires. While we do not believe that we are in default of any obligation under any agreement with Sprint, Sprint may take a different position.

      We expect that negotiations with Sprint over whether there are defaults under our agreements with Sprint and, if so, the amounts required to cure those defaults would take time. These negotiations could prolong confirmation of the prepackaged plan. We may ultimately be forced to choose to litigate in the bankruptcy case or agree to cure amounts under our agreements with Sprint that we may not have otherwise agreed to pay.

      As more fully described below, AirGate has entered into a Services Agreement with Sprint pursuant to which Sprint provides a number of back office and other services in our service area. We believe that we could operate our business without this agreement and replace Sprint as our service provider. In that event, we would need to provide those services directly or outsource them to another service provider. Some of these services, such as customer activations, customer retention efforts and managing handset logistics, AirGate could provide directly. Others would be more difficult.

      In particular, billing (which includes collections) and customer care are two of the most important services performed by Sprint that directly impact the overall performance of our company. We do not have the capability to perform these services directly. As a part of our smart growth strategy, which is more fully described below under “AirGate — Business Strategy,” we are currently exploring terminating Sprint as the provider of these services and contracting with an outsourcing provider. Even if we do not reject the Services Agreement, we might continue these outsourcing efforts in a bankruptcy proceeding.

      While we dispute its right to do so, Sprint might contest our right to reject the services agreement or terminate certain services and/or might demand that we pay high start-up costs for activities related to transitioning these services to a third-party vendor and to allow for an interface with Sprint’s system. Resolving these and other issues related to rejecting the services agreement could increase the costs of any such outsourcing and delay the benefits of any outsourcing. If we are unable to seamlessly outsource these services, our business could be disrupted. In addition, the increased costs of outsourcing could limit our ability to lower our operating costs.

Risks Related to Our Business

Risks Related to Our Business, Strategy and Operations

The unsettled nature of the wireless market may limit the visibility of key operating metrics, and future trends may affect operating results, liquidity and capital resources.

      Our business plan and estimated future operating results are based on estimates of key operating metrics, including:

•	subscriber growth,

•	subscriber churn,

•	capital expenditures,

•	ARPU,

•	losses on sales of handsets and other subscriber acquisition costs, and

•	other operating costs.

      The following factors have created a level of uncertainty that may adversely affect our ability to predict key operating metrics:

•	the unsettled nature of the wireless market,

•	the current economic slowdown,

•	the problems in our relationship with Sprint (see “— Risks Related to Our Relationship with Sprint”),

•	increased competition in the wireless telecommunications industry,

•	new service offerings of increasingly large bundles of minutes of use at lower prices by wireless carriers, and

•	other issues facing the wireless telecommunications industry in general.

      Another factor that may affect our operating results, liquidity and capital resources is the fact that we have limited funding options. On August 8, 2003 we drew the $9.0 million remaining available under our credit facility. We currently have no additional sources of working capital other than cash on hand, which was $54.1 million at September 30, 2003, and operating cash flow. If our actual revenues are less than we expect or operating or capital costs are more than we expect, our financial condition and liquidity may be materially adversely affected. In such event, there is substantial risk that we could not access the capital or credit markets for additional capital.

Our revenues may be less than we anticipate which could materially adversely affect our liquidity, financial condition and results of operations.

      Revenue growth is primarily dependent on:

•	the size of our subscriber base,

•	average monthly revenues per user and

•	roaming revenue.

      During the year ended September 30, 2002, we experienced slower net subscriber growth rates than planned. In addition, subscriber growth in fiscal 2003 has been slower than in prior years, and actually declined slightly in the quarter ending September 30, 2003. We believe slower growth is due in large part to:

•	increased churn,

•	increased competition and Sprint’s decline in market share,

•	declining rates of wireless subscriber growth in general,

•	the re-imposition of and increase in deposits for most sub-prime credit subscribers, and

•	the current economic slowdown.

      We have seen a continuation of competitive pressures in the wireless telecommunications market causing carriers to offer plans with increasingly large bundles of minutes of use at lower prices which may compete with the calling plans we offer, including the Sprint calling plans we support. There is no assurance that subscriber growth will not be less than we project or that average revenue per user will not be lower than we project. Increased price competition may lead to lower average monthly revenues per user than we anticipate. See “— Risks Related to our Business — Risks Related to Our Relationship with Sprint.” In addition, the lower reciprocal roaming rate that Sprint has implemented will reduce our roaming revenue, which may not be offset by the reduction in our roaming expense. If our revenues are less than we anticipate, it could materially adversely affect our liquidity, financial condition and results of operation. We estimate that, based on our projections for fiscal 2004, every $1 reduction in monthly ARPU will increase our annual operating loss by approximately $3.9 million. In addition, based on our projections for fiscal year 2004, we estimate that every 1,000 reduction in monthly gross subscriber activations will increase our annual operating loss by approximately $800,000.

Our costs may be higher than we anticipate which could materially adversely affect our liquidity, financial condition and results of operations.

      Our business plan anticipates that we will be able to maintain lower operating and capital costs, including costs per gross addition and cash cost per user. Increased competition may lead to higher promotional costs, losses on sales of handset and other costs to acquire subscribers. Further, as described below under “Risks Related to Our Relationship With Sprint,” a substantial portion of costs of service and roaming are attributable to fees and charges we pay Sprint for billing and collections, customer care and other back-office support. Our ability to manage costs charged by or through Sprint is limited. If our costs are more than we anticipate, the actual amount of funds needed to implement our strategy and business plan may exceed our estimates, which could have a material adverse affect on our liquidity, financial condition and results of operations. We estimate, based on our projections for fiscal year 2004, that for every 1% that aggregate Sprint fees exceed our planned expectations, it will increase our annual operating loss by approximately $400,000.

We may continue to experience a high rate of subscriber turnover, which would adversely affect our financial performance.

      The wireless personal communications services industry in general, and Sprint and its network partners in particular, have experienced a higher rate of subscriber turnover, commonly known as churn, as compared to cellular industry averages. We believe this churn rate was driven higher in 2002 and early 2003 due to the NDASL and Clear Pay programs required by Sprint and the removal of deposit requirements as described elsewhere in this proxy statement. Our business plan assumes that churn will be relatively constant in fiscal 2004, but will decline significantly thereafter. Although churn declined in the first nine months of fiscal 2003, churn rates increased in the quarter ended September 30, 2003. Due to significant competition in our industry and general economic conditions, among other things, churn may increase and our future rate of subscriber turnover may be higher than projected or our historical rate. Factors that may contribute to higher churn include:

•	the pricing and attractiveness of our competitors’ products and services;

•	wireless local number portability;

•	quality of customer service;

•	network performance and coverage relative to our competitors;

•	inability or unwillingness of subscribers to pay which results in involuntary deactivations, which accounted for 52% of our deactivations in the quarter ended September 30, 2003;

•	subscriber mix and credit class, particularly sub-prime credit subscribers which account for approximately 28% of our subscriber base as of September 30, 2003;

•	Sprint’s announced billing system conversion and/or outsourcing services now provided by Sprint, including billing, collections and customer care; and

•	any future changes by us in the products and services we offer, especially to the Clear Pay Program.

      A high rate of subscriber turnover could adversely affect our competitive position, liquidity, financial position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by subscribers. We estimate that, based on our projections for fiscal year 2004, a 0.1% increase in monthly churn will increase our annual operating loss by approximately $900,000.

Implementation of wireless local number portability requirements may increase churn, lower revenues and result in higher subscriber acquisition and retention costs.

      Implementation of the Federal Communications Commission’s (“FCC”) wireless local number portability (“LNP”) requirement will enable wireless subscribers to keep their telephone numbers when switching to another carrier. As of November 24, 2003, all covered CMRS providers, including broadband PCS, cellular and SMR licensees, were required to allow customers to retain, subject to geographical limitations, their existing telephone number when switching from one telecommunications carrier to another. Current rules require that covered CMRS providers have to provide LNP in the 100 largest metropolitan statistical areas, in compliance with certain FCC performance criteria, upon request from another carrier (CMRS provider or local exchange carrier). For metropolitan statistical areas outside the largest 100, CMRS providers that receive a request to allow an end user to port their number must be capable of doing so within six months of receiving the request or within six months after November 24, 2003, whichever is later. Porting is currently mandated in approximately 35% of our markets. We currently plan to implement WLNP in the remainder of our markets on May 24, 2004. The overall impact of this mandate is uncertain. We anticipate that the wireless LNP mandate will impose increased operating costs on all CMRS providers, including us, and may result in lower revenues, higher churn and higher subscriber acquisition and retention costs.

Our allowance for doubtful accounts may not be sufficient to cover uncollectible accounts.

      On an ongoing basis, we estimate the amount of subscriber receivables that we will not collect to reflect the expected loss on such accounts in the current period. Our allowance for doubtful accounts may underestimate actual unpaid receivables for various reasons, including:

•	our churn rate may exceed our estimates;

•	bad debt as a percentage of service revenues may not decline as we assume in our business plan;

•	adverse changes in the economy; or

•	changes in Sprint’s PCS products and services.

      If our allowance for doubtful accounts is insufficient to cover losses on our receivables, it could materially adversely affect our liquidity, financial condition and results of operations.

Roaming revenue could be less than anticipated, which could adversely affect our liquidity, financial condition and results of operations.

      Sprint reduced the reciprocal roaming rate from $0.10 per minute to $0.058 per minute for the calendar year 2003 and has announced a reduction of $0.041 for calendar year 2004. Based upon historical twelve months ending September 30, 2003 roaming minutes of use by Sprint and other affiliate customers, a reduction in the roaming rate to $0.041 per minute would have reduced our roaming revenue by approximately $20.7 million and reduced our roaming expense by approximately $16.4 million, and increased our net loss by $4.3 million.

      The amount of roaming revenue we receive also depends on the minutes of use of our network by PCS subscribers of Sprint and Sprint PCS network partners. If actual usage is less than we anticipate, our roaming revenue would be less and our liquidity, financial condition and results of operations could be materially adversely affected.

Our efforts to reduce costs may have adverse affects on our business.

      As a result of the current business environment, we have revised our business plan and are seeking to manage expenses to improve our liquidity position. We have significantly reduced projected capital expenditures, advertising and promotion costs and other operating costs. Reduced capital expenditures could, among other things, have forced us to delay improvements to our network, which could adversely affect the quality of service to subscribers. These actions could reduce subscriber growth and increase churn, which could materially adversely affect our financial condition and results of operation. We estimate that, based on our projections for fiscal year 2004, a 0.1% increase in monthly churn will increase our annual operating loss by approximately $900,000.

We may incur significantly higher wireless handset subsidy costs than we anticipate for existing subscribers who upgrade to a new handset.

      As our subscriber base matures, and technological innovations occur, more existing subscribers will upgrade to new wireless handsets. We subsidize a portion of the price of wireless handsets and incur sales commissions, even for handset upgrades. Excluding sales commissions, we experienced approximately $4.8 million associated with wireless handset upgrade costs for the fiscal year ended September 30, 2002 and $7.8 million for the fiscal year ended September 30, 2003. We have limited historical experience regarding the adoption rate for wireless handset upgrades. If more subscribers upgrade to new wireless handsets than we project, our results of operations would be adversely affected.

The loss of the officers and skilled employees who we depend upon to operate our business could materially adversely affect our results of operations.

      Our business is managed by a small number of executive officers. We believe that our future success depends in part on our continued ability to attract and retain highly qualified technical and management personnel. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. Our ability to attract and retain such persons may be negatively impacted if our liquidity position does not improve. The loss of our officers and skilled employees could materially adversely affect our results of operation.

      In addition, we grant stock options and other equity incentives as a method of attracting and retaining employees, to motivate performance and to align the interests of management with those of our stockholders. Due to the decline in the trading price of our common stock, a substantial majority of the stock options held by employees have an exercise price that is higher than the current trading price of our common stock, and therefore these stock options may not be effective in helping us to retain valuable employees. Our named executive officers other than the chief financial officer, have returned, without consideration, “below market” options held by such officers. If our shareholders do not authorize additional shares for our 2002 Long-Term Incentive Plan, we may have insufficient equity awards available to attract and retain qualified technical and management personnel. We currently have “key man” life insurance for our Chief Executive Officer.

Our territory has limited amounts of licensed spectrum, which may adversely affect the quality of our service and our results of operations.

      Sprint has licenses covering 10 MHz of spectrum in our territory. As the number of subscribers in our territory increases, this limited amount of licensed spectrum may not be able to accommodate increases in call volume, may lead to increased dropped and blocked calls and may limit our ability to offer enhanced services, all of which could result in increased subscriber turnover and adversely affect our financial condition and results of operations.

      Further, in January 2003, the FCC rules imposing limits on the amount of spectrum that can be held by one provider in a specific market was lifted. The FCC now relies on case-by-case review of transactions involving transfers of control of CMRS spectrum in connection with its public interest review of all license transfers. In light of this change in regulatory review, competition may increase to the extent that licenses are transferred from smaller stand-alone operators to larger, better capitalized, and more experienced wireless communications operators. These larger wireless communications operators may be able to offer customers network features not offered by us. The actions of these larger wireless communications operators could negatively affect our churn, ability to attract new subscribers, ARPU, cost to acquire subscribers and operating costs per subscriber.

There is a high concentration of ownership of the wireless towers we lease and if we lose the right to install our equipment on certain wireless towers or are unable to renew expiring leases, our financial condition and results of operations could be adversely impacted.

      Most of our cell sites are co-located on leased tower facilities shared with one or more wireless providers. A few tower companies own a large portion of these leased tower sites. Approximately 75% of the towers leased by us are owned by four tower companies (and their affiliates). If a master co-location agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support our use of its tower sites, we would have to find new sites or we may be required to rebuild that portion of our network. In addition, because of this concentration of ownership of our cell sites, our financial condition and results of operations could be materially and adversely affected if we are unable to renew expiring leases with such tower companies on favorable terms, or in the event of a disruption in any of their business operations. For example, if our agreement with our largest tower company were to expire without successful renegotiation, we would be required to relocate approximately 34% of our cell site locations, causing disruption to our network operations.

Certain wireless providers are seeking to reduce access to their networks.

      We rely on Sprint’s roaming agreements with its competitors to provide automatic roaming capabilities to subscribers in many of the areas of the United States not covered by Sprint’s PCS network. Competitors may be able to offer coverage in areas not served by Sprint’s PCS network or may be able to offer roaming rates that are lower than those offered by Sprint. Competitors are seeking to reduce access to their networks through actions pending with the FCC. Moreover, AT&T Wireless has sought reconsideration of an FCC ruling in order to expedite elimination of the engineering standard (“AMPS”) for the dominant air interface on which Sprint’s subscribers roam. If AT&T Wireless is successful and the FCC eliminated this standard before Sprint can transition its handsets to different standards, customers of Sprint could be unable to roam in those markets where cellular operators cease to offer their AMPS network for roaming. Further, on September 24, 2002, the FCC modified its rules to eliminate, after a five-year transition period, the requirement that carriers provide analog service compatible with AMPS specifications. If this requirement is eliminated before Sprint can transition its handsets to different standards, customers of Sprint could be unable to roam in those markets where cellular operators cease to offer their AMPS network for roaming.

Our business is subject to seasonal trends.

      The wireless industry historically has been heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher subscriber additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including:

•	the increasing use of retail distribution, which is heavily dependent upon the year-end holiday shopping season;

•	the timing of new product and service announcements and introductions;

•	competitive pricing pressures; and

•	aggressive marketing and promotions.

      The increased level of activity requires a greater use of available financial resources during this period.

Risks Related to Our Relationship with Sprint

Our business experiences certain risks related to Sprint.

      Over time, Sprint has increased fees charged to AirGate and other network partners and has added fees that were not anticipated when the agreements with Sprint were entered into. Sprint also sought to collect money from us that we believe is not authorized under the agreements. In addition, Sprint has also imposed additional programs, requirements and conditions that have adversely affected our financial performance. If these increases, additional charges and changes continue, our operating results, liquidity and capital resources could be adversely affected. As of September 30, 2003, we have disputed approximately $8.9 million in invoices for such increases and additional charges, but those issues have not been resolved. While we believe that we have adequately reserved for these disputed amounts, if they are resolved in favor of Sprint and against AirGate, the payment of this amount money could adversely affect our liquidity and capital resources. The resolution of all disputes in favor of Sprint and payment of disputed amounts will reduce our cash position at September 30, 2003 of $54.1 million by approximately $8.9 million.

We operate with little working capital because of amounts owed to Sprint.

      Each month we pay Sprint expenses described in greater detail in Note 4 to the consolidated financial statements for the fiscal year ended September 30, 2003 set forth in this proxy statement. An increase in the amounts we owe Sprint may result in less use of cash for working capital purposes than the business plan currently projects.

The termination of our affiliation with Sprint would severely restrict our ability to conduct our business.

      We do not own the licenses to operate our wireless network. Our ability to offer Sprint PCS products and services and operate a PCS network is dependent on our Sprint agreements remaining in effect and not being terminated. All of our subscribers have purchased Sprint PCS products and services to date, and we do not anticipate any change in the near future. The agreements between Sprint and us are not perpetual. Our management agreement automatically renews at the expiration of the 20-year initial term (July 22, 2018) for an additional 10-year period unless we are in material default. Sprint can choose not to renew our management agreement at the expiration of the ten-year renewal term or any subsequent ten-year renewal term. In any event, our management agreement terminates in 50 years.

      In addition, subject to the provisions of the consent and agreement, these agreements can be terminated for breach of any material term, including, among others, failure to pay, marketing, build-out and network operational requirements. Many of these requirements are extremely technical and detailed in nature. In addition, many of these requirements can be changed by Sprint with little notice. As a result, we may not always be in compliance with all requirements of the Sprint agreements. There may be substantial costs associated with remedying any non-compliance, and such costs may adversely affect our liquidity, financial condition and results of operations.

      We are also dependent on Sprint’s ability to perform its obligations under the Sprint agreements. The non-renewal or termination of any of the Sprint agreements or the failure of Sprint to perform its obligations under the Sprint agreements would severely restrict our ability to conduct business.

Sprint may make business decisions that are not in our best interests, which may adversely affect our relationships with subscribers in our territory, increase our expenses and/or decrease our revenues.

      Sprint, under the Sprint agreements, has a substantial amount of control over the conduct of our business. Accordingly, Sprint has made and, in the future may make, decisions that adversely affect our business, such as the following:

•	Sprint could price its national plans based on its own objectives and could set price levels or other terms that may not be economically sufficient for our business;

•	Sprint could develop products and services, such as a one-rate plan where subscribers are not required to pay roaming charges on its PCS to PCS plan, or establish credit policies, such as the NDASL program, which could adversely affect our results of operations;

•	Sprint has raised and could continue to raise the costs to perform back office services or maintain the costs above those expected, reduce levels of services or expenses or otherwise seek to increase expenses and other amounts charged;

•	Sprint can seek to further reduce the reciprocal roaming rate charged when Sprint’s or other Sprint network partners’ PCS subscribers use our network;

•	Sprint may elect with little or no notification, to upgrade or convert its financial reporting, billing or inventory software or change third party service organizations that can adversely affect our ability to determine or report our operating results, adversely affect our ability to obtain handsets or adversely affect our subscriber relationships;

•	Sprint, subject to limitations in our Sprint Agreements, could limit our ability to develop local and other promotional plans to enable us to attract sufficient subscribers;

•	Sprint could, subject to limitations under our Sprint agreements, alter its network and technical requirements;

•	Sprint introduced a payment method for subscribers to pay the cost of service with us. This payment method initially did not have adequate controls or limitations, and fraudulent payments were made to accounts using this payment method. If other types of fraud become widespread, it could have a material adverse impact on our results of operations and financial condition;

•	Sprint could make decisions which could adversely affect the Sprint brand names, products or services; and

•	Sprint could decide not to renew the Sprint agreements or to no longer perform its obligations, which would severely restrict our ability to conduct business.

      Recently, Sprint has announced that it will re-align its resources to focus on two market segments: businesses and consumers. This represents a shift away from the current organizational focus on assets groups and products: local telecommunications, global wireline voice and data services and wireless. This initiative is often referred to as “One Sprint — Many Solutions.” This realignment is designed to facilitate Sprint’s cross-selling and bundling of products across these product lines. This shift could:

•	divert marketing, advertising and internal Sprint resources once dedicated to wireless to bundled or non-PCS Sprint products and services,

•	increase the risk that Sprint will design wireless products and services in a manner that is not profitable for AirGate or other network partners, and

•	reduce the significance of Sprint’s wireless network partners.

      The occurrence of any of the foregoing could adversely affect our relationship with subscribers in our territories, increase our expenses and/or decrease our revenues and have a material adverse effect on our liquidity, financial condition and results of operation.

Sprint’s newly implemented PCS to PCS program has had, and may continue to have, a negative impact on our business.

      In late 2002, Sprint implemented a new PCS to PCS product offering under which subscribers receive unlimited buckets of minutes for little or no additional cost, for any calls made from one Sprint PCS subscriber to another. Pursuant to our Sprint agreements, we are required to support this program in our territory. The number of minutes-over-plan (“MOPs”) used and associated revenues of our subscribers has dropped. AirGate’s ARPU has declined from $61 for the fiscal year ended September 30, 2002 to $60 for the fiscal year ended September 30, 2003, while the number of minutes used for PCS to PCS calls increased from 6 million to over 60 million minutes per month. In addition, the program had the effect of switching current subscribers to the product offering, rather than resulting in a meaningful increase in new subscribers. In addition to the lost revenue the PCS to PCS plan causes, it is also generating a large amount of incremental traffic on our network, which may increase our capital needs beyond what we have planned.

Our dependence on Sprint for services may limit our ability to reduce costs, which could materially adversely affect our financial condition and results of operation.

      Approximately 64% of cost of service and roaming in our financial statements relate to charges from or through Sprint. As a result, a substantial portion of our cost of service and roaming is outside our control. There can be no assurance that Sprint will lower its operating costs, or, if these costs are lowered, that Sprint will pass along savings to its PCS network partners. If these costs are more than we anticipate in our business plan, it could materially adversely affect our liquidity, financial condition and results of operations and as noted below, our ability to replace Sprint with lower cost providers may be limited. We estimate that for every 1% that aggregate Sprint fees exceed our planned expectations, it will increase our annual operating loss by approximately $400,000.

Our dependence on Sprint may adversely affect our ability to predict our results of operations.

      In 2002, our dependence on Sprint interjected a greater degree of uncertainty into our business and financial planning. During this time:

•	we agreed to a new $4 logistics fee for each 3G enabled handset to avoid a prolonged dispute over upgrade handset subsidy charges for which Sprint sought reimbursement;

•	Sprint PCS sought to recoup $3.9 million in long-distance access revenues previously paid by Sprint PCS to AirGate and has invoiced us $1.2 million of this amount;

•	Sprint has charged us $0.4 million and $1.3 million to reimburse Sprint for 3G product- and network-related development expenses with respect to fiscal years 2002 and 2003, respectively;

•	Sprint informed us on December 23, 2002 that it had miscalculated software maintenance fees for 2002 and future years, which would result in an annualized increase from $1.0 million to $1.7 million if owed by AirGate; and

•	Sprint reduced the reciprocal roaming rate charged by Sprint and its network partners for use of our respective networks from $0.10 per minute of use to $0.058 per minute of use in 2003 and has notified us that the rate will decline to $0.041 in 2004.

      Other ongoing disputes are described in “AirGate — Sprint Relationship and Agreements.” We have questioned whether these and other charges and actions are appropriate and authorized under our Sprint agreements. We expect that it will take time to resolve these issues, the ultimate outcome is uncertain and litigation may be required to resolve these issues. Unanticipated expenses and reductions in revenue have had and, if they occur in the future, will have a negative impact on our liquidity and make it more difficult to predict with reliability our future performance.

Inaccuracies in data provided by Sprint could understate our expenses or overstate our revenues and result in out-of-period adjustments that may materially adversely affect our financial results.

      Approximately 64% of cost of service and roaming in our financial statements relate to charges from or through Sprint. In addition, because Sprint provides billing and collection services for us, Sprint remits approximately 95% of our revenues to us. The data provided by Sprint is the primary source for our recognition of service revenue and a significant portion of our selling and marketing and cost of service and operating expenses. As a result, we rely on Sprint to provide accurate, timely and sufficient data and information to properly record our revenues, expenses and accounts receivables, which underlie a substantial portion of our periodic financial statements and other financial disclosures.

      We and Sprint have discovered billing and other errors or inaccuracies. If we are required in the future to make additional adjustments or charges as a result of errors or inaccuracies in data provided to us by Sprint that we do not detect, such adjustments or charges may have a material adverse effect on our financial results in the period that the adjustments or charges are made, on our ability to satisfy covenants contained in our credit facility, and on our ability to make fully informed business decisions.

The inability of Sprint to provide high quality back office services could lead to subscriber dissatisfaction, increased churn or otherwise increase our costs.

      We currently rely on Sprint’s internal support systems, including customer care, billing and back office support. Our operations could be disrupted if Sprint is unable to provide internal support systems in a high quality manner, or to efficiently outsource those services and systems through third-party vendors. Cost pressures are expected to continue to pose a significant challenge to Sprint’s internal support systems. Additionally, Sprint has made reductions in its customer service support structure and may continue to do so in the future, which may have an adverse effect on our churn rate. Further, Sprint has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We currently depend on Sprint’s willingness to continue to offer these services and to provide these services effectively and at competitive costs. These costs were approximately $40.0 million for AirGate for the fiscal year ended September 30, 2003. Our Sprint agreements provide that, upon nine months prior written notice, Sprint may elect to terminate any of these services. The inability of Sprint to provide high quality back office services, or our inability to use Sprint back office services and third-party vendors’ back office systems, could lead to subscriber dissatisfaction, increase churn or otherwise increase our costs.

      If Sprint elects to significantly increase the amount it charges us for any of these services, our operating expenses will increase, and our liquidity, financial condition and results of operation could be adversely affected.

      Two recent independent surveys have ranked Sprint last among national carriers in customer service. We believe that poor customer care is an important cause of increased churn. To date, Sprint has been unable to provide a level of service equal to or better than industry averages under the services agreement. Consequently, outsourcing these services may be the only alternative to significantly improve churn. We are exploring ways to outsource billing, collections and customer care services now provided by Sprint. While the services agreement allows us to use third-party vendors to provide certain of these services instead of Sprint, Sprint may seek to require us to pay high start-up costs to interface with Sprint’s system and may otherwise seek to delay any such outsourcing, which could make an outsourcing cost prohibitive, increase the costs of any such outsourcing and delay the benefits of any outsourcing. This could limit our ability to lower our operating costs and reduce churn.

If Sprint’s business plan does not succeed, our business may not succeed.

      As a network partner of Sprint, we have the right to provide PCS products and services under the Sprint brand names in our territory in the southeastern United States. In addition, we feature exclusively and prominently the nationally recognized Sprint brand in our marketing effort. Consequently, our business and results of operations depend on the continued recognition of the Sprint brand name and success of Sprint’s business. In recent months, we believe Sprint’s share of the market has declined, as has ours. If Sprint’s business plan does not succeed, or if Sprint has a significant disruption to its business plan or network, fails to operate its business in an efficient manner, or suffers a weakening of its brand name, or erosion of its customer base, our operations and profitability would likely be negatively impacted.

      If Sprint were to file for bankruptcy, Sprint may be able to reject its agreements with us under Section 365 of the Bankruptcy Code. The agreements provide us remedies, including purchase and put rights, though we cannot predict if or to what extent our remedies would be enforceable.

Changes in Sprint PCS products and services may adversely affect key operating metrics.

      The competitiveness of Sprint PCS products and services is a key factor in our ability to attract and retain subscribers. Certain Sprint pricing plans, promotions and programs may result in higher levels of subscriber turnover and reduce the credit quality of our subscriber base. For example, we believe that the NDASL and Clear Pay Program resulted in increased churn and an increase in sub-prime credit subscribers and its PCS to PCS plan is increasing minutes of use and reducing ARPU.

Our disputes with Sprint may adversely affect our relationship with Sprint.

      We have a number of significant disputes with Sprint related to our agreements, including those described herein under “AirGate — Sprint Relationship and Agreements.” These disputes involve a number of issues including:

•	Sprint’s collection of various revenues from subscribers and other parties and the payment of AirGate’s portion of those monies;

•	various charges made by Sprint under the agreements with AirGate;

•	Sprint’s right to impose programs, requirements and conditions on AirGate that adversely affect AirGate’s financial performance; and

•	various other rights and responsibilities imposed upon the parties under the terms of their agreements.

      In recent months, Sprint and AirGate have focused on whether these disputes can be resolved by agreement and are currently engaged in negotiation of these issues. If an agreement cannot be reached on terms that are acceptable to AirGate and Sprint, either party may take additional measures, including the filing of litigation, to have these issues resolved. The mere existence of these disputes could adversely affect our relationship with Sprint. If some or all of these disputed issues are resolved against AirGate, such resolution could have a material adverse effect on our liquidity or financial condition.

Sprint’s roaming arrangements may not be competitive with other wireless service providers, which may restrict our ability to attract and retain subscribers and create other risks for us.

      We rely on Sprint’s roaming arrangements with other wireless service providers for coverage in some areas where Sprint service is not yet available. The risks related to these arrangements include:

•	the roaming arrangements are negotiated by Sprint and may not benefit us in the same manner that they benefit Sprint;

•	the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by the Sprint PCS network;

•	the price of a roaming call off our network may not be competitive with prices of other wireless companies for roaming calls;

•	customers may have to use a more expensive dual-band/dual-mode handset with diminished standby and talk time capacities;

•	subscribers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network;

•	Sprint customers may not be able to use Sprint’s advanced features, such as voicemail notification, while roaming; and

•	Sprint or the carriers providing the service may not be able to provide us with accurate billing information on a timely basis.

      If customers from our territory are not able to roam instantaneously or efficiently onto other wireless networks, we may lose current subscribers and our Sprint PCS services will be less attractive to new subscribers.

Certain provisions of the Sprint agreements may diminish the value of our common stock and restrict the sale of our business.

      Under limited circumstances and without further stockholder approval, Sprint may purchase our operating assets at a discount. In addition, Sprint must approve a change of control of the ownership of AirGate and must consent to any assignment of our Sprint agreements. Sprint also has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of our operating assets to competitors of Sprint. These restrictions and other restrictions contained in the Sprint agreements could adversely affect the value of our common stock, may limit our ability to sell our business, may reduce the value a buyer would be willing to pay for our business, may reduce the “entire business value,” as described in our Sprint agreements, and may limit our ability to obtain new investment or support from any source.

We may have difficulty in obtaining an adequate supply of certain handsets from Sprint, which could adversely affect our results of operations.

      We depend on our relationship with Sprint to obtain handsets, and we have agreed to purchase all of our 3G capable handsets from Sprint or a Sprint authorized distributor through the earlier of December 31, 2004 or the date on which the cumulative 3G handset fees received by Sprint from all

Sprint network partners equal $25,000,000. Sprint orders handsets from various manufacturers. We could have difficulty obtaining specific types of handsets in a timely manner if:

•	Sprint does not adequately project the need for handsets for itself, its network partners and its other third-party distribution channels, particularly in transition to new technologies, such as “one time radio transmission technology,” or “1XRTT;”

•	Sprint gives preference to other distribution channels, which it does periodically;

•	we do not adequately project our need for handsets;

•	Sprint modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets; or

•	there is an adverse development in the relationship between Sprint and its suppliers or vendors.

      The occurrence of any of the foregoing could disrupt our subscriber service and/or result in a decrease in subscribers, which could adversely affect our results of operations.

If Sprint does not complete the construction of its nationwide PCS network, we may not be able to attract and retain subscribers.

      Sprint currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its network partners. Sprint is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint has entered into management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint’s national network and, to a lesser extent, on the networks of Sprint’s other network partners. Sprint’s PCS network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain subscribers.

If other Sprint network partners have financial difficulties, the Sprint PCS network could be disrupted.

      Sprint’s national network is a combination of networks. The large metropolitan areas are owned and operated by Sprint, and the areas in between them are owned and operated by Sprint network partners. We believe that most, if not all, of these companies have incurred substantial debt to pay the large cost of building out their networks. Two of these companies have filed petitions seeking reorganization under Chapter 11 of the Bankruptcy Code.

      If other network partners experience financial difficulties, Sprint’s PCS network could be disrupted. If Sprint’s agreements with those network partners were like ours, Sprint would have the right to step in and operate the network in the affected territory, subject to the rights of their lenders. In such event, there can be no assurance that Sprint could transition in a timely and seamless manner or that lenders would permit Sprint to do so.

Non-renewal or revocation by the FCC of Sprint’s PCS licenses would significantly harm our business.

      PCS licenses are subject to renewal and revocation by the FCC. Sprint licenses in our territories will begin to expire in 2007 but may be renewed for additional ten-year terms. There may be opposition to renewal of Sprint’s PCS licenses upon their expiration, and Sprint’s PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. Any failure by Sprint or us to comply with these standards could cause revocation or forfeiture of Sprint’s PCS licenses for our territories. If Sprint loses any of its licenses in our territory, we would be severely restricted in our ability to conduct business.

If Sprint does not maintain control over its licensed spectrum, the Sprint agreements may be terminated, which would result in our inability to provide service.

      The FCC requires that licensees like Sprint maintain control of their licensed spectrum and not delegate control to third-party operators or managers. Although the Sprint agreements with us reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree. If the FCC were to determine that the Sprint agreements need to be modified to increase the level of licensee control, we have agreed with Sprint to use our best efforts to modify the Sprint agreements to comply with applicable law. If we cannot agree with Sprint to modify the Sprint agreements, they may be terminated. If the Sprint agreements are terminated, we would no longer be a part of the Sprint PCS network and would be severely restricted in our ability to conduct business. Any required modifications could also have a material adverse effect on our business, financial condition and liquidity.

If we lose our right to use the Sprint brand and logo under its trademark and service mark license agreements, we would lose the advantages associated with marketing efforts conducted by Sprint.

      The Sprint brand and logo are highly recognizable. If we lose the rights to use this brand and logo or the value of the brand and logo decreases, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition.

Risks Particular to Our Industry

Significant competition in the wireless communications services industry may result in our competitors offering new or better products and services or lower prices, which could prevent us from operating profitably.

      Competition in the wireless communications industry is intense. According to information it has filed with the SEC, Sprint believes that the traditional dividing lines between long distance, local, wireless, and Internet services are increasingly becoming blurred. Through mergers and various service integration strategies, major providers, including Sprint, are striving to provide integrated solutions both within and across all geographical markets. We do not currently offer services other than wireless services and may not be able to effectively compete against competitors with integrated solutions. Further, the provision of integrated offerings may increase Sprint’s control over our business.

      Competition has caused, and we anticipate that competition will continue to cause, the market prices for two-way wireless products and services to decline in the future. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry. Our dependence on Sprint to develop competitive products and services and the requirement that we obtain Sprint’s consent to sell local pricing plans and non-Sprint approved equipment may limit our ability to keep pace with competitors on the introduction of new products, services and equipment. Many of our competitors are larger than us, possess greater financial and technical resources and may market other services, such as landline telephone service, cable television and Internet access, with their wireless communications services. Some of our competitors also have well-established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those we offer. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint. Our success, therefore, is, to a large extent, dependent on Sprint’s ability to distinguish itself from competitors by marketing and anticipating and responding to various competitive factors affecting the wireless industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. To the extent that Sprint is not able to keep pace with technological advances or fails to respond timely to changes in competitive factors in the wireless industry, it could cause us to lose market share or experience a decline in revenue.

      There has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors over time. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do. In addition, we may be at a competitive disadvantage since we may be more highly leveraged than many of our competitors.

If the demand for wireless data services does not grow, or if we or Sprint fail to capitalize on such demand, it could have an adverse effect on our growth potential.

      Sprint and its network partners, including AirGate, have committed significant resources to wireless data services and our business plan assumes increasing uptake in such services. That demand may not materialize. Even if such demand does develop, our ability to deploy and deliver wireless data services relies, in many instances, on new and unproven technology. Existing technology may not perform as expected. We may not be able to obtain new technology to effectively and economically deliver these services. The success of wireless data services is substantially dependent on the ability of Sprint and others to develop applications for wireless data devices and to develop and manufacture devices that support wireless applications. These applications or devices may not be developed or developed in sufficient quantities to support the deployment of wireless data services. These services may not be widely introduced and fully implemented at all or in a timely fashion. These services may not be successful when they are in place, and customers may not purchase the services offered. Consumer needs for wireless data services may be met by technologies such as 802.11, known as wi-fi, which does not rely on FCC regulated spectrum. The lack of standardization across wireless data handsets may contribute to customer confusion, which could slow acceptance of wireless data services, or increase customer care costs. Either could adversely affect our ability to provide these services profitably. If these services are not successful or costs associated with implementation and completion of the rollout of these services materially exceed our current estimates, our financial condition and prospects cold be materially adversely affected.

Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS.

      The wireless communications industry is experiencing significant technological change, as evidenced by:

•	the increasing pace of digital upgrades in existing analog wireless systems,

•	evolving industry standards,

•	ongoing improvements in the capacity and quality of digital technology,

•	shorter development cycles for new products and

•	enhancements and changes in end-user requirements and preferences.

      Technological advances and industry changes could cause the technology used on our network to become obsolete. We rely on Sprint for research and development efforts with respect to the products and services of Sprint and with respect to the technology used on our network. Sprint may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

      If Sprint is unable to keep pace with these technological changes or changes in the wireless communications market based on the effects of consolidation from the Telecommunications Act of 1996 or from the uncertainty of future government regulation, the technology used on our network or our business strategy may become obsolete.

We are a consumer business and a recession in the United States involving significantly lowered spending could negatively affect our results of operations.

      Our subscriber base is primarily individual consumers and our accounts receivable represent unsecured credit. We believe the economic downturn has had an adverse affect on our operations. In the event that the economic downturn that the United States and our territory have recently experienced becomes more pronounced or lasts longer than currently expected and spending by individual consumers drops significantly, our business may be further negatively affected.

      If Sprint’s current suppliers cannot meet their commitments, Sprint would have to use different vendors and this could result in delays, interruptions, or additional expenses associated with the upgrade and expansion of Sprint’s networks and the offering of its products and services.

Regulation by government and taxing agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance.

      Our operations and those of Sprint may be subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation of these regulatory bodies could negatively impact our operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint.

Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims.

      Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for wireless services, or costs of litigation and damage awards, could impair our ability to achieve and sustain profitability.

Regulation by government or potential litigation relating to the use of wireless phones while driving could adversely affect our results of operations.

      Some studies have indicated that some aspects of using wireless phones while driving may impair drivers’ attention in certain circumstances, making accidents more likely. These concerns could lead to litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our results of operations. A number of U.S. states and local governments are considering or have recently enacted legislation that would restrict or prohibit the use of a wireless handset while driving a vehicle or, alternatively, require the use of a hands-free telephone. Legislation of this sort, if enacted, would require wireless service providers to provide hands-free enhanced services, such as voice activated dialing and hands-free speaker phones and headsets, so that they can keep generating revenue from their subscribers, who make many of their calls while on the road. If we are unable to provide hands-free services and products to subscribers in a timely and adequate fashion, the volume of wireless phone usage would likely decrease, and our ability to generate revenues would suffer.

Unauthorized use of, or interference with, the PCS network of Sprint could disrupt our service and increase our costs.

      We may incur costs associated with the unauthorized use of the PCS network of Sprint, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraudulent use of the PCS network of Sprint may impact interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for fraudulent roaming.

Equipment failure and natural disasters or terrorist acts may adversely affect our operations.

      A major equipment failure or a natural disaster or terrorist act that affects our mobile telephone switching offices, microwave links, third-party owned local and long distance networks on which we rely, our cell sites or other equipment or the networks of other providers on which subscribers roam, could have a material adverse effect on our operations. While we have insurance coverage for some of these events, our inability to operate our wireless system even for a limited time period may result in a loss of subscribers or impair our ability to attract new subscribers, which would have a material adverse effect on our business, results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

      This proxy statement contains “forward-looking statements.” These forward-looking statements are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the wireless industry, our beliefs and management’s assumptions. In addition, other written and oral statements that constitute forward-looking statements may be made by us or on our behalf. Such forward-looking statements include statements regarding expected financial results and other planned events, including but not limited to, anticipated liquidity, churn rates, ARPU and CPGA (all as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics”), roaming rates, EBITDA (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics”), and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek”, “project,” “target,” “goal,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. These risks and uncertainties include:

•	our ability to consummate the restructuring;

•	the impact of a prepackaged or other plan of reorganization for AirGate;

•	our dependence on the success of Sprint’s wireless business;

•	the competitiveness and impact of Sprint’s pricing plans and PCS products and services;

•	intense competition in the wireless market and the unsettled nature of the wireless market;

•	the potential to experience a continued high rate of subscriber turnover;

•	the ability of Sprint to provide back office billing, subscriber care and other services and the quality and costs of such services or, alternatively, our ability to outsource all or a portion of these services at acceptable costs and the quality of such services;

•	subscriber credit quality;

•	the ability to successfully leverage 3G products and services;

•	inaccuracies in financial information provided by Sprint;

•	new charges and fees, or increased charges and fees, imposed by Sprint;

•	the impact and outcome of disputes with Sprint;

•	our ability to predict future customer growth, as well as other key operating metrics;

•	the impact of spending cuts on network quality, customer retention and customer growth;

•	rates of penetration in the wireless industry;

•	the potential need for additional sources of capital and liquidity;

•	risks related to our ability to compete with larger, more established businesses;

•	anticipated future losses;

•	rapid technological and market change;

•	an adequate supply of subscriber equipment;

•	the current economic slowdown; and

•	the volatility of the market price of our common stock.

      These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this proxy statement and the incorporated reports. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      On July 22, 1998, AirGate entered into management and related agreements with Sprint whereby it became the network partner of Sprint with the right to provide 100% digital PCS products and services under the Sprint brand names in AirGate’s territory in the southeastern United States. In January 2000, AirGate began commercial operations with the launch of four markets covering 2.2 million residents in AirGate’s territory. By September 30, 2000, AirGate had launched commercial PCS service in all 21 of its markets. On September 30, 2003, AirGate had 359,460 subscribers and total network coverage of approximately 6.1 million residents or 83% of the 7.4 million residents in its territory.

      Under AirGate’s long-term agreements with Sprint, we manage our network on Sprint’s licensed spectrum and have the right to use the Sprint brand names royalty-free during our PCS affiliation with Sprint. We also have access to Sprint’s national marketing support and distribution programs and are generally required to buy network equipment and subscriber handsets from Sprint or vendors approved by Sprint. The agreements generally provide that these purchases are to be made at the same discounted rates offered by vendors to Sprint based on its large volume purchases. Sprint pays AirGate a management fee which generally consists of 92% of collected revenues. We are entitled to 100% of revenues collected from the sale of handsets and accessories and on roaming revenues received when customers of Sprint and Sprint’s other network partners make a wireless call on our PCS network.

      On November 30, 2001, AirGate acquired iPCS, a network partner of Sprint with 37 markets in the midwestern states of Michigan, Illinois, Iowa and Nebraska. The acquisition of iPCS increased the total resident population in the Company’s markets from approximately 7.1 million to approximately 14.5 million. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. In connection with the financial restructuring described elsewhere in this prospectus and solicitation statement, on October 17, 2003, we transferred our shares of iPCS common stock to a trust organized under Delaware law for the benefit of our stockholders. For more information on this transfer, please see “The Recapitalization Plan — iPCS Stock Trust.”

Recent Developments

      During the quarter ended September 30, 2003, AirGate’s net loss was $7.8 million, which was positively affected by $1.9 million of special settlements received from Sprint with respect to E911 and USF items. During the quarter, revenues were $89.3 million, compared to $87.4 million for the same period in 2002. Monthly recurring subscriber charges increased slightly, as minutes over plan paid by subscribers continues to decline. AirGate’s operating expenses were $86.4 million, compared to $106.9 million for the same period in 2002. Operating expenses increased slightly over the quarter ended June 30, 2003, primarily due to expenses incurred in connection with the financial restructuring. In addition, customer turnover, or “churn,” reached 3.41% during the quarter ended September 30, 2003. Churn has improved to lower levels in October and November, however, the implementation of wireless local number portability in 35% of our markets make churn trends more difficult to predict in the near term. Wireless local number portability has not had a significant effect on our business since its November 24, 2003 implementation; however, its impact during the quarter ending December 31, 2003 and beyond is difficult to predict. See “Risk Factors — Risks Related to Our Business.”

      We experienced a decrease in the number of net new subscribers in the quarter ended September 30, 2003 of approximately 4,700 subscribers, in part due to higher churn, the loss of certain distribution channels, declining market share, and an increase in the number of competing wireless calling plans. Our costs to add each new subscriber increased in the quarter, due in large part to lower gross subscriber additions and higher than anticipated handset upgrade costs.

      We anticipate that revenues for the quarter ending December 31, 2003 will be consistent with the first quarter of fiscal year 2003. We anticipate that expenses will increase over the prior quarter ended September 30, 2003 as gross subscriber additions increase slightly and we incur additional expenses related to the financial restructuring. We anticipate that our subscriber base will remain relatively flat compared to the quarter ended September 30, 2003 and that churn will be approximately 2.9% to 3.2%. Cash and cash equivalents at December 31, 2003 were approximately $58 million.

      In contemplation of the proposed restructuring, AirGate entered into an amendment to its credit facility on November 30, 2003. Certain changes are effective and are used in determining compliance with financial covenants for periods ended December 31, 2003 and thereafter. These changes clarify certain ambiguities and modify the definition of, and period for calculating, EBITDA for purposes of complying with financial covenants under the credit facility. Management expects these changes to generally assist AirGate in complying with these financial covenants for the next twelve months. Other changes are not effective unless the restructuring is completed. See “Description of Our Credit Facility — The Amendment of Our Credit Facility.”

      On December 11. 2003, Stuart Tinney, an AirGate shareholder, filed suit in the U.S. District Court for the District of Delaware against Genesco Communications, Inc., Cambridge Telecom, Inc., The Blackstone Group, Trust Company of the West, Cass Communications Management, Inc., Technology Group, LLC, Montrose Mutual PCS, Inc., Gridley Enterprises, Inc., Timothy M. Yager, Peter G. Peterson and Stephen A. Schwarzman (collectively, the “Defendants”). The lawsuit alleges that the Defendants, as either officers, directors or 10% shareholders of AirGate, purchased and sold AirGate’s securities within a six-month period ended December 15, 2001 and profited from these transactions in violation of Section 16(b) of the Exchange Act. The lawsuit seeks disgorgement of these “short swing” profits to AirGate, which is named as a nominal defendant in the lawsuit for its failure to directly take action against the Defendants.

Critical Accounting Policies

      The Company relies on the use of estimates and makes assumptions that impact its financial condition and results. These estimates and assumptions are based on historical results and trends as well as the Company’s forecasts as to how these might change in the future. The Company’s critical accounting policies that may materially impact the Company’s results of operations include (See Footnote 3 — “Summary of Significant Accounting Policies”):

Accounting for iPCS

      The accounts and results of iPCS are consolidated with AirGate and are included in the Company’s consolidated financial statements subsequent to November 30, 2001 and prior to February 23, 2003.

      Subsequent to February 23, 2003, the date iPCS filed for bankruptcy, the Company no longer consolidates the accounts and results of iPCS. The Company follows the accounting literature of Statement of Financial Accounting Standards (“SFAS”) No. 94 “Consolidation of All Majority-Owned Subsidiaries” and Accounting Research Bulletin (“ARB”) No. 51 “Consolidated Financial Statements,” when control of a majority-owned subsidiary did not rest with the majority owners (as, for instance, where the subsidiary is in legal reorganization or in bankruptcy), ARB No. 51 precludes consolidation of the majority-owned subsidiary.

      The Company records the accounts of iPCS using the cost method of accounting subsequent to February 23, 2003. After iPCS filed for bankruptcy, the Company does not have the ability to exercise significant influence over the operations of iPCS. The carrying value of the iPCS investment is reported in long term liabilities on the balance sheet.

      On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock to a trust for the benefit of AirGate shareholders. As of the date of the transfer to the trust, the iPCS investment (approximately $184 million credit balance carrying amount) will be eliminated and recorded as a non-monetary gain from disposition of discontinuing operations.

Allowance for Doubtful Accounts

      Estimates are used in determining the allowance for doubtful accounts and are based on historical collection and write-off experience, current trends, credit policies (including the NDASL and Clear Pay programs) and accounts receivable by aging category and current trends in the credit quality of its subscriber base. In determining these estimates, the Company compares historical write-offs in relation to the estimated period in which the subscriber was originally billed. The Company also looks at the average length of time that elapses between the original billing date and the date of write-off in determining the adequacy of the allowance for doubtful accounts by aging category. From this information, the Company provides specific amounts to the aging categories. The Company provides an allowance for substantially all receivables over 90 days old.

      Using historical information the Company provides a reduction in revenues for certain billing adjustments, late payment fees and early cancellation fees that it anticipates will not be collectible. The reserve for billing adjustments, late payment fees and early cancellation fees are included in the allowance for doubtful accounts balance. If the allowance for doubtful accounts is not adequate, it could have a material adverse affect on the Company’s liquidity, financial position and results of operations.

First Payment Default Subscribers

      Prior to March 2003, the Company estimated the percentage of new subscribers that would never pay a bill and reserved for the related percentage of monthly revenue through a reduction in revenues. In 2002, the Company reinstated the deposit requirement for sub-prime credit customers, and increased the deposit amount in February 2003. The Company believes that the re-imposition of and increase in deposit requirements and the continuation of spending limits for sub-prime credit customers are sufficient to mitigate the collection risk. Additionally, the Company has experienced improvements in the credit quality of its subscriber base. Accordingly, in March 2003 the Company ceased recording this reserve. At September 30, 2002, there was approximately $1.3 million reserved for 7,126 first payment default subscribers.

Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured. Effective July 1, 2003 the Company adopted Emerging Issues Task Force (“EITF”) No. 00-21, “Accounting for Revenue Arrangements with Multiple Element Deliverables.” The EITF guidance addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units based on their relative fair values. The consensus guidance is applicable to agreements entered into for quarters beginning after June 15, 2003. The adoption of EITF 00-21 has required evaluation of each arrangement entered into by the Company for each sales channel. The Company will continue to monitor arrangements with its sales channels to determine if any changes in revenue recognition would need to be made in the future. The adoption of EITF 00-21 has resulted in substantially all of the activation fee revenue generated from Company-owned retail stores and associated costs being recognized at the time the related wireless handset is sold and it is classified as equipment revenue and cost of equipment, respectively. Upon adoption of EITF 00-21, previously deferred revenues and costs will continue to be amortized over the remaining estimated life of a subscriber, not to exceed 30 months. Revenue and costs for activations at other retail locations will continue to be deferred and amortized over their estimated lives. The adoption of EITF 00-21 had the effect of increasing equipment revenue by $0.4 million and increasing costs of equipment by $0.3 million, which otherwise would have been deferred and amortized.

Impairment of Long-Lived and Intangible Assets

      The Company accounts for long-lived assets and goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell the asset. SFAS No. 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets. The Company no longer has any assets recorded subject to SFAS 142 impairment testing. As of September 30, 2002, the Company recorded substantial write-offs of long lived assets and goodwill relating to its iPCS subsidiary (see Notes 2 and 11).

New Accounting Pronouncements

      See note 3 to the consolidated financial statements for the years ended September 30, 2003, 2002 and 2001 for a description of new accounting pronouncements and their impact on the Company.

Results of Operations

      On November 30, 2001, AirGate acquired iPCS, Inc. (together with its subsidiaries, “iPCS”). Subsequent to November 30, 2001, the results of operations and accounts of iPCS were consolidated with the Company in accordance with generally accepted accounting principles. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. Subsequent to February 23, 2003, the Company no longer consolidated the accounts and results of operations of iPCS and the accounts of iPCS were recorded as an investment using the cost method of accounting. On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock to a trust organized under Delaware law. As of the date of the transfer, iPCS will be accounted for as a discontinued operation and the iPCS investment (approximately $184 million credit balance carrying amount) will be eliminated and recorded as a non-monetary gain from disposition of discontinuing operations.

      The comparability of the Company’s results for the year ended September 30, 2003 to the same period for 2002 are effected by the exclusion of the results of iPCS for the periods prior to November 30, 2001 and after February 23, 2003. As a result and in addition to the other factors described below for AirGate, the exclusion of iPCS results after February 23, 2003 has the effect of lowering revenues and expenses in the year ended September 30, 2003 compared to the same period in 2002, which is partially offset by the exclusion of results for iPCS prior to November 30, 2001. The Company has pushed down to iPCS the effects of purchase accounting related to the iPCS acquisition.

For the Year Ended September 30, 2003 Compared to the Year Ended September 30, 2002:

          Revenues

	Year Ended September 30,

	2003				2002

	AirGate	iPCS	Elimination	Combined	AirGate	iPCS	Elimination	Combined

	(In thousands)
Service revenue	$251,481	$57,896	$—	$309,377	$226,504	$100,861	$—	$327,365
Roaming revenue	68,222	18,893	(443)	86,672	74,013	37,923	(774)	111,162
Equipment revenue	11,645	2,575	(232)	13,988	13,027	5,296	(293)	18,030

Total	$331,348	$79,364	$(675)	$410,037	$313,544	$144,080	$(1,067)	$456,557

      We derive our revenue from the following sources:

Service. We sell wireless personal communications services. The various types of service revenue associated with wireless communications services include monthly recurring access and feature charges and monthly non-recurring charges for local, wireless long distance and roaming airtime usage in excess of the subscribed usage plan.

Roaming. The Company receives roaming revenue at a per-minute rate from Sprint and other Sprint PCS network partners when Sprint’s or its network partners’ PCS subscribers from outside of the Company’s territory use the Company’s network. The Company pays the same reciprocal roaming rate when subscribers from our territory use the network of Sprint or its other PCS network partners. The Company also receives non-Sprint roaming revenue when subscribers of other wireless service providers who have roaming agreements with Sprint roam on the Company’s network.

Equipment. We sell wireless personal communications handsets and accessories that are used by our subscribers in connection with our wireless services. Equipment revenue is derived from the sale of handsets and accessories from Company owned stores, net of sales incentives, rebates and an allowance for returns. The Company’s handset return policy allows subscribers to return their handsets for a full refund within 14 days of purchase. When handsets are returned to the Company, the Company may be able to reissue the handsets to subscribers at little additional cost.

      Service Revenue. Service revenue was $309.4 million for the year ended September 30, 2003, compared to $327.4 million for the year ended September 30, 2002, a decrease of $18.0 million. For AirGate, service revenue was $251.5 million for the year ended September 30, 2003 compared to $226.5 million for the year ended September 30, 2002, an increase of $25.0 million. The increase in service revenue attributable to AirGate reflects the higher average number of subscribers using the Company’s network, partially offset by lower minute-over-plan overage charges. The decrease in Company service revenue is primarily attributable to the shorter period of iPCS results of operation included in the year ended September 30, 2003 compared to the year ended September 30, 2002.

      Roaming Revenue. The Company recorded roaming revenue of $86.7 million for the year ended September 30, 2003, compared to $111.2 million for the year ended September 30, 2002, a decrease of $24.5 million. For AirGate, roaming revenue was $68.2 million for the year ended September 30, 2003, compared to $74.0 million for the year ended September 30, 2002. For the year ended September 30, 2003, approximately 94% of AirGate roaming revenue was from Sprint PCS and Sprint PCS network partners, compared to 94% for the year ended September 30, 2002.

      While the roaming minutes of use increased for the year ended September 30, 2003 over the prior year, the increase was more than offset by decreases in the price per minute, which is primarily attributable to the declines in the reciprocal roaming rate among Sprint and its PCS network partners, including the Company. Sprint has unilaterally decreased this rate over time, from $0.20 per minute of use prior to June 1, 2001, to $0.10 per minute of use through calendar year 2002 to $0.058 per minute of use in 2003. See “Sprint Relationship and Agreements — The Management Agreements — Service pricing, roaming and fees.”

      Equipment Revenue. The Company recorded equipment revenue of $14.0 million for the year ended September 30, 2003, compared to $18.0 million for the year ended September 30, 2002, a decrease of $4.0 million. For AirGate, equipment revenue was $11.6 million for the year ended September 30, 2003, compared to $13.0 million for the year ended September 30, 2002. The reduction in AirGate equipment revenue is primarily attributable to the reduced AirGate subscriber gross additions during the year ended September 30, 2003 compared to the year ended September 30, 2002. For the Company, equipment revenue also decreased as a result of the shorter period of iPCS results of operations included for the year ended September 30, 2003 compared to the year ended September 30, 2002.

Cost of Service and Roaming

	Year Ended September 30,

	2003				2002

	AirGate	iPCS	Elimination	Combined	AirGate	iPCS	Elimination	Combined

	(In thousands)
Roaming expense	$53,708	$13,674	$(443)	$66,939	$57,689	$28,617	$(774)	$85,532
Network operating costs	43,750	16,170	—	59,920	48,328	37,672	—	86,000
Bad debt expense	5,218	1,694	—	6,912	21,343	5,590	—	26,933
Wireless handset upgrades	6,046	1,788	—	7,834	3,136	1,712	—	4,848
Other cost of service	78,643	22,943	—	101,586	73,657	34,333	—	107,990

Total cost of service and roaming	$187,365	$56,269	$(443)	$243,191	$204,153	$107,924	$(774)	$311,303

      Cost of service and roaming principally consists of costs to support the Company’s subscriber base including:

•	Roaming expense,

•	Network operating costs (including salaries, cell site lease payments, fees related to the connection of the Company’s switches to the cell sites that they support, inter-connect fees and other expenses related to network operations),

•	Bad debt related to estimated uncollectible accounts receivable,

•	Wireless handset subsidies on existing subscriber upgrades through national third-party retailers, and

•	Other cost of service includes:

•	Back office services provided by Sprint such as customer care, billing and activation,

•	The 8% of collected service revenue representing the Sprint affiliation fee, and

•	Long distance expense relating to inbound roaming revenue and the Company’s own subscribers’ long distance usage and roaming expense when subscribers from the Company’s territory place calls on Sprint’s network.

      Cost of service and roaming was $243.2 million for the year ended September 30, 2003, compared to $311.3 million for the year ended September 30, 2002, a decrease of $68.1 million. For AirGate, the cost of service and roaming was $187.4 million for the year ended September 30, 2003, compared to $204.2 million for the year ended September 30, 2002. The decrease in the cost of service and roaming for AirGate is attributable to reduced roaming and bad debt expenses. For the Company, the decrease in cost of service and roaming is also attributable to the shorter period of iPCS results of operations included for the year ended September 30, 2003 compared to the year ended September 30, 2002.

      Roaming expense was $66.9 million for the year ended September 30, 2003, compared to $85.5 million for the year ended September 30, 2002, a decrease of $18.6 million. For AirGate, roaming expense was $53.7 million for the year ended September 30, 2003, compared to $57.7 million for the year ended September 30, 2002. The decline in roaming expense is attributable to the decrease in the reciprocal roaming rate paid to Sprint and its network partners, partially offset by increased roaming minutes of use by our subscribers. The increase in roaming minutes of use is due both to the growth in the subscriber base as well as the general increase in usage per subscriber year over year. For the Company, the decrease in roaming expense is also attributable to the shorter period of iPCS results of operation included for the year ended September 30, 2003, compared to the year ended September 30, 2002.

      For the year ended September 30, 2003 approximately 95% of the AirGate roaming expense was paid to Sprint PCS and Sprint PCS network partners, compared to 91% for the year ended September 30, 2002.

      For the year ended September 30, 2003, network operating costs were $59.9 million compared to $86.0 million at September 30, 2002, a decrease of $26.1 million. For AirGate, network operating costs were $43.8 million for the year ended September 30, 2003, compared to $48.3 million for the year ended September 30, 2002. The decrease resulted from more favorable network connectivity-related costs despite the growing AirGate subscriber base and increased subscriber usage. The decrease for the Company was also attributable to the shorter period of iPCS results of operations included for the year ended September 30, 2003, compared to the year ended September 30, 2002. At September 30, 2003, AirGate’s 359,460 subscribers were supported by a network of approximately 800 active cell sites, 4 switches and 64 network operations employees, compared to September 30, 2002, when the Company’s network, including the iPCS territory, consisted of approximately 1,433 active cell sites (800 for AirGate and 633 for iPCS) and 7 switches (4 for AirGate and 3 for iPCS) and 144 employees (89 for AirGate and 55 for iPCS).

      Bad debt expense included in the cost of service and roaming was $6.9 million for the year ended September 30, 2003, compared to $26.9 million for the year ended September 30, 2002, a decrease of $20.0 million. For AirGate, bad debt expense was $5.2 million for the year ended September 30, 2003, compared to $21.3 million for the year ended September 30, 2002. The AirGate decrease in bad debt expense is attributable to the decrease in payment defaults resulting from the re-imposition and increase of deposit requirements for sub-prime credit customers and the improved credit quality of our customer base during the 2003 fiscal year. The decrease for the Company was also attributable to the shorter period of iPCS results of operations included for the year ended September 30, 2003, compared to the year ended September 30, 2002.

      Sprint has a program in which subscribers with lower quality credit or limited credit history may nonetheless sign up for services subject to certain account spending limits, if the subscriber makes a deposit ranging from $125 to $250. In May 2001, Sprint introduced the NDASL Program, in which the deposit requirement was waived except in very limited circumstances. The NDASL program was replaced in late 2001 with the Clear Pay program. The Clear Pay program re-instituted the deposit for only the lowest credit quality subscribers. The NDASL and Clear Pay programs and their associated lack of general deposit requirements increased the number of the Company’s sub-prime credit subscribers. In February 2002, Sprint allowed its network partners to re-institute deposits in a program called the Clear Pay II program. The Clear Pay II programs and its deposit requirements are currently in effect for all of AirGate’s markets. In early February 2003, AirGate increased the deposit threshold to $250 for most sub-prime customers.

      The Company incurred approximately $7.8 million for wireless handset upgrade costs through national third party retailers, business and Sprint sales channels for the year ended September 30, 2003 compared to $4.8 million for the year ended September 30, 2002. For AirGate, these costs were $6.0 million for the year ended September 30, 2003, compared to $3.1 million for the year ended September 30, 2002. The AirGate increase is attributable to the larger number of subscribers upgrading handsets in these channels. For the Company, the increase is partially offset by the shorter period of iPCS results of operations included for the year ended September 30, 2003, compared to the year ended September 30, 2002.

      Other Cost of Service Expenses. The Company incurred $101.6 million for the year ended September 30, 2003 for other cost of service expenses including long distance expenses, Sprint affiliation fees and Sprint service fees to support its customer base, compared to $108.0 million for the year ended September 30, 2002, a decrease of $6.4 million. For AirGate, these costs increased to $78.6 million for the year ended September 30, 2003, compared to $73.7 million for the year ended September 30, 2002. The increase primarily reflects growth in the subscriber base from 339,139 as of September 30, 2002 to 359,460 as of September 30, 2003. For the Company, the decrease was primarily attributable to the shorter period of iPCS results of operations included for the year ended September 30, 2003, compared to the year ended September 30, 2002.

Cost of Equipment, Other Operating Expenses and Interest

	Year Ended September 30,

	2003				2002

	AirGate	iPCS	Elimination	Combined	AirGate	iPCS	Elimination	Combined

	(In thousands)
Cost of equipment	$21,522	$7,129	(232)	$28,419	$27,778	$16,107	(293)	$43,592
Selling and marketing	51,769	16,417	—	68,186	79,099	37,511	—	116,610
General and administrative	23,347	6,881	—	30,228	18,143	7,708	—	25,851
Depreciation and amortization	46,494	14,168	—	60,662	40,678	29,519	—	70,197
Amortization of intangible assets	—	6,821	—	6,821	86	39,246	—	39,332
Loss on disposal of property and equipment	518	1,451	—	1,969	1,074	—	—	1,074
Impairment of goodwill	—	—	—	—	—	460,920	—	460,920
Impairment of property and equipment	—	—	—	—	—	44,450	—	44,450
Impairment of intangible assets	—	—	—	—	—	312,043	—	312,043
Interest Income	(187)	(42)	—	(229)	(161)	(429)	—	(590)
Interest Expense	42,706	12,841	—	55,547	35,474	21,679	—	57,153

      Cost of Equipment. We purchase handsets and accessories to resell to our subscribers for use in connection with our services. Because we subsidize the sale of handsets to remain competitive in the marketplace, the cost of handsets is higher than the resale price to the subscriber. Cost of equipment was $28.4 million for the year ended September 30, 2003, and $43.6 million for year ended September 30, 2002, a decrease of $15.2 million. For AirGate, cost of equipment was $21.5 million for the year ended September 30, 2003, compared to $27.8 million for the year ended September 30, 2002. This decrease is attributable to the reduction in the number of subscribers added during the period. The decrease for the Company was also attributable to the shorter period of iPCS results of operations included for the year ended September 30, 2003, compared to the year ended September 30, 2002.

      Selling and Marketing. Selling and marketing expense includes retail store costs such as salaries and rent, promotion, advertising and commission costs, and handset subsidies on units sold by national third-party retailers, the Company’s business sales channel and Sprint sales channels for which the Company does not record revenue. Under our agreements with Sprint, when a national retailer or other Sprint distribution channel sells a handset purchased from Sprint to a subscriber from the Company’s territory, the Company is obligated to reimburse Sprint for the handset subsidy and related costs that Sprint originally incurred. The Company incurred selling and marketing expense of $68.2 million for the year ended September 30, 2003, compared to $116.6 million for the year ended September 30, 2002, a decrease of $48.4 million. For AirGate, selling and marketing expense was $51.8 million for the year ended September 30, 2003, compared to $79.1 million for the year ended September 30, 2002. The decrease reflects reduced gross subscriber additions, 55 staff reductions, 9 store closings, and reduced advertising and promotion expenses, partially offset by severance and similar costs. The decrease for the Company was also attributable to the shorter period of iPCS results of operations included for the year ended September 30, 2003, compared to the year ended September 30, 2002.

      At September 30, 2003, there were approximately 343 AirGate employees performing sales and marketing functions, compared to 710 sales and marketing employees as of September 30, 2002 (480 for

AirGate and 230 for iPCS). The decrease in employees reflects the deconsolidation of iPCS and AirGate staff reductions.

      General and Administrative. For the year ended September 30, 2003, the Company incurred general and administrative expense of $30.2 million, compared to $25.9 million for the year ended September 30, 2002, an increase of $4.3 million. For AirGate, general and administrative expense was $23.3 million for the year ended September 30, 2003, compared to $18.1 million for the year ended September 30, 2002. This increase reflects increased spending for costs associated with the proposed recapitalization plan of $3.0 million, outside consultants providing services to AirGate to help identify cost-saving opportunities, costs associated with migrating the accounting function to Atlanta, Georgia from Geneseo, Illinois, and the reduction in iPCS payments for these expenses.

      Depreciation and Amortization. We capitalize network development costs incurred to ready our network for use and costs to build-out our retail stores and office space. Depreciation of these costs begins when the equipment is ready for its intended use and is amortized over the estimated useful life of the asset. For the year ended September 30, 2003, depreciation decreased to $60.7 million, compared to $70.2 million for the year ended September 30, 2002, a reduction of $9.5 million. For AirGate, depreciation expense was $46.5 million for the year ended September 30, 2003, compared to $40.7 million for the year ended September 30, 2002. This increase for AirGate is primarily attributable to capital additions at the end of fiscal year 2002 that were depreciated for a full year in fiscal year 2003. For the Company, the decrease is also attributable to the deconsolidation of iPCS at February 23, 2003, and the resulting shorter period of iPCS results of operations included for the year ended September 30, 2003, compared to the year ended September 30, 2002.

      The Company incurred capital expenditures of $25.9 million for the year ended September 30, 2003, which included approximately $0.4 million of capitalized interest, compared to capital expenditures of $97.1 million and capitalized interest of $7.1 million for the year ended September 30, 2002. AirGate incurred capital expenditures of $16.0 million for the year ended September 30, 2003, compared to $41.4 million for the year ended September 30, 2002.

      Amortization of Intangible Assets. Amortization of intangible assets primarily relates to the amounts recorded from the iPCS acquisition for the acquired subscriber base, non-competition agreements, and the right to provide service under iPCS’s Sprint agreements. Amortization for the year ended September 30, 2003, was approximately $6.8 million, compared to $39.3 million for the year ended September 30, 2002.

      Loss on Disposal of Property and Equipment. For the year ended September 30, 2003, the Company recognized a loss of $2.0 million, compared to $1.1 million for the year ended September 30, 2002 on the disposal of property and equipment. The loss for the year ended September 30, 2003 was the result of store closures at AirGate and iPCS. The loss for the year ended September 30, 2002 related to the abandonment of eleven cell sites in AirGate’s territory.

      Goodwill Impairment. The Company recorded goodwill impairments of approximately $460.9 million for the year ended September 30, 2002, reflecting the Company’s assessments that the fair value of the reporting unit iPCS was less than the carrying amount and was deemed impaired.

      Impairment of Property and Equipment. For the year ended September 30, 2002, the Company recorded an asset impairment of $44.5 million associated with the fixed assets (principally wireless networking infrastructure) of iPCS. This impairment arose from significant adverse changes to the business plan for iPCS as well as a generally weak secondary market for telecommunications equipment.

      Impairment of Intangible Assets. For the year ended September 30, 2002, the Company recorded an impairment of intangible assets of $312.0 million for the assets related to iPCS’s right to provide services under the Sprint agreements and the acquired iPCS subscriber base. The right to provide service under iPCS’s Sprint agreements and the acquired iPCS subscriber base recorded by the Company resulted from the purchase price allocation related to the acquisition of iPCS. This impairment arose from significant adverse changes to the business plan for iPCS. Accordingly, the Company reduced the carrying value of the right to provide services under the Sprint agreements and the acquired iPCS subscriber base to its fair value at September 30, 2002.

      Interest Income. For the year ended September 30, 2003, interest income for the Company was $0.2 million, compared to $0.6 million for the year ended September 30, 2002. The decrease reflects the Company’s lower average cash and cash equivalent balances and lower average interest rates on deposits for the year ended September 30, 2003, when compared to the year ended September 30, 2002.

      Interest Expense. For the year ended September 30, 2003, interest expense was $55.5 million, compared to $57.2 million for the year ended September 30, 2002, a decrease of $1.7 million. For AirGate, interest expense was $42.7 million for the year ended September 30, 2003, compared to $35.5 million for the year ended September 30, 2002. For AirGate, the increase is attributable to increased borrowings under the AirGate credit facility, which was partially offset by lower interest rates, and an increase in the accreted value of the AirGate notes. For the Company, the decrease in interest expense is attributable to the shorter period of iPCS results of operations included for the year ended September 30, 2003, compared to the year ended September 30, 2002.

      The Company had borrowings of $404.3 million as of September 30, 2003, compared to $709.8 million at September 30, 2002, which reflects the deconsolidation of iPCS. AirGate had borrowings, including accreted value, of $404.3 million as of September 30, 2003, compared to $356.3 million at September 30, 2002.

      Income Tax Benefit. Income tax benefit of $28.8 million was recognized for the year ended September 30, 2002 related to the reversal of valuation allowances upon the acquisition of iPCS. Income tax benefits will be recognized in the future only to the extent management believes recoverability of deferred tax assets is more likely than not.

      Net Loss. For the year ended September 30, 2003, the net loss was $84.8 million, a decrease of $911.8 million, compared to a net loss of $996.6 million for the year ended September 30, 2002. The decrease in net loss was attributable primarily to asset impairments during 2002 and year-over-year improvements in operations of AirGate for fiscal year 2003. During the year ended September 30, 2002, the Company recorded goodwill impairments of $460.9 million, property and equipment impairments of $44.5 million, and intangible assets impairment of $312.0 million, each of which was related to the Company’s investment in iPCS. For AirGate, the net loss was $42.2 million for the year ended September 30, 2003, compared to a net loss of $92.8 million for the year ended September 30, 2002. During the year ended September 30, 2003, the net loss for AirGate was positively affected by $25.0 million in higher service revenues, a $27.3 million reduction in sales and marketing expenses, primarily in advertising, a $16.1 million improvement in bad debt expense and $8.6 million in special settlements from Sprint, offset by an increase in depreciation and amortization expense of $5.8 million and an increase in interest expense of $7.2 million.

Non-GAAP Financial Measures and Key Operating Metrics

      We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

      Terms such as subscriber net additions, average revenue per user (“ARPU”), churn and cost per gross addition (“CPGA”) are important operating metrics used in the wireless telecommunications industry. These metrics are important to compare us to other wireless service providers. ARPU and CPGA also assist management in budgeting and CPGA also assists management in quantifying the incremental costs to acquire a new subscriber. Except for churn and net subscriber additions, we have included a reconciliation of these metrics to the most directly comparable GAAP financial measure. Churn and subscriber net additions are operating statistics with no comparable GAAP financial measure. ARPU and CPGA are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, revenues, expenses or net loss as determined in accordance with GAAP.

      Earnings before interest, taxes, depreciation and amortization, or “EBITDA,” is a performance metric we use and which is used by other companies. Management believes that EBITDA is a useful adjunct to net loss and other measurements under GAAP because it is a meaningful measure of a company’s performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates. EBITDA also assists management in evaluating operating performance and is sometimes used to evaluate performance for executive compensation. We have included below a presentation of the GAAP financial measure most directly comparable to EBITDA, which is net loss, as well as a reconciliation of EBITDA to net loss. We have also provided a reconciliation to net cash provided by (used in) operating activities as supplemental information. EBITDA is a supplement to GAAP financial information and should not be considered an alternative to, or more meaningful than, net loss, cash flow or operating loss as determined in accordance with GAAP. EBITDA has distinct limitations as compared to GAAP information such as net loss, cash flow or operating loss. By excluding interest and tax payments for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the devaluation of assets that produce revenue for the Company.

      EBITDA, ARPU, churn and CPGA as used by the Company may not be comparable to a similarly titled measure of another company.

      The following terms used in this report have the following meanings:

•	“EBITDA” means earnings before interest, taxes, depreciation and amortization.

•	“ARPU” summarizes the average monthly service revenue per user, excluding roaming revenue. The Company excludes roaming revenue from its ARPU calculation because this revenue is generated from customers of Sprint and other carriers that use our network and not directly from our subscribers. ARPU is computed by dividing service revenue for the period by the average subscribers for the period.

•	“Churn” is the average monthly rate of subscriber turnover that both voluntarily and involuntarily discontinued service during the period, expressed as a percentage of the average subscribers. Churn is computed by dividing the number of subscribers that discontinued service during the period, net of 30-day returns, by the average subscribers for the period.

•	“CPGA” summarizes the average cost to acquire new subscribers during the period. CPGA is computed by adding the income statement components of selling and marketing (including commissions), cost of equipment and activation costs (which are included as a component of cost of service) and reducing that amount by the equipment revenue recorded. That net amount is then divided by the total new subscribers acquired during the period.

      The tables which follow present and reconcile non-GAAP financial measures and key operating metrics for the Company for the years ended September 30, 2003 and 2002. For the year ended September 30, 2003 and 2002, these metrics are shown separately for each of AirGate, iPCS and the combined Company.

      The table below sets forth key operating metrics for the Company for the years ended September 30, 2003 and 2002.

	Year Ended September 30,

	2003			2002

	AirGate	iPCS	Combined**	AirGate	iPCS	Combined**

Gross subscriber additions	172,007	59,403	231,410	247,221	127,028	374,249
Net subscriber additions	20,321	14,199	34,520	104,116	66,072	170,188
Total subscribers	359,460	—	359,460	339,139	215,694	554,833
ARPU	$60	$53	$59	$61	$54	$59
Churn	3.2%	4.0%	3.5%	3.5%	3.0%	3.4%
CPGA	$364	$356	$362	$387	$388	$387
Capital expenditures (in thousands)	$16,023	$9,921	$25,944	$41,338	$55,722	$97,060
EBITDA (in thousands)	$46,827	$(8,783)	$38,044	$(16,703)	$(842,583)	$(859,286)

      The reconciliation of EBITDA to our reported net loss, as determined in accordance with GAAP, is as follows (dollar amounts in thousands):

	Year Ended September 30,

	2003			2002

	AirGate	iPCS	Combined**	AirGate	iPCS	Combined**

Net Loss	$(42,186)	$(42,571)	$(84,757)	$(92,780)	$(903,837)	$(996,617)
Depreciation and amortization	46,494	20,989	67,483	40,764	68,765	109,529
Interest income	(187)	(42)	(229)	(161)	(429)	(590)
Interest expense	42,706	12,841	55,547	35,474	21,679	57,153
Income taxes	—	—	—	—	(28,761)	(28,761)

EBITDA	$46,827	$(8,783)	$38,044	$(16,703)	$(842,583)	$(859,286)

      The reconciliation of EBITDA to net cash provided by (used in) operating activities, as determined in accordance with GAAP, is as follows (dollar amounts in thousands):

	Year Ended September 30,

	2003			2002

	AirGate	iPCS	Combined**	AirGate	iPCS	Combined**

Net cash provided by (used in) operating activities	$50,182	$(7,634)	$42,548	$(24,460)	$(20,782)	$(45,242)
Change in operating assets and liabilities	(6,061)	1,267	(4,794)	24,446	3,017	27,463
Interest expense	42,706	12,841	55,547	35,474	21,679	57,153
Accretion of interest	(32,698)	(11,589)	(44,287)	(27,605)	(23,065)	(50,670)
Interest and other income	(187)	(42)	(229)	(161)	(429)	(590)
Goodwill and asset impairments	—	—	—	—	(817,413)	(817,413)
Provision for doubtful accounts	(5,218)	(1,694)	(6,912)	(21,343)	(5,590)	(26,933)
Other	(1,897)	(1,932)	(3,829)	(3,054)	—	(3,054)

EBITDA	$46,827	$(8,783)	$38,044	$(16,703)	$(842,583)	$(859,286)

      The reconciliation of ARPU to service revenue, as determined in accordance with GAAP, is as follows (dollar amounts in thousands, except per unit data):

	Year Ended September 30,

	2003			2002

	AirGate	iPCS	Combined**	AirGate	iPCS	Combined**

Average Revenue per User (ARPU):
Service revenue	$251,481	$57,896	$309,377	$226,504	$100,861	$327,365
Average subscribers	349,300	222,794	438,418	310,013	183,407	462,852
ARPU	$60	$53	$59	$61	$54	$59

      The reconciliation of CPGA to selling and marketing expense, as determined in accordance with GAAP, is calculated as follows (dollar amounts in thousands, except per unit data):

	Year Ended September 30,

	2003				2002

	AirGate	iPCS*	Elimination	Combined**	AirGate	iPCS*	Elimination	Combined**

Cost per Gross Add (CPGA):
Selling and marketing expense	$51,769	$16,417	$—	$68,186	$79,099	$37,511	$—	$116,610
Plus: Activation expense	996	194	—	1,190	1,830	907	—	2,737
Plus: Cost of equipment	21,521	7,130	(232)	28,419	27,778	16,107	(293)	43,592
Less: Equipment revenue	(11,645)	(2,575)	232	(13,988)	(13,027)	(5,296)	293	(18,030)

Total acquisition costs	$62,641	$21,166	$—	$83,807	$95,680	$49,229	$—	$144,909

Gross additions	172,007	59,403	—	231,410	247,221	127,028	—	374,249
CPGA	$364	$356	$—	$362	$387	$388	$—	$387

*	For 2003, iPCS amounts represent the period between October 1, 2002 and February 23, 2003 (146 days). For 2002, iPCS amounts represent the period between December 1, 2001 and September 30, 2002 (304 days).

**	The combined column reconciles to the Consolidated Statements of Operations for the years ended September 30, 2003 and 2002.

      Total Subscribers. As of September 30, 2003, the Company provided personal communication services to 359,460 subscribers compared to 554,833 subscribers as of September 30, 2002. For AirGate, total subscribers were 359,460 at September 30, 2003, compared to 339,139 at September 30, 2002.

      Subscriber Gross Additions. Subscriber gross additions for the years ended September 30, 2003 and 2002 were 231,410 and 374,249, respectively. For AirGate, subscriber gross additions were 172,007 for the year ended September 30, 2003, compared to 247,221 for the year ended September 30, 2002. For AirGate, the decrease in subscriber gross additions is attributable to an increase in the deposit amounts required for sub-prime credit customers, the loss of distribution from closing retail stores, Sprint’s loss of certain national third-party distribution channels, and staff reductions and sales compensation plan changes. For the Company, the decrease is also attributable to the shorter period of iPCS results of operations included in the year ended September 30, 2003, compared to the year ended September 30, 2002.

      Churn. Churn for the year ended September 30, 2003 was 3.5%, compared to 3.4% for the year ended September 30, 2002. For AirGate, churn was 3.2% for the year ended September 30, 2003, compared to 3.5% for the year ended September 30, 2002. The decrease in churn for AirGate is primarily a result of a decrease in the number of sub-prime credit quality subscribers whose service was involuntarily discontinued during the period.

      Subscriber Net Additions. For the year ended September 30, 2003, the Company added 34,520 net new subscribers, compared to 170,188 for the year ended September 30, 2002. For AirGate, net new subscribers were 20,321 for the year ended September 30, 2003, compared to 104,116 for the year ended September 30, 2002. The decline in net additions for AirGate is primarily due to a decrease in gross subscriber additions and an increase in the total number of subscribers who terminated service during the period. For the Company, the decrease is also attributable to the shorter period of iPCS results of operations included in the year ended September 30, 2003, compared to the year ended September 30, 2002.

      Average Revenue Per User. For the years ended September 30, 2003 and 2002, ARPU was $59 and $59, respectively. For AirGate, ARPU was $60 for the year ended September 30, 2003, compared to $61 for the year ended September 30, 2002. The decrease in ARPU reflects lower minute-over-plan overage charges per user and lower cancellation fees per user, which was partially offset by increased monthly recurring charges per user, and an increase in E911 and WLNP payments from Sprint.

      Cost Per Gross Addition. CPGA was $362 for the year ended September 30, 2003, compared to $387 for the year ended September 30, 2002. For AirGate, CPGA was $364 for the year ended September 30, 2003, compared to $387 for the year ended September 30, 2002. The decrease in CPGA was the result of reduced customer acquisition costs, partially offset by fewer subscriber gross additions.

      EBITDA. For the year ended September 30, 2003, EBITDA was $38.0 million, an increase of $897.3 million, compared to EBITDA of ($859.3) million for the year ended September 30, 2002. The increase in EBITDA was attributable primarily to asset impairments during 2002 and year-over-year improvements in operations of AirGate for fiscal year 2003. During the year ended September 30, 2002, the Company recorded goodwill impairments of $460.9 million, property and equipment impairments of $44.5 million, and intangible assets impairment of $312.0 million, each of which was related to the Company’s investment in iPCS. For AirGate, EBITDA was $46.8 million for the year ended September 30, 2003, compared to EBITDA of ($16.7) million for the year ended September 30, 2002. During the year ended September 30, 2003, EBITDA for AirGate was positively affected by $25.0 million in higher service revenues, a $27.3 million reduction in sales and marketing expenses, primarily in advertising, a $16.1 million improvement in bad debt expense and $8.6 million in special settlements from Sprint.

For the Year Ended September 30, 2002 Compared to the Year Ended September 30, 2001:

Revenues

	Year Ended September 30,

	2002				2001

	AirGate	iPCS	Elimination	Combined	AirGate	iPCS	Elimination	Combined

	(In thousands)
Service revenue	$226,504	$100,861	$—	$327,365	$105,976	$—	$—	$105,976
Roaming revenue	74,013	37,923	(774)	111,162	55,329	—	—	55,329
Equipment revenue	13,027	5,296	(293)	18,030	10,782	—	—	10,782

Total	$313,544	$144,080	$(1,067)	$456,557	$172,087	$—	$—	$172,087

      Service Revenue. Service revenue was $327.4 million for the year ended September 30, 2002, compared to $106.0 million for the year ended September 30, 2001, an increase of $221.4 million. The increased revenue reflects the substantially higher average number of subscribers using the Company’s network, including subscribers acquired in the iPCS acquisition.

      Roaming Revenue. The Company recorded roaming revenue of $111.2 million during the year ended September 30, 2002, compared to $55.3 million for the year ended September 30, 2001, an increase of $55.9 million. The increase is attributable to a larger wireless subscriber base for Sprint and other Sprint PCS network partners, the additional covered territory acquired with iPCS, increased roaming revenue to iPCS from Verizon Wireless and increased roaming revenue from other third-party carriers, partially offset by a lower average roaming rate from Sprint and its PCS network partners. For the year ended September 30, 2002, roaming revenue from Sprint and its PCS network partners was $103.1 million, or 93% of the roaming revenue recorded. For the year ended September 30, 2002, roaming revenue from Sprint and its PCS network partners attributable to AirGate and iPCS was $70.0 million and $33.1 million, respectively, compared to $53.9 million or 97% for AirGate only for the year ended September 30, 2001.

      Sprint unilaterally reduced the reciprocal roaming rate among Sprint and its PCS network partners, including the Company, from $0.20 per minute of use prior to June 1, 2001, to $0.10 per minute of use in calendar 2002. See “Sprint Relationship and Agreements — The Management Agreement — Service pricing, roaming and fees.”

      Equipment Revenue. The Company recorded equipment revenue of $18.0 million during the year ended September 30, 2002, compared to $10.8 million for the year ended September 30, 2001, an increase of $7.2 million. For AirGate, equipment revenue was $13.0 million for the year ended September 30, 2002, compared to $10.8 million for the year ended September 30, 2001. The increase in AirGate equipment revenue is primarily attributable to the increased AirGate subscriber gross additions during the year ended September 30, 2002 compared to the year ended September 30, 2001. For the Company, the increase in equipment revenue is also attributable to the inclusion of iPCS results of operations subsequent to November 30, 2001.

Cost of Service and Roaming

	Year Ended September 30,

	2002				2001

	AirGate	iPCS	Elimination	Combined	AirGate	iPCS	Elimination	Combined

	(In thousands)
Roaming expense	$57,689	$28,617	$(774)	$85,532	$40,472	$—	$—	$40,472
Network operating costs	48,328	37,672	—	86,000	36,513	—	—	36,513
Bad debt expense	21,343	5,590	—	26,933	8,125	—	—	8,125
Wireless handset upgrades	3,136	1,712	—	4,848	—	—	—	—
Other cost of service	73,657	34,333	—	107,990	31,799	—	—	31,799

Total cost of service and roaming	$204,153	$107,924	$(774)	$311,303	$116,909	$—	$—	$116,909

      The cost of service and roaming was $311.3 million for the year ended September 30, 2002, compared to $116.9 million for the year ended September 30, 2001, an increase of $194.4 million. The increase in the cost of service and roaming is attributable to the increase in the number of subscribers, including those resulting from the acquisition of iPCS.

      Roaming expense was $85.5 million for the year ended September 30, 2002, compared to $40.5 million for the year ended September 30, 2001, an increase of $45.0 million. The increase in roaming expense was a result of the substantial increase in the Company’s subscriber base, the acquired iPCS subscriber base and an increase in the roaming minutes of use, partially offset by a lower average rate per minute. For the Company, 92% and 88% of roaming expense was attributable to Sprint and its network partners for the years ended September 30, 2002 and 2001, respectively. As discussed above, the per-minute rate the Company pays Sprint or its PCS network partners when subscribers from the Company’s territory roam onto the network of Sprint or its network partners decreased beginning June 1, 2001 for AirGate and January 1, 2002 for iPCS.

      Bad debt expense was $26.9 million for the year ended September 30, 2002, compared to $8.1 million for the year ended September 30, 2001, an increase of $18.8 million. This increase in bad debt expense is attributable to the increase in AirGate’s subscriber base, the increase in payment defaults resulting from the increase in sub-prime credit quality customers with no or little deposit required and inclusion of the results of operations of iPCS after November 30, 2001. The increase in sub-prime credit quality customers was largely attributable to the waiver of the deposit in the NDASL and Clear Pay programs.

      For the year ended September 30, 2002, network operating costs were $86.0 million, compared to $36.5 million for the year ended September 30, 2001, an increase of $49.5 million. This increase resulted from the acquisition of iPCS and its subscriber base and supporting its network assets and an increased AirGate subscriber base. The Company was supporting 554,833 subscribers at September 30, 2002 (AirGate and iPCS were 339,139 and 215,694, respectively), compared to 235,025 subscribers at September 30, 2001. At September 30, 2002, the Company’s network, including the iPCS territory, consisted of approximately 1,433 active cell sites (800 for AirGate and 633 for iPCS), 7 switches (4 for AirGate and 3 for iPCS) and 144 employees (89 for AirGate and 55 for iPCS).

      The Company incurred approximately $4.8 million associated with wireless handset upgrade costs through national third party retailers, business and Sprint channels for the year ended September 30, 2002. The Company did not record any costs specifically associated with wireless handset upgrades in our national third party retailers for the year ended September 30, 2001.

      The Company incurred $108 million for the year ended September 30, 2002 for other cost of service expenses including long distance expenses, Sprint affiliation fees and Sprint service fees to support its customer base, compared to $31.8 million for the year ended September 30, 2001, an increase of $76.2 million. For AirGate, these costs increased to $73.7 million for the year ended September 30, 2002, compared to $31.8 million for the year ended September 30, 2001. These other cost of service expenses increased as a result of the growth in subscribers from 235,025 as of September 30, 2001 to 339,139 as of September 30, 2002. The increase for the Company was primarily attributable to including iPCS results of operations for the year ended September 30, 2002.

Cost of Equipment, Other Operating Expenses and Interest

	Year Ended September 30,

	2002				2001

	AirGate	iPCS	Elimination	Combined	AirGate	iPCS	Elimination	Combined

				(In thousands)
Cost of equipment	$27,778	$16,107	$(293)	$43,592	$20,218	$—	$—	$20,218
Selling and marketing	79,099	37,511	—	116,610	71,706	—	—	71,706
General and administrative	18,143	7,708	—	25,851	17,141	—	—	17,141
Depreciation and amortization	40,678	29,519	—	70,197	30,621	—	—	30,621
Amortization of Intangible assets	86	39,246	—	39,332	46	—	—	46
Loss on disposal of property and equipment	1,074	—	—	1,074	—	—	—	—
Impairment of goodwill	—	460,920	—	460,920	—	—	—	—
Impairment of property and equipment	—	44,450	—	44,450	—	—	—	—
Impairment of intangible assets	—	312,043	—	312,043	—	—	—	—
Interest income	(161)	(429)	—	(590)	(2,463)	—	—	(2,463)
Interest expense	35,474	21,679	—	57,153	28,899	—	—	28,899

      Cost of equipment was $43.6 million for the year ended September 30, 2002, compared to $20.2 million for year ended September 30, 2001, an increase of $23.4 million. The increase is attributable to the increase in the number of subscribers added during the period, including subscribers added as a result of the iPCS acquisition.

      Selling and Marketing. The Company incurred selling and marketing expenses of $116.6 million for the year ended September 30, 2002, compared to $71.7 million for the year ended September 30, 2001, an increase of $44.9 million. At September 30, 2002, there were approximately 710 employees performing sales and marketing functions, compared to 388 employees as of September 30, 2001. The majority of the increase in employees was a result of the acquisition of iPCS. At September 30, 2002, employees performing sales and marketing functions for AirGate and iPCS was approximately 480 and 230, respectively.

      General and Administrative. For the year ended September 30, 2002, the Company incurred general and administrative expenses of $25.9 million, compared to $17.1 million for the year ended September 30, 2001, an increase of $8.8 million. The increase reflected the increased number of employees and service providers providing general and administrative services, including the increased employees resulting from the acquisition of iPCS. At September 30, 2002, approximately 126 employees were performing corporate support functions compared to 62 employees as of September 30, 2001. For the year ended September 30, 2002, general and administrative expense attributable to AirGate and iPCS was $18.1 million and $7.7 million, respectively.

      Depreciation. For the year ended September 30, 2002, depreciation increased to $70.2 million, compared to $30.6 million for the year ended September 30, 2001, an increase of $39.6 million. For AirGate, depreciation expense was $40.7 million for the year ended September 30, 2002, compared to $30.6 million for the year ended September 30, 2001. For AirGate, the increase in depreciation expense primarily relates to depreciation of additional network assets placed in service during 2002 and 2001. For the Company, depreciation expense also increased as a result of the acquired iPCS property and equipment and the related depreciation costs.

      The Company incurred capital expenditures of $97.1 million for the year ended September 30, 2002, which included approximately $7.1 million of capitalized interest, compared to capital expenditures of $71.3 million and capitalized interest of $2.9 million for the year ended September 30, 2001. Capital expenditures incurred by AirGate and iPCS were $41.4 million and $55.7 million, respectively, for the year ended September 30, 2002.

      Amortization of Intangible Assets. Amortization of intangible assets reflects amortization recorded as part of the iPCS acquisition for the acquired subscriber base, non-competition agreements, and the right to provide service under iPCS’s Sprint agreements. Amortization for the year ended September 30, 2002, was approximately $39.3 million.

      Loss on Disposal of Property and Equipment. For the year ended September 30, 2002, the Company recognized a loss of $1.1 million on disposal of property and equipment. The loss reflects the abandonment of eleven cell sites in AirGate’s territory that were in the process of being constructed.

      Goodwill Impairment. The wireless telecommunications industry experienced significant declines in market capitalization throughout most of 2002. The significant declines in market capitalization resulted from concerns regarding anticipated weakness in future subscriber growth, increased subscriber churn, anticipated future lower ARPU and potential liquidity concerns. As a result of these industry trends, the Company experienced significant declines in its market capitalization subsequent to the acquisition of iPCS. Additionally, there were adverse changes to the strategic business plan for iPCS. These changes included lower new subscribers, lower ARPU, higher churn, increased expense for service and pass through costs from Sprint and lower roaming margins from Sprint. Wireless industry acquisitions subsequent to the Company’s acquisition of iPCS have been valued substantially lower on a price per population and a price per subscriber basis. As a result of these transactions and industry trends, the Company believed that the fair value of iPCS and its assets were reduced. Accordingly, the Company on two occasions during 2002 performed fair value assessments of iPCS. The Company recorded a goodwill impairment of approximately $261.2 million and $199.7 million during the quarters ended March 31, 2002 and September 30, 2002, respectively, as a result of the fair value assessments. The Company recorded a goodwill impairment charge for the year ended September 30, 2002 of $460.9 million.

      Impairment of Property and Equipment. During the quarter ended September 30, 2002, the Company recorded an asset impairment of $44.5 million for property and equipment (principally wireless networking infrastructure) of iPCS. The impairment was recorded under the requirements of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” As discussed above, the impairment arose from significant adverse changes to the business plan for iPCS as well as a generally weak secondary market for telecommunications related equipment.

      Impairment of Intangible Assets. The Company recorded an intangible asset impairment of $312.0 million reflecting an impairment to iPCS’s right to provide services under the Sprint agreements and the acquired iPCS subscriber base. The right to provide service under iPCS’s Sprint agreements and the acquired iPCS subscriber base was recorded by the Company reflecting the purchase price allocation resulting from the acquisition of iPCS. The original value and life assigned to this intangible was $323.3 million and 205 months, respectively. As discussed above, the impairment arose from significant adverse changes that occurred to the business plan for iPCS. Accordingly, the Company adjusted the carrying value for the right to provide services under the Sprint agreements to its fair value at September 30, 2002.

      Interest Income. For the year ended September 30, 2002, interest income was $0.6 million, compared to $2.5 million for the year ended September 30, 2001. The Company experienced higher cash balances and achieved higher interest rates on deposits for much of the year ended September 30, 2001, which resulted in higher interest income for the year, compared to the year ended September 30, 2002. For the year ended September 30, 2002, interest income attributable to AirGate and iPCS was $0.2 million and $0.4 million, respectively.

      Interest Expense. For the year ended September 30, 2002, interest expense was $57.2 million, compared to $28.9 million for the year ended September 30, 2001, an increase of $28.3 million. The increase is primarily attributable to the increased debt related to iPCS notes and credit facility, accreted interest on the AirGate and iPCS notes and increased borrowings under the AirGate and iPCS credit facilities, partially offset by lower commitment fees on undrawn balances for the AirGate and iPCS credit facilities, and lower interest rates on variable rate borrowings under the AirGate and iPCS credit facilities. The Company had borrowings of $709.8 million as of September 30, 2002, including debt of iPCS, compared to $266.3 million at September 30, 2001. AirGate had borrowings of $356.3 million as of September 30, 2002, compared to $266.3 million at September 30, 2001. For the year ended September 30, 2002, interest expense attributable to AirGate and iPCS was $34.3 million and $22.9 million, respectively.

      Income Tax Benefit. The Company recognized an income tax benefit of $28.8 million for the year ended September 30, 2002 related to the reversal of valuation allowances upon the acquisition of iPCS. Income tax benefits will be recognized in the future only to the extent management believes recoverability of deferred tax assets is more likely than not.

      Net Loss. For the year ended September 30, 2002, the net loss was $996.6 million, compared to a net loss of $111.0 million for the year ended September 30, 2001, an increase of $885.6 million. The increased loss reflected a goodwill impairment of $460.9 million, the property and equipment impairment related to AirGate’s investment in iPCS of $44.5 million, and the intangibles impairment associated with AirGate’s investment in iPCS of $312.0 million. For the year ended September 30, 2002, the net loss attributable to AirGate and iPCS was $92.8 million and $903.8 million, respectively. During the year ended September 30, 2002, the net loss for AirGate was favorably impacted by a more than 50% increase in our subscriber base and related service revenues, which improved our operating leverage. This improvement was partially offset by a $13.2 million increase in bad debt expense, a $10.1 million increase in depreciation and amortization, a $6.6 million increase in interest expense and a $5 million charge related to the receivable from Sprint.

Non-GAAP Financial Measures and Key Operating Metrics

      The tables which follow present and reconcile non-GAAP financial measures and key operating metrics for the Company for the years ended September 30, 2002 and 2001. For the year ended September 30, 2002 and 2001, these metrics are shown separately for AirGate, iPCS and the combined Company.

      The table below sets forth key operating metrics for the Company for the year ended September 30, 2002 and 2001.

	Year Ended September 30,

	2002			2001

	AirGate	iPCS	Combined**	AirGate	iPCS	Combined**

Gross subscriber additions	247,221	127,028	374,249	233,390	—	233,390
Net subscriber additions	104,116	66,072	170,188	178,336	—	178,336
Total subscribers	339,139	215,694	554,833	235,025	—	235,025
ARPU	$61	$54	$59	$62	$—	$62
Churn	3.5%	3.0%	3.4%	2.8%	—	2.8%
CPGA	$387	$388	$387	$361	$—	$361
Capital expenditures (in thousands)	$41,338	$55,722	$97,060	$71,270	$—	$71,270
EBITDA (in thousands)	$(16,703)	$(842,583)	$(859,286)	$(53,887)	$—	$(53,887)

      The reconciliation of EBITDA to our reported net loss, as determined in accordance with GAAP, is as follows (dollar amounts in thousands):

	Year Ended September 30,

	2002			2001

	AirGate	iPCS	Combined**	AirGate	iPCS	Combined**

Net Loss	$(92,780)	$(903,837)	$(996,617)	$(110,990)	$—	$(110,990)
Depreciation and amortization	40,764	68,765	109,529	30,667	—	30,667
Interest income	(161)	(429)	(590)	(2,463)	—	(2,463)
Interest expense	35,474	21,679	57,153	28,899	—	28,899
Income taxes	—	(28,761)	(28,761)	—	—	—

EBITDA	$(16,703)	$(842,583)	$(859,286)	$(53,887)	$—	$(53,887)

      The reconciliation of EBITDA to net cash provided by (used in) operating activities, as determined in accordance with GAAP, is as follows (dollar amounts in thousands):

	Year Ended September 30,

	2002			2001

	AirGate	iPCS	Combined**	AirGate	iPCS	Combined**

Net cash provided by (used in) operating activities	$(24,460)	$(20,782)	$(45,242)	$(40,850)	$—	$(40,850)
Change in operating assets and liabilities	24,446	3,017	27,463	(4,674)	—	(4,674)
Interest expense	35,474	21,679	57,153	28,899	—	28,899
Accretion of interest	(27,605)	(23,065)	(50,670)	(23,799)	—	(23,799)
Interest and other income	(161)	(429)	(590)	(2,463)	—	(2,463)
Goodwill and asset impairments	—	(817,413)	(817,413)	—	—	—
Provision for doubtful accounts	(21,343)	(5,590)	(26,933)	(8,125)	—	(8,125)
Other	(3,054)	—	(3,054)	(2,875)	—	(2,875)

EBITDA	$(16,703)	$(842,583)	$(859,286)	$(53,887)	$—	$(53,887)

      The reconciliation of ARPU to service revenue, as determined in accordance with GAAP, is as follows (dollar amounts in thousands, except per unit data):

	Year Ended September 30,

	2002			2001

	AirGate	iPCS	Combined**	AirGate	iPCS	Combined**

Average Revenue per User (ARPU):
Service revenue	$226,504	$100,861	$327,365	$105,976	$—	$105,976
Average subscribers	310,013	183,407	462,852	141,673	—	141,673
ARPU	$61	$54	$59	$62	$—	$62

      The reconciliation of CPGA to selling and marketing expense, as determined in accordance with GAAP, is calculated as follows (dollar amounts in thousands, except per unit data):

	Year Ended September 30,

	2002				2001

	AirGate	iPCS*	Elimination	Combined**	AirGate	iPCS	Combined**

Cost per Gross Add (CPGA):
Selling and marketing expense	$79,099	$37,511	$—	$116,610	$71,706	$—	$71,706
Plus: Activation expense	1,830	907	—	2,737	3,200	—	3,200
Plus: Cost of equipment	27,778	16,107	(293)	43,592	20,218	—	20,218
Less: Equipment revenue	(13,027)	(5,296)	293	(18,030)	(10,782)	—	(10,782)

Total acquisition costs	$95,680	$49,229	$—	$144,909	$84,342	$—	$84,342

Gross Additions	247,221	127,028	—	374,249	233,390	—	233,390
CPGA	$387	$388	$—	$387	$361	$—	$361

*	For 2002, iPCS amounts represent the period between December 1, 2001 and September 30, 2002 (304 days).

**	The combined column reconciles to the Consolidated Statements of Operations for the years ended September 30, 2002 and 2001.

      Subscriber Gross Additions. Subscriber gross additions for the years ended September 30, 2002 and 2001 were 374,249 and 233,390, respectively. The increase in subscriber gross additions were attributable to the acquisition of iPCS and the removal of deposit requirements in the NDASL and certain Clear Pay programs, additional network build out and increased retail sales distribution for AirGate.

      Subscriber Net Additions. As of September 30, 2002, the Company provided personal communication services to 554,833 subscribers compared to 235,025 subscribers as of September 30, 2001, an increase of 319,808 subscribers. The increased subscribers include 149,622 subscribers acquired from iPCS on November 30, 2001. For the year ended September 30, 2002, the Company added 104,116 net new AirGate subscribers compared to 178,336 in the year ended September 30, 2001. The decrease in net subscriber additions is primarily due to the increase in the number of subscriber deactivations more than offsetting the increased gross subscriber additions.

      The Company did not include in its subscriber base estimated first payment default subscribers. At September 30, 2002 and 2001, estimated first payment default subscribers were 7,126 and 7,811, respectively. Estimated first payment default subscribers as of September 30, 2002 for AirGate and iPCS were 3,717 and 3,409, respectively.

      Average Revenue Per User. For the years ended September 30, 2002 and 2001, ARPU was $59 and $62, respectively. For the year ended September 30, 2002, ARPU for AirGate was $61, compared to $54 for iPCS. The decrease in ARPU for the Company primarily reflects lower ARPU for iPCS, no longer recognizing terminating long-distance access revenues and declines in the average monthly recurring revenue per user. Until March 2002, the Company recorded terminating long-distance access revenues billed by Sprint PCS to long distance carriers. Sprint PCS has made a claim against the Company for these historical revenues based upon Sprint’s current litigation with AT&T and other long distance carriers. While we continue to examine the rights we may have against Sprint PCS, the Company recorded a reserve for the terminating access charges previously paid by Sprint PCS on behalf of long distance carriers and for which Sprint PCS has made a claim.

      Churn. Churn for the year ended September 30, 2002 was 3.4%, compared to 2.8% for the year ended September 30, 2001. For the year ended September 30, 2002, churn attributable to AirGate and iPCS was 3.5% and 3.0%, respectively. The increase in churn for the Company primarily results from the increased number of sub-prime credit quality subscribers whose service was involuntarily deactivated during the period. Excluding the subscriber reserve, churn for the year ended September 30, 2002 and 2001 was 4.0% and 2.8%, respectively. Excluding the subscriber reserve, churn for the year ended September 30, 2002 attributable to AirGate and iPCS was 4.2% and 3.6%, respectively.

      Cost Per Gross Addition. CPGA was $387 for the year ended September 30, 2002, compared to $361 for the year ended September 30, 2001. For the year ended September 30, 2002, CPGA for AirGate and iPCS was $387 and $388, respectively. The increased CPGA reflects greater marketing related costs and increased handset sales incentives, which resulted in higher handset subsidies.

      EBITDA. For the year ended September 30, 2002, EBITDA was ($859.3) million, compared to EBITDA of ($53.9) million for the year ended September 30, 2002, for an increased loss of $805.4 million. EBITDA for the year ended September 30, 2002 was negatively affected by a goodwill impairment of $460.9 million, the property and equipment impairment associated with AirGate’s investment in iPCS of $44.5 million and the intangibles impairment associated with AirGate’s investment in iPCS of $312.0 million. For AirGate, EBITDA was ($16.7) million for the year ended September 30, 2002, compared to EBITDA of ($53.9) million for the year ended September 30, 2001. During the year ended September 30, 2002, EBITDA for AirGate was favorably impacted by a more than 50% increase in our subscriber base and related service revenues, which improved our operating leverage. This improvement was partially offset by a $13.2 million increase in bad debt expense and a $5 million charge related to the receivable from Sprint.

Liquidity and Capital Resources

      The following discussion of liquidity and capital resources, unless otherwise indicated, is presented on a consolidated basis and includes the liquidity and capital resources of iPCS and its consolidated subsidiaries.

      As of September 30, 2003, AirGate, exclusive of iPCS, had $54.1 million in cash and cash equivalents compared to $4.9 million in cash and cash equivalents at September 30, 2002, an increase of $49.2 million. The improved cash position at September 30, 2003 for AirGate is primarily attributable to the following (dollars in thousands):

For the
Year Ended
September 30,
2003

Sprint special settlements*	$10,500
Other operating cash flow activities	39,682

Total operating cash flow	50,182

Capital expenditures	(16,023)

Borrowings under credit facility	17,000
Payments for credit facility	(2,024)
Other	56

Total	15,032

Increase in cash and cash equivalents	$49,191

*	During the fiscal year ended September 30, 2003, Sprint paid $10.5 million for amounts that were previously not properly remitted to AirGate on a timely basis. The $10.5 million paid by Sprint included $4.1 million of previously unapplied customer deposits, $4.0 million of revenue for AirGate subscribers whose bills are paid through national accounts, $0.6 million of subscriber payments resulting from a change in the method of calculating collected revenues and $1.8 million for E911 and other items.

      The Company’s working capital balance was $12.5 million at September 30, 2003, compared to a working capital deficit of $364.4 million at September 30, 2002. The improvement in the Company’s working capital position is primarily attributable to the deconsolidation of iPCS subsequent to February 23, 2003.

Net Cash Provided By (Used In) Operating Activities

      The $42.5 million of cash provided by operating activities for the year ended September 30, 2003 was the result of the Company’s $84.8 million net loss offset by non-cash items including depreciation, amortization of note discounts, financing costs, amortization of intangibles, provision for doubtful accounts, loss on disposal of property and equipment and non-cash stock compensation totaling $122.5 million. Changes in working capital provided $4.8 million to operating activities. The increased net working capital changes were driven primarily by an increase in net settlements received from Sprint, reducing inventory on hand and timing of accounts payable disbursements, partially offset by increased accounts receivable. For the year ended September 30, 2003, AirGate provided cash from operating activities of $50.2 million which was partially offset by cash used in operating activities of $7.6 million for iPCS.

      The $45.2 million of cash used in operating activities for the year ended September 30, 2002 was the result of the Company’s $996.6 million net loss offset by $978.8 million of goodwill impairment, property and equipment impairment, impairment of intangible assets, depreciation, amortization of note discounts, financing costs, amortization of intangibles, deferred tax benefit, provision for doubtful accounts and non-cash stock compensation, that was partially offset by negative working capital changes of $27.5 million. The negative net working capital changes were primarily a result of timing of payments from Sprint, increased interest payable related to the increase in the balance of the AirGate and iPCS credit facilities, and increased current maturities of long-term debt at September 30, 2002, compared to September 30, 2001, related to iPCS. For the year ended September 30, 2002, cash used in operating activities attributable to AirGate and iPCS was $24.5 million and $20.8 million, respectively.

      The $40.9 million of cash used in operating activities for the year ended September 30, 2001 was the result of the Company’s $111.0 million net loss partially offset by $4.6 million in cash provided by changes in net working capital and $65.5 million of depreciation, amortization of note discounts, provision for doubtful accounts, amortization of financing costs and non-cash stock option compensation.

Net Cash Used in Investing Activities

      The $36.0 million of cash used in investing activities for the year ended September 30, 2003 represents $25.9 million for purchases of property and equipment. Purchases of property and equipment for the year ended September 30, 2003 reflected investments related to the expansion of switch capacity and service coverage. In addition, $10.0 million of cash was deconsolidated subsequent to February 23, 2003 relating to the iPCS bankruptcy. For the year ended September 30, 2003, cash used in investing activities attributable to AirGate and iPCS was $16.0 million and $20.0 million, respectively.

      The $78.7 million of cash used in investing activities for the year ended September 30, 2002 represents $97.1 million for purchases of property and equipment and $6.0 million of cash acquisition costs related to the iPCS acquisition, partially offset by $24.4 million of cash acquired from iPCS. Purchases of property and equipment for the year ended September 30, 2002 reflected investments to upgrade the Company’s network to 1XRTT, expand switch capacity and increase service coverage in the Company’s territories. For the year ended September 30, 2002, cash used in investing activities attributable to AirGate and iPCS was $23.0 million and $55.7 million, respectively.

      For the year ended September 30, 2001, cash used in investing activities of $71.8 million reflects cash payments of $71.3 million for purchases of equipment and $0.5 million to purchase business assets.

Net Cash Provided by Financing Activities

      The $15.0 million of cash provided by financing activities for the year ended September 30, 2003, primarily reflects $17.0 million in borrowings under the AirGate credit facility, net of $2.0 million in AirGate credit facility principal repayments. For the year ended September 30, 2003, the $15.0 million in cash provided by financing activities was solely attributable to AirGate.

      The $142.2 million of cash provided by financing activities for the year ended September 30, 2002, reflects $61.2 million in borrowings under the AirGate credit facility and $80.0 million under the iPCS credit facility, proceeds of $0.7 million received from the exercise of employee stock options and $0.6 million received from stock issued under the employee stock purchase plan, partially offset by $0.3 million for payments related to the amendment of the iPCS credit facility. For the year ended September 30, 2002, cash provided by financing activities attributable to AirGate and iPCS was $62.5 million and $79.6 million, respectively.

      The $68.5 million of cash provided by financing activities for the year ended September 30, 2001 consisted of $61.8 million borrowed under the AirGate credit facility and $6.7 million of proceeds received from the exercise of employee stock options.

Liquidity Before the Restructuring and Going Concern

      The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

      As shown in the consolidated financial statements, the Company has generated significant net losses since inception and has an accumulated deficit of $1.3 billion and stockholders’ deficit of $377.0 million at September 30, 2003. For the year ended September 30, 2003, the Company’s net loss amounted to $84.8 million, $42.2 million of which was attributable to AirGate. In addition to its capital needs to fund operating losses, AirGate has invested large amounts to build-out its network and for other capital assets.

Since inception, AirGate has invested $302.0 million to purchase property and equipment. While much of AirGate’s network is now complete, and capital expenditures are expected to be lower than in prior years, such expenditures will continue to be necessary. As of September 30, 2003, AirGate has working capital of $12.5 million and cash and cash equivalents of $54.1 million, and no remaining availability under its credit facility. As a result, AirGate is completely dependent on available cash and operating cash flow to pay debt service and meet its other capital needs. If such sources are not sufficient, alternative funding sources may not be available.

      Due to certain factors described herein under “AirGate — Current Operating Environment and its Impact on Us”, management made changes to the assumptions underlying the long-range business plans for AirGate and iPCS. These changes included fewer new subscribers, lower ARPU, higher subscriber churn, increased service and pass through costs from Sprint in the near-term and lower roaming margins from Sprint.

      On February 23, 2003 iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc., filed a Chapter 11 bankruptcy case in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. Immediately prior to iPCS’s bankruptcy filing, the lenders under the iPCS credit facility accelerated iPCS’s payment obligations as a result of existing defaults under the credit facility.

      Based on our current business plan, our compliance with the financial covenants under our credit facility is not assured and, after March 2005, our ability to generate operating cash flow to pay debt service, meet our other capital needs, and meet the financial covenants in our credit facility is significantly uncertain. In addition, there is substantial risk under our current business plan that we would not have sufficient liquidity to meet our cash interest obligations on our old notes in 2006.

      If the prepackaged plan or a bankruptcy case of any kind is commenced with regard to the Company, it would constitute a default under our credit facility and the indenture governing the old notes. Such a default could result in an acceleration of the debt represented by the senior credit facility and the old notes.

      In light of these circumstances and in connection with their audit of our year-end financial results, KPMG LLP, our independent auditors, included an explanatory paragraph for “going concern” in their audit opinion with respect to our fiscal 2003 financial statements. Such an explanatory paragraph would result in a default under our credit facility. We have obtained an amendment of our credit facility to permit this explanatory paragraph and prevent a default under the credit facility.

      If the financial restructuring is not effected, through the recapitalization plan or the prepackaged plan, management intends to take actions to enable us to meet our debt service requirements and other capital needs. Such actions may include seeking additional amendments to our credit facility to avoid future financial covenant defaults, seeking additional sources of financing, and further reducing general and administrative, sales and marketing and capital spending. There can be no assurance that these actions will be sufficient to enable us to generate sufficient cash flow to meet its financial covenants and payment obligations.

Liquidity After the Restructuring

      We are completely dependent on available cash and operating cash flow to operate our business and fund our capital needs. We expect that the completion of the financial restructuring will improve our capital structure and reduce the financial risk in our business plan by substantially reducing the required payments under our outstanding indebtedness.

      The existing $153.5 million credit facility will remain in place after the restructuring with a final maturity in 2008. The 13.5% old notes maturing in 2009 are expected to be substantially replaced by 9 3/8% new notes maturing in 2009 to be issued as part of the proposed financial restructuring. The principal amount at maturity represented by our old notes is expected to decrease by $140.0 million and annual interest payments are expected to decrease by $25.5 million per year after 2004. As a result, after 2004 the restructuring would provide cumulative annual cash savings from operations of $255.0 million more than otherwise would have been the case without the proposed financial restructuring.

      Subsequent to the proposed financial restructuring, we expect that AirGate will have sufficient cash and cash equivalents and funds from operations to satisfy its working capital requirements, capital expenditures, and other liquidity requirements through 2004.

AirGate Capital Resources

      As of September 30, 2003, AirGate, exclusive of iPCS, had $54.1 million of cash and cash equivalents. During the quarter ended September 30, 2003, the Company has fully drawn the AirGate credit facility, leaving no further borrowing available under the credit facility.

Future Trends That May Affect Operating Results, Liquidity and Capital Resources

      See “Risk Factors” for a description of the trends and risks that may affect our operating results, liquidity and capital resources.

Contractual Obligations

      AirGate is obligated to make future payments under various contracts it has entered into, including amounts pursuant to the AirGate credit facility, the old notes, capital leases and non-cancelable operating lease agreements for office space, cell sites, vehicles and office equipment.

      The tables below are shown to reflect estimated obligations for AirGate on a pre-restructuring and post-restructuring basis. Operating leases are assumed to renew at the end of the lease term.

	Payments Due By Period Years Ending September 30,

Pre-Restructuring Obligations — Old Notes	Total	2004	2005	2006	2007	2008	Thereafter

AirGate credit facility, principal(1)	$151,475	$17,775	$23,700	$30,107	$39,893	$40,000	$—
AirGate credit facility, interest(2)	24,696	7,991	6,756	5,327	3,430	1,192	—
AirGate old AirGate notes, principal	300,000	—	—	—	—	—	300,000
AirGate old AirGate notes, interest(3)	202,500	—	40,500	40,500	40,500	40,500	40,500
AirGate operating leases(4)	128,626	19,392	20,168	20,974	21,813	21,813	23,593

	$807,297	$45,158	$91,124	$96,908	$105,636	$103,505	$364,093

(1)	Total repayments are based upon borrowings outstanding as of September 30, 2003.

(2)	Interest rate is assumed to be 5.5%. As of September 30, 2003, the weighted average interest rate on the credit facility was 5.05%.

(3)	Interest rate on old AirGate notes is 13.5% with payments starting April 1, 2005.

(4)	Operating leases are assumed to renew with a 4% annual CPI increase beginning in 2004.

	Payments Due By Period Years Ending September 30,

Post-Restructuring Obligations — New Notes	Total	2004	2005	2006	2007	2008	Thereafter

AirGate credit facility, principal(1)	$151,475	$20,275	$21,200	$30,107	$39,893	$40,000	$—
AirGate credit facility, interest(2)	24,696	7,991	6,756	5,327	3,430	1,192	—
AirGate new notes, principal	160,000	—	—	—	—	—	160,000
AirGate new notes, interest(3)	85,000	7,500	15,000	15,000	15,000	15,000	17,500
AirGate operating leases(4)	128,626	19,392	20,168	20,974	21,813	22,686	23,593

	$549,797	$56,408	$65,624	$71,408	$80,136	$77,628	$198,593

(1)	Total repayments are based upon borrowings outstanding as of September 30, 2003.

(2)	Interest rate is assumed to be 5.5%. As of September 30, 2003, the weighted average interest rate on the credit facility was 5.05%.

(3)	Interest rate on new notes is 9 3/8% with payments starting July 1, 2004. Assumes exchange occurs January 31, 2004.

(4)	Operating leases are assumed to renew with a 4% annual CPI increase beginning in 2004.

      There are provisions in the agreements governing the AirGate credit facility and the old notes providing for an acceleration of repayment upon an event of default, as defined in the respective agreements. AirGate is currently in material compliance with its obligations under these agreements.

      On August 16, 1999, AirGate entered into a $153.5 million senior credit facility. The AirGate credit facility provides for (i) a $13.5 million senior secured term loan (the “Tranche I Term Loan”) which matures on June 6, 2007, and (ii) a $140.0 million senior secured term loan (the “Tranche II Term Loan”) which matures on September 30, 2008. Mandatory quarterly payments of principal are required beginning December 31, 2002 for the Tranche I Term Loan and March 31, 2004 for the Tranche II Term Loan payments initially in the amount of 3.75% of the loan balance then outstanding and increasing thereafter. No amounts remain available for borrowing under the AirGate credit facility as of September 30, 2003. The AirGate credit facility is secured by all the assets of AirGate and its restricted subsidiaries. The interest rate for the AirGate credit facility is determined on a margin above either the prime lending rate in the United States or the London Interbank Offer Rate. At September 30, 2003 and 2002, the weighted average interest rate on outstanding borrowings was 5.05% and 5.6%, respectively. See “Description of Our Credit Facility.”

      As of October 31, 2003, two major credit rating agencies rate AirGate’s unsecured debt. The ratings were as follows:

Type of facility	Moody’s	S&P

AirGate notes	Caa2	CC

      On September 25, 2003, S&P announced that upon completion of the restructuring it would lower AirGate’s corporate credit rating to “SD” and lower AirGate’s subordinated debt rating to “D.” On October 15, 2003, Moody’s announced that it placed AirGate’s subordinated debt on review for a possible rating upgrade to “B3.”

      The Company has no off-balance sheet arrangements and has not entered into any transactions involving unconsolidated, limited purpose entities or commodity contracts.

Quantitative and Qualitative Disclosure About Market Risk

      In the normal course of business, the Company’s operations are exposed to interest rate risk on its credit facility and any future financing requirements. The Company’s fixed rate debt consists primarily of the accreted carrying value of the 1999 AirGate notes ($253.0 million at September 30, 2003). Our variable rate debt consists of borrowings made under the AirGate credit facility ($151.5 million at September 30, 2003). As of September 30, 2003, the weighted average interest rate under the AirGate credit facility was 5.05%. Our primary interest rate risk exposures relate to

•	the interest rate on long-term borrowings;

•	our ability to refinance the AirGate notes at maturity at market rates; and

•	the impact of interest rate movements on our ability to meet interest expense requirements and financial covenants under our debt instruments.

      The Company manages the interest rate risk on its outstanding long-term debt through the use of a combination of fixed and variable rate debt. While the Company cannot predict its ability to refinance existing debt or the impact interest rate movements will have on existing debt, the Company continues to evaluate its interest rate risk on an ongoing basis.

      The following table presents the estimated future balances of outstanding long-term debt projected at the end of each period and future required annual principal payments for each period then ended associated with the AirGate notes and credit facility based on projected levels of long-term indebtedness:

	Years Ending September 30,

	2004	2005	2006	2007	2008	Thereafter

	(Dollars in thousands)
AirGate notes	$297,191	$297,289	$297,587	$298,115	$298,906	—
Fixed interest rate	13.5%	13.5%	13.5%	13.5%	13.5%	13.5%
Principal payments	—	—	—	—	—	$300,000
AirGate credit facility	$133,700	$110,000	$79,893	$40,000	—	—
Variable interest rate(1)	5.5%	5.5%	5.5%	5.5%	5.5%	5.5%
Principal payments	$17,775	$23,700	$30,107	$39,893	$40,000	—

(1)	The interest rate on the credit facility equals the London Interbank Offered Rate (“LIBOR”) +3.75%. LIBOR is assumed to equal 1.75% for all periods presented. A 1% increase (decrease) in the variable interest rate would result in a $4.6 million increase (decrease) in the related interest expense over the balance of the credit facility’s terms as of September 30, 2003.

AIRGATE

Background

      AirGate PCS, Inc. and its subsidiaries and predecessors were formed for the purpose of becoming a leading regional provider of wireless Personal Communication Services, or “PCS.” We are a network partner of Sprint PCS, which is a group of wholly-owned subsidiaries of Sprint Corporation (a diversified telecommunications service provider), that operate and manage Sprint’s PCS products and services.

      Sprint operates a 100% digital PCS wireless network in the United States and holds the licenses to provide PCS nationwide using a single frequency band and a single technology. Sprint, directly and indirectly through network partners such as us, provides wireless services in more than 4,000 cities and communities across the country. Sprint directly operates its PCS network in major metropolitan markets throughout the United States. Sprint has also entered into independent agreements with various network partners, such as us, under which the network partners have agreed to construct and manage PCS networks in smaller metropolitan areas and along major highways.

      As of September 30, 2003, AirGate had 359,460 subscribers and total network coverage of approximately 6.1 million residents, representing approximately 83% of the residents in its territory. For the fiscal year ended September 30, 2003, we generated revenue of approximately $331.3 million.

      The following description of AirGate’s business is limited to AirGate alone, and does not reflect the business of iPCS.

iPCS, Inc.

      iPCS’s business plan projected that historic high rates of growth in the wireless industry would continue through 2009 as penetration rates in the United States grew to above 70%, which would in turn support pricing levels for wireless products and services. As a result, we believed that iPCS would have sufficient cash flow to service its high level of debt. iPCS’s growth rates through March 2002 met or exceeded expectations, despite slower subscriber growth in the industry in 2001 than in prior years. The re-imposition and increase of the deposit for sub-prime credit customers, the continued slowdown in growth in the wireless industry and increased competition slowed iPCS’s rate of growth significantly in 2002.

      iPCS’s dependence on Sprint also created the same additional challenges faced by AirGate. See “Summary — The Financial Restructuring — Reasons for the Financial Restructuring” on page iii.

      In addition to these factors, iPCS’s problems were compounded because it was earlier in its business lifecycle when growth slowed, had approximately one-third fewer subscribers than AirGate and a less complete network.

      AirGate’s results of operations similarly declined in this period due to many of the same factors, but not to the same degree. We were significantly further along in our business lifecycle and thus had built out more of our area and had a larger subscriber base. As a result, we had significantly less build-out expenses and a higher level of consistent revenue than iPCS during the same period.

      In January 2003, the iPCS secured lenders and its unsecured noteholders advised the iPCS board of their desire to appoint Mr. Yager as Chief Restructuring Officer (“CRO”) of iPCS. As a result, on January 23, 2003, Mr. Yager was appointed CRO of iPCS, responsible for overseeing the restructuring of iPCS and for the day-to-day management of iPCS. To facilitate the orderly transition of management services to the chief restructuring officer, AirGate and iPCS executed an amendment to the Services Agreement that generally would allow individual services to be terminated by either party upon 30 days prior notice.

      On February 23, 2003, iPCS filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Georgia in order to reorganize. iPCS began terminating services provided by ServiceCo in March, 2003. All remaining services were terminated by iPCS by September 30, 2003.

      The issuance of common stock in the exchange offer described in this proxy statement will result in an ownership change of AirGate for federal income tax purposes. This would also cause an ownership change of iPCS, Inc. and could have a detrimental effect on the use of certain of its net operating losses (“NOLs”). Consequently, this could have subjected our restructuring to the automatic stay protection of the iPCS bankruptcy court. To prevent this, on October 17, 2003, we transferred all of our shares of iPCS common stock to a trust organized under Delaware law. Our stockholders on the date of transfer to the trust are the trust’s sole beneficiaries, whose interest in the trust is equal to their percentage ownership of AirGate on the transfer date. The bankruptcy court overseeing iPCS’s bankruptcy approved

•	the transfer of the iPCS shares to the trust,

•	the documentation governing the trust and

•	upon confirmation of iPCS’s plan of reorganization by the bankruptcy court, the distribution to the trust’s beneficiaries of the iPCS shares if the plan of reorganization for iPCS approved by the iPCS bankruptcy court provides for such distribution.

      It is likely that the iPCS bankruptcy court will ascribe little to no value to the iPCS stock. Under the documentation governing the trust, the trustee will administer the trust and we have no ability to direct the trustee in its administration of the trust.

      The trust agreement also provides that iPCS’s board of directors will retain complete control over iPCS. As a result, as of October 17, 2003, we have no interest in iPCS or any of its assets and under no circumstances will the iPCS stock transferred to the trust revert to or vest with us after the termination of the trust.

Current Operating Environment and its Impact on Us

      Since the beginning of 2002, the wireless communications industry, including us, experienced significant declines in per share equity prices that limited the ability of wireless companies to raise capital. We believe that this decline in wireless stocks results from a weaker outlook for the wireless industry than previously expected. Reasons for a weaker operating environment include:

•	lower rates of subscriber growth in the United States as overall rates of penetration in the wireless industry approached and then exceeded 50%, which decline may have been exacerbated by a widespread economic slowdown;

•	concerns that these declines, coupled with intense competition among wireless service providers in the United States, will continue to lead to service offerings of increasingly large bundles of minutes at lower prices;

•	higher rates of churn resulting from intense competition and programs for sub-prime credit quality subscribers, which may be exacerbated by the implementation of wireless number portability; and

•	the highly leveraged capital structures of many wireless providers and a lack of viable financing alternatives.

      Our business has been and continues to be affected by these market conditions. In addition, as a result of our dependence on Sprint, we are also confronted with additional factors that have had a negative impact on our operations such as:

•	Sprint offered a program that attracted sub-prime credit quality subscribers, which contributed to high rates of churn and reduced our liquidity. The introduction of this program was required under our agreements with Sprint until late February, 2002 (See “— Marketing Strategy — Pricing” for a description of the program and “— Sprint Relationship and Agreements”);

•	in 2002 and early 2003, Sprint took a number of actions which resulted in unanticipated charges or increases in charges to us. Some of these charges resulted from errors by Sprint, while others were charges to which we had little or no advance notice. The effect of these actions was to reduce our liquidity and interject a greater degree of uncertainty to our business and financial planning (See “Risk Factors — Risks Related to Our Relationship with Sprint”). As of September 30, 2003, we have disputed approximately $8.9 million in invoices for such increases and additional charges, but those issues have not been resolved (The invoiced amount does not include $2.7 million for long-distance access revenues claimed, but not invoiced by Sprint, or fees relating to disputed 3G, software maintenance and information technology after September 30, 2003.);

•	our current dependence on Sprint to provide customer care limits our ability to improve the quality of customer care, which we believe contributes to higher churn, and to reduce the costs of customer care;

•	because 64% of our costs of service and roaming is paid to (or through) Sprint as service, affiliation, roaming, long-distance and other fees and expenses under our agreements, our ability to control costs through our own cost cutting measures is limited; and

•	a more limited control of our own working capital.

      These factors and the lack of additional sources of capital led us to revise our business plan to reflect this less-favorable operating environment, and ultimately, to consider alternatives for a capital restructuring.

Business Strategy

      In order to succeed in this operating environment, we have implemented a “smart growth” strategy with a focus on EBITDA and cash flow growth. This smart growth strategy entails targeting higher credit quality subscribers with higher than market revenues per subscriber while reducing costs. We believe the following elements are critical to enable us to achieve this strategy:

•	continue to maximize free cash flow by constraining our capital spending and operating costs;

•	restructuring our debt to reduce debt service payments and improve cash flow;

•	seek to reduce churn and bad debt expense by focusing on the credit quality of our new subscribers and our subscriber base;

•	seek to reduce churn and operating costs by exploring ways to improve the quality and cost of customer care and similar services provided by Sprint and other actions;

•	capitalize on Sprint wireless products and services;

•	improve the predictability, accuracy and amount of financial information provided through Sprint; and

•	in the longer term, take advantage of the Sprint brand recognition to capitalize on new growth initiatives, including data services and wireline-to-wireless migration opportunities.

      We began implementing this smart growth strategy in early 2003, and we believe that this strategy, as well as other corporate actions, would have been less effective at iPCS than at AirGate because iPCS had over 100,000 fewer subscribers than AirGate. As a result, iPCS did not have the same size or stability of revenues as AirGate.

      We may be required to change our smart growth strategy to adapt to changes in Sprint’s business strategy and targeted customers that result in new program requirements or service offerings from Sprint. For example, if Sprint were to re-introduce programs to attract sub-prime credit customers or introduce a one-rate plan where roaming charges are included in a single monthly fee, Sprint could seek to require us to implement such programs. Implementing or supporting such programs would require us to re-evaluate our business plan.

      Maximize free cash flow by lowering capital spending and operating costs. We believe our success will depend in large part on our ability to constrain capital spending and operating costs and be cost competitive. With the primary build-out of our network complete, we have reduced capital spending. In addition, we have taken a number of steps to lower our general and administrative, sales, marketing and network service costs, including the following:

•	restructuring the AirGate organization and eliminating more than 150 positions to operate in the most cost efficient manner possible, which includes the following changes:

•	moving the accounting function to Atlanta, Georgia from Geneseo, Illinois and reducing the overall accounting staff;

•	restructuring management in our retail channel and closing our least productive retail stores,

•	a reduction in support to our indirect distribution channels, and

•	a reduction in support to our business distribution channel;

•	significantly reducing capital expenditures (from $41.3 million in fiscal 2002 to $16.0 million in fiscal 2003);

•	reducing spending for selling and marketing (from $79.1 million in fiscal 2002 to $51.8 million in fiscal 2003); and

•	tightening management of vendors, including re-negotiating contracts for backhaul and other telecommunications services.

      Savings from these actions were partially offset by the bankruptcy of iPCS and the termination of management services by iPCS.

      Restructuring our debt. For the fiscal year ended September 30, 2003, AirGate has produced $46.8 million of EBITDA. As of September 30, 2003, AirGate had working capital of $12.5 million and cash and cash equivalents of approximately $54.1 million. After drawing the remaining $9.0 million available under our $153.5 million senior secured credit facility in August, 2003, AirGate is completely dependent on available cash and operating cash flow to operate our business and fund our capital needs. In November 2003, AirGate entered into an amendment to its credit facility. Some of the changes will assist us in complying with key financial covenants for the next twelve months. Based on our current business plan, our compliance with the financial covenants under our credit facility is not assured and, after March 2005, our ability to generate operating cash flow to pay debt service, meet our other capital needs and meet the financial covenants in our credit facility is significantly uncertain. In addition, there is substantial risk under our current business plan that we would not have sufficient liquidity to meet our cash interest obligations on our old notes beginning in 2006.

      We also have significant cash principal and interest payments under our indebtedness coming due during the period from 2005 through 2009. Unless the financial restructuring occurs, we will be required to make the following approximate principal and interest payments on our credit facility and old notes:

Fiscal Year	Principal	Interest*

	(In millions)
2004	$17.8	$8.0
2005	23.7	47.3
2006	30.1	45.8
2007	39.9	43.9
2008	40.0	41.7
2009	300.0	40.5

*	The estimated interest payments assume an interest rate on our credit facility of 5.5%. As of September 30, 2003, the weighted average interest rate on our credit facility was 5.05%.

      If the financial restructuring is completed, the principal amount at maturity of the debt represented by our old notes is expected to decrease by $140 million and annual interest payments are expected to decrease by $25.5 million per year after 2004. As a result, after 2004 the restructuring would provide cumulative cash savings from operations of $255 million more than otherwise would have been the case without the proposed financial restructuring.

      Seek to reduce churn and bad debt expense by focusing on the credit quality of our new subscribers and our subscriber base. We believe it is important to maintain the appropriate balance of prime and sub-prime credit subscribers to reduce churn and bad debt expense. Currently, rates of churn, or customer turnover, are highest among sub-prime credit quality customers. During fiscal 2003, we increased the deposit required to be paid by sub-prime credit customers to use our services. As a result of these actions, we have increased our customer base by 6% while increasing our prime credit quality customers to 72% of our customer base from 65% at September 30, 2002. Despite these measures, churn for the quarter ended September 30, 2003 was 3.41%.

      Seek to reduce operating costs and churn by improving the quality and cost of customer service and related services and other actions. A number of factors, including the quality of customer care, contribute to churn. Two surveys conducted in 2003 ranked Sprint last in customer service among national wireless carriers. Sprint currently provides these services on behalf of AirGate pursuant to services agreement. In an effort to reduce the cost of providing customer care and to improve the quality of the services and reduce churn, we are exploring the possibility of outsourcing these services to another service provider or ways to improve the services as provided by Sprint. See “AirGate — Customer Care and Billing.” We are also exploring other ways to reduce churn.

      Capitalize on Sprint wireless products and services. An underlying premise of our business plan is to continue to capitalize on the Sprint brand and the other services Sprint is required to provide under our agreements with Sprint. We believe Sprint wireless products and services provide us with a significant competitive advantage over other regional wireless providers because of Sprint’s:

•	strong brand name recognition,

•	all-digital nationwide coverage,

•	quality products and services,

•	advanced technology, including Sprint PCS Vision products, and

•	established distribution channels.

      In addition to Sprint’s national marketing plans, we plan to develop local plans, with Sprint’s approval, to target groups who share common characteristics or have common needs in our territory.

      Increase the predictability and accuracy of financial information provided through Sprint. 64% of cost of service and roaming in our financial statements is paid to or through Sprint as service, affiliation, roaming, long-distance and other fees and expenses under our agreements. Many of these are charges passed along from third parties. We have been working with Sprint to increase the financial data provided to AirGate regarding its subscribers, and we have been developing tools to better analyze this data.

      In the longer term, take advantage of the Sprint brand recognition to capitalize on new growth initiatives, including data services and wireline-to-wireless migration opportunities. The development of compelling data applications will be critical to the growth in usage of wireless data network services. In the third quarter of 2002, Sprint launched PCS Vision, a third generation technology. Vision-enabled PCS devices take and receive pictures, check personal and corporate e-mail, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly with speeds that equal or exceed a home computer’s dial-up connection. At the same time, Sprint began to roll out a broad portfolio of Vision-enabled devices that incorporate voice and data functionality, expanded memory, high-resolution and larger color screens that allow greater mobility, convenience and productivity. While the uptake of these services has been slow, we believe PCS Vision will provide a vehicle for growth for data and wireless internet services.

      We believe wireless will continue to grow as a substitution for wireline services. Wireless internet access, wireless local loop and other wireless applications can spur this migration and increase sales of wireless services. Currently available data speeds on our network can exceed dial up speeds through wireline carriers. Future speed upgrades may offer alternatives to wireline services in rural areas in our territory.

Sprint Relationship and Agreements

      The following includes a summary of the material terms and provisions of our Sprint agreements and the consent and agreement modifying the Sprint management agreement. The Sprint agreements and consent and agreement have been filed by us as exhibits to certain of our filings with the SEC. We urge you to carefully review the Sprint agreements and the consent and agreement.

Advantages and Disadvantages of Our Relationship with Sprint

      An underlying premise of our business plan is to continue as a Sprint PCS network partner. Our relationship with, and dependence on Sprint, provide both advantages and disadvantages, which are summarized below.

Advantages

      We believe our relationship with Sprint provides us with significant advantages over other regional wireless providers. These advantages include:

•	our right to sell Sprint PCS products and services (See “The Management Agreement — Exclusivity”);

•	subscribers’ access to Sprint’s all-digital nationwide network (See “AirGate — Products and Services”);

•	Sprint’s brand name recognition (See “— Marketing Strategy”);

•	Sprint’s national marketing programs (See “— Marketing Strategy”);

•	Sprint’s wireless products and services (See “Products and Services”);

•	our ability to take advantage of Sprint’s research and development (See “— Technology — Research and Development”);

•	discounted purchasing arrangements with many of Sprint’s vendors for network equipment and handsets, as described herein under “The Management Agreement — Products and Services” and “— Suppliers and Equipment Vendors”); and

•	Sprint’s established national distribution channels in our territory (See “— Sales and Distribution”).

Disadvantages

      Our relationship with, and dependence on, Sprint also has certain disadvantages (See “Risk Factors — Risks Related to Our Business — Risks Related to Our Relationship with Sprint”). Some of these disadvantages are that:

•	If Sprint’s business plan does not succeed, we are likely to experience many of the negative consequences experienced by Sprint, some of which may be worse for us. If Sprint’s business plan fails, our business plan is also likely to fail. For example, if Sprint’s wireless products and services are not sufficiently competitive in the marketplace and that results in loss of market share and lower subscriber growth for Sprint, we are likely to experience lower subscriber growth and similarly negative effects in our territory.

•	We do not currently engage in independent product development, but depend on Sprint for continuing research and development of wireless products and services.

•	Sprint requires us to offer and support its PCS products, services and programs, even if these products and services adversely impact our business (See “The Management Agreement — Products and Services” and “— Service pricing, roaming and fees”). See “— Marketing Strategy — Pricing” for a description of the Clear Pay program and the PCS to PCS offering.

•	Pursuant to the terms of our services agreement, Sprint provides a number of services, such as billing and customer care, that affect subscribers in our territory. Sprint’s customer care has been ranked lowest among national carriers, which we believe contributes to higher rates of customer turnover, or “churn.” (See “Risk Factors — Risk Related to Our Business — Risks Related to Our Relationship with Sprint — The inability of Sprint to provide high quality back office services could lead to subscriber dissatisfaction, increased churn or otherwise increase our costs.”)

•	We believe Sprint currently charges us above market rates for customer care, billing and related services. As a result, our costs may be higher than those of many or our competitors. Our ability to terminate Sprint as the provider of some or all of these services and to provide them directly or through another service provider may be hindered or prevented altogether by Sprint if it imposes requirements and/or charges high start-up costs in connection with any transition to a new service provider. While we believe that Sprint’s rights are limited in this regard, there can be no assurance that any resulting disputes would be resolved in our favor. In addition, actions we might take to improve customer care or other services could increase our expenses (See “— Current Operating Environment and its Impact on Us”).

•	Sprint has taken the position that it can, unilaterally at any time and with little notice, increase charges, impose new program requirements and decrease the per minute rate (known as the “reciprocal roaming rate” or the “travel rate”) that Sprint and its network partners are paid for subscribers in their territory who use the network of Sprint or another network partner (and vice versa). For example:

•	Sprint reduced the travel rate from $0.20 a minute in June, 2001 to $0.058 a minute in 2003 and has notified us of its intent to reduce the travel rate to $0.041 a minute in 2004.

•	AirGate was required to upgrade our network to first generation data technology or “1XRTT” at a cost of more than $15 million.

•	In 2002, we agreed to a new $4 logistics fee for each 3G enabled handset to avoid a prolonged dispute with Sprint over certain charges.

•	Sprint charged a $15 per month fee per 3G subscriber in 2002 and more than $3.00 per 3G subscriber in 2003 for 3G-related research and development costs.

•	Sprint PCS sought to recoup $4.9 million in long-distance access revenues previously paid by Sprint PCS to AirGate, of which $1.2 million has been invoiced.

        Future increases in charges, new program requirements and reductions in the travel rate may adversely affect our results of operations and our ability to satisfy financial covenants contained in our credit facility. (See “Risk Factors — Risks Related to Our Business — Risks Related to Our Relationship with Sprint — Sprint may make business decisions that are not in our best interests, which may adversely affect our relationship with subscribers in our territory, increase our expenses and/or decrease our revenues.”)

•	We depend on Sprint for information needed to determine and verify our revenues and many of our expenses. On more than one occasion, we have determined that the data provided by Sprint has been inaccurate. As a result, we must dedicate substantial resources to analyze, verify and substantiate information provided, and charges made, by Sprint. Further, because of Sprint’s control over this data, our ability to recognize, analyze and react to trends affecting our operations and business are less than if we had ready access to all data affecting our business. Finally, if Sprint financial data provided to us has inaccuracies that we cannot, or do not, detect in a timely manner, we may experience unanticipated charges or losses. (See “Risk Factors — Risks Related to Our Business — Risks Related to Our Relationship with Sprint — Inaccuracies in data provided by Sprint could understate our expenses or overstate our revenues and result in out-of-pocket adjustments that may materially adversely affect our financial results.”)

•	We are currently engaged in discussions with Sprint regarding historical disputes and other issues affecting our relationship, including the potential to outsource customer care, billing and related services. Our inability to resolve some or all of those issues could have a negative impact on our business and our future financial performance. (See “Risk Factors — Risks Related to Our Relationship with Sprint — Our disputes with Sprint may adversely affect our relationship with Sprint.”)

      Recently, Sprint has announced that it will re-align its resources to focus on two market segments: businesses and consumers. This represents a shift away from the current organizational focus on assets groups and products: local telecommunications, global wireline voice and data services and wireless. This initiative is often referred to as “One Sprint — Many Solutions.” This realignment is designed to facilitate Sprint’s cross-selling and bundling of products across these product lines. This shift could divert marketing, advertising and internal Sprint resources once dedicated to wireless to bundled or non-PCS Sprint products and services, could increase the risk that Sprint will design wireless products and services in a manner that is not profitable for AirGate or other network partners and could reduce the significance of Sprint’s wireless network partners.

Overview of Sprint Relationship and Agreements

      Under our long-term agreements with Sprint, we market PCS products and services under the Sprint brand names in our territory. The agreements with Sprint require us to build-out our systems, platforms, products and services to seamlessly interface with the Sprint PCS wireless network. The Sprint agreements also provide us with:

•	the right to receive Sprint’s equipment discounts in making purchases from equipment vendors;

•	roaming revenue from Sprint PCS and its PCS network partner subscribers traveling into our territory;

•	national marketing and advertising; and

•	various other back office services provided by Sprint.

      Our relationship and agreements with Sprint are structured to provide us with certain advantages such as avoiding the up-front costs of acquiring spectrum in our territory and being able to offer high quality products as part of a nationwide network. The Sprint agreements have an initial term of 20 years with three 10-year renewals which can lengthen the contracts to a total term of 50 years. Our Sprint agreements will automatically renew for the first 10-year renewal period unless we are in material default on our obligations under the agreements. The Sprint agreements will automatically renew for two additional 10-year terms unless either we on the one hand, or Sprint on the other hand, provides the other with two years prior written notice to terminate the agreements.

      We have four major agreements with Sprint:

•	the management agreement;

•	the services agreement; and

•	two separate trademark and service mark license agreements.

      In addition, Sprint has entered into a consent and agreement with our lenders that modifies the management agreement for the benefit of the lenders under our senior secured credit facility.

The Management Agreement

      Under our management agreement with Sprint, we have agreed to:

•	construct and manage a network in our territory in compliance with Sprint’s PCS licenses and the terms of the management agreement;

•	distribute during the term of the management agreement Sprint PCS products and services;

•	use Sprint’s and our own distribution channels in our territory;

•	conduct advertising and promotion activities in our territory; and

•	manage that portion of Sprint’s subscriber base assigned to our territory.

      Exclusivity. We are designated as the only person or entity that can manage or operate a PCS network for Sprint in our territory. Sprint is prohibited from owning, operating, building or managing another wireless mobility communications network in our territory while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Our agreement does not limit the definition of a wireless mobility communications network to a specific spectrum. Sprint is permitted under the agreement to make national sales to companies in the covered territories and, as required by the FCC, to permit resale of the Sprint PCS products and services in the covered territory.

      Network build-out. The management agreement specifies the terms of the Sprint affiliation, including the required network build-out plan. We agreed to cover a specified percentage of the population at coverage levels ranging from 39% to 86% within each of the 21 markets which make up our territory by specified dates. We have satisfied these network build-out requirements. We have agreed to operate our PCS network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network. If Sprint decides to expand coverage within our territory, Sprint must provide us with written notice of the proposed expansion. We have 90 days to determine whether we will build out the proposed area. If we do not exercise this right, Sprint can build out the territory or permit another third-party to do so. Any new area that Sprint or a third-party builds out is removed from our territory.

      Products and services. The management agreement identifies the wireless products and services that we can offer in our territory. We may offer non-Sprint PCS products and services in our territory under limited circumstances. We may not offer products and services that are confusingly similar to Sprint PCS products and services. We may cross-sell services such as Internet access, subscriber premises equipment and prepaid phone cards with Sprint and other Sprint network partners. If we decide to resell such services of third parties, we must give Sprint an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier without Sprint’s consent, unless we name the Sprint-owned local exchange carrier as the exclusive distributor.

      We are required to participate in the Sprint sales programs for national sales to subscribers, and to pay the expenses related to sales from national accounts located in our territory.

      Long distance service. We must use Sprint’s long distance service which we can buy at the best prices offered to comparably situated Sprint customers, plus an additional administrative fee. Sprint has a right of last offer to provide backhaul and transport services.

      Service pricing, roaming and fees. We must offer Sprint subscriber pricing plans designated for regional or national offerings. We are to be paid 92% of collected revenues received by Sprint for Sprint PCS products and services from subscribers in our territory. Collected revenues exclude, among other things, outbound roaming revenues and related charges, roaming revenues from Sprint PCS and its PCS network partner subscribers, sales of handsets and accessories, proceeds from sales not in the ordinary course of business and amounts collected with respect to taxes. Except in the case of taxes, we retain 100% of these revenues. Although many Sprint subscribers purchase a bundled pricing plan that allows roaming anywhere on Sprint’s and its network partners’ networks without incremental roaming charges, we earn roaming revenues from every minute that a Sprint subscriber from outside our territory is carried on our PCS networks. We earn revenues from Sprint based on an established per minute rate for Sprint’s subscribers roaming in our territory. Similarly, we pay for every minute subscribers from our territory use the Sprint PCS nationwide network outside such territory. On April 27, 2001, we and Sprint announced an agreement in principle to reduce the reciprocal roaming rate exchanged between Sprint and us for PCS subscribers who roam into the other party’s, or another network partner’s, territory. The rate was reduced from $0.20 per minute of use to $0.15 per minute of use beginning June 1, 2001, and to $0.12 per minute of use beginning October 1, 2001. Under the agreement in principle, the roaming rate for us with respect to calendar year 2002 was $0.10 per minute. Sprint unilaterally decreased the reciprocal roaming rate to $0.058 per minute in 2003 and has notified us that it intends to decrease the reciprocal roaming rate to $0.041 per minute in 2004. We believe these decreases were in breach of our agreements with Sprint, including the agreement in principle. However, our remedies against Sprint with respect to these breaches may be limited.

      On August 2, 2002, we entered into an agreement with Sprint, pursuant to which we agreed to pay Sprint an additional $4.00 logistics fee for each 3G handset that we purchased either directly from Sprint or from a Sprint authorized distributor. We agreed to pay this fee starting with purchases on July 1, 2002 and ending on the earlier of December 31, 2004 or the date on which the cumulative 3G handset fees received by Sprint from all Sprint network partners equal $25,000,000. We further agreed to purchase 3G handsets only from Sprint or a Sprint authorized distributor during this period.

      Advertising and promotions. Sprint is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our territory, including a portion of certain costs of promotions or advertising done by third-party retailers in our territory pursuant to cooperative advertising agreements with Sprint based on per unit handset sales.

      Program requirements. We are required to comply with Sprint’s program requirements for technical standards, subscriber service standards, national and regional distribution and national accounts programs. Sprint can adjust the program requirements from time to time under the conditions provided in the management agreement. In addition, we have the right to appeal Sprint’s adjustments to the program requirements, if the adjustment:

•	causes us to spend more than 5% of the sum of our equity and long term debt, or

•	causes our operating expenses to increase by more than 10% on a net present value basis.

      If Sprint denies our appeal, then we have 10 days after the denial to submit the matter to arbitration. If we do not submit the matter to arbitration within the 10-day period or comply with the program adjustment, Sprint has the termination rights described below.

      Non-competition. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint. Within our territory, we may offer, market or promote telecommunications products and services only under the Sprint brands, our own brands, brands of related parties or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint.

      Inability to use non-Sprint brand. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, “private label” basis or under any brand, trademark or trade name other than the Sprint brand, except for sales to resellers approved by Sprint or required by law or as otherwise permitted under the trademark and service mark license agreements.

      Rights of first refusal. Sprint has certain rights of first refusal to buy our assets upon a proposed sale of all or substantially all of our assets.

      Termination of management agreement. The management agreement can be terminated as a result of:

•	termination of Sprint’s PCS licenses in our territory;

•	uncured failure by a party to pay any amount due under the management agreement or any other agreement between the parties or their respective related parties;

•	any other uncured breach under the management agreement;

•	bankruptcy of a party to the management agreement;

•	subject to the limitations in the management agreement, such management agreement not complying with any applicable law in any material respect; or

•	the termination of either of the related trademark and service mark license agreements.

      The termination or non-renewal of the management agreement triggers certain of our rights and those of Sprint.

      If we have the right to terminate our management agreement because of an event of termination caused by Sprint, generally we may:

•	require Sprint to purchase all of our operating assets used in connection with our PCS networks for an amount equal to at least 88% of our entire business value as described below, unless

•	Sprint becomes the licensee for 20 MHz of spectrum in our territory and has licensed at least 20 MHz of spectrum to us for use in our territory or

•	we have acquired or have the right to use any other spectrum, in which case the purchase price will be an amount equal to 80% of our entire business value;

•	if Sprint is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint to sell to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of

•	the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or

•	9% of our entire business value; or

•	sue Sprint for damages or submit the matter to arbitration and not terminate the management agreement.

      If Sprint has the right to terminate a management agreement because of an event of termination caused by us, generally Sprint may:

•	require us to sell our operating assets to Sprint for an amount equal to 72% of our entire business value;

•	require us to purchase, subject to governmental approval, the licensed spectrum in our territory for an amount equal to the greater of

•	the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or

•	10% of our entire business value;

•	take any action as Sprint deems necessary to cure our breach of our management agreement, including assuming responsibility for, and operating, the related PCS network; or

•	sue us for damages or submit the matter to arbitration and not terminate the management agreement.

      Non-renewal. If Sprint gives us timely notice that it does not intend to renew our management agreement, we may:

•	require Sprint to purchase all of our operating assets used in connection with the PCS network for an amount equal to at least 80% of our entire business value; or

•	if Sprint is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of

•	the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or

•	10% of our entire business value.

      If we give Sprint timely notice of non-renewal of the management agreement, or we and Sprint both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint may:

•	purchase all of our operating assets for an amount equal to 80% of our entire business value; or

•	require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of

•	the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or

•	10% of our entire business value.

      Determination of Entire Business Value. If the entire business value is to be determined, we and Sprint will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the entire business value on a going concern basis using the following guidelines:

•	the entire business value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

•	then-current customary means of valuing a wireless telecommunications business will be used;

•	the business is conducted under the Sprint brands and the related Sprint agreements;

•	that we own the spectrum and frequencies presently owned by Sprint and subject to the related Sprint agreements; and

•	the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and such businesses will not be included in the sale.

      The rights and remedies of Sprint outlined in the management agreement resulting from an event of termination of the management agreement have been materially amended by the related consent and agreement as discussed below.

      Insurance. We are required to obtain and maintain with financially reputable insurers, who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint, workers’ compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and “all risk” property insurance.

      Indemnification. We have agreed to indemnify Sprint and its directors, employees and agents and related parties of Sprint and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in our management agreement or any other agreement between us or either of our related parties and Sprint, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under the management agreement, except we will not indemnify Sprint for any claims arising solely from the negligence or willful misconduct of Sprint. Sprint has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint’s violation of any law and from Sprint’s breach of any representation, warranty or covenant contained in the management agreement or any other agreement between Sprint and its related parties and us or our related parties, except Sprint will not indemnify us for any claims arising solely from our negligence or willful misconduct.

The Services Agreement

      The services agreement outlines various back office services provided by Sprint and available to us at rates established by Sprint. Sprint can change any or all of the service rates one time in each 12-month period. Some of the available services include:

•	billing,

•	subscriber care,

•	activation,

•	credit checks,

•	handset logistics,

•	home locator record,

•	voice mail,

•	prepaid services,

•	directory assistance,

•	operator services,

•	roaming fees,

•	roaming clearinghouse fees,

•	interconnect fees and

•	inter-service area fees.

      Sprint may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services received under our services agreement in connection with any other business or outside our territory. However, we currently are exploring the possibility of outsourcing some of these services. We may discontinue use of selected services upon three months’ prior written notice. Sprint may discontinue a service upon nine months’ prior written notice. The services agreement automatically terminates upon termination of the management agreement. The services agreement may not be terminated for any reason other than the termination of the management agreement.

      We on the one hand and Sprint on the other hand have each agreed to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee’s negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions.

The Trademark and Service Mark License Agreements

      We have non-transferable, royalty-free licenses to use the following trademarks and service marks of Sprint: “Sprint,” together with the related “Diamond” logo, “Sprint PCS” and “Sprint Personal Communications Services.” In addition, we have licenses to use the following trademarks and service marks of Sprint: “The Clear Alternative to Cellular,” “Experience the Clear Alternative to Cellular Today,” and such other marks as may be adopted in the future. We believe that the Sprint brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint in connection with Sprint’s enforcement of its respective rights. We have agreed with Sprint to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

      Sprint can terminate the trademark and service mark license agreement if we file for bankruptcy, materially breach the agreements or our management agreement is terminated. We can terminate our trademark and service mark license agreements upon Sprint’s abandonment of the licensed marks or if Sprint files for bankruptcy, or the management agreement is terminated.

Consent and Agreement in Connection with Our Credit Facility

      Sprint has entered into a consent and agreement with the administrative agent under our credit facility, which we have acknowledged, that modifies Sprint’s rights and remedies under our management agreement for the benefit of our senior lenders and any refinancing of our credit facility. Lehman Commercial Paper, Inc., a subsidiary of Lehman Brothers, Inc., is the administrative agent under our credit facility.

      The consent generally provides, among other things, the following:

•	Sprint’s consent to the pledge of our subsidiary stock and the grant of a security interest in all of our assets including the Sprint agreements;

•	that our Sprint agreements may not be terminated by Sprint until the credit facility is satisfied in full pursuant to the terms of the consent, unless our assets, including stock or equity interests, as the case may be, are sold to a purchaser who does not continue to operate such business as a Sprint PCS network, which sale is at the discretion of the administrative agent;

•	a prohibition on competing Sprint PCS networks in our territory;

•	for Sprint to maintain at least 10 MHz of PCS spectrum in all of our markets, except in specified circumstances;

•	for redirection of payments from Sprint to the administrative agent under specified circumstances;

•	for Sprint and the administrative agent to provide to each other notices of default;

•	the ability to appoint an interim replacement, including Sprint, to operate our PCS network under the Sprint agreements after an event of default of the credit facility or an event of termination under the Sprint agreements;

•	the ability of the administrative agent or Sprint to assign the Sprint agreements and sell our assets to a qualified purchaser other than a major competitor of Sprint after an event of default under our credit facility;

•	the ability to purchase spectrum from Sprint and sell our assets to any qualified purchaser after an event of default under our credit facility; and

•	the ability of Sprint to purchase our assets or debt after an event of default under our credit facility.

      Consent to security interest and pledge of stock. Sprint has consented to the grant of a first priority security interest in and lien on all of our assets and property, including our Sprint agreements and the capital stock and equity interests of our subsidiaries and future subsidiaries.

      Agreement not to terminate Sprint agreements until the obligations under the facility are repaid. Sprint has agreed not to exercise its rights or remedies under the Sprint agreements, except its right to cure certain defaults, including its right to terminate the Sprint agreements and withhold payments, other than rights of setoff, until the financing is satisfied in full pursuant to the terms of the consent. Sprint has also agreed that until such obligations are satisfied, a failure to pay any amount by any related party of ours under any agreement with Sprint or with any of Sprint’s related parties (other than our respective Sprint agreements) would not constitute a default under our management agreement.

      No competition until obligations under the credit facility are repaid. Sprint has agreed that it will not permit any person other than us or a successor manager to be a manager or operator for Sprint in our territory, until our credit facility is satisfied in full pursuant to the terms of the consent. Consistent with the management agreement, while the credit facility is outstanding, Sprint can sell PCS services through its national accounts, permit resellers and build new geographical areas within our territory for which we have chosen not to exercise our rights of first refusal. Similarly, Sprint has agreed that it will not own, operate, build or manage another wireless mobility communications network in our territory unless it is permitted under the management agreement or such management agreement is terminated in accordance with the consent, and, in each case, the credit facility is satisfied in full pursuant to the terms of the consent.

      Maintain 10 MHz of spectrum. Sprint has agreed to own at least 10 MHz of PCS spectrum in our territory until the first of the following events occurs:

•	the obligations under the credit facility are satisfied in full;

•	the sale of spectrum is completed under the consent, as discussed below;

•	the sale of operating assets is completed under the consent, as discussed below; or

•	the termination of our management agreement.

      Restrictions on assignment and change of control do not apply to lenders and the administrative agent. Sprint has agreed not to apply the restrictions on assignment of the Sprint agreements and changes in control of AirGate’s ownership to the lenders under the credit facility or the administrative agent. The assignment and change of control provisions in the Sprint agreements will apply if the assignment or change of control is to someone other than the administrative agent or a lender under the credit facility, or is not permitted under the consents.

      Redirection of payments from Sprint PCS to the administrative agent. Sprint has agreed to make all payments due from Sprint to us under the Sprint agreements directly to the administrative agent if the administrative agent provides Sprint with notice that an event of default has occurred and is continuing under the credit facility. Payments to such administrative agent would cease upon the cure of the event of default.

      Notice of defaults. Sprint has agreed to provide to the administrative agent a copy of any written notice it sends to us regarding an event of termination or an event that if not cured, or if notice is provided, would be an event of termination under the Sprint agreements. Sprint also has acknowledged that an event of termination under the Sprint agreements constitutes an event of default under the credit facility. The administrative agent has agreed to provide Sprint a copy of any written notice sent to us regarding an event of default or default under the credit facility instruments.

      Right to cure. Sprint and the administrative agent have the right, but not the obligation, to cure a default under the Sprint agreements. During the first six months as interim manager Sprint’s right to reimbursement of any expenses incurred in connection with the cure are subordinated to the satisfaction in full, pursuant to the terms of the consent, of the obligations under the credit facility.

      Modification of termination rights. The consent modifies the rights and remedies under the management agreement provided in an event of termination and grants the provider of the credit facility certain rights in the event of a default under the instruments governing the senior debt. The rights and remedies of the administrative agent under the credit facility vary based on whether we have:

•	defaulted under our debt obligations but no event of termination has occurred under the management agreement; or

•	breached the management agreement.

      The consent generally permits the appointment of a person to run our business under the Sprint agreements on an interim basis and establishes a process for sale of such business. The person designated to operate such business on an interim basis is permitted to collect a reasonable management fee. If Sprint or a related party is the interim operator, the amount of the fee is not to exceed the amount of direct expenses of its employees to operate such business plus out-of-pocket expenses. Sprint shall collect its fee by setoff against the amounts owed to us under the Sprint agreements. In the event of an acceleration of obligations under the credit facility and for up to two years thereafter, Sprint may retain only one-half of the 8% of collected revenues that it would otherwise be entitled to retain under the Sprint agreements. Sprint may retain the full 8% after the first anniversary of the date of acceleration if Sprint has not been appointed to run such business on an interim basis or earlier if such business is sold to a third-party, or after the second anniversary if Sprint is running such business. We or the administrative agent, as the case may be, is entitled to receive the remaining one-half of the collected revenues that Sprint would otherwise have retained. The amount advanced to us or the administrative agent is to be evidenced by an interest-bearing promissory note. The promissory note will mature on the earlier of

•	the date on which a successor manager is qualified and assumes our rights and obligations, as the case may be, under the Sprint agreements or

•	the date on which our operating assets or equity are purchased by a third-party.

      Default under the credit facility without a management agreement breach. If we default on our obligations under the credit facility and there is no existing default under the management agreement with Sprint, Sprint has agreed to permit the administrative agent to elect to take any of the following actions:

•	allow us to continue to operate our business under the Sprint agreements;

•	appoint Sprint to operate such business on an interim basis; or

•	appoint a person other than Sprint to operate such business on an interim basis.

      Appointment of Sprint or third-party designee by administrative agent to operate business. If the administrative agent appoints Sprint to operate our business, Sprint must accept the appointment within 14 days or designate to operate such business another person who also is a network partner of Sprint or is acceptable to such administrative agent. Sprint or its designated person must agree to operate the business for up to six months. At the end of the six months, the period may be extended by such administrative agent for an additional six months or an additional 12 months if the aggregate population served by all of Sprint’s network partners is less than 40 million. If the term is extended beyond the initial six-month period, the administrative agent has agreed that Sprint or its designated person’s right to be reimbursed by us for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our stockholders’ equity value plus the outstanding amount of our long term debt will no longer be subordinated to our obligations under our senior credit facility. Sprint or its designated person is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, the administrative agent has the right to appoint a successor to us subject to the requirements described below.

      Appointment of third-party by administrative agent to operate business. If an administrative agent appoints a person other than Sprint to operate our business on an interim basis, the third-party must:

•	agree to serve for six months unless terminated by Sprint for cause or such administrative agent in its discretion;

•	meet the requirements for a successor to an affiliate and not be challenged by Sprint for failing to meet these requirements within 20 days after the administrative agent provides Sprint with information on the third-party; and

•	agree to comply with the terms of the applicable Sprint agreements.

      The third-party is required to operate the Sprint network in our territory but is not required to assume our existing liabilities. If the third-party materially breaches our Sprint agreements, this breach will be treated as an event of default under the management agreement with Sprint.

      Management agreement breach. If we breach the Sprint agreements and such breach causes a default under our credit facility, Sprint has the right to designate who will operate our business on an interim basis. Sprint has the right to:

•	allow us to continue to operate such business under our Sprint agreements if approved by the administrative agent;

•	operate such business on an interim basis; or

•	appoint a person other than Sprint that is acceptable to the administrative agent, which acceptance cannot be unreasonably withheld and must be given for another Sprint network partner, to operate such business on an interim basis.

      When a debt default is caused by a breach of our management agreement with Sprint, the administrative agent only has a right to designate who will operate such business on an interim basis if Sprint elects not to operate such business or designate a third-party to operate such business on an interim basis.

      Election of Sprint to serve as interim manager or designate a third-party to operate business. If Sprint elects to operate such business on an interim basis or designate a third-party to operate such business on an interim basis, Sprint or the third-party may operate such business for up to six months at the discretion of Sprint. At the end of the six months, Sprint or the third-party will agree to serve as interim manager for the extension period until the administrative agent gives Sprint or the third-party at least 30 days’ written notice of the desire to terminate the relationship. If the term is extended beyond the initial six-month period, the administrative agent has agreed that Sprint or its designee’s right to be reimbursed by us for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our stockholder’s equity value plus the outstanding amount of our long term debt will no longer be subordinated by our obligations under the senior credit facility. Sprint or its third-party designee is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, Sprint, subject to the approval of the administrative agent, has the right to appoint a successor interim manager to operate such business.

      Appointment of third-party by administrative agent to operate business. If Sprint gives the administrative agent notice of a breach of our management agreement, the debt repayment is accelerated, and Sprint does not agree to operate such business or is unable to find a designee, such administrative agent may designate a third-party to operate such business. Such administrative agent has this same right if Sprint or the third-party designated by Sprint resigns and is not replaced within 30 days. The third-party selected by such administrative agent must:

•	agree to serve for six months unless terminated by Sprint for cause or by such administrative agent;

•	meet the requirements for a successor to a network partner and not be challenged by Sprint for failing to meet the requirements within 20 days after such administrative agent provides Sprint with information on the third-party; and

•	agree to comply with the terms of the Sprint agreements.

      The third-party may continue to operate the business after the six month period at the administrative agent’s discretion, so long as the third-party continues to satisfy the requirements to be a successor to a network partner and is in material compliance with the terms of the Sprint agreements.

      Purchase and sale of operating assets. The consent establishes a process for the sale of our operating assets in the event of a default and acceleration under the credit facility. Our stockholders have approved the sale of our operating assets pursuant to the terms of the consent.

      Sprint’s right to purchase on acceleration of amounts outstanding under the credit facility. Subject to the requirements of applicable law, Sprint has the right to purchase our operating assets upon notice of an acceleration of our senior credit facility under the following terms:

•	Sprint may acquire our operating assets for a purchase price equal to the greater of

•	72% of our entire business value (as determined in accordance with the management agreement), and

•	the aggregate amount outstanding under our credit facility;

•	Sprint must notify the administrative agent of its intention to exercise the purchase right within 60 days of receipt of the notice of acceleration;

•	such administrative agent is prohibited for a period of at least 120 days after the acceleration or until Sprint rescinds its intention to purchase from enforcing its security interest if Sprint has given notice of its intention to exercise the purchase right;

•	if we receive a written offer that is acceptable to us to purchase our operating assets within a specified period after the acceleration, Sprint has the right to purchase, subject to the administrative agent’s consent, such operating assets on terms and conditions at least as favorable to us as the offer we receive. Sprint must agree to purchase the operating assets within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to us; and

•	upon completion of the sale to Sprint, such administrative agent must release the security interests upon satisfaction in full pursuant to the terms of the consent of the obligations under the credit facility.

      If the administrative agent acquires our operating assets, Sprint has the right for 60 days to notify such administrative agent that it wants to purchase such operating assets for an amount not less than the sum of the aggregate amount paid by the lenders under the credit facility for such operating assets plus an aggregate amount sufficient to satisfy in full the obligations under such credit facility pursuant to the terms of the consent. If Sprint purchases such operating assets under these provisions, the administrative agent must release the security interests securing such senior credit facility. In the event that a bankruptcy petition is filed by or with respect to us, Sprint has the right to purchase our operating assets from the administrative agent by repaying the obligations in full. Such right may be exercised by giving the administrative agent notice of Sprint’s intent to exercise such purchase right no later than 60 days following the date of filing of the bankruptcy petition.

      If such administrative agent receives an offer to purchase our operating assets, Sprint has the right to purchase the operating assets on terms and conditions at least as favorable as the terms and conditions in the proposed offer within 14 days of Sprint’s receipt of notice of the offer, and so long as the conditions of Sprint’s offer and the amount of time to complete the purchase is acceptable to the administrative agent.

      Sale of operating assets to third parties. If Sprint does not purchase our operating assets, following an acceleration of the obligations under the senior credit facility, the administrative agent may sell our operating assets. Subject to the requirements of applicable law, such administrative agent has two options:

•	to sell the assets to an entity that meets the requirements to be a successor under the related Sprint agreements; or

•	to sell the assets to any third-party, subject to specified conditions.

      Sale of assets to qualified successor. Subject to the requirements of applicable law, the administrative agent may sell the operating assets and assign the agreements to entities that meet the following requirements to succeed us:

•	the person has not materially breached a material agreement with Sprint or its related parties that has resulted in the exercise of a termination right or in the initiation of judicial or arbitration proceedings during the past three years;

•	the person is not named by Sprint as a prohibited successor;

•	the person has reasonably demonstrated its credit worthiness and can demonstrate the ability to service the indebtedness and meet the requirements of the related build-out plan; and

•	the person agrees to be bound by the Sprint agreements.

      Such administrative agent is required to provide Sprint with information necessary to determine if a buyer meets the requirements to succeed us. Sprint has 20 days after its receipt of this information to object to the qualifications of the buyer to succeed us. If Sprint does not object to the buyer’s qualifications, subject to the requirements of applicable law, the buyer can purchase the assets and assume our rights and responsibilities under the Sprint agreements. The consent will remain in full force and effect for the benefit of the buyer and its lenders. The buyer also has a period to cure any defaults under the Sprint agreements.

      Sale of assets to non-successor. Subject to the requirements of applicable law, the administrative agent may sell our assets to a party that does not meet the requirements to succeed us. If such a sale is made:

•	Sprint may terminate the Sprint agreements;

•	the buyer may purchase from Sprint 5, 7.5 or 10 MHz of the PCS spectrum licensed to Sprint in our territory under specified terms;

•	if the buyer controls, is controlled by or is under common control with an entity that owns a license to provide wireless service to at least 50% of the population in a basic trading area where the buyer proposes to purchase the spectrum from Sprint, the buyer may only buy 5MHz of spectrum;

•	the price to purchase the spectrum is equal to the sum of the original cost of the license to Sprint pro rated on a population and a spectrum basis, plus the cost paid by Sprint for microwave clearing in the spectrum ultimately acquired by the buyer of the defaulting party’s assets and the amount of carrying costs attributable to the license and microwave clearing costs from the date of the appropriate consent until the closing of the sale, based on a rate of 12% per annum;

•	the buyer will receive from Sprint the subscribers with the MIN assigned to the market area covered by the purchased spectrum except for subscribers of national accounts and resellers;

•	with limited exceptions, Sprint will not solicit for six months the subscribers transferred to the buyer with the MIN assigned to the market area;

•	the buyer and Sprint will enter into a mutual roaming agreement with prices equal to the lesser of the most favored pricing provided by buyer to third parties roaming in the geographic area and the national average paid by Sprint to third parties; and

•	Sprint will have the right to resell the buyer’s wireless services at most favored nations pricing.

      Right to purchase debt obligations. Following an acceleration under our senior credit facility and until the 60-day anniversary of the filing of a petition of bankruptcy, Sprint has the right to purchase our obligations under the credit facility at a purchase price equal to the amount of the obligations under such credit facility. In the event that Sprint purchases the obligations within 60 days following the earlier of acceleration or the date of the filing of a bankruptcy petition, the purchase price for the obligations will be reduced by accrued interest and any fees and expenses that are unreasonable.

      Modification and amendment of consent. If Sprint modifies or amends the form of consent and agreement it enters into with a lender to another Sprint network partner that serves an area with population exceeding 5.0 million, then Sprint agrees to give the administrative agent written notice of the amendments and to amend the consent in the same manner at the administrative agent’s request; provided, however, that Sprint is not required to amend the consent to:

•	incorporate selected changes designated by the administrative agent unless Sprint consents to making only the selected changes; or

•	incorporate changes made for the benefit of a lender because of circumstances related to a particular Sprint network partner other than us.

      The following circumstances would not be considered related to a particular Sprint network partner and, subject to the provisions described in the preceding sentence, could result in amendment of the consent (if the 5.0 million population threshold is met as described above):

•	any form of recourse to Sprint or similar form of credit enhancement;

•	any change in Sprint’s right to purchase our operating assets or capital stock, as applicable, under the management agreement or Sprint’s right to purchase the obligations under the credit facility;

•	any change to our right of or the right of the administrative agent or the lenders under the credit facility to sell the collateral or purchase spectrum from Sprint;

•	any change in the ownership status, terms of usage or the amount of spectrum that may be purchased by us from Sprint;

•	any material change in the flow of certain revenues between Sprint and us;

•	any changes to the obligations required to be assumed by, or qualifications for, or appointment of, anyone other than us who can be appointed to operate such business on an interim basis under such management agreement or purchase such business and continue to operate under such management agreement;

•	any changes to the consent and agreement terms on confidentiality, non-compete or eligible buyers of the business;

•	any clarifications of FCC compliance issues;

•	any issuance of legal opinions; and

•	any changes to the requirements described in this section.

      Termination of consent. The consent will terminate upon the first to occur of:

•	repayment in full of all obligations under the credit facility and termination of such credit facility; and

•	termination of the Sprint agreements.

Markets

      We believe that connecting Sprint’s existing PCS markets with our PCS markets is an important part of Sprint’s on-going strategy to provide seamless, nationwide PCS service to its subscribers. We believe our territories, with 7.4 million residents, have attractive demographic characteristics. AirGate’s territory has many vacation destinations, covers substantial highway mileage and includes a large student population, with at least 60 colleges and universities. The following table sets forth the location and estimated population in our territory:

AirGate Basic Trading Areas(1)	Population(2)

Greenville-Spartanburg, SC	935,800
Savannah, GA	775,800
Charleston, SC	690,200
Columbia, SC	685,100
Asheville-Hendersonville, NC	625,000
Augusta, GA	601,900
Anderson, SC	354,500
Hickory-Lenoir-Morganton, NC	350,300
Wilmington, NC	342,800
Florence, SC	262,800
Greenville-Washington, NC	252,900
Goldsboro-Kinston, NC	245,100
Rocky Mount-Wilson, NC	219,900
Myrtle Beach, SC	205,500
New Bern, NC	177,400
Sumter, SC	158,600
Jacksonville, NC	150,500
Orangeburg, SC	124,900
The Outer Banks, NC(3)	93,400
Roanoke Rapids, NC	79,900
Greenwood, SC	77,600

Total	7,409,900

(1)	Each of the AirGate markets contains 10 MHz of spectrum.

(2)	Based on 2002 estimates compiled by Kagan’s Wireless Telecom Atlas & Databook, 2002 Edition, as reported per individual basic trading area.

(3)	Territory covered by our Sprint PCS management agreement do not comprise a complete basic trading area.

      Our Sprint agreements required us to cover a specified percentage of the population at a range of coverage levels within each of the markets granted to us by those agreements by specified dates. We are fully compliant with these build-out requirements.

Products and Services

      We offer Sprint PCS products and services throughout our territory. These PCS products and services generally mirror the services offered by Sprint.

      100% Digital Wireless Network with Service Across the Country. Our primary service is wireless mobility coverage. As Sprint network partners, our existing PCS network is part of the largest 100% digital wireless PCS network in the United States. Subscribers in our territory may use Sprint PCS services throughout our contiguous markets and seamlessly throughout the Sprint PCS network.

      PCS Vision Service. In the third calendar quarter of 2002, Sprint launched PCS Vision, a third generation technology. Vision-enabled PCS devices take and receive pictures, check personal and corporate e-mail, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly with speeds that equal or exceed a home computer’s dial-up connection. At the same time, Sprint began to roll out a broad portfolio of Vision-enabled devices that incorporate voice and data functionality, expanded memory, high-resolution and larger color screens that allow greater mobility, convenience and productivity. We support and offer PCS Vision services and phones in the majority of our territory.

      Wireless Internet Access. Wireless Internet access is available through both the new PCS Vision service and PCS Vision-enabled phones as well as the Sprint Wireless Web and other data capable PCS phones. PCS subscribers with web browser-enabled phones have the ability to receive information such as stock prices, airline schedules, sports scores and weather updates directly on their handsets. Subscribers with PCS Vision phones can browse full color, graphic versions of popular web sites. Those subscribers with other browser-enabled phones are able to browse specially designated text based sites.

      CDMA and Dual Band/ Dual Mode Handsets. We offer code division multiple access, or CDMA, digital technology handsets. These handsets range from full-featured models with special features such as Palm OS and built-in digital cameras to models with voice only capability. The phones can weigh as little as 2.65 ounces and can have standby times surpassing 300 hours. We offer dual band/dual mode handsets that allow subscribers to make and receive calls on both PCS and cellular frequency bands and both digital or analog technology.

      Sprint and Non-Sprint Roaming. We provide roaming services to PCS subscribers of Sprint and its network partners that use a portion of our PCS network, and to non-Sprint subscribers when they use a portion of our PCS network pursuant to roaming agreements between Sprint and other wireless service providers. Sprint and other wireless service providers supply similar services to our subscribers when our subscribers use a portion of their networks.

Marketing Strategy

      Our marketing and sales strategy generally leverages the national advertising and marketing programs that have been developed by Sprint, often enhanced with strategies and tactics we have tailored to our specific markets.

      Use Sprint’s brand equity and marketing. We feature exclusively and prominently the nationally recognized Sprint brand in our marketing effort. From the subscribers’ point of view, they use our network and the PCS national network seamlessly as a unified nationwide network.

      Pricing. Our use of the Sprint national pricing strategy offers subscribers simple, easy-to-understand service plans. Sprint’s pricing plans are typically structured with monthly recurring charges, large local calling areas, bundles of minutes and service features such as voicemail, caller ID, call waiting, call forwarding and three-way calling. We also feature Sprint Free and Clear plans, which offer simple, affordable plans for consumer and business subscribers, and include long distance calling from anywhere on the Sprint PCS nationwide network.

      Sprint has a program in which subscribers with lower quality credit or limited credit history may nonetheless sign up for service subject to certain account spending limits, if the subscriber makes a deposit ranging from $125 to $250. In May 2001, Sprint introduced the no-deposit account spending limit program, in which the deposit requirement was waived except in very limited circumstances (the “NDASL program”). The NDASL program was replaced in late 2001 with the Clear Pay program. The Clear Pay program re-instituted the deposit for only the lowest credit quality subscribers. The NDASL and Clear Pay programs and their associated lack of general deposit requirements increased the number of the Company’s sub-prime credit subscribers. In February 2002, Sprint allowed its network partners to re-institute deposits in a program called the Clear Pay II program. The Clear Pay II program and its deposit requirements are currently in effect in all of AirGate’s markets. In early February 2003, management increased the deposit threshold from $125 to $250 for most sub-prime credit subscribers.

      In late 2002, Sprint implemented a new PCS to PCS product offering under which subscribers receive unlimited buckets of minutes for little or no additional cost, for any calls made from one Sprint PCS subscriber to another. Our ARPU and minutes over subscribed usage plans declined after the implementation of this product, while PCS to PCS minutes increased from 6 million to over 60 million minutes per month.

      Advertising and promotions. Sprint uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from this national advertising in our territory at no additional cost to us. Sprint also runs numerous promotional campaigns that provide subscribers with benefits such as additional features at the same rate, free minutes of use for limited time periods or special prices on handsets and other accessories.

      Sponsorships. Sprint sponsors numerous national, regional and local events. These sponsorships provide Sprint with brand name and product recognition in high profile events, create a forum for sales and promotional events and enhance our promotional efforts in our territory.

Sales and Distribution

      Our agreements with Sprint require us to use Sprint’s and our own sales and distribution channels in our territory. Key elements of our sales and distribution plan consist of the following:

      Sprint stores. We currently operate 33 retail Sprint stores within our territory. These stores are located in metropolitan markets within our territory, providing us with a local presence and visibility. These stores have been designed to facilitate retail sales, bill collection and subscriber service.

      Sprint store within a Radio Shack store. Sprint has an arrangement with RadioShack to install a “store within a store.” Currently, RadioShack has 100 stores in our territory that are authorized to offer Sprint PCS products and services to potential subscribers.

      Other national third-party retail stores. In addition to RadioShack, we benefit from the sales and distribution agreements established by Sprint with other national retailers, which currently include Best Buy, CostCo, Staples, Office Max, Office Depot and Ritz Camera. These retailers and others have approximately 159 retail stores in our territory.

      Local third-party retail stores. We benefit from the sales and distribution agreements that we enter into with local retailers in our territory. We have entered into sales and distribution agreements related to approximately 11 local stores in our territory.

      National accounts and direct selling. We participate in Sprint’s national accounts program. Sprint has a national accounts team which focuses on the corporate headquarters of large companies. Our direct sales force targets the employees of these companies in our territories and cultivates other local business subscribers. In addition, once a Sprint national account manager reaches an agreement with any company headquartered outside of our territory, we help service the offices and subscribers of that company located in our territory.

      Sprint distribution channels. Sprint directly controls various distribution channels that sell Sprint PCS products and services in our markets. These channels with significant activity in our markets include: Sprint Inbound Telemarketing, Sprint web-based electronic commerce, Sprint Local Telephone Division Retail, and Sprint Local Telephone Division Telemarketing. In addition to these channels, Sprint’s retail and business sales activities often have some incidental overflow into our markets.

      For the fiscal year ended September 30, 2003, the following table sets forth the percentage of gross activations that certain of our distribution channels generated for us:

AirGate

Retail Sprint Stores	40%
Radio Shack	18
Other National Third-Party	13
Local Third-Party	5
National Accounts	9
Sprint	15

100%

Suppliers and Equipment Vendors

      We do not manufacture any of the handsets or network equipment we use in our operations. We purchase our network equipment and handsets pursuant to various Sprint vendor arrangements that provide us with volume discounts. These discounts have significantly reduced the overall capital required to build our network.

      Under such arrangements, we currently purchase our network equipment from Lucent Technologies, Inc. (“Lucent”). In addition, we currently purchase our handsets directly from Sprint and our accessories from Sprint and certain other third-party vendors. Our agreements with Sprint require us to pay Sprint $4.00 for each 3G handset that we purchase either directly from Sprint or from a Sprint authorized distributor. We agreed to pay this fee starting with purchases on July 1, 2002 and ending on the earlier of December 31, 2004 or the date on which the cumulative 3G handset fees received by Sprint from all Sprint network partners equal $25,000,000. We further agreed to purchase 3G handsets only from Sprint or a Sprint authorized distributor during this period.

Outsourced Services

      We outsource a number of services to Sprint. These services include

•	billing and collections,

•	customer care, including activations of new subscribers and customer call center activities, and

•	national support of the Sprint network, such as its national network operating control center.

      Sprint also requires us to purchase certain “services,” such as so-called 3G research and development, many of which we have disputed. In the past, Sprint also provided certain customer retention efforts, which we terminated in mid-2003.

      Billing and customer care are important to our ability to maintain and grow our subscriber base and to collect monies owed to us by subscribers. We believe actual or perceived poor customer care contributes to higher churn. Two recent surveys ranked Sprint last among national wireless carriers in terms of customer satisfaction with customer care. We also believe that collection rates for late payment and termination fees and older receivables are unacceptably low.

      AirGate is examining a change in its billing and customer care provider from Sprint to another provider. In June 2003, we issued a request for proposals and received responses from four prospective outsourcing vendors. Whether we change providers depends on a number of factors, including our estimates of improvements to our business which may result from a change in providers, the costs of alternative providers compared to Sprint, the costs Sprint may charge to accommodate the transition to a new provider, the costs Sprint may charge for services that remain with Sprint, either through our choice or because Sprint requires us to accept these services, and the resolution of other issues with Sprint.

      Any transition to another service provider will necessarily involve the continued cooperation of Sprint. While we dispute its right to do so, Sprint might contest our right terminate the services and/or demand that we pay high start-up costs for activities related to the transition of these services and allow for an interface with its systems. Resolving these issues could increase the costs of outsourcing and delay the benefits that we might receive as a result of changing service providers.

      A termination of these services, would not, in and of itself, terminate other services provided by Sprint, nor change the fundamental nature of our Sprint affiliate relationship. We would continue as a Sprint network partner and our Sprint subscribers would have access to the national Sprint network and its products and services.

Seasonality

      Our business has been subject to seasonality because of the importance of fourth calendar quarter results. Among other things, we have relied on higher subscriber additions and handset sales in the fourth calendar quarter when compared to the other three calendar quarters. For calendar years 2001 and 2002, the fourth calendar quarter accounted for 32.4% and 25.3% of annual gross subscriber additions. A number of factors contribute to this trend, including:

•	the increasing use of retail distribution, which is heavily dependent upon the year-end holiday shopping season;

•	the timing of new product and service announcements and introductions;

•	competitive pricing pressures; and

•	aggressive marketing and promotions.

      The increased level of activity requires a greater use of our available financial resources during this period. We expect, however, that fourth calendar quarter seasonality will continue to have less impact in the future.

Employees and Labor Relations

      As of September 30, 2003, we employed approximately 420 full-time employees and 41 part-time employees. None of our employees are represented by a labor union. We believe that we have good relations with our employees.

Competition

      Competition in the wireless communications industry is intense. We operate in highly competitive markets in the southeast. We compete with national and regional cellular, PCS and other wireless providers. We believe that our primary competition is with Verizon Wireless, Nextel, Cingular Wireless, T-Mobile, AT&T Wireless and its affiliates, Alltel and US Cellular. These wireless service providers offer services that are generally comparable to our PCS service. Most of our competitors have financial resources and subscriber bases greater than ours.

      Many of our competitors have access to more licensed spectrum than the 10 MHz licensed to Sprint in our territory. In addition, certain of our competitors may be able to offer coverage in areas not served by our PCS network, or, because of their calling volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those we offer. Wireless providers compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not.

      Our ability to compete effectively with these other providers will depend on a number of factors, including:

•	the continued success of CDMA technology in providing competitive call clarity and quality;

•	our ability to provide quality network service in a limited capital environment;

•	the competitiveness of the Sprint brand;

•	the competitiveness of Sprint’s pricing plans;

•	our spending on marketing and promotions compared to our competitors;

•	liquidity and capital resources;

•	our ability to upgrade our network to accommodate new technologies;

•	the continued expansion and improvement of the Sprint PCS nationwide network;

•	the quality of our customer care systems; and

•	our selection of handset options.

      Our ability to compete successfully will also depend, in part, on the ability of Sprint and us to anticipate and respond to various competitive factors affecting the industry, including:

•	new services that may be introduced;

•	changes in consumer preferences;

•	demographic trends;

•	economic conditions; and

•	discount pricing strategies by competitors.

Network Operations

General

      The effective operation of our portions of the Sprint PCS network require:

•	public switched and long distance interconnection;

•	the implementation of roaming arrangements; and

•	the development of network monitoring systems.

      We utilize Sprint’s Network Operations Control Center for around-the-clock monitoring of our network base stations and switches.

      Sprint developed the initial plan for the build-out of our Sprint PCS network. We have further enhanced this plan to provide enhanced coverage for our territory. Pursuant to our network operations strategy, we have provided PCS service to the largest communities in our markets and have covered interstates and primary roads connecting these communities to each other and to the adjacent major markets owned and operated by Sprint.

      As of September 30, 2003, our network consisted of four switches located at two switch centers and approximately 800 operating cell sites. A switching center serves several purposes, including routing calls, managing call handoff, managing access to the public telephone network and providing access to voice mail. 99% of our operating cell sites are co-located. Co-location describes the strategy of leasing available space on a tower or cell site owned by another company rather than building and owning the tower or cell site directly.

      Our networks connect to the public telephone network through local exchange carriers, which facilitate the origination and termination of traffic between our networks and both local exchange and long distance carriers. Through our management agreement with Sprint, we have the benefit of Sprint-negotiated interconnection agreements with local exchange carriers.

      Under our management agreement with Sprint, we are required to use Sprint for long distance services and Sprint provides us with preferred rates for these services. Backhaul services are provided by other third-party vendors. These services carry traffic from our cell sites and local points of interconnection to our switching facilities.

Technology

General

      In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless PCS Systems. PCS networks operate at a higher frequency and employ more advanced digital technology than traditional analog cellular telephone service. The enhanced capacity of digital systems, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using PCS or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks.

      Presently, wireless PCS systems operate under one of three principal air interface protocols: CDMA, time division multiple access (“TDMA”) or global system for mobile communications (“GSM”). Wireless PCS operators in the United States now have dual-mode or tri-mode handsets available so that their customers can operate on different networks that employ different protocols.

CDMA Technology

      Sprint’s network and Sprint’s network partners’ networks all use CDMA technology. CDMA technology is fundamental to accomplishing our business objective of providing high volume, high quality airtime at a low cost. We believe that CDMA provides important system performance benefits. CDMA systems offer more powerful error correction, less susceptibility to fading and reduced interference than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice quality that is comparable to that of the typical wireline telephone. This CDMA vocoder technology also employs adaptive equalization, which filters out background noise more effectively than existing wireline, analog cellular or other digital PCS phones. CDMA technology also allows a greater number of calls within one allocated frequency and reuses the entire frequency spectrum in each cell. In addition, CDMA technology combines a coding scheme with a low power signal to enhance security and privacy. As a subscriber travels from one cell site to another cell site, the call must be “handed off” to the second cell site. CDMA systems transfer calls throughout the network using a technique referred to as soft hand-off, which connects a mobile subscriber’s call with a new cell site while maintaining a connection with the cell site currently in use.

      CDMA offers a cost effective migration to the next generation of wireless services. CDMA standards and products currently in place will allow existing CDMA networks to be upgraded in a cost efficient manner to the next generation of wireless technology. We have upgraded our entire network to the next generation of technology known as “one times radio transmission technology” or “1XRTT.” This technology offers data speeds of up to 144 kilobits per second, voice capacity improvements of over 50% and improved battery life in the handset. Further standards are being developed for CDMA that will offer data speeds in excess of 2,000 kilo bits per second and additional improvements in voice capacity.

Competing Digital Technologies

      TDMA builds on frequency division multiple access (“FDMA”), a protocol exclusively used on analog cellular systems. TDMA divides conversations by timeslots and frequency channels, fitting three digital conversations into a single FDMA channel. Each user of a TDMA channel takes turn transmitting and receiving in a round-robin fashion. A single user uses the channel in short bursts; the user then momentarily relinquishes the channel to allow other users their turn.

      GSM is primarily a European system. GSM uses a modified and more efficient version of TDMA. Like TDMA, GSM divides conversations by timeslots and frequency channels. However, calls shift between channels and timeslots to maximize the GSM cellular system’s usage.

      Integrated Dispatch Enhanced Network (“iDEN”), also a modified version of TDMA, is a proprietary Motorola technology. Motorola is the sole manufacturer of iDEN cellular telephones and iDEN infrastructure equipment and Nextel is the only competitor using this technology.

      Of our competitors, AT&T and Cingular use TDMA nationally, adding a GSM overlay. In our territory, Cingular is primarily using GSM. T-Mobile uses GSM and Verizon and Alltel use CDMA technology.

      AirGate estimates for each of these technologies deployed using 10MHz of spectrum on a per cell basis, CDMA can support 297 conversations, TDMA can support 72 conversations, GSM can support 45 conversations and iDEN can support 86 conversations.

      Compared to these technologies, CDMA offers the following advantages:

•	greater capacity by accommodating more subscribers per MHz of bandwidth, which allows a greater number of calls within one allocated frequency;

•	enhanced security and privacy; and

•	soft hand-off, which greatly reduces dropped calls and interruptions during the hand-off process.

      However, CDMA’s primary disadvantage is channel pollution. Channel pollution occurs when signals from too many cellular sites are present at a subscriber’s phone, but none are dominant. This causes audio quality to decline rapidly. Channel pollution occurs frequently in densely populated urban environments.

      We did not choose CDMA technology as our primary technology based on these advantages and disadvantages. Rather, it is the technology used by Sprint.

Research and Development

      We currently do not conduct our own research and development. Instead we take advantage of Sprint’s and our vendors’ extensive research and development effort, which provides us with access to new technological products and enhanced service features without significant research and development expenditures of our own.

      We have been provided access to key developments produced by Sprint for use in our network. We believe that new features and services will be developed for the Sprint PCS network to take advantage of CDMA technology. We may be required to incur additional expenses in modifying our network to provide these additional features and services.

Intellectual Property

      Other than our corporate names, we do not own any intellectual property that is material to our business. “Sprint,” the Sprint diamond design logo, “Sprint PCS,” “Sprint Personal Communication Services,” “The Clear Alternative to Cellular” and “Experience the Clear Alternative to Cellular Today” are service marks registered with the United States Patent and Trademark Office and owned by Sprint or its affiliates. Pursuant to our management agreement with Sprint, we have the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and certain other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within our territory.

      Except in certain instances, Sprint has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks in our territory, except as to Sprint’s marketing to national accounts and the limited right of resellers of Sprint to inform their subscribers of handset operation on the Sprint PCS network. In all other instances, Sprint has reserved for itself and its network partners the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without our territories.

      Our agreements with Sprint contain numerous restrictions with respect to the use and modification of any of the licensed marks.

Regulation of the Wireless Telecommunications Industry

Federal Regulation

      Federal Communications Commission Regulation. The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. Specifically, we are subject to radio license regulation under Title III of the Communications Act, as amended, as well as common carrier regulation under Title II of the Communications Act, as amended. In addition, our operations are subject to regulation as commercial mobile radio services, commonly referred to as CMRS, and to service-specific personal communications service regulations.

      The FCC has promulgated, and is in the process of promulgating and revising, a series of rules, regulations and policies that affect our operations. Penalties for violating the FCC’s rules and policies can range from monetary forfeitures to license revocation or non-renewal of licenses. The FCC Title II regulations applicable to our wireless operations include, among other things:

•	requirements and standards, discussed further below, for the interconnection of PCS networks with other wireless and wireline carriers; requirements to provide service upon reasonable request and prohibitions on unjust or unreasonable discrimination by carriers between similarly situated subscribers and the charging of unreasonable or unjust rates; and

•	requirements to pay access charges, universal service funding (as discussed below), and other regulatory and non-regulatory fees and charges.

      We do not hold any radio licenses, but rather operate using spectrum licensed to Sprint under the Sprint management agreements. Nonetheless, we are subject to, or impacted by, a number of additional regulations and requirements under Title III of the Communications Act, as amended. These requirements include, among other things:

•	requirements in most cases to obtain prior consent before the assignment and/or transfer of control of a PCS license, as discussed below;

•	limitations on the extent of non-U.S. ownership of radio licenses and the qualifications of holders of radio licenses; and

•	requirements for compliance of antenna sites with the National Environmental Policy Act of 1969, including restrictions on emissions of radio frequency radiation, as well as requirements on the marking and lighting of antenna structures, and related notifications to the Federal Aviation Administration, for certain antenna sites.

      Furthermore, our operations are also subject to CMRS and service specific regulation by the FCC. CMRS regulations include, among other things:

•	limitations on having attributable interests (usually 20% or greater) in broadband PCS, cellular and specialized mobile radio service, or SMR, spectrum totaling more than 55 MHz in a given market (while these limitations expired on January 1, 2003, the FCC continues to consider competitive factors when licensees seek to aggregate large amounts of spectrum that exceed these thresholds in a certain geographical area);

•	requirements for carriers to provide access to 911 services from mobile handsets, including handsets of users who are not subscribers of such carrier, and for the network to provide enhanced location and other mobile identification information to public safety answering points, as discussed below;

•	requirements to comply with the Communications Assistance to Law Enforcement Act, commonly known as CALEA, including the dedication of capacity and provision of access points for law enforcement agencies to facilitate wiretaps and intercepts with valid authority; and

•	rules requiring implementation by November 24, 2003 of local number portability, as discussed further below, including the ability to deliver calls from the company’s networks to ported numbers anywhere in the country.

      The FCC has divided the 120 MHz of spectrum allocated to broadband PCS into six frequency blocks, A through F. Through Sprint, we operate under blocks B, D and E. PCS specific regulations that affect our operations include, among other things:

•	presumptions regarding the grant or denial of PCS license renewals, as discussed below;

•	rules governing the height, power and physical emissions characteristics of PCS transmitters;

•	rules, discussed further below, requiring service providers to meet specific coverage benchmarks by the end of the fifth year from being licensed and, in some cases, by the end of the license term;

•	rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties; and

•	rules requiring PCS providers to relocate, or otherwise compensate, incumbent microwave users (or share in the relocation costs, if the microwave user has already relocated) in the band if the deployment of PCS would interfere with the microwave user’s system.

Interconnection

      The FCC has the authority to order interconnection between CMRS providers (which includes us) and any other common carrier. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic. Under these new rules, we benefit from interconnection agreements negotiated by Sprint for our network with BellSouth and Verizon and with several smaller independent local exchange carriers. Interconnection agreements are negotiated on a statewide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval.

Universal Service Requirements

      The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all residents of the United States of America. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the contribution to the federal universal service program is a variable percentage of interstate end-user telecommunications revenues, which was approximately 9.0% for the second quarter of 2003 and 9.5% for the third quarter of 2003. The proposed contribution factor for the fourth quarter of 2003 is 9.2%. Although many states are likely to adopt a similar assessment methodology for intrastate revenues, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC’s rules. At the present time it is not possible to predict the extent of our total federal and state universal service assessments or our ability to recover costs associated with the universal service fund.

Transfers, Assignments and Control of PCS Licenses

      The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, the FCC requires only post-consummation notification of certain pro forma assignments or transfers of control.

      An integral element of these rules is that the FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an alliance that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS under the terms of our Sprint PCS agreements to use our best efforts to modify the agreements as necessary to cause the agreements to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the agreements. If the agreements cannot be modified, the agreements may be terminated pursuant to their terms. In addition to revoking the licenses, the FCC could also impose monetary penalties on us.

Enhanced 911

      In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement Phase I enhanced emergency 911 calling capabilities by October 1, 2001 to requesting public safety answering points. In addition, the FCC required implementation of Phase II enhanced 911 capabilities by October 1, 2002, including the ability to provide automatic location identification (or “ALI”) of subscribers by latitude and longitude with a specified accuracy. Sprint PCS has obtained waivers of the relevant ALI enhanced 911 requirements based on a modified deployment plan, which includes a number of interim benchmarks and other conditions, and would provide for completing Phase II enhanced 911 deployment by 2005.

Communications Assistance for Law Enforcement Act

      CALEA was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. CALEA requires telecommunications carriers, including us, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. Following adoption of interim standards and a lengthy rulemaking proceeding, including an appeal and remand proceeding, as of June 30, 2002, all carriers were required to be in compliance with the CALEA requirements. We are currently in compliance with the CALEA requirements.

Wireless Local Number Portability

      Effective November 24, 2003, all covered CMRS providers, including us, are required to allow customers to retain, subject to certain geographical limitations, their existing telephone number when switching from one telecommunications carrier to another. These rules are generally referred to local number portability (“LNP”). Covered CMRS providers must provide LNP in the 100 largest metropolitan statistical areas, in compliance with certain FCC performance criteria, upon request from another carrier (CMRS provider or local exchange carrier). For metropolitan statistical areas outside the top 100 markets, CMRS providers that receive a request to allow an end user to port their number must be capable of doing so within six months of receiving the request or within six months after November 24, 2003, whichever is later. Porting is currently mandated in approximately 35% of our markets. We currently plan to implement WLNP in the remainder of our markets on May 24, 2004. The wireless LNP mandate may impose increased operating costs on all CMRS providers, including us, and may result in higher subscriber churn rates and subscriber acquisition and retention costs.

Number Pooling

      The FCC regulates the use of telephone numbers by wireless and other telecommunications carriers to preserve numbering resources. Effective November 26, 2000, the FCC requires CMRS providers in the top 100 markets to be capable of sharing blocks of 10,000 numbers among themselves in subsets of 1,000 numbers. In addition, all CMRS carriers, including those operating outside the top 100 markets, must be able to support roaming calls on their network placed by users with pooled numbers. Wireless carriers must also maintain detailed records of the numbers they have used, subject to audit. The pooling requirements may impose additional costs and increase operating expenses on us and limit our access to numbering resources.

PCS License Renewal

      PCS licensees can renew their licenses for additional 10 year terms. PCS renewal applications are not subject to auctions. However, under the FCC’s rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC’s rules afford PCS renewal applicants involved in comparative renewal hearings with a “renewal expectancy.” The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has:

•	provided “substantial service” during its license term; and

•	substantially complied with all applicable laws and FCC rules and policies.

      The FCC’s rules define “substantial service” in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

Build-Out Conditions of PCS Licenses

      All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC’s build-out requirements. Pursuant to the FCC’s build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of “substantial service” within that 5 year period. Rule violations could result in license cancellation or revocation.

Other Federal Regulations

      Wireless systems, which we use in the provision of services, must comply with certain FCC and FAA regulations regarding the siting, marking, lighting and construction of transmitter towers and antennas. The FCC also requires that aggregate radio wave emissions from every site location meet certain standards. Although we believe that our existing network meets these standards, a site audit may reveal the need to reduce or modify emissions at one or more sites. This would increase our costs and could have a material adverse affect on our operations. In addition, these regulations will also affect site selection for new network build-outs and may increase the costs of improving our network. The increased costs and delays from these regulations may have a material adverse affect on our operations. In addition, the FCC’s decision to license a proposed tower may be subject to environmental review pursuant to the National Environmental Policy Act of 1969, or NEPA, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. FCC regulations implementing NEPA place responsibility on each applicant to investigate any potential environmental effects, including health effects relating to radio frequency emissions, of a proposed operation and to disclose any significant effects on the environment to the agency prior to commencing construction. In the event that the FCC determines that a proposed tower would have a significant environmental impact, the FCC would require preparation of an environmental impact statement. This process could significantly delay or prevent the registration or construction of a particular tower or make tower construction more costly. In certain jurisdictions, local laws or regulations may impose similar requirements.

Wireless Facilities Siting

      States and localities are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of such services. In addition, as long as a wireless system complies with the FCC’s rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. State and localities are, however, permitted to engage in other forms of regulation, including zoning regulation, that impacts the Company’s ability to select and modify sites. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

State Regulation of Wireless Service

      Section 332 of the Communications Act preempts states from regulating the rates and entry of CMRS providers. However, states may petition the FCC to regulate such providers and the FCC may grant such petition if the state demonstrates that:

•	market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

•	when CMRS is a replacement for landline telephone service within the state.

      To date, the FCC has granted no such petition. To the extent we provide fixed wireless service in the future, we may be subject to additional state regulation.

MANAGEMENT

Our Executive Officers and Directors

      The following table presents information with respect to our executive officers and directors:

Name	Age	Position

Thomas M. Dougherty	59	President and Chief Executive Officer and Director
Robert A. Ferchat	69	Chairman
Stephen R. Stetz	61	Director
Barbara L. Blackford	47	Vice President, General Counsel and Secretary
Charles S. Goldfarb	39	Vice President of Sales — Southeast Region
Dennis D. Lee	53	Vice President, Human Resources
Jonathan M. Pfohl	37	Vice President, Finance
David C. Roberts	41	Vice President of Engineering and Network Operations
William H. Seippel	47	Vice President and Chief Financial Officer

      Thomas M. Dougherty has been our president and chief executive officer and a director since April 1999. From March 1997 to April 1999, Mr. Dougherty was a senior executive of Sprint PCS. From June 1996 to March 1997, Mr. Dougherty served as executive vice president and chief operating officer of Chase Telecommunications, a personal communications services company. Mr. Dougherty served as president and chief operating officer of Cook Inlet BellSouth PCS, L.P., a start-up wireless communications company, from November 1995 to June 1996. Prior to October 1995, Mr. Dougherty was vice president and chief operating officer of BellSouth Mobility DCS Corporation, a PCS company.

      Robert A. Ferchat has served as the chairman of our board of directors since June 2003 and as one of our directors since October 1999. From November 1994 to January 1999, Mr. Ferchat served as the chairman of the board of directors, president and chief executive officer of BCE Mobile Communications, a wireless telecommunications company. From January 1999 until May 1999, Mr. Ferchat was chairman of BCE Mobile Communications. Mr. Ferchat is also a director of Brookfield Homes Corp., 01 Communique, ATS Automation Tooling Systems, Inc. and CellBucks Payments Networks Inc.

      Stephen R. Stetz has been a director since February 2003. Mr. Stetz also is President and Managing Director of Matterhorn Strategic Partners, LLC, a strategic and financial advisory firm co-founded by Mr. Stetz that specializes in mergers and acquisitions, and has held such position since May 2002. From July 2000 to April 2002, Mr. Stetz consulted on strategic and financial issues with a number of companies. From 1965 until June 2000, Mr. Stetz served in various positions at Monsanto Company. From September 1999 until June 2000, Mr. Stetz served as Vice President, Strategic Initiatives. From November 1998 until August 1999, Mr. Stetz served as Vice President and Chief Financial Officer of Monsanto’s Agriculture Company and from October 1996 until September 1998, Mr. Stetz served as Vice President, Mergers & Acquisitions/ Licensing. During this time, Monsanto announced more than fifty transactions with an aggregate value of over $75 billion. Prior to 1996, Mr. Stetz held various positions at Monsanto Company in Corporate Finance and Budgeting, Treasury, International, Strategic Planning, Research and Development and Manufacturing. He has a Bachelor of Science in Chemical Engineering from the University of Notre Dame and a Masters in Business Administration from the University of West Florida.

      Barbara L. Blackford has been our vice president, general counsel and secretary since September 2000. From October 1997 to September 2000, Ms. Blackford was associate general counsel and assistant secretary with Monsanto Company, serving in a variety of roles, including head of the corporate securities and mergers and acquisitions law groups and general counsel of Cereon Genomics. Prior to joining Monsanto Company, Ms. Blackford was a partner with the private law firm Long Aldridge & Norman LLP (now known as McKenna Long & Aldridge LLP) in Atlanta, Georgia. Ms. Blackford spent twelve years with the law firm Kutak Rock, which is consistently ranked among the top ten public finance firms nationally.

      Charles S. Goldfarb has been our vice president of sales, southeast region, since January 2000. From September 1991 to January 2000, Mr. Goldfarb worked at Paging Network Inc., most recently as its area vice president and general manager for the Virginia, North Carolina and South Carolina region. Mr. Goldfarb has over 10 years of wireless experience and has been successful in numerous start-up markets. Prior to his wireless experience, Mr. Goldfarb worked at ITT Financial Services as its assistant vice president of operations in the Washington, D.C. area.

      Dennis D. Lee has been our vice president of human resources since September 2002. Prior to joining AirGate, from May 2000 to August 2002, Mr. Lee was senior vice president of compensation and executive benefits at SunTrust Banks, Inc., where he was responsible for the design, development and administration of all broad-based employee compensation and executive benefits programs. From May 1978 to May 2000, Mr. Lee served in a number of leadership roles at Wachovia Corporation, including manager of direct compensation, director of compensation and benefits, human resources manager for the Corporate Financial Services Division and senior consultant in the Executive Services Group. From 1973 to 1978 Mr. Lee held various positions at John Harland Company in the Printing Operations Division and the Personnel Department. Mr. Lee has 30 years of diversified human resources experience. SunTrust Banks, Inc. and Wachovia Corporation are both parent companies. Mr. Lee holds a B.B.A. (1973) from the University of Georgia.

      Jonathan M. Pfohl has been our vice president, finance, since December 2002 and was vice president sales and operations from January 2001 to December 2002. Mr. Pfohl joined us in June 1999 as our vice president, financial operations. Prior to joining AirGate, Mr. Pfohl was responsible for oversight of regional financial and planning activities at Sprint PCS. He has over 13 years of wireless telecommunications industry experience, including financial and strategic planning roles at Frontier Corporation.

      David C. Roberts has been our vice president of engineering and network operations since July 1998. From July 1995 to July 1998, Mr. Roberts served as director of engineering for AirLink II LLC, an affiliate of our predecessor company.

      William H. Seippel joined the Company as its vice president and chief financial officer in October 2002. From 2000 until joining the Company, Mr. Seippel provided merger and acquisition and strategic business and financial planning consulting services to various boards of directors and senior executives. From 1999 to 2000, Mr. Seippel served as chief financial officer and chief operating officer of Digital Commerce Corporation, where he recruited and led a core team of six upper-level management executives in finance, marketing and sales and managed a staff of over 350 individuals in supporting roles. Beginning in 1996, Mr. Seippel was employed with Global Telesystems as executive vice president and director of strategic planning and marketing, moving on to become Global’s executive vice president and chief financial officer from 1997 to 1999. From 1992 to 1996, Mr. Seippel served as vice president of finance and chief financial officer of Landmark Graphics Corporation. Early in his career, Mr. Seippel held a number of senior management positions with Midcon Corporation, Digital Equipment Corporation and Covia Partnerships-United Airlines, respectively.

Directors’ Compensation

      In 2001, our board adopted the AirGate PCS, Inc. 2001 Non-Employee Director Compensation Plan (the “Director Plan”). Under the Director Plan, non-employee directors receive an annual retainer for each plan year, which may be comprised of cash, restricted stock or options to purchase shares of our common stock. A director may elect to receive 50% or more of such amount in the form of restricted stock or options to purchase shares of our common stock.

      In addition, under the Director Plan, each non-employee director that joins our board of directors receives an initial grant of options to acquire shares of our common stock. The options vest in three equal annual installments beginning on the first day of the plan year following the year of grant. Each participant also receives an annual grant of options to acquire our common stock, which vest on the first day of the plan year following the year of grant. In lieu of this annual grant, the recipient may elect to receive three year’s worth of annual option grants in a single upfront grant of options to acquire our common stock exercisable in three equal annual installments on the first day of each of the three succeeding plan years. All options have an exercise price equal to the fair market value of our common stock on the date of grant. We also reimburse each of our non-employee directors for reasonable travel expenses to board and committee meetings and for approved continuing director education. We do not pay retirement, charitable contributions or other benefits to our directors.

      A combination of factors, including the loss of three independent directors during fiscal year 2002, led us to engage an outside compensation consulting firm to review the adequacy of the compensation to be paid under our Director Plan. Some of the factors that led to this review are the same as those facing every public company, including the increased demand on directors’ time required to satisfy increasing requirements for process and oversight of management of public companies, and the greater demand for independent directors and directors with financial and accounting expertise. In addition to these general conditions are factors specific to our industry and company, including the turmoil in the telecommunications industry in general and the challenges facing partners or affiliates of wireless carriers in particular.

      The consulting firm reviewed, among other things, director compensation practices of similarly sized companies within and outside our industry and factors specific to us. Based on this review and the recommendations of management and the consulting firm, we amended the Director Plan on January 22, 2003 to increase compensation for non-employee directors. As amended, for each plan year (beginning on the day of an annual meeting of our shareowners and ending on the day before our next annual meeting) each non-employee director that chairs one or more committees of our board of directors will receive an annual retainer of $15,000, up from $12,000, and all other non-employee directors will receive $10,000. The amendment also added meeting fees for board and committee meetings as follows: (i) full-day (more than 4 hours) meetings, $3,000; half-day meetings, $1,500; full-day telephonic meetings, $1,500 and half-day telephonic meetings, $750. In addition, as an inducement for and recognition of board service during this difficult period in our development, current directors who continue to serve will be paid an additional retainer every six months of $12,500 until December 1, 2004. Finally, the initial option grant to non-employee directors has been increased to 10,000 from 5,000 and the annual option grant to 7,500 from 5,000.

      In connection with the restructuring transactions, we will add additional directors to our board. As a result, our board is re-examining director compensation.

Director Compensation for Last Fiscal Year

      The following table shows the cash compensation paid by us to our non-employee directors during the fiscal year ended September 30, 2003.

	Cash Compensation

	Annual	Meeting	Consulting Fees/
Name	Retainer Fees($)	Fees($)	Other Fees($)	Total

Robert A. Ferchat	$26,250	$32,250	$—	$58,500
Stephen R. Stetz	$22,500	$30,750	$—	$53,250

Summary Compensation Table

      The following table shows the cash compensation paid by us, as well as certain other compensation paid or accrued, to the chief executive officer and our four other highest paid executive officers who were serving as such on September 30, 2003 and who received compensation in excess of $100,000. We refer to each of these persons as “Named Executive Officers” and set forth their compensation information for the fiscal years ended September 30, 2003, 2002 and 2001.

					Long Term
					Compensation Awards

		Annual Compensation			Restricted	Securities
				Other Annual	Stock	Underlying	All Other
			Bonus	Compensation	Award(s)	Options/	Compensation
	Year	Salary ($)	($)(1)	($)	($)(2)	SARs(#)	($)(3)

Thomas M. Dougherty(4)	2003	$340,000	$1,048,000	$—	$—	100,000	$8,527
President and Chief	2002	314,038	785,800	—	70,040	75,000	8,484
Executive Officer	2001	272,789	1,020,000	—	—	41,408	7,218
William H. Seippel	2003	232,164	162,800	—	18,600	70,000	252,180
Chief Financial Officer	2002	—	—	—	—	—	—
	2001	—	—	—	—	—	—
Barbara L. Blackford	2003	218,000	153,400	—	—	36,000	657
Vice President, General	2002	212,808	28,100	—	28,016	27,000	8,329
Counsel and Secretary	2001	201,126	148,500	—	—	46,056	7,110
David C. Roberts	2003	199,000	136,600	—	—	36,000	10,402
Vice President of	2002	196,199	25,500	—	28,016	27,000	9,445
Engineering and Network	2001	179,231	135,000	—	—	13,521	6,615
Operations
Jonathan M. Pfohl	2003	188,000	120,600	—	—	36,000	8,808
Vice President,	2002	183,000	24,000	—	38,522	27,000	8,640
Sales Operations	2001	164,769	123,600	—	—	49,225	7,051

(1)	For fiscal year 2003, the amounts disclosed do not include that portion of each named executive officer’s annual bonus award that was not earned during the fiscal year. This bonus award is payable only upon the successful completion of the financial restructuring prior to the end of fiscal year 2004. Such amount for each of the named executive officers is as follows: for Mr. Dougherty $115,000; for Mr. Seippel $60,700; for Ms. Blackford $61,900; for Mr. Roberts $53,400 and for Mr. Pfohl $42,300.

(2)	With respect to all named executive officers excluding Mr. Seippel, amounts included above represent the fair market value of the shares underlying the restricted stock awards on the date they were awarded, January 10, 2002, based on the closing price of our common stock on that date, which was $35.02. 50% of the shares underlying the restricted stock awards vested on November 1, 2002 and the remaining 50% of the shares vested on November 1, 2003. Dividends will not be paid on the restricted stock. As of September 30, 2003, Mr. Dougherty held 2,000 shares of restricted stock worth $4,840, Ms. Blackford held 800 shares of restricted stock worth $1,936, Mr. Roberts held 800 shares of restricted stock worth $1,936 and Mr. Pfohl held 1,100 shares of restricted stock worth $2,662. These values are based on the closing price of our common stock on September 30, 2003, which was $2.42. With respect to Mr. Seippel, amounts included above represent the fair market value of the shares underlying the restricted stock award on the date they were awarded, October 24, 2002, which was $0.62. 25% of this restricted stock award vested on the first anniversary date of the award and the remaining shares will vest ratably in 25% installments on each anniversary date thereafter. Dividends will not be paid on the restricted stock. As of September 30, 2003, Mr. Seippel held 30,000 shares of restricted stock worth $72,600. This value is based on the closing price of our common stock on September 30, 2003, which was $2.42.

(3)	Amounts contributed by us on behalf of each executive to the AirGate PCS, Inc. 401(k) Retirement Plan and premiums paid on behalf of each executive for group term life insurance. Amounts contributed by the Company on behalf of each executive to the AirGate PCS, Inc. 401(k) Retirement Plan are as follows: $8,000 for Mr. Dougherty, $8,000 for Mr. Seippel, $320 for Ms. Blackford, $10,096 for Mr. Roberts and $8,000 for Mr. Pfohl. For Mr. Seippel, also includes $223,837 paid by us for expenses incurred for his relocation to Atlanta.

(4)	For fiscal year 2003, includes a $328,000 award pursuant to the AirGate PCS, Inc. 2003 Executive Bonus Plan and $720,000 earned under a retention bonus agreement entered into on May 4, 2000, as described below. For fiscal year 2002, includes a $65,800 annual incentive award and $720,000 earned under the agreement. For fiscal year 2001, includes a $300,000 annual incentive award and $720,000 earned under the agreement.

Employment and Severance Agreements

      We have entered into an employment agreement with Thomas M. Dougherty, our chief executive officer. Mr. Dougherty’s employment agreement is for a five-year term ending April 15, 2004. Mr. Dougherty is eligible to receive an annual bonus of at least 50% of his base salary. Mr. Dougherty’s base salary was set at $325,000 by the compensation committee of our board of directors. Under his employment agreement, Mr. Dougherty has a minimum guaranteed annual increase in his base salary of at least $20,000. Mr. Dougherty may participate in any executive benefit/perquisite we establish at a minimum aggregate payment of $15,000 per year. Pursuant to his employment agreement, Mr. Dougherty initially was awarded a stock option exercisable for 300,000 shares of common stock. Under the agreement, the initial stock option vested with respect to 25% of the underlying shares of common stock on the date Mr. Dougherty commenced his employment with us, April 15, 1999, and such vested options became exercisable on April 15, 2000. The remaining 75% of the shares of common stock subject to the initial stock option vest in 15 equal quarterly installments beginning June 30, 2000. The exercise price of the initial stock option granted to Mr. Dougherty is $14.00 per share. As of September 4, 2003, Mr. Dougherty surrendered (returned to AirGate) outstanding and unexercised options for 185,714 shares that were part of the initial April 15, 1999 stock option grant. In addition, Mr. Dougherty is eligible to participate in all employee benefit plans and policies.

      The employment agreement provides that Mr. Dougherty’s employment may be terminated with or without cause, as defined in the agreement, at any time upon four weeks prior written notice. If Mr. Dougherty is terminated without cause, he is entitled to receive:

•	six months’ base salary, plus one month’s salary for each year employed,

•	vesting of stock options on the date of termination and

•	six months of health and dental benefits.

      In the event of Mr. Dougherty’s death, Mr. Dougherty’s legal representative is entitled to twelve months’ base pay, plus a bonus of 20% of base pay. Under the employment agreement, Mr. Dougherty agreed to a restriction on his present and future employment. Mr. Dougherty agreed not to:

•	disclose confidential information or trade secrets during employment with us and for two years after termination,

•	compete in the business of wireless telecommunications services either directly or indirectly in our territory during his employment and for a period of 18 months after his employment is terminated and

•	solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products during his employment with us and for a period of 18 months after termination of his employment.

      On May 4, 2000, we entered into a retention bonus agreement with Mr. Dougherty. This agreement was intended to pay Mr. Dougherty the difference between the initial 300,000 option grant at $2.00 a share and the actual grant price of $14.00 a share. The timing of the payments matches the vesting of the initial 300,000 option grant. As a result, unless Mr. Dougherty voluntarily terminates employment or is terminated for cause, he is entitled to periodic payments totaling $3.6 million, payable on specified payment dates from April 15, 2000 to January 15, 2004, which are generally paid quarterly. In fiscal year 2003, Mr. Dougherty earned $720,000 under this agreement. Under the terms of the agreement, 50% of unpaid payments would be accelerated upon a change of control of the company.

      We have also entered into an employment agreement with Barbara L. Blackford, our vice president, general counsel and secretary. Ms. Blackford is eligible under her employment agreement to receive an annual bonus based upon our incentive plans and policies, but at a target of not less than 35% of her then current base pay. Ms. Blackford may participate in any executive benefit/perquisite program we establish on the same terms as other executives, at a minimum aggregate benefit of $10,000 per year. Ms. Blackford’s base salary pursuant to the agreement is currently $208,500 per year. Such amount is subject to review for an increase at least annually. Pursuant to her employment agreement, Ms. Blackford initially was awarded a stock option exercisable for 90,000 shares of our common stock, which option became vested with respect to 25% of the underlying shares of common stock at the end of Ms. Blackford’s first year with us and the remainder of the shares vest in 5% increments for each three month period after the initial year that she remains employed by us. The exercise price of the initial stock option granted to Ms. Blackford is $66.94 per share. As of September 4, 2003, Ms. Blackford surrendered (returned to AirGate) outstanding options for the 90,000 shares granted under the initial August 30, 2000 stock option grant. In addition, Ms. Blackford is eligible to participate in all employee benefit plans and policies.

      The employment agreement provides that Ms. Blackford’s employment may be terminated with or without cause, as defined in the agreement, at any time upon four weeks prior written notice. If Ms. Blackford is terminated without cause, she is entitled to receive six months’ base salary, plus one month’s salary for each year employed by us. Under the employment agreement, Ms. Blackford agreed, during her employment with us and for a period of two years after the termination of her employment, not to:

•	disclose confidential information or trade secrets,

•	solicit certain of our employees to terminate their employment with us or

•	solicit certain of our customers to purchase competing products during her employment with us and for a period of two years after the termination of her employment.

      Ms. Blackford’s agreement further provides that if we enter into an agreement with any member of our senior management other than our chief executive officer which agreement contains change of control provisions more favorable than those given to Ms. Blackford pursuant to her agreement, then such provisions (other than with respect to salary, bonus, and other dollar amounts) will be made available to Ms. Blackford.

      We have also entered into an employment agreement with David C. Roberts, our vice president of engineering and network operations. Mr. Roberts is eligible under his employment agreement to receive an annual bonus based upon our incentive plans and policies but at a target of not less than 35% of his then current base salary. Mr. Roberts may participate in any executive benefit/perquisite program that we establish for a minimum aggregate benefit equal to $10,000 per year. Mr. Roberts’ base salary pursuant to the agreement is currently $189,000 per year. Such amount shall be adjusted annually to increase it by the greater of the consumer price index for all urban consumers, U.S. City Average, All Items or 5%. Pursuant to his employment agreement, Mr. Roberts initially was awarded a stock option exercisable for 75,000 shares of our common stock, which option became vested with respect to 25% of the underlying shares of common stock after the first two years Mr. Roberts was employed by us and the remainder of the underlying shares vest in 6 1/4% quarterly increments thereafter. The exercise price of the initial stock option granted to Mr. Roberts is $14.00 per share. As of September 4, 2003, Mr. Roberts surrendered (returned to AirGate) outstanding and unexercised options for 37,500 shares that were part of the initial July 28, 1999 stock option grant. In addition, Mr. Roberts is eligible to participate in all employee benefit plans and policies.

      Mr. Roberts’ employment may be terminated with or without cause at any time by Mr. Roberts or us upon four weeks prior written notice, except that if termination is for cause, no notice by us is required. If we terminate Mr. Roberts’ employment without cause, he is entitled to receive:

•	six months’ base salary and

•	six months of health, disability, life and dental benefits.

      Any unvested options granted to Mr. Roberts fully vest and become exercisable upon Mr. Roberts’ involuntary termination other than for cause. Cause is limited to breach of the noncompete obligations described below. In the event of Mr. Roberts’ death, Mr. Roberts’ legal representative is entitled to twelve months’ base pay, plus a bonus of 20% of base pay.

      Under the employment agreement, Mr. Roberts agreed to a restriction on his present and future employment. Mr. Roberts agreed not to:

•	disclose confidential information or trade secrets during employment with us and for two years after termination,

•	compete in the business of wireless telecommunications either directly or indirectly in our territory during his employment and for a period of 18 months after his employment is terminated and

•	solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products during his employment with us and for a period of 18 months after termination of his employment.

      Effective October 24, 2002, the Company hired William H. Seippel as vice president and chief financial officer, pursuant to the terms of an offer letter. Mr. Seippel’s initial base salary pursuant to the offer letter is $250,000 per year. Mr. Seippel’s performance will be evaluated during the first six months of his employment and if he has successfully achieved or made satisfactory progress towards the achievement of agreed upon performance objectives and expectations during this period, his annual base salary will be increased to $275,000. Mr. Seippel is eligible under his offer letter to receive an annual bonus based on our incentive plans and policies, but at a target of not less than 50% of his base salary. The offer letter guaranteed Mr. Seippel an annual incentive award payment for the 2003 plan year equal to 50% of his base earnings during the 2003 plan year. Pursuant to his offer letter, Mr. Seippel initially received a grant of 70,000 non-qualified stock option shares and an award of 30,000 shares of time-based restricted stock. Mr. Seippel’s stock option shares will vest in four equal annual installments with the initial 25% annual installment vesting on October 24, 2003 and each remaining 25% annual installment vesting on each anniversary thereafter. The restrictions on Mr. Seippel’s restricted stock award will lapse over a four-year period such that 25% of the shares will vest on October 24, 2003 and the remaining shares will vest in 25% annual installments on each anniversary. The exercise price of the initial stock option granted to Mr. Seippel is $0.64 per share. In addition, Mr. Seippel is eligible to participate in all employee benefit plans and policies. Pursuant to the offer letter, the Company paid Mr. Seippel’s relocation expenses to Atlanta, Georgia and such amounts are disclosed in the Summary Compensation table.

      The offer letter provides that Mr. Seippel’s employment may be terminated with or without cause. Mr. Seippel is entitled to severance payments if he is terminated without cause in an amount equal to six months’ base salary and a pro-rated bonus at target. It is a condition to the payment of this severance that Mr. Seippel agree not to directly or indirectly:

•	engage in a senior management capacity in the business of wireless telecommunications in our territory for a period of six months after his employment is terminated or

•	solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products for a period of one year after termination of his employment.

      Mr. Seippel’s offer letter further provides that the Company will enter into an agreement with him entitling him to receive certain payments if his employment is terminated (voluntarily or involuntarily) for specified reasons, other than for cause, as a result of a change of control of the Company. The change of control agreement is to provide that he would receive his annual base salary and bonus at target and continuation of benefits for one year. Mr. Seippel would also receive unpaid salary and accrued and unpaid bonus for the year in which termination occurs and outplacement services for up to one year.

Option/SAR Grants During the Last Fiscal Year

      The following table sets forth information regarding option grants to the Named Executive Officers during the last fiscal year.

Option/ SAR Grants in Last Fiscal Year(1)

					Potential Realized
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation
	Number of	% of			for Option Term
	Securities	Total			(10 Years)(2)
	Underlying	Options	Exercise	Expiration
Name	Options	Granted	Price	Date	5%	10%

Thomas M. Dougherty	100,000	21.2%	$0.82	12/2012	$51,569	$130,687
William H. Seippel	70,000	14.8%	$0.64	12/2012	$28,174	$71,400
Barbara L. Blackford	36,000	7.6%	$0.82	12/2012	$18,565	$47,047
Jonathan M. Pfohl	36,000	7.6%	$0.82	12/2012	$18,565	$47,047
David C. Roberts	36,000	7.6%	$0.82	12/2012	$18,565	$47,047

	278,000	59.0%

(1)	These options vest in four equal annual installments. Vesting may be accelerated upon the occurrence of both of the following: (i) a change of control, which would include the recapitalization plan and (ii) termination of employment by the Company without cause, or by the executive with “good reason,” within two years of the change of control.

(2)	Assumes stock price appreciation from the value on the date of grant, which is the exercise price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

      The following table sets forth information concerning the value as of September 30, 2003 of options held by the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year

				Value of Unexercised
			Number of Securities	In-the-Money
			Underlying Unexercised	Options
			Options at Fiscal	at Fiscal Year-End
	Shares Acquired	Value	Year-End (exercisable/	(exercisable/
Name	on Exercise	Realized	unexercisable)	unexercisable)(1)

Thomas M. Dougherty	—	$—	—/100,000	—/$	160,000
William H. Seippel	—	$—	—/ 70,000	—/$	124,600
Barbara L. Blackford	—	$—	—/ 36,000	—/$	57,600
Jonathan M. Pfohl	—	$—	—/ 36,000	—/$	57,600
David C. Roberts	—	$—	—/ 36,000	—/$	57,600

(1)	The value of the unexercised in-the-money option was calculated by multiplying the number of shares of common stock underlying the options by the difference between $2.42, which was the closing market price of our common stock on September 30, 2003, and the option exercise price.

Compensation and Governance Committee Report

     Compensation and Governance Committee Responsibilities

      In fiscal year 2003, the Compensation and Governance Committee’s basic responsibilities with respect to executive compensation included: (1) review and recommend an executive compensation strategy designed (i) to reward management appropriately for their contributions to Company growth and profitably, (ii) to align the interest of the executive officers with those of shareowners, and (iii) to motivate the executive officers to achieve the Company’s business objectives; (2) review and administer executive compensation plans, programs and arrangements subject to any required approval by shareowners; and (3) review, approve and monitor the administration of broad-based equity incentive plans subject to any required approval by shareowners.

      In particular, the Compensation and Governance Committee reviewed our executive compensation philosophy; reviewed and recommended to the board of directors corporate performance objectives for the executive bonus plan, reviewed and recommended to the board of directors compensation for the chief executive officer and other senior executives; and administered other compensation and benefit plans.

Compensation Philosophy

      We operate in the extremely competitive and rapidly changing wireless telecommunications industry. The Compensation and Governance Committee believes that compensation programs for executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company. The Compensation and Governance Committee also believes that these programs should be determined within a competitive framework and based on the achievement of predetermined financial and other performance measures, and individual contributions linked to strategic business objectives. Within this overall philosophy, the Committee’s objectives were to:

•	Offer a total compensation program that is market competitive, taking into consideration the compensation practices of other companies.

•	Provide annual incentive compensation awards that take into account our overall performance against corporate objectives, as well as the achievement of individual performance objectives.

•	Align the financial interests of executive officers with those of shareowners by providing meaningful equity-based, long-term incentives.

      The Committee has independently engaged the services of an executive compensation consulting firm to conduct a comprehensive assessment of the current compensation philosophy and the existing executive compensation plans, programs and arrangements.

Compensation Components and Process

      Our compensation program for executives consisted of three key elements: (1) base salary, (2) performance based annual incentive awards and (3) long term, equity-based incentive awards.

      The Compensation and Governance Committee determined these three key elements for executives with the assistance of our human resources staff and an independent consulting firm.

      Base Salary. The base salary for each executive was derived through a comparison of pay levels for comparable positions at other comparable companies. Our policy is to target base salaries at the 50th percentile of market compensation practices. At the request of management, no base salary increases were awarded to executives during fiscal year 2003.

      Annual Incentive Awards. To reinforce the attainment of our goals, the Compensation and Governance Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay with the target of providing such incentives at the 60th percentile of market compensation practices. For fiscal year 2003, the Compensation and Governance Committee determined that retention of executives, EBITDA growth, cash conservation and the debt restructuring were the most important and critical performance objectives. Therefore, the Committee established enhanced target bonus award levels for executives and bifurcated the enhanced target bonus award levels into two components of equal weighting; a Retention Bonus Award component, designed to retain the services of executives during a very uncertain, turbulent and unpredictable business cycle and a Performance Bonus Award component, designed to focus the attention, energy and effort of executives on EBITDA growth, cash conservation, the financial restructuring and refinement of our long-range business plan following completion of the restructuring. The Retention Bonus Award component, which represents 50% of the enhanced target bonus award, has been paid to executives in quarterly installments, with the final installment of 40% of the Retention Bonus Award component paid in November, 2003 to executives who remained actively employed October 1, 2003. With respect to the Performance Bonus Award component, which represents 50% of the enhanced target bonus award, the Company achieved or exceeded the established performance objectives for EBITDA growth and cash conservation. Accordingly, the Committee approved payment of 50% of the Performance Bonus Award component. Payment of the remaining 50% of the Performance Bonus Award for the named executive officers was deferred and is contingent on completing the restructuring in fiscal 2004. The bonus amounts disclosed for named executive officers in the Summary Compensation Table do not include that portion of the Performance Bonus Award that has been deferred and for which payment is contingent upon successful completion of the debt-restructuring.

      Long-Term, Equity-Based Incentive Awards. The goal of our long-term, equity-based incentive awards are to align the interests of executives with shareowners and to provide each executive with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business.

      The Compensation and Governance Committee made annual awards of long-term, equity-based incentives during the first fiscal quarter of 2003. The Committee considered two factors in determining the size of these awards: their desire to benchmark the awards at the 75th percentile of market competitive compensation practices, consistent with our stated philosophy, and their recognition that the market value of a substantial majority of the outstanding shares underlying previous stock option grants was significantly below the strike price which significantly diminished their value as a strategic element of our executive compensation program. Accordingly, the Committee granted stock option awards to executives at levels that were approximately twice the size of previous annual grants. The number of shares granted to each named executive officer is disclosed in the Summary Compensation Table. Each grant allows an executive to acquire shares of our common stock at a fixed price per share, equal to the closing price of our common stock on the date of grant, over a specified period of time not to exceed ten years. These grants generally vest ratably over a four-year period, 25% per year.

      On September 4, 2003, certain executives, including all named executive officers except Mr. Seippel, surrendered shares underlying stock option awards previously granted to them that had an option price equal to or greater than $14.00 per share. These executives voluntarily and unconditionally surrendered the shares to reduce stock option “overhang” and mitigate the dilutive effect of the outstanding stock option shares. The total number of shares surrendered by these executives was 751,756 shares.

     Employment Agreements

      We have employment agreements with certain of our executives as described above under “Employment and Severance Agreements.” We have examined, and continue to examine, our employment agreement practices in light of competitive practices and market conditions, including whether enhanced payments are appropriate if an executive’s employment is terminated (voluntarily or involuntarily) for specified reasons following a change of control or otherwise.

     CEO Compensation

      The annual base salary for Mr. Dougherty was established by the Compensation and Governance Committee. Under Mr. Dougherty’s employment agreement, he is entitled to annual increases in his base salary of not less than $20,000. At the request of Mr. Dougherty, the Compensation and Governance Committee did not award Mr. Dougherty an increase in his base salary for fiscal year 2003.

      On May 4, 2000, we entered into a retention bonus agreement with Mr. Dougherty. Unless Mr. Dougherty voluntarily terminates employment or is terminated for cause, he is entitled to periodic retention bonus payments totaling $3.6 million, payable on specified payment dates from April 15, 2000 to January 15, 2004, which are generally quarterly. Under the terms of the retention bonus agreement, 50% of unpaid retention bonus payments would be accelerated upon a change of control of the company.

      Payments under the retention bonus agreement are not a part of, or considered in, the variable annual incentive program awards. Mr. Dougherty’s 2003 fiscal year incentive compensation was based on his continued employment and the performance of the Company. Mr. Dougherty’s incentive compensation was based on the same retention objectives and established company performance goals used for all executive officers. During fiscal year 2003, Mr. Dougherty also received a stock option grant in the amount of 100,000 shares with an exercise price of $.82 per share.

     Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1 million paid to any of our top executive officers. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. Generally, cash compensation paid to our executives does not equal or exceed $1 million. However, amounts paid under Mr. Dougherty’s retention bonus agreement are subject to the Section 162(m) limitation on deductibility. Stock option grants under our long-term incentive plans have been designed so that any compensation deemed to be paid in connection with the exercise of option grants will qualify as performance-based compensation which is not subject to the $1 million deduction limitation. It is the Committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

Submitted by the Compensation Committee

Stephen R. Stetz, Chair
Robert A. Ferchat

Performance Graph

Stock Performance Graph

      The chart below compares the cumulative total shareowner return on our common stock with the cumulative total return on the Nasdaq Stock Market (U.S.) and the Nasdaq Telecommunications Index for the period commencing September 28, 1999 (the first day of trading of our common stock after our initial public offering) and ending September 30, 2002, assuming an investment of $100 and the reinvestment of any dividends.

      The base price for our common stock is the initial public offering price of $17.00 per share. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.

COMPARISON OF 4 YEAR CUMULATIVE TOTAL RETURN*

AMONG AIRGATE PCS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ TELECOMMUNICATIONS INDEX

*	$100 INVESTED ON 9/28/99 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

Cumulative Total Return

	9/28/99	9/99	9/00	9/01	9/02	9/03

AirGate PCS, Inc.	$100	$92.77	$167.37	$165.67	$1.64	$9.03
NASDAQ Stock Market (U.S.)	$100	$99.58	$132.49	$54.17	$42.67	$65.01
NASDAQ Telecommunications	$100	$100.22	$98.32	$38.04	$16.53	$27.69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

      On November 1, 2003, there were approximately 25,961,191 shares of our common stock outstanding. The following table presents certain information regarding the beneficial ownership of our common stock, as of November 1, 2003 with respect to:

•	each person who, to our knowledge, is the beneficial owner of 5% or more of our outstanding common stock;

•	each of our directors and nominees for directors;

•	each of the Named Executive Officers; and

•	all of our executive officers and directors as a group.

	Number of	Percentage of
	Shares	Outstanding
	Beneficially	Common
Name of Beneficial Owner(1)	Owned(2)	Stock

Barbara A. Blackford(3)	23,729	*
Thomas M. Dougherty(4)	122,919	*
Robert A. Ferchat	21,250	*
Jonathan M. Pfohl(5)	26,021	*
David C. Roberts(6)	117,921	*
William H. Seippel	47,500	*
Stephen R. Stetz	0	*
Geneseo Communications, Inc.(7)	2,115,253	8.15%
Cambridge Telcom, Inc.(8)	1,863,074	7.18%
The Blackstone Group(9)	2,578,379	9.93%
Jennison Associates LLC(10)	2,618,600	10.09%
Glenview Capital Management, LLC(11)	1,400,000	5.39%
HMC Investors, L.L.C.(12)	1,481,000	5.70%
All executive officers and directors as a group (9 persons)(13)	385,124	1.48%

*	Less than one percent.

(1)	Except as indicated, the address for each executive officer and director is 233 Peachtree Street, N.E., Harris Tower, Suite 1700, Atlanta, Georgia 30303.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of shares of common stock if such person has or shares voting or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(3)	Includes 9,000 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

(4)	Includes 4,100 shares of common stock owned by Mr. Dougherty’s wife, 750 shares of common stock owned by Mr. Dougherty’s children and 25,000 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

(5)	Includes 90 shares of common stock owned by Mr. Pfohl’s children and 9,000 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

(6)	Includes 9,000 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

(7)	Information presented is based on a Schedule 13G dated November 30, 2001 by Geneseo Communications, Inc. (“Geneseo”). Geneseo reported that it has sole voting power and sole dispositive power over 2,115,253 of our common stock. The business address of this shareowner is 111 E. 1st Street, P.O. Box 330, Geneseo, Illinois, 61254.

(8)	Information presented is based on a Schedule 13G dated November 30, 2001 by Cambridge Telcom, Inc. (“Cambridge”). Cambridge reported that it has sole voting power and sole dispositive power over 1,863,074 of our common stock. The business address of this shareowner is 111 E. 1st Street, P.O. Box 330, Geneseo, Illinois, 61254.

(9)	Information presented is based on a Schedule 13G dated December 31, 2001 by certain members of The Blackstone Group. Of the 2,578,379 shares, 1,153,648 are held by Blackstone Communications Partners I L.P. (“BCOM”), 992,328 are held by Blackstone iPCS Capital Partners L.P. (“BICP”), 348,398 are held by Blackstone/iPCS L.L.C. (“BLLC”), 4,780 are shares issuable to Blackstone Management Partners III pursuant to currently vested options, 71,302 are shares issuable upon exercise of warrants by Blackstone Mezzanine Partners L.P. (“BMP”) and 7,923 are shares issuable upon exercise of warrants by Blackstone Mezzanine Holdings L.P. (“BMH”). Blackstone Communications Management Associates I L.L.C. is the general partner of BCOM. Blackstone Media Management Associates III, L.L.C. is the general partner of BICP. Blackstone Media Management Associates III, L.L.C. is the manager of BLLC. Blackstone Mezzanine Associates L.P. is the general partner of BMP and BMH. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone, and as such may also be deemed to share beneficial ownership of the shares held by each of these entities. The address of The Blackstone Group is 345 Park Avenue, New York, New York, 10154.

(10)	Information presented is based on a Schedule 13G/A dated February 14, 2003 by Jennison Associates LLC (“Jennison”). The Schedule 13G indicates that Jennison has sole voting power and shared dispositive power over 2,618,600 shares. The business address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York, 10017. Jennison disclaims beneficial ownership of these shares of our common stock. Information with regard to Jennison is based on a Schedule 13G dated February 14, 2003.

(11)	Information presented is based on a Schedule 13G dated October 10, 2003 by Glenview Capital Management, LLC (“Management”), Glenview Capital GP, LLC (“GP”), Glenview Capital Partners, L.P. (“Partners”), Glenview Institutional Partners, L.P. (“Institutional”) and Glenview Capital Partners (Cayman), Ltd. (“Cayman”, and together with Management, GP, Partners and Institutional, the “Glenview Filing Parties”). The Schedule 13G indicates that Partners, Institutional and Cayman each beneficially owns 163,400, 413,300 and 823,300 shares, respectively. The Schedule 13G also indicates that each of the three beneficial owners has delegated sole voting and dispositive power to Management. In addition, GP serves as the general partner of Partners and Institutional. As a result of these shareholdings, ownership structure and delegation, the Schedule 13G indicates that each of the Glenview Filing Parties has shared voting and dispositive power over the full 1,400,000 shares. The business address for each of Management, GP, Partners and Institutional is 399 Park Avenue, Floor 39, New York, New York 10022. The business address of Cayman is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, North Church Street, P.O. Box 896GT, George Town, Grand Cayman, Cayman Islands, British West Indies, Cayman Island exempted company.

(12)	Information presented is based on a Schedule 13G dated October 6, 2003 by HMC Investors, L.L.C. (“Investors”), Harbert Distressed Investment Offshore Manager, L.L.C. (“Offshore”), Harbert Distressed Investment Master Fund, Ltd. (“Master Fund”), Raymond J. Harbert (“Harbert”), Michael D. Luce (“Luce”) and Philip Falcone (“Falcone”, together with Investors, Offshore, Master Fund, Harbert and Luce, the “HMC Filing Parties”). The Schedule 13G indicates that Investors, Harbert, Luce and Falcone each beneficially owns and has shared voting and dispositive power over 1,481,000 shares. It also indicates that, of such shares, Offshore and Master Fund each beneficially owns and has shared voting and dispositive power over 1,429,760 shares. The

Schedule 13G indicates that the HMC Filing Parties disclaim beneficial ownership of the shares reported except to the extent of their pecuniary interest therein. The business address of Investors, Offshore, Harbert, Luce and Falcone is 555 Madison Avenue, Suite 2800, New York, New York 10022. The business address of Master Fund is c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland.

(13)	Includes 58,250 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

THE PREPACKAGED PLAN

      We have not commenced a case in the bankruptcy court, which we refer to herein as a “Reorganization Case”, under Chapter 11 of the Bankruptcy Code nor have we taken any corporate action authorizing the commencement of such a case. This proxy statement solicits advance acceptance of the prepackaged plan in the event that a reorganization case is commenced and the prepackaged plan is filed, and contains information relevant to a decision to accept or reject the prepackaged plan.

      We do not intend to file a petition for relief under Chapter 11 of the Bankruptcy Code and seek confirmation of the prepackaged plan if the conditions to the recapitalization plan are satisfied or waived, including the exchange offer minimum tender condition and related consents.

      For a summary of our financial condition, the background of and reasons for the restructuring and the reasons why we are seeking acceptance of the prepackaged plan, see “The Restructuring — Background” on pages 6 through 11 and “AirGate — Business Strategy” on pages 124 through 127.

      In order to enhance the likelihood that AirGate will succeed in its restructuring efforts, AirGate has formulated the prepackaged plan for the reorganization of AirGate under Chapter 11 of the Bankruptcy Code. The prepackaged plan generally provides the same benefits to AirGate and the holders of the old notes and our common stock as would the consummation of the Exchange Offer. In the event that sufficient tenders and consents have not been received from the holders of the old notes to permit consummation of the recapitalization, but sufficient ballots signifying acceptance of the prepackaged plan, in the judgment of the Boards of Directors of AirGate, are received to confirm the prepackaged plan, AirGate may file a voluntary petition under Chapter 11 of the Bankruptcy Code and use such acceptances to confirm the prepackaged plan.

      We are soliciting acceptances of the prepackaged plan from the holders of our common stock pursuant to this proxy statement. We are soliciting acceptances of the prepackaged plan from holders of our old notes pursuant to a prospectus and solicitation statement on Form S-4 and a private offering memorandum and solicitation statement.

      Under the prepackaged plan, the holders of our old notes (as well as the holders of all other claims and interests except holders of “below market” warrants and “below market” options) will receive the same consideration in exchange for their claims and interests as they would receive in the exchange offer in the event the prepackaged plan is confirmed and becomes effective. Moreover, upon confirmation, the prepackaged plan will be binding on (i) all of our creditors regardless of whether such creditors voted to accept the plan and (ii) all of our equity security holders regardless of whether such equity security holders voted to accept the plan.

      Because “below market” warrants and “below market” options will be cancelled and deemed extinguished under the prepackaged plan, the holders of such interests are deemed to have not accepted the plan, and we will nevertheless seek to have the prepackaged plan confirmed under the “cram down” provisions of Section 1129(b) of the Bankruptcy Code described below if we file the prepackaged plan. The “cram down” provisions ensure that holders of junior claims or interests cannot recover or retain any property on account of that claim or interest in the debtor under a plan that has been rejected by a senior class of impaired claims or interests. Because there are no interests that are junior to the “below market” warrants and the “below market” options, we believe that Section 1129(b) of the Bankruptcy Code will be met if that class of interests is the only impaired, dissenting class of claims and interests.

      However, in the event that any other impaired class of claims or interests does not accept the prepackaged plan and we seek confirmation of the prepackaged plan under the cram down provisions, we may be required to amend the prepackaged plan.

      The form of the prepackaged plan is attached to this proxy statement as Annex E. The prepackaged plan and this proxy statement should be read and studied in their entirety prior to voting on the prepackaged plan. See “Risk Factors — Risks Related to the Prepackaged Plan” for a discussion of risks associated with the prepackaged plan and the transactions contemplated thereunder. You are urged to consult your counsel about the prepackaged plan and its effect on your legal rights before voting.

Anticipated Events in a Reorganization Case

      Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor may remain in possession of its assets and business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties in interest.

      The commencement of a reorganization case creates an estate comprising all the legal and equitable interests of a debtor in property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the bankruptcy court orders the appointment of a trustee. The filing of a reorganization case also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

      The Bankruptcy Code provides that upon commencement of a Chapter 11 bankruptcy case, the Office of the United States Trustee may appoint a committee of unsecured creditors and may, in its discretion, appoint additional committees of creditors or of equity security holders if necessary to assure adequate representation. The Bankruptcy Code provides that, once appointed, each official committee may appear and be heard on any issue in the Chapter 11 case and may also consult with the trustee or debtor in possession concerning the administration of the case and perform such other services as are in the interest of those represented.

      Upon commencement of a Chapter 11 bankruptcy case, all creditors and equity security holders have standing to be heard on any issue in the Chapter 11 proceedings pursuant to Section 1109(b) of the Bankruptcy Code.

      The formulation and confirmation of a plan of reorganization is the principal objective of a Chapter 11 case. The plan sets forth the means for satisfying the claims against and interests in the debtor. The prepackaged plan we propose provides for the reorganization of our capital structure, thereby enabling us to continue as a viable business enterprise.

Solicitations of Acceptances of the Prepackaged Plan

      Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a reorganization case. Nevertheless, a debtor may solicit votes prior to the commencement of a reorganization case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). In accordance with such provisions, we are soliciting acceptances from holders of impaired claims and interests in connection with our reorganization case.

      Bankruptcy Rule 3018(b) requires that:

•	the plan of reorganization be transmitted to substantially all creditors and interest holders entitled to vote on the plan;

•	the time prescribed for voting to reject or accept such plan not be unreasonably short; and

•	the solicitation of votes be in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

      Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. With regard to a solicitation of votes prior to the commencement of a reorganization case, Bankruptcy Rule 3018(b) specifically provides that acceptances or rejections of the plan by holders of claims or interests prior to the commencement of a reorganization case will not be deemed acceptances or rejections of the plan, if the bankruptcy court determines, after notice and a hearing, that the plan was not transmitted to substantially all creditors and equity security holders entitled to vote on the plan, that an unreasonably short time was prescribed for such creditors and equity security holders to vote on the plan, or that the solicitation was not otherwise in compliance with Section 1126(b) of the Bankruptcy Code. If the conditions of the Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received prior to the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the plan for purposes of confirmation of the plan under the Bankruptcy Code.

      We may file a reorganization case seeking approval of the prepackaged plan if all the conditions of the recapitalization plan cannot be satisfied and/or waived on or before February 15, 2004 (or such earlier or later date as we and the other parties to the support agreement may agree), so long as we have received acceptances from those impaired classes of claims and interests necessary to confirm the plan (unless we decide to rely on the “cram down” provisions of the Bankruptcy Code).

      However, the bankruptcy court may conclude that the requirements of Section 1129 of the Bankruptcy Code for confirmation of the prepackaged plan have not been met. The bankruptcy court may find that the holders of impaired claims and interests have not accepted the prepackaged plan if the bankruptcy court finds that the prepackaged plan solicitation (the prospectus and solicitation statement or the offering memorandum and solicitation statement sent to noteholders or this proxy statement sent to equity interest holders) did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under Section 1126(b) of the Bankruptcy Code that the prepackaged plan solicitation comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the prepackaged plan solicitation is made after disclosure of adequate information). In such an event, we may be required to resolicit votes on the prepackaged plan before seeking confirmation of the prepackaged plan, in which case confirmation of the prepackaged plan could be delayed and possibly jeopardized.

      Bankruptcy Rule 3016(b) provides that either a disclosure statement under Section 1125 of the Bankruptcy Code or evidence showing compliance with Section 1126(b) of the Bankruptcy Code shall be filed with the prepackaged plan or within the time fixed by the court. This proxy statement is presented to holders of our impaired equity interests to satisfy the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rules 3016(b) and 3018(b). Disclosure statements in substantially similar form and content (namely, the Registration Statement on Form S-4 and a private offering memorandum and solicitation statement) will be distributed to Class 3 claimholders. We believe that the prospectus and solicitation statement and offering memorandum and solicitation statement to be sent to holders of our old notes and this solicitation process will meet these requirements.

      This prepackaged plan solicitation is being conducted at this time to obtain the acceptance of each impaired class of claims and interests entitled to vote. If we seek relief under Chapter 11 of the Bankruptcy Code, we will attempt to use such acceptances to obtain confirmation of the prepackaged plan as promptly as practicable. If we commence a reorganization case, we will promptly seek to obtain an order of the bankruptcy court finding that the prepackaged plan solicitation was in compliance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and that the acceptance of each class of impaired claims and interests can be used for purposes of confirmation of the prepackaged plan under Chapter 11 of the Bankruptcy Code. We reserve the right to use the acceptances to seek confirmation of any permitted amendment or modification of the prepackaged plan, provided that we may not make any amendment or modification to the prepackaged plan prohibited by the prepackaged plan or the amended support agreement or the Bankruptcy Code.

      As more fully described below, we are soliciting acceptances of the prepackaged plan from holders of each class of claims and interests in classes 3 and 7.

SUMMARY OF CLASSIFICATION AND TREATMENT

OF CLAIMS AND EQUITY INTERESTS UNDER THE PREPACKAGED PLAN(1)

			Approximate	Approximate
Class or	Type of Claim or		Allowed	Percentage
Subclass	Equity Interest	Treatment	Amount(2)	Recovery(3)

—	Administrative Claims	Unclassified; paid in full in cash on the distribution date or such later date that the claims become due and owing in the ordinary course of business	$7,500,000	100%
—	Priority Tax Claims	Unclassified; paid in full in cash on the distribution date or such later date as the claims become due and owing in the ordinary course of business	$3,100,000	100%
1	Other Priority Claims	Unimpaired; paid in full in cash on the distribution date or such later date as the claims become due and owing in the ordinary course of business	$3,000,000	100%
2	Senior Credit Facility Claims	Unimpaired; cured and reinstated	$150,969,000	100%
3	Senior Secured Claims — Senior Subordinated Discount Note Claims	Impaired; a pro rata share of shares of our common stock, representing approximately 56% of our outstanding common stock as of the effective date of the prepackaged plan, and $160 million in aggregate principal amount of new notes.	$253,000,000	100%
4	Other Secured Claims	Unimpaired; at our option, collateral returned to creditor or claim cured and reinstated.	$1,000,000	100%
5	Insured Claims	Unimpaired; legal, equitable and contractual rights of Insured Claims are unaffected by the prepackaged plan.	N/A	100%
6	General Unsecured Claims	Unimpaired; paid in full in cash, on the distribution date or such later date as the claims become due and owing in the ordinary course of business.	$58,200,000	100%
7	Common Stock Interests	Impaired; interest retained but diluted as a result of the issuance of additional shares of our common stock.	N/A	N/A
8	“Above Market” Warrants and “Above Market” Options	Unimpaired; the legal, equitable and contractual rights of such holders will be unaltered by the prepackaged plan.	N/A	100%
9	Other Interests	Impaired; Other Interests are deemed cancelled and extinguished under the prepackaged plan.	N/A	N/A

(1)	This table is only a summary of the classification and treatment of claims and interests under the prepackaged plan. Reference should be made to this proxy statement and the prepackaged plan attached to this proxy statement as Annex E for a complete description of the classification and treatment of claims and interests.

(2)	The amounts are solely estimates; the actual allowed amounts may vary materially, depending on the nature and extent of claims actually asserted and the final reconciliation of all administrative expenses and other claims.

(3)	The approximate percentage recovery for class 3 claims is the aggregate value of all common stock and new notes to be distributed to that class. Solely for purposes of calculating approximate percentage recovery, the value of our common stock has been based on the closing bid price of $3.04 as reported on the Over-The-Counter Bulletin Board on January 13, 2004.

Holders of Claims Entitled to Vote; Voting Record Date

      Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. The Bankruptcy Code requires that each claim or interest be placed in a class with claims or interests that are “substantially similar”. Consents to a plan of reorganization are then solicited and tallied for each class. At a minimum, at least one class of impaired claims (without including any acceptance of the plan by any insider of the debtor) under the plan must vote to accept the plan. An impaired class of claims will be deemed to accept the prepackaged plan if the holders of claims in that class casting votes in favor of acceptance of the prepackaged plan (1) hold at least two-thirds in aggregate dollar amount of the claims of the holders in such class who cast votes with respect to the prepackaged plan, and (2) constitute more than one-half in number of holders of allowed claims in such class who cast votes with respect to the prepackaged plan. An impaired class of interests will be deemed to accept the prepackaged plan if the holders of interests in that class casting votes in favor of acceptance of the prepackaged plan hold at least two-thirds in amount of the allowed interests in such class who cast votes with respect to the prepackaged plan.

      Pursuant to section 1126(f) of the Bankruptcy Code, classes of claims or interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. By contrast, pursuant to section 1126(g) of the Bankruptcy Code, classes of claims or interests that do not receive or retain any property under a plan on account of such claims or interests are deemed to have rejected the plan and do not vote. Acceptances of the prepackaged plan are being solicited only from those persons who hold claims or interests in a class which may be impaired under the prepackaged plan and who are not deemed by the Bankruptcy Code to have accepted or rejected the prepackaged plan as described above. A class of claims or interests is “impaired” if the legal, equitable, or contractual rights to which the claims or interests entitle the holders of claims or interests of that class are altered.

      The following classes of claims and interests are impaired under the prepackaged plan. All holders of claims and interests in such classes as of the voting record date are entitled to vote to accept or reject the prepackaged plan:

      CLASS 3 Senior Secured Claims

      CLASS 7 Common Stock Interests

      Classes 1, 2, 4, 5, 6 and 8 are unimpaired under the prepackaged plan in accordance with Section 1124 of the Bankruptcy Code and, accordingly, holders of claims or interests in such classes are deemed to have accepted the prepackaged plan and are not entitled to vote on the prepackaged plan.

      Class 9 is impaired under the prepackaged plan in accordance with Section 1124 of the Bankruptcy Code. Because Class 9 is deemed to have not accepted the plan, in accordance with Section 1126(g) of the Bankruptcy Code, it is not entitled to vote on the prepackaged plan.

      To be entitled to vote to accept or reject the prepackaged plan, a holder of an allowed claim or interest in any such Class 3 or 7 must have been the beneficial owner of such claim or interest at the close of business on January 12, 2004, the voting record date, regardless of whether such claim is held of record on the voting record date in such holder’s name or in the name of such holder’s broker, dealer, commercial bank, trust company or other nominee. If a claim is held in the name of a holder’s broker, dealer, commercial bank, trust company or other nominee, the beneficial owner will vote on the prepackaged plan by completing the information requested on the ballot, voting and signing the ballot and then providing the ballot to the record holder holding the claim for the beneficial owner’s benefit if the ballot has not already been signed by the beneficial owner’s nominee or agent. If the ballot has already been signed by the beneficial owner’s agent or nominee, the beneficial owner can vote on the prepackaged plan by completing the information requested on the ballot, indicating their vote on the ballot and returning their ballot in the enclosed, pre-addressed postage paid envelope so it is actually received by the voting agent before the solicitation expiration date. No appraisal rights are available to holders of claims or interests in connection with the prepackaged plan.

      Each holder of a claim or interest in an impaired class of claims or interests should refer to the detailed instructions contained in “— The Prepackaged Plan Solicitation” on page 194 which describes the voting procedures for such class and in the other materials delivered with this proxy statement.

Vote Required for Class Acceptance of the Prepackaged Plan

      As a condition to confirmation, the Bankruptcy Code requires that, except to the extent the prepackaged plan meets the “nonconsensual confirmation” standards discussed below under “— Confirmation of the Prepackaged Plan Without Acceptance by all Classes of Impaired Claims and Interests,” each impaired class of claims and interests must accept the prepackaged plan.

      For a class of impaired claims or interests to accept the prepackaged plan, Section 1126 of the Bankruptcy Code requires acceptance by:

•	in the case of claims, holders of claims that hold at least two-thirds in amount and more than one-half in number of holders of the allowed claims of such class, and

•	in the case of interests, holders of interests that hold at least two-thirds in amount of the allowed interests of such class,

in each case counting only those holders who actually vote to accept or reject the prepackaged plan. Holders of claims or interests which fail to vote or abstain from voting are not counted as either accepting or rejecting the prepackaged plan. Accordingly, the prepackaged plan could be approved by any impaired class of claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the claims in such class and any impaired class of interests with the affirmative vote of significantly less than two-thirds in amount of the interests in such class.

      Pursuant to the amended support agreement, approximately 65% in aggregate principal amount of holders of Class 3 claims have agreed to vote to accept the prepackaged plan.

      If the prepackaged plan is confirmed, each holder of a claim or interest in a class will receive the same consideration as the other members of the class, and the prepackaged plan will be binding with respect to all holders of claims and interests of each class, including members who did not vote or who voted to reject the prepackaged plan.

Classifications Under the Prepackaged Plan

      The principal provisions of the prepackaged plan are summarized below. This summary is qualified in its entirety by reference to the prepackaged plan. We urge all claim holders and other parties in interest to read and study carefully the prepackaged plan.

Classification and Allowance of Claims and Interests

      Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against, and interests in, a debtor. Under Section 1122 of the Bankruptcy Code, a plan of reorganization may classify claims and interests only into classes containing claims and interests which are “substantially similar” to such claims or interests. The prepackaged plan designates six classes of claims and three classes of interests. A plan of reorganization cannot be confirmed if there has been an improper classification of claims and interests.

      We believe that we have classified all claims and interests in compliance with the provisions of Section 1122 of the Bankruptcy Code. However, once our reorganization case has been commenced, a claim holder or interest holder could challenge our classification of claims and interests, and the bankruptcy court could determine that a different classification is required for the prepackaged plan to be confirmed. In such event, it is our intention to seek to modify the prepackaged plan to provide for whatever classification might be required by the bankruptcy court and to use the sufficient acceptances received, to the extent permitted by the bankruptcy court, to demonstrate the acceptance of the class or classes which are affected. Any such reclassification could affect a class’s acceptance of the prepackaged plan by changing the composition of such class and the required vote for acceptance of the prepackaged plan and could potentially require a resolicitation of votes on the prepackaged plan.

      The prepackaged plan provides for the classification and treatment of claims and our interest holders allowed under Section 502 of the Bankruptcy Code. Only the holder of an allowed claim or an allowed interest is entitled to receive a distribution under the prepackaged plan.

      An allowed claim or allowed interest is:

•	any claim or interest that is scheduled as liquidated in an amount and not disputed nor contingent and no objection to the allowance of the claim or interest or request to estimate the claim or interest, has been interposed within any time period provided under the plan or under applicable law; or

•	any disputed claim or disputed interest that has been adjudicated as an allowed claim or interest; or

•	any claim or interest that is specified as an allowed claim or allowed interest under the prepackaged plan or the confirmation order.

      A disputed claim or disputed interest is a claim or interest that is not an allowed claim or allowed interest and:

•	the claim or interest is not contained on a schedule to the prepackaged plan;

•	the claim or interest is scheduled as unliquidated, disputed, contingent or unknown;

•	the claim or interest is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the bankruptcy court, the prepackaged plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn or resolved; or

•	the claim or interest is otherwise specified as “disputed” or as a “disputed claim” pursuant to the prepackaged plan.

Summary of Distributions Under the Prepackaged Plan

      The following summary of distributions under the prepackaged plan is subject, and is qualified in its entirety by reference, to the prepackaged plan.

      If the prepackaged plan is confirmed by the bankruptcy court, each holder of an allowed claim or allowed interest in a particular class will receive the same treatment as the other holders in the same class of claims or interests (unless such holder agrees to accept less favorable treatment), whether or not such holder voted to accept the prepackaged plan. Moreover, upon confirmation, the prepackaged plan will be binding on all of our creditors and stockholders regardless of whether such creditors or stockholders voted to accept the prepackaged plan. Such treatment will be in full satisfaction, release and discharge of and in exchange for such holder’s claims against or interests in us, except as otherwise provided in the prepackaged plan.

      Treatment of Unclassified Claims. The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include administrative claims and priority tax claims as set forth below.

      1.     Administrative Claims. An “administrative claim” is any cost or expense of administration of our reorganization case allowed under Section 503(b), and referred to in Section 507(a)(1), of the Bankruptcy Code. These claims include, without limitation:

•	any actual and necessary costs and expenses of preserving our estate and operating our business during our reorganization case, including any indebtedness or obligations incurred or assumed by us as debtor in possession in connection with our conduct of our business or for the acquisition or lease of property or for the rendition of services, and any of our costs and expenses for the management, preservation, sale or other disposition of assets during our reorganization case, the administration, prosecution or defense of claims by or against us and for distributions under the prepackaged plan; and

•	any allowances of compensation or reimbursement of expenses to the extent allowed by final order of the bankruptcy court under Sections 327, 328, 330, 331, 503(b)(2) and/or 1103 of the Bankruptcy Code.

      Subject to the bar date provisions contained in the prepackaged plan, each holder of an allowed administrative claim will, in full satisfaction, release, and discharge of such allowed administrative claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between us and such holder, or as may be due and owing under applicable nonbankruptcy law or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the parties.

      If the bankruptcy court confirms the prepackaged plan within the time frame anticipated by us, we expect that the amount of administrative claims will be significantly less than if we had commenced a reorganization case without prior receipt of the approvals necessary to confirm the prepackaged plan. In the event the bankruptcy court confirms the prepackaged plan within 45 days after the commencement of our reorganization case, and assuming there is no significant litigation initiated or objections filed with respect to the prepackaged plan, we estimate that the aggregate allowed amount of administrative claims (other than those discharged or to be satisfied by us in the ordinary course of business) will be approximately $7.5 million as of the date the prepackaged plan becomes effective.

      2.     Priority Tax Claims. A “priority tax claim” is that portion of any claim against us for unpaid taxes which is entitled to priority in right of payment under Section 507(a)(7) of the Bankruptcy Code. We are now current and anticipate that we will continue to be current on our tax obligations at the time we commence our reorganization case. Assuming the bankruptcy court confirms the prepackaged plan within 45 days after the commencement of our reorganization case, we estimate that the aggregate allowed amount of priority tax claims (other than those discharged by us in the ordinary course of business) will be less than $3.1 million on the date the prepackaged plan becomes effective.

      Pursuant to the prepackaged plan, each holder of a priority tax claim that is an allowed claim will, in full satisfaction, release, and discharge of such allowed priority tax claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable nonbankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the parties.

      Treatment of Classified Claims. The following describes the prepackaged plan’s classification of the claims and interests that are required to be classified under the Bankruptcy Code and the treatment that the holders of allowed claims or allowed interests will receive for such claims or interests:

      Class 1 — Other Priority Claims. Class 1 consists of all other priority claims. An other priority claim is any claim against us for an amount entitled to priority under Section 507(a) of the Bankruptcy Code, other than an administrative claim or a priority tax claim. These claims are primarily for employee wages, vacation pay, severance pay, contributions to benefit plans and other similar amounts. We estimate that the aggregate allowed amount of other priority claims will be less than $3.0 million on the date the prepackaged plan becomes effective.

      We intend to seek an order approving the pre-effective date payment of priority claims. To the extent such an order is not entered or such claims are not paid prior to the date the prepackaged plan becomes effective, pursuant to the prepackaged plan, the legal, equitable and contractual rights of the holders of allowed Class 1 claims are unaltered by the plan. Each holder of an allowed Class 1 claim, will, in full satisfaction of and in exchange for such allowed Class 1 claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the parties.

      Class 1 is unimpaired, and the holders of claims in Class 1 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan and are not entitled to vote.

      Class 2 — Senior Credit Facility Claims. Class 2 consists of the senior credit facility claims. As to the senior credit facility claims, our records reflect 22 participating lenders and a total obligation at January 13, 2004, which includes principal and accrued interest, of $151.0 million. The allowed claims of the holders of the senior credit facility claims under the credit facility, as amended (see “Description of Our Credit Facility”) will be cured and reinstated on the effective date of the prepackaged plan.

      Class 2 is unimpaired, and the holders of claims in Class 2 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan and are not entitled to vote.

      Class 3 — Senior Secured Claims. Class 3 consists of all senior secured claims. The senior secured claims are comprised of the old notes claims.

      As to the old notes claims, we estimate approximately 80 beneficial holders and a total obligation at September 30, 2003, which indicates accreted value, of $253 million.

      Each holder of an allowed Class 3 claim will receive a pro rata distribution of our common stock and new notes, equal to approximately 110.1384 shares of our pre-reverse split common stock and $533.33 in aggregate principal amount of new notes for each $1,000 of aggregate principal amount due at maturity of old notes.

      Class 3 is impaired, and the holders of claims in Class 3 are entitled to vote on the prepackaged plan.

      Class 4 — Other Secured Claims. Class 4 consists of all secured claims other than the claims in Classes 2 and 3. For purposes of the prepackaged plan each such allowed other secured claim will be deemed a separate subclass. We estimate that the amount of such claims will not exceed $1.0 million in the aggregate. At our option, each holder of an allowed Class 4 claim will either (a) have the property that serves as collateral for its claim returned, or (b) have its claim “cured and reinstated”, in accordance with Section 1124(2) of the Bankruptcy Code.

      Class 4 is unimpaired, and the holders of claims in Class 4 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan and are not entitled to vote.

      Class 5 — Insured Claims. Class 5 consists of all claims that are covered by insurance policies maintained by or for our benefit, but only to the extent of insurance coverage under such insurance policies. We are presently unable to determine the amount of such claims (if any) that will be asserted in this class. Under the prepackaged plan, holders of insured claims that become allowed claims will have their legal, equitable and contractual rights unaltered by the plan.

      Class 5 is unimpaired, and the holders of claims in Class 5 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan and are not entitled to vote.

      Class 6 — General Unsecured Claims. Class 6 consists of all unsecured claims, except for administrative claims, priority tax claims or claims in Classes 1 through 5, inclusive. General unsecured claims will include trade and vendor claims. Our records indicate approximately $58.2 million in accounts payable that would be included in Class 6. To the extent any allowed general unsecured claim has not been paid or satisfied by performance in full prior to the date the prepackaged plan becomes effective, the legal, equitable and contractual rights of the holders of allowed Class 6 claims are unaltered by the prepackaged plan. In full satisfaction of and in exchange for each allowed Class 6 claim, the holder will: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable nonbankruptcy law or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the parties.

      Class 6 is unimpaired, and the holders of claims in Class 6 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan and are not entitled to vote.

      Class 7 — Common Stock Interests. Class 7 consists of all interests of holders of our common stock issued and outstanding on the date the petition for relief is filed with the bankruptcy court. We estimate that, as of the date of this proxy statement, there are approximately 4020 beneficial holders of Class 7 interests. Each holder of a Class 7 interest will retain its interest as it existed on the date the petition for relief is filed with the bankruptcy court; however, the issuance of common stock in exchange for the impaired classes of claims and interests under the prepackaged plan will substantially dilute the ownership interest of each holder of a Class 7 interest.

      Class 7 is impaired and the holders of interests in Class 7 are entitled to vote on the prepackaged plan.

      Class 8 — “Above Market” Warrants and “Above Market” Options. Class 8 consists of all interests of holders of our “above market” warrants and “above market” options issued and outstanding on the date the petition for relief is filed with the bankruptcy court. These interests include certain warrants issued in connection with the old notes as well as certain options issued to employees, consultants, and members of our board of directors. We estimate that, as of the date of this proxy statement, there are approximately 156 beneficial holders of Class 8 interests. Under the prepackaged plan, these interests will be retained by their holders.

      Class 8 is unimpaired and the holders of interests in Class 8 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan and are not entitled to vote.

      Class 9 — Other Interests. Class 9 consists of all interests except for interests in Classes 7 and 8. Such interests include those of holders of “below market” warrants and “below market” options. We estimate that, as of the date of this proxy statement, there are approximately 588 beneficial holders of Class 9 interests. Under the prepackaged plan, these interests will be cancelled, and deemed extinguished.

      Class 9 is impaired and the holders of interests in Class 9 are deemed pursuant to Section 1126(g) of the Bankruptcy Code not to have accepted the prepackaged plan.

Confirmation of the Prepackaged Plan

      If we seek to implement the prepackaged plan by commencing a reorganization case, we will promptly request that the bankruptcy court hold a confirmation hearing, including a determination that the prepackaged plan solicitation was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code, upon such notice to parties in interest as is required by the Bankruptcy Code and the bankruptcy court. Rule 2002(b) of the Bankruptcy Rules requires no less than 25 days’ notice by mail of the time for filing objections to confirmation of the prepackaged plan and of the time and place of the confirmation hearing, unless the bankruptcy court shortens or lengthens this period. Parties in interest, including all holders of impaired claims and interests, will be provided notice by mail, or by publication if required by the bankruptcy court, of the date and time fixed by the bankruptcy court for the confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the prepackaged plan. The bankruptcy court will also establish procedures for the filing and service of objections to confirmation of the prepackaged plan. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the prepackaged plan.

      Any objections to confirmation of the prepackaged plan must be filed with the bankruptcy court in accordance with applicable bankruptcy rules and any procedures established by the bankruptcy court.

      In order for the prepackaged plan to be confirmed, and regardless of whether all impaired classes of claims and interests vote to accept the prepackaged plan, the Bankruptcy Code requires that the bankruptcy court determine that the prepackaged plan complies with the requirements of Section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires for confirmation, among other things, that:

•	except to the extent the prepackaged plan meets the “nonconsensual confirmation” standards discussed below under “— Confirmation of the Prepackaged Plan Without Acceptance by all Classes of Impaired Claims and Interests,” the prepackaged plan be accepted by each impaired class of claims and interests by the requisite votes of holders of claims or interests in such impaired classes;

•	the prepackaged plan is feasible (that is, there is a reasonable probability that we will be able to perform our obligations under the prepackaged plan and continue to operate our business without the need for further financial reorganization) (see “— Feasibility of the Prepackaged Plan”); and

•	the prepackaged plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each holder of a claim or interest in such class either (a) accepts the prepackaged plan or (b) receives at least as much pursuant to the prepackaged plan as such holder would receive in our liquidation under Chapter 7 of the Bankruptcy Code (see “— The Best Interests Test”).

      In addition, we must demonstrate in accordance with Section 1129 of the Bankruptcy Code that:

•	the prepackaged plan is proposed in good faith;

•	the prepackaged plan complies with the Bankruptcy Code;

•	payments for services or costs and expenses in or in connection with the case, or in connection with the prepackaged plan, have been approved by or are subject to the approval of the bankruptcy court;

•	the individuals to serve as our officers and directors have been disclosed and their appointment or continuance in such office is consistent with the interests of creditors and interest holders;

•	the identity of any insider that will be employed or retained by us is disclosed, as well as any compensation to be paid to such insider;

•	all statutory fees have been or will be paid; and

•	the prepackaged plan provides for the continued maintenance of retiree benefits, if any, at a certain level.

Acceptance of the Prepackaged Plan

      As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan of reorganization, unless the “cram down” requirements of Section 1129(b) of the Bankruptcy Code are met. Classes of claims or interests that are not “impaired” under a plan are deemed to have accepted the plan and are not entitled to vote.

Feasibility of the Prepackaged Plan

      The Bankruptcy Code requires that, in order to confirm the prepackaged plan, the bankruptcy court must find that confirmation of the prepackaged plan will not likely be followed by liquidation or the need for further financial reorganization. For the prepackaged plan to meet the “feasibility test,” the bankruptcy court must find that we will possess the resources and working capital necessary to fund our operations and that we will be able to meet our obligations under the prepackaged plan.

      We have analyzed our ability to meet our obligations under the prepackaged plan. As part of our analysis, we have considered our forecasts of our financial performance after completion of our reorganization case contained herein. These projections and the significant assumptions on which they are based are included in this proxy statement. See “Unaudited Projected Consolidated Financial Information.” We believe, based on our analysis, that the prepackaged plan provides a feasible means of reorganization from which there is a reasonable expectation that, following the effective date of the prepackaged plan, we will possess the resources and working capital necessary to fund our operations and to meet our obligations under the prepackaged plan.

      In connection with confirmation of the prepackaged plan, the bankruptcy court will have to determine that the prepackaged plan is feasible. The bankruptcy court may not agree with our determination or accept the projections or the assumptions underlying our determination.

The Best Interests Test

      Even if the prepackaged plan is accepted by each impaired class of claims and interests, Section 1129(a)(7) of the Bankruptcy Code requires that in order to confirm the prepackaged plan, the bankruptcy court must determine that either:

•	each member of an impaired class of claims or interests has accepted the prepackaged plan; or

•	the prepackaged plan will provide each nonaccepting member of an impaired class of claims or interests a recovery that has a value at least equal to the value of the distribution that such member would receive if we were liquidated under Chapter 7 of the Bankruptcy Code.

      If all members of an impaired class of claims or interests accept the prepackaged plan, the best interests test does not apply with respect to that class.

      The first step in meeting the best interests test is to determine the dollar amount that would be generated from the liquidation of our assets and properties in a Chapter 7 liquidation case. The total amount available would be the sum of the proceeds from the disposition of our assets and the cash held by us at the time of the commencement of the Chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of our business and the use of Chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and stockholders in the strict order of priority in accordance with Section 726 of the Bankruptcy Code which requires that no junior creditor receive any distribution until all senior creditors are paid in full and can be compared to the value of the property that is proposed to be distributed under the prepackaged plan on the date the prepackaged plan becomes effective.

      After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including:

•	the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee;

•	the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the “forced sale” atmosphere that would prevail; and

•	substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a Chapter 11 case,

and as illustrated in the following liquidation analysis, prepared with the assistance of Masson & Co., we have determined that confirmation of the prepackaged plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to our liquidation under Chapter 7 of the Bankruptcy Code. Moreover, we believe that the value of any distributions from the liquidation proceeds to each class of allowed claims and interests in a Chapter 7 case would be less than the value of distributions under the prepackaged plan because such distributions in Chapter 7 may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a substantial time after the completion of such liquidation to resolve all objections to claims and prepare for distributions.

Liquidation Analysis

      The following liquidation analysis is an estimate of the proceeds that may be generated as a result of the hypothetical Chapter 7 liquidation of our assets. The analysis is based upon a number of significant assumptions which are described below. The liquidation analysis is not based on appraisals and does not purport to be a valuation of our assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

      The accompanying Unaudited Schedule of Assets and Liquidation Proceeds, which assumes a Chapter 7 liquidation beginning September 30, 2003, has been prepared by our management for the purposes of this proxy statement. The schedule presents a computation of the estimated proceeds that may be generated as a result of a hypothetical Chapter 7 liquidation in which a court-appointed trustee liquidates the business under the assumptions described below.

      The following liquidation analysis is based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond our control. Therefore, we can give no assurance that the assumptions and estimates employed in analyzing the liquidation values of our assets will result in an accurate estimate of the proceeds that would be realized were we to undergo an actual liquidation. The liquidation analysis does not purport to be a valuation of our assets and is not necessarily indicative of the values that may be realized in an actual liquidation that could, therefore, vary materially from the estimates provided herein. Moreover, the following liquidation analysis does not reflect or give consideration to the possibility of liquidating our company as a going concern in a Chapter 11 case. The fair value of assets on a going concern basis is significantly higher.

      The liquidation analysis assumes an orderly, yet expedited sale, such as an auction or other similar sale of our assets, occurring over a period of six months starting September 30, 2003. The computations are based on our estimated balance sheet information as of September 30, 2003. Liquidation of our current assets is expected to occur over a period of three months. The analysis assumes that all operating entities cease to operate as a going concern and the network “goes dark.” It is assumed that all leased facilities are closed and surrendered to the landlords and that the machinery and equipment will be removed from these locations and sold by a professional liquidator.

Unaudited Schedule of Assets and Liquidation Proceeds as of September 30, 2003

		Liquidation Analysis
	Book Value	Estimated Recovery		Estimated Liquidation
	as of	Rate		Range
	September 30,
	2003	Low	High	Low	High

	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$54,078	100.0%	100.0%	$54,078	$54,078
Trade receivables, net	26,994	70.0%	90.0%	18,896	24,295
Receivable from Sprint PCS	15,809	100.0%	100.0%	15,809	15,809
Inventories	2,132	15.0%	35.0%	320	746
Prepaid expense	2,107	0.0%	0.0%	0	0
Other current assets	145	0.0%	0.0%	0	0

Total current assets	101,265			89,103	94,928
Property and equipment, net	178,070	8.0%	15.0%	14,246	26,711
Intangible Assets(a)	—	0.0%	0.0%	0	53,850
Financing costs	6,682	0.0%	0.0%	0	0
Direct subscriber activation costs	3,907	0.0%	0.0%	0	0
Other assets	992	0.0%	0.0%	0	0

Estimated Gross Proceeds from Liquidation of AirGate	$290,916			$103,349	$175,489
Estimated Liquidation Expenses(b)		10.0%	7.0%	(7,126)	(10,184)
Estimated Liquidation Proceeds Available for Distribution				$96,223	$165,305

(a)	Assumes 359,000 subscribers at $150.00 per subscriber.

(b)	Includes fees to Chapter 7 trustee, accountants, other professionals and wind down costs.

      These estimated liquidation values are speculative and could vary dramatically from the amounts that may actually be recovered in an actual liquidation under Chapter 7 of the Bankruptcy Code. In many cases, our assets might not command significant prices if purchased for uses other than wireless PCS.

      We have assumed in this liquidation analysis that in liquidation our agreements with Sprint would have no value separate and apart from the value of our customer base and fixed assets such as towers. We do not believe it likely in a liquidation that a trustee in bankruptcy would sell the Sprint agreements because section 365(d)(1) of the Bankruptcy Code requires that in a Chapter 7 bankruptcy case, if a trustee does not assume or reject an executory contract within the first 60 days of that bankruptcy case (or within such additional period of time as the court for cause within such initial 60 day period fixes), then such contract is deemed rejected. It is because of this short time period allotted by the Bankruptcy Code that many Chapter 7 bankruptcy trustees do not sell assets as a going concern and instead sell them in a more piece meal fashion. As indicated above, the liquidation analysis assumes an orderly, yet expedited sale, such as an auction or other similar sale of our assets, occurring over a period of six months. In liquidation, the Sprint agreements would likely be rejected pursuant to section 365(d)(1) of the Bankruptcy Code. However, even if it were not rejected and instead assumed and assigned (i.e., sold), we believe that the Sprint agreements would be included in a sale of our customer base and fixed assets such as towers and those assets are already included in the liquidation schedule.

      Because this liquidation analysis was prepared for purposes of the prepackaged plan of reorganization, and reflects our estimates of potential recoveries that could be realized in a liquidation, the amounts disclosed are not likely to be meaningful for us as a going concern or indicative of actual returns that may eventually be realized by our stakeholders in a non-liquidation context.

      As described above, to estimate the liquidation proceeds we assumed that our assets are disposed of in a straight liquidation during a six-month wind-down period.

      Our belief that confirmation of the prepackaged plan will provide each holder of a claim in an impaired class with a recovery at least equal to the recovery that such holder would receive pursuant to a liquidation under Chapter 7 of the Bankruptcy Code is based on a comparison of the liquidation values set forth in the liquidation analysis above with our estimate of the value of the distributions to the holders of claims pursuant to the prepackaged plan.

      In preparing this liquidation analysis, Masson & Co. assisted us in valuing certain contracts and reviewed liquidation values of our assets using data and assumptions supplied by us. Masson & Co. did not prepare a valuation report or opinion regarding our company or any of our assets.

Alternatives to Confirmation of the Prepackaged Plan

      If the exchange offer is not consummated and the prepackaged plan is not confirmed, we or, subject to further determination by the bankruptcy court as to extensions of our exclusive period within which to propose a plan of reorganization (which is the first 120 days after the commencement of reorganization case, subject to reduction or extension by the bankruptcy court), any other party in interest in our reorganization case could attempt to formulate and propose a different plan or plans of reorganization. Such plans could involve a reorganization and continuation of our businesses, a sale of our business as a going concern, an orderly liquidation of our assets, or any combination thereof. If no plan of reorganization is confirmed by the bankruptcy court, our reorganization case may be converted to a liquidation case under Chapter 7 of the Bankruptcy Code. In that event, the bankruptcy court may grant holders of secured claims relief from the automatic stay to foreclose on their collateral and, accordingly, our valuable assets may be lost.

      In a Chapter 7 case, a trustee would be appointed or elected with the primary duty of liquidating our assets. Typically, in a liquidation, assets are sold for less than their going concern value and, accordingly, the return to creditors would be reduced. Proceeds from liquidation would be distributed to our creditors in accordance with the priorities set forth in the Bankruptcy Code.

      Because of the difficulties in estimating what our assets would bring in a liquidation and the uncertainties concerning the aggregate claims to be paid and their priority in liquidation, it is not possible to predict with certainty what return, if any, each class of claims or interests might receive in a liquidation. Nevertheless, we believe that the most likely result would be the sale of our assets at a price which is significantly less than needed to pay our debts in full. We believe that holders of impaired claims and interests would realize a greater recovery under the prepackaged plan than would be realized under a Chapter 7 liquidation.

Means for Implementing the Prepackaged Plan

     Management

      On the date the prepackaged plan becomes effective, our estate will revest in us as the reorganized debtor and our management, control and operation will continue to be the general responsibility of our board of directors in accordance with Delaware law. Our board of directors on the effective date is described under “Management.” For a description of the directors’ and officers’ backgrounds, affiliations, salary compensation and whether or not such persons are also insiders, see “Management.”

      We will disclose, prior to the hearing on the confirmation of the prepackaged plan, such additional information as is necessary to satisfy Section 1129(a)(5) of the Bankruptcy Code including (1) the identity and affiliation of any other individual who is proposed to serve as one of our officers or directors, to the extent it is different than disclosed herein, and (2) the identity of any other insider that will be employed or retained by us and said insider’s compensation.

Restated Corporate Documents

      On the date the prepackaged plan becomes effective, our certificate of incorporation will be amended and restated to include (1) the amendments necessary to effect the restructuring and (2) in accordance with Section 1123(a)(6) of the Bankruptcy Code, a prohibition on the issuance of non-voting equity securities.

Cancellation of Existing Securities and Indebtedness

      As a general matter, on the effective date, all notes, indentures, instruments and other documents evidencing the claims or interests classified in Class 3 of the prepackaged plan will be cancelled and any collateral security with respect to such claims will be released. Without limiting the generality of the foregoing, on the effective date of the plan, each of the following will be cancelled:

•	the senior secured discount notes, i.e., the old notes;

•	the old notes indenture; and

•	the collateral agreements relating to our senior secured discount notes.

Stockholder Approval

      Pursuant to this proxy statement, we are seeking the approval of our existing stockholders to the issuance of common stock in accordance with the terms of the prepackaged plan and an amendment and restatement of our certificate of incorporation to effect the 1 for 5 reverse stock split. If we do not receive the required stockholder approval, then we may seek confirmation of the prepackaged plan under the “cram down” provisions of Section 1129 of the Bankruptcy Code.

Issuance of Common Stock and New Notes

      On the effective date of the prepackaged plan, we will issue, in accordance with the terms of the prepackaged plan, an aggregate of up to 33,041,516 newly issued shares of our common stock, prior to taking into account the effect of the reverse stock split, and $160.0 million in aggregate principal amount of the new notes. All shares to be issued pursuant to the prepackaged plan will be, upon issuance, fully paid and non-assessable. The holders of this common stock will have no preemptive or other rights to subscribe for additional shares. We expect that the confirmation order of the bankruptcy court will provide that the issuance of common stock and new notes will be exempt from the registration requirements of the Securities Act in accordance with Section 1145 of the Bankruptcy Code. Upon consummation of the restructuring, one of the holders of old notes that is a party to the amended support agreement will hold approximately 12% of our outstanding common stock. Consequently, such noteholder has requested, and we have agreed, pursuant to a registration rights agreement, to use our reasonable best efforts to file and maintain the effectiveness of a shelf registration statement to permit such noteholder’s resale of our common stock and new notes.

Confirmation of the Prepackaged Plan Without Acceptance by all Classes of Impaired Claims and Interests

      The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. These “cram down” provisions are set forth in Section 1129(b) of the Bankruptcy Code. Under the “cram down”

provisions, upon the request of a plan proponent, the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

•	the plan does not discriminate unfairly with respect to each non-accepting impaired class; and

•	the plan is fair and equitable with respect to each non-accepting impaired class.

      These standards ensure that holders of junior interests, such as stockholders, cannot retain any interest in the debtor under a plan that has been rejected by a senior class of impaired claims or interests unless such impaired claims or interests are paid in full.

      As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law. A plan does not “discriminate unfairly” if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate classes for the holders of each type of claim or interest and by treating each holder of a claim or interest in each class identically, the prepackaged plan has been structured so as to meet the “unfair discrimination” test of Section 1129(b) of the Bankruptcy Code.

      The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests. In general, Section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive any distributions under the plan. In addition, case law surrounding Section 1129(b) requires that no class senior to a non-accepting impaired class receives more than payment in full on its claims.

      With respect to a class of unsecured claims that does not accept the prepackaged plan, we must demonstrate to the bankruptcy court that either:

•	each holder of an unsecured claim in the dissenting class receives or retains under such plan property of a value equal to the allowed amount of its unsecured claim; or

•	the holders of claims or holders of interests that are junior to the claims of the holders of such unsecured claims will not receive or retain any property under the prepackaged plan.

      With respect to a class of interests that does not accept the prepackaged plan, we must demonstrate that either:

•	the plan provides that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or

•	the holders of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.

      Additionally, we must demonstrate that the holders of claims or interests that are senior to the claims or interests of the dissenting class of unsecured claims or interests receive no more than payment in full on their claims or interests under the prepackaged plan. In that regard, because the holders of Class 3 Claims will receive for each $1,000 of aggregate principal of old notes, $533.33 in principal amount of new notes and 110.1384 shares of our common stock, in order to meet this test the value of our common stock should not exceed $466.67 ÷ 110.1384 or $4.24 per share.

      Neither we nor any of our advisors, including Broadview and Masson & Co., have undertaken to value our assets or our business. We also have not engaged any person to conduct a valuation of our assets or business in connection with the prepackaged plan. Our common stock is traded on the Over-The-Counter Bulletin Board, and a valuation for our company can be derived from trading information relating to our common stock.

      We believe that the prepackaged plan satisfies the “cram down” requirements of the Bankruptcy Code. If all classes of impaired claims and interests, other than the interests held by our common stockholders (Class 7) and the holders of Other Interests (Class 9), accept the prepackaged plan, we may pursue confirmation of the prepackaged plan under the “cram down” provisions of the Bankruptcy Code. However, the bankruptcy court may determine that the prepackaged plan does not meet the requirements of Section 1129(b) of the Bankruptcy Code and we may be required to amend the prepackaged plan.

Distributions

      All distributions required under the prepackaged plan to holders of allowed claims and interests shall be made by a disbursing agent pursuant to a disbursing agreement. The disbursing agent may designate, employ or contract with other entities to assist in or perform the distributions. The disbursing agent and such other entities will serve without bond.

      The distribution date will mean the date, occurring on or as soon as practicable after the later of:

•	the effective date; and

•	the date when a claim becomes an allowed claim or an interest becomes an allowed interest.

      Only holders of record of old note claims as of the distribution record date shall be entitled to receive the distributions provided for in the prepackaged plan. As of the close of business on the distribution record date, the respective transfer ledgers in respect of the old notes will be closed, for purposes of making the distributions required in accordance with the provisions of the prepackaged plan. We and the disbursing agent will have no obligation to recognize any transfer of old notes occurring after the distribution record date for purposes of such distributions. We and the disbursing agent will recognize and, for purposes of making such distributions under the prepackaged plan, deal only with those holders of record reflected on the transfer ledgers maintained by the registrars for the old notes as of the close of business on the distribution record date, provided that nothing contained in the prepackaged plan will be deemed to prohibit or otherwise restrict the right of any such holder to transfer such securities at any time.

      Distributions to holders of allowed claims and allowed interests will be made at the address of each such holder as set forth on the schedules filed by us with the bankruptcy court unless superseded by the address as set forth on the proofs of claim or proofs of interest filed by such holder or other writings notifying us of a change of address (or at the last known address of such holder if no proof of claim or proof of interest is filed or if we have not been notified in writing of a change of address), or in the case of holders of old note claims may be made at the addresses of the registered holders contained in the records of the registrar as of the distribution record date, except as provided below. If any holder’s distribution is returned as undeliverable, no further distributions to such holder will be made, unless and until we or the disbursing agent are notified of such holder’s then current address, at which time all missed distributions will be made to such holder together with any interest or dividends earned thereon. Amounts in respect of undeliverable distributions made through a disbursing agent will be returned to such disbursing agent making such distribution until such distributions are claimed. All claims for undeliverable distributions will be made on or before the later of the second anniversary of the date the prepackaged plan becomes effective and the date 90 days after such claim is allowed. After such date all unclaimed property held by a disbursing agent for distribution to holders will be returned to us and the claim of any holder with respect to such property will be discharged and forever barred.

Conditions to Effective Date of the Prepackaged Plan

      The effective date of the prepackaged plan will not occur until the conditions set forth below have been satisfied or waived:

•	the confirmation order is a final order;

•	any waiting period applicable to the consummation of the prepackaged plan and occurrence of the effective date under the Hart-Scott-Rodino Act shall have expired or be terminated; and

•	the amended support agreement conditions have been satisfied.

      Only the debtor may waive the “final order” condition in its sole and absolute discretion, by filing a written waiver. The requirement of the amended support agreement conditions having been satisfied may be waived by the persons having such rights under, and in accordance with, the amended support agreement, by filing a written waiver.

Modification of Prepackaged Plan

      The proponent of the prepackaged plan reserves the right in accordance with the amended support agreement and Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, after hearing on notice to the committee(s) and such other entities designated by the bankruptcy court, to amend or modify the prepackaged plan prior to the entry of the confirmation order of the bankruptcy court by amending or modifying or supplementing the prepackaged plan, the indentures, instruments or agreements to be executed and delivered pursuant to the prepackaged plan or any other documents.

      To the extent the bankruptcy court finds that the proposed modification does not “adversely change” the treatment of a creditor or interest holder, the modification will be deemed accepted by all those who previously accepted the plan. If the proposed modification “adversely changes” the treatment of a creditor or interest holder who has accepted the plan prior to the modification, we will solicit the acceptance of such modification from such creditors or equity holders, unless such holders have:

•	consented in writing to the modification;

•	been deemed to accept pursuant to Section 1126(f) of the Bankruptcy Code; or

•	been deemed to have rejected pursuant to Section 1126(g) of the Bankruptcy Code.

Withdrawal of Prepackaged Plan

      We reserve the right to revoke and withdraw the prepackaged plan at any time prior to the entry of the confirmation order of the bankruptcy court. After withdrawal, or if entry of the confirmation order of the bankruptcy court does not occur, the prepackaged plan, including any settlement or compromise embodied in the prepackaged plan and any assumption or rejection of any executory contract, will be deemed null and void. In that event, nothing contained in the prepackaged plan or in any letter of transmittal or ballot shall be deemed to constitute a waiver or release of any claims by or against or any interests in us, or to prejudice in any manner our rights or the rights of holders of any claim or interest in any further proceedings.

Effects of Prepackaged Plan Confirmation

     Discharge

      The rights afforded in the plan and the treatment of all claims and interests therein shall be in exchange for and in complete satisfaction, discharge and release of all claims and interests of any nature, whatsoever, including any interest accrued on such claims from and after the petition date. Except as otherwise provided in the plan or the confirmation order, on or after the effective date: (i) we will be discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all claims and interests, including claims and interests that arose before the effective date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code whether or not: (a) a proof of claim or proof of interest based on such claim or interest is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (b) a claim or interest based on such claim or interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (c) the holder of a claim or interest based on such claim or interest has accepted the plan; and (ii) all persons will be precluded from asserting against us, our successors or our assets or properties any other or future claims or interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the effective date.

      Except as otherwise provided in the plan or the confirmation order and in addition to the injunction provided under Sections 524(a) and 1141 of the Bankruptcy Code, on and after the effective date of the prepackaged plan, all persons who have held, currently hold or may hold a debt, claim or interest discharged under the plan are permanently enjoined from taking any of the following actions on account of any such discharged, debt, claim or interest:

•	commencing or continuing in any manner any action or other proceeding against our successors or our respective assets;

•	enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against us, our successors, or our assets;

•	creating, perfecting or enforcing any lien or encumbrance against us, our successors or our assets;

•	asserting any setoff, right of subrogation or recoupment of any kind against any obligation due us, our successors or our assets; and

•	commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the plan or the confirmation order.

      Any person or entity injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

Revesting of Assets and Operations of Property

      As of the effective date, all property of the estate shall revest in us free and clear of all claims, liens, encumbrances and other interests of the holders of claims and interests, except as otherwise provided in the prepackaged plan regarding the holders of Class 2 allowed claims. All rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of our property or business now conducted by us, will be vested in us on the effective date of the prepackaged plan and will thereafter be exercisable and usable by us to the same and fullest extent they would have been exercisable and usable by us before the petition date. From and after the effective date, we may operate our business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the bankruptcy court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the plan and the confirmation order.

Retention of Causes of Action

      Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with the plan, or in any settlement agreement approved during our reorganization case:

•	all rights, claims, causes of action, defenses, and counterclaims of or accruing to us, including, without limitation, any claims against Sprint, will remain our assets, whether or not litigation relating thereto is pending on the effective date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the plan, the schedules, or any other document filed with the bankruptcy court, and

•	we do not waive, relinquish, or abandon (nor will we be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim: (a) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the plan or the schedules, or any other document filed with the bankruptcy court, (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to us, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense, or counterclaim filed a proof of claim or interest in the reorganization case, filed a notice of appearance or any other pleading or notice in the reorganization case, voted for or against the prepackaged plan, or received or retained any consideration under the prepackaged plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the plan, the schedules, or any other document filed with the bankruptcy court will in no manner waive, eliminate, modify, release, or alter our right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that we have or may have, as of the confirmation date. We may commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims in our sole discretion, in accordance with what is in our best interests.

Objections to Claims and Interests/ Distributions

      The prepackaged plan provides that we may object to the allowance of claims or interests filed with the bankruptcy court and that after the date the prepackaged plan becomes effective only we may object to the allowance of claims and interests. Such objections may be resolved by a final order or by compromise or settlement. We, on the one hand, or the holder of any disputed claim, on the other hand, may seek resolution and/or enforcement of an unimpaired disputed claim (other than a claim arising from the rejection of an unexpired lease or executory contract), if a proof of the claim is timely filed, in the bankruptcy court, or, if no proof of claim is timely filed, in any court of competent jurisdiction, either before or after the date the prepackaged plan becomes effective. Rejection claims may be resolved only in the bankruptcy court pursuant to the provisions of the prepackaged plan.

      At such time as a disputed claim or disputed interest becomes an allowed claim or allowed interest, in whole or in part, the prepackaged plan provides that the holder of such claim or interest will receive on the distribution date the property that would have been distributed to such holder on the date the prepackaged plan becomes effective if such allowed claim or allowed interest was an allowed claim or allowed interest on the date the prepackaged plan becomes effective.

Proofs of Claim and Bar Dates

      We will ask the Bankruptcy Court to set a bar date for filing proofs of claims and proofs of interest, so that except as otherwise expressly provided in the prepackaged plan and except for claims or equity interests in a specific amount as being liquidated, undisputed and not contingent, anyone wishing to assert, or dispute the scheduled amount of, a claim against, or equity interest in, us must file a proof of claim or proof of interest (as appropriate) with the bankruptcy court. Except as provided in section 502(b)(9) of the Bankruptcy Code, proofs of claim or proofs of interest (as appropriate) must be filed on or before the date which is 10 days before the date of the initially scheduled confirmation hearing. We will ask that the Bar Date order provide should a proof of claim or proof of interest (as appropriate) be required to be filed in respect of a claim or interest, but is not filed by the applicable bar date, such claim or interest shall be forever barred and may not thereafter be asserted against us or our property. If for some reason we are unable to obtain the approval of the bankruptcy court to the proposed bar date we reserve the right to seek approval to establish an alternative bar date, possibly after the date of the confirmation hearing, or to dispense with any bar date and simply resolve disputes as they arise in the ordinary course.

Limitation of Liability

      Except as otherwise provided in the prepackaged plan or the confirmation order, neither we, the committee established by the bankruptcy court, any signatory to the amended support agreement nor any of their respective officers, directors, members or employees (acting in such capacity), nor any professional persons employed by any of them shall have or incur any liability to any entity or person for any action taken or omitted to be taken in connection with or related to our reorganization case, the formulation, preparation, dissemination, solicitation, confirmation or consummation of the prepackaged plan, the amended support agreement, or any other action taken or omitted to be taken in connection with the plan or the prepetition restructuring efforts; provided that the foregoing will have no effect on the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a final order to have constituted gross negligence or willful misconduct.

Retention of Jurisdiction

      The prepackaged plan provides that the bankruptcy court will retain and have jurisdiction of all matters arising in, arising under, and related to our reorganization case and the prepackaged plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code.

Executory Contracts and Unexpired Leases

      On the effective date of the prepackaged plan, and to the extent permitted by applicable law, all of our executory contracts and unexpired leases will be assumed in accordance with the provisions of Section 365 and Section 1123 of the Bankruptcy Code, excluding:

•	any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to Section 365 of the Bankruptcy Code by us prior to the commencement of the hearing on confirmation of the prepackaged plan; and

•	all executory contracts or unexpired leases rejected prior to the entry of the confirmation order of the bankruptcy court.

      Contracts or leases entered into after the date of commencement of our reorganization case will be performed by us in the ordinary course of business. In order to assume an executory contract or unexpired lease, we must, if there has been a default in such executory contract or unexpired lease, other than a default caused solely by the filing of our reorganization case, at the time of assumption:

•	cure, or provide adequate assurance that we will cure such default;

•	compensate or provide adequate assurance that we will promptly compensate, a party to such contract or lease, for any actual pecuniary loss to such party resulting from such default; and

•	provide adequate assurance of future performance under such contract or lease.

      Any claims arising out of the rejection of contracts or leases must be filed with the bankruptcy court within 30 days after the later of:

•	the entry of a final order authorizing such rejection; and

•	the confirmation date of the prepackaged plan, or be forever barred.

      Each such claim will constitute a Class 6 claim, to the extent such claim is allowed by the bankruptcy court.

      The prepackaged plan provides that we will assume, on the date the prepackaged plan becomes effective, our agreement with Broadview concerning the engagement of Broadview by us to render financial advisory services to us in connection with the recapitalization plan and our agreement with Jefferies & Company concerning the engagement of Jefferies & Company to act as dealer manager in connection with the exchange offer. We believe that we will be able to satisfy the requirements for assumption of these agreements on the date the prepackaged plan becomes effective.

      If the prepackaged plan is confirmed, we will remain responsible to pay Broadview and Jefferies & Company, subject to the approval of the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code, the transaction fee provided for under these agreements. We are also obligated to pay them reasonable out-of-pocket expenses (including counsel fees) and will retain certain indemnity obligations pursuant to these agreements. We have already paid certain fees owing under our agreement with Broadview.

      We currently intend to assume substantially all other executory contracts and unexpired leases in accordance with their terms. We have not yet made a decision, however, to assume the Sprint executory contracts. In order to assume the Sprint agreements, we would be required to cure any defaults under any of those agreements that the bankruptcy court requires. While we do not believe that we are in default of any obligation under any agreement with Sprint, Sprint may take a different position.

Miscellaneous Prepackaged Plan Provisions

Unclaimed Distributions

      If any person entitled to receive common stock and new notes directly from the disbursing agent cannot be located on the date the prepackaged plan becomes effective, such common stock and new notes will be set aside and held by us. If such person is located within two years after the date the prepackaged plan becomes effective, such common stock and new notes will be paid or distributed to such person. If such person is not located within two years after the date the prepackaged plan becomes effective all unclaimed property held by the disbursing agent for holders of allowed old note claims will be returned to us, and we will retain such property representing securities allocable to such holders of old note claims (excluding such property as may be reserved by the indenture trustee pursuant to an indenture trustee charging lien). All such property which is so returned to us will be cancelled, and all other unclaimed property will be returned to us, and the claim of any holder with respect to such property will be discharged and forever barred.

Sources and Uses of Funds

      We estimate that as much as $72 million may be required to make the cash payments that are to be made pursuant to the provisions of the prepackaged plan, i.e., the cash required to pay administrative claims, trade claims and employee expenses during our reorganization case. We estimate that our existing cash on the date the prepackaged plan becomes effective will be sufficient to cover our cash obligations under the prepackaged plan, as well as provide us with sufficient working capital to meet our ongoing obligations and any additional cash needs. Our estimate of the claims includes approximately $40 million in claims by Sprint. Of that amount, we dispute at least $13 million, of which $8.9 million was invoiced by Sprint at September 30, 2003. Consequently, we believe that the amount of funds that will be needed on the date the prepackaged plan becomes effective to pay allowed claims will be substantially lower than $72 million.

Treatment of Trade Creditors and Employees During our Reorganization Case

      We intend promptly following the commencement of any reorganization case to seek bankruptcy court approval of various measures designed to ensure that our trade creditors and employees are unaffected by the filing.

      We intend to seek the approval of the bankruptcy court, promptly following the commencement of our reorganization case, to make payments in the ordinary course of business in respect of claims of trade creditors. However, the bankruptcy court may not permit an early payment of the claims of trade creditors. In any event, the prepackaged plan provides that valid claims of trade creditors are to be paid in full.

      We intend that salaries, wages, expense reimbursements, accrued paid vacations, health-related benefits, severance benefits and similar benefits of our employees will be unaffected by the prepackaged plan. To ensure the continuity of our work force and to further accommodate the unimpaired treatment of employee benefits, we intend to seek the approval of the bankruptcy court, promptly following the commencement of our reorganization case, to pay all accrued prepetition salaries or wages, expense reimbursements and severance benefits, to permit employees to utilize their paid vacation time which accrued prior to the commencement of our reorganization case (so long as they remain our employees)

and to continue paying medical benefits under our health plans. However, the bankruptcy court may not permit early payment of employee claims and health benefits.

      In any event, the prepackaged plan provides for all valid employee claims and benefits to be paid or honored no later than the date the prepackaged plan becomes effective or the date when such payment or other obligation becomes due and performable.

      We estimate that such payments to trade creditors and employees will total approximately $17 million over 45 days.

      In addition to any orders relating to the payment of prepetition claims of trade creditors, customers and employees, before the date the bankruptcy petition is filed, we intend to seek certain orders very shortly after commencement of our reorganization case, including the following (if necessary):

•	an order authorizing the retention of professionals (including accountants, attorneys and financial advisors) in connection with our reorganization case;

•	an order authorizing the retention of ordinary course professionals without the filing of individual retention applications and affidavits;

•	an order authorizing us (a) to continue our current cash management system, (b) to maintain prepetition bank accounts and (c) to continue use of existing business forms and existing books and records;

•	an order to permit us to use our current internal financial records and to be relieved from the filing of certain forms and schedules otherwise required by the “United States Trustee Operating Guidelines and Reporting Requirements” (the “Guidelines”) to the extent the Guidelines are inconsistent with such current internal financial records;

•	an order authorizing us to continue our current investment guidelines and invest our available cash in the customary manner and consistent with past practices;

•	an order fixing the dates for the hearings on approval of this proxy statement and the prepackaged plan solicitation and confirmation of the prepackaged plan;

•	an order enjoining the continuation of collection or other enforcement actions against us pending confirmation of the prepackaged plan; and

•	such other orders as are typical in reorganization cases or that may be necessary for the preservation of our assets or for confirmation of the prepackaged plan.

      This list is subject to change depending upon our needs in connection with our operations during our reorganization case. Failure of the bankruptcy court to enter one or more of these orders, or a delay in doing so, could result in our reorganization case becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the prepackaged plan.

Treatment of Holders of Certain Indemnity Claims

      We believe that our obligations to indemnify our present and former directors, controlling persons, officers, affiliates, employees, advisors or agents against any obligation pursuant to our certificate of incorporation, bylaws, applicable state law or any specific agreement, or any combination of the foregoing, would constitute general unsecured claims in Class 6 under the prepackaged plan, which are unimpaired and which survive the confirmation of the prepackaged plan. The prepackaged plan provides specifically with regard to such indemnity claims that they will survive confirmation of the prepackaged plan, remain unaffected thereby, and not be discharged, regardless of whether indemnification is owed in connection with an event occurring before or after the commencement of our reorganization case. We currently have obligations pursuant to our certificate of incorporation, bylaws and by specific agreement to indemnify such persons against any and all claims that may be made against them as a result of their services to us to the extent permitted by the laws of the State of Delaware. It is our intention that this obligation to indemnify extend to the fullest extent permitted by Sections 1123 and 1141 of the Bankruptcy Code. This indemnification is in addition to, and does not supersede, the “safe harbor” from liability provided by Section 1125(e) of the Bankruptcy Code for violation of applicable laws governing the solicitation of votes on a plan or the offer, issuance, sale or purchase of securities in connection with a plan.

      Pursuant to Section 502(e) of the Bankruptcy Code, the bankruptcy court will disallow any claim for reimbursement or contribution of an entity that is liable with the debtor on or has secured the claim of a creditor, to the extent that such claim is contingent as of the time of allowance or disallowance. Although we are unaware of any indemnification claims discussed above which may be for reimbursement or contribution of an entity that is liable with us on or has secured the claim of a creditor and which are contingent, should any such claims arise before the commencement of our reorganization case, and should the holder of any such claim elect to file proof of their claim pursuant to the prepackaged plan, then such claim should be disallowed if contingent at the time of its consideration by the bankruptcy court. However, should the holder of any such claim elect not to file proof of their claim pursuant to the prepackaged plan, then the holder of such claim will be entitled to enforce their claim outside the bankruptcy court at such time as their claim becomes non-contingent, in which case the provisions of Section 502(e) of the Bankruptcy Code will have no application.

The Prepackaged Plan Solicitation

      Upon the terms and subject to the conditions set forth herein, we are soliciting acceptances of the prepackaged plan from beneficial holders on the voting record date of Classes 3 and 7. Procedures for voting by beneficial owners of securities in these classes and, if a beneficial owner is not also the record holder, procedures for voting in conjunction with such record holder, are discussed below. The term “beneficial owner” includes any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, the power to vote or direct the voting of a security or other claim and/or dispose or direct the disposition of a security even though such person may not be the registered holder or holder of record on our books as of the close of business on the “voting record date.” For purposes hereof, “record holder” means a holder in whose name a security is registered or held of record on our books as of the close of business on the voting record date. The voting record date for purposes of voting on the prepackaged plan is the close of business on January 12, 2004.

Voting by Shareholders

      Record holders of the securities in Class 7 will receive with this disclosure statement a form of ballot to be used for voting to accept or reject the prepackaged plan. In addition, record holders who are likely to be brokerage firms, commercial banks, trust companies or other nominees (collectively, “nominees”) will receive a form of master ballot which is to be used by nominees to record the votes of the beneficial owners for whom they hold the common stock. Beneficial owners who are not the record holders of our common stock on the voting record date will vote on the prepackaged plan through their respective record holders by returning to the nominee a completed ballot for inclusion by such nominee in the total shares of common stock voted by such nominee on the corresponding master ballot.

      Record holders of the securities who are also beneficial owners should complete the ballot they receive and return it to the voting agent in the envelope provided so that it is received by the voting agent no later than the solicitation expiration date.

      Nominees will receive, in addition to this proxy statement, a form of ballot which beneficial owners will use to instruct their nominees to cast their votes for or against the prepackaged plan. Nominees should:

•	promptly provide copies of this proxy statement and the ballot to their beneficial owners who are their customers or who are the beneficial owners for whose account they hold; and

•	request such beneficial owners to vote on the prepackaged plan and to forward a properly completed ballot, as instructed by such nominee, to the nominee.

      A nominee collecting the ballots of its customers should instruct its customers to return their ballots to the nominee and should compile the votes of the beneficial owners who return executed ballots. Any such nominee should complete a master ballot indicating the total amount of securities and number of beneficial owners of such securities for which it received ballots, and the total amount of securities and the number of beneficial owners of such securities voted to accept or to reject the prepackaged plan, and return such master ballot to the voting agent, prior to the solicitation expiration date. The nominee should also retain all ballots it receives from its beneficial owners for disclosure to the bankruptcy court if necessary. A nominee who is also the beneficial owner of securities, registered in its own name on the voting record date, should execute a ballot to cast its own vote and then record that vote on the master ballot to be returned.

      Any beneficial owner of a security who acquired such security after the voting record date and who wishes to vote on the prepackaged plan must arrange to vote with its transferor by delivery to it of the ballot duly executed in blank by (or a duly executed proxy from) the beneficial owner of such security on the voting record date.

      Please see the ballots, master ballots and accompanying instructions for more detailed instructions for completing and executing the ballots and master ballots.

The decision to vote on the prepackaged plan is completely independent from the decision to vote in favor of or against Proposals 1, 2 and 3 described in this proxy statement. Votes for or against such proposals will not constitute acceptance or rejection of the prepackaged plan. Therefore, all holders of outstanding common stock are encouraged to vote to accept or reject the prepackaged plan regardless of whether they choose to vote on the Proposals.

Please note that a vote by a holder of outstanding securities to accept the prepackaged plan or a failure to object to confirmation of the prepackaged plan does not constitute the acceptance or acknowledgement by the holder of the accuracy of any of the statements, representations, valuations, forecasts or other information contained in this proxy statement and may not be used by us or any other person as an admission of any kind on the part of the holder. A vote by any such holder to accept the prepackaged plan may be used by us solely for purposes of determining and representing to the bankruptcy court the acceptance or rejection of the prepackaged plan by the class into which such holder’s claim has been placed.

Solicitation Expiration Date; Extensions; Amendments

      The solicitation of votes on the prepackaged plan pursuant to this proxy statement will expire on the solicitation expiration date, which is 9:00 a.m., New York City time, on February 12, 2004 unless such date is extended as set forth below, in which case the date to which it is extended will be the solicitation expiration date. Except to the extent we so determine and as permitted by the bankruptcy court, ballots that are received after 9:00 a.m., New York City time, on the solicitation expiration date will not be accepted or used by us in connection with our request for confirmation of the prepackaged plan.

      We expressly reserve the right, at any time or from time to time, to extend the period of time for which the solicitation of acceptances of the prepackaged plan is to remain open by giving oral or written notice to the voting agent of such extension. Any extension of the expiration of the solicitation period will be followed by a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled solicitation expiration date. Without limiting the manner in which we may choose to make the public announcement, we will not have any obligation, unless otherwise required by law, to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to the Business Wire. During any extension of the prepackaged plan solicitation, all ballots previously given will remain subject to all the terms and conditions of the prepackaged plan solicitation, including the withdrawal and revocation rights specified herein.

      We expressly reserve the right to amend, at any time and from time to time, the terms of the prepackaged plan solicitation or to terminate the prepackaged plan solicitation and not accept any ballots or master ballots. If we make a material change in the terms of the prepackaged plan solicitation, we will disseminate additional solicitation materials and will extend the solicitation period, in each case to the extent required by law.

Termination

      Notwithstanding any provisions of the prepackaged plan solicitation, we will not be required to accept any ballot or master ballot and we may terminate this prepackaged plan solicitation at our option at any time on or after the date of the commencement of the prepackaged plan solicitation. Any termination of the prepackaged plan solicitation prior to the solicitation expiration date will be followed by a public announcement thereof not later than 9:00 a.m., New York City time, on the next business day after such termination.

Agreements upon Furnishing Ballots

      The delivery of a ballot by a beneficial owner or record holder in accordance with the procedures set forth herein will constitute an agreement between such person or entity and us to accept all the terms of, and conditions to, this prepackaged plan solicitation.

      In addition, by executing and delivering a ballot to a brokerage firm, commercial bank, trust company or other nominee for the purpose of reflecting a vote in such nominee’s master ballot, a beneficial owner will authorize and consent to the delivery of such beneficial owner’s ballot to the voting agent by such brokerage firm, commercial bank, trust company, or other nominee upon the written request therefor by us or the voting agent.

Miscellaneous

      Any ballot that is executed and returned but does not indicate an acceptance or rejection of the prepackaged plan (or that indicates both an acceptance and a rejection of the prepackaged plan) will be deemed to constitute an abstention with respect to the prepackaged plan. Failure by a beneficial owner or record holder to send a signed ballot will also be deemed to constitute an abstention with respect to the prepackaged plan.

      Any ballot or master ballot that is executed, returned and indicates either an acceptance or rejection of the prepackaged plan but in which the information pertaining to the securities being voted has been misstated or is not stated by the owner will be deemed to constitute a vote of the total amount of the securities of that type held of record or held through a nominee by the owner and which could validly have been voted by said ballot or master ballot, as indicated.

      Unless a ballot or master ballot is completed acceptably and timely submitted to the voting agent on or prior to the solicitation expiration date, together with any other documents required by such ballot, we may, unless the bankruptcy court determines otherwise, in our sole discretion, reject such ballot or master ballot as invalid and, therefore, decline to utilize it in connection with seeking confirmation of the prepackaged plan by the bankruptcy court. For more specific information regarding the address to which the ballot(s) should be returned, refer to the instructions accompanying the ballot(s) or master ballot(s) or contact the voting agent at any of its addresses or phone numbers set forth on the back cover of this proxy statement.

      In no case should a ballot be delivered to us or the transfer agent.

      If you have any questions as to voting on the prepackaged plan, contact the information agent at its address or phone number set forth on the back cover of this proxy statement.

Certifications

      By executing and returning a ballot, a person or entity:

•	will certify that such person or entity is the beneficial owner on the voting record date (or has a duly executed proxy from such beneficial owner) of the claims or interests being voted and that such person or entity has full power and authority to vote to accept or to reject the prepackaged plan;

•	will certify that such person or entity has received and/or has had an opportunity to review a copy of this proxy statement and the other applicable solicitation materials and will acknowledge that the prepackaged plan solicitation is being made pursuant to the terms and conditions set forth therein;

•	in the case of a ballot for a class of equity interests, will certify that such person or entity either (a) is not submitting any other ballots with respect to securities of the same class, held in other accounts or other record names, or (b) is providing the names of, aggregate number of accounts with, and number of shares of common stock held by each record holder on its behalf on the voting record date and the number of ballots submitted on its behalf, and, in each case, that such person or entity has cast the same vote on all ballots to be submitted on its behalf with respect to the securities that it owns within a given class, and acknowledges that its vote with respect to such securities within a given class will be counted once in determining whether the requisite number of beneficial owners of such class voted to accept the prepackaged plan; and

•	will acknowledge that the submission of a ballot will constitute a request of the beneficial owner to be treated as the holder of record of the securities to which such ballot related within the meaning of Bankruptcy Rule 3018(b).

      A broker, dealer, commercial bank, trust company or other nominee which is a record holder of common stock will prepare, execute and deliver master ballot(s) to the voting agent to reflect the votes of the beneficial owners for whom it holds securities. By executing and returning a master ballot(s) such nominee:

•	will certify that each such master ballot is an accurate compilation of the information included in the completed and executed ballots received from its beneficial owners;

•	will certify that such nominee will retain in its files for disclosure to the bankruptcy court, if ordered, all ballots submitted to it, or copies thereof, until the earlier to occur of the entry of a final order confirming the prepackaged plan or the entry of a final decree closing our reorganization case;

•	will certify that such nominee has provided a copy of the proxy statement and other applicable solicitation materials to each beneficial owner included in such master ballot and will acknowledge that the solicitation is subject to all the terms and conditions set forth in the proxy statement;

•	will certify that such nominee has received a duly completed and executed ballot, including all certifications required therein, from each beneficial owner included in such master ballot;

•	will certify that such nominee is the record holder (or holds a written proxy to vote on behalf of such record holder) of the securities included in each such master ballot and/or has full power and authority to vote to accept or to reject the prepackaged plan and will acknowledge that the submission of such master ballot will constitute a request of such nominee to be treated as the holder of record of the securities to which such master ballot relates within the meaning of Bankruptcy Rule 3018(b); and

•	will provide the total number of shares of common stock in each respective master ballot voted to accept and voted to reject the prepackaged plan.

Waiver of Irregularities

      Unless otherwise directed by the bankruptcy court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of master ballots or ballots will be determined in our sole discretion, which determination will be final and binding. We also expressly reserve the right to reject any and all master ballots or ballots not in proper form the acceptance of which would, in our opinion or in the opinion of our counsel, be unlawful. We further expressly reserve the right to waive any defects or irregularities or conditions of delivery as to any particular master ballot or ballot. Our interpretation (including of the master ballot or ballot and the respective instructions thereto), unless otherwise directed by the bankruptcy court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of master ballots or ballots must be cured within such time as we (or the bankruptcy court) determine. Neither we nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of, nor notices of revocation or withdrawal of master ballots or ballots, nor will any of them incur any liabilities for failure to provide such notifications. Unless otherwise directed by the bankruptcy court, delivery of such master ballots or ballots will not be deemed to have been made until such irregularities have been cured or waived. Master ballots or ballots previously furnished (and as to which any irregularities have not been cured or waived) will be invalidated.

Withdrawal; Revocation Rights

      Acceptances or rejections may be withdrawn or revoked at any time prior to the solicitation expiration date by the beneficial owner on the voting record date who completed the original master ballot or ballot, or by the nominee who completed the master ballot in such beneficial owner’s name, as the case may be. We do not intend to commence a reorganization case prior to the solicitation expiration date, although we reserve the right to do so in our sole discretion. After commencement of our reorganization case, withdrawal or revocation of votes accepting or rejecting the prepackaged plan may be effected only with the approval of the bankruptcy court.

      Acceptances or rejections in regard to the prepackaged plan may be withdrawn or revoked prior to commencement of our reorganization case by complying with the following procedures: (1) a beneficial owner of common stock should deliver a written notice of withdrawal or revocation to such record holder for endorsement and delivery to the voting agent and (2) a record holder of common stock who voted securities held for their own account should deliver a written notice of withdrawal or revocation to the voting agent. To be effective, a notice of revocation and withdrawal must:

•	be timely received by the voting agent at its address specified on the back cover of this proxy statement;

•	specify the name and/or customer account number of the beneficial owner whose vote on the prepackaged plan is being withdrawn or revoked;

•	contain the description of the interest as to which a vote on the prepackaged plan is withdrawn or revoked; and

•	be signed by the beneficial owner of the interest who executed the ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the master ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the ballot or master ballot, as the case may be.

      After the commencement of our reorganization case, a notice of withdrawal of a previously furnished ballot or master ballot will not be effective without the approval of the bankruptcy court.

Fees and Expenses

      Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward the material regarding the prepackaged plan solicitation to beneficial owners.

      We will reimburse such agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services.

      The voting agent will act as ballot agent with respect to votes by all classes that are voting. The voting agent will receive reasonable and customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain expenses in connection therewith. All questions regarding the prepackaged plan solicitation should be directed to the information agent. All deliveries to the voting agent relating to the prepackaged plan solicitation should be directed to the address set forth on the back cover of this proxy statement and included in the solicitation materials.

      Requests for information or additional copies of this proxy statement, voting instructions, master ballots or ballots should be directed to the information agent at its address or phone number set forth on the back cover of this proxy statement.

Restriction on Transfer of Securities

      The securities to be issued pursuant to the prepackaged plan may be freely transferred by most recipients thereof, and all resales and subsequent transactions in the new securities will be exempt from registration under federal and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

(1)	persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

(2)	persons who offer to sell securities offered under a plan for the holders of such securities;

(3)	persons who offer to buy such securities for the holders of such securities, if the offer to buy is (a) with a view to distributing such securities or (b) made under a distribution agreement; and

(4)	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.

      Under Section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

      To the extent that persons deemed to be “underwriters” receive securities pursuant to the prepackaged plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be “underwriters,” however, may be able to sell such securities without registration, subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to the prepackaged plan by “underwriters,” subject to the availability to the public of current information regarding the issuer, volume limitations and certain other conditions.

      Upon consummation of the restructuring, one of the noteholders that is a party to the amended support agreement will hold approximately 12% of our outstanding common stock. Consequently, such noteholder has requested, and we have agreed, pursuant to a registration rights agreement, to use our reasonable best efforts to file and maintain the effectiveness of a shelf registration statement to permit such noteholder’s resale of our common stock and new notes.

      Whether or not any particular person would be deemed to be an “underwriter” with respect to any security to be issued pursuant to the prepackaged plan would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any person would be an “underwriter” with respect to any security to be issued pursuant to the prepackaged plan.

Securities Law Matters

      To the extent that the issuance, transfer or exchange of the securities to be issued under the prepackaged plan are not exempt under Section 1145 of the Bankruptcy Code, the issuance, transfer and exchange of the securities to be issued under the prepackaged plan will be made by us in reliance upon other exemptions from the registration requirements of the Securities Act.

Certain Transactions by Stockbrokers

      Under Section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of the prospectus (and supplements hereto, if any, if ordered by the bankruptcy court) pursuant to which the new notes and common stock are being offered at or before the time of delivery of securities issued under the prepackaged plan to their customers for the first 40 days after the date the prepackaged plan becomes effective. This requirement specifically applies to trading and other aftermarket transactions in such securities.

Unaudited Projected Consolidated Financial Information

      Set forth below are financial projections with respect to the estimated effect of the transactions contemplated by the restructuring on our results of operations and cash flows for the years ending September 30, 2004, 2005, 2006, 2007 and 2008. We do not, as a matter of course, publicly disclose projections as to our future revenues, earnings or cash flow. In connection with our consideration of the restructuring, certain projections of our future financial performance of our operating businesses were prepared. Accordingly, we do not intend to review, update or otherwise revise the projections. Significant assumptions underlying the financial projections are set forth below and should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Data.”

      The projections are based upon a number of significant assumptions. Actual operating results will vary.

      We prepared these projections to analyze our ability to meet our obligations under the restructuring and to assist each holder of a claim in determining whether to vote to accept or reject the prepackaged plan. These projections are contained in this proxy statement as required in connection with the filing of the prepackaged plan. The projections were not prepared to conform to the guidelines established by the American Institute of Certified Public Accountants regarding financial forecasts and were neither audited, compiled nor reviewed by our independent public auditors. While presented with numerical specificity, these projections are based upon a variety of assumptions, and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Consequently, the inclusion of the projections should not be regarded as a representation by us (or any other person) that the projections will be realized, and actual results will vary materially from those presented below. See “Risk Factors” and “Forward Looking Statements” for a discussion of factors that could cause actual results to differ materially from these projections. The financial projections are based on assumptions which we believe are reasonable but inherently contain significant uncertainties. Furthermore, such projections do not give effect to any savings or costs that may be associated with a settlement or resolution of our disputes with Sprint or, except as described below, any outsourcing of services provided by Sprint. Shareowners are cautioned not to place undue reliance on these financial projections.

FIVE YEAR PROJECTIONS

AIRGATE PCS, INC.

CONSOLIDATED BALANCE SHEETS

	As of September 30,

	2004	2005	2006	2007	2008

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$45,012	$48,218	$49,279	$45,867	$42,653
Accounts receivable, net	36,236	37,831	38,889	40,011	40,822
Inventories	3,102	3,102	3,102	3,102	3,102
Other current assets	2,107	2,107	2,107	2,107	2,107

Total current assets	86,457	91,258	93,377	91,087	88,684

Property and equipment, net	144,605	109,989	74,644	54,268	52,267
Financing costs	2,751	2,050	1,349	648	—
Other long-term assets	4,455	4,062	3,713	3,405	3,117

Total assets	$238,268	$207,359	$173,083	$149,408	$144,068

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities	$88,090	$95,848	$106,690	$108,719	$70,331
Long-term debt, net	298,615	265,261	219,337	173,010	166,369
Other long-term liabilities	8,208	7,685	7,164	6,671	6,217

Total liabilities	394,913	368,794	333,191	288,400	242,917
Stockholders’ deficit	(156,645)	(161,435)	(160,108)	(138,992)	(98,849)

Total liabilities & stockholders’ deficit	$238,268	$207,359	$173,083	$149,408	$144,068

See Accompanying Summary of Significant Projection Assumptions.

As the projections are subject to significant estimates, actual results will differ from the projections.

AIRGATE PCS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended September 30,

	2004	2005	2006	2007	2008

	(Dollars in thousands, except per share amounts)
Revenues:
Service revenue	$258,548	$275,100	$286,616	$292,839	$296,011
Roaming revenue	61,615	60,854	62,788	67,883	73,143
Equipment revenue	12,994	12,087	12,087	12,087	12,087

Total revenue	333,157	348,041	361,491	372,809	381,241

Operating Expense
Cost of service and roaming	190,296	197,207	204,917	212,419	219,088
Cost of equipment	23,226	24,174	24,174	24,174	24,174
Sales and marketing	46,397	46,534	47,162	47,514	47,874
General and administrative	25,487	19,147	19,095	19,504	19,916
Depreciation and amortization of property and equipment	50,065	49,616	50,345	35,376	19,501

Total operating expense	335,471	336,678	345,693	338,987	330,553

Operating income (loss)	(2,314)	11,363	15,798	33,822	50,688
Interest income	490	483	527	526	486
Interest expense	(24,968)	(16,636)	(14,998)	(12,803)	(10,213)

Income (loss) from continuing operations before taxes	(26,792)	(4,790)	1,327	21,545	40,961
Income tax	(600)	—	—	(429)	(818)

Income (loss) from continuing operations	(27,392)	(4,790)	1,327	21,116	40,143
Discontinued operations — gain from disposition of iPCS	184,115	—	—	—	—

Net income (loss)	$156,723	$(4,790)	$1,327	$21,116	$40,143

Basic and diluted net income (loss) per share of common stock	$2.66	$(0.08)	$0.02	$0.36	$0.68

See Accompanying Summary of Significant Projection Assumptions.

As the projections are subject to significant estimates, actual results will differ from the projections.

AIRGATE PCS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended September 30,

	2004	2005	2006	2007	2008

	(Dollars in thousands)
Cash Flow from Operating Activities:
Net income (loss)	$156,723	$(4,790)	$1,327	$21,116	$40,143
Adjustments to reconcile net income (loss):
Discontinued operations — gain from disposition of iPCS	(184,115)	—	—	—	—
Depreciation and amortization	50,065	49,616	50,345	35,376	19,501
Interest expense associated with accretion	5,157	(5,747)	(6,030)	(6,328)	(6,641)
Non-cash stock compensation	201	2	—	—	—
Provision for doubtful accounts	7,871	8,520	8,759	8,864	8,917
Net changes in assets and liabilities	(8,962)	(8,195)	(8,233)	(7,546)	(7,635)

Net Cash provided by operating activities	26,940	39,406	46,168	51,482	54,285

Cash Flow from Investing Activities:
Capital expenditures, net	(15,500)	(15,000)	(15,000)	(15,000)	(17,500)

Net Cash used in investing activities	(15,500)	(15,000)	(15,000)	(15,000)	(17,500)

Cash Flow from Financing Activities:
Repayments of credit facility	(20,275)	(21,200)	(30,107)	(39,894)	(39,999)
Equity issuance costs	(644)	—	—	—	—
Other	1,168
Deferred financing costs	(755)	—	—	—	—

Net Cash used in financing activities	(20,506)	(21,200)	(30,107)	(39,894)	(39,999)

Net increase/(decrease) in cash and cash equivalents	(9,066)	3,206	1,061	(3,412)	(3,214)
Cash and cash equivalents at beginning of period	54,078	45,012	48,218	49,279	45,867

Cash and cash equivalents at end of period	$45,012	$48,218	$49,279	$45,867	$42,653

Supplemental disclosure of non-cash financing and investing activities:
Cancellation of Old Notes	$(262,088)	$—	$—	$—	$—
Unamortized financing costs of old notes	3,858	—	—	—	—
Issuance of New Notes	160,000	—	—	—	—
Carrying value difference on new notes	32,147	—	—	—	—
Common stock issued in exchange for Old Notes	66,083	—	—	—	—

See Accompanying Summary of Significant Projection Assumptions.

As the projections are subject to significant estimates, actual results will differ from the projections.

AIRGATE PCS, INC.

SCHEDULE OF SIGNIFICANT ASSUMPTIONS

	For the Years Ended September 30,

	2004	2005	2006	2007	2008

Subscriber Gross Activations	158,024	164,012	165,280	165,280	165,280
Subscriber Net Additions	20,745	21,576	16,441	11,678	8,296
Total Subscribers	380,252	401,828	418,268	429,947	438,242
ARPU	$58	$59	$58	$58	$57
Churn	2.91%	2.86%	2.86%	2.86%	2.85%
CPGA	$368	$367	$367	$370	$372

See Accompanying Summary of Significant Projection Assumptions.

As the projections are subject to significant estimates, actual results will differ from the projections.

      This financial projection presents, to the best of management’s knowledge and belief, the Company’s financial position, results of operations, and cash flows for the projection period, giving effect to the recapitalization plan and using assumptions described in “— Impact of Recapitalization Plan.” The assumptions described herein are those that management believes are significant to the projections. It is highly likely that there will be differences between projected and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Events that could cause actual results to differ materially from these projections are described herein under “Risk Factors” and “Management’s Discussion and Analysis — Forward Looking Statements.” These projections may also be significantly impacted if the recapitalization plan does not occur and AirGate seeks to forego the recapitalization plan and instead seeks to accomplish the restructuring by means of the prepackaged plan. Management expressly disclaims a duty to update any of the financial projections.

Non-GAAP Financial Measures and Key Operating Metrics

      We use certain operating and financial measures that are not calculated in accordance with generally accepted accounting principles in the United States, or “GAAP.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

      Terms such as subscriber net additions, average revenue per user (“ARPU”), churn and cost per gross addition (“CPGA”) are important operating metrics used in the wireless telecommunications industry. These metrics are important in comparing us to other wireless service providers. ARPU and CPGA also assist management in budgeting and CPGA also assists management in quantifying the incremental costs to acquire a new subscriber. Except for churn and net subscriber additions, we have included a reconciliation of these metrics to the most directly comparable GAAP financial measure. Churn and subscriber net additions are operating statistics with no comparable GAAP financial measure. ARPU and CPGA are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, revenues, expenses or net loss as determined in accordance with GAAP.

      ARPU, churn and CPGA as used by the Company may not be comparable to a similarly titled measure of another company.

      The following terms used herein have the following meanings:

•	“ARPU” summarizes the average monthly service revenue per user, excluding roaming revenue. ARPU is computed by dividing service revenue for the period by the average subscribers for the period.

•	“Churn” is the average monthly rate of subscriber turnover that both voluntarily and involuntarily discontinued service during the period, expressed as a percentage of the average subscriber base. Churn is computed by dividing the number of subscribers that discontinued service during the period, net of 30-day returns, by the average subscribers for the period.

•	“CPGA” summarizes the average cost to acquire new subscribers during the period. CPGA is computed by adding the income statement components of selling and marketing, cost of equipment and activation costs (which are included as a component of cost of service) and reducing that amount by the equipment revenue recorded. That net amount is then divided by the total new subscribers acquired during the period.

      The table below sets forth a reconciliation of key projected operating metrics for the Company for each of the years presented to the GAAP measures described below.

	2004	2005	2006	2007	2008

Average Revenue Per User (ARPU):
Service Revenues	$258,548	$275,100	$286,616	$292,839	$296,011
Average Subscribers	369,566	389,788	409,159	423,476	433,646
ARPU	$58	$59	$58	$58	$57
Cost Per Gross Addition (CPGA):
Sales & Marketing Expense	$46,397	$46,534	$47,162	$47,514	$47,874
Plus: Activation Expense	1,558	1,502	1,492	1,492	1,492
Plus: Cost of Equipment	23,226	24,174	24,174	24,174	24,174
Less: Equipment Revenue	(12,994)	(12,087)	(12,087)	(12,087)	(12,087)

Total Acquisition Costs	$58,187	$60,123	$60,741	$61,093	$61,453

Gross Additions	158,024	164,012	165,280	165,280	165,280
CPGA	$368	$367	$367	$370	$372

Summary of Significant Accounting Policies

      The significant accounting policies incorporated into these financial projections are consistent with the significant accounting policies used in the Company’s historical consolidated financial statements for the year ended September 30, 2003 as described herein under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies”. Readers should refer to that detailed description of the Company’s significant accounting policies.

Impact of Recapitalization Plan

      The projected consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for the fiscal year ended September 30, 2004 reflects the impact of the proposed recapitalization plan with an assumed effective transaction date of January 31, 2004. In connection with the recapitalization plan for purposes of these projections, the fair value included for the new notes is assumed to be equal to the stated value and the fair value of the common stock is assumed to be $2.00 per share.

      The exchange of old notes for our common stock and new notes will be accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (“SFAS No. 15”) and EITF 02-4 “Determining

whether a debtor’s modification or exchange of debt is within the scope of FAS 15.” We have assumed that our outstanding old notes will be exchanged for 33,041,516 shares of our common stock and $160.0 million in aggregate principal amount of new notes. The carrying value of our old notes represents the face value of the debt adjusted for unamortized original issue discount, unamortized debt issuance costs and the unamortized value of warrants issued in connection with the debt. In accordance with SFAS No. 15, a gain will not be recorded when the restructuring is complete, because the adjusted carrying amount of the old notes is greater than the maximum future cash payments (including future interest payments) of the new notes. The effects of the restructuring will therefore be accounted for prospectively as a decrease in the effective interest rate on the new notes.

      Transaction costs of the recapitalization plan are estimated to be $8.9 million, including financial advisor and dealer manager, legal, filing, printing and accounting fees. Costs attributable to the debt are estimated to be $6.3 million and will be expensed as incurred; costs of approximately $2.6 million will be offset against the carrying amount of the common stock based on values as of September 30, 2003. In addition, approximately $0.8 million relates to financing costs capitalized on the balance sheet, which were incurred in connection with amendments to the credit facility. These costs will be amortized to interest expense over the remaining life of the credit facility.

Income Taxes

      The consummation of the recapitalization plan is expected to result in an ownership change under the provisions of Section 382 of the Internal Revenue Code. Accordingly, AirGate would be subject to an annual limitation on the use of net operating losses generated prior to the ownership change. Based on this limitation, and excluding potential “built-in” gains that may be realized after the consummation of the recapitalization plan, the projections for the year ended September 30, 2004 assumes that approximately $190.0 million in net operating losses would expire unused based on an assumed fair value of the Company’s common stock at the transaction date of $2.00 per share. Additionally, as a result of the recapitalization plan, the Company may not receive a tax deduction for interest that had been accreted on the old notes that would be tendered as part of the recapitalization plan. The non-cash interest that accreted on these notes has been reflected as a deferred tax asset in the Company’s historical financial statements, but has had a full valuation allowance against it. These matters are described in greater detail in “Risk Factors — Risks Related to the Restructuring — Even if we successfully complete the restructuring, we may have substantial tax liability if we experience an ownership change for tax purposes prior to our completion of the restructuring.”

Statement of Operations

      The projected statements of operations have been prepared based on certain assumptions shown in the Schedule of Significant Assumptions prepared by management. These assumptions are based on and include stable gross subscriber additions and slightly lower average revenue per user. Our assumptions do not take into account declines or improvements of general economic conditions or their impact on our operations.

      Service Revenue is derived from various types of typically recurring services associated with wireless communications services including monthly recurring access and feature charges and monthly non-recurring charges for local, wireless long distance and roaming airtime usage in excess of the subscribed usage plan. Service revenues are calculated based upon the projected number of subscribers in AirGate’s territory and the projected ARPU in the Schedule of Significant Assumptions. Subscriber growth over the projected period is based on AirGate’s current experience and business plans and current trends in the markets in which AirGate operates. Key drivers for this assumption are projected gross subscriber additions and churn. ARPU in the accompanying Schedule of Significant Assumptions represents the average revenue per subscriber generated by AirGate subscribers and excludes inbound travel and roaming revenue.

      Roaming Revenue is generated when subscribers from other wireless service providers travel or roam onto AirGate’s PCS network. AirGate receives roaming revenue at a per-minute rate from Sprint and other Sprint PCS network partners when Sprint’s or its network partner’s PCS subscribers from outside of AirGate’s territory use AirGate’s network. AirGate pays the same reciprocal roaming rate when subscribers from our territory use the network of Sprint or its other PCS network partners. AirGate also receives non-Sprint roaming revenue when subscribers of other wireless service providers who have roaming agreements with Sprint roam on AirGate’s network. The projected travel revenues are based on projected minutes of inbound travel or roaming traffic taking into account the number of expected sites on air, the growth in the number of subscribers for other carriers who would potentially roam onto AirGate’s network and estimates of roaming rates per minute of use. Sprint has the right to modify travel rates, subject to the limitations in our agreements with Sprint.

      Equipment Revenue is generated when we sell wireless personal communications handsets and accessories that are used by our subscribers in connection with our wireless services. Equipment revenue is derived from the sale of handsets and accessories from AirGate owned stores, net of sales incentives, rebates and an allowance for returns. AirGate’s handset return policy allows subscribers to return their handsets for a full refund within 14 days of purchase. When handsets are returned to AirGate, AirGate may be able to reissue the handsets to subscribers at little additional cost. When handsets are returned to Sprint for refurbishing, AirGate receives a credit from Sprint, which is approximately equal to the retail price of the refurbished handset. Equipment revenue is driven primarily by handset sales to new customers and our existing subscriber base.

      Cost of Service and Roaming principally consists of costs to support AirGate’s subscriber base including:

•	roaming expense;

•	network operating costs (including salaries, cell site lease payments, fees related to the connection of AirGate’s switches to the cell sites that they support, inter-connect fees and other expenses related to network operations);

•	back office services provided by Sprint such as customer care, billing and activation;

•	the 8% of collected service revenue retained by Sprint as an affiliation fee;

•	long distance expense relating to inbound roaming revenue and AirGate’s subscriber’s long distance usage and roaming expense when subscribers from our territory place calls on Sprint’s or its network partners’ networks;

•	bad debt related to estimated uncollectible accounts receivable; and

•	wireless handset subsidies on existing subscriber upgrades through national third-party retailers.

      Cost of Equipment includes the costs of handsets and accessories we resell to our subscribers for use in connection with our services. To remain competitive in the marketplace, we subsidize handset sales and therefore the cost of handsets is higher than the resale price to the subscriber. Equipment costs are driven primarily by the number of handset sales to new customers and our existing customer base, as well as the subsidy required to be competitive in the marketplace.

      Sales and Marketing Expense includes retail store costs such as salaries and rent in addition to promotion, advertising and commission costs, and handset subsidies on units sold by national third-party retailers for which AirGate does not record revenue. Under the management agreement with Sprint, when a national retailer sells a handset purchased from Sprint to a subscriber from AirGate’s territory, AirGate is obligated to reimburse Sprint for the handset subsidy and commissions that Sprint originally incurred. Sales and Marketing expense is measured against gross subscriber additions in determining CPGA. The projected CPGA set forth in the Schedule of Significant Assumptions is based on AirGate’s historical CPGA and assumes that there is no further consolidation within the wireless industry to mitigate the intense competition that has been experienced to date.

      General and Administrative Expense includes corporate costs and expenses such as administration and finance. Various expenses related to the transaction are included in this expense category. Projected general and administrative expense in 2004, excluding expenses related to the transaction, are expected to decline slightly in 2004 and grow approximately 2% annually thereafter in the projection. General and administrative expense includes projected costs relating to restructuring the current capitalization of AirGate, estimated costs that may arise out of dispute resolution with Sprint and costs associated with outsourcing customer service functions. The aggregate amount of these costs are projected to be $6.3 million in 2004, $1.1 million in 2005, and $0.7 million in subsequent years.

      Non Cash Stock Compensation Expense is calculated according to the provisions of APB Opinion No. 25 “Accounting for Stock Issued to Employees” in accounting for its stock option plans. Unearned stock compensation is recorded for the difference between the exercise price and the fair market value of AirGate’s common stock and restricted stock at the date of grant and is recognized as non-cash stock compensation expense in the period for which the related services are rendered. We assume no additional non-cash stock compensation expense during the period.

      Depreciation and Amortization includes the expensing of capitalized network development costs incurred to ready our network for use and costs to build out our retail stores and office space, as well as amortization of intangibles. Depreciation of these costs begins when the equipment is ready for its intended use and is amortized over the estimated useful life of the asset. Depreciation expense in these financial projections is based on projected capital expenditures as discussed below along with the historic depreciable lives of similar assets.

      Interest Income represents amounts earned on the investment of excess cash balances. The trend in interest income over the projection period is consistent with the trend in available cash balances discussed in the assumptions for the Statement of Cash Flows.

      Interest Expense includes interest on the new notes issued in the recapitalization plan as well as interest on our credit facility. Interest expense also reflects the increase related to the amortization of the difference on the transaction as discussed in “— Impact of Recapitalization Plan” above.

      Gain from Disposition. Disposition of iPCS reflects the discontinued operations of iPCS and irrevocable transfer of the iPCS common stock to a liquidating trust on October 17, 2003 for the benefit of AirGate’s shareholders.

      Earnings (Loss) Per Share has been calculated based on the projected number of shares outstanding prior to the effects of a reverse stock split. Basic and diluted earnings per share calculations assume option and warrant exercise prices are at above market prices and outstanding common stock shares remain constant subsequent to the Recapitalization Plan. We have assumed an increase in our weighted average common shares outstanding as a result of the conversion of our old notes into common stock and new notes in the restructuring.

     Balance Sheet

      Accounts receivable balances are based on projected subscriber revenue and represent approximately 40 days of revenue, which is consistent with current and historical levels. Inventory balances are based on projected costs of equipment sold and represent less than 30 days of inventory on hand which is consistent with historic carrying levels. Other current and non-current assets are based on historic levels. Property and equipment balances in the projections have been impacted by the capital expenditure assumptions discussed below as well as the depreciation expense assumptions discussed previously. Financing costs in the fiscal year ended September 30, 2004 reflect the reclassification of approximately $3.9 million in unamortized deferred financing costs to the old notes to be tendered as part of the recapitalization plan. The remaining financing costs relate to our credit facility and $0.8 million being capitalized as part of the transaction are amortized over the remaining term of our credit facility.

      Current liabilities in the projections primarily consist of trade accounts payable, payable to Sprint, other accrued expenses, deferred revenue and the current maturities of long term debt. Accounts payable and accrued expenses in the projections are based on the historical relationship with operating expenses and represent slightly over one month of expenses throughout the projection period. In addition, the payable to Sprint is projected based upon historical trends. The projections assume AirGate does note pay disputed items with Sprint, which are described in greater detail in “Risk Factors — Risks Related to the Restructuring — Even if we successfully complete the restructuring, we may have substantial tax liability if we experience an ownership change for tax purposes prior to our completion of the restructuring.”

     Statement of Cash Flows

      Capital expenditures in the projected statement of cash flows are based on assumptions for capital expenditures on a per-POP basis to replenish assets as they depreciate to maintain acceptable network service and capacity levels. Forecasted capital expenditures do not include funding for next-generation CDMA technology. The impact of the recapitalization plan is reflected in the projected statement of cash flow for the fiscal year ended 2004. The cancellation of the old notes and issuance of new notes as well as the issuance of common stock are reflected as non cash financing activities.

      The repayment of the credit facility is based on the current amortization schedule for our credit facility, which provides that the credit facility will be repaid in full in 2008. The new notes to be issued in an aggregate principal amount of $160 million are due in 2009.

      The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, AirGate’s management. KPMG LLP has neither examined, reviewed, nor compiled the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

      You may submit proposals for consideration at future shareholder meetings, including director nominations. For business to be considered at the 2004 annual meeting, a shareowner must submit timely notice in writing to Barbara L. Blackford, Corporate Secretary, 233 Peachtree St., N.E., Suite 1700, Harris Tower, Atlanta, GA 30303. For shareowner proposals, such written notice must have been received by our Corporate Secretary by the close of business on December 5, 2003.

      Our amended and restated by-laws, which are publicly available through our reports filed with the SEC or may be obtained from our Corporate Secretary upon request, state the specific requirements that must be included in any notice of business to be brought before the next annual meeting.

DELIVERY OF THIS PROXY STATEMENT

      SEC rules permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

      This year, a number of brokers with accountholders who are AirGate PCS, Inc. shareowners will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareowners sharing an address unless contrary instructions have been received from the affected shareowner. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to AirGate PCS, Inc., Barbara L. Blackford, Corporate Secretary, 233 Peachtree Street, N.E., Suite 1700, Atlanta, Georgia 30303 or contact Ms. Blackford at (404) 525-7272.

      Shareowners who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or, if a shareowner is a shareowner of record of our shares, they should submit a written request to American Stock Transfer & Trust Company, our transfer agent, at 6201 15th Avenue, 3rd Floor, Brooklyn, New York, 11219, Attention: Donna Ansbro.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov.

      You should rely only on the information or representations provided in this proxy statement. We have note authorized anyone else to provide you with different information. The delivery of this proxy statement does not, under any circumstances, mean that there has not been a change in our affairs since the date of this proxy statement. It also does not mean that the information in this proxy statement is correct after this date.

      Our address on the world wide web is http://www.airgatepcsa.com. The information on our web site is not a part of this document.

      We have not authorized anyone to give any information or make any representation about the restructuring or us that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

OTHER MATTERS

      Our board of directors does not intend to present any items of business other than those stated above. If other matters are properly brought before the special meeting, the person named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

By Order of the Board of Directors,

Barbara L. Blackford
Vice President, General Counsel, and
Corporate Secretary

Atlanta, Georgia

January 14, 2004

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OF AIRGATE PCS, INC. AND ITS SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

AirGate PCS, Inc.:

      We have audited the accompanying consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AirGate PCS, Inc. and subsidiaries as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered significant recurring losses since inception and has an accumulated deficit of $1.3 billion and a stockholders’ deficit of $377.0 million at September 30, 2003. The Company’s continuation as a going concern is dependent on its ability to restructure or otherwise amend the terms of its debt; and if unsuccessful, the Company may seek bankruptcy court or other protection from its creditors within the next year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Atlanta, Georgia

December 5, 2003

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2003	2002

	(Dollars in thousands, except
	share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$54,078	$32,475
Accounts receivable, net of allowance for doubtful accounts of $4,635 and $11,256	26,994	38,127
Receivable from Sprint	15,809	44,953
Inventories	2,132	6,733
Prepaid expenses	2,107	7,159
Other current assets	145	326

Total current assets	101,265	129,773
Property and equipment, net of accumulated depreciation and amortization of $129,986 and $112,913	178,070	399,155
Financing costs	6,682	8,118
Direct subscriber activation costs	3,907	8,409
Intangible assets, net of accumulated amortization of $0 and $39,378	—	28,327
Other assets	992	512

Total assets	$290,916	$574,294

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,945	$18,152
Accrued expenses	12,104	20,950
Payable to Sprint	45,069	88,360
Deferred revenue	7,854	11,775
Current maturities of long-term debt and capital lease obligations	17,775	354,936

Total current liabilities	88,747	494,173
Deferred subscriber activation fee revenue	6,701	14,973
Other long-term liabilities	1,841	3,267
Long-term debt and capital lease obligations, excluding current maturities	386,509	354,828
Investment in iPCS	184,115	—

Total liabilities	667,913	867,241

Commitments and contingencies	—	—
Stockholders’ deficit:
Preferred stock, par value, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value, $.01 per share; 150,000,000 shares authorized; 25,961,191 and 25,806,520 shares issued and outstanding at September 30, 2003 and 2002	259	258
Additional paid-in-capital	923,888	924,008
Accumulated deficit	(1,300,941)	(1,216,184)
Unearned stock compensation	(203)	(1,029)

Total stockholders’ deficit	(376,997)	(292,947)

Total liabilities and stockholders’ deficit	$290,916	$574,294

See accompanying notes to the consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,

	2003	2002	2001

	(Dollars in thousands, except share and
	per share amounts)
Revenues:
Service revenue	$309,377	$327,365	$105,976
Roaming revenue	86,672	111,162	55,329
Equipment revenue	13,988	18,030	10,782

Total revenues	410,037	456,557	172,087

Operating expenses:
Cost of service and roaming (exclusive of depreciation and amortization, as shown separately below)	243,191	311,303	116,909
Cost of equipment	28,419	43,592	20,218
Selling and marketing	68,186	116,610	71,706
General and administrative	30,228	25,851	17,141
Depreciation and amortization of property and equipment	60,662	70,197	30,621
Amortization of intangible assets	6,821	39,332	46
Loss on disposal of property and equipment	1,969	1,074	—
Impairment of goodwill	—	460,920	—
Impairment of property and equipment	—	44,450	—
Impairment of intangible assets	—	312,043	—

Total operating expenses	439,476	1,425,372	256,641

Operating loss	(29,439)	(968,815)	(84,554)
Interest income	229	590	2,463
Interest expense	(55,547)	(57,153)	(28,899)

Loss before income tax benefit	(84,757)	(1,025,378)	(110,990)
Income tax benefit	—	28,761	—

Net loss	$(84,757)	$(996,617)	$(110,990)

Basic and diluted net loss per share of common stock	$(3.27)	$(41.96)	$(8.48)

Basic and diluted weighted-average outstanding common shares	25,908,414	23,751,507	13,089,285

See accompanying notes to the consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

Years Ended September 30, 2003, 2002, and 2001

	Common Stock		Additional		Unearned	Total
			Paid-in	Accumulated	Stock	Stockholders’
	Shares	Amount	Capital	Deficit	Compensation	Deficit

	(Dollars in thousands, except share amounts)
Balance at September 30, 2000	12,816,783	$128	$161,575	$(108,577)	$(3,253)	$49,873
Exercise of common stock purchase warrants	80,641	1	—	—	—	1
Exercise of stock options	467,556	5	6,722	—	—	6,727
Forfeiture of compensatory stock options	—	—	(81)	—	81	—
Stock compensation expense	—	—	39	—	1,626	1,665
Net loss	—	—	—	(110,990)	—	(110,990)

Balance at September 30, 2001	13,364,980	134	168,255	(219,567)	(1,546)	(52,724)

Issuance of common stock in merger with iPCS	12,362,571	124	706,521	—	—	706,645
Stock options and warrants assumed in merger with iPCS	—	—	47,727	—	—	47,727
Exercise of stock options	33,558	—	685	—	—	685
Issuance of restricted common stock	12,067	—	252	—	(252)	—
Exercise of common stock purchase warrants	15,001	—	—	—	—	—
Issuance of common stock to employee stock purchase plan	18,343	—	568	—	—	568
Stock compensation expense	—	—	—	—	769	769
Net loss	—	—	—	(996,617)	—	(996,617)

Balance at September 30, 2002	25,806,520	258	924,008	(1,216,184)	(1,029)	(292,947)

Issuance of restricted common stock	30,000	—	21	—	(21)	—
Exercise of common stock purchase warrants	21,480	—	—	—	—	—
Issuance of common stock to employee stock purchase plan	108,383	1	56	—	—	57
Forfeiture of compensatory stock option	—	—	(195)	—	195	—
Forfeiture of restricted common stock	(5,192)	—	(2)	—	2	—
Stock compensation expense	—	—	—	—	650	650
Net loss	—	—	—	(84,757)	—	(84,757)

Balance at September 30, 2003	25,961,191	$259	$923,888	$(1,300,941)	$(203)	$(376,997)

See accompanying notes to the consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30

	2003	2002	2001

	(Dollars in thousands)
Cash flows from operating activities:
Net loss	$(84,757)	$(996,617)	$(110,990)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of goodwill	—	460,920	—
Impairment of property and equipment	—	44,450	—
Impairment of intangible assets	—	312,043	—
Loss on disposal of property and equipment	1,969	1,074	—
Depreciation and amortization of property and equipment	60,662	70,197	30,621
Amortization of intangible assets	6,821	39,332	46
Amortization of financing costs into interest expense	1,210	1,211	1,210
Provision for doubtful accounts	6,912	26,933	8,125
Interest expense associated with accretion of discounts	44,287	50,670	23,799
Non-cash stock compensation	650	769	1,665
Deferred income tax benefit	—	(28,761)	—
Changes in assets and liabilities:
Accounts receivable	(8,503)	(29,669)	(26,995)
Receivable from Sprint	14,677	(36,008)	(6,432)
Inventories	3,368	2,985	(1,737)
Prepaid expenses, other current and non-current assets	2,487	(2,708)	(4,470)
Accounts payable, accrued expenses and other long term liabilities	2,699	(15,777)	8,741
Payable to Sprint	(7,943)	45,397	27,272
Deferred revenue	(1,991)	8,317	8,295

Net cash provided by (used in) operating activities	42,548	(45,242)	(40,850)

Cash flows from investing activities:
Property and equipment, net	(25,944)	(97,060)	(71,270)
Cash acquired from iPCS	—	24,402	—
Acquisition of iPCS	—	(6,058)	—
Deconsolidation of iPCS	(10,031)	—	—
Purchase of business assets	—	—	(502)

Net cash used in investing activities	(35,975)	(78,716)	(71,772)

Cash flows from financing activities:
Proceeds from borrowings under senior credit facilities	17,000	141,200	61,800
Payment for credit facility	(2,024)	—	—
Payments made under capital lease obligations	(3)	(4)	—
Proceeds from stock issued to employee stock purchase plan	57	568	—
Payments for iPCS credit facility amendment	—	(306)	—
Proceeds from exercise of common stock purchase warrants	—	—	1
Proceeds from exercise of employee stock options	—	685	6,727

Net cash provided by financing activities	15,030	142,143	68,528

Net increase (decrease) in cash and cash equivalents	21,603	18,185	(44,094)
Cash and cash equivalents at beginning of period	32,475	14,290	58,384

Cash and cash equivalents at end of period	$54,078	$32,475	14,290

Supplemental disclosure of cash flow information:
Cash paid for interest	$10,532	$10,176	$3,846
Supplemental disclosure of non-cash investing and financing activities:
Capitalized interest	$444	$7,118	$2,917
Grant of restricted common stock and compensatory stock options	21	252	—
Forfeiture of compensatory stock options	(195)	—	(81)
Forfeiture of restricted stock	(2)	—	—
Modification of stock options	—	—	39
Purchases of property and equipment under capital leases	—	191	—
iPCS acquisition:
Fair value of stock issued	—	706,645	—
Fair value of common stock options and warrants assumed	—	47,727	—
Liabilities assumed	—	394,165	—
Fair value of tangible assets acquired	—	313,843	—

See accompanying notes to the consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)	Business, Basis of Presentation and Liquidity

(a) Basis of Presentation

      AirGate PCS, Inc. and its restricted and unrestricted subsidiaries (the “Company”) were created for the purpose of providing wireless Personal Communication Services (“PCS”). AirGate PCS, Inc. and its restricted subsidiaries (“AirGate”) are a network partner of Sprint with the right to market and provide Sprint PCS products and services using the Sprint brand names in a defined territory.

      On November 30, 2001, AirGate acquired an unrestricted subsidiary, iPCS, Inc. (together with its subsidiaries, “iPCS”), a network partner of Sprint with 37 markets in the midwestern United States. Subsequent to November 30, 2001, the results of operations and accounts of iPCS were consolidated with the Company in accordance with generally accepted accounting principles. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court administered reorganization. Subsequent to February 23, 2003, the Company no longer consolidated the accounts and results of operations of iPCS and the accounts of iPCS were recorded as an investment using the cost method of accounting. On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock to a trust organized under Delaware law (See Note 12). The beneficial owners of AirGate common stock on the date of transfer are the beneficiaries of the trust. No distributions will be made from the trust to the beneficiaries unless directed by the iPCS board of directors and/or an order of the iPCS bankruptcy court. AirGate has no interest in the trust. As a result, on the date of the transfer, iPCS will be accounted for as a discontinued operation and the iPCS investment (approximately $184 million credit balance carrying amount) will be eliminated and recorded as a non-monetary gain from disposition of discontinuing operations.

      Because iPCS is an unrestricted subsidiary, AirGate is generally unable to provide capital or other financial support to iPCS. Further, iPCS lenders, noteholders and creditors do not have a lien on or encumbrance on assets of AirGate. Management believes that iPCS’s bankruptcy proceedings and related outcomes will not have a material adverse effect on results of operations, financial condition and the liquidity of AirGate.

      These consolidated financial statements and related footnotes have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Liquidity, Financial Restructuring and Going Concern

      The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

      The PCS market is characterized by significant risks as a result of rapid changes in technology, intense competition and the costs associated with the build-out, on-going operations and growth of a PCS network. The Company’s operations are dependent upon Sprint’s ability to perform its obligations under the agreements between the Company and Sprint (see note 4) under which the Company has agreed to construct and manage its Sprint PCS network (the “Sprint Agreements”). The Company’s ability to attract and maintain a subscriber base of sufficient size and credit quality is critical to achieving sufficient positive cash flow. Significant changes in technology, increased competition, or adverse economic conditions could impair the Company’s ability to achieve sufficient positive cash flow.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As shown in the consolidated financial statements, the Company has generated significant net losses since inception and has an accumulated deficit of $1.3 billion and stockholders’ deficit of $377.0 million at September 30, 2003. For the year ended September 30, 2003, the Company’s net loss amounted to $84.8 million, $42.2 million of which was attributable to AirGate. As of September 30, 2003, AirGate had working capital of $12.5 million and cash and cash equivalents of $54.1 million, and no remaining availability under its credit facility. As a result, AirGate is completely dependent on available cash and operating cash flow to pay debt service and meet its other capital needs. If such sources are not sufficient, alternative funding sources may not be available.

      In addition to its capital needs to fund operating losses, AirGate has invested large amounts to build-out its networks and for other capital assets. Since inception, AirGate has invested $302 million to purchase property and equipment. While much of AirGate’s networks are now complete, and capital expenditures are expected to be lower than prior years, such expenditures will continue to be necessary.

      A number of factors, including slower subscriber growth, increased competition and our dependence on Sprint and Sprint’s changes to various programs and fees, have had an adverse affect on AirGate’s business and have led the Company to revise its business strategy and take actions to cut costs. These actions included the following:

•	Restructuring the AirGate organization and eliminating more than 150 positions;

•	Reducing capital expenditures;

•	Reducing spending for sales and marketing activities; and

•	Reducing network operating costs by more closely managing connectivity costs.

      In November 2003, AirGate entered into an amendment to the AirGate credit facility. Some of the changes effected by the amendment clarify certain ambiguities and modify the definition and period for calculating EBITDA for purposes of complying with financial covenants under the credit facility. Management expects these changes to generally assist AirGate in complying with these financial covenants for the next twelve months.

      Under our current business plan, the Company’s compliance with the financial covenants under the AirGate credit facility is not assured and the Company’s ability to generate sufficient cash flow to meet its financial covenants and payment obligations in 2005 and beyond is substantially uncertain. In addition, there is substantial risk that under its current business plan, the Company would not have sufficient liquidity to meet its cash interest obligations under the Old AirGate Notes (defined below) in 2006. As a result, the Company has currently proposed a financial restructuring (the “Recapitalization Plan”) which includes, but is not limited to the following:

•	An offer to exchange all of the outstanding 13.5% senior subordinated discount notes due 2009 (the “Old AirGate Notes”) for (i) newly issued share of common stock representing 56% of the shares of common stock to be issued and outstanding immediately after the Recapitalization Plan and (ii) $160.0 million aggregate principal amount of newly issued 9 3/8% senior subordinated notes due 2009 (the “New Notes”);

•	A consent solicitation to remove substantially all of the restrictive covenants in the indenture governing the Old AirGate Notes, release collateral that secures the Company’s obligations thereunder and obtain waivers of any defaults or events of default that occur in connection with the restructuring.

•	A 1:5 reverse stock split.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In the event that the conditions for the consummation of the Recapitalization Plan are not satisfied, including, for example, the failure to meet the minimum tender condition, the Company’s board of directors may elect, assuming that it receives sufficient acceptances from the holders of the Old AirGate Notes, to seek as an alternative to the Recapitalization Plan, the confirmation of a prepackaged plan of reorganization within the next year. It is anticipated that any prepackaged plan of reorganization would effect the same transactions contemplated by the Recapitalization Plan. If a prepackaged plan of reorganization or bankruptcy case of any kind is commenced with regard to the Company, it would constitute a default under the AirGate senior credit facility and the indenture governing the Old AirGate Notes. Such a default could result in an acceleration of the debt represented by the senior credit facility and the Old AirGate Notes.

      The completion of the financial restructuring will improve AirGate’s cash flow by significantly reducing debt service payments in 2005 and beyond. If the financial restructuring is not effected, through the Recapitalization Plan or the prepackaged plan, management intends to take actions to enable the Company to meet its debt service requirements and other capital needs. Such actions may include seeking additional amendments to our credit facility to avoid future financial covenant defaults, seeking additional sources of financing, and further reducing general and administrative, sales and marketing and capital spending. There can be no assurance that these actions will be sufficient to enable the Company to generate sufficient cash flow to meet its financial covenants and payment obligations.

(2)	Goodwill and Asset Impairments

      On November 30 2001, the Company completed the acquisition of iPCS. Significant amounts of goodwill and other intangible assets were recorded as part of this acquisition (note 10). The original purchase price allocation of this acquisition was recorded in the quarter ended December 31, 2001. During the quarter ended March 31, 2002, the original purchase price allocation was adjusted, which resulted in a reclassification of amounts between goodwill, deferred income tax liabilities, intangibles related to the amount assigned to the right to provide service under the Sprint Agreements and other assets and liabilities. The Company recorded a goodwill impairment charge of $261.2 million during the quarter ended March 31, 2002, and $199.7 million during the quarter ended September 30, 2002. During the quarter ended September 30, 2002, the Company recorded an impairment charge for property and equipment totaling $44.5 million and impairment of intangible assets totaling $312.0 million. The purchase of iPCS and the accounting for the acquisition are described further in notes 10 and 11.

      The wireless telecommunications industry experienced significant declines in market capitalization throughout most of 2002. These significant declines in market capitalization resulted from concerns regarding anticipated weakness in future subscriber growth, increased subscriber churn, anticipated future lower average revenue per user (“ARPU”) and liquidity concerns. As a result of these industry trends, the Company experienced significant declines in its market capitalization subsequent to its acquisition of iPCS. Additionally, there were significant adverse changes to the business plan for iPCS. These changes included lower new subscribers, lower ARPU, increased service and pass through costs from Sprint and lower roaming margins from Sprint. Wireless industry acquisitions subsequent to the Company’s acquisition of iPCS have been valued substantially lower on a price per population and a price per subscriber basis. As a result of these transactions and industry trends, the Company believed that the fair value of iPCS and its assets had been reduced. Accordingly, the Company on two occasions during 2002 performed fair value assessments of iPCS and its assets. In determining the March 31, 2002 fair value assessment, the Company utilized a combination of a market approach along with a discounted cash flow approach. As there were no comparable transactions during the later half of 2002, the Company utilized a discounted cash flow approach to determine the valuation at September 30, 2002. The Company recorded goodwill impairments of approximately $261.2 million and $199.7 million during the quarters ended March 31, 2002 and September 30, 2002, respectively, as a result of these fair value assessments.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the quarter ended September 30, 2002, the Company recorded an impairment for intangible assets of $312.0 million reflecting an impairment of iPCS’ right to provide service under the Sprint Agreements and the acquired subscriber base. The right to provide service under iPCS’ Sprint Agreements and its acquired subscriber base were recorded as a result of the iPCS acquisition. The value and lives assigned to these intangibles were $323.3 million and 205 months and $52.4 million and 30 months, respectively. As discussed above, the impairment arose from significant adverse changes to the iPCS business plan. As a result, the Company adjusted the carrying value of the right iPCS had to provide service under the Sprint Agreements and the value of the acquired subscriber base to their fair values at September 30, 2002.

      During the quarter ended September 30, 2002, the Company recorded an asset impairment for the property and equipment (principally network assets) of iPCS of $44.5 million. As discussed above, the impairment arose from significant adverse changes to the business plan for iPCS as well as a generally weak secondary market for telecommunications related equipment.

(3)	Summary of Significant Accounting Policies

(a) Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured. Effective July 1, 2003 the Company adopted Emerging Issues Task Force (“EITF”) No. 00-21, “Accounting for Revenue Arrangements with Multiple Element Deliverables.” The EITF guidance addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units based on their relative fair values. The consensus guidance is applicable to agreements entered into for quarters beginning after June 15, 2003. The adoption of EITF 00-21 has resulted in substantially all of the activation fee revenue generated from Company-owned retail stores and associated costs being recognized at the time the related wireless handset is sold and it is classified as equipment revenue and cost of equipment, respectively. Upon adoption of EITF 00-21, previously deferred revenues and costs will continue to be amortized over the remaining estimated life of a subscriber, not to exceed 30 months. Revenue and costs for activations at other retail locations will continue to be deferred and amortized over their estimated lives as the Company does not generate revenues from the sale of wireless handsets to subscribers. The impact of adoption EITF 00-21 had the affect of increasing equipment revenue by $0.4 million and increasing costs of equipment by $0.3 million, which otherwise would have been deferred and amortized.

      For activations not recognized under the scope of EITF 00-21, the Company defers activation fee revenue over the average life of its subscribers, which is estimated to be 30 months. The Company recognizes service revenue from its subscribers as they use the service. The Company provides a reduction of recorded revenue for billing adjustments, and estimated uncollectible late payment fees and early cancellation fees. The Company also reduces recorded revenue for rebates and discounts given to subscribers on wireless handset sales in accordance with EITF Issue No. 01-9 “Accounting for Consideration Given by a Vendor to a Subscriber (Including a Reseller of the Vendor’s Products).” For industry competitive reasons, the Company sells wireless handsets at a loss. The Company participates in the Sprint national and regional distribution programs in which national retailers such as Radio Shack and Best Buy sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for Sprint PCS products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Company’s Sprint

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Agreements, when a national retailer sells a handset purchased from Sprint to a subscriber in the Company’s territory, the Company is obligated to reimburse Sprint for the handset subsidy. The Company does not receive any revenue from the sale of handsets and accessories by such national retailers. The Company classifies these handset subsidy charges as a selling and marketing expense for a new subscriber handset sale and classifies these subsidies as a cost of service and roaming for a handset upgrade to an existing subscriber. Handset subsidy charges included in selling and marketing for the years ended September 30, 2003, 2002, and 2001 were $9.7 million, $19.1 million, and $12.8 million, respectively. Excluding sales commissions, handset subsidy upgrade charges in cost of service and roaming for the year ended September 30, 2003 and 2002 were $7.8 million and $4.8 million, respectively. The Company did not incur handset subsidy upgrade charges for the year ended September 30, 2001.

      The Company records equipment revenue from the sale of handsets and accessories to subscribers in its retail stores upon delivery in accordance with EITF 00-21. The Company does not record equipment revenue on handsets and accessories purchased from national third-party retailers such as Radio Shack and Best Buy, or directly from Sprint by subscribers in its territory.

      Sprint retains 8% of collected service revenue from subscribers based in the Company’s markets and from non-Sprint subscribers who roam onto the Company’s network. The amount of affiliation fees retained by Sprint is recorded as cost of service and roaming. Revenue derived from the sale of handsets and accessories by the Company and from certain roaming services (outbound roaming and roaming revenue from Sprint PCS and its PCS network partner subscribers) are not subject to the 8% affiliation fee from Sprint.

(b)	Allowance for Doubtful Accounts

      Estimates are used in determining the allowance for doubtful accounts and are based on historical collection and write-off experience, current trends, credit policies and accounts receivable by aging category, including current trends in the credit quality of its subscriber base. In determining these estimates, the Company compares historical write-offs in relation to the estimated period in which the subscriber was originally billed. The Company also looks at the average length of time that elapses between the original billing date and the date of write-off in determining the adequacy of the allowance for doubtful accounts by aging category. From this information, the Company provides specific amounts to the aging categories. The Company provides an allowance for substantially all receivables over 90 days old.

      Using historical information the Company provides a reduction in revenues for certain billing adjustments, late payment fees and early cancellation fees that it anticipates will not be collectible. The reserve for billing adjustments, late payment fees and early cancellation fees are included in the allowance for doubtful accounts balance. If the allowance for doubtful accounts is not adequate, it could have a material adverse affect on the Company’s liquidity, financial position and results of operations.

(c)	Reserve for First Payment Default Subscribers

      Prior to March 2003, the Company estimated the percentage of new subscribers that would never pay a bill and reserved for the related percentage of monthly revenue through a reduction in revenues. In 2002, the Company reinstated the deposit requirement for sub-prime credit customers, and increased the deposit amount in February 2003. The Company believes that the re-imposition of and increase in deposit requirements as well as the continuation of spending limits for the sub-prime credit customers are sufficient to mitigate the collection risk. Additionally, the Company has experienced improvements in the credit quality of its subscriber base. Accordingly, in March 2003 the Company ceased recording this reserve. At September 30, 2002, there was approximately $1.3 million reserved for 7,126 first payment default subscribers.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d)	Cash and Cash Equivalents

      Cash and cash equivalents includes cash on hand, demand deposits and money market accounts with original maturities of three months or less.

(e)	Inventories

      Inventories consist of wireless handsets and related accessories held for resale. Inventories are carried at the lower of cost or market determined by using replacement costs.

(f)	Property and Equipment

      Property and equipment are stated at original cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

Estimated
Useful Life

Network assets	5 to 7 years
Computer equipment	3 to 5 years
Furniture, fixtures, and office equipment	5 years
Towers (included in network assets)	15 years

      Assets held under capital lease obligations are amortized over their estimated useful life or the lease term, whichever is shorter. Amortization of assets held under capital lease obligations are included in depreciation and amortization of property and equipment.

      Construction in progress includes expenditures for the purchase of network assets. The Company capitalizes interest on its construction in progress activities. When network assets are placed in service, the related assets are transferred from construction in progress to network assets and the Company depreciates those assets over their estimated useful life.

(g)	Investment in iPCS

      The accounts and results of iPCS are consolidated with AirGate and are included in the Company’s consolidated financial statements subsequent to November 30, 2001 and prior to February 23, 2003.

      Subsequent to February 23, 2003, the date iPCS filed for bankruptcy the Company no longer consolidates the accounts and results of iPCS. The Company follows the accounting literature of Statement of Financial Accounting Standards (“SFAS”) No. 94 “Consolidation of All Majority-Owned Subsidiaries” and Accounting Research Bulletin (“ARB”) No. 51 “Consolidated Financial Statements,” when control of a majority-owned subsidiary did not rest with the majority owners (as, for instance, where the subsidiary is in legal reorganization or in bankruptcy), ARB No. 51 precludes consolidation of the majority-owned subsidiary.

      The Company records the accounts of iPCS using the cost method of accounting subsequent to February 23, 2003. After iPCS filed for bankruptcy, the Company does not have the ability to exercise significant influence over the operations of iPCS. The carrying value of the iPCS investment is reported in long term liabilities on the balance sheet.

      On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock to a trust for the benefit of AirGate shareholders. As of the date of the transfer to the trust, the iPCS investment (approximately $184 million credit balance carrying amount) will be eliminated and recorded as a non-monetary gain from disposition of discontinuing operations.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(h)	Financing Costs

      Costs incurred for the AirGate and iPCS credit facilities and AirGate notes that were deferred and are being amortized as interest expense over the term of the respective financing arrangements using the straight-line method.

(i)	Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates applied to expected taxable income for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities for a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for deferred income tax assets based upon the Company’s assessment of whether it is more likely than not that the deferred income tax assets will be realized.

(j)	Basic and Diluted Net Loss Per Share

      Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. For the years ended September 30, 2003, 2002, and 2001, all outstanding stock options and common stock underlying stock purchase warrants as detailed in Note 8 have been excluded from the computation of dilutive net loss per share for all periods presented because their effect would have been antidilutive. The following table shows those potentially dilutive securities with exercise prices less than market prices of common stock in the respective period using the treasury stock method:

	Years Ended September 30,

	2003	2002	2001

Common stock options	22,194	222,671	510,620
Common stock underlying stock purchase warrants	40,434	40,995	90,612

Total	62,628	263,666	601,232

(k)	Impairment of Long-Lived Assets and Goodwill

      The Company accounts for long-lived assets and goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell the asset. SFAS No. 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets. The Company no longer has any assets recorded subject to SFAS 142 impairment testing. As of September 30, 2002, the Company recorded substantial write-offs of long lived assets and goodwill relating to its iPCS subsidiary (see Notes 2 and 11).

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(l)	New Accounting Pronouncements

      In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity,” which is effective at the beginning of the first interim period beginning after June 15, 2003. However, certain aspects of SFAS 150 have been deferred. SFAS No. 150 establishes standards for the Company’s classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The Company will continue to review SFAS No. 150; however, the Company does not expect SFAS 150 to have a material impact on the Company’s financial position, results of operations, or cash flows.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement of 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement is effective for hedging of contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and did not have a material impact on the Company’s results of operations, financial position, or cash flows.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. This interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Interpretation is generally effective for interim periods ending after December 15, 2003 for all variable interests in variable interest entities created prior to January 31, 2003. The adoption of Interpretation No. 46 is not anticipated to have a material impact on the Company’s financial position, results of operations, or cash flows.

      In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting, and has adopted the disclosure requirements of SFAS No. 123 and 148.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. This interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees. Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The Company guarantees certain lease commitments of its restricted subsidiaries. The maximum amount of these guarantees is included in note 13. Also, the handsets sold by the Company are under a one-year warranty from Sprint. If a customer returns a handset for warranty, the Company generally provides the customer with a refurbished handset and sends the warranty handset to Sprint for repair. Sprint provides a credit to the Company equal to the retail price of the refurbished handset. Therefore, the warranty expense for the Company is not deemed material.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 supercedes previous accounting guidance provided by the EITF Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” EITF Issue No. 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS No. 146 on October 1, 2002. There was no material impact on adoption of this statement.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Among other things, this statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” will now be used to classify those gains and losses. The adoption of SFAS No. 145 by the Company on October 1, 2002 did not have a material impact on the Company’s financial position, results of operations, or cash flows.

(m)	Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated balance sheets and revenues and expenses during the reporting periods to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(n)	Concentration of Risk

      The Company’s cell sites are located on towers which are leased from a limited number of tower companies, with one company owning approximately 34% of the Company’s leased towers. Additionally, the Company derives substantial revenues and expenses from Sprint and Sprint PCS (see note 4).

      The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts. Further, the Company maintains accounts with nationally recognized investment managers. Such deposits are not insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with these uninsured deposits.

      A significant amount of the Company’s financial transactions result from the Company’s relationship with Sprint. Additionally, Sprint holds approximately four to eleven days of the Company’s subscriber lockbox receipts prior to remitting those receipts to the Company weekly. Refer to note 4 for information on the Company’s transactions with Sprint.

      Concentrations of credit risk with respect to accounts receivables are limited due to a large subscriber base. Initial credit evaluations of subscribers’ financial condition are performed and security deposits are generally obtained for subscribers with a high credit risk profile. The Company maintains an allowance for doubtful accounts for potential credit losses.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(o)	Comprehensive Income (Loss)

      No statements of comprehensive income (loss) have been included in the accompanying consolidated financial statements since the Company does not have any elements of other comprehensive income (loss) to report.

(p)	Advertising Expenses

      The Company expenses advertising costs when the advertisement occurs. Total advertising expenses amounted to approximately $8.5 million in 2003, $30.9 million in 2002 and $13.0 million in 2001 and are included in selling and marketing expenses in the accompanying consolidated statements of operations.

(q)	Segments

      While iPCS was an unrestricted subsidiary of AirGate, both AirGate and iPCS provided wireless PCS services as network partners of Sprint. Both AirGate and iPCS offer similar products and services through similar retail channels to a broad range of wireless customers in their respective markets. Consequently, these entities have been aggregated into a single operating segment in accordance with the provisions of SFAS No. 131 — “Disclosures about Segments of an Enterprise and Related Information.”

(r)	Stock-based Compensation Plans

      We have elected to continue to account for our stock-based compensation plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and disclose pro forma effects of the plans on a net loss and loss per share basis as provided by SFAS No. 123, “Accounting for Stock-Based Compensation.” We did not recognize compensation expense with respect to options that had an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Had compensation cost for these options been recognized based on fair value at the grant dates under the related provisions of SFAS No. 123, the pro forma net loss and loss per share during the fiscal years ended September 30, 2003, 2002 and 2001 would have been as follows (in thousands, except per share data):

	Years Ended September 30,

	2003	2002	2001

Net loss, as reported	$(84,757)	$(996,617)	$(110,990)
Add: stock based compensation expense included in determination of net loss	650	769	1,665
Less: stock-based compensation expense determined under the fair value based method	(9,698)	(9,138)	(5,585)

Pro forma net loss	$(93,805)	$(1,004,986)	$(114,910)

Basic and diluted weighted-average outstanding common shares	25,908,414	23,751,507	13,089,285
Basic and diluted loss per share:
As reported	$(3.27)	$(41.96)	$(8.48)
Pro forma	$(3.62)	$(42.31)	$(8.78)

(s)	Asset Retirement Obligations

      The Company’s network is primarily located on leased property and the Company has certain legal obligations, principally related to its tower leases, which fall within the scope of SFAS No. 143 “Accounting for Asset Retirement Obligations”. These legal obligations upon lease termination primarily

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

include certain obligations to remediate leased tower space and land on which the Company’s network equipment is located. In addition, the Company has leases related to switch site, retail and administrative locations subject to the provisions of SFAS No. 143. During the fiscal year ended September 30, 2003, the Company recorded an initial asset retirement obligation of approximately $0.2 million, and capitalized the same amount by increasing the carrying cost of the related asset. For the year ended September 30, 2003, the Company recorded approximately $0.2 million of depreciation and accretion expense.

(t)	Reclassifications

      Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

(4)	Sprint Agreements

      Under the Sprint Agreements, Sprint is obligated to provide the Company with significant support services such as billing, collections, long distance, customer care, network operations support, inventory logistics support, use of Sprint brand names, national advertising, national distribution and product development. Additionally, the Company derives substantial roaming revenue and expense when Sprint’s and Sprint’s network partners’ wireless subscribers incur minutes of use in the Company’s territories and when the Company’s subscribers incur minutes of use in Sprint and other Sprint network partners’ PCS territories. These transactions are recorded as roaming revenue, cost of service and roaming, cost of equipment, and selling and marketing expense in the accompanying consolidated statements of operations. Cost of service and roaming transactions include the 8% affiliation fee, long distance charges, roaming expense and costs of service such as billing, collections, customer service and pass-through expenses. Cost of equipment transactions relate to inventory purchased by the Company from Sprint under the Sprint agreements. Selling and marketing transactions relate to subsidized costs on handsets and commissions paid by the Company under Sprint’s national distribution programs. Amounts recorded relating to the

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sprint agreements for the years ended September 30, 2003, 2002 and 2001 are as follows (dollars in thousands):

	Years Ended September 30,

	2003	2002	2001

Amounts included in the Consolidated Statement of Operations:
AirGate roaming revenue	$63,798	$70,002	$53,863

AirGate cost of service and roaming:
Roaming	$50,383	$52,746	$40,472
Customer service	40,014	40,454	15,526
Affiliation fees	18,358	15,815	7,603
Long distance	12,485	13,846	6,556
Other	1,902	2,115	1,252

Total cost of service and roaming	$123,142	$124,976	$71,409

AirGate cost of equipment	$18,051	$23,662	$19,405

AirGate selling and marketing	$12,440	$21,728	$20,827

iPCS roaming revenue	$14,724	$33,137	$—

iPCS cost of service and roaming:
Roaming	$12,158	$25,723	$—
Customer service	11,760	19,367	—
Affiliation fees	4,911	8,011	—
Long distance	3,281	7,686	—
Other	461	781	—

Total cost of service and roaming	$32,571	$61,568	$—

iPCS cost of equipment	$6,124	$17,097	$—

iPCS selling and marketing	$3,138	$9,970	$—

      Amounts included in the Consolidated Balance Sheet:

	As of September 30,

	2003	2002

Receivable from Sprint	$15,809	$44,953
Payable to Sprint	(45,069)	(88,360)

      The Company reclassified approximately $10.0 million of subscriber accounts receivable for the fiscal year ended September 30, 2002 to a receivable from Sprint. The Company believes at least $10.0 million was payable from Sprint, but Sprint acknowledged that only $5.8 million was owed to AirGate. The Company provided an allowance to reflect the receivable at its net realizable value at September 30, 2002. The Company collected this amount subsequent to September 30, 2002.

      Because approximately 95% of our revenue is collected by Sprint and 64% of cost of service and roaming in our financial statements are derived from fees and charges by (or through) Sprint, we have a variety of settlement issues and other contract disputes open and outstanding from time to time. Currently,

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

this includes, but is not limited to, the following items, all of which for accounting purposes have been reserved or otherwise provided for:

•	In fiscal year 2002, Sprint PCS asserted it has the right to recoup up to $3.9 million in long-distance access revenues previously paid by Sprint PCS to AirGate, for which Sprint PCS has invoiced $1.2 million. We have disputed these amounts.

•	Sprint invoiced AirGate approximately $0.4 million with respect to fiscal year 2002 and $1.3 million for fiscal year 2003 to reimburse Sprint for certain 3G related development expenses. We are disputing Sprint’s right to charge 3G fees in 2002 and beyond.

•	Sprint invoiced AirGate software maintenance fees of approximately $1.7 million for each of fiscal years 2002 and 2003. We are disputing Sprint’s right to charge software maintenance fees.

•	During the fiscal year 2003, Sprint invoiced AirGate $2.6 million of information technology (IT) expenses including reimbursement for the amortization of IT projects completed by Sprint. The Company has disputed Sprint’s right to collect these fees.

      The payable to Sprint includes disputed amounts for which Sprint has invoiced AirGate approximately $8.9 million. The invoiced amount does not include $2.7 million for long-distance access revenues claimed but not invoiced by Sprint, or fees relating to disputed 3G, software maintenance and information technology after September 30, 2003.

      We intend to vigorously contest these charges and to closely examine all fees and charges imposed by Sprint. In addition to these disputes, we have other outstanding issues with Sprint which could result in set-offs to the items described above or in payments due from Sprint. For example, we believe Sprint has failed to calculate, pay and report on collected revenues in accordance with our agreements with Sprint, which, together with other cash remittance issues, has resulted in a shortfall in cash payments to AirGate. Sprint has unilaterally reduced the reciprocal roaming rate charged among Sprint and its network partners, in a manner which we believe is a breach of our agreements with Sprint.

      During the year ended September 30, 2003, AirGate recorded $3.6 million (not including $1.3 million for monthly service charges as described below) in credits from Sprint as a reduction of cost of services and $3.7 million as an increase in revenues. We are reviewing whether additional amounts are due AirGate and we continue to discuss with Sprint the proper method for calculating, paying and reporting on collected revenues and other matters.

      Sprint determines monthly service charges at the beginning of each calendar year. Sprint takes the position that at the end of each year, it calculates the costs to provide these services for its network partners and requires a final settlement against the charges actually paid. If the costs to provide these services are less than the amounts paid by the amounts paid by Sprint’s network partners, Sprint issues a credit for these amounts. If the costs to provide the services are more that the amounts paid by Sprint’s network partners, Sprint charges the network partners for these amounts. During the fiscal year ended September 30, 2003, Sprint credited AirGate $1.3 million, which was recorded as a reduction to cost of service.

      The Sprint Agreements require the Company to maintain certain minimum network performance standards and to meet other performance requirements. AirGate was in compliance in all material respects with these requirements as of September 30, 2003.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	Property and Equipment

      Property and equipment as of September 30, 2003 and 2002 consists of the following (dollars in thousands):

	2003	2002

Network assets	$288,399	$461,806
Computer equipment	6,712	10,723
Furniture, fixtures, and office equipment	12,069	14,985
Vehicles	—	891
Construction in progress	876	23,663

Total property and equipment	308,056	512,068
Less accumulated depreciation and amortization	(129,986)	(112,913)

Total property and equipment, net	$178,070	$399,155

      Interest capitalized for the years ended September 30, 2003, 2002 and 2001 totaled $0.4 million, $7.1 million and $2.9 million, respectively.

(6)	Long Term Debt and Capital Lease Obligations

      Long-term debt consists of the following at September 30, 2003 and 2002 (dollars in thousands):

	2003	2002

AirGate credit facility, net of unaccreted discount of $178 and $376, respectively	$151,297	$136,124
AirGate notes, $300,000 due at maturity, at accreted carrying value, net of unamortized premium of $7,644 and $8,649, respectively	252,987	220,164
iPCS credit facility	—	130,000
iPCS notes, $300,000 due at maturity, at accreted carrying value, net of unamortized premium of $38,060	—	222,908
iPCS capital lease obligations	—	568

Total long-term debt and capital lease obligations	404,284	709,764
Current maturities of long-term debt and capital lease obligations	17,775	354,936

Long-term debt and capital lease obligations, excluding current maturities	$386,509	$354,828

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of September 30, 2003, future scheduled principal payments under indebtedness for the next five years and thereafter are as follows (dollars in thousands):

	AirGate Credit
Years Ending September 30,	Facility	AirGate Notes	Total

2004	$17,775	$—	$17,775
2005	23,700	—	23,700
2006	30,107	—	30,107
2007	39,893	—	39,893
2008 and Thereafter	40,000	300,000	340,000

Total future principal payments on long-term debt	151,475	300,000	451,475
Less amount representing unaccreted discounts	(178)	(47,013)	(47,191)

Total future principal payments on long-term debt, net of unaccreted discounts	151,297	252,987	404,284
Less current maturities	(17,775)	—	(17,775)

Long-term debt, excluding current maturities	$133,522	$252,987	$386,509

AirGate Credit Facility

      On August 16, 1999, AirGate entered into a $153.5 million senior credit facility. The AirGate credit facility provides for (i) a $13.5 million senior secured term loan (the “Tranche I Term Loan”) which matures on June 6, 2007, and (ii) a $140.0 million senior secured term loan (the “Tranche II Term Loan”) which matures on September 30, 2008. Mandatory quarterly payments of principal are required beginning December 31, 2002 for the Tranche I Term Loan and March 31, 2004 for the Tranche II Term Loan payments initially in the amount of 3.75% of the loan balance then outstanding and increasing thereafter. A commitment fee of 1.50% on unused borrowings under the AirGate credit facility is payable quarterly and included in interest expense. For the years ended September 30, 2003, 2002 and 2001, commitment fees totaled $0.1 million, $0.6 million and $1.5 million, respectively. No amounts remain available for borrowing under the AirGate credit facility as of September 30, 2003. The AirGate credit facility is secured by all the assets of AirGate and its restricted subsidiaries. In connection with this financing, AirGate issued Lucent Technologies, in its capacity as administrative agent and manager, warrants to purchase 139,035 shares of common stock that were exercisable upon issuance. Additionally, AirGate incurred origination fees and expenses of $5.0 million, which have been recorded as financing costs and are amortized to interest expense using the straight-line method over the life of the agreement. The interest rate for the AirGate credit facility is determined on a margin above either the prime lending rate in the United States or the London Interbank Offer Rate. At September 30, 2003 and 2002, the weighted average interest rate on outstanding borrowings was 5.05% and 5.6%, respectively.

      The AirGate credit facility contains ongoing financial covenants, including reaching covered population targets, maximum annual spending on capital expenditures, attaining minimum subscriber revenues, and maintaining certain leverage and other ratios such as debt to total capitalization, debt to EBITDA (as defined in credit facility agreement, “Bank EBITDA”) and Bank EBITDA to fixed charges. The AirGate credit facility restricts the ability of AirGate and its restricted subsidiaries to: create liens; incur indebtedness; make certain payments, including payments of dividends and distributions in respect of capital stock; consolidate, merge and sell assets; engage in certain transactions with affiliates; and fundamentally change its business. As of September 30, 2003, AirGate was in compliance in all material respects with covenants contained in the AirGate credit facility, as amended.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In contemplation of the proposed restructuring, AirGate entered into an amendment to the AirGate credit facility on November 30, 2003. Certain changes are effective for periods ended December 31, 2003 and are used in determining compliance with financial covenants for periods ended December 31, 2003 and thereafter. These changes include (i) changes to the definition of Bank EBITDA to provide that, among other things, in determining Bank EBITDA, certain additional items will be added back to our consolidated net income or loss (to the extent deducted in determining such income or loss), including any charges incurred in connection with the restructuring, up to $2.0 million per year to pursue claims against, or dispute claims by, Sprint; up to $5.0 million in start-up costs in connection with any outsourcing billing and customer care services, and (ii) calculating the ratio of total debt to Bank EBITDA and senior secured debt to Bank EBITDA based on the four most recent fiscal quarters, rather than the last two quarters annualized. In addition, the amendment provides for a waiver, effective as of September 30, 2003, of the requirement that the Company deliver an opinion of its independent auditors with respect to the financial statements for the year ended September 30, 2003 that does not contain a going concern or other similar qualification.

      The effectiveness of other changes made by the amendment is conditioned on, among other things, at least 90% of the face value of the Old AirGate Notes having been exchanged in the restructuring. These changes include: (i) deleting the minimum subscriber covenant, (ii) revising the threshold requirements for minimum revenues and most of the ratios that we are required to maintain; (iii) providing AirGate the ability to incur certain other limited indebtedness and related lien; make certain limited investments and form subsidiaries under limited circumstances that are not subject to certain restrictive covenants contained in the credit facility or required to guarantee the credit facility and (iv) permitting AirGate to repurchase, at a discount, the old notes or the new notes from our cash on hand in an aggregate amount not to exceed $25 million in value of those notes, provided that we at the same time incur an equal amount of permitted subordinated indebtedness.

      The amendment will not affect any of the other provisions of the AirGate credit facility, including those which restrict AirGate’s ability to merge, consolidate or sell substantially all of its assets. In connection with the amendment, the Company has agreed to prepay $10.0 million in principal under the credit facility, which will be credited against principal payments otherwise due in 2004 and 2005 in the amount of $7.5 million and $2.5 million, respectively. The prepayment is required only if the Recapitalization Plan is completed. The amendment will not otherwise affect AirGate’s obligation to pay interest, premium, if any, or principal on the AirGate credit facility, when due.

Old AirGate Notes

      On September 30, 1999, the Company received proceeds of $156.1 million from the issuance of the Old AirGate Notes, which consisted of 300,000 units, each unit consisting of $1,000 principal amount at maturity of 13.5% senior subordinated discount notes due 2009 and one warrant to purchase 2.148 shares of common stock at a price of $0.01 per share (see Note 8). The accreted value outstanding as of September 30, 2003 of the AirGate notes was $253.0 million. The Company incurred expenses, underwriting discounts and commissions of $6.6 million related to the old notes, which have been recorded as financing costs and are amortized to interest expense using the straight-line method, over the life of the agreement. The old notes contain certain covenants relating to limitations on AirGate’s ability to, among other acts, sell assets, incur additional indebtedness, and make certain payments. The AirGate notes restrict the ability of AirGate and its restricted subsidiaries to: create liens; incur indebtedness; make certain payments, including payments of dividends and distributions in respect of capital stock; consolidate, merge and sell assets; engage in certain transactions with affiliates; and fundamentally change its business. As of September 30, 2003, AirGate was in compliance in all material respects with all covenants governing the AirGate notes.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

iPCS Credit Facility and Notes

      iPCS has a $130 million credit facility maturing on December 31, 2008. iPCS also has 14% notes due in 2010 of $300 million principal amount at maturity. As of December 31, 2002, iPCS was in default under certain covenants contained in its credit facility and the indenture governing its notes. In addition, on January 30, 2003, iPCS ceased making interest payments under the iPCS credit facility. As a result, the senior lenders had the ability to accelerate iPCS’ payment obligations under the iPCS credit facility and the holders of the iPCS notes had the ability to accelerate iPCS’ payment obligations under iPCS’ indenture. On February 23, 2003, iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc., filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. Immediately prior to iPCS’ bankruptcy filing, the lenders under the iPCS credit facility accelerated iPCS’ payment obligations as a result of existing defaults under that facility. As a result of this acceleration, the iPCS credit facility and notes were classified as current maturities on the consolidated balance sheet at September 30, 2002.

(7)	Fair Value of Financial Instruments

      Fair value estimates and assumptions and methods used to estimate the fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosure about Fair Value of Financial Instruments.” The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts (dollars in thousands).

	September 30, 2003		September 30, 2002

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Cash and cash equivalents	$54,078	$54,078	$32,475	$32,475
Accounts receivable, net	26,994	26,994	38,127	38,127
Receivable from Sprint	15,809	15,809	44,953	44,953
Accounts payable	5,945	5,945	18,152	18,152
Accrued expenses	12,104	12,104	20,950	20,950
Payable to Sprint	45,069	45,069	88,360	88,360
AirGate credit facility	151,297	147,688	136,124	112,302
iPCS credit facility	—	—	130,000	81,250
AirGate notes	252,987	227,813	220,164	25,125
iPCS notes	—	—	222,908	13,500

(a)	Cash and cash equivalents, accounts receivable net, receivable from Sprint, accounts payable, accrued expenses and payable to Sprint.

      Management believes that the carrying amounts of these items are reasonable estimates of their fair value due to the short-term nature of the instruments.

(b)	Long-term debt

      Long-term debt is comprised of the AirGate credit facility, AirGate notes, iPCS credit facility and iPCS notes. The fair value of the AirGate and iPCS notes are stated at quoted market prices. As there is no active market for the AirGate and iPCS credit facilities, management has estimated the fair values of

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the AirGate and iPCS credit facilities based upon the Company’s analysis and discussions with individuals knowledgeable about such matters.

(8)	Stockholders’ Deficit

(a) Common Stock Purchase Warrants

      On August 16, 1999, AirGate issued stock purchase warrants to Lucent Technologies in consideration of the AirGate credit facility. The exercise price of the warrants equals 120% of the price of one share of common stock at the closing of the initial public offering, or $20.40 per share, and the warrants were exercisable for an aggregate of 128,860 shares of AirGate’s common stock. AirGate allocated $0.7 million of the proceeds from the AirGate credit facility to the fair value of the warrants calculated using the Black-Scholes option pricing model and recorded an original issue discount on the AirGate credit facility, which is recognized as interest expense over the period from the date of issuance to the maturity date using the effective interest method. In September 2000, all of such warrants were exercised.

      In June 2000, AirGate issued stock purchase warrants to Lucent Technologies to acquire 10,175 shares of common stock on terms identical to those discussed in the previous paragraph, all of which were outstanding as of September 30, 2003. These warrants expire on August 15, 2004. The Company recorded a discount on the AirGate credit facility of $0.3 million, which represents the fair value of the warrants on the date of grant using a Black-Scholes option pricing model. The discount is recognized as interest expense over the period from the date of issuance to maturity using the effective interest method.

      On September 30, 1999, as part of offering the AirGate notes, the Company issued warrants to purchase 2.148 shares of common stock for each unit at a price of $0.01 per share. In January 2000, the Company’s registration statement on Form S-1 relating to warrants to purchase 644,400 shares of common stock issued together, as units, with AirGate’s $300 million of 13.5% senior subordinated discount notes due 2009, was declared effective by the Securities and Exchange Commission. The Company allocated $10.9 million of the proceeds from the units offering to the fair value of the warrants and recorded an original issue discount on the notes, which is recognized as interest expense over the period from issuance to the maturity date using the effective interest method. For the years ended September 30, 2003, 2002 and 2001, accretion of the discount from the warrants totaling $1.0 million, $0.9 million and $0.8 million, respectively, was recorded as interest expense. The warrants became exercisable beginning upon the effective date of the registration statement registering such warrants, for an aggregate of 644,400 shares of common stock, and expire October 1, 2009. As of September 30, 2003, warrants representing 18,690 shares of common stock were outstanding. These warrants require liability classification measured at fair value. The fair value of the warrants at September 30, 2003 and 2002 were $0.1 million and $0.1 million, respectively.

      As part of the acquisition of iPCS by AirGate, AirGate assumed warrants previously issued by iPCS in connection with the iPCS notes. The warrant holders may purchase 475,351 shares of Company common stock with an exercise price of $34.51 per share all of which were outstanding as of September 30, 2003. Additionally, the Company assumed warrants on 183,584 shares of the Company’s common stock previously issued by iPCS in connection with iPCS’ amendment of its management agreement with Sprint with an exercise price of $31.06 per share all of which were outstanding as of September 30, 2003. The warrants related to the iPCS notes became exercisable on July 15, 2001 for a period of ten years after the date of issuance. The warrants related to the Sprint Agreements were issued as a part of an amendment to the management agreement iPCS had with Sprint in connection with iPCS’ purchase of Sprint owned PCS territories in Michigan, Iowa and Nebraska and became exercisable by Sprint on July 15, 2001 and expire on July 15, 2007. These warrants require liability classification

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

measured at fair value. The fair value of the iPCS note warrants at September 30, 2003 and 2002 was approximately $0.8 million and $0.1 million, respectively.

      The following is a summary of the aggregate common stock share activity for the Company’s warrants for the three years ended September 30, 2003:

	AirGate Lucent	AirGate Note	iPCS Note	iPCS Sprint
	Warrants —	Warrants —	Warrants —	Warrants —
	June 2000	September 1999	July 2000	July 2000	Total

Balance September 30, 2000	10,175	135,812	—	—	145,987
Shares issued upon exercise of warrants	—	(80,641)	—	—	(80,641)

Balance September 30, 2001	10,175	55,171	—	—	65,346
Warrants assumed upon acquisition of iPCS	—	—	475,351	183,584	658,935
Shares issued upon exercise of warrants	—	(15,001)	—	—	(15,001)

Balance September 30, 2002	10,175	40,170	475,351	183,584	709,280
Shares issued upon exercise of warrants	—	(21,480)	—	—	(21,480)

Balance September 30, 2003	10,175	18,690	475,351	183,584	687,800

(b)	Stock Compensation Plans

      In July 1999, the Board of Directors approved the 1999 Stock Option Plan, a stock option plan whereby 2,000,000 shares of common stock were reserved for issuance to employees. Options granted under the plan vest at various terms up to a five-year period beginning at the grant date and expire ten years from the date of grant. During the year ended September 30, 2000, unearned stock compensation of $2.2 million was recorded for option grants made during that period representing the difference between the exercise price at the date of grant and the fair value at the date of grant. Non-cash stock compensation is recognized over the period in which the related services are rendered.

      On January 31, 2001, the Board of Directors approved the 2001 Non-Executive Stock Option Plan, under which 150,000 shares of common stock were reserved for issuance to employees. Options granted under the plan vest ratably over a four-year period beginning at the grant date and expire ten years from the date of grant.

      On July 31, 2001, the Board of Directors approved the AirGate PCS, Inc. 2001 Non-Employee Director Compensation Plan. Pursuant to the plan, non-employee directors receive an annual retainer, which may be comprised of cash, restricted stock or options to purchase shares of Company common stock. Each non-employee director that joins the Company’s board of directors also receives an initial grant of options to acquire 10,000 shares of Company common stock. The options vest in three equal annual installments beginning on the first day of the plan year following the year of grant. In addition, each participant receives an annual grant of options to acquire 7,500 shares of Company common stock. In lieu of this annual grant, the recipient may elect to receive three year’s worth of annual option grants in a single upfront grant to acquire 22,500 shares of Company common stock that vest in three equal annual installments. All options are granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant and expire ten years after the date of grant.

      On January 31, 2001, the board of directors approved the 2001 Employee Stock Purchase Plan (the “ESPP”), under which 200,000 shares of common stock were reserved for purchase. The ESPP was

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approved by shareholders and became effective January 31, 2001. The ESPP allows employees to make voluntary payroll contributions towards the purchase of Company common stock. At the end of each offering period, participating employees are able to purchase company common stock at a 15% discount to the market price of the Company’s common stock at the beginning or end of the offering period, whichever is lower. As of December 31, 2002, the end of the most recent offering period, 126,726 shares of common stock had been issued under the ESPP, and 73,274 shares remain reserved for future issuance.

      On December 18, 2001, the board of directors approved the AirGate PCS, Inc. 2002 Long-Term Incentive Plan (the “2002 Plan”), under which 1,500,000 shares of Company common stock were reserved for issuance to select employees and officers, directors and consultants of the Company. Options granted under the 2002 Plan vest on such terms as determined by the Company’s compensation committee (generally ratably over four years), and expire ten years after the date of grant. The 2002 Plan was approved by shareholders and became effective on February 26, 2002. Upon approval of the 2002 Plan by the Company’s shareholders, the right to grant awards under the 1999 Stock Option Plan and the 2001 Non-Executive Stock Option Plan were terminated, and shares granted under the 2001 Non-Employee Director Plan are reserved under the authority of the 2002 Plan.

      The Company issued 30,000 and 12,067 shares of restricted stock to employees during the fiscal year ended September 30, 2003 and 2002, respectively. The restrictions on the stock lapse over a period of time of up to 4 years. The Company has recorded the fair value of the shares issued of $0.02 million and $0.3 million for fiscal years 2003 and 2002, respectively, as unearned stock compensation and is amortizing such amounts to non-cash stock compensation over the vesting period.

      The weighted-average grant date fair value of stock option grants for the years ended September 30, 2003, 2002, and 2001 was $0.53, $26.29, and $31.10, respectively. The fair value of stock options granted was estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	Years Ended September 30,

	2003	2002	2001

Risk-free interest return	3.5%	2.3%	3.5%
Volatility	112.0%	180.0%	100.0%
Dividend yield	0%	0%	0%
Expected life in years	4	4	4

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes activity under the Company’s stock option plans:

	Number of	Weighted-Average
	Options	Exercise Price

Options outstanding as of September 30, 2000	1,504,645	$28.72
Granted	502,587	41.35
Exercised	(467,556)	14.39
Forfeited	(82,741)	36.66

Options outstanding as of September 30, 2001	1,456,935	37.23
Options assumed in acquisition of iPCS	478,069	31.99
Granted	637,689	27.45
Exercised	(33,558)	26.86
Forfeited	(279,372)	35.30

Options outstanding as of September 30, 2002	2,259,763	33.95
Granted	471,500	0.72
Forfeited	(1,454,193)	36.47

Options outstanding as of September 30, 2003	1,277,070	$18.32

      As previously discussed, the Company maintains several stock option plans with total reserved shares of approximately 2,159,706. The number of shares of the Company’s common stock available for future grant under the Company’s stock option plans was 882,636 as of September 30, 2003.

      The following table summarizes information for stock options outstanding and exercisable at September 30, 2003:

	Options Outstanding
				Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (in Years)	Price	Exercisable	Price

$ 0.26-$ 0.64	137,300	8.72	$0.47	—	—
$ 0.82-$ 0.82	274,000	9.21	$0.82	—	—
$ 0.87-$12.32	203,789	8.65	$6.95	54,455	$7.43
$12.50-$29.18	287,887	6.13	$21.95	239,277	$22.36
$34.52-$36.75	164,934	5.97	$34.76	141,339	$34.71
$39.22-$46.66	149,974	7.12	$42.83	91,589	$42.69
$46.88-$57.21	54,186	7.29	$50.12	30,795	$49.63
$98.50-$98.50	5,000	6.44	$98.50	4,000	$98.50

$ 0.26-$98.50	1,277,070	7.62	$18.32	561,455	$29.38

      As of September 30, 2002, 854,845 options were exercisable with a weighted average exercise price of $34.59. As of September 30, 2001, 406,445 options were exercisable with a weighted average exercise price of $30.05.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Preferred Stock

      The Company’s articles of incorporation authorize the Company’s board of directors to issue up to 5 million shares of preferred stock without stockholder approval. The Company has not issued any preferred stock as of September 30, 2003.

(d)	Non-Cash Stock Compensation

      The Company’s non-cash stock compensation expense has been recorded to reflect the difference between the exercise price and the fair market value of the Company’s common stock and restricted stock at the date of grant. The expense is recognized over the period in which the related services are rendered. The amounts below have been reflected and are included in the respective categories shown below in the Consolidated Statements of Operations for the years ending September 30, 2003, 2002 and 2001 (dollars in thousands):

	2003	2002	2001

Cost of service and roaming	$154	$168	$177
Selling and marketing	89	89	89
General and administrative	407	512	1,399

Total	$650	$769	$1,665

(9)	Income Taxes

      The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future and any increase or decrease in the valuation allowance for deferred income tax assets.

      Income tax benefit for the years ended September 30, 2003, 2002 and 2001, differed from the amounts computed by applying the statutory U.S. Federal income tax rate of 34% to loss before income tax benefit as a result of the following (dollars in thousands):

	Years Ended September 30,

	2003	2002	2001

Computed “expected” income tax benefit	$(28,817)	$(348,629)	$(37,737)
(Increase) decrease in income tax benefit resulting from:
State income tax benefits, net of Federal effect	(3,390)	(23,466)	(6,120)
Stock option deductions	—	(1,585)	(2,224)
Increase in the valuation allowance for deferred income tax assets	28,953	184,197	44,697
Nondeductible interest expense	2,902	4,244	1,308
Asset impairments and amortization	1,873	154,015	—
Other, net	(1,521)	2,463	76

Total income tax benefit	$—	$(28,761)	$—

      During the year ended September 30, 2002, the Company recorded a tax benefit of approximately $28.8 million for the reduction of the valuation allowance in connection with the acquisition of iPCS.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Differences between financial accounting and tax bases of assets and liabilities giving rise to deferred income tax assets and liabilities are as follows at September 30, 2003 and 2002 (dollars in thousands):

	2003	2002

Deferred income tax assets:
Net operating loss carryforwards (excluding iPCS in 2003)	$109,379	$156,544
Capitalized start-up costs	1,341	2,576
Accrued expenses	2,580	14,145
Investment in iPCS	88,879	—
Deferred interest expense	34,107	36,133

Gross deferred income tax assets	236,286	209,398
Less valuation allowance for deferred income tax assets	(216,414)	(184,197)

Net deferred income tax assets	19,872	25,201
Deferred income tax liabilities, principally due to differences in depreciation and amortization	(19,872)	(25,201)

Net deferred income tax assets	$—	$—

      Deferred income tax assets and liabilities are recognized for differences between the financial statement carrying amounts and the tax basis of assets and liabilities that result in future deductible or taxable amounts and for net operating loss and tax credit carryforwards. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has provided a valuation allowance against all of its deferred income tax assets because the realization of those deferred tax assets is not more likely than not.

      The valuation allowance for deferred income tax assets as of September 30, 2003 and 2002 was $216.4 million and $184.2 million, respectively. The net change in the total valuation allowance for the years ended September 30, 2003, 2002, and 2001 was an increase of $32.2 million, $184.2 million, and $44.7 million, respectively. For the year ended September 30, 2003 the net increase in the valuation allowance included a decrease of $85.7 million related to the deconsolidation of iPCS for financial reporting purposes, an increase of $88.9 million related to the difference between the Company’s tax basis in its interest in iPCS and its financial statement carrying amount, offset by an increase of $29.0 million related to the operations of the Company.

      At September 30, 2003 the Company has net operating loss carryforwards for federal income tax purposes of approximately $500.0 million which include approximately $210.0 million in net operating losses of iPCS through the date of deconsolidation. These net operating losses will expire in various amounts beginning in the year 2019. Additional tax net operating losses of iPCS for the post-deconsolidation period will be included in the Company’s consolidated federal and state tax returns. Effective October 17, 2003, iPCS is no longer considered a subsidiary for federal income tax purposes (see Note 12) and the carryforward net operating losses of the Company will be reduced by those net operating losses originated by iPCS. Additionally, approximately $19.0 million included above as “Investment in iPCS,” will not be retained by the Company.

      The net operating loss carryforwards that the Company may use to offset taxable income in future years is limited as a result of an ownership change, as defined under Internal Revenue Code Section 382, which occurred effective with the Company’s acquisition of iPCS on November 30, 2001. The amount of this annual limitation is approximately $73.7 million per year, including the iPCS limitation of $37.2 million.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The net operating loss carryforwards include deductions of approximately $11.2 million related to the exercise of stock options, which will be credited to additional paid in capital if recognized.

(10)	Merger with iPCS, Inc.

      On November 30, 2001, the Company completed the acquisition of iPCS. In light of the consolidation in the wireless communications industry in general and among Sprint PCS network partners in particular, the Company’s Board of Directors believed that the merger represented a strategic opportunity to significantly expand the size and scope of the Company’s operations. The Company’s Board of Directors believed that, following the merger, the Company would have greater financial flexibility, operational efficiencies and growth potential than the Company would have solely on its own. In connection with the iPCS acquisition, the Company issued 12.4 million shares of Company common stock valued at $57.16 per share on November 30, 2001, which totaled $706.6 million. The Company reserved an additional 1.1 million shares for issuance upon exercise of outstanding iPCS options and warrants valued at $47.7 million using a Black-Scholes option pricing model. The transaction was accounted for under the purchase method of accounting. Accordingly, the Company allocated the purchase price to the fair value of identifiable assets and liabilities. Subsequently, certain former shareholders of iPCS sold 4.0 million shares of Company common stock in an underwritten offering on December 18, 2001. The accounts of iPCS are included in the Company’s consolidated financial statements as of September 30, 2002 and the results of operations include iPCS subsequent to November 30, 2001 through February 23, 2003, the date iPCS filed for Chapter 11 bankruptcy protection (see Note 12).

      The Company considered itself the acquiring entity for the following reasons: the Company was the issuer of the equity shares in the merger; Company stockholders, subsequent to the merger, held 53 percent of the combined entity; senior management of the combined entity subsequent to the merger was comprised of former senior management of the Company; Company stockholders, subsequent to the merger, held the majority voting right to elect the governing body of the combined company; and the Company prior to the merger was the larger of the two entities.

      The total purchase price and the fair values assigned to identifiable assets and liabilities as of November 30, 2001 are summarized below (dollars in thousands).

As of
November 30,
2001

Stock issued	$706,645
Value of options and warrants converted	47,727
Costs associated with acquisition	7,730
Liabilities assumed	394,165

Total purchase price	$1,156,267

Tangible assets (including $213,101 of property and equipment)	$313,843
Intangible assets	379,589
Goodwill	462,835

Total	$1,156,267

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As a result of the acquisition of iPCS, the Company recorded goodwill of $462.8 million and intangible assets of $379.6 million (dollars in thousands):

	Value	Amortization
	Assigned	Period

Acquired subscriber base	$52,400	30 months
Non-competition agreements	3,900	6 months
Right to provide service under the Sprint Agreements	323,289	205 months

	$379,589

      The unaudited pro forma condensed consolidated statements of operations for the years ended September 30, 2002 and 2001, set forth below, present the results of operations as if the acquisition had occurred at the beginning of each period and are not necessarily indicative of future results or actual results that would have been achieved had the acquisition occurred as of the beginning of each period (dollars in thousands, except per share amounts).

	Years Ended September 30,

	2002	2001

Total revenues	$483,612	$259,214

Net loss	$(1,045,361)	$(246,032)

Basic and diluted net loss per share	$(40.57)	$(9.67)

(11)	Goodwill and Intangible Assets

      The changes in the carrying amount of goodwill as of September 30, 2002 are as follows. There is no goodwill remaining after September 30, 2002 (dollars in thousands):

Balance of goodwill as of September 30, 2001	$—
Goodwill acquired on November 30, 2001 (preliminary purchase price allocation)	387,392
Adjustments to preliminary purchase price allocation recorded during period ended March 31, 2002	73,528
Goodwill impairments	(460,920)

Balance as of September 30, 2002	$—

      The adjustment to the preliminary purchase price resulted from the receipt of the final purchase price allocation. These adjustments reduced the intangible amount assigned to the right to provide service under the Sprint Agreements by $94 million, increased goodwill by $73.5 million, adjusted other assets and liabilities by $6.9 million, and reduced the deferred income tax liability by $27.4 million.

      The carrying amount for the intangible assets are shown below and include the amortization period and the gross carrying amount, impairment loss, amortization expense and the deconsolidation of iPCS as of September 30, 2003, 2002 and 2001 (dollars in thousands):

Amortization
Period

Non-competition agreements — iPCS acquisition	6 months
Non-competition agreements — AirGate store acquisition	24 months
Acquired subscriber base — iPCS acquisition	30 months
Right to provide service under the Sprint agreements — iPCS acquisition	205 months

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

				Right to Provide
			Acquired	Service Under
	Non-Competition	Non-Competition	Subscriber	the Sprint
	Agreements — iPCS	Agreements — AirGate	Base — iPCS	Agreements —
	Acquisition	Store Acquisition	Acquisition	iPCS Acquisition	Total

Balance as of November 30, 2001	$3,900	$159	$52,400	$323,289	$379,748
Amortization expense	(3,900)	(127)	(17,465)	(17,886)	(39,378)
Impairment	—	—	(6,640)	(305,403)	(312,043)

Balance as of September 30, 2002	—	32	28,295	—	28,327
Amortization expense	—	(32)	(6,789)	—	(6,821)
Deconsolidation of iPCS	—	—	(21,506)	—	(21,506)

Balance as of September 30, 2003	$—	$—	$—	$—	$—

(12)	iPCS Deconsolidation

      On November 30, 2001, AirGate acquired iPCS, Inc. Subsequent to November 30, 2001, the results of operations and accounts of iPCS were consolidated with the Company in accordance with generally accepted accounting principles. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy case in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court administered reorganization. Subsequent to February 23, 2003, the Company no longer consolidated the accounts and results of operations of iPCS and the accounts of iPCS were recorded as an investment using the cost method of accounting. On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock to a trust organized under Delaware law. The beneficial owners of AirGate common stock on the date of transfer are the beneficiaries of the trust. No distributions will be made from the trust to the beneficiaries unless directed by the iPCS board of directors and/or an order of the iPCS bankruptcy court. AirGate has no interest in the trust. As a result, on the date of the transfer, iPCS will be accounted for as a discontinued operation and the iPCS investment (approximately $184 million credit balance carrying amount) will be eliminated and recorded as a non-monetary gain from disposition of discontinuing operations.

      The following reflects the condensed balance sheet information for iPCS, summarizing the deconsolidation adjustment to record the investment in iPCS on the cost basis as of February 23, 2003 (dollars in thousands):

As of
February 23,
Condensed iPCS Balance Sheet Information:	2003

Cash and cash equivalents	$10,031
Other current assets	32,084

Total current assets	42,115
Property and equipment, net	174,103
Other noncurrent assets	24,807

Total assets	$241,025

Current liabilities	$416,564
Long-term debt and capital lease	409
Other long-term liabilities	8,167

Total liabilities	425,140

Investment in iPCS	$184,115

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following reflects the condensed balance sheet information as of September 30, 2003 for AirGate separately identifying iPCS as an investment, and the AirGate condensed statement of operations information for the twelve months ended September 30, 2003 and 2002 separately identifying iPCS’s operating results. The Company has pushed down to iPCS the effects of purchase accounting related to the iPCS acquisition. The results of iPCS are included from November 30, 2001, its date of acquisition, through February 23, 2003 (dollars in thousands):

As of
September 30,
2003

Condensed AirGate Balance Sheet Information:
Cash and cash equivalents	$54,078
Other current assets	47,187

Total current assets	101,265
Property and equipment, net	178,070
Other noncurrent assets	11,581

Total assets	$290,916

Current liabilities	$88,747
Long-term debt	386,509
Other long-term liabilities	8,542
Investment in iPCS	184,115

Total liabilities	667,913

Stockholders’ deficit	(376,997)

Total liabilities and stockholders’ deficit	$290,916

	For the Years Ended
	September 30,

Condensed AirGate Statement of Operations Information:	2003	2002

Revenue	$331,348	$313,544
Cost of revenue	208,887	231,931
Selling and marketing	51,769	79,099
General and administrative	23,347	18,143
Depreciation and amortization	46,494	40,764
Loss on disposal of property and equipment	518	1,074

Operating expense	331,015	371,011

Operating income (loss)	333	(57,467)
Interest expense, net	(42,519)	(35,313)

Loss before operations of iPCS	(42,186)	(92,780)
Operations of iPCS, net of income tax benefit of $0 for 2003 and $28,761 for 2002	(42,571)	(903,837)

Net loss	$(84,757)	$(996,617)

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Effective the quarter ended December 31, 2003, all prior year financial statements will present the historical losses of iPCS, the effects of purchase accounting and the related income tax benefit as loss from discontinued operations.

(13)	Commitments and Contingencies

(a) Operating Leases

      The Company is obligated under non-cancelable operating lease agreements for office space, cell sites, vehicles and office equipment. Future minimum annual lease payments under non-cancelable operating lease agreements with remaining terms greater than one year for the next five years and in the aggregate as of September 30, 2003, are as follows (dollars in thousands):

Years Ending September 30,
2004	$18,899
2005	14,396
2006	9,485
2007	6,632
2008	5,159
Thereafter	5,691

Total future minimum annual lease payments	$60,262

      Rent expense for operating leases was $25.7 million, $32.7 million and $15.2 million for the years ended September 30, 2003, 2002 and 2001, respectively.

(b)	Litigation

      In May 2002, putative class action complaints were filed in the United States District Court for the Northern District of Georgia against AirGate PCS, Inc., Thomas M. Dougherty, Barbara L. Blackford, Alan B. Catherall, Credit Suisse First Boston, Lehman Brothers, UBS Warburg LLC, William Blair & Company, Thomas Wiesel Partners LLC and TD Securities. The complaints do not specify an amount or range of damages that the plaintiffs are seeking. The complaints seek class certification and allege that the prospectus used in connection with the secondary offering of Company stock by certain former iPCS shareholders on December 18, 2001 contained materially false and misleading statements and omitted material information necessary to make the statements in the prospectus not false and misleading. The alleged omissions included (i) failure to disclose that in order to complete an effective integration of iPCS, drastic changes would have to be made to the Company’s distribution channels, (ii) failure to disclose that the sales force in the acquired iPCS markets would require extensive restructuring and (iii) failure to disclose that the “churn” or “turnover” rate for subscribers would increase as a result of an increase in the amount of sub-prime credit quality subscribers the Company added from its merger with iPCS. On July 15, 2002, certain plaintiffs and their counsel filed a motion seeking appointment as lead plaintiffs and lead counsel. Subsequently, the court denied this motion without prejudice and two of the plaintiffs and their counsel filed a renewed motion seeking appointment as lead plaintiffs and lead counsel. On September 12, 2003, the court again denied the motion without prejudice and on December 2, 2003, certain plaintiffs and their counsel filed a modified renewed motion.

      While there is no pending litigation with Sprint, we have a variety of disputes with Sprint which are described in note 4.

      We are also subject to a variety of other claims and suits that arise from time to time in the ordinary course of business.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      While management currently believes that resolving all of these matters, individually or in the aggregate, will not have a material adverse impact on our liquidity, financial condition or results of operations, the litigation and other claims noted above are subject to inherent uncertainties and management’s view may change in the future. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on our liquidity, financial condition and results of operation for the period in which the effect becomes reasonably estimable.

(c)	401(k) Plan

      Employer contributions under the Company’s 401(k) plans for the years ended September 30, 2003, 2002 and 2001 were $0.1 million, $0.7 million, and $0.6 million, respectively.

(d)	Other

      The Company is committed to make expenditures for certain outdoor advertising and marketing sponsorships subsequent to September 30, 2003 totaling $0.5 million and $0.2 million, respectively.

      During the fourth quarter of 2003, the Company incurred expenses of $3.0 million in connection with its recapitalization plan. The Company has commitments of $4.3 million that is contingent on closing the recapitalization transaction.

(14)	Related Party Transactions and Transactions Between AirGate and iPCS

      See Note 4 for a discussion of transactions with Sprint.

Transactions Between AirGate and iPCS

      The Company formed AirGate Service Company, Inc. (“ServiceCo”) to provide management services to both AirGate and iPCS. ServiceCo is a wholly-owned restricted subsidiary of AirGate. ServiceCo expenses were allocated between AirGate and iPCS based on the percentage of subscribers (the “ServiceCo Allocation”), which was approximately 60% for AirGate and 40% for iPCS. Personnel who provided general management services to AirGate and iPCS were leased to ServiceCo. Generally, the management personnel included the corporate staff in the Company’s principal corporate offices in Atlanta and the accounting staff in Geneseo, Illinois. Expenses related primarily to one company are allocated to that company. Expenses that are related to ServiceCo or both companies, such as rents associated with the Atlanta and Geneseo offices, consulting costs incurred for ServiceCo and other expenses related to ServiceCo management services, were allocated in accordance with the ServiceCo Allocation.

      On January 27, 2003, iPCS retained a chief restructuring officer to oversee the restructuring of iPCS and manage the day-to-day operations of iPCS. To facilitate the orderly transition of management services to the chief restructuring officer, AirGate and iPCS executed an amendment to the Services Agreement that generally would allow individual services to be terminated by either party upon 30 days prior notice. iPCS began terminating services provided by ServiceCo in March, 2003. All remaining services were terminated by iPCS by September 30, 2003. For the years ended September 30, 2003 and 2002, iPCS paid a net total of $2.9 million and $1.7 million, respectively for ServiceCo expenses, which had the effect of reducing AirGate expenses by that amount.

      AirGate has completed all transactions in the normal course of business with its unrestricted subsidiary iPCS. These transactions are comprised of roaming revenue and expenses, inventory sales and purchases and sales of network operating equipment as described further below.

      In the normal course of business under AirGate’s and iPCS’ respective Sprint agreements, AirGate’s subscribers incur minutes of use in iPCS’ territory causing AirGate to incur roaming expense to Sprint. In

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

addition, iPCS’ subscribers incur minutes of use in AirGate’s territory for which AirGate receives roaming revenue from Sprint. AirGate received $0.2 million of roaming revenue with respect to use by iPCS subscribers of AirGate’s network and incurred $0.3 million of roaming expense with respect to use by AirGate’s subscribers of iPCS’ network for the year ended September 30, 2003, compared to $0.4 million of roaming revenue and $0.4 million of roaming expense for the year ended September 30, 2002. The reciprocal roaming rate charged and other terms are established by Sprint under AirGate’s and iPCS’ respective Sprint agreements.

      In order to optimize the most efficient use of certain models of handset inventories in relation to regional demand for the year ended September 30, 2003, AirGate purchased approximately $0.3 million of wireless handset inventories from iPCS at cost. At September 30, 2003, AirGate was not carrying any wireless handset inventory purchased from iPCS.

      During the year ended September 30, 2002, AirGate sold approximately $0.1 million of wireless handset inventories to iPCS. Additionally, AirGate purchased approximately $0.2 million of wireless handset inventory from iPCS. At September 30, 2002, neither AirGate nor iPCS were carrying any wireless handset inventory purchased from each other.

      During the year ended September 30, 2002, AirGate sold approximately $0.2 million of network operating equipment to iPCS. Additionally, iPCS sold AirGate approximately $0.7 million of network operating equipment.

      All of the transactions prior to February 23, 2003 have been eliminated in consolidation.

      The terms and conditions of each of the transactions described above are comparable to those that could have been obtained in transactions with unaffiliated entities.

Transactions Involving Board Members

      Timothy M. Yager was a member of the AirGate board of directors until December 16, 2002. Prior to joining the AirGate board, Mr. Yager was the chief executive officer of iPCS. Pursuant to his employment agreement with iPCS, iPCS purchased consulting services from Mr. Yager during the year ended September 30, 2003. On January 27, 2003, Mr. Yager was appointed chief restructuring officer to oversee the restructuring of iPCS and his company, YMS Management, LLC, entered into a management services agreement to manage the day-to-day operations of iPCS. In connection with his appointment as chief restructuring officer, Mr. Yager and iPCS agreed to terminate the provisions of his employment agreement providing for consulting services to iPCS and payments thereunder to Mr. Yager.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(15)	Selected Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

	(Dollars in thousands, except per share amounts):
Year ended September 30, 2003:
Total revenue	$133,101	$104,433	$83,186	$89,317	$410,037
Operating income (loss)	(28,409)	(5,255)	2,485	1,740	(29,439)
Net loss	(47,674)	(21,022)	(8,247)	(7,814)	(84,757)
Net loss per share — basic and diluted	(1.85)	(0.81)	(0.32)	(0.29)	(3.27)
Year ended September 30, 2002:
Total revenue	$81,699	$114,897	$122,809	$137,152	$456,557
Operating loss	(36,724)	(298,856)	(34,592)	(598,643)	(968,815)
Net loss	(29,644)	(301,910)	(50,079)	(614,984)	(996,617)
Net loss per share — basic and diluted	(1.68)	(11.71)	(1.94)	(23.83)	(41.96)

*	For 2003, the selected quarterly financial data amounts include iPCS for the period between October 1, 2002 and February 23, 2003. For 2002, the selected quarterly financial data amounts include iPCS for the period between December 1, 2001 and September 30, 2002. The second quarter 2002 financial statements include a $261.2 million goodwill impairment charge. The fourth quarter 2002 financial statements include impairment charges of $312.0 million related to intangible assets, $199.7 million related to goodwill and $44.5 million related to property and equipment.

(16)	Condensed Consolidating Financial Information

      AGW Leasing Company, Inc. (“AGW”) is a wholly-owned restricted subsidiary of AirGate. AGW has fully and unconditionally guaranteed the AirGate notes and the AirGate credit facility. AGW was formed to hold the real estate interests for the Company’s PCS network and retail operations. AGW also was a registrant under the Company’s registration statement declared effective by the Securities and Exchange Commission on September 27, 1999. AGW jointly and severably guarantees the Company’s long-term debt.

      AirGate Network Services LLC (“ANS”) was created as a wholly-owned restricted subsidiary of AirGate. ANS has fully and unconditionally guaranteed the AirGate notes and AirGate credit facility. ANS was formed to provide construction management services for the Company’s PCS network. ANS jointly and severably guarantees AirGate’s long-term debt.

      AirGate Service Company, Inc. (“Service Co”) is a wholly-owned restricted subsidiary of AirGate. Service Co has fully and unconditionally guaranteed the AirGate notes and the AirGate credit facility. Service Co was formed to provide management services to AirGate and iPCS. Service Co jointly and severably guarantees AirGate’s long-term debt.

      Prior to October 17, 2003, iPCS was a wholly-owned unrestricted subsidiary of AirGate and operated as a separate business. As an unrestricted subsidiary, iPCS provided no guarantee to either the AirGate notes or the AirGate credit facility and AirGate and its restricted subsidiaries provided no guarantee to the iPCS notes or the iPCS credit facility. The results of operation of iPCS were consolidated through February 23, 2003. See notes 3(g) and 12 for a description of the bankruptcy, deconsolidation and disposition of iPCS.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      AGW, ANS, Service Co are 100% owned by AirGate and no other persons have equity interests in such entities.

      The condensed consolidating financial information for the Company as of September 30, 2003 and for the year ended September 30, 2003 is as follows (dollars in thousands):

		AGW	AirGate	AirGate
		Leasing	Network	Service		Combined
	AirGate	Company,	Services,	Company,		Company
	PCS, Inc.	Inc.	LLC	Inc.	Eliminations	Consolidated

Cash and cash equivalents	$54,078	$—	$—	$—	$—	$54,078
Other current assets	108,136	—	529	—	(61,478)	47,187

Total current assets	162,214	—	529	—	(61,478)	101,265
Property and equipment, net	141,129	—	36,941	—	—	178,070
Other noncurrent assets	11,581	—	—	—	—	11,581

Total assets	$314,924	$—	$37,470	$—	$(61,478)	$290,916

Current liabilities	$89,036	$—	$61,189	$—	$(61,478)	$88,747
Intercompany	(108,890)	64,639	—	44,251	—	—
Long-term debt	386,509	—	—	—	—	386,509
Other long-term liabilities	8,542	—	—	—	—	8,542
Investment in subsidiaries	316,724	—	—	—	(132,609)	184,115

Total liabilities	691,921	64,639	61,189	44,251	(194,087)	667,913

Stockholders’ equity (deficit)	(376,997)	(64,639)	(23,719)	(44,251)	132,609	(376,997)

Total liabilities and stockholders’ equity (deficit)	$314,924	$—	$37,470	$—	$(61,478)	$290,916

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		AGW	AirGate	AirGate
		Leasing	Network	Service			iPCS Non-		Combined
	AirGate	Company,	Services,	Company,		AirGate	Guarantor		Company
	PCS, Inc.	Inc.	LLC	Inc.	Eliminations	Consolidated	Subsidiary(1)	Eliminations	Consolidated

Revenue	$331,348	$—	$—	$—	$—	$331,348	$79,364	$(675)	$410,037
Cost of revenue	189,819	16,640	24	3,428	(1,024)	208,887	63,398	(675)	271,610
Selling and marketing	44,446	2,591	1	5,539	(808)	51,769	16,417	—	68,186
General and administrative	13,955	549	1	9,955	(1,113)	23,347	6,881	—	30,228
Depreciation and amortization	36,940	—	9,554	—	—	46,494	20,989	—	67,483
Loss on property and equipment	518	—	—	—	—	518	1,451	—	1,969

Total operating expense	285,678	19,780	9,580	18,922	(2,945)	331,015	109,136	(675)	439,476

Operating income (loss)	45,670	(19,780)	(9,580)	(18,922)	2,945	333	(29,772)	—	(29,439)

Loss in subsidiaries	(87,729)	—	—	—	45,158	(42,571)	—	42,571	—
Interest expense, net	(42,698)	—	179	—	—	(42,519)	(12,799)	—	(55,318)

Loss before income tax	(84,757)	(19,780)	(9,401)	(18,922)	48,103	(84,757)	(42,571)	42,571	(84,757)

Income tax	—	—	—	—	—	—	—	—	—

Net loss	$(84,757)	$(19,780)	$(9,401)	$(18,922)	$48,103	$(84,757)	$(42,571)	$42,571	$(84,757)

(1)	The Company has pushed down to iPCS the effects of purchase accounting related to the iPCS acquisition.

		AGW	AirGate	AirGate
		Leasing	Network	Service			iPCS Non-		Combined
	AirGate	Company,	Services,	Company,		AirGate	Guarantor		Company
	PCS, Inc.	Inc.	LLC	Inc.	Eliminations	Consolidated	Subsidiary(1)	Eliminations	Consolidated

Operating activities	$50,300	$—	$(118)	$—	$—	$50,182	$(7,634)	$—	$42,548
Investing activities	(16,023)	—	—	—	—	(16,023)	(19,952)	—	(35,975)
Financing activities	15,032	—	—	—	—	15,032	(2)	—	15,030

Increase (decrease) cash equivalents	49,309	—	(118)	—	—	49,191	(27,588)	—	21,603
Cash and cash equivalents at beginning of year	4,769	—	118	—	—	4,887	27,588	—	32,475

Cash and cash equivalents at end of year	$54,078	$—	$—	$—	$—	$54,078	$—	$—	$54,078

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The condensed consolidating financial information for the Company as of September 30, 2002 and for the year ended September 30, 2002 is as follows (dollars in thousands):

		AGW
		Leasing	AirGate				iPCS Non-		Combined
	AirGate	Company,	Network	AirGate Service		AirGate	Guarantor		Company
	PCS, Inc.	Inc.	Services, LLC	Company, Inc.	Eliminations	Consolidated	Subsidiary(1)	Eliminations	Consolidated

Cash and cash equivalents	$4,769	$—	$118	$—	$—	$4,887	$27,588	$—	$32,475
Other current assets	122,869	—	529	—	(60,579)	62,819	35,593	(1,114)	97,298

Total current assets	127,638	—	647	—	(60,579)	67,706	63,181	(1,114)	129,773
Property and equipment, net	168,163	—	45,614	—	—	213,777	185,378	—	399,155
Intangible assets, net	33	—	—	—	—	33	28,294	—	28,327
Other noncurrent assets	13,699	—	—	—	—	13,699	3,340	—	17,039

Total assets	$309,533	$—	$46,261	$—	$(60,579)	$295,215	$280,193	$(1,114)	$574,294

Current liabilities	$82,175	$—	$60,579	$—	$(60,579)	$82,175	$413,112	$(1,114)	$494,173
Intercompany	(70,188)	44,859	—	25,329	—	—	—	—	—
Long-term debt	354,264	—	—	—	—	354,264	564	—	354,828
Investment in subsidiaries	226,049	—	—	—	(84,506)	141,543	—	(141,543)	—
Other long-term liabilities	10,180	—	—	—	—	10,180	8,060	—	18,240

Total liabilities	602,480	44,859	60,579	25,329	(145,085)	588,162	421,736	(142,657)	867,241

Stockholders’ equity (deficit)	(292,947)	(44,859)	(14,318)	(25,329)	84,506	(292,947)	(141,543)	141,543	(292,947)

Total liabilities and stockholders’ equity (deficit)	$309,533	$—	$46,261	$—	$(60,579)	$295,215	$280,193	$(1,114)	$574,294

(1)	The Company has pushed down to iPCS the effects of purchase accounting related to the iPCS acquisition.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		AGW
		Leasing	AirGate				iPCS Non-		Combined
	AirGate	Company,	Network	AirGate Service		AirGate	Guarantor		Company
	PCS, Inc.	Inc.	Services, LLC	Company, Inc.	Eliminations	Consolidated	Subsidiary(1)	Eliminations	Consolidated

Revenue	$313,544	$—	$—	$—	$—	$313,544	$144,080	$(1,067)	$456,557
Cost of revenue	214,714	15,219	—	3,140	(1,142)	231,931	124,031	(1,067)	354,895
Selling and marketing	73,692	2,754	—	4,169	(1,516)	79,099	37,511	—	116,610
General and administrative	6,092	585	—	18,020	(6,554)	18,143	7,708	—	25,851
Depreciation and amortization	32,407	—	8,357	—	—	40,764	68,765	—	109,529
Loss on disposal of property and equipment	717	—	357	—	—	1,074	—	—	1,074
Impairment of goodwill	—	—	—	—	—	—	460,920	—	460,920
Impairment of property and equipment	—	—	—	—	—	—	44,450	—	44,450
Impairment of intangible assets	—	—	—	—	—	—	312,043	—	312,043

Total operating expenses	327,622	18,558	8,714	25,329	(9,212)	371,011	1,055,428	(1,067)	1,425,372

Operating income (loss)	(14,078)	(18,558)	(8,714)	(25,329)	9,212	(57,467)	(911,348)	—	(968,815)
Loss in subsidiaries	(945,335)	—	—	—	41,498	(903,837)	—	903,837	—
Interest expense, net	(37,204)	—	1,891	—	—	(35,313)	(21,250)	—	(56,563)

Loss before income tax benefit	(996,617)	(18,558)	(6,823)	(25,329)	50,710	(996,617)	(932,598)	903,837	(1,025,378)
Income tax benefit	—	—	—	—	—	—	28,761	—	28,761

Net loss	$(996,617)	$(18,558)	$(6,823)	$(25,329)	$50,710	$(996,617)	$(903,837)	$903,837	$(996,617)

Operating activities	$(24,735)	$—	$275	$—	$—	$(24,460)	$(20,782)	$—	$(45,242)
Investing activities	(22,993)	—	—	—	—	(22,993)	(55,723)	—	(78,716)
Financing activities	62,452	—	—	—	—	62,452	79,691	—	142,143

Increase in cash or cash equivalents	14,724	—	275	—	—	14,999	3,186	—	18,185
Cash and cash equivalents at beginning of year	(9,955)	—	(157)	—	—	(10,112)	24,402	—	14,290

Cash and cash equivalents at end of year	$4,769	$—	$118	$—	$—	$4,887	$27,588	$—	$32,475

(1)	The Company has pushed down to iPCS the effects of purchase accounting related to the iPCS acquisition.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The condensed consolidating financial information for the Company for the year ended September 30, 2001 is as follows (dollars in thousands):

			AirGate		Combined
	AirGate	AGW Leasing	Network		Company
	PCS, Inc.	Company, Inc.	Services, LLC	Eliminations	Consolidated

Revenue	$172,087	$—	$—	$—	$172,087
Cost of revenue	124,199	12,928	—	—	137,127
Selling and marketing	69,922	1,784	—	—	71,706
General and administrative	15,962	866	313	—	17,141
Depreciation and amortization	23,354	—	7,313	—	30,667

Total operating expenses	233,437	15,578	7,626	—	256,641

Operating loss	(61,350)	(15,578)	(7,626)	—	(84,554)
Loss in subsidiaries	(21,213)	—	—	21,213	—
Interest expense, net	(28,427)	—	1,991	—	(26,436)

Loss before income taxes	(110,990)	(15,578)	(5,635)	21,213	(110,990)

Income taxes	—	—	—	—	—
Net loss	$(110,990)	$(15,578)	$(5,635)	$21,213	$(110,990)

Operating activities	$(53,024)	$—	$12,174	$—	$(40,850)
Investing activities	(59,693)	—	(12,079)	—	(71,772)
Financing activities	68,528	—	—	—	68,528

Increase (decrease) in cash or cash equivalents	(44,189)	—	95	—	(44,094)
Cash and cash equivalents at beginning of year	58,636	—	(252)	—	58,384

Cash and cash equivalents at end of year	$14,447	$—	$(157)	$—	$14,290

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

AirGate PCS, Inc.:

      Under date of December 5, 2003, we reported on the consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended September 30, 2003. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule included in the annual report on Form 10-K, as listed in the index under Item 15(b). This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

      In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      The accompanying consolidated financial statements and financial statement schedule have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered significant recurring losses since inception and has an accumulated deficit of $1.3 billion and a stockholders’ deficit of $377.0 million at September 30, 2003. The Company’s continuation as a going concern is dependent on its ability to restructure or otherwise amend the terms of its debt; and if unsuccessful, the Company may seek bankruptcy court or other protection from its creditors within the next year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Atlanta, Georgia

December 5, 2003

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended September 30, 2003, 2002 and 2001

		Additions

	Balance at	Charges to						Balance at
	Beginning of	Costs and						End of
Classification	Period	Expenses		Other		Deductions		Period

	(Dollars in thousands)
September 30, 2003
Allowance for Doubtful Accounts	$11,256	6,912	(1)	19,844	(2)	(28,997	)(3)	$4,635
						(4,380	)(9)
Income Tax Valuation Allowance	$184,197	28,953	(6)	88,879	(7)	(85,615	)(8)	$216,414
September 30, 2002
Allowance for Doubtful Accounts	$2,759	26,933	(1)	23,406	(2)	(45,888	)(3)	$11,256
				4,046	(4)
Income Tax Valuation Allowance	$81,459	184,197	(6)	—		(81,459	)(5)	$184,197
September 30, 2001
Allowance for Doubtful Accounts	$563	8,125	(1)	2,874	(2)	(8,803	)(3)	$2,759
Income Tax Valuation Allowance	$36,762	44,697	(6)	—		—		$81,459

(1)	Amounts represent provisions for doubtful accounts charged to cost of service and roaming.

(2)	Amounts represent provisions for late payment fees, early cancellation fees, first payment default customers, and other billing adjustments charged to subscriber revenues.

(3)	Amounts represent write-offs of uncollectible customer accounts.

(4)	Amount represents the allowance for doubtful accounts of iPCS, Inc. as of November 30, 2001, the date of acquisition.

(5)	Amount represents a decrease in the valuation allowance associated with acquisition of iPCS, Inc. on November 30, 2001.

(6)	Amounts represent increases in the valuation allowance for deferred income tax assets to reduce them to the amount believed to be realizable.

(7)	Amount represents the difference between the Company’s tax basis in its interest in iPCS and its financial statement carrying amount.

(8)	Amount represents a decrease in the valuation allowance upon deconsolidation of iPCS on February 23, 2003.

(9)	Amount represents the allowance for doubtful accounts of iPCS, Inc. as of February 23, 2003, the date of bankruptcy and deconsolidation.

ANNEX A

SUPPORT AGREEMENT

      This SUPPORT AGREEMENT, dated as of September 24, 2003, by and among AirGate PCS, Inc., a Delaware corporation (the “Company”), and the undersigned beneficial owners, or investment managers or advisors for the beneficial owners, of the Old Notes (as defined below) identified on the related Schedule A and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Old Notes that executes a counterpart signature page to this Agreement on or after the date hereof, as provided in Section 22 (such parties on Schedule A, as it may be supplemented from time to time, collectively, the “Noteholders,” and each, individually, a “Noteholder”). After the date of this Agreement, when Noteholders become signatories to this Agreement, Schedule A shall be deemed supplemented to include the Old Notes held by such Noteholder and subject to this Agreement.

      WHEREAS, the Company and the Noteholders, through their representatives, have engaged in good faith negotiations with respect to the Restructuring; and

      WHEREAS, the Company and the Noteholders desire that the Company conduct the Exchange Offer, the Consent Solicitation and the Proxy Solicitation as soon as practicable on the terms described in the Restructuring Term Sheet to accomplish the Restructuring, or, if necessary under the terms of the Restructuring Term Sheet, that the Company commence a case under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) to accomplish the Restructuring through the confirmation of the hereinafter defined Prepackaged Plan (the “Prepackaged Proceeding”).

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each of the parties signatory to this Agreement agrees as follows:

      1.     Definitions. Capitalized terms used and not defined in this Agreement have the meanings ascribed to them in the Restructuring Term Sheet, and the following terms shall have the following meanings:

“Agreement” means this Support Agreement, including the Schedule, Exhibit and Annex hereto (including any agreements incorporated herein or therein), all of which are incorporated by reference herein, as the same may be amended or supplemented in accordance with the terms hereof.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Commission” means the Securities and Exchange Commission.

“Consent Solicitation” means a solicitation of consents to the amendment of the Senior Subordinated Notes Indenture under which the Old Notes were issued to eliminate all covenants contained therein (other than those covenants that cannot be eliminated without the consent of each holder of Old Notes) which Consent Solicitation will occur simultaneously with the Exchange Offer.

“Exchange Offer” means the offer by the Company to holders of the Old Notes to exchange Old Notes for Common Stock and New Notes, upon the terms set forth in the Restructuring Term Sheet.

“Indenture Amendments” means an amendment to the Senior Subordinated Notes Indenture which, among other things, deletes substantially all of the covenants contained in the Senior Subordinated Notes Indenture (other than those covenants that cannot be eliminated without the consent of each holder of Old Notes).

“Material Adverse Change” means a change which has a material adverse effect in the properties, assets, business operations or financial condition of the Company and its subsidiaries, taken as a whole, after June 30, 2003, but not including any material adverse change that arises out of or is the result of (A) the filing of the Prepackaged Proceeding; (B) actions required to be taken by the Company pursuant to this Agreement or the Restructuring Term Sheet; (C) any action, claim or proceeding taken by the Company against Sprint PCS (the personal communications services group of Sprint Corporation); (D) outsourcing efforts by the Company; (E) the condition of the United States economy or financial markets generally or (F) a condition generally affecting participants in the industry in which the Company competes.

“Minimum Tender Condition” means the condition to the consummation of the Exchange Offer that there be validly tendered and not withdrawn not less than 98% in aggregate principal amount due at maturity of the Old Notes outstanding on the date of the expiration of the Exchange Offer.

“New Notes” means the 9 3/8% Senior Subordinated Secured Notes due September 1, 2009 to be issued by the Company pursuant to the New Notes Indenture on the terms set forth in the Restructuring Term Sheet, in an aggregate principal amount of approximately $160 million.

“New Notes Indenture” means the Indenture to be entered into among the Company and the trustee named therein pursuant to which the Company will issue the New Notes in the Exchange Offer or Prepackaged Plan.

“Old Notes” means the 13 1/2% Senior Subordinated Discount Notes due October 1, 2009, with an aggregate principal amount due at maturity of $300,000,000, issued by the Company pursuant to the Senior Subordinated Notes Indenture.

“Outstanding Indebtedness” means all indebtedness outstanding under the Old Notes and all other claims, as defined in Section 101(5) of the Bankruptcy Code, under the Old Notes as of the date of the commencement of a Prepackaged Proceeding.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

“Prepackaged Plan” means such plan of reorganization under Chapter 11 of the Bankruptcy Code, consistent in all respects with the Restructuring Term Sheet, as may be filed by the Company in the Prepackaged Proceeding to effectuate the Restructuring under the circumstances set forth herein.

“Proxy Solicitation” means the solicitation of the Company’s stockholders for the approval of the Restructuring under the Restructuring Term Sheet.

“Required Noteholders” means a majority in outstanding principal amount of Old Notes held by the Noteholders.

“Restructuring” means the restructuring of the Company’s debt and equity capital, substantially as reflected in the Restructuring Term Sheet.

“Restructuring Term Sheet” means that certain Restructuring Term Sheet attached hereto as Annex A, which sets forth material terms and conditions of the Restructuring, including the Exchange Offer, the Consent Solicitation and the Proxy Solicitation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission.

“Senior Subordinated Notes Indenture” means the Indenture dated as of September 30, 1999, by and among the Company, AGW Leasing Company, a Delaware corporation, and Deutsche Bank Trust Company (formerly known as Bankers Trust Company), as the Trustee, as supplemented by the Supplemental Indenture dated as of September 30, 2000 among the Company, AirGate Network Services, LLC, a Delaware limited liability company, and the Trustee.

“Transfer” means to, directly or indirectly, (i) sell, assign, grant an option with respect to, or transfer or dispose of any interest in the Old Notes, or (ii) enter into an agreement, commitment or other arrangement to sell, assign, grant an option with respect to, or transfer or dispose of any interest in the Old Notes, or the act thereof.

      2.     The Company’s Obligations to Support the Restructuring. (a) The Company agrees to use its commercially reasonable best efforts to complete the Restructuring through the Exchange Offer, the Consent Solicitation and the Proxy Solicitation, to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Commission, and to use its commercially reasonable best efforts to complete the same within the period set forth in the Restructuring Term Sheet.

(b) The Company agrees that it will not waive the Minimum Tender Condition without the prior written consent of the Board of Directors and the Required Noteholders.

(c) If all of the conditions to the Exchange Offer are not satisfied or waived by December 31, 2003, but by that date acceptances of the Prepackaged Plan are received from holders of Old Notes in numbers and holding amounts that are sufficient to confirm the Prepackaged Plan under applicable provisions of Chapter 11 of the Bankruptcy Code, then on such date (or such earlier or later date as the Company may determine), the Company may commence the Prepackaged Proceeding and file and seek to confirm the Prepackaged Plan.

(d) Notwithstanding any provisions of this Agreement, nothing shall be deemed to prevent the Company and/or its Board of Directors from taking, or failing to take, any action that the Company and/or its Board of Directors is obligated to take (or not to take) in the performance of any fiduciary or similar duty which the Company and/or its Board of Directors owes to any other Person; it being understood and agreed that if any such action (or failure to act) results in (i) an alteration of the terms of the Restructuring not permitted by Section 9 or (ii) the Company giving written notice of its intention to terminate this Agreement pursuant to Section 10(ix), then this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, shall terminate and expire.

      3.     Noteholders’ Obligations to Support the Restructuring. Subject to the terms and conditions of this Agreement, so long as this Agreement is in effect:

(a) Each Noteholder agrees with each of the other parties to this Agreement, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet: (i) to tender its Old Notes pursuant to and in accordance with the Exchange Offer and the other terms and conditions of the Restructuring Term Sheet within ten business days following the commencement of the Exchange Offer; (ii) to vote to accept the Prepackaged Plan; (iii) not to withdraw, revoke or modify or propose to publicly withdraw, revoke or modify any of the foregoing unless and until this Agreement is terminated in accordance with its terms; (iv) to grant its consent pursuant to the Consent Solicitation and to agree to the Indenture Amendments; and (v) to vote to reject any plan of reorganization for the Company that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet.

(b) Each Noteholder agrees, so long as this Agreement remains in effect, not to Transfer any of the Old Notes held by it (as set forth on Schedule A hereto), in whole or in part, unless (i) the Noteholder gives the transferee notice that the Old Notes are subject to the terms of this Agreement and (ii) the transferee agrees in writing, with respect to such Old Notes only, to be bound by the terms of this Agreement as though it had been an original signatory hereto and executes and delivers to the Company a joinder agreement in substantially the form attached hereto as Exhibit A. Any Transfer of the Old Notes in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer, to consent to or reject the Indenture Amendments or to accept or reject the Prepackaged Plan, which right shall remain with and be exercised only by the purported transferor.

(c) Each Noteholder agrees that it will not vote for, consent to, formulate, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the Old Notes other than the Exchange Offer.

(d) Each Noteholder also agrees that it will permit public disclosure, including in a press release and in filings with the Commission, of the contents of this Agreement, including, but not limited to,

the commitments contained in this Section 3 and the Restructuring Term Sheet; provided, however, that unless required by applicable law or regulation, the Company shall not disclose the Noteholder’s identity or its individual holdings of Old Notes without the prior written consent of the Noteholder; and if such announcement or disclosure is so required by law or regulation, the Company shall use its reasonable best efforts to afford the Noteholder a reasonable opportunity to review, comment upon, object to or seek a consent order preventing any such announcement or disclosure prior to the Company’s making such announcement or disclosure. The foregoing shall not prohibit the Company from (i) disclosing the approximate aggregate holdings of Old Notes held by Noteholders as a group or (ii) disclosing the Noteholder’s identity to other holders of Old Notes.

(e) Each Noteholder further agrees that, so long as this Agreement is effective and has not been terminated in accordance with Section 10 hereof, it will not object to, nor otherwise commence any proceeding to oppose, the Restructuring, and will not take any action that is materially inconsistent with, nor that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Restructuring Term Sheet. Accordingly, so long as this Agreement is in effect, each Noteholder agrees that it shall not (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that, within the purposes of this Agreement, describes the Prepackaged Plan (except as such disclosure statement may contain information regarding the terms of this Agreement and the negotiation of such terms, such Noteholder or such Noteholder’s holdings of the Notes or the terms of the Prepackaged Plan that is inaccurate, and the Company fails upon notice promptly to correct such inaccuracy); (iii) vote to accept, consent to, support, formulate or participate in the formulation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company has the exclusive right to propose and/or to seek confirmation of a plan of reorganization for the Company; (v) solicit or support any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by any party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to a case under Chapter 7, or otherwise to commence an involuntary bankruptcy case against the Company.

(f) Notwithstanding any provisions of this Agreement, if the Noteholder is appointed to and serves on an official committee in the Company’s bankruptcy case (if one is commenced to effectuate the Prepackaged Plan), the terms of this Agreement shall not be construed to limit such Noteholder’s exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Noteholder of its obligations to vote its claim in the Company’s bankruptcy case in favor of the Prepackaged Plan.

(g) Each Noteholder (including Noteholders who become parties to this Agreement as a result of a Transfer) further agrees that any additional Old Notes subsequently acquired by such Noteholder following the date of this Agreement shall be subject to the terms and conditions of this Agreement and shall be subject to the same treatment in the Restructuring as the Old Notes held by such Noteholder as of the date hereof.

      4.     Additional Obligations to Support the Restructuring. Subject to the terms and conditions of this Agreement, so long as this Agreement is in effect, each of the Noteholders agrees to forebear from exercising its respective rights and remedies under the Senior Subordinated Notes Indenture and related documents or applicable law in respect of or arising out of any existing “Default” (as defined in such documents) or existing “Event of Default” (as defined in such documents) arising under the Senior Subordinated Notes Indenture, in each case until this Agreement is terminated as provided in Section 10. If this Agreement is terminated as provided in Section 10, the agreement of the Noteholders to so forebear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination shall be to permit each of them to exercise any rights and remedies immediately; provided, however, that nothing herein shall be construed as a waiver by the Company of any right it may have as a “debtor” under the Prepackaged Proceeding or other bankruptcy proceeding or by any creditor to exercise its rights retroactive to the date of filing of the Prepackaged Proceeding or other bankruptcy proceeding.

      5.     Conditions. The Noteholder’s obligation to tender, consent and vote is subject to the following conditions (each a “Condition” and collectively, the “Conditions”): (a) the preparation and, as appropriate, the dissemination or execution of definitive documentation, in form and substance reasonably satisfactory to the Required Noteholders, necessary to implement the Exchange Offer and the transactions contemplated by the Restructuring Term Sheet in accordance with the terms of such Restructuring Term Sheet, including, without limitation, (i) offering materials, (ii) indentures and agreements relating to the securities to be issued in the Exchange Offer and (iii) the Prepackaged Plan and any documents ancillary thereto (the foregoing documents and amendments, the “Documents”); (b) the Credit Agreement Amendment (as defined in Annex A hereto) shall have become effective in a form substantially similar to that previously reviewed by counsel to the Noteholders, and shall be further amended in a form reasonably acceptable to the Required Noteholders; (c) the offering documents not containing any misstatement of a material fact or omitting to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading (a “Material Misstatement”); (d) there shall not have been any Material Adverse Change; (e) the Company receiving all material third party consents and approvals contemplated by the Restructuring Term Sheet or otherwise required to consummate the transactions contemplated hereby; and (f) no breach of the Covenants set forth below.

      6.     Covenants. The Company covenants and agrees that (each a “Covenant” and collectively, the “Covenants”): (a) except as contemplated by this Agreement and the offering documents for the Exchange Offer, between the date hereof and this Agreement terminates, the Company shall (i) conduct business only in the ordinary course in accordance with past practice and (ii) not, except as may be required by the Company’s contractual obligations, issue or agree to issue any securities of the Company, make any distributions to existing equityholders or incur any material indebtedness other than as described in the offering documents; and (b) the Company shall pay, if the Exchange Offer is consummated then on the closing date, and otherwise on the date this Agreement terminates, all reasonable costs and expenses incurred by Paul, Weiss, Rifkind, Wharton & Garrison, LLP (“Paul Weiss”) in connection with this Agreement and any transactions contemplated hereby in accordance with the terms of Paul Weiss’ engagement letter with the Company and shall otherwise comply with the terms of such engagement letter.

      7.     Effective Date. Subject to waiver by the Required Noteholders, the effective date of the Company’s acceptance of any Notes tendered by a Noteholder shall be subject to (a) satisfaction of each of the Conditions; (b) no material breach of the Covenants; (c) 98% in outstanding principal amount of the Old Notes being tendered into the Exchange Offer; and (d) no Material Adverse Change.

      Subject to waiver by the Required Noteholders, the effective date of the Prepackaged Plan shall be subject to (a) satisfaction of each of the Conditions; (b) no material breach of Covenants; (c) no Material Adverse Change; and (d) court approval of the Documents without material modification (unless such modification is consented to by the Required Noteholders).

      8.     Effectiveness of this Agreement. Subject to waiver by the Company and the Required Noteholders, the effectiveness of this Agreement, and the respective obligations of the parties under this Agreement, are conditioned upon the receipt of the consent and signature hereto of the Company and of Noteholders holding at least 66 2/3% of the aggregate principal amount due at maturity of the Old Notes.

      9.     Amendments. The terms of this Agreement shall not be amended, modified or altered without the prior written consent of the Company and the Required Noteholders. Any Noteholder that does not provide such prior written consent to an amendment, waiver, modification or alteration of a material economic term of this Agreement as set forth in the Restructuring Term Sheet, or to this Section 9, Section 10(v) and (vi), or the definition of “Required Noteholders” herein, which amendment, waiver, modification or alteration otherwise satisfies the requirements of this Section 9 and becomes effective, shall be relieved of all obligations under this Agreement.

      10.     Termination of Agreement. Notwithstanding anything to the contrary set forth in this Agreement, unless the Restructuring, consistent in all respects with the Restructuring Term Sheet, has been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, shall terminate and expire upon the earliest to occur of:

(i) the termination or expiration of the Exchange Offer (which, if the Exchange Offer is effected by means of the Prepackaged Plan, shall be the date on which the Prepackaged Plan is confirmed by the bankruptcy court);

(ii) any court of competent jurisdiction or other competent governmental or regulatory authority issuing a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the Exchange Offer or the Prepackaged Plan in a way that cannot be reasonably remedied by the Company;

(iii) material breach by the Company of any of the Covenants including, without limitation, ceasing to use reasonable efforts to obtain approval and/or confirmation of the Prepackaged Plan, if commenced;

(iv) the lenders of the Company’s senior secured credit facility having accelerated any amounts owed thereunder;

(v) December 31, 2003, if neither the Exchange Offer has been consummated by such date nor the Prepackaged Proceeding has been commenced;

(vi) February 15, 2004;

(vii) a Material Misstatement if not corrected by the Company within ten (10) business days after receiving notice of such Material Misstatement;

(viii) a material alteration by the Company of the terms of the Restructuring, including, without limitation, the filing by the Company with a bankruptcy court of a Chapter 11 plan of reorganization or the filing by the Company of exchange documentation, in each case that is inconsistent in any material respect with the Restructuring Term Sheet and not otherwise permitted under Section 9;

(ix) receipt of written notice from the Company of its intention to terminate this Agreement;

(x) the Prepackaged Proceeding being dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or a trustee being appointed in the Prepackaged Proceeding; and

(xi) a Material Adverse Change.

      11.     Representations and Warranties. (a) Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i) if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

(iii) the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

(iv) the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the Common Stock and the New Notes to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those securities, (B) the filing with the Commission of a proxy statement and/or registration statement in connection with the Proxy Solicitation, (C) such other filings as may be necessary or required by the Commission, and (D) any filing, if applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

(v) assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms; and

(vi) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

      (b) Each of the Noteholders further represents and warrants to the other signatories to this Agreement that:

(i) as of the date of this Agreement, such Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the aggregate principal amount due at maturity of the Old Notes, set forth opposite such Noteholder’s name on Schedule A hereto, with the power and authority to vote and dispose of such Old Notes;

(ii) as of the date of this Agreement, such Noteholder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement; and

(iii) such Noteholder is an institutional accredited investor, and will remain so during the term of this Agreement, as such term is used under the Securities Act.

      12.     Good Faith. Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement. Each of the signatories to this Agreement further agrees to review and comment upon the definitive documents in good faith and, in any event, in all respects consistent with the Restructuring Term Sheet.

      13.     Further Assurances. Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be commercially reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

      14.     Complete Agreement. This Agreement, including the Schedule and Annex hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

      15.     Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, (b) mailed by first class, registered or certified mail, postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by telecopy with confirmation and follow-up copy delivered in the manner set forth in any of (a), (b) or (c) above, and in each case, if to the Company, at the address set forth below:

AirGate PCS, Inc.
Harris Tower
233 Peachtree Street, Suite 1700
Atlanta, Georgia 30303
Telephone: (404) 525-7272
Fax: (404) 832-2237
Attention: Barbara L. Blackford

      with a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Telephone: (312) 558-5600
Fax: (312) 558-5700
Attention: Robert F. Wall

if to a Noteholder, to the address set forth on the signature pages to this Agreement, with a copy to the Noteholders’ counsel:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019
Telephone: (212) 373-3158
Fax: (212) 492-0158
Attention: Andrew N. Rosenberg

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

      16.     Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York (without reference to the conflict of laws provisions thereof), except to the extent such law is preempted by the Bankruptcy Code.

      17.     Jurisdiction. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement shall be brought in the United States Bankruptcy Court in Georgia if the Company has commenced a case under Chapter 11 of the Bankruptcy Code in such jurisdiction. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of the United States Bankruptcy Court in Georgia, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

      18.     Consent to Service of Process. Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

      19.     Specific Performance. It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

      20.     Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

      21.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives.

      22.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart. Any Noteholder may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

      23.     No Third-Party Beneficiaries. Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

      24.     Obligations Several, Not Joint. The obligations of the parties hereunder are several and not joint, and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

[Signatures begin on next page]

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

AIRGATE PCS, INC.

By:	/s/ THOMAS M. DOUGHERTY

Thomas M. Dougherty
President and Chief Executive Officer

SCHEDULE A

Noteholders and Aggregate Principal Amount Due at Maturity of Old Notes Held

Aggregate Principal Amount Due at
Maturity of Old Notes held by such
Noteholder as beneficial owner
(or as investment manager or
Noteholders	advisor for the beneficial owner)

American Funds Insurance Series — High-Income Bond Fund	$50,000
American High-Income Trust
The Bond Fund of America, Inc.	$30,475,000
The Income Funds of America, Inc.	$22,750,000
$20,350,000

By: Capital Research and Management Company, their investment adviser
By: /s/ PAUL G. HAAGA, JR.

Its: Executive Vice President

AIG Annuity Insurance Company	$3,450,000

AIG Annuity Insurance Company	$1,900,000

American General Life and Accident Insurance Company	$2,500,000

American General Life Insurance Company

AIG Life Insurance Company	$3,600,000

AIG SunAmerica Inc.	$25,000

SunAmerica Life Insurance Company	$3,000,000

The Variable Annuity Life Insurance Company	$2,900,000

The Variable Annuity Life Insurance Company	$3,150,000
$7,850,000

By: AIG Global Investment Corp. investment adviser
By: /s/ TIMOTHY JANSZEN

Its: Managing Director

VALIC Company II Strategic Bond Fund	$300,000

SunAmerica Income Funds — SunAmerica High Yield Bond Fund	$4,550,000

SunAmerica Series Trust — High Yield Bond Portfolio (Polaris)	$4,825,000

SunAmerica Income Funds — SunAmerica Strategic Income Fund	$650,000

VALIC Company II High Yield Bond Fund	$525,000

By: AIG Global Investment Corp. investment sub-adviser
By: /s/ TIMOTHY JANSZEN

Its: Managing Director

Glenview Capital Management LLC	$14,000,000
By: /s/ RICHARD BARRERA

Its:

Aggregate Principal Amount Due at
Maturity of Old Notes held by such
Noteholder as beneficial owner
(or as investment manager or
Noteholders	advisor for the beneficial owner)

JMB Capital Partners, LP	$13,900,000
By: /s/ RON SILVERTON

Its:

Lonestar Partners, LP	$12,935,000

By: Lonestar Capital Management, LLC
By: /s/ JEROME L. SIMMON

Its: Managing Member

Alexandra Investment Management	$10,230,000
By: /s/ MIKHAIL FILIMONOV

Its: CEO and Chief Investment Officer

Loeb Partners Corporation, for its own account and on behalf of affiliated and managed accounts	$10,000,000
By: /s/ GIDEON J. KING

Its: Executive Vice President

Pyramid	$6,000,000
By: /s/ RICHARD H. CARRIGAN

Its:

40/86 Advisors (formerly Conseco Capital Management)	$5,630,000
By: /s/ ROBERT L. COOK

Its:

Ahab Partners, L.P.	$5,000,000

By: Pequod LLC, as General Partner investment sub-adviser
By: /s/ JONATHAN GALLEN

Its: Managing Member

Credit Suisse First Boston International	$5,000,000
By: /s/ ETHAN R. GARBER

Its: Vice President

Cobalt Capital Management, Inc.	$4,000,000
By: /s/ WAYNE COOPERMAN

Its: President

Aggregate Principal Amount Due at
Maturity of Old Notes held by such
Noteholder as beneficial owner
(or as investment manager or
Noteholders	advisor for the beneficial owner)

Capital Guardian U.S. High Yield Fixed Income Fund	$1,500,000

By: Capital Guardian Trust Company Investment Manager
By: /s/ PETER KELLY

Its: Senior Vice President

ANNEX A

AIRGATE PCS, INC.

RESTRUCTURING TERM SHEET

      This Restructuring Term Sheet is a part of and made subject to that certain Support Agreement (the “Support Agreement”), dated as of September 24, 2003, by and between AirGate PCS, Inc. (the “Company”) and the “Noteholders” (as defined in the Support Agreement). Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Support Agreement.

Issuer:	AirGate PCS, Inc.

Issue:	Common Stock of the Company 9 3/8% Senior Subordinated Secured Notes due 2009

Exchange Offer:	If 98% or more of the Company’s then outstanding 13.5% Senior Subordinated Discount Notes due 2009 (the “Old Notes”) are accepted in the exchange offer, holders of Old Notes validly tendered in the exchange offer will receive, for each $1,000 of principal amount due at maturity of Old Notes held (i) approximately 110 shares of the Company’s Common Stock and (ii) $533.33 in principal amount of 9 3/8% Senior Subordinated Secured Notes due 2009 (the “New Notes”).

After the exchange, assuming 100% of the Old Notes are tendered in the exchange, the holders of Old Notes will hold (i) 56% of the outstanding Common Stock (and proportionately less in the aggregate if fewer than all such Old Notes are so tendered) and (ii) $160 million of New Notes (and proportionately less in the aggregate if fewer than all such Old Notes are so tendered).

As of June 30, 2003, the Company had outstanding (i) 25,939,836 shares of Common Stock, (ii) no shares of preferred stock, (iii) 37,000 shares of restricted stock, (iv) 2,191,209 options exercisable for shares of Common Stock (449,400 of which were “in-the-money” and 1,741,809 of which were “underwater”), (v) 709,280 warrants to acquire shares of Common Stock (40,170 of which were “in-the-money” and 669,110 of which were “underwater”), and (vi) 897,311 shares of Common Stock available for future issuance under the Stock Incentive Plans. On September 3, 2003, an aggregate of 751,256 “underwater” options were surrendered to the Company by five (5) executive officers of the Company without receiving, or the Company giving, any consideration for such surrender.

It is agreed that the Company will incorporate as part of this transaction a reverse stock split in an amount to be determined by the Company and its financial advisors.

The Exchange Offer will include a simultaneous (1) solicitation of consents (each a “Consent”) to the amendment of the Senior Subordinated Notes Indenture under which the Old Notes were issued to eliminate all restrictive covenants contained therein, other than those covenants that cannot be eliminated without the consent of each holder of Old Notes (the “Consent

Solicitation”) and (2) solicitation of acceptances of a Prepackaged Plan in the event that the Minimum Tender Condition is not satisfied and the Company chooses to file the Prepackaged Plan. All tendering holders of Old Notes will be deemed to have delivered a Consent with respect to any Old Notes tendered. All tendering Noteholders will also irrevocably agree to vote to accept the Prepackaged Plan.

Consent Solicitation:	The Consent Solicitation will solicit consents to (1) amend the Senior Subordinated Notes Indenture to eliminate all restrictive covenants that may be eliminated without the consent of each holder of Old Notes and (2) release the collateral that secures the Company’s obligations under the Senior Subordinated Notes Indenture.

Duration of Exchange Offer:	The Exchange Offer will remain open for an initial term of 20 business days. The Company may extend the expiration date of the Exchange Offer to any date not later than December 31, 2003, if at the time of any such extension the conditions to the Company’s acceptance of Old Notes tendered in the Exchange Offer as set forth below shall not have been satisfied or waived.

Senior Credit Facility:	Concurrently with the exchange offer, the Company will amend its Credit Agreement, dated as of August 16, 1999, on terms negotiated with the administrative agent thereunder (the “Credit Agreement Amendment”).

Conditions to the Company’s Obligations to accept Old Notes Tendered in the Exchange Offer:	The Company’s acceptance of Old Notes tendered in the Exchange Offer will be conditioned on the following:

(i) the Minimum Condition as defined below shall have been satisfied;

(ii) approval of the Restructuring by the Company’s stockholders (including approval of (A) the issuance of the Common Stock and New Notes in the Exchange Offer, (B) an amendment and restatement of the Company’s certificate of incorporation to implement the reverse stock split of its Common Stock and (C) certain changes to the provisions of the Stock Incentive Plan (as defined below), as described below under “Employee Equity Reserve”);

(iii) there shall be no pending or threatened action, proceeding or claim that enjoins the consummation of the Restructuring, including the Exchange Offer, Consent Solicitation and the Proxy Solicitation;

(iv) all required consents from governmental bodies shall have been obtained;

(v) no action is threatened, pending or taken or approval withheld or statute or injunction imposed or threatened which would materially impair the consummation of the Exchange Offer;

(vi) the New Notes Indenture shall be acceptable to the Company;

(vii) the Credit Agreement Amendment shall become effective; and

(viii) approval by the bankruptcy court overseeing the bankruptcy proceeding of iPCS, Inc. (“iPCS”) of the Company’s transfer of all its outstanding shares of common stock of iPCS to a trust organized under Delaware law for the benefit of the Company’s stockholders.

Waiver of Company’s Conditions:	The Company may waive the Minimum Condition with the approval of its Board of Directors and the Required Noteholders. It may waive the remaining conditions in its sole and absolute discretion.

Conditions to the Noteholders’ Obligations to Comply with Section 3 of the Support Agreement:	Subject to Sections 5 and 9 of the Support Agreement, the Noteholders’ obligations to comply with the requirements of Section 3 of the Support Agreement are conditioned upon the following:

(i) the Support Agreement shall not have been terminated pursuant to its terms;

(ii) there shall not have been a Material Adverse Change as defined in the Support Agreement;

(iii) the Credit Agreement Amendment shall have become effective in a form substantially similar to that previously reviewed by counsel to the Noteholders;

(iv) the terms of the New Notes Indenture shall be consistent with this Term Sheet and contain such other reasonable and customary terms approved by Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Noteholders (the “Noteholders’ Counsel”);

(v) the reasonable fees and expenses of Noteholders’ Counsel shall have been paid in full;

(vi) the terms of any grants to the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) under, and the amendments to, the Stock Incentive Plan (as defined below) shall be reasonably acceptable to the Required Noteholders; and

(vii) the Minimum Condition shall have been satisfied.

Minimum Condition:	The exchange offer shall be conditioned upon the valid tender of a minimum of 98% of the aggregate principal amount due at maturity of outstanding Old Notes.

Prepackaged Plan:	Contemporaneously with the exchange offer, the Company will solicit from relevant classes of claims and interests acceptances of a “prepackaged” plan of reorganization (the “Plan”) that would be consistent with this Restructuring Term Sheet and would implement in a Chapter 11 case for the Company (a “Case”) the restructuring contemplated hereunder. If by December 31, 2003, the Company either (i) is not able to satisfy the Minimum Condition or obtain Stockholder Approval, as described above, or (ii) otherwise determines that it is in its interest to commence a Chapter 11 case, then the Company may commence a Case to seek confirmation of the Plan in such Case within the timeframe contemplated in the “Conditions to Noteholder Support,” below. The Plan would be consistent in all respects with this Restructuring Term Sheet and in form and substance reasonably acceptable to the Required Noteholders.

Board Composition:	Within 90 days of completion of the Restructuring, the Company’s Board of Directors shall consist of seven (7) members (nine (9) members if iPCS exercises its nomination right under Section 7.14(a) of the Agreement and Plan of Merger, dated as of August 28, 2001, by and between the Company and iPCS (the “iPCS Nomination Right”)), three (3) (four (4) if the iPCS Nomination Right is exercised) of whom shall be approved by the Required Noteholders from a proposed list of candidates jointly developed by the Company and the Required Noteholders. Thereafter, the Noteholders shall have no further or ongoing designation or approval rights with respect to the composition of the Company’s Board of Directors.

Employee Equity Reserve:	As part of the restructuring, the Company’s stockholders shall be asked to approve a reservation of shares of Common Stock of the post-restructuring Issuer, representing approximately 10% of the Common Stock of the Company to be outstanding immediately following the restructuring (which 10% employee equity reserve shall include options outstanding as of the date hereof that have an exercise price of $5 or less per share, but shall exclude options outstanding as of the date hereof that have an exercise price of more than $5 per share). These shares of Common Stock may be granted in the discretion of the Company’s Board of Directors to officers and employees as compensation and/or incentives in the form of restricted stock grants, options, or other equity securities (the “Stock Incentive Plan”).

Terms of New Notes:	Attached hereto.

AIRGATE PCS, INC. (“AirGate”)

TERM SHEET FOR PROPOSED

9 3/8% SENIOR SUBORDINATED SECURED NOTES DUE 2009

      The terms and conditions set out in this Term Sheet do not constitute a commitment by AirGate to issue new equity securities as described below or 9 3/8% Senior Subordinated Secured Notes due 2009 (the “New Notes”) under a new Senior Subordinated Secured Note Indenture (the “New Indenture”) related thereto in connection with a proposed exchange offer (the “Exchange Offer”) of AirGate’s currently outstanding 13.5% Senior Subordinated Discount Notes due 2009 (the “Old Notes”). This Term Sheet outlines the basic terms of the New Notes and compares such terms to the corresponding terms of the Old Notes. The issuance of the New Notes is subject to customary and appropriate conditions for transactions of this type, including, without limitation, (i) execution and delivery of satisfactory definitive documentation customary for such transactions, (ii) obtaining any necessary third party approvals and (iii) satisfactory terms and conditions in connection with the execution of the amendment to AirGate’s Credit Agreement dated as of August 16, 1999, as amended (the “Credit Agreement”) and the consummation of the Exchange Offer of the Old Notes for the equity securities described below and the New Notes.

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

Issuer	AirGate PCS, Inc.	Same

Securities Offered	$300 million aggregate principal amount at maturity of 13.5% Senior Subordinated Discount Notes due 2009	$160 million aggregate principal amount of 9 3/8% Second Priority Senior Notes due 2009

Trustee under Governing Indenture	Bankers Trust Company	To be determined by the Company.

Maturity Date	October 1, 2009	September 1, 2009

Accretion	Accreted Value increases from approximately $156.1 million at issuance at a rate of 13.5%, compounded semi-annually, to a final accreted value equal to the aggregate principal amount of $300 million at October 1, 2004.	None.

Interest	13.5% per annum, payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing April 1, 2005.	9 3/8% per annum, payable semi- annually in cash in arrears on [ ] 1 and [ ] 1 of each year, commencing [ ] 1, 2004.

Guarantors	Guaranteed on a senior subordinated basis by AGW Leasing Company, Inc. and all other current and future Restricted Subsidiaries (the “Guarantors”).	Same Guarantors as the Old Notes. The guarantees will be general secured obligations of the Guarantors and will rank junior to the Guarantors’ guarantees under the Credit Agreement and pari passu with all other existing and future indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to such guarantees.

Ranking	The Old Notes are subordinated in right of payment to all of AirGate’s existing and future senior indebtedness, equal in right of payment to all of	The New Notes will be AirGate’s senior secured obligations and will be (i) subordinated in right of payment to AirGate’s indebtedness under the Credit

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

AirGate’s existing and future senior subordinated indebtedness and senior in right of payment to all of AirGate’s existing and future subordinated indebtedness.

	The guarantees are unsecured obligations of the Guarantors and are subordinated in right of payment to all existing and future senior indebtedness of each Guarantor, equal in right of payment to all existing and future senior subordinated indebtedness of each Guarantor and senior in right of payment to all existing and future subordinated indebtedness of each Guarantor.	Agreement, including second lien debt secured thereby, (ii) senior in right of payment to the Old Notes, (iii) equal in right of payment with all of its unsubordinated indebtedness and (iv) senior in right of payment to all of its future indebtedness that by its terms is junior or subordinated in right to payment to the New Notes.

Collateral/Securit	y The Old Notes are secured by a subordinated pledge of the capital stock of all of AirGate’s current and future directly owned subsidiaries. The pledge to secure the Old Notes is junior to the pledge to secure AirGate’s senior debt.	The New Notes will be secured by second-priority liens, subject to certain exceptions and permitted liens, on substantially all of AirGate’s and its restricted subsidiaries’ existing and after-acquired assets for which a first priority lien is granted to the lenders under the Credit Agreement (the “Collateral”).
The holders of the New Notes and the lenders under the Credit Agreement shall agree on reasonable and customary terms concerning the control of the exercise of remedies with respect to the Collateral that are reasonably acceptable to Noteholders’ Counsel.

Subordination and Intercreditor Agreement	None	The holders of the New Notes, the lenders under the Credit Agreement and certain others shall enter into a subordination and intercreditor agreement on reasonable and customary terms for second lien notes that are reasonably acceptable to Noteholders’ Counsel.

Optional Redemption	At any time and from time to time on or after October 1, 2004, AirGate may redeem the Old Notes in whole or in part at the following redemption prices plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on October 1 of the following years:	At any time and from time to time, AirGate may redeem the New Notes in whole or in part at the following redemption prices plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on January 1 of the following years:
	Year — Percentage	Year — Percentage
	2004 — 106.750% 2005 — 104.500%	2006 — 104.688% 2007 — 102.344%

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

	2006 — 102.250% 2007 and thereafter — 100.000%	2008 and thereafter — 100.000%

Optional Redemption Upon Public Equity Offerings	At any time and from time to time before September 30, 2002, AirGate could have redeemed on one or more occasions up to 35% of the Accreted Value of the Old Notes at a redemption price of 113.500% of the Accreted Value with net cash proceeds of equity offerings provided such redemption occurred within 60 days of such offering and that at least 65% of the Accreted Value of the Old Notes originally issued remained outstanding immediately after the redemption.	None.

Repurchase Offers/ Change of Control	Upon (i) certain permitted assets sales by AirGate’s Restricted Subsidiaries in which there are excess proceeds that are not applied to pay down debt, for capital expenditures, or to purchase other assets, or (ii) a Change of Control, then AirGate must commence a repurchase offer. Specifically, upon a Change of Control, noteholders may require AirGate to repurchase their notes at 101% of the Accreted Value (if the purchase is prior to October 1, 2004) or 101% of the aggregate principal amount, together with accrued and unpaid interest, if any, to the date of repurchase (if the purchase is after such date).	Same, except that upon a Change of Control, the noteholders may require AirGate to repurchase all or part of the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

The definition of Change of Control will be revised to provide that a merger or consolidation with, or the purchase of all or substantially all the assets of, a Sprint PCS Affiliate will not be deemed a Change of Control as long as, in the case of a merger or consolidation, (i) after announcement of the transaction but before consummation, there are no downgrades (or notice thereof) or credit watch with negative implications that is not removed with respect to the ratings, if any, of the New Notes and (ii) the beneficial owners of voting stock of AirGate prior to the merger or consolidation continue to be the beneficial holders of at least 35% of the outstanding voting stock of AirGate or the surviving company after the merger or consolidation; provided, that a majority of the members of the board of directors, chief executive officer, chief financial officer and one additional “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) of AirGate immediately prior to the merger or consolidation shall continue to serve in the same capacity or hold the same office, as the case may be, for AirGate

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

or the surviving company after the merger or consolidation.

Mandatory Redemption	None.	None.

Certain Covenants

1. Restricted Payments	A. Prior to December 31, 2002:

AirGate may not (i) declare or pay dividends other than dividends payable solely in equity or equity securities convertible into AirGate’s equity (“Equity Interests”) other than Disqualified Stock, (ii) purchase or redeem or permit a Restricted Subsidiary to purchase or redeem any Equity Interests of AirGate (including options, warrants or other rights to acquire Equity Interests), (iii) redeem, repurchase or retire for value or permit any Restricted Subsidiary to redeem, repurchase or retire for value other than value solely of Equity Interests other than Disqualified Stock, any Indebtedness that is subordinate to the Notes, or (iv) permit any Restricted Subsidiary to make any Restricted Investment. The payments in (i) — (iv) are “Restricted Payments”.

B.  After December 31, 2002:

AirGate may not and may not permit a Restricted Subsidiary to make any Restricted Payment unless:

(i) no Default or Event of Default has occurred and is continuing, (ii) at the time of the payment, and giving pro-forma effect to it, AirGate could have incurred additional debt under the indebtedness covenants below and (iii) the aggregate amount of all Restricted Payments shall not exceed (A) Operating Cash Flow after December 31, 2002 through the quarter prior to the payment less 150% of the cumulative Consolidated Interest Expense after December 31, 2002 through such quarter plus (B) the aggregate Net Proceeds from equity sales and certain dispositions of Investments.	Same restrictions on AirGate and its Restricted Subsidiaries that existed after December 31, 2002, except that the Operating Cash Flow of AirGate will be measured from June 30, 2003.

Certain customary exceptions are permitted.

2. Permitted Investments	Includes: (i) investments in AirGate or in a	There will be the standard list of permitted investments for High-Yield transactions consistent with the

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

wholly-owned Restricted Subsidiary that is a Guarantor;
(ii) investments in cash equivalents;
(iii) investments by AirGate or any Restricted Subsidiary in a person which results in such person becoming a wholly-owned Restricted Subsidiary of AirGate or such person is merged/consolidated with or conveys its assets to AirGate or a wholly-owned Restricted Subsidiary of AirGate;
(iv) investments made after the receipt of non-cash consideration in Asset Sales in compliance with the Indenture;
(v) acquisition of assets for Equity Interests;
(vi) investments which are paid for in Equity Interests; or
(vii) investments in any person which, when added to all other investments under clause (vii) do not exceed $5 million.	Indenture governing the Old Notes and current market practice. In addition, there will be a (i) basket for investments of up to $5 million in fiscal 2003, $7.5 million in fiscal 2004, $10 million in fiscal 2005, $12.5 million in fiscal 2006 and $15 million in fiscal 2007, in the aggregate, in one or more transactions in one or more entities that (A) will engage in a related telecommunications service business, (B) will bid on, own or lease spectrum or (C) will provide management, billing or customer care services; provided that AirGate could have incurred $1.00 of additional debt; provided further, that such amounts will be included in the calculation of subsequent Restricted Payments; and (ii) a general basket of $5 million for investments in entities that will provide management, billing or customer care services.

The definition of “Operating Cash Flow” will be revised to include “add-backs” consistent with the “add-backs” contained in the definition of “EBITDA” in the amendment to the Credit Agreement. Such “add-backs‘ are for (i) amounts actually incurred in connection with Sprint litigation in an amount not to exceed $2 million in any one fiscal year period; (ii) amounts not to exceed $5 million in start-up costs actually incurred in connection with providing billing, customer care and similar services that had been provided under the Sprint affiliation agreements; and (iii) any restructuring costs or charges incurred in connection with the transactions contemplated by the Support Agreement.

3. Incurrence of Indebtedness and Issuance of Preferred Stock	Neither AirGate nor any Restricted Subsidiary may incur any Indebtedness other than Permitted Debt and AirGate may not issue Disqualified Stock unless, immediately thereafter, certain financial covenants are met.	The New Notes will contain a definition of Permitted Debt substantially similar to the Old Notes except as set forth below under Permitted Debt.

4. Permitted Debt	No additional debt unless, immediately after the incurrence, (i) Consolidated Debt to Annualized Operating Cash Flow Ratio is less than 7.0 to 1.0 (if prior to 9/1/05) and less than 6.0 to 1.0 (if on or after 9/1/05) or (ii) if prior to 9/1/05, the Consolidated Debt	Same as the Old Notes, except (1) Annualized Operating Cash Flow will be changed from an annualized concept to reflect the last four actual quarters; (2) the ratios in clause (i) will be “less than 7.0 to 1.0 (if prior to 9/30/05), less than 6.0 to 1.0 (if on or

New 9 3/8% Senior Subordinated
Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

equals or is less than 70% of Total Invested Capital.

Annualized Operating Cash Flow is based on the last 2 full fiscal quarters, times 2.

That restriction is not applicable to, among other things, an aggregate of $175 million outstanding under all credit facilities, capital lease obligations under $5 million, certain refinancing indebtedness, non-recourse debt, additional debt not to exceed $50 million and the incurrence of debt under the promissory note executed in connection with the Consent and Agreement with Sprint and Lucent.	after 9/30/05) and less than 5.0 to 1.0 (if on or after 9/30/06)” and (3) clause (ii), including the concept of Total Invested Capital, will be eliminated.

5. Asset Sales	Neither AirGate nor a Restricted Subsidiary may sell assets unless (i) the seller receives consideration at least equal to the FMV of the item sold, (ii) the FMV is determined by AirGate’s Board in a resolution and delivered to the Trustee in an Officer’s Certificate and (iii) at least 85% of the consideration received is in the form of cash or cash equivalents.

The Net Proceeds are first used for certain payments, including the repayment of senior debt or to reinvest in the business. If there are excess Net Proceeds over $10 million, AirGate must make an offer to repurchase the Old Notes at 100% of Accreted Value or principal, as applicable.	Same except only 75% of the consideration received need be cash or cash equivalents and an Officer’s Certificate is delivered to the Trustee stating that. Also, the Officer’s Certificate would be required only if the transaction were valued at over $5 million.

Same.

6. Transactions with Affiliates	No transactions with Affiliates unless (i) the terms are no less favorable than those that could be obtained in an arm’s length negotiation, (ii) if the transaction(s) are in excess of $1 million, an Officer’s Certificate is delivered to the Trustee stating that a majority of the disinterested Board members approved the transaction(s) and (iii) if the transactions are in excess of $25 million, an opinion as to the fairness of the transaction(s) to the noteholders. There are certain exceptions.	Same, except the threshold under (ii) would be increased to $5 million for transactions with Affiliates that (A) engage in a related telecommunications service business, (B) bid on, own or lease spectrum or (C) provide management, billing or customer care services.

In addition, the exceptions would be broadened so that securities and cash can be paid under any employment compensation arrangements approved by the Board, payments may be made for indemnities provided for in AirGate’s charter and bylaws or any written agreements with directors and officers and AirGate may issue capital stock

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

and grant registration rights with respect thereto.

7. Liens	Neither AirGate nor any Restricted Subsidiary may incur any Lien securing any Indebtedness that is pari passu with the Old Notes or the guarantees or is subordinated indebtedness, other than Permitted Liens.	No Liens permitted except Permitted Liens. The definition of Permitted Liens is broadened consistent with current market practice as to secured transactions involving a second lien.

8. Permitted Liens	Includes:

(i) liens under the Credit Agreement;
(ii) liens in favor of AirGate and the Guarantors;
(iii) liens on the property of a person merged into AirGate that existed before the merger or on acquired property and the lien existed prior to the acquisition; (iv) liens to secure statutory obligations and surety bonds; and (v) liens incurred in the ordinary course that do not exceed $5 million at any one time.	There will be customary High-Yield Permitted Liens as well as the following:

(i) first priority liens under the Credit Agreement, provided that a second lien shall be granted to the noteholders;
(ii) liens securing purchase money indebtedness; and
(iii) liens securing permitted sale and leaseback transactions.

9. Sale and Leaseback Transactions	No sale and leaseback transactions are permitted unless:

	(i) AirGate or the Restricted Subsidiary could have incurred Indebtedness in an amount equal to the debt relating to such sale under the Incurrence of Indebtedness financial covenant tests above and could have incurred a lien on such Indebtedness under the restrictions on Liens above, (ii) the gross cash proceeds of the transaction are at least equal to the FMV of the property as determined by the Board and set forth in an Officer’s Certificate to the Trustee and (iii) the transfer of assets complies with the requirements of the asset sales covenant.	Same, except an Officer’s Certificate will be delivered only if the transaction is in excess of $1 million.

Original Issue Discount	Yes. Interest is not payable on the Old Notes prior to April 1, 2005. However, holders are required to include original issue discount amounts in gross income for U.S. federal tax purposes over the term of the Old Notes in advance of the receipt of the actual cash payments.	None.

Events of Default	The following are Events of Default: (i) a default on the payment of interest on the Old Notes and it continues for 30 days; (ii) a default on the payment of principal on the Old Notes when due;	Same but subject to minor adjustments for the second lien structure of the New Notes. In addition, the cross-default amounts would be increased from $5 million to $10 million.

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

(iii) a failure by AirGate or a Restricted Subsidiary to comply with the requirements in the indenture with respect to asset sales and the use of proceeds therefrom or a failure of AirGate to repurchase the Old Notes upon a Change of Control;
(iv) a violation of certain other prohibitions and such violation continues for 60 days;
(v) a default under any Indebtedness of AirGate or any Restricted Subsidiary which default is caused by a failure to pay principal or interest on any Indebtedness of AirGate or the Restricted Subsidiaries within the applicable grace period after the final maturity date of such indebtedness or such payment is accelerated because of default, and the total amount unpaid or accelerated exceeds $5 million;
(vi) a failure by AirGate or any Restricted Subsidiary to pay, have stayed or discharged for 60 days final judgments aggregating $5 million;
(vii) a material impairment to AirGate’s pledge securing its payment obligations;
(viii) any guarantee of any subsidiary is deemed invalid; or
(ix) AirGate or any of its Restricted Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, among other things, commences a voluntary bankruptcy case.

Other Structural Changes to the Indenture	Section 4.19 has restrictions on the incurrence of senior subordinated debt (i.e., layered debt) [NOTE: This covenant will be eliminated from the Indenture governing the Old Notes pursuant to an exit consent.]	The layered debt restriction would remain in the New Indenture and would prevent new debt that is senior to the New Notes (except permitted second lien debt secured by the Credit Agreement), and would allow new debt that is pari passu or junior to the New Notes.

In addition, a section describing the collateral/security would be added.

Subordination	The Old Notes are subordinate to all Senior Debt. In addition, no payments can be made on the Old Notes if there is a default under certain designated Senior Debt.	Substantially the same.

EXHIBIT A

FORM OF JOINDER AGREEMENT

      Upon consummation of the transfer of $               in aggregate principal amount due at maturity of the 13.5% Senior Subordinated Discount Notes due 2009 issued by AirGate PCS, Inc. (the “Company”) previously beneficially owned by                     to the undersigned on                     , 2003 (the “Transfer”), the undersigned hereby agrees, for the benefit of the Company, to be bound by and to comply with all applicable provisions of the that certain Support Agreement dated as of September 24, 2003 (the “Agreement”) by and among the Company and the Noteholders (as defined therein) as if the undersigned had been a party to the Agreement as of the date thereof for so long as the Agreement shall remain in effect. By signing below, the Company consents to and acknowledges the Transfer. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

[Signature page follows]

      IN WITNESS WHEREOF, this Joinder Agreement has been duly executed as of                     , 2003.

[NAME]

By:

Name:

Title:

Agreed to and acknowledged by:

AIRGATE PCS, INC.

By:

Name:

Title:

AMENDMENT NO. 1 TO SUPPORT AGREEMENT

      Reference is made to that certain support agreement (the “Support Agreement”), dated September 24, 2003, by and among AirGate PCS, Inc., a Delaware corporation (the “Company”), and the undersigned beneficial owners, or investment managers or advisors for the beneficial owners, of the Old Notes (as defined in the Support Agreement) identified on the related Schedule A and each other beneficial owner (or investment managers or advisors for the beneficial owners) that executed a counterpart signature page to the Support Agreement on or after September 24, 2003. Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Support Agreement.

      WHEREAS, parties to the Support Agreement wish to amend certain sections of the Support Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each of the parties signatory to this Amendment No. 1 agrees as follows:

1. Section 2(c) of the Support Agreement is hereby deleted in its entirety and replaced with the following:

“If all the conditions to the Exchange Offer are not satisfied or waived by February 15, 2004, but by that date, acceptances of the Prepackaged Plan are received from holders of Old Notes in numbers and holding amounts that are sufficient to confirm the prepackaged Plan under applicable provisions of Chapter 11 of the Bankruptcy Code, then on such date (or such earlier or later date as the Company may determine), the Company may commence the Prepackaged Proceeding and file and seek to confirm the prepackaged Plan.”

2. Section 10(v) of the Support Agreement is hereby deleted in its entirety and replaced with the following:

“February 15, 2004, if neither the Exchange Offer has been consummated by such date nor the Prepackaged Proceeding has been commenced;”

3. Section 1-(vi) of the Support Agreement is hereby deleted in its entirety and replaced with the following:

“April 1, 2004;”

4. The Paragraph Entitled “Duration of Exchange Offer” in the AirGate PCS, Inc. Restructuring Term Sheet attached to the Support Agreement as Annex A is hereby deleted in its entirety and replaced with the following:

“The Exchange Offer will remain open for an initial term of 20 business days. The Company may extend the expiration date of the Exchange Offer to any date no later than February 15, 2004, if at the time of any such extension the conditions to the Company’s acceptance of Old Notes tendered in the Exchange Offer as set forth below shall not have been satisfied or waived.”

5. The Paragraph Entitled “Interest” in the AirGate PCS, Inc. Term Sheet for Proposed 9 3/8% Senior Subordinated Secured Notes Due 2009 attached to the Support Agreement as Annex A is hereby deleted in its entirety and replaced with the following:

“Interest shall be 9 3/8% per annum. Interest will accrue commencing on the earlier of January 1, 2004 or the issue date and will be payable semi-annually in cash in arrears on January 1 and July 1 of each year commencing on July 1, 2004.”

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart. Any Noteholder may become party to this Amendment on or after the date of this Amendment by executing a signature page to this Amendment.

7. Obligations Several, Not Joint. The obligations of the parties hereunder are several and not joint, and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

[Signatures Begin on Next Page]

      IN WITNESS WHEREOF, each of the parties has caused this Amendment No. 1 to be executed and delivered by its duly authorized officers as of January 14, 2004.

AIRGATE PCS, INC.

/s/ THOMAS M. DOUGHERTY

Thomas M. Dougherty

President and Chief Executive Officer

Noteholders and Aggregate Principal Amount Due at Maturity of Old Notes Held

Aggregate Principal Amount Due at
Maturity of Old Notes held by such
Noteholder as beneficial owner
(or as investment manager or
Noteholders	advisor for the beneficial owner)

American Funds Insurance Series — High-Income Bond Fund	$50,000
American High-Income Trust	$30,475,000
The Bond Fund of America, Inc.	$21,000,000
The Income Funds of America, Inc.	$20,350,000

By: Capital Research and Management Company, their investment adviser
By: /s/ PAUL G. HAAGA, JR.

Its: Executive Vice President

AIG Global Investment Corp.	$39,225,000

By: AIG Global Investment Corp. investment sub-adviser
By: /s/ TIMOTHY JANSZEN

Its: Managing Director

Glenview Capital Management LLC	$25,629,000
By: /s/ RICHARD BARRERA

Its:

JMB Capital Partners, LP	$14,900,000
By: /s/ RON SILVERTON

Its:

Lonestar Partners, LP	$4,435,000

By: Lonestar Capital Management, LLC
By: /s/ JEROME L. SIMMON

Its: Managing Member

Alexandra Investment Management	$11,230,000
By: /s/ MIKHAIL FILIMONOV

Its: CEO and Chief Investment Officer

40/86 Advisors (formerly Conseco Capital Management)	$5,630,000
By: /s/ ROBERT L. COOK

Its:

Aggregate Principal Amount Due at
Maturity of Old Notes held by such
Noteholder as beneficial owner
(or as investment manager or
Noteholders	advisor for the beneficial owner)

Ahab Partners, L.P.	$3,000,000

By: Pequod LLC, as General Partner investment sub-adviser
By: /s/ JONATHAN GALLEN

Its: Managing Member

Credit Suisse First Boston International	$7,000,000
By: /s/ STEVEN J. REIS

By: /s/ LOUIS J. IMPELLIZERI

Its: Authorized Signatories

Capital Guardian U.S. High Yield Fixed Income Fund	$1,000,000

By: Capital Guardian Trust Company Investment Manager
By: /s/ PETER KELLY

Its: Senior Vice President

Third Point Partners LP

Third Point Partners Ltd.

Points West International Investments Ltd.

Banzai Partners LP

Banzai Offshore Fund Ltd.

Lyxor Asset Management S.A.

Total	$20,000,000
By: /s/ LLOYD J. BLUMBERG

ANNEX B

OPINION OF FINANCIAL ADVISOR

September 23, 2003

CONFIDENTIAL

Board of Directors

AirGate PCS, Inc.
230 Peachtree St. NW, Suite 1700
Atlanta, GA 30303

Dear Members of the Board of Directors:

      We understand that AirGate PCS, Inc., (“AirGate” or the “Company”) has proposed to exchange (the “Exchange Offer”) all $300,000,000 aggregate principal amount of its outstanding 13 1/2% Senior Subordinated Discount Notes due October 1, 2009 (the “Old Notes”) for (1) newly issued shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and (2) up to $160,000,000 aggregate principal amount of the Company’s newly issued 9 3/8% Senior Subordinated Secured Notes due 2009 (the “New Notes”). We understand that, assuming all outstanding Old Notes are tendered in the Exchange Offer, the shares of Common Stock to be issued to the noteholders in the Exchange Offer will constitute 56% of the shares of Common Stock outstanding following the Exchange Offer and related transactions (collectively with the Exchange Offer, the “Restructuring”) contemplated in the Company’s Registration Statement on Form S-4 (the “Registration Statement”). The terms and conditions of the Restructuring are more fully set forth in the Registration Statement.

      You have requested our opinion as to the fairness of the Exchange Offer, from a financial point of view, to the current holders of Common Stock.

      Broadview International LLC (“Broadview”) focuses on providing financial advisory services to information technology (“IT”), communications, healthcare technology and media companies. In this capacity, we are continually engaged in valuing such businesses. We are currently acting as financial advisor to the Board of Directors of the Company and will receive a fee from AirGate upon delivery of this opinion and upon the successful conclusion of the Restructuring. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

      In rendering our opinion, we have, among other things:

(1) examined the draft Registration Statement provided to Broadview on September 23, 2003, the Amended Credit Agreement document dated August 29, 2003, and the draft Support Agreement dated September 23, 2003 to be entered into by the Company and certain existing holders of Old Notes which, for the purposes of this opinion, we have assumed, with your permission, to be substantially in the form of the documents to be executed or filed, as applicable;

(2) reviewed AirGate’s annual report on Form 10-K for the fiscal year ended September 30, 2002, including the audited financial statements contained therein, AirGate’s quarterly reports on Form 10-Q for the periods ended December 31, 2002, March 31, 2003 and June 30, 2003, including the unaudited financial statements contained therein and the unaudited financial statements for the one-month period ended July 31, 2003, prepared and furnished to us by AirGate management;

(3) reviewed certain internal financial and operating information for AirGate, including financial projections through September 30, 2008, prepared and furnished to us by AirGate management, which financial projections include two scenarios, one in which the Restructuring is not consummated and one in which the Restructuring is consummated;

(4) discussed with AirGate management their view of the strategic and financial rationales for the Exchange Offer and the Restructuring;

(5) reviewed the recent reported closing prices and trading activity for the Common Stock;

(6) reviewed the recent trading activity for the Old Notes;

(7) reviewed the recent trading activity for AirGate Senior Secured Notes;

(8) compared certain aspects of the financial performance of AirGate with public companies we deemed comparable;

(9) compared certain terms of the proposed New Notes with those terms of debt for other public companies we deemed comparable;

(10) reviewed the current yield curve for certain securities issued by the U.S. Government;

(11) reviewed a liquidation analysis prepared by AirGate management;

(12) reviewed and discussed with AirGate management and Board of Directors recently announced restructuring transactions involving other companies we deemed comparable;

(13) reviewed recent equity and fixed income research reports covering AirGate; and

(14) conducted other financial studies, analyses and investigations as we deemed appropriate for the purposes of this opinion.

      In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Amended Credit Agreement and Support Agreement) that was publicly available or furnished to us by the Company or its advisors. With respect to financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of the Company, as to the future performance of the Company. With respect to the liquidation analysis examined by us, we have assumed that it was reasonably prepared and reflected the best available estimate and good faith judgment of Company management as to the amount that would be available for distribution to creditors and the amount that would be available for distribution to current shareholders in a liquidation. We have neither made nor obtained an independent valuation of the Company’s assets. In addition, we have relied upon the representations of management and assumed, without independent verification, that there has been no material change in the assets, financial condition, business or prospects of the Company and its subsidiaries since the date of the most recent financial statements made available to us. We understand that on February 23, 2003 the Company’s wholly-owned subsidiary, iPCS, Inc., and its subsidiaries filed a Chapter 11 bankruptcy petition. In rendering our opinion we have, with your permission, ascribed no value to the equity of iPCS, Inc. held by the Company.

      We have assumed that the other components of the Restructuring in addition to the Exchange Offer will be timely consummated in accordance with the terms described in the Registration Statement, without any material amendment or modification thereto or any deviation therefrom, and without any waiver by the parties thereto of any conditions to their respective obligations thereunder.

      We have relied on the advice of counsel to the Company and management as to all legal, tax and financial reporting matters with respect to the Company and the Restructuring. In rendering our opinion, we have taken into account the financial and liquidity issues facing the Company if it does not consummate the Restructuring. In this regard, we have assumed, based on financial estimates received from Company management, that if the Restructuring is not consummated, the Company could cease to be in compliance with its covenants under its existing Credit Agreement during the fiscal year ended September 30, 2005 and could face significant liquidity issues at such time.

      We express no opinion as to the merits of any alternative transaction to the Restructuring, including without limitation, any potential alternative third party transaction or a liquidation of the Company, or as to whether any such alternative transaction might produce value to the Company’s current shareholders in an amount in excess of that contemplated by the Restructuring. In addition, our opinion addresses only the fairness, from a financial point of view, to the current holders of Common Stock, of the Exchange Offer, and we do not express any opinion as to any other component of the Restructuring. Our opinion also does not address or take into account any contemplated issuance of shares or grant of options to Company management in connection with or following the Restructuring. Our opinion does not address the Company’s ability to access the capital markets for future financing requirements, or solvency, in each case at any time, including currently and following the consummation of the Restructuring. In addition, we express no opinion as to the Company’s capital structure or ability to satisfy its obligations. Our opinion also does not address the Company’s underlying business decision to enter into the Restructuring.

      Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the Exchange Offer is fair, from a financial point of view, to the current holders of Common Stock.

      For purposes of this opinion, we have assumed that the Company is not involved in any material transaction other than the Restructuring, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its businesses. We express no opinion as to the price at which the Common Stock or debt securities of the Company will trade at any time or as to the effect of the Restructuring on the trading price of the Common Stock. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

      This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Exchange Offer and does not constitute a recommendation to the Company as to whether it should pursue any component of the Restructuring, including the Exchange Offer, nor does it constitute a recommendation to any holder of the Common Stock as to how such holder should vote on any component of the Restructuring. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to delivery of this opinion to the full Board of the Company and references to and the inclusion of this opinion in its entirety in the Registration Statement and in the Proxy Statement to be distributed to holders of Common Stock in connection with the Restructuring.

Sincerely,

BROADVIEW INTERNATIONAL LLC

ANNEX C

PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
AIRGATE PCS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
AIRGATE PCS, INC.

ARTICLE I

      The name of the Corporation is:

AirGate PCS, Inc. (formerly AirGate Wireless, Inc.).

ARTICLE II

      The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

      A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-one million (31,000,000) of stock consisting of:

1. Thirty million (30,000,000) shares of Common Stock, par value one cent ($.01) per share.

2. One million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share.

      B. As of [INSERT DATE SPECIFIED BY THE BOARD OF DIRECTORS OF THE CORPORATION] (the “EFFECTIVE TIME), each five shares of common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the “OLD COMMON STOCK”), will be automatically reclassified as and combined into one share of common stock, par value $0.01 per share. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of common stock, par value $0.01 per share, as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by five; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of common stock to which such person is entitled under the foregoing reclassification. No fractional shares shall be issued, and in lieu thereof, stockholders who would otherwise be entitled to receive fractional shares will be entitled, upon surrender to American Stock Transfer and Trust Company, the transfer agent, of such certificates representing such fractional shares, to receive the next highest whole number of shares.

      C. The Board of Directors is authorized, subject to any limitations prescribed by law to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

ARTICLE V

      The Following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

      A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, the Directors hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

      B. The Directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

      C. So long as there is more than one shareholder of the Corporation, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

      D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or as otherwise provided in the By-Laws. The term “Whole Board” shall mean the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

      E. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

      F. The Corporation and the holders of its Common Stock shall be bound to (i) any and all provisions of Section 11 of the Sprint PCS Management Agreement dated July 22, 1998 (the “Agreement”) between AirGate Wireless, LLC, Sprint Spectrum L.P., Sprint Communications Company, L.P. and SprintCom, Inc. assigned to the Corporation in November of 1998, which provide for the sale of the operating assets of the Corporation to SprintCom, Inc. upon non-renewal (as defined under the Agreement) and/or an event of termination (as set forth under Section 11 of the Agreement), said Agreement (including Section 11) having been duly approved and ratified by the Board of Directors of the Corporation and ratified by the sole stockholder of the Corporation; and (ii) the sale of the Operating Assets of the Corporation pursuant to the consent and agreement to be entered into by Sprint Spectrum L.P., Sprint Communications Company, L.P., SprintCom, Inc., and the Corporation’s Senior Lenders, said sale of the Operating Assets having been duly approved and ratified by the Board of Directors of the Corporation and ratified by the sole stockholder of the Corporation. The purchase price for such Operating Assets will be based on a formula set forth in Section 11 of the Agreement as modified by the consent and agreement with the Corporation’s Senior Lenders.

ARTICLE VI

      A. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. At the annual meeting of stockholders in 1999 directors of the first class shall be elected to hold officer for a term expiring at the next succeeding annual meeting, director of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each Director to hold office until his or her successor shall have been duly elected and qualified.

      B. Subject to the rights of holders of any series of Preferred Stock outstanding, the newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

      C. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

      D. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of section D of this Article shall not apply with respect to the Director or Directors elected by such holders of Preferred Stock.

ARTICLE VII

      The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The term “Whole Board” shall mean the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board of Directors for adoption). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation provided, however, that, in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

ARTICLE VIII

      A. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this Article VIII:

1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with: (i) any Interested Stockholder (as hereinafter defined); or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% of the combined Fair Market Value of the outstanding common stock of the Corporation and its Subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

4. of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

5. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

6. shall require the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote in the election of Directors (the “Voting Stock”) (after giving effect to the provisions of Article IV), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation or in any agreement with any national securities exchange or otherwise.

The term “Business Combination” as used in this Article VIII shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article VIII.

      B. The provisions of Section A of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote after giving effect to the provisions of Article IV, or such vote (if any), as is required by law or by this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 or 2 are met:

1. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

2. All of the following conditions shall have been met:

a. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of Common Stock in such Business Combination shall at least be equal to the higher of the following:

(1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by it: (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”); or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(2) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article VIII as the “Determination Date”), whichever is higher.

b. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it: (i) within the two-year period immediately prior to the Announcement Date; or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(3) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

c. The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with subparagraph B.2 of this Article VIII shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

d. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (1) except as approved by a majority of the Disinterested Directors (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation; (2) there shall have been: (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors; and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors, and(3) neither such Interested Stockholder or any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

e. After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided, directly or indirectly, by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

f. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, and the rules or regulations thereunder) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

      C. For the purposes of this Article VIII:

1. A “Person” shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

2. “Interested Stockholder” shall mean any person (other than the Corporation or any Holding Company or Subsidiary thereof) who or which:

a. is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

b. is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

c. is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

3. For purposes of this Article VIII, “beneficial ownership” shall be determined in the manner provided in Section C of Article IV hereof.

4. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate of Incorporation.

5. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 2 of this Section C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

6. “Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

7. “Fair Market Value” means:

a. in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers Automated Quotation System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, Fair Market Value shall be the highest sale price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and

b. in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

8. Reference to “Highest Per Share Price” shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

9. In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Subparagraphs (a) and (b) of Paragraph 2 of Section B of this Article VIII shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

      D. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article VIII, on the basis of information known to them after reasonable inquiry: (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 25% of the combined Fair Market Value of the Common Stock of the Corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article VIII.

      E. Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

      F. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the Voting Stock (after giving effect to the provisions of Article IV), voting together as a single class, shall be required to alter, amend or repeal this Article VIII.

ARTICLE IX

      The Board of Directors of the Corporation, when evaluating any offer of another person to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, those factors that Directors of any subsidiary of the Corporation may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, and the social and economic effect of acceptance of such offer on the Corporation’s present and future customers and employees and on the communities in which the Corporation operates or is located and the ability of the Corporation to fulfill its corporate objective under applicable laws and regulations.

ARTICLE X

      A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      B. The right to indemnification conferred in Section A of this Article X shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article X shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

      C. If a claim under Section A or B of this Article X is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article X or otherwise shall be on the Corporation.

      D. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Directors or otherwise.

      E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

      F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ARTICLE XI

      A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE XII

      The provisions set forth in this Article and in Articles 5(C), 5(D), 5(E), 5(F), 6, 7, 8, 10 and 11 herein may not be repealed or amended in any respect, and no article imposing cumulative voting in the election of directors may be added, unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Common Stock of this Corporation, subject to the provisions of any series of Preferred Stock which may at the time be outstanding; provided, however, that if there is a related person (as defined in Article 8) such amendment shall also require the affirmative vote of at least 50% of the outstanding shares of Common Stock held by stockholders other than the related person.

      IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this        day of                     , 200 .

AIRGATE PCS, INC.

By:

Name: Barbara L. Blackford

Title:	Vice President and Secretary

ANNEX D

AIRGATE PCS, INC.

AMENDED AND RESTATED 2002 LONG-TERM INCENTIVE PLAN

ARTICLE 1 PURPOSE	D-3
1.1 General	D-3
ARTICLE 2 DEFINITIONS	D-3
2.1 Definitions	D-3
ARTICLE 3 EFFECTIVE DATE	D-7
3.1 Effective Date	D-7
3.2 Termination of Plan	D-7
ARTICLE 4 ADMINISTRATION	D-8
4.1 Committee	D-8
4.2 Actions and Interpretations by the Committee	D-8
4.3 Authority of Committee	D-8
4.4 Award Certificates	D-9
ARTICLE 5 SHARES SUBJECT TO THE PLAN	D-9
5.1 Number of Shares	D-9
5.2 Lapsed Awards	D-9
5.3 Stock Distributed	D-10
5.4 Limitation on Awards	D-10
ARTICLE 6 ELIGIBILITY	D-10
6.1 General	D-10
ARTICLE 7 STOCK OPTIONS	D-10
7.1 General	D-10
7.2 Incentive Stock Options	D-11
ARTICLE 8 STOCK APPRECIATION RIGHTS	D-12
8.1 Grant of Stock Appreciation Rights	D-12
ARTICLE 9 PERFORMANCE AWARDS	D-12
9.1 Grant of Performance Awards	D-12
9.2 Performance Goals	D-12
9.3 Right to Payment	D-12
9.4 Other Terms	D-13
ARTICLE 10 RESTRICTED STOCK AWARDS	D-13
10.1 Grant of Restricted Stock	D-13
10.2 Issuance and Restrictions	D-13
10.3 Forfeiture	D-13
10.4 Certificates for Restricted Stock	D-13
ARTICLE 11 STOCK OR OTHER STOCK-BASED AWARDS	D-13
11.1 Grant of Stock or Other Stock-Based Awards	D-13
ARTICLE 12 DIVIDEND EQUIVALENTS	D-14
12.1 Grant of Dividend Equivalents	D-14
ARTICLE 13 PROVISIONS APPLICABLE TO AWARDS	D-14
13.1 Stand-Alone, Tandem, and Substitute Awards	D-14
13.2 Term of Award	D-14
13.3 Form of Payment for Awards	D-14
13.4 Limits on Transfer	D-14

13.5 Beneficiaries	D-14
13.6 Stock Certificates	D-15
13.7 Acceleration Upon a Change of Control	D-15
13.8 Acceleration for Other Reasons	D-15
13.9 Effect of Acceleration	D-15
13.10 Qualified Performance-Based Awards	D-15
13.11 No Termination of Employment	D-16
13.12 Deferrals	D-16
ARTICLE 14 CHANGES IN CAPITAL STRUCTURE	D-16
14.1 General	D-16
ARTICLE 15 AMENDMENT, MODIFICATION AND TERMINATION	D-17
15.1 Amendment, Modification and Termination	D-17
15.2 Awards Previously Granted	D-17
ARTICLE 16 GENERAL PROVISIONS	D-17
16.1 No Rights to Awards; Non-Uniform Determinations	D-17
16.2 No Stockholder Rights	D-18
16.3 Withholding	D-18
16.4 No Right to Continued Service	D-18
16.5 Unfunded Status of Awards	D-18
16.6 Indemnification	D-18
16.7 Relationship to Other Benefits	D-18
16.8 Expenses	D-18
16.9 Titles and Headings	D-18
16.10 Gender and Number	D-19
16.11 Fractional Shares	D-19
16.12 Government and Other Regulations	D-19
16.13 Governing Law	D-19
16.14 Additional Provisions	D-19
16.15 No Limitations on Rights of Company	D-19

AIRGATE PCS, INC.

AMENDED AND RESTATED 2002 LONG-TERM INCENTIVE PLAN

ARTICLE 1

PURPOSE

      1.1.     General. The purpose of the AirGate PCS, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of AirGate PCS, Inc. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees and officers, directors and consultants of the Company or any Affiliate.

ARTICLE 2

DEFINITIONS

      2.1.     Definitions. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Dividend Equivalent or Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(d) “Cause” with respect to a Participant who is a director or consultant means any of the following acts by the Participant, as determined by the Board, unless a contrary definition is contained in the applicable Award Certificate: (A) the Participant’s egregious and willful misconduct, or (B) the Participant’s final conviction of a felonious crime. With respect to a Participant who is an officer or employee, “Cause” has the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or an Affiliate, or if there is no such employment agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” means any of the following acts by the Participant, as determined by the Board: (A) continued neglect in the performance of duties assigned to the Participant (other than for a reason beyond the control of the Participant) or repeated unauthorized absences by the Participant during scheduled work hours; (B) the Participant’s egregious and willful misconduct, including dishonesty, fraud or continued intentional violation of Company or Affiliate policies and procedures which is reasonably determined to be detrimental to the Company or an Affiliate; (C) the Participant’s final conviction of a felonious crime; or (D) the Participant’s repeated material failure to meet reasonable performance criteria as established by the Company or an Affiliate and communicated to the Participant.

(e) “Change of Control” means the occurrence of any of the following events:

(i) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change of Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of clarification, the Company’s proposed financial restructuring described in its Registration Statement on Form S-4 filed with the SEC on September 26, 2003, as amended, shall not constitute a Change of Control.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the Compensation and Governance Committee of the Board or such other committee consisting of two or more members of the Board as may be appointed by the Board to administer the Plan.

(g) “Company” means AirGate PCS, Inc., a Delaware corporation, its successors and assigns.

(h) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option, or a Stock Appreciation Right issued in tandem with an Incentive Stock Option, “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable. Continuous Status as a Participant shall continue to the extent provided in a written severance or employment agreement during any period for which severance compensation payments are made to an employee, officer, consultant or director and shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company prior to its commencement.

(i) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(j) “Disability” or “Disabled” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, an Affiliate, for the Participant, whether or not such Participant actually receives disability benefits under such plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Participant or if the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(k) “Dividend Equivalent” means a right granted to a Participant under Article 12.

(l) “Effective Date” means the first effective date of the Plan, as set forth in Section 3.1.

(m) “Eligible Participant” means an employee, officer, consultant or director of the Company or any Affiliate.

(n) “Exchange” means the Nasdaq National Market or any national securities exchange on which the Stock may from time to time be listed or traded.

(o) “Fair Market Value” on any date, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, all as reported by such source as the Committee may select, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(p) “Good Reason” has the meaning assigned such term in the employment agreement, if any, between a Participant and the Company or an Affiliate, provided, however that if there is no such employment agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Good Reason” shall mean any of the following acts by the Company or an Affiliate without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or an Affiliate promptly after receipt of notice thereof given by the Participant): (i) for employee Participants at vice president level or above, the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect on the Grant Date, (ii) a reduction by the Company or an Affiliate in the Participant’s base salary, (iii) the Company or an Affiliate requiring the Participant, without his or her consent, to be based at any office or location more than 50 miles from the location at which the Participant was stationed immediately prior to a Change of Control, or (iv) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.

(q) “Grant Date” means the date an Award is made by the Committee.

(r) “Incentive Stock Option” means an Option that is designated as an Incentive Stock Option and that meets the requirements of Section 422 of the Code or any successor provision thereto.

(s) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option or which does not meet the requirements of Section 422 of the Code or any successor provision thereto.

(t) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(u) “Other Stock-Based Award” means a right, granted to a Participant under Article 11, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(v) “Parent” means a company which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(w) “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(x) “Performance Award” means Performance Shares or Performance Units granted pursuant to Article 9.

(y) “Performance Share” means any right granted to a Participant under Article 9 to a unit to be valued by reference to a designated number of Shares to be paid upon achievement of such performance goals as the Committee establishes with regard to such Performance Share.

(z) “Performance Unit” means a right granted to a Participant under Article 9 to a unit valued by reference to a designated amount of cash or property other than Shares to be paid to the Participant upon achievement of such performance goals as the Committee establishes with regard to such Performance Unit.

(aa) “Plan” means the AirGate PCS, Inc. 2002 Long-Term Incentive Plan, as amended from time to time.

(bb) “Qualified Performance-Based Award” means an Award made to an officer of the Company that is either (i) a Performance Award, Restricted Stock Award or Other Stock-Based Award that is intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Criteria as set forth in Section 13.10, or (ii) an Option or Stock Appreciation Right having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(cc) “Qualified Performance Criteria” means one or more of the performance criteria listed in Section 13.10(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(dd) “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(ee) “Retirement” means a Participant’s termination of employment with the Company or an Affiliate with the Committee’s approval after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company, or, in the event of the inapplicability thereof with respect to the Participant in question, as determined by the Committee in its reasonable judgment.

(ff) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(gg) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Article 14, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Article 14.

(hh) “Stock” means the $0.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

(ii) “Stock Appreciation Right” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the Stock Appreciation Right over the grant price of the Stock Appreciation Right, all as determined pursuant to Article 8.

(jj) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(kk) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(ll) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE DATE

      3.1.     Effective Date. The Plan originally became effective as of February 26, 2002, the date it was first approved by a majority of the holders of the Stock of the Company. The Plan as amended and restated herein shall be effective as of the date it is approved by a majority of the holders of the Stock of the Company.

      3.2     Termination of Plan. The Plan shall terminate ten (10) years after the date on which the stockholders of the Company approve the Plan as amended and restated herein. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination.

ARTICLE 4

ADMINISTRATION

      4.1.     Committee. The Plan shall be administered by the Committee or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of Code Section 162(m) and the regulations thereunder) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are, or who are anticipated to be become, either (i) Covered Employees or (ii) persons subject to the short-swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

      4.2.     Actions and Interpretations by the Committee. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

      4.3.     Authority of Committee. Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(e) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(f) Accelerate the vesting, exercisability or lapse of restrictions of any outstanding Award, in accordance with Article 13, based in each case on such considerations as the Committee in its sole discretion determines;

(g) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(h) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(i) Decide all other matters that must be determined in connection with an Award;

(j) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(k) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(l) Amend the Plan or any Award Certificate as provided herein; and

(m) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

      Notwithstanding the foregoing, grants of Options and Restricted Stock to non-employee directors hereunder shall be made only in accordance with the terms, conditions and parameters of the AirGate PCS, Inc. 2001 Non-Employee Director Compensation Plan, as amended, or any successor plan or plans for the compensation of non-employee directors of the Company, and the Committee may not make discretionary Awards hereunder to non-employee directors.

      To the extent permitted under Delaware law, the Board or the Committee may expressly delegate to any individual or group of individuals some or all of the Committee’s authority under subsections (a) through (i) above, except that no delegation of its duties and responsibilities may be made to officers of the Company with respect to Awards to Eligible Participants who are, or who are anticipated to be become, either (i) Covered Employees or (ii) persons subject to the short-swing profit rules of Section 16 of the 1934 Act. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report to the Committee regarding the delegated duties and responsibilities.

      4.4.     Award Certificates. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

      5.1.     Number of Shares. Subject to adjustment as provided in Sections 5.2 and 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 6,025,000. Not more than 50% of such aggregate number of Shares may be granted as Awards of Restricted Stock or Performance Shares; and not more than 10% of such aggregate number of Shares may be granted as Awards of unrestricted Stock. For the avoidance of doubt, the 6,025,000 aggregate number of available Shares referenced in this Section 5.1 is before any adjustment pursuant to Article 14 in connection with a reverse stock split proposed to occur in Spring 2004.

      5.2.     Lapsed Awards.

      (a) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any Shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

      (b) Shares subject to Awards settled in cash will again be available for the issuance pursuant to Awards granted under the Plan.

      (c) If the exercise price of an Option is satisfied by delivering Shares to the Company (by either actual delivery or attestation), only the numbers of Shares issued in excess of the delivery or attestation shall be considered for purposes of determining the maximum number of shares remaining available for issuance pursuant to Awards granted under the Plan..

      5.3.     Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

      5.4.     Limitation on Awards. Notwithstanding any provision in the Plan to the contrary, the maximum number of Shares with respect to one or more Options and/or Stock Appreciation Rights that may be granted during any one calendar year under the Plan to any one Participant shall not exceed 15% of the number of Shares reserved for issuance under the Plan pursuant to Section 5.1, as the same may be adjusted from time to time pursuant to Article 14. The maximum amount of Qualified Performance-Based Awards (other than Options and Stock Appreciation Rights) that may be granted to any Participant in any one-year period shall not exceed the following: (i) $2,000,000 for all Qualified Performance-Based Awards that are Performance Units based upon a dollar amount (less any consideration paid by the Participant for such Award); and (ii) for all other Qualified Performance-Based Awards, 15% of the number of Shares reserved for issuance under the Plan pursuant to Section 5.1, as the same may be adjusted from time to time pursuant to Article 14.

ARTICLE 6

ELIGIBILITY

      6.1.     General. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may not be granted to Eligible Participants who are not employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code.

ARTICLE 7

STOCK OPTIONS

      7.1.     General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. Subject to Section 5.1, the exercise price per share of Stock under an Option shall be determined by the Committee, provided that the exercise price for any Option shall not be less than the Fair Market Value as of the Grant Date.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested. The Committee may waive any exercise or vesting provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable or vested at an earlier date.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants; provided, however, that if Shares are used to pay the exercise price of an Option, such Shares must have been held by the Participant for at least such period of time, if any, as necessary to avoid variable accounting for the Option.

(d) Exercise Term. In no event may any Option be exercisable for more than ten years from the Grant Date.

      7.2.     Incentive Stock Options. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) Lapse of Option. An Incentive Stock Option shall lapse upon the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in subsections (3), (4), (5) and (6) below, provide in writing that the Option will extend until a later date, but if an Option is so extended and is exercised after the dates specified in subsections (3), (4) and (5) below, or more than three months after termination of employment for any other reason, it will automatically become a Non-Qualified Stock Option:

(1) The expiration date set forth in the Award Certificate.

(2) The tenth anniversary of the Grant Date.

(3) Three months after termination of the Participant’s Continuous Status as a Participant for any reason other than the Participant’s Disability, death or termination for Cause.

(4) One year after the termination of the Participant’s Continuous Status as a Participant by reason of the Participant’s Disability.

(5) One year after the termination of the Participant’s Continuous Status as a Participant by reason of the Participant’s death.

(6) The date of the termination of the Participant’s Continuous Status as a Participant if such termination is for Cause.

(b) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the Grant Date) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

(c) Ten Percent Owners. No Incentive Stock Option shall be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per Share at the Grant Date and the Option expires no later than five years after the Grant Date.

(d) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to the Plan after the day immediately prior to the tenth (10th) anniversary of the date the Plan (as amended and restated herein) was adopted by the Board, or the termination of the Plan, if earlier.

(e) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(f) Directors. The Committee may not grant an Incentive Stock Option to a non-employee director. The Committee may grant an Incentive Stock Option to a director who is also an employee of the Company or a Parent or Subsidiary but only in that individual’s position as an employee and not as a director.

ARTICLE 8

STOCK APPRECIATION RIGHTS

      8.1.     Grant of Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a) Right to Payment. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1) The Fair Market Value of one Share on the date of exercise; over

(2) The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(b) Other Terms. All awards of Stock Appreciation Rights shall be evidenced by an Award Certificate. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.

ARTICLE 9

PERFORMANCE AWARDS

      9.1.     Grant of Performance Awards. The Committee is authorized to grant Performance Shares or Performance Units to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Shares or Performance Units granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3.

      9.2.     Performance Goals. The Committee may establish performance goals for Performance Awards which may, but need not, be based on any one or more of the Qualified Performance Criteria listed in Section 13.10(b) or any other criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of a division, Affiliate, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award.

      9.3.     Right to Payment. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of Shares, or the equivalent cash value, if the performance goals established by the Committee are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash or other property, including Shares, variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The Committee shall set performance goals and other terms or conditions to payment of the Performance Awards in its discretion which, depending on the extent to which they are met, will determine the number and value of the Performance Award that will be paid to the Participant.

      9.4.     Other Terms. Performance Awards may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Certificate. For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination by the Committee of the amount of the payment of the Award, or, if the Committee so directs, the date immediately preceding the date the Award is paid.

ARTICLE 10

RESTRICTED STOCK AWARDS

      10.1.     Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee.

      10.2.     Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). Except as otherwise provided in an Award Certificate, the Participant shall have all of the rights of a stockholder with respect to the Restricted Stock. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

      10.3.     Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Certificate that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

      10.4.     Certificates for Restricted Stock. An Award of Restricted Stock shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to share of Restricted Stock. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 11

STOCK OR OTHER STOCK-BASED AWARDS

      11.1.     Grant of Stock or Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Restricted Stock units, Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 12

DIVIDEND EQUIVALENTS

      12.1     Grant of Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of Shares subject to an Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional Shares, or otherwise reinvested.

ARTICLE 13

PROVISIONS APPLICABLE TO AWARDS

      13.1.     Stand-Alone, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or (subject to Section 15.2(c)) in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

      13.2.     Term of Award. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from its Grant Date (or, if Section 7.2(c) applies, five years from its Grant Date).

      13.3.     Form of Payment for Awards. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

      13.4.     Limits on Transfer. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than to a beneficiary designated as provided in 13.5 or by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to remain an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

      13.5.     Beneficiaries. Notwithstanding Section 13.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

      13.6.     Stock Certificates. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

      13.7.     Acceleration Upon a Change of Control. Except as otherwise provided in the Award Certificate, all outstanding Options and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse if the Participant’s employment with the Company or an Affiliate is terminated without Cause or the Participant resigns from employment with the Company or an Affiliate for Good Reason within two years after the effective date of a Change of Control. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Non-Qualified Stock Options.

      13.8.     Acceleration for Other Reasons. Regardless of whether an event has occurred as described in Section 13.7 above, the Committee may in its sole discretion at any time determine that, upon the death, Disability, Retirement or termination of service of a Participant, or the occurrence of a Change of Control, all or a portion of such Participant’s Options and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and/or that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may in its sole discretion at any time accelerate the vesting of Awards for any other reason, unless the aggregate number of Shares with respect to which such acceleration occurs exceeds 5% of the total number of Shares authorized for issuance under Section 5.1 of the Plan. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.8.

      13.9.     Effect of Acceleration. If an Award is accelerated under Section 13.7 or Section 13.8, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

      13.10.     Qualified Performance-Based Awards.

      (a) The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee qualify for the Section 162(m) Exemption.

      (b) When granting any other Award to an officer of the Company, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Performance Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a division, Affiliate, region, department or function within the Company or an Affiliate: (1) revenues, (2) expenses, (3) earnings per share, (4) EBITDA (earnings before interest, depreciation, taxes and amortization), (5) Bank EBITDA (earnings before interest, depreciation, taxes and amortization), as calculated under our credit facility), (6) EBIT (earnings before interest and taxes), (7) economic profit, (8) cash flow, (9) transaction counts, (10) customer turnover, (11) net or gross additional customers, (12) cost per gross additional customers, (13) average revenues per customer, (14) customer satisfaction ratings, (15) satisfaction of debt covenants, (16) comparable sales growth, (17) net profit before tax, (18) gross profit, (19) operating profit, (20) cash generation, (21) unit volume, (22) return on equity, (23) return on assets, (24) changes in working capital, (25) return on capital, or (26) shareholder return.

      (c) Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Performance Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, and (ii) the provisions of Section 13.7 shall apply notwithstanding this sentence.

      (d) Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to subsection (c) above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in subsection (c), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Performance Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

      (e) Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted in any one-year period to a Participant in designated forms of Qualified Performance-Based Awards.

      13.11.     No Termination of Employment. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A Participant’s Continuous Status as a Participant shall not be deemed to terminate (i) in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company, a Parent or Subsidiary for purposes of Sections 424(e) and 424(f) of the Code, the Options held by such Participant shall be deemed to be Non-Qualified Stock Options.

      13.12.     Deferrals. To the extent consistent with applicable laws and regulations from time to time in effect and relating to deferred compensation, the Committee may permit an arrangement whereby receipt of Stock or cash upon the exercise or vesting of an Award is delayed until a specified future date.

ARTICLE 14

CHANGES IN CAPITAL STRUCTURE

      14.1.     General. In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 shall be adjusted proportionately, and the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. In addition, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in shares of Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares, the authorization limits under Section 5.1 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically be adjusted proportionately without any change in the aggregate purchase price therefor.

ARTICLE 15

AMENDMENT, MODIFICATION AND TERMINATION

      15.1.     Amendment, Modification and Termination. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares issuable under the Plan, (iii) materially modify the requirements for eligibility, or (iv) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) permit Awards made hereunder to be exempt from liability under Section 16(b) of the 1934 Act, (ii) to comply with the listing or other requirements of an Exchange, or (iii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

      15.2.     Awards Previously Granted. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award;

(b) The original term of an Option may not be extended without the prior approval of the stockholders of the Company;

(c) Except as otherwise provided in Article 14, the exercise price of an Option may not be reduced, directly or indirectly, without the prior approval of the stockholders of the Company; and

(d) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby.

ARTICLE 16

GENERAL PROVISIONS

      16.1.     No Rights to Awards; Non-Uniform Determinations. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its

Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

      16.2.     No Stockholder Rights. No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

      16.3.     Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. Shares may only be surrendered to the Company to satisfy minimum withholding obligations. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

      16.4.     No Right to Continued Service. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

      16.5.     Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

      16.6.     Indemnification. To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense (including, but not limited to, attorneys fees) that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

      16.7.     Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Parent or Subsidiary unless provided otherwise in such other plan.

      16.8.     Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

      16.9.     Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

      16.10.     Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

      16.11.     Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down.

      16.12.     Government and Other Regulations.

(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

      16.13.     Governing Law. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.

      16.14.     Additional Provisions. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

      16.15.     No Limitations on Rights of Company. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume Awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

      The foregoing is hereby acknowledged as being the AirGate PCS, Inc. Amended and Restated 2002 Long-Term Incentive Plan as adopted by the Board on                     , 2003, subject to approval of the stockholders of the Company.

AIRGATE PCS, INC.

By:

Its:

ANNEX E

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re: AirGate PCS, Inc.,	Chapter 11
Debtor.	Case No.

DEBTOR’S PREPACKAGED PLAN OF REORGANIZATION

(JANUARY 14, 2004)

MCKENNA LONG & ALDRIDGE LLP
J. Michael Levengood
Georgia Bar No. 447934
David N. Stern
Georgia Bar No. 680301
303 Peachtree Street N.E., Suite 5300
Atlanta, Georgia 30308
(404) 527-4000

-and-

WINSTON & STRAWN LLP
Robert F. Wall
35 West Wacker Drive, Suite 4200
Chicago, Illinois 60601
(312) 558-5600

Attorneys for AirGate PCS, Inc.

Atlanta, Georgia

January 14, 2004

NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1125(a). FOLLOWING ANY COMMENCEMENT OF ITS CHAPTER 11 CASE, THE DEBTOR EXPECTS TO PROMPTLY SEEK AN ORDER OF A BANKRUPTCY COURT (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH BANKRUPTCY CODE SECTION 1126(b); AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO BANKRUPTCY CODE SECTION 1129.

      AirGate PCS, Inc., a Delaware corporation (the “Debtor”), hereby submits the following “Debtor’s Prepackaged Plan of Reorganization dated January 14, 2004” (the “Plan”) and requests confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code. All Holders of Claims and Interests are encouraged to read the Plan and the accompanying solicitation materials in their entirety before voting to accept or reject the Plan. No materials other than the accompanying solicitation materials and any exhibits and schedules attached thereto or referenced therein have been authorized by the Debtor for use in soliciting acceptances or rejections of the Plan.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A.     Definitions

      As used in the Plan, the following terms shall have the following meanings:

      1.1     “ABOVE MARKET WARRANTS AND ABOVE MARKET OPTIONS” means all Interests in the Debtor as of the Petition Date that are the Interests of Holders of warrants to purchase Old Common Stock issued and outstanding on the Petition Date and options to purchase Old Common Stock issued and outstanding on the Petition Date that have an exercise price that is less than or equal to the market price of the Debtor’s common stock as of the Voting Record Date.

      1.2     “ADMINISTRATIVE CLAIM” means: (a) an Unsecured Claim for costs and expenses of administration of the Reorganization Case incurred prior to the Effective Date and allowable under section 503(b), and referred to in section 507(a)(1), of the Bankruptcy Code; and (b) Professional Fee Claims.

      1.3     “ALLOWED CLAIM” means:

(a) any Claim that is Scheduled by the Debtor as liquidated in amount and not disputed or contingent, and no objection to the allowance of the Claim, or request to estimate the Claim, has been interposed within any time period provided under the Plan or under applicable law;

(b) any Disputed Claim, the amount of which Claim has been determined by a Final Order; or

(c) any Claim that is specified as an Allowed Claim under the Plan or the Confirmation Order.

      1.4     “ALLOWED INTEREST” means:

(a) any Interest that is Scheduled by the Debtor as liquidated in amount and not disputed or contingent and no objection to the allowance of the Interest, or request to estimate the Interest, has been interposed within any time period provided under the Plan or under applicable law; or

(b) any Disputed Interest, the amount of which Disputed Interest has been determined by a Final Order; or

(c) any Interest that is specified as an Allowed Interest under the Plan or the Confirmation Order.

      1.5     “ALLOWED CLAIM” or “ALLOWED INTEREST” means an Allowed Claim or Allowed Interest: (a) in the specified Class (as described in the Plan); or (b) of the type of unclassified Claim that is specified.

      1.6     “ANNEX” means an Annex to the Plan.

      1.7     “ANNEX FILING DATE” means a Business Day selected by the Debtor for Filing all Annexes to the Plan, which day shall not be less than seven (7) days prior to the Confirmation Hearing.

      1.8     [Reserved].

      1.9     “BANKRUPTCY CODE” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. § 101 et seq., as now in effect or hereafter amended (to the extent any such amendments apply to this Reorganization Case).

      1.10     “BANKRUPTCY COURT” means the United States Bankruptcy Court for the Northern District of Georgia, or any other court with jurisdiction over this Reorganization Case.

      1.11     “BANKRUPTCY RULES” means, collectively, the (a) Federal Rules of Bankruptcy Procedure and (b) Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended (to the extent any such amendments apply to this Reorganization Case).

      1.12     “BELOW MARKET WARRANTS AND BELOW MARKET OPTIONS” means all Interests in the Debtor as of the Petition Date that are the Interests of Holders of warrants to purchase Old Common Stock issued and outstanding on the Petition Date and options to purchase Old Common Stock issued and outstanding on the Petition Date that have an exercise price that is less than the market price of the Debtor’s common stock as of the Voting Record Date.

      1.13     “BUSINESS DAY” means any day, excluding Saturdays, Sundays or “legal holidays” as defined in Bankruptcy Rule 9006(a).

      1.14     “CASH” means legal tender of the United States of America.

      1.15     “CLAIM” means a “claim”, as defined in Bankruptcy Code section 101(5), against the Debtor.

      1.16     “CLASS” means one of the classes of Claims or Interests listed in Article II.

      1.17     “COMMITTEE” means the official committee or committees, if any, appointed in the Reorganization Case pursuant to Bankruptcy Code section 1102 as such committee or committees may be reconstituted from time to time.

      1.18     “COMMON STOCK” means the common stock, par value $0.01 per share, of the Debtor.

      1.19     “CONFIRMATION” means the Bankruptcy Court’s confirmation of the Plan pursuant to Bankruptcy Code section 1129.

      1.20     “CONFIRMATION DATE” means the day on which the Confirmation Order is entered by the Bankruptcy Court on its docket.

      1.21     “CONFIRMATION HEARING” means the hearing held pursuant to Bankruptcy Rule 3020(b)(2), including any adjournments thereof, at which the Bankruptcy Court will consider Confirmation of the Plan.

      1.22     “CONFIRMATION ORDER” means the Order of the Bankruptcy Court approving Confirmation of the Plan.

      1.23     “CORPORATE DOCUMENTS” means, as applicable, the certificate of incorporation and by-laws (or any other applicable organizational documents) of the Debtor in effect as of the Petition Date.

      1.24     “CREDIT FACILITY” means that certain existing $153,500,000 senior secured credit facility evidenced by the Credit Agreement (as amended, modified or supplemented from time to time), dated as of August 16, 1999, among the Debtor, the lenders parties thereto, State Street Bank and Trust Company and Lehman Commercial Paper Inc., as successor to Lucent Technologies, Inc.

      1.25     “CREDIT FACILITY CLAIMS” means all Claims (both Secured Claims and Unsecured Claims) arising out of or related to the Credit Facility.

      1.26     “CURED AND REINSTATED” means that a Claim shall be satisfied as follows: (a) any default other than a default of the kind specified in section 365(b)(2) of the Bankruptcy Code shall be cured; (b) the maturity of the Claim shall be reinstated as the maturity existed before any default; (c) the Holder of the Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any provision that entitled the Holder to accelerate maturity of the Claim; and (d) the other legal, equitable and contractual rights to which the Claim entitles the Holder are not otherwise altered.

      1.27     “DEBTOR” means AirGate PCS, Inc., including, when appropriate, in its capacity as Debtor In Possession or Reorganized Debtor.

      1.28     “DEBTOR IN POSSESSION” means the Debtor when acting in the capacity of representative of its Estate in the Reorganization Case.

      1.29     “DISALLOWED CLAIM” or “DISALLOWED INTEREST” means any Claim against, or Interest in, the Debtor that has been disallowed, in whole or in part, by a Final Order, or which has been withdrawn, in whole or in part, by the Holder thereof.

      1.30     “DISBURSING AGENT” means the Reorganized Debtor and/or one or more parties designated by the Debtor or Reorganized Debtor, in its sole discretion, to serve as a disbursing agent under the Plan.

      1.31     “DISPUTED CLAIM” means a Claim as to which any one or more of the following applies:

(a) the Claim is not Scheduled;

(b) the Claim is Scheduled as unliquidated, disputed, contingent or unknown;

(c) the Claim is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy Court, the Plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn or determined by a Final Order; or

(d) the Claim is otherwise treated as a “Disputed Claim” pursuant to the Plan.

      1.32     “DISPUTED INTEREST” means an Interest as to which any one or more of the following applies:

(a) the Interest is not Scheduled;

(b) the Interest is Scheduled as unliquidated, disputed, contingent or unknown;

(c) the Interest is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy Court, the Plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn or determined by a Final Order; or

(d) the Interest is otherwise treated as a “Disputed Interest” pursuant to the Plan.

      1.33     “DISPUTED RESERVE” means the reserve established pursuant to section VI.N.2 hereof to hold the Cash, New Common Stock or New Notes that would be distributed to the Holder of a Disputed Claim or Disputed Interest upon becoming an Allowed Claim or Allowed Interest.

      1.34     “DISTRIBUTION DATE” means, with respect to distributions under the Plan to Holders of Allowed Claims or Allowed Interests, the date occurring on or as soon as practicable after the later of:

(a) the Effective Date;

(b) the date when a Claim becomes an Allowed Claim or an Interest becomes an Allowed Interest, as applicable; and

(c) the date when the Disbursing Agent can make distributions to a Holders of Allowed Claims and Allowed Interests as provided in Article VI hereof.

      1.35     “DISTRIBUTION RECORD DATE” means the record date for purposes of making distributions under the Plan on account of Allowed Claims or Allowed Interests, which date shall be the Confirmation Date.

      1.36     “CONFIRMATION DATE” has the meaning ascribed to it in Article VIII hereof.

      1.37     “ESTATE” means the estate of the Debtor in the Reorganization Case as created under Bankruptcy Code section 541.

      1.38     “FILE” or “FILED” means file or filed with the Clerk of the Bankruptcy Court, as applicable.

      1.39     “FINAL ORDER” means an Order of the Bankruptcy Court or other applicable court of competent jurisdiction, as entered on its docket, which has not been reversed, stayed, modified, or amended, that is in full force and effect, and as to which:

(a) the time to seek a rehearing, to appeal or seek certiorari has expired and no request for rehearing, appeal or petition for certiorari has been timely filed; or

(b) any rehearing or appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court (or any other tribunal having appellate jurisdiction over the order or judgment) to which the order or judgment was reheard, appealed or from which certiorari was sought.

      1.40     “GENERAL UNSECURED CLAIM” means any Unsecured Claim against the Debtor that is not (a) included in Classes 1 through 5, inclusive; (b) an Administrative Claim; or (c) a Priority Tax Claim.

      1.41     “HOLDER” means a Person holding a Claim or Interest.

      1.42     “IMPAIRED” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Bankruptcy Code section 1124.

      1.44     “INSTRUMENT” means any share of stock, security, promissory note, bond, or any other “Instrument,” as that term is defined in section 9-102(47) of the Uniform Commercial Code in effect in the State of Georgia on the Petition Date.

      1.45     “INSURED CLAIMS” means any Claims that are covered by insurance policies maintained by or for the benefit of the Debtor, but only to the extent of insurance coverage under such insurance policies.

      1.46     “INTEREST” means an “equity security”, as defined in Bankruptcy Code section 101(16), of the Debtor.

      1.47     “NEW COMMON STOCK” means the Common Stock of the Reorganized Debtor to be issued on the Effective Date pursuant to Article VI.H. hereof.

      1.48     “NEW NOTES” means the 9 3/8% Second Priority Senior Notes due 2009, in the aggregate principal amount of $160,000,000, to be issued by the Debtor pursuant to the restructuring.

      1.49     “NEW NOTES INDENTURE” means the Indenture to be entered into between Debtor, as issuer, and the Bank of New York, as trustee.

      1.50     “OLD COMMON STOCK” means the Common Stock of the Debtor issued and outstanding as of the Petition Date.

      1.51     “ORDER” means an order or judgment of the Bankruptcy Court as entered on the docket.

      1.52     “OTHER INTERESTS” means all Interests in the Debtor as of the Petition Date that are not included in Classes 7 and 8, inclusive. Other Interests shall include Below Market Warrants and Below Market Options.

      1.53     “OTHER PRIORITY CLAIM” means a Claim entitled to priority under Bankruptcy Code sections 507(a)(2),(3),(4),(5),(6),(7) and/or (9).

      1.54     “OTHER SECURED CLAIM” means any Secured Claim against the Debtor, other than Claims in Classes 2 and 3. Each Other Secured Claim shall be classified in its own Subclass and be subject to treatment as set forth in Article III.C.3.

      1.55     “PERSON” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership joint venture, association, joint stock company, estate, trust, trustee, unincorporated organization, government, governmental entity, agency or political subdivision thereof.

      1.56     “PETITION DATE” means the date on which the Debtor files its voluntary petition commencing the Reorganization Case.

      1.57     “PLAN” means this plan of reorganization, as it may be amended, modified, or supplemented from time to time.

      1.58     “PLAN DOCUMENTS” means the documents contemplated by or executed in connection with the Plan.

      1.59     “PREPETITION COLLATERAL AGREEMENTS” means, collectively, the Pledge Agreement, dated September 30, 1999, between the Debtor and Bankers Trust Company, the Guarantee, dated September 30, 1999, by AGW Leasing Company, Inc., the Guarantee, dated September 29, 2000, by AirGate Network Services, LLC, the Supplemental Indenture, dated April 1, 2002, between AirGate Service Company, Inc., the Debtor and Bankers Trust Company, and the Indenture Guarantee, dated April 1, 2002, by AirGate Service Company, Inc.

      1.60     “PREPETITION RESTRUCTURING EFFORTS” means the exchange offer, consent solicitation, proxy solicitation, or any other act the Debtor undertook to restructure its outstanding indebtedness after the date of the Support Agreement but prior to the Petition Date.

      1.61     “PRIORITY TAX CLAIM” means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

      1.62     “PROFESSIONAL FEE CLAIMS” means the Claims of Professional Persons for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and to and including the Effective Date.

      1.63     “PROFESSIONAL PERSON” means a professional person, as that term is used in sections 327, 328, 330, 331, 503(b)(2) and/or 1103 of the Bankruptcy Code, who is employed by the Debtor or the Committee directly in connection with the Reorganization Case.

      1.64     “PRO RATA” means proportionately so that the ratio of

(a) the amount of consideration (such as New Common Stock and New Notes) distributed on account of a particular Allowed Claim or Allowed Interest to

(b) the amount of such Allowed Claim or Allowed Interest, is the same as the ratio of:

(i) the amount of consideration distributed on account of all Allowed Claims or Allowed Interests of that Class to

(ii) the amount of all Allowed Claims or Allowed Interests of that Class.

      1.65     “REORGANIZATION CASE” means the bankruptcy case of the Debtor commenced under chapter 11 of the Bankruptcy Code, captioned In re AirGate PCS, Inc. (Case No.           ).

      1.66     “REORGANIZED DEBTOR” means the Debtor as revested with the property of the Estate on and after the Effective Date.

      1.67     “RESTATED CORPORATE DOCUMENTS” means, as applicable, the amended and restated certificate of incorporation and by-laws (or any other applicable organizational documents) of the Reorganized Debtor in effect on the Effective Date, which will include a provision prohibiting the issuance of non-voting equity securities, a copy of which will be filed as an Annex to the Plan on or before the Annex Filing Date.

      1.68     “SCHEDULED” means set forth on the Schedules.

      1.69     “SCHEDULES” means the Schedules of Assets and Liabilities that have been filed by the Debtor with the Bankruptcy Court pursuant to Bankruptcy Rule 1007(b), as the same may be amended from time to time.

      1.70     “SECURED CLAIM” means any Claim that is a secured claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code.

      1.71     “SENIOR SECURED CLAIMS” means the Senior Subordinated Discount Notes Claims. All of the Senior Secured Claims are secured by the Prepetition Collateral Agreements.

      1.72     “SENIOR SUBORDINATED DISCOUNT NOTES CLAIMS” means all Claims (both Secured Claims and Unsecured Claims) arising out of or related to the Senior Subordinated Discount Notes or the Senior Subordinated Discount Notes Indenture.

      1.73     “SENIOR SUBORDINATED DISCOUNT NOTES” means the 13.5% Senior Subordinated Discount Notes due 2009, in the aggregate principal amount at maturity of $300,000,000, issued by the Debtor pursuant to the Senior Subordinated Discount Notes Indenture.

      1.74     “SENIOR SUBORDINATED DISCOUNT NOTES INDENTURE” means the Indenture (as amended, modified or supplemented from time to time), dated as of September 30, 1999, between the Debtor, as issuer, and Deutsche Bank Trust Company (as successor to Bankers Trust Company), as trustee.

      1.75     “SENIOR SUBORDINATED DISCOUNT NOTES INDENTURE TRUSTEE” means Deutsche Bank Trust Company or any successor trustee under the Senior Subordinated Discount Notes Indenture.

      1.76     “STIPULATED DISTRIBUTION BASIS” means, in relation to any Class or Subclass of Claims, the sum of: (a) the aggregate face amount of all outstanding debt classified therein; and (b) the aggregate amount of regular Cash interest payments that are accrued but unpaid as of the Effective Date, which amounts were agreed to by the Debtor.

      1.77     “SUBCLASS” means a subdivision of any Class described herein.

      1.78     “SUPPORT AGREEMENT” means the Support Agreement, dated as of September 24, 2003, as amended on January 14, 2004 and as further amended from time to time, including the schedules, annexes and exhibits thereto, among the Debtor and the beneficial owners (or investment managers or advisors for the beneficial owners) of the Senior Subordinated Discount Notes identified on Schedule A to such agreement on the date thereof and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Senior Subordinated Discount Notes that executes a counterpart signature page to such agreement, or enters into a joinder agreement, after the date of such agreement.

      1.79     “SUPPORT SIGNATORY” means all Persons that have or will execute the Support Agreement, or a joinder agreement relating to the Support Agreement, prior to the Confirmation Date, other than the Debtor.

      1.80     “UNSECURED CLAIM” means any Claim against the Debtor that is not an Other Priority Claim, Priority Tax Claim or Secured Claim.

      1.81     “U.S. TRUSTEE” means the Office of the United States Trustee.

      1.82     “VOTING RECORD DATE” means January 12, 2004.

B.     Defined Terms, Rules of Interpretation, Computation of Time, and Governing Law

1. Defined Terms

      Any term used in the Plan that is not defined in the Plan, either in section I.A or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

2. Rules of Interpretation

      For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, Instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, but if there exists any inconsistency between a summary of, or reference to, any document in the Plan or Confirmation Order and the document itself, the terms of the document as of the Effective Date shall control; (c) any reference in the Plan to an existing document or Annex Filed or to be Filed means such document or Annex, as it may have been or may subsequently be amended, modified or supplemented; (d) unless otherwise specified in a particular reference, all references in the Plan to “section,” “article” and “Annex” are references to a section, article and Annex of or to the Plan; (e) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to articles and sections are inserted for convenience or reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (g) the rules of construction set forth in Bankruptcy Code section 102 shall apply.

3.	Computation of Time

      In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

4.	Governing Law

      Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, Instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

ARTICLE II

DESIGNATION OF CLAIMS AND INTERESTS

      The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is within the description of that Class and is classified in another Class to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise satisfied before the Effective Date.

A.	Class 1 (Other Priority Claims)

      Class 1 consists of all Other Priority Claims.

B.	Secured Claims

1.	Class 2 (Credit Facility Claims)

      Class 2 consists of all Credit Facility Claims.

2.	Class 3 (Senior Secured Claims)

      Class 3 consists of all Senior Secured Claims.

3.	Class 4 (Other Secured Claims)

      Class 4 consists of all Other Secured Claims. Each Other Secured Claim shall be classified in its own Subclass.

C.     Unsecured Claims

1.	Class 5 (Insured Claims)

      Class 5 consists of all Insured Claims.

2.	Class 6 (General Unsecured Claims)

      Class 6 consists of all General Unsecured Claims.

D.	Interests

1.	Class 7 (Old Common Stock)

      Class 7 consists of all Interests that are Old Common Stock.

2.	Class 8 (Above Market Warrants and Above Market Options)

      Class 8 consists of all Interests that are Above Market Warrants and Above-Market Options.

3.	Class 9 (Other Interests)

      Class 9 consists of all Other Interests.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

      In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

1.	Administrative Claims

A.	Generally

      Subject to the bar date provisions contained herein, each Holder of an Allowed Administrative Claim shall, in full satisfaction, release, and discharge of such Allowed Administrative Claim: (i) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (iii) be treated on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

B. Bar Date for Administrative Claims

(1) General Provisions

      Except for (a) non-tax liabilities incurred in the ordinary course of business by the Debtor in Possession, (b) claims by governmental units for payment of taxes (and interest and/or penalties related to such taxes) and (c) claims for U.S. Trustee fees under 28 U.S.C. § 1930, all requests for payment of Administrative Claims must be Filed and served on counsel for the Reorganized Debtor and any other party specifically requesting a copy in writing, no later than thirty (30) days after the Effective Date. Holders of Administrative Claims that are required to File a request for payment of such claims and that do not File and serve such requests by the applicable bar date set forth herein or in the following subsections shall be forever barred from asserting such claims against the Debtor, the Reorganized Debtor or its property.

(2) Professional Fee Claims and Requests for “Substantial Contribution”

      All Professional Persons asserting Professional Fee Claims and any Person requesting a claim for making a “substantial contribution” in the Reorganization Case shall File and serve on counsel for the Reorganized Debtor, the U.S. Trustee and any other party specifically requesting a copy in writing an application for a Professional Fee Claim no later than thirty (30) days after the Effective Date; provided however, that the Reorganized Debtor, in its sole discretion, may waive any objection to the filing of a Professional Fee Claim after the expiration of the 30 day period. Any interested party desiring to object to the Professional Fee Claim must File and serve its objection on the Reorganized Debtor, the U.S. Trustee, and the Professional Person to whose application the objections is addressed no later than forty-five (45) days after the Effective Date.

(3) Administrative Ordinary Course Liabilities

      Holders of Administrative Claims that are based on liabilities incurred in the ordinary course of the Debtor in Possession’s business (other than claims of governmental units for taxes (and for interest and/or penalties related to such taxes)) shall not be required to File any request for payment of such claims. Such Administrative Claims, unless objected to by the Debtor, shall be assumed and paid by the Debtor in Possession, in Cash, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim.

(4) Administrative Tax Claims

      All requests for payment of Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date (“Postpetition Tax Claims”), and for which no bar date has otherwise been previously established, must be Filed and served on the Reorganized Debtor and any other party specifically requesting a copy in writing on or before the later of (a) thirty (30) days following the Effective Date; and (b) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and does not File and properly serve such a claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against the Debtor, the Reorganized Debtor or its property, regardless of whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. Any interested party desiring to object to an Administrative Claim for taxes must File and serve its objection on counsel to the Debtor and the relevant taxing authority no later than ninety (90) days after the taxing authority Files and serves its application.

2. Priority Tax Claims

      Each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

B.     Other Priority Claims (Class 1)

1. Non-Impairment

      Class 1 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 1 Claims are not entitled to vote on the Plan.

2. Treatment

      The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 1 Claim, shall, in full satisfaction of and in exchange for such Allowed Class 1 Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date, (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business, or (c) be treated on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

C.	Secured Claims

1. Class 2 (Senior Credit Facility Claims)

A. Non-Impairment

      Class 2 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 2 Claims are not entitled to vote on the Plan.

B. Allowance

      Upon the Effective Date, there shall be deemed to be an Allowed Class 2 Claim in the aggregate amount of $150,969,000, which amount is the Stipulated Distribution Basis for Class 2.

C. Treatment

      Upon the Effective Date, the legal, equitable and contractual rights of the Holders of Allowed Class 2 Claims will be Cured and Reinstated.

2.	Class 3 (Senior Secured Claims)

A. Impairment

      Class 3 is Impaired under the Plan and, consequently, the Holders of Allowed Class 3 Claims are entitled to vote on the Plan.

B. Allowance and Treatment

      Upon the Effective Date, there shall be deemed to be Allowed Senior Secured Claims in the aggregate amount of $253,000,000, which amount is the aggregate principal amount due at maturity of the Senior Subordinated Discount Notes. On the Distribution Date, each Holder of an Allowed Class 3 Claim shall receive a Pro Rata distribution of 33,041,516 shares of New Common Stock and $160,000,000 in aggregate principal amount of New Notes.

3.	Class 4 (Other Secured Claims)

A. Non-Impairment

      Class 4 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 4 Claims are not entitled to vote on the Plan.

B. Treatment

      Each Allowed Class 4 Claim shall be treated under Option A or Option B described below, at the election of the Reorganized Debtor:

      OPTION A: Upon the Effective Date, the Reorganized Debtor will transfer the property securing the Allowed Class 4 Claim to the Holder of such Claim in sole satisfaction of such Holder’s Other Secured Claim.

      OPTION B: Upon the Effective Date, the Allowed Class 4 Claim will be Cured and Reinstated.

      The Debtor shall be deemed to have elected Option B, except with respect to any Secured Claim as to which the Debtor elects Option A in writing prior to the Effective Date.

D.     Treatment of Unsecured Claims

1.	Class 5 (Insured Claims)

A.	Non-Impairment

      Class 5 is not Impaired under the Plan and, consequently, Holders of Allowed Class 5 Claims are not entitled to vote on the Plan. Holders of a Class 5 Claim will be paid in full by the Debtor’s third party insurer to the extent such claim is insured. To the extent that a Class 5 claim is partially insured and partially not insured, the non-insured portion of the claim shall be treated in Class 6.

B. Treatment

      The legal, equitable and contractual rights of the Holders of Allowed Class 5 Claims are unaltered by the Plan.

2. Class 6 (General Unsecured Claims)

A. Non-Impairment

      Class 6 is not Impaired under the Plan and, consequently, Holders of Allowed Class 6 Claims are not entitled to vote on the Plan.

B. Treatment

      The legal, equitable and contractual rights of the Holders of Allowed Class 6 Claims are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 6 Claim shall, in full satisfaction of and in exchange for such Allowed Class 6 Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

E.     Treatment of Interests

1. Class 7 (Common Stock)

A. Impairment

      Class 7 is Impaired under the Plan and, consequently, Holders of Allowed Class 7 Interests are entitled to vote on the Plan.

B. Allowance

      Upon the Effective Date, there shall be deemed to be Allowed Class 7 Interests in the aggregate of 25,961,191 shares of Old Common Stock.

C. Treatment

      Each Holder of an Allowed Class 7 Interest shall retain the Old Common Stock, but the Corporate Documents will be superceded by the Restated Corporate Documents and the Old Common Stock will be diluted by the issuance of the New Common Stock to holders of Allowed Class 3 Claims.

2. Class 8 (Above Market Warrants and Above Market Options)

A. Non-Impairment

      Class 8 is not Impaired under the Plan, and consequently, Holders of Allowed Class 8 Interests are not entitled to vote on the Plan.

B. Allowance

      Upon the Effective Date, there shall be deemed to be Allowed Class 8 Interests in the aggregate amount of 505,465 Above Market Warrants and Above Market Options.

C. Treatment

      The legal, equitable and contractual rights of Allowed Class 8 Interests are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 8 Interest shall retain the Above Market Warrants and Above Market Options.

3. Class 9 (Other Interests)

A. Impairment

      Class 9 is Impaired under the Plan. Because the Other Interests are deemed cancelled and extinguished under the Plan, Holders of Allowed Class 9 Interests are deemed to reject the Plan.

B. Treatment

      The Other Interests will be deemed cancelled and extinguished as of the Effective Date.

ARTICLE IV

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.     Assumption

      Each executory contract or unexpired lease of the Debtor that has not expired by its own terms before the Effective Date or previously been rejected by the Debtor in Possession, that is either: (1) listed on the “Schedule of Executory Contracts and Unexpired Leases to be Assumed” (to be Filed on or before the Annex Filing Date), or (2) is not otherwise rejected, is assumed as of the Effective Date, pursuant to

Bankruptcy Code section 365. Nothing in the Plan, any Annex to the Plan, or any document executed or delivered in connection with the Plan or any such Annex creates any obligation or liability on the part of the Debtor, the Reorganized Debtor or any other Person that is not currently liable for such obligation, with respect to any executory contract or unexpired lease except as otherwise provided in the Plan.

B.     Cure Payments

      Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied by the Reorganized Debtor, under section 365(b)(1) of the Bankruptcy Code, either by (i) payment of the cure amount (if any), in Cash, on the Effective Date, (ii) such other terms as agreed to by the Reorganized Debtor and the non-debtor party to the executory contract or unexpired lease, or (iii) as ordered by the Court. Unless the non-debtor party to any executory contract or unexpired lease to be assumed Filed and served on the Debtor and its counsel an objection to the “cure amount” specified on the Schedule of Executory Contracts and Unexpired Leases to be Assumed on or before the last date established by the Bankruptcy Court to File and serve objections to Confirmation of the Plan, such “cure amount” shall be forever binding on such non-debtor party to said executory contract or unexpired lease. In the event of a timely Filed and served objection regarding (1) the amount of any cure payments, (2) the ability of the Reorganized Debtor to provide adequate assurance of future performance under the executory contract or unexpired lease to be assumed, or (3) any other matter pertaining to assumption, any cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

C.     Rejection

      Effective immediately prior to the Effective Date, each executory contract or unexpired lease of the Debtor listed on the “Schedule of Executory Contracts and Unexpired Leases to be Rejected” (to be Filed on or before the Annex Filing Date), is rejected to the extent, if any, each constitutes an executory contract or unexpired lease, and without conceding that each constitutes an executory contract or unexpired lease or that the Debtor has any liability under each. Listing a contract or lease on the Schedule of Executory Contracts and Unexpired Leases to be Rejected is not deemed an admission by the Debtor or the Reorganized Debtor that such contract is an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor has any liability thereunder. The Debtor reserves the right at any time before Confirmation to amend the Schedule of Executory Contracts and Unexpired Leases to be Rejected, including to (a) delete any executory contract or unexpired lease listed on such Schedule and provide for its assumption or (b) add any executory contract or unexpired lease to such Schedule, thus providing for its rejection. The Debtor shall provide notice of any amendment of such Schedule to the party to the affected executory contract or unexpired lease, counsel for the Committee and the U.S. Trustee.

      The Confirmation Order shall constitute an order of the Bankruptcy Court approving all such rejections as of the Effective Date. Any proofs of claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be Filed within thirty (30) days after the mailing of notice of Confirmation or be forever barred and unenforceable against the Debtor, the Reorganized Debtor and its assets and barred from receiving any distribution under the Plan. Any such Claims that become Allowed Claims shall be classified in Class 6 of the Plan.

ARTICLE V

MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.     Revesting of Assets and Operations of Property

      Except as otherwise set forth herein or in the Confirmation Order, as of the Effective Date, all property of the Estate shall revest in the Reorganized Debtor free and clear of all claims, liens, encumbrances and other interests of the Holders of Claims or Interests. Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of the property of the Estate or the business of providing wireless personal communications services now conducted by the Debtor shall be vested in the Reorganized Debtor on the Effective Date, and shall thereafter be exercisable and usable by the Reorganized Debtor to the same and fullest extent they would have been exercisable and usable by the Debtor before the Petition Date or the Estate or Debtor in Possession during the Reorganization Case in the absence of the Plan. From and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

B.     Causes of Action

1. Debtor’s Retention of Causes of Action

      Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with the Plan, or in any settlement agreement approved during the Reorganization Case: (1) any and all rights, claims, causes of action, defenses, and counterclaims of or accruing to the Debtor or its Estate shall remain assets of and vest in the Reorganized Debtor, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the Plan, the Schedules, or any other document Filed with the Bankruptcy Court including, without limitation, any claims against Sprint, and (2) neither the Debtor nor the Reorganized Debtor waives, relinquishes, or abandons (nor shall they be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim that constitutes property of the Estate: (a) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the Plan or the Schedules, or any other document Filed with the Bankruptcy Court, (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtor, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense, or counterclaim Filed a proof of claim in the Reorganization Case, Filed a notice of appearance or any other pleading or notice in the Reorganization Case, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the Plan, the Schedules, or any other document Filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Reorganized Debtor’s right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that the Debtor or the Reorganized Debtor has, or may have, as of the Confirmation Date. The Reorganized Debtor may commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims in its sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtor.

C.     Corporate Matters Regarding the Reorganized Debtor

      The Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate entity in accordance with applicable nonbankruptcy law. On the Effective Date or as soon as practicable thereafter, the Reorganized Debtor shall (to the extent necessary) file with the Secretary of State of the State of Delaware in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Restated Corporate Documents. The form of the Restated Corporate Documents shall be Filed as an Annex to the Plan on or before the Annex Filing Date. The Restated Corporate Documents are authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise. On and after the Effective Date, the Restated Corporate Documents shall govern the Reorganized Debtor’s operation, unless amended or modified.

D.     Management of the Reorganized Debtor

1. Board of Directors

      On the Effective Date, the management, control and operation of the Reorganized Debtor shall become the general responsibility of the Board of Directors of the Reorganized Debtor in accordance with Delaware law. The initial Board of Directors of the Reorganized Debtor shall consist of 7 members, 3 of whom are to be approved by Holders of Allowed Class 3 Claims that vote to accept the Plan. On or before the Annex Filing Date, the Debtor shall File with the Bankruptcy Court a schedule setting forth the names of the Persons to be appointed to the Board of Directors of the Reorganized Debtor pursuant to this section.

2. Management

      On or before the Annex Filing Date, the Debtor will File an Annex disclosing such additional information as is necessary to satisfy section 1129(a)(5) of the Bankruptcy Code including (1) the identity and affiliation of any other individual who is proposed to serve as an officer or director of the Reorganized Debtor; (2) the identity of any other insider who will be employed or retained by the Reorganized Debtor; and (3) the compensation for each such individual. As of the Effective Date, the Reorganized Debtor will reserve shares of New Common Stock representing approximately 10% of the New Common Stock to be outstanding immediately following the Effective Date (which 10% employee equity reserve shall include options outstanding as of the date of the Support Agreement that have an exercise price of $5 or less per share, but shall exclude options outstanding as of the date of the Support Agreement that have an exercise price of more than $5 per share). These shares of New Common Stock may be granted in the discretion of the board of directors to officers and employees as compensation and/or incentives in the form of restricted stock grants, options, and other equity securities (the “Stock Incentive Plan”), provided that the terms of any grants to the Reorganized Debtor’s “named executive officers” (as defined in Item 403(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) under, and the amendments to, the Stock Incentive Plan shall be reasonably acceptable to the Holders of a majority of Allowed Class 3 Claims.

E.     Authorization and Issuance of New Stock and New Notes

      On the Effective Date, the Reorganized Debtor will issue an aggregate of 33,041,516 shares of New Common Stock and $160,000,000 in aggregate principal amount of New Notes. All shares of New Common Stock issued pursuant to the Plan will be, upon issuance, fully paid and non-assessable, and the Holders thereof will have no preemptive or other rights to subscribe for additional shares. The Confirmation Order shall provide that the issuance of New Common Stock and New Notes shall be exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with section 1145 of the Bankruptcy Code. As of the Effective Date, the Old Common Stock shall remain outstanding and shall continue to be fully paid and non-assessable.

      The issuance and distribution of the New Common Stock and the New Notes by the Reorganized Debtor in accordance with the Plan is hereby authorized and directed without the need for any further corporate action or authorization under applicable law, regulation, rule, order or otherwise.

F.     Cancellation of Existing Securities and Indebtedness

      Except for the purposes of evidencing a right to distribution under the Plan and except as expressly provided in the Plan or the Confirmation Order, on the Effective Date, the Senior Subordinated Discount Notes, Senior Subordinated Discount Notes Indentures, Instruments and other documents evidencing the Claims classified in Class 3 hereof shall be deemed cancelled and of no further force and effect and any collateral security with respect to such Claims shall be deemed released. Without limiting the generality of the foregoing, on the Effective Date, each of the following shall be deemed cancelled and of no further force and effect:

1. Senior Subordinated Discount Notes;

2. Senior Subordinated Discount Notes Indenture; and

3. Prepetition Collateral Agreements.

provided, however, that the Senior Subordinated Discount Notes Indenture and each Instrument or other agreement that governs the rights of a Holder of a Claim and that is administered by the Senior Subordinated Discount Notes Indenture Trustee shall continue in effect for the purposes of allowing the Senior Subordinated Discount Notes Indenture Trustee to make any distributions on account of such Claims pursuant to the Plan and to perform any other necessary administrative functions with respect thereto. Notwithstanding any provision to the contrary contained in the Plan, distributions on account of the Senior Subordinated Discount Notes shall not be reduced by the amount of the reasonable fees and out-of-pocket expenses incurred by the Indenture Trustee or any undisputed claim for payment by the Senior Subordinated Discount Notes Indenture Trustee (which includes the reasonable fees and out-of-pocket expenses of any professionals retained by the Senior Subordinated Discount Notes Indenture Trustee). In addition, upon the occurrence of the Effective Date, the asserted charging liens of the Senior Subordinated Discount Notes Indenture Trustee shall be released and its sole claims shall be for its reasonable fees and out-of-pocket expenses.

G.     HSR Filings

      To the extent required, on or before the Confirmation Date, the Debtor shall file a notification and report form (the “HSR Filing”) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”). Pursuant to Bankruptcy Code section 363(b)(2)(B), the required waiting period shall end on the 15th day after receipt of the HSR Filing by the specified parties.

H.     Discharge of Debtor and Injunction

      The rights afforded in the Plan and the treatment of all Claims and Interests therein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature, whatsoever, including any interest accrued on such Claims from and after the Petition Date against the Debtor, the Debtor in Possession, or any of its assets. Except as otherwise provided in the Plan or the Confirmation Order, on or after the Effective Date: (i) the Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code whether or not: (a) a proof of claim or proof of interest based on such Claim or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Interest is allowed pursuant to section 502 of the Bankruptcy Code, or (c) the Holder of a Claim or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against the Reorganized Debtor, its successors or their assets any other or future Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

      Except as otherwise provided in the Plan or the Confirmation Order, and in addition to the injunction provided under sections 524(a) and 1141 of the Bankruptcy Code, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged under the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, its successors or their respective assets; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, the Reorganized Debtor, its successors, or their respective assets; (3) creating, perfecting or enforcing any lien or encumbrance against the Debtor, the Reorganized Debtor, its successors or their respective assets;

(4) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due the Debtor, the Reorganized Debtor, its successors or their respective assets; and (5) commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

I.     Limitation of Liability

      Except as otherwise provided in the Plan or the Confirmation Order, neither the Debtor, the Committee, any Support Signatory nor any of their respective officers, directors, members or employees (acting in such capacity), nor any attorney, accountant, financial advisor or other professional person employed by any of them shall have or incur any liability to any Person for any action taken or omitted to be taken in connection with or related to the Reorganization Case, the formulation, preparation, dissemination, solicitation, Confirmation or consummation of the Plan, the Support Agreement, or any other action taken or omitted to be taken in connection with the Plan or the Prepetition Restructuring Efforts; provided that the foregoing provisions of this section I shall have no effect on the liability of any Person that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

J.     Survival of Indemnification and Corporation Contribution

      Notwithstanding anything to the contrary contained in the Plan, the obligations of the Debtor to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who are serving in such capacity on the Petition Date, pursuant to the Corporate Documents, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based on any act or omission related to the service with, for or on behalf of the Debtor shall not be discharged or impaired by Confirmation or consummation of the Plan, but shall survive unaffected by the reorganization contemplated by the Plan.

K.     Effectuating Documents; Further Transactions

      The Debtor or the Reorganized Debtor (as the case may be) shall be authorized to execute, deliver, file, or record such contracts, Instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or any assistant secretary of the Debtor or the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

L.     Exemption from Certain Transfer Taxes

      Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing Instruments or other documents without the payment of any such tax or governmental assessment.

M.     Objections to Claims and Interests

      Except as otherwise provided in this Plan and except for Claims and Interests Scheduled in a specific amount as being unliquidated, undisputed and not contingent, any Person wishing to assert, or dispute the Scheduled amount of, a Claim or Interest must file a proof of claim or proof of interest (as appropriate)

with the Bankruptcy Court within the Bar Date established by the Bankruptcy Court. The Debtor will ask the Bankruptcy Court to require that proofs of claims and proofs of interest (as appropriate) must be filed on or before the date which is ten (10) days before the date of the initially scheduled confirmation hearing; except as otherwise provided by section 502(b)(9) of the Bankruptcy Code. Should a proof of claim or proof of interest (as appropriate) be required to be filed in respect of a Claim or Interest, but is not filed by the applicable bar date as established in a Bar Date Order by the Bankruptcy Court, such Claim or Interest shall be forever barred and may not thereafter be asserted against the Debtor, the Reorganized Debtor, or their assets. If the Bankruptcy Court does not approve the proposed bar date, the Debtor reserves the right to seek approval to establish an alternative bar date, possibly after the date of the Confirmation Hearing, or to dispense with any bar date and resolve disputes as they arise in the ordinary course.

      Except as otherwise provided for Professional Fee Claims and Administrative Claims under Article III.A.1.B.2 hereof, and as otherwise ordered by the Bankruptcy Court, objections to Claims and Interests shall be Filed by the Debtor or Reorganized Debtor and served upon the Holder of such Claim or Interest, as applicable, on or before the later of (1) ninety (90) days after the Effective Date, and (2) sixty (60) days after a proof of claim or interest is Filed, or such longer period as the Bankruptcy Court orders, after notice and a hearing. Nothing in this section shall be construed to extend the applicable bar date or dates for the Filing of proofs of claims or interests, or requests for payment in these cases, or to make timely any proof of claim or interest, or request for payment Filed after the applicable bar date.

N.     Payment of Statutory Fees

      On or before the Effective Date, all fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid to the U.S. Trustee, in Cash.

O.     Support Agreement Fees

      Pursuant to the Support Agreement, on the Effective Date, the Reorganized Debtor shall reimburse each Support Signatory for reasonable out-of-pocket fees and expenses incurred prior to the Effective Date, including fees and disbursements of counsel.

P.     Registration Rights

      On the Effective Date, one of the Holders of Senior Subordinated Discount Notes that is a party to the Support Agreement will hold approximately 12% of the New Common Stock. Consequently, such Holder has requested, and the Debtor has agreed to use its reasonable best efforts to file and maintain the effectiveness of a shelf registration statement to permit such Holder’s resale of New Common Stock and New Notes.

ARTICLE VI

DISTRIBUTIONS

A.     Distribution Record Date

      As of the close of business on the Distribution Record Date, the various transfer and claims registers for each of the Classes of Claims or Interests as maintained by the Debtor, its respective agents, or the Senior Subordinated Discount Notes Indenture Trustee shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests. The Debtor shall have no obligation to recognize any transfer of the Claims or Interests occurring after the close of business on the Distribution Record Date. The Debtor and the Senior Subordinated Discount Notes Indenture Trustee shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers and claims register as of the close of business on the Distribution Record Date, to the extent applicable.

B.     Satisfaction of Claims or Interests

      Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims or Allowed Interests shall be in complete settlement, satisfaction and discharge of such Allowed Claims or Allowed Interests.

C.     Waiver of Subordination

      The distributions under the Plan take into account the relative priority of the Claims and Interests in each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions to the Holders of Claims and Interests shall not be subject to levy, garnishment, attachment, or other legal or equity process by any Holder of Claims or Interests purportedly senior to the Claims or Interests of the Holder of other Claims and Interests, by reason of contractual subordination rights. On the Effective Date, all Holders of Claims shall be deemed to have waived any and all contractual subordination rights they may have with respect to such distribution, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Holders of Claims and Interests from enforcing or attempting to enforce any such rights with respect to distributions under the Plan.

D.     Disbursing Agent

      The Reorganized Debtor, or such other Person as the Reorganized Debtor may employ, shall act as the Disbursing Agent under the Plan and make all distributions required under the Plan. Unless otherwise required, the Disbursing Agent shall serve without bond. In the event the Reorganized Debtor serves as the Disbursing Agent, it shall do so without charging fees, but shall be entitled to be reimbursed for reasonable expenses. Any other Person serving as the Disbursing Agent shall be entitled to customary and reasonable fees and expenses for performing such services.

E.     Rights and Powers of Disbursing Agent

1. Powers of the Disbursing Agent

      The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, Instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred on or After the Effective Date

      Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor.

F.     Surrender of Instruments

      Unless otherwise provided herein, as a condition to receiving any distribution under the Plan, each Holder of a Claim or Interest represented by an Instrument, including Senior Subordinated Discount Notes and stock certificates, may be required to surrender such Instrument held by it to the Disbursing Agent or its designee accompanied by a letter of transmittal; provided, however, that holders of Class 7 Interests are not required to surrender their stock certificates. Any Holder that fails to (i) surrender such

Instrument or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan in respect of such Claim or Interest. Any distribution so forfeited shall become the sole and exclusive property of the Reorganized Debtor.

G.     Delivery of Distributions

      Unless otherwise provided herein, all distributions to any Holder of an Allowed Claim or Allowed Interest, shall be made at the address of such Holder as set forth on the Schedules Filed with the Bankruptcy Court or on the books and records of the Debtor or its agents, unless the Debtor has been notified, in advance, in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such Holder that contains an address for such Holder different from the address reflected on such Schedules for such Holder. In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has been notified of the then current address of such Holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of two years from the later of (i) the Effective Date and (ii) the date such Holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the Claim or Interest of any other Holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtor and the Disbursing Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim or Allowed Interest other than by reviewing their books and records (including any proofs of claim Filed against the Debtor).

H.     Distribution of New Common Stock and New Notes

      All distributions of New Common Stock and New Notes made under the Plan in respect to the Senior Subordinated Discount Notes will be made to the Senior Subordinated Discount Notes Indenture Trustee, which, in turn, will distribute such property pursuant to the Senior Subordinated Discount Notes Indenture. As a condition of receiving any distribution as provided herein, each Holder of the Senior Subordinated Discount Notes must surrender any Instruments or certificates representing or evidencing such Senior Subordinated Discount Notes held by each such Holder to the Senior Subordinated Discount Notes Indenture Trustee accompanied by a letter of transmittal in a form to be designated by the Debtor. The Senior Subordinated Discount Notes Indenture Trustee will cancel and destroy each such Instrument or certificate, and then promptly certify to the Reorganized Debtor the destruction of each such Instrument or certificate in accordance with the terms of the Senior Subordinated Discount Notes Indenture. Any Holder that fails to (a) surrender such Instrument or certificate, or (b) execute and deliver an affidavit of loss and/ or indemnity reasonably satisfactory to the respective Indenture Trustee before the first anniversary of the Effective Date will be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan in respect of such Claims. Any distribution so forfeited will become the sole and exclusive property of the Reorganized Debtor.

      Following distribution by the Senior Subordinated Discount Notes Indenture Trustee of the New Common Stock and New Notes received in accordance with the Plan pursuant to the Senior Subordinated Discount Notes Indenture, and following the cancellation and certification of the destruction of the Instruments or certificates as provided above, the Senior Subordinated Discount Notes Indenture Trustee and its agents will be relieved of, and released from, all obligations associated with the Senior Subordinated Discount Notes arising under the Senior Subordinated Discount Notes Indenture or under other applicable agreements or law and the Indentures will be deemed to be discharged.

      On the Effective Date, or as soon thereafter as is practicable, the Debtor will pay, in Cash, the amounts incurred, pursuant to the Senior Subordinated Discount Notes Indenture, to the Senior

Subordinated Discount Notes Indenture Trustee, together with its agents and attorneys, including reasonable fees and expenses and costs and expenses of collection, including, but not limited to, reasonable attorneys’ fees.

I.	Manner of Payment Under Plan of Reorganization

      Except as specifically provided herein, at the option of the Debtor or the Reorganized Debtor, as the case may be, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

J.     Fractional Shares

      No fractional shares of New Common Stock will be issued. For purposes of Plan distributions, fractional shares of New Common Stock shall be rounded down to the next whole number or zero, as applicable. Neither the Debtor, the Reorganized Debtor nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock.

K.     Compromise of Controversies

      Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtor. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan of Reorganization, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. This Section K does not apply to any claims or causes of action retained by the Reorganized Debtor in this Plan or in the Proxy Statement.

L.     Exemption from Securities Laws

      The issuance of the New Common Stock and New Notes pursuant to the Plan shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

M.     General Unsecured Claims

      Notwithstanding the contents of the Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtor prior to the Distribution Record Date, including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Schedules, such Schedules are hereby amended and reduced to reflect that such payments were made. Nothing in the Plan shall preclude the Reorganized Debtor from paying Claims that the Debtor was authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

N.     Disputed Claims and Disputed Interests

1. No Distributions

      No payment or distribution will be made with respect to all or a portion of any Disputed Claim or Disputed Interest until such Claim or Interest is an Allowed Claim or Allowed Interest.

2. Disputed Reserve

      Notwithstanding any other provision of this Plan, the Disbursing Agent shall withhold from the property to be distributed under this Plan on account of any Disputed Claim or Disputed Interest and shall place in the Disputed Reserve the amount of Cash or New Common Stock or New Notes that would be distributed on account of the “face amount” of such Disputed Claims or Disputed Interests as of the Distribution Date. For purposes of this provision, the “face amount” of a Claim or Interest is the liquidated amount set forth on the proof of the claim or interest, or if no proof of the claim or interest has been Filed, the amount of the Claim or Interest Scheduled as not being disputed, contingent, or unliquidated. In the case of any Disputed Claim or Disputed Interest that is filed in an unliquidated or undetermined amount, the Bankruptcy Court shall, upon motion by the Reorganized Debtor, or such other party or parties as might have standing therefor, determine an amount sufficient to withhold and reserve with respect to such Claim or Interest and may estimate the likely maximum amount of the Claim or Interest in order to make such determination. Any Holder whose Claim or Interest is so estimated shall not have recourse to the Reorganized Debtor, any assets theretofore distributed on account of any Allowed Claim or Allowed Interest, any other Disputed Reserve, or any other Person or property if the finally allowed Claim or Interest of such Holder exceeds that maximum. Instead, such Holder shall have recourse only to undistributed assets in the Disputed Reserve that were allocated in such Disputed Reserve for the Claim of that Holder.

      To the extent practicable, the Disbursing Agent shall invest any Cash in the Disputed Reserve in any manner permitted by section 345 of the Bankruptcy Code or any order of the Bankruptcy Court that has established investment guidelines for funds of the Estate, or any further order of the Bankruptcy Court.

3. Distribution on Disputed Claims or Disputed Interests

      The property in the Disputed Reserve shall be distributed on account of the Disputed Claims or Disputed Interests as those claims become Allowed Claims or Allowed Interests by a Final Order. Beginning on the date that is sixty (60) days after the Effective Date, and every sixty (60) days thereafter until all Disputed Claims and Disputed Interests are resolved, the Disbursing Agent shall make a distribution to each Holder of a Disputed Claim or Disputed Interest whose claim became an Allowed Claim or Allowed Interest in the preceding sixty (60) days; provided that the Holder of a Disputed Claim or Disputed Interest whose Claim or Interest has been individually estimated and reserved as provided for in section N.2, above, shall have its distribution limited to the amount reserved in its specific Disputed Reserve for that Disputed Claim or Disputed Interest. As part of the distribution described in the preceding sentence, the Disbursing Agent shall deliver to the Reorganized Debtor all property that was held in the Disputed Reserve on account of the Disputed Claims or Disputed Interests that were resolved in the preceding sixty (60) days to the extent that the amounts reserved on account of such Claims or Interests exceed the eventually allowed amounts of such Claims or Interests.

      Any property in the Disputed Reserve remaining after the resolution of all disputes over the allowance of Claims or Interests in such Class, including the remaining net return yielded from the investment of any Cash in the Disputed Reserve, shall be returned to the Reorganized Debtor.

      Any and all retiree benefits, as that term is defined in 11 U.S.C. § 1114, shall continue to be paid after the Effective Date, at the level established pursuant to subsection (e)(1)(B) or (g) of 11 U.S.C. § 1114, at any time prior to confirmation of the Plan, for the duration of the period the Debtor has obligated itself to provide such benefits.

ARTICLE VII

MISCELLANEOUS PROVISIONS

A.     Retention of Jurisdiction

      Following Confirmation of the Plan, the Bankruptcy Court shall retain such jurisdiction as is legally permissible after Confirmation, including, without limitation, for the following purposes:

1. To determine the allowability, amount, classification, or priority of Claims upon objection by the Debtor or the Reorganized Debtor, as the case may be;

2. To construe and to take any action to execute and enforce the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance, and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Reorganization Case on or before the Effective Date;

3. To rule on any and all Professional Fee Claims for periods before the Effective Date;

4. To rule on any other request for payment of any Administrative Claim;

5. To resolve any dispute regarding the implementation, execution, performance, consummation, or interpretation of the Plan;

6. To resolve all applications, adversary proceedings, contested matters, and other litigated matters instituted on or before the Effective Date;

7. To determine such other matters and to perform other functions as may be provided in the Confirmation Order;

8. To modify the Plan under section 1127 of the Bankruptcy Code, to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;

9. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person; and

10. To issue such orders in aid of execution of the Plan and the Confirmation Order, notwithstanding any otherwise applicable nonbankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code.

B.     Successors and Assigns

      The rights, benefits and obligations of any Person named or referred to in the Plan are binding on, and will inure to the benefit of, any permitted heirs, executors, administrators, successors or assigns of such Person.

C.     Amendment, Modification and Severability

      1. The Plan may be amended or modified before the Effective Date by the Debtor to the extent provided by section 1127 of the Bankruptcy Code, and in accordance with the Support Agreement.

      2. The Debtor reserves the right to modify or amend the Plan upon a determination by the Bankruptcy Court that the Plan, as it is currently drafted, is not confirmable pursuant to section 1129 of the Bankruptcy Code. To the extent such a modification or amendment is permissible under section 1127 of the Bankruptcy Code without the need to resolicit acceptances, the Debtor reserves the right to sever any provisions of the Plan that the Bankruptcy Court finds objectionable.

D.     Revocation of the Plan

      The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan, or if Confirmation does not occur, then the Plan, including any settlement or compromise embodied in the Plan and any assumption or rejection of any executory contract or unexpired lease, will be null and void. In that event, nothing contained in the Plan or in any letter of transmittal or ballot shall be deemed to: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor; or (2) prejudice in any manner the rights of the Debtor in any further proceedings.

E.     Dissolution of Committee

      On the Effective Date, the Committee, if any, shall dissolve and the members of the Committee shall be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Reorganization Case, except with respect to any appeal of any Order.

F.     No Admissions

      Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any claim.

ARTICLE VIII

CONDITIONS TO THE EFFECTIVE DATE

A.     Conditions

      The Effective Date of the Plan shall not occur unless and until each of the conditions set forth below has been satisfied or duly waived:

1. The Confirmation Order is a Final Order;

2. Any waiting period applicable to the consummation of the Plan and occurrence of the effective date under the HSR Act shall have expired or be terminated; and

3. The Support Agreement conditions have been satisfied.

B.     Waiver of Conditions

      Only the Debtor may waive condition VIII.A.1. in its sole and absolute discretion, by filing a written waiver. Condition VIII.A.3. may be waived by the persons having such rights under, and in accordance with, the Support Agreement, by filing a written waiver.

C.     Failure to Satisfy Conditions

      The Effective Date must occur on or before the later of: (1) September 1, 2004; or (2) such other date as is agreed to by the Debtor and the Committee, and if it does not occur, the Confirmation Order shall automatically be vacated. If the Confirmation Order is automatically vacated, the Plan and the Confirmation Order shall be deemed null and void, of no force or effect and shall not be used by any party for any purpose and nothing in the Plan or the Confirmation Order shall prejudice or constitute a waiver or release of any right, claim or remedy by or against the Debtor or any other party.

ARTICLE IX

CONFIRMATION REQUEST

      The Debtor requests Confirmation of the Plan under Bankruptcy Code section 1129. If any Impaired Class does not accept the Plan pursuant to Bankruptcy Code section 1126, the Debtor requests

Confirmation pursuant to Bankruptcy Code section 1129(b). In that event, the Debtor reserves the right to modify the Plan to the extent (if any) that Confirmation of the Plan under Bankruptcy Code section 1129(b) requires modification.

      Respectfully submitted this 14th day of January, 2004.

AIRGATE PCS, INC.

By:

Name:

Title:

MCKENNA LONG & ALDRIDGE LLP

J. Michael Levengood
Georgia Bar No. 447934
David N. Stern
Georgia Bar No. 680301
303 Peachtree Street N.E., Suite 5300
Atlanta, Georgia 30308
(404) 527-4000

-and-

WINSTON & STRAWN LLP

Robert F. Wall
35 West Wacker Drive, Suite 4200
Chicago, Illinois 60601
(312) 558-5600

Counsel for AirGate PCS, Inc.

DELIVERY OF PROXIES AND MASTER BALLOTS

      Proxies should be sent or delivered to Georgeson Shareholder Communications Inc., the voting agent and the information agent, at its address set forth below.

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor
New York, New York 10004
Telephone: (866) 257-5415
Banks and Brokers (collect): (212) 440-9800

      Questions and requests for assistance or for additional copies of this proxy statement, the proxy and forms of ballots may also be directed to Georgeson Shareholder Communications Inc. at its address set forth above.

APPENDIX 1

FORM OF PROXY

AIRGATE PCS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS

SPECIAL MEETING OF SHAREOWNERS

February, 12, 2004

The undersigned shareowner(s) of AirGate PCS, Inc., a Delaware corporation (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Thomas M. Dougherty, William H. Seippel and Mary Love Sullenberger, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) each of them, to represent the undersigned and to vote as designated below, and in their discretion, all shares of common stock of the Company that the undersigned is entitled to vote at the Special Meeting of Shareowners of the Company to be held at SunTrust Plaza 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia, on February 12, 2004 at 9:00 a.m., Eastern Standard Time, and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals, as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.

1	The issuance, in connection with the restructuring transactions, of an aggregate of 56% of the shares of the Company’s common stock to be issued and outstanding immediately after the financial restructuring (33,041,516 shares of our common stock based on the number of currently outstanding shares, without giving effect to the reverse stock split).

The Board of Directors Recommends a Vote FOR Proposal 1.	☐ For ☐ Against ☐ Abstain

2	The amendment and restatement of the Company’s amended and restated certificate of incorporation to implement the reverse stock split and reduce the authorized shares under the Company’s amended and restated certificate of incorporation.

The Board of Directors Recommends a Vote FOR Proposal 2.	☐ For ☐ Against ☐ Abstain

3	The amendment and restatement of the 2002 AirGate PCS, Inc. Long-Term Incentive Plan to, among other things, increase the number of shares of common stock available and reserved for issuance under the 2002 AirGate PCS, Inc. Long-Term Incentive Plan to 6,025,000 (pre-split) shares, add additional forms of stock-based compensation that may be issued and make other changes to the plan and approve the grant of 575,000 performance-vested restricted stock units and 1,725,000 stock options to certain of the Company’s executives immediately upon completion of the financial restructuring.

The Board of Directors Recommends a Vote FOR Proposal 3.	☐ For ☐ Against ☐ Abstain

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREOWNER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS LISTED ABOVE BUT WILL NOT BE CONSIDERED A VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

IN ADDITION, THE PERSONS NAMED AS PROXIES HEREIN SHALL HAVE AUTHORITY TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING TO ANOTHER TIME OR PLACE FOR THE PURPOSES OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL.

Please read and review the Prepackaged Plan and the form of ballot, which accompanies this proxy statement.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE OF SHAREOWNER	DATE:

SIGNATURE OF SHAREOWNER	DATE:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

APPENDIX 2

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS CONTAINED IN THE MATERIALS MAILED WITH THIS BALLOT.

AIRGATE PCS, INC.

Harris Tower
233 Peachtree St., NE, Suite 1700
Atlanta, Georgia 30303

Tax ID No. 58-2422929

MASTER BALLOT FOR ACCEPTING OR REJECTING

PREPACKAGED PLAN OF REORGANIZATION
OF
AIRGATE PCS, INC.
TO BE FILED UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
MASTER BALLOT FOR VOTING
COMMON STOCK, PAR VALUE $0.01 PER SHARE
CUSIP #009367 10 3

THE VOTING DEADLINE BY WHICH YOUR MASTER BALLOT MUST BE RECEIVED BY THE VOTING AGENT IS 9:00 A.M., NEW YORK CITY TIME ON FEBRUARY 12, 2004. IF YOUR MASTER BALLOT IS NOT RECEIVED ON OR BEFORE THE VOTING DEADLINE, THE VOTES OF YOUR BENEFICIAL OWNERS REPRESENTED BY YOUR MASTER BALLOT WILL NOT BE COUNTED.

      This master ballot (the “Master Ballot”) is to be used by you — as a broker, bank, or other nominee; or as the agent of a broker, bank, or other nominee (each of the foregoing, a “Nominee”); or as the proxy holder of a Nominee or beneficial owner — for beneficial owners(1) (the “Beneficial Owners”) of the common stock, par value $0.01 per share (the “Common Stock”) issued by AirGate PCS, Inc. (the “Company”), to transmit such Beneficial Owners’ votes to accept or reject the Chapter 11 plan of reorganization (the “Plan”), described in the Company’s Proxy Statement, dated January 14, 2004 (the “Proxy Statement”), provided to you, which accompanies the Master Ballot. The Plan is Annex E to the Proxy Statement. Before you transmit the votes of your Beneficial Owners, please review the Proxy Statement carefully, particularly the voting procedures described in the section entitled “Prepackaged Plan.”

      The Plan can be confirmed by the Bankruptcy Court and thereby made binding on creditors and interest holders if it is accepted by the holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims in each class of claims entitled to vote on the Plan that actually vote on the Plan and if it is accepted by the holders of at least two-thirds in amount of equity interests in each class of interests entitled to vote on the Plan that actually vote on the Plan. If any class of claims or interests rejects the Plan or is deemed to reject the Plan, the Bankruptcy Court may nevertheless confirm the Plan if the Bankruptcy Court finds (i) that at least one class of claims that is impaired has accepted the Plan and (ii) that the Plan accords fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of 11 U.S.C. § 1129(b).

      PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY. COMPLETE, SIGN, AND DATE THIS MASTER BALLOT AND RETURN IT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE OF 9:00 A.M.,

      (1)For purposes of completing this Master Ballot, the term “beneficial owner(s)” also includes entitlement holder(s) under Article 8 of the Uniform Commercial Code.

NEW YORK CITY TIME, ON FEBRUARY 12, 2004. IF THIS MASTER BALLOT IS NOT COMPLETED, SIGNED, AND TIMELY RECEIVED BY THE VOTING DEADLINE, THE VOTES TRANSMITTED BY THIS MASTER BALLOT WILL NOT BE COUNTED.

      [Master Ballot Code]

      Item 1.     Certification of Authority to Vote. The undersigned certifies that as of the January 12, 2004 voting record date, the undersigned (please check applicable box):

☐	Is a broker, bank, or other Nominee for the Beneficial Owners of the aggregate number of shares of Common Stock listed in Item 2 below, and is the registered holder of such securities, or

☐	Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a bank, broker, or other Nominee that is the registered holder of the aggregate number of shares of Common Stock listed in Item 2 below, or

☐	Has been granted a proxy (an original of which is annexed hereto) from a broker, bank, or other Nominee, or a Beneficial Owner, that is the registered holder of the aggregate number of shares of Common Stock listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Owners of the Common Stock described in Item 2 below.

      Item 2.     Class 7 (Common Stock Interests) Vote. The undersigned transmits the following votes of Beneficial Owners in respect of their Class 7 Common Stock Interests, and certifies that the following Beneficial Owners of Common Stock, as identified by their respective customer account numbers set forth below, are beneficial owners of such securities as of the January 12, 2004 voting record date and have delivered to the undersigned, as Nominee, Ballots casting such votes. (Indicate, in the appropriate column, the aggregate number of shares of Common Stock voted for each account, or attach such information to this Master Ballot, in the form of the following table. Please note that each Beneficial Owner must vote all of his, her or its Class 7 Interests either to accept or reject the Plan and may not split such vote.)

	Your Customer Account Number for Each Beneficial Owner of Common Stock	Name of Each Beneficial Owner	Tax ID of Each Beneficial Owner	Aggregate Number of Shares of Common Stock Voted to ACCEPT the Plan (if applicable)	Aggregate Number of Shares of Common Stock Voted to REJECT the Plan (if applicable)
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
Total

      Item 3.     Certification. By signing this Master Ballot, the undersigned certifies that each Beneficial Owner of Common Stock listed in Item 2 above whose votes are being transmitted by this Master Ballot has been provided with a copy of the Proxy Statement, including the exhibits thereto, and acknowledges that the solicitation of votes to accept or reject the Plan is subject to all the terms and conditions set forth in the Proxy Statement.

      This Master Ballot may not be used for any purpose other than for casting votes to accept or reject the Plan.

Name of Broker, Bank or Other Nominee:

(Print or Type)

Name of Proxy Holder or Agent for Broker, Bank, or Other Nominee (if applicable):

(Print or Type)

Name of Voter:

(Print or Type)

Social Security or Federal Tax I.D. No.:

                                           (If Applicable)

Signature:

By:

    (If Appropriate)

Title:

Street Address:

City, State, Zip Code:

Telephone Number:

Date Completed:

VOTING DEADLINE

THIS MASTER BALLOT MUST RECEIVED BY THE VOTING AGENT, BEFORE 9:00 A.M., NEW YORK CITY TIME, ON FEBRUARY 12, 2004 FOR THE VOTES TRANSMITTED HEREBY TO BE COUNTED.

ADDITIONAL INFORMATION

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE COMMON STOCK MASTER BALLOT, THE COMMON STOCK BALLOT OR THE OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT AT (866) 257-5415.

INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

      The Company is soliciting your customers’ votes on the Prepackaged Plan described in and attached as Annex “E” to the Proxy Statement accompanying this Master Ballot. Please review the Plan and Proxy Statement carefully before you complete this Master Ballot. Unless otherwise defined, capitalized terms used herein and in the Ballot have the meanings ascribed to them in the Plan.

VOTING DEADLINE:

      The Voting Deadline is 9:00 a.m., New York City Time, on February 12, 2004, unless extended by the Company (the “Voting Deadline”). To have the votes of your customers count, you must complete, sign and return this Master Ballot so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.

HOW TO VOTE:

      1. If you are both the registered or record holder and Beneficial Owner of any shares of Common Stock and you wish to vote such Common Stock, you may complete, execute, and return to the Voting Agent either a Common Stock Ballot or a Common Stock Ballot.

      2. If you are transmitting the votes of any Beneficial Owners of Common Stock other than yourself, you may either:

(a) deliver the Ballot to each Beneficial Owner for whom you hold Common Stock, along with the Proxy Statement and other materials requested to be forwarded (collectively, the “Solicitation Package”) and take any action required to enable each such Beneficial Owner to (i) complete and execute such Ballot voting to accept or reject the Plan and (ii) return the completed, executed Ballot to you in sufficient time to enable you to complete the Master Ballot and deliver it to the Voting Agent before the Voting Deadline;

OR

(b) prevalidate the Ballot contained in the Solicitation Package (by signing that Ballot and by indicating on that Ballot the record holder of the Common Stock voted, the principal amount, and the appropriate account numbers through which the Beneficial Owners’ holdings are derived) and then forward the Solicitation Package to the Beneficial Owners of the Common Stock for voting so that the Beneficial Owners may return the completed Ballots directly to the Voting Agent in the return envelopes provided in the Solicitation Package.

      With regard to any Ballots returned to you, you must properly (1) execute the Master Ballot so as to reflect the voting instructions given to you in the Ballots by the Beneficial Owners for whom you hold Common Stock and (2) forward such Master Ballots to the Voting Agent.

      3. To complete the Master Ballot properly, take the following steps:

a. Check the appropriate box in Item 1 on the Master Ballot;

b. Provide appropriate information for each of the items on the Master Ballot Vote to accept (for) or reject (against) the Plan for the Common Stock held by you as the Nominee or proxy holder on behalf of the Nominee or the Beneficial Owners. Please provide information for each individual Beneficial Owner for whom you are voting Common Stock in your name. If you are unable to disclose the identity of such Beneficial Owners, please use the customer account number assigned by you to each such Beneficial Owner or, if no such customer account number exists, please use the sequential numbers provided (making sure to retain a separate list of each Beneficial Owner and his, her, or its assigned sequential number). IMPORTANT: BENEFICIAL OWNERS MAY NOT SPLIT THEIR VOTES. EACH BENEFICIAL OWNER MUST VOTE ALL HIS, HER OR ITS COMMON STOCK EITHER TO ACCEPT OR TO REJECT THE PLAN. IF ANY BENEFICIAL OWNER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT THE VOTING AGENT IMMEDIATELY. Any Ballot or Master Ballot that is validly executed but that does not indicate acceptance or rejection of the Plan by the indicated Beneficial Owner or that impermissibly attempts to split a vote will not be counted;

c. Review the certification in Item 3 of the Master Ballot;

d. Sign and date your Master Ballot, and provide the remaining information requested;

e. If additional space is required to respond to any item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item of the Master Ballot to which you are responding;

f. Contact the Voting Agent to arrange for delivery of the completed Master Ballot to its offices; and

g. Deliver your completed, executed Master Ballot so that it is actually received by the Voting Agent on or before the Voting Deadline. For each completed, executed Common Stock Ballot returned to you by a Beneficial Owner, either forward such Ballot (along with your Master Ballot) to the Voting Agent or retain such Common Stock Ballot in your files for one year from the Voting Deadline.

PLEASE NOTE:

      This Master Ballot is not a letter of transmittal and may not be used for any other purpose than to cast votes to accept or reject the Plan. Holders should not surrender certificates representing their securities. The Voting Agent will not accept delivery of any such certificates or Common Stock surrendered together with this Master Ballot.

      No Ballot or Master Ballot shall constitute or be deemed to constitute (a) a proof of claim or equity interest or (b) an assertion of a claim or equity interest or (c) an admission by the Company of the nature, validity, or amount of any claim or equity interest.

      No fees or commissions or other remuneration will be payable to any broker, dealer or other person for soliciting Ballots accepting the Plan. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the Ballots and other enclosed materials to your clients who are beneficial owners of the Common Stock.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY OR THE VOTING AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN, EXCEPT FOR THE STATEMENTS CONTAINED IN THE ENCLOSED DOCUMENTS.

IF YOU HAVE ANY QUESTIONS REGARDING THIS COMMON STOCK MASTER BALLOT, OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE COMMON STOCK MASTER BALLOT, THE COMMON STOCK BALLOT, PROXY STATEMENT OR OTHER RELATED MATERIALS, PLEASE CALL THE VOTING AGENT AT (866) 257-5415.

APPENDIX 3

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS CONTAINED IN THE MATERIALS MAILED WITH THIS BALLOT.

AIRGATE PCS, INC.

Harris Tower
233 Peachtree St., NE, Suite 1700
Atlanta, Georgia 30303

Tax ID No. 58-2422929

BALLOT FOR ACCEPTING OR REJECTING

PREPACKAGED PLAN OF REORGANIZATION
OF
AIRGATE PCS, INC.
TO BE FILED UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
BALLOT FOR VOTING
COMMON STOCK, PAR VALUE $0.01 PER SHARE
CUSIP # 009367 10 3

      If you are a beneficial owner of common stock, par value $0.01 per share (the “Common Stock”) issued by AirGate PCS, Inc. (the “Company”), please use this Ballot to cast your vote to accept or reject the Chapter 11 plan of reorganization (the “Plan”), which is being proposed by the Company. The Plan is Annex E to the Proxy Statement, dated January 14, 2004 (the “Proxy Statement”), which accompanies this Ballot.

      The Plan can be confirmed by the Bankruptcy Court and thereby made binding on creditors and interest holders if it is accepted by the holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims in each class of claims entitled to vote on the Plan that actually vote on the Plan and if it is accepted by the holders of at least two-thirds in amount of equity interests in each class of interests entitled to vote on the Plan that actually vote on the Plan. If any class of claims or interests rejects the Plan or is deemed to reject the Plan, the Bankruptcy Court may nevertheless confirm the Plan if the Bankruptcy Court finds (i) that at least one class of claims that is impaired has accepted the Plan and (ii) that the Plan accords fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of 11 U.S.C. § 1129(b).

PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY AND RETURN YOUR BALLOT IN THE ENVELOPE PROVIDED.

THE VOTING DEADLINE IS 9:00 A.M., NEW YORK CITY TIME, ON FEBRUARY 12, 2004.

IF YOUR RETURN ENVELOPE IS ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ADDITIONAL TIME FOR YOUR VOTE TO BE PROCESSED BY THE NOMINEE AND VOTED ON A MASTER BALLOT PRIOR TO THE VOTING DEADLINE.

IMPORTANT

YOU SHOULD REVIEW THE PROXY STATEMENT AND THE PLAN BEFORE YOU VOTE. YOU MAY WISH TO SEEK LEGAL ADVICE CONCERNING THE PLAN AND YOUR CLASSIFICATION AND TREATMENT UNDER THE PLAN. YOUR COMMON STOCK INTERESTS HAVE BEEN PLACED IN CLASS 7 UNDER THE PLAN.

PLEASE READ CAREFULLY AND FOLLOW THE ATTACHED INSTRUCTIONS ON RETURNING YOUR BALLOT. THE VOTING DEADLINE BY WHICH YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT IS 9:00 A.M., NEW YORK TIME, ON FEBRUARY 12, 2004, OR THE VOTE REPRESENTED BY YOUR BALLOT WILL NOT BE COUNTED. IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE VOTING AGENT AT (866) 257-5415. IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR FINANCIAL INSTITUTION PLEASE ALLOW SUFFICIENT TIME FOR YOUR FINANCIAL INSTITUTION TO PROCESS YOUR VOTE.

      DO NOT RETURN ANY SECURITIES WITH THIS BALLOT. This Ballot is not a letter of transmittal and may not be used for any purposes other than to cast votes to accept or reject the Plan.

      [Ballot Code]

      You may receive multiple mailings containing Ballots, especially if you own your Common Stock through more than one bank, broker, other intermediary, or agent thereof (each, a “Nominee”). You should vote each Ballot that you receive for all of the Common Stock that you beneficially own.

      You must provide all of the information requested by this Ballot. Failure to do so may result in the disqualification of your vote.

HOW TO VOTE

1.	COMPLETE ITEM 1 (if not already filled out by your Nominee) AND ITEM 2

2.	REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 3.

3.	SIGN THE BALLOT (unless your Ballot has already been signed or “prevalidated” by your Nominee).

4.	RETURN THE BALLOT IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE (if the enclosed envelope is addressed to your Nominee, make sure your Nominee receives your Ballot in time to submit it before the Voting Deadline).

5.	YOU MUST VOTE ALL YOUR COMMON STOCK EITHER TO ACCEPT OR TO REJECT THE PLAN AND YOU MAY NOT SPLIT YOUR VOTE.

      Item 1. Aggregate Number of Shares of Common Stock Voted. The undersigned hereby certifies that as of January 12, 2004, the undersigned was either the beneficial owner (or authorized signatory for a beneficial owner), or the Nominee of a beneficial owner, of the following aggregate number of shares of Common Stock (insert number in box below). If your shares of Common Stock are held by a Nominee on your behalf and you do not know the number of shares, please contact your Nominee immediately.

      Item 2. Vote on Plan. The beneficial owner of the Common Stock identified in Item 1 votes as follows (check one box only — if you do not check a box or if you check more than one box your vote will not be counted):

                ☐ to ACCEPT (votes FOR) the Plan.      ☐ to REJECT (votes AGAINST) the Plan.

      Item 3. Certification. By returning this Ballot, the beneficial owner of the Common Stock identified in Item 1 hereby certifies that it (a) has full power and authority to vote to accept or reject the Plan with respect to the Common Stock listed in Item 1, (b) was the beneficial owner of the Common Stock described in Item 1 to which this Ballot pertains on January 12, 2004, and (c) has received a copy of the Proxy Statement (including the exhibits thereto) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Proxy Statement.

Name of Holder:

(Print or Type)

Social Security or Federal Tax I.D. No.:

Signature:

Name of Signatory:

(If Other Than Holder)

By:

(If Appropriate)

Title:

Street Address:

City, State, Zip Code:

Telephone Number:

Date Completed:

      No fees, commissions, or other remuneration will be payable to any broker, dealer, or other person for soliciting votes on the Plan. This Ballot shall not constitute or be deemed a proof of claim or equity interest or an assertion of a claim or equity interest.

YOUR VOTE MUST BE FORWARDED IN AMPLE TIME FOR YOUR VOTE TO BE RECEIVED BY THE VOTING AGENT, BY 9:00 A.M., NEW YORK CITY TIME, ON FEBRUARY 12, 2004, OR YOUR VOTE WILL NOT BE COUNTED. IF THE ENCLOSED ENVELOPE IS ADDRESSED TO YOUR NOMINEE, MAKE SURE YOUR NOMINEE RECEIVES YOUR BALLOT IN TIME TO SUBMIT IT BEFORE THE VOTING DEADLINE.

      IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED A COMMON STOCK BALLOT OR ADDITIONAL COPIES OF THE PROXY MATERIALS, OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT AT (866) 257-5415.

INSTRUCTIONS FOR COMPLETING THE COMMON STOCK BALLOT

      The Company is soliciting your vote on its proposed Plan, described in and attached as Annex E to the Proxy Statement accompanying this Ballot. Please review the Proxy Statement and Plan carefully before you vote. Unless otherwise defined, capitalized terms used herein and in the Ballot have the meanings ascribed to them in the Plan.

      This Ballot does not constitute and shall not be deemed to constitute (a) a proof of claim or interest or (b) an admission by the Company of the nature, validity, or amount of any claim or interest. This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan. Holders should not surrender certificates representing their Common Stock, and the Voting Agent will not accept delivery of any certificates surrendered with this Ballot. DO NOT SUBMIT COMMON STOCK WITH THIS BALLOT.

      To ensure your vote is counted, you must complete, sign and return this Ballot to the address set forth on the enclosed pre-addressed postage-paid envelope provided. Unsigned ballots will not be counted. Ballots (or the Master Ballot completed on your behalf by your Nominee) must be received by the Voting Agent who is Georgeson Shareholder Communications Inc., at the Voting Agent’s Address which is 17 State Street, 10th Floor, New York, New York 10004, by 9:00 a.m., New York City Time, on February 12, 2004. If you received a return envelope addressed to your Nominee, be sure to return your Ballot early enough for your vote to be processed and then forwarded and received by the Voting Agent by the Voting Deadline. If a Ballot is received after the Voting Deadline, it will not be counted. Except as otherwise provided herein, such delivery will be deemed made only when the original executed Ballot is actually received by the Voting Agent. In all cases, sufficient time should be allowed to assure timely delivery. Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. No Ballot should be sent to any transfer agent or financial advisor of the Company.

      To complete the Ballot properly, take the following steps:

(a) Make sure that the information required by Item 1 has been inserted. If you do not know the number of shares of Common Stock you hold, please contact your Nominee immediately.

(b) Cast your vote either to accept or reject the Plan by checking the proper box in Item 2. Ballots that are signed and returned, but not expressly voted for acceptance or rejection of the Plan, will not be counted. A Ballot accepting or rejecting the Plan may not be revoked after the Voting Deadline.

(c) Read Item 3 carefully.

(d) Sign and date your Ballot (unless your Ballot has already been signed or “prevalidated” by your Nominee).

(e) If you believe that you have received the wrong ballot, please contact the Voting Agent at (866) 257-5415 or your broker or Nominee immediately.

(f) If you are completing this Ballot on behalf of another person or entity, indicate your relationship with such person or entity and the capacity in which you are signing.

(g) Provide your name and mailing address (i) if different from the printed address that appears on the Ballot, or (ii) if no pre-printed address appears on the Ballot.

(h) Return your Ballot using the enclosed return envelope.